Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST MAJESTIC SILVER CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1041	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 1800 - 925 West Georgia Street

Vancouver, British Columbia V6C 3L2, Canada

(604) 688-3033

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-668

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Daniel M. Miller Anthony Epps Dorsey & Whitney LLP Suite 855 - 1095 West Pender Street, Vancouver, British Columbia V6E 2M6, Canada (604) 630-5199	James Beeby Lisa Stewart Bennett Jones LLP Suite 2500 - 666 Burrard Street, Vancouver, British Columbia V6C 2X8, Canada (604) 891-5326	David Soares Chief Financial Officer First Majestic Silver Corp. Suite 1800- 925 West Georgia Street Vancouver, British Columbia V6C 3L2, Canada (604) 688-3033	Dale Andres Chief Executive Officer and Director Gatos Silver, Inc. Suite 910- 925 West Georgia Street, Vancouver, British Columbia V6C, 3L2, Canada (604) 424-0984	Gregory Pryor David Johansen White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon the completion of the transaction described in the enclosed prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER 11, 2024

PROXY STATEMENT OF GATOS SILVER, INC.	PROSPECTUS OF FIRST MAJESTIC SILVER CORP.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Gatos Silver, Inc.:

We are pleased to inform you that on September 5, 2024, Gatos Silver, Inc. (which we refer to as “Gatos”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with First Majestic Silver Corp. (which we refer to as “First Majestic”) and Ocelot Transaction Corporation, a wholly-owned subsidiary of First Majestic (which we refer to as “merger sub”) that provides for the acquisition of Gatos by First Majestic. On the terms and subject to the conditions set forth in the merger agreement, merger sub will merge with and into Gatos (which we refer to as the “merger” or the “transaction”), with Gatos surviving the merger as a direct, wholly-owned subsidiary of First Majestic.

The merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Gatos and First Majestic and specified in the Certificate of Merger (which we refer to as the “effective time”). If the merger is completed, you will have the right to receive in exchange for each share of common stock of Gatos (which we refer to as “Gatos common stock”) that you own immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) 2.55 First Majestic common shares (which we refer to as the “First Majestic common shares”) (which number we refer to as the “exchange ratio”), with any fractional shares to be paid in cash, without interest (which we refer to collectively as the “merger consideration”).

The exchange ratio is fixed and will not be adjusted to reflect changes in the prices of Gatos common stock or First Majestic common shares prior to the effective time. We expect the First Majestic common shares issued in connection with the transaction will be listed on the New York Stock Exchange (which we refer to as “NYSE”) and the Toronto Stock Exchange (which we refer to as the “TSX”). Based on the number of shares of Gatos common stock and First Majestic common shares outstanding on September 4, 2024, upon completion of the transaction, we expect that former holders of Gatos common stock (who we collectively refer to as “Gatos stockholders”) will own approximately 38% of the outstanding First Majestic common shares immediately after the merger and persons who were First Majestic shareholders immediately prior to the merger will own approximately 62% of the outstanding First Majestic common shares immediately after the merger. First Majestic common shares are traded on the NYSE and on the TSX under the symbol “AG.” Gatos common stock is traded on the NYSE and on the TSX under the symbol “GATO.” We encourage you to obtain current quotes for the Gatos common stock and First Majestic common shares.

Because the exchange ratio is fixed, the market value of the merger consideration to Gatos stockholders will fluctuate with the market price of the First Majestic common shares and will not be known at the time that Gatos stockholders vote on the transaction. Based on the closing price of First Majestic common shares of $5.29 on the NYSE on September 4, 2024, the last full trading day prior to the date on which the parties entered into the merger agreement, the implied value of the merger consideration to Gatos stockholders was approximately $13.49 per share of Gatos common stock. On [    ], 2024, the latest practicable trading day before the date of this proxy statement/prospectus, the closing price of First Majestic common shares on the NYSE was $[    ] per share, resulting in an implied value of the merger consideration to Gatos stockholders of $[    ] per share of Gatos common stock.

At the special meeting of Gatos’ stockholders to be held on [    ], 2024 (which we refer to as the “Gatos special meeting”), Gatos stockholders will be asked to consider and vote on (1) a proposal to adopt the merger agreement (which we refer to as the “Gatos merger proposal”) and (2) a proposal to approve the adjournment of the Gatos special meeting from time to time to solicit additional proxies in favor of the Gatos merger proposal, if there are insufficient votes at the time of such adjournment to approve the Gatos merger proposal, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Gatos stockholders or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (which we refer to as the “Gatos adjournment proposal” and, together with the “Gatos merger proposal”, the “Gatos proposals”).

The board of directors of Gatos (which we refer to as the “Gatos board”) formed a special committee of the Gatos board (which we refer to as the “Gatos Special Committee”) comprised of directors who were not and are not affiliated with Gatos’ largest stockholder, Electrum Silver US LLC, and its affiliates and who were not and are not members of management. The Gatos Special Committee had full authority to review, consider and negotiate any potential transaction, determine whether a potential transaction was in the best interests of Gatos and its stockholders and report such recommendation to the Gatos board of directors. The Gatos Special Committee, with the assistance of its own independent legal advisor and financial advisor, considered, evaluated and negotiated the merger agreement and ultimately recommended, that the Gatos board approve and adopt the merger agreement.

The Gatos board (acting upon the recommendation of the Gatos Special Committee) has determined, after considering the reasons that are described in this proxy statement/prospectus, that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Gatos and its stockholders and unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Gatos board unanimously recommends that Gatos stockholders vote “FOR” the Gatos merger proposal and “FOR” the adjournment proposal.

We cannot complete the transaction unless the Gatos merger proposal is approved by Gatos stockholders. Your vote on these matters is very important, regardless of the number of stock you own.

Registered stockholders are requested to complete and return the enclosed proxy form to ensure that your shares of Gatos common stock are voted at the Gatos special meeting, whether or not you, as a stockholder, are personally able to attend the meeting. Please complete the accompanying proxy card and return it in the enclosed postage paid envelope or call the toll free telephone number or use the internet as described in the instructions included with your proxy card in order to authorize the individuals named on your proxy card or vote your shares at the Gatos special meeting. Non-registered (beneficial) stockholders who receive these materials through their broker or other intermediary should complete and send the proxy form or voting instruction form in accordance with the instructions provided by their broker or intermediary. Further details on how to vote can be found under the section entitled “Voting by Proxy or in Person (Including Virtually),” on page [●].

Stockholders may contact Kingsdale Advisors, Gatos’ proxy solicitor by telephone at 1-855-476-7868 (toll-free in North America) or 1-646-491-9096 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com.

This proxy statement/prospectus provides you with important information about the Gatos special meeting, the transaction and the Gatos proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” section on page 41 for a discussion of risks relevant to the transaction.

We look forward to the successful completion of the transaction.

As noted above, the Gatos board unanimously recommends that Gatos stockholders vote “FOR” the Gatos merger proposal and “FOR” the adjournment proposal.

Sincerely,

/s/ Janice Stairs
Janice Stairs
Chair of the Board of Directors
Gatos Silver, Inc.

Neither the U.S. Securities and Exchange Commission nor any U.S. state or Canadian provincial or territorial securities commission has approved or disapproved of the securities to be issued in connection with the transaction or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is [    ], 2024, and it is first being mailed to Gatos stockholders on or about [    ], 2024.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	71
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	74
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	75
THE GATOS SPECIAL MEETING	87
THE GATOS MERGER	94
Transaction Structure	94
Merger Consideration	94
Background of the Transaction	95
Recommendations of the Gatos Special Committee and Gatos Board and their Reasons for the Merger	109
First Majestic’s Reasons for the Transaction	116
Opinion of the Financial Advisor to Gatos - Opinion of BofA Securities, Inc.	119
Opinion of GenCap, Financial Advisor to the Gatos Special Committee of the Gatos Board	129
Summary of Certain Unaudited Gatos Financial Projections	136
Board of Directors and Management after the Merger	140
Listing of First Majestic Common Shares	140
Delisting and Deregistration of Gatos Common Stock	140
Interests of Gatos’ Directors and Executive Officers in the Transaction	140
Treatment of Gatos Equity Awards	141
Accounting Treatment of the Transaction	142
Regulatory Approval Required for the Transaction	143
First Majestic Shareholder Approval	144
No Appraisal Rights	144
Fees, Costs and Expenses	144
Restrictions on Resales of First Majestic Common Shares Received in the Transaction	144
Exchange of Shares in the Merger	145
Dividend Policy	145
Material U.S. Federal Income Tax Consequences	146
SCOPE OF THIS DISCLOSURE	147
Certain U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders	154
Certain Canadian Federal Income Tax Consequences	155
INFORMATION ABOUT THE COMPANIES	162
First Majestic Silver Corp.	162
Ocelot Transaction Corporation	162
Gatos Silver, Inc.	163
Information Concerning the Combined Entity	163
THE GATOS MERGER PROPOSAL	164
THE GATOS ADJOURNMENT PROPOSAL	165
THE MERGER AGREEMENT	166
Explanatory Note Regarding the Merger Agreement	166
Structure and Effects of the Merger; Governance	166
Closing and Effectiveness of the Merger	167
Effect of the Merger on Gatos Common Stock; Merger Consideration	167
Treatment of Gatos’ Equity Awards	167
Fractional Shares	168
Payment for Gatos Common Stock	169
Withholding Rights	170
Representations and Warranties	170
Conduct of Business Pending the Merger	173
Agreement Not to Solicit Other Offers	176
Change of Recommendation	178
Preparation of the Form F-4, the Proxy Statement/Prospectus and First Majestic Circular; Gatos Stockholder Meeting and First Majestic Shareholder Meeting	180
Reasonable Best Efforts	182

ADDITIONAL INFORMATION

Gatos files annual, quarterly and other reports, proxy statements and other information with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). First Majestic files or furnishes annual reports, reports on Form 6-K and other information with the SEC. As First Majestic is a “foreign private issuer,” under the rules adopted under the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the “U.S. Exchange Act”), it is exempt from certain of the requirements of the U.S. Exchange Act, including the proxy and information provisions of Section 14 of the U.S. Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the U.S. Exchange Act.

This proxy statement/prospectus incorporates by reference important business and financial information about Gatos and First Majestic from documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information,” on page [ ].

You can obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, from the SEC’s website at www.sec.gov. You may also obtain copies of documents filed by Gatos and First Majestic on the System for Electronic Document Analysis and Retrieval (which we refer to as “SEDAR+”), the Canadian equivalent of the SEC’s system, at www.sedarplus.ca.

You may also obtain copies of documents filed with the SEC from Gatos at https:// investor.gatossilver.com/financials/sec-filings/, and from First Majestic at https://firstmajestic.com/investors.

We are not incorporating the contents of the websites of the SEC, Gatos, First Majestic or any other entity or any other website into this proxy statement/prospectus.

We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

You can also request copies of such documents incorporated by reference into this proxy statement/prospectus (excluding all exhibits, unless an exhibit has specifically been incorporated by reference into this proxy statement/prospectus), without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Gatos Silver, Inc. Suite 910 - 925 West Georgia Street Vancouver, British Columbia, V6C 3L2, Canada Attention: Corporate Secretary Telephone: (604) 841-7937	First Majestic Silver Corp. Suite 1800 - 925 West Georgia Street Vancouver, British Columbia V6C 3L2, Canada Attention: General Counsel & Corporate Secretary Telephone: (604) 688-3033

In addition, if you have questions about the transaction or the Gatos special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Kingsdale Advisors, Gatos’ proxy solicitor, at the following telephone numbers and email address below:

Questions? Need Help Voting?

Stockholders May Contact Kingsdale Advisors

By Telephone At

1-855-476-7868 (Toll-Free in North America)

Or 1-646-491-9096 (Text and Call Enabled Outside North America)

Or By Email At contactus@kingsdaleadvisors.com

You will not be charged for any of the documents that you request. If you would like to request documents, please do so by [ ], 2024 (which is five business days before the date of the Gatos special meeting) in order to receive them before the Gatos special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 (File No. 333- [ ]) filed with the SEC by First Majestic, constitutes a prospectus of First Majestic under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “U.S. Securities Act”), with respect to the First Majestic common shares to be issued to Gatos stockholders pursuant to the merger agreement, as it may be amended from time to time.

This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement of Gatos under Section 14(a) of the U.S. Exchange Act, with respect to the Gatos special meeting, at which Gatos stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the merger agreement.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [ ], 2024. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Gatos stockholders nor the issuance by First Majestic of First Majestic common shares under the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning First Majestic and merger sub contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by First Majestic, and information concerning Gatos contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by Gatos.

Unless otherwise specified, currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

First Majestic intends to mail to First Majestic shareholders a management information circular relating to the special meeting of First Majestic’s shareholders to be held for the purpose of obtaining the approval of a majority of the votes cast by the holders of outstanding First Majestic common shares represented in person or by proxy and entitled to vote on such matter in favor of the issuance of First Majestic common shares in connection with the merger. A copy of such management information circular will be made available on the First Majestic website (https://firstmajestic.com/Investors/index) and filed on SEDAR+ (www.sedarplus.ca). The web address of First Majestic has been included as an inactive textual reference only. The First Majestic management information circular and website are not incorporated by reference into, and do not form a part of, this proxy statement/prospectus.

NOTICE OF SPECIAL MEETING OF GATOS STOCKHOLDERS TO BE HELD ON [ ], 2024

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Gatos Silver, Inc.:

Notice is hereby given that Gatos Silver, Inc. (which we refer to as “Gatos”) will hold a special meeting of its stockholders (which we refer to as the “Gatos special meeting”) in a virtual only meeting format, via live webcast on [    ], beginning at [    ] [a.m./p.m.], Eastern Time.

The Gatos special meeting will be held in a virtual only meeting format, via live webcast that will provide stockholders with the ability to participate in the Gatos special meeting, vote their shares and ask questions, there will not be a physical meeting location. You will be able to attend the Gatos special meeting online, submit questions and vote your shares electronically at the meeting by visiting proxypush.com/GATO (which we refer to as the “special meeting website”).

The Gatos special meeting will be held for the following purposes:

•

to consider and vote on a proposal (which we refer to as the “Gatos merger proposal”) to adopt the Agreement and Plan of Merger, dated as of September 5, 2024 (which, as it may be amended from time to time, we refer to as the “merger agreement”), by and among First Majestic Silver Corp. (which we refer to as “First Majestic”), Ocelot Transaction Corporation, a Delaware corporation and wholly-owned subsidiary of First Majestic (which we refer to as “merger sub”) and Gatos; and

•

to approve the adjournment of the Gatos special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Gatos merger proposal if there are insufficient votes at the time of such adjournment to approve the Gatos merger proposal (which we refer to as the “Gatos adjournment proposal”).

Gatos will transact no other business at the Gatos special meeting, except such business as may properly be brought before the Gatos special meeting or any adjournment or postponement thereof by or at the direction of the Gatos board of directors (which we refer to as the “Gatos board”). The accompanying proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.

Gatos stockholders of record at the close of business on [   ], 2024 (which we refer to as the “record date”) will be entitled to notice of and to vote at the Gatos special meeting or any adjournment or postponement of the Gatos special meeting.

The Gatos board formed a special committee of the Gatos board (which we refer to as the “Gatos Special Committee”) comprised of directors who were not and are not affiliated with Gatos’ largest stockholder, Electrum Silver US LLC, and its affiliates, and who were not and are not members of management. The Gatos Special Committee had full authority to review, consider and negotiate any potential transaction, determine whether a potential transaction was in the best interests of Gatos and its stockholders and report its recommendation to the Gatos board. The Gatos Special Committee, with the assistance of its legal advisor and independent financial advisor, considered, evaluated and negotiated the merger agreement and ultimately recommended, that the Gatos board approve and adopt the merger agreement.

The Gatos board (acting upon the recommendation of the Gatos Special Committee) has unanimously determined that the merger agreement and the transactions contemplated thereby (which we refer to as the “merger” or the “transaction”) were advisable and approved the merger agreement and the transaction. The Gatos board directed that the merger agreement be submitted to the Gatos stockholders for adoption at a meeting of such stockholders and unanimously recommends that Gatos stockholders vote “FOR” the Gatos merger proposal and “FOR” the Gatos adjournment proposal.

Your vote is very important, regardless of the number of shares of Gatos common stock that you own. The parties cannot complete the transactions contemplated by the merger agreement, including the transaction, without approval of the Gatos merger proposal. The approval of the Gatos merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Gatos common stock.

Stockholders owning an aggregate of approximately 32% of Gatos’ common stock entitled to vote at the Gatos special meeting have agreed with First Majestic to vote in favor of the merger at the Gatos special meeting, including if it is adjourned to a later date. These stockholders have also agreed with First Majestic to vote their shares against alternative transaction proposals and not to sell or transfer their shares until the Gatos special meeting. The voting and support agreements will terminate if the merger agreement terminates. The stockholders who have entered into these voting and support agreements include Electrum Silver US LLC and certain of its affiliates, and each director and certain senior executive officers of Gatos (we refer to these persons collectively as the “supporting stockholders”).

Whether or not you plan to attend the Gatos special meeting via the special meeting website, Gatos urges you to please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope, which requires no postage if mailed in the United States, or to submit your votes electronically by calling the toll-free telephone number or using the internet as described in the instructions included with the accompanying proxy card, so that your shares may be represented and voted at the Gatos special meeting. If you hold your shares through a bank, broker or other nominee in “street name” (instead of as a registered holder), please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of Gatos stockholders entitled to vote at the Gatos special meeting will be available at our headquarters for examination by any Gatos stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the Gatos special meeting. If you would like to examine the list of Gatos stockholders of record, please contact Gatos’ Corporate Secretary at (604) 841-7937 to schedule an appointment or request access.

If you choose to virtually attend the Gatos special meeting and/or vote your shares of Gatos common stock during the Gatos special meeting, you will need the control number located on your proxy card. If you hold your shares in “street name”, you must obtain a legal proxy in order to virtually attend the Gatos special meeting and vote your shares during the Gatos special meeting.

The proxy statement/prospectus of which this notice is a part provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Gatos special meeting. We urge you to carefully read this proxy statement/prospectus (including the annexes hereto) and any documents incorporated by reference herein in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” beginning on page [ ].

If you have any questions about the transaction, please contact Gatos at (604) 841-7937 or write to Gatos Silver, Inc., Suite 910 - 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, Canada, Attention: Corporate Secretary.

Stockholders may contact Kingsdale Advisors, Gatos’ proxy solicitor by telephone at 1-855-476-7868 (toll-free in North America) or 1-646-491-9096 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com.

By Order of the Board of Directors,

/s/ Janice Stairs
Janice Stairs
Chair of the Board of Directors
Gatos Silver, Inc.
Vancouver, Canada

Dated: [   ], 2024

FREQUENTLY USED TERMS

Certain terms that are defined in and frequently used throughout this proxy statement/prospectus may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this proxy statement/prospectus:

•	“BofA Securities” means BofA Securities, Inc.

•	“Canadian Tax Act” means the Income Tax Act (Canada).

•	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

•	“COFECE” means the Antitrust Division of the Mexican Federal Economic Competition Commission.

•

“competing proposal” means with respect to a party, other than a party to the merger agreement or its affiliates, whether or not in writing, any inquiry, proposal or offer from, or public expression of intention by, any person or “group” (as defined in the Section 13(d) of the U.S. Exchange Act and the rules promulgated thereunder) of persons relating to (i) any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions of (A) twenty percent (20%) or more of the consolidated assets of such party and its subsidiaries taken as a whole (based on the most recent consolidated financial statements of such party filed with the SEC or SEDAR+, as the case may be), or (B) twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of such party or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more subsidiaries of such party whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of such party and its subsidiaries taken as a whole (based on the most recent consolidated financial statements of such party filed with the SEC or SEDAR+, as the case may be), (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such person or group owning twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of such party or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more subsidiaries of such party whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of such party and its subsidiaries taken as a whole (based on the most recent consolidated financial statements of such party filed with the SEC or SEDAR+, as the case may be), or (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of such party or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more subsidiaries of such party whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of such party and its subsidiaries taken as a whole (based on the most recent consolidated financial statements of such party filed with the SEC or SEDAR+, as the case may be).

•	“CRA” means the Canada Revenue Agency.

•	“D&O stockholders” means each director and certain senior executive officers of Gatos (solely in their capacities as stockholders of Gatos).

•	“D&O support agreements” means the voting and support agreements entered into among First Majestic, merger sub and each of the D&O stockholders on September 5, 2024.

•

“D&O Support Agreement Termination Event” means the earliest to occur of (1) the effective time, (2) the termination of the merger agreement and (3) the termination of the D&O support agreements, as applicable, by mutual written consent of the parties thereto.

•	“DGCL” means the General Corporation Law of the State of Delaware.

•	“Dowa” means Dowa Metals and Mining Co., Ltd.

•

“effective time” means such time as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Gatos and First Majestic and specified in the certificate of merger.

•	“Electrum” or “Electrum supporting stockholders” means Electrum Silver US LLC and Electrum Silver US II LLC.

•	“Electrum support agreement” means the voting and support agreement entered into among First Majestic, merger sub and the Electrum supporting stockholders on September 5, 2024.

•	“exchange ratio” means 2.55 First Majestic common shares for each share of Gatos common stock.

•	“First Majestic” means First Majestic Silver Corp.

•	“First Majestic board” means the board of directors of First Majestic.

•

“First Majestic board recommendation” means the recommendation of the First Majestic board to the First Majestic shareholders to approve the First Majestic share issuance in connection with the merger.

•	“First Majestic common shares” means the authorized capital of First Majestic consisting of an unlimited number of common shares without par value.

•	“FLI” means forward looking statements within the meaning of Section 27A of the U.S. Securities Act and Section 21E of the U.S. Exchange Act.

•	“Gatos” means Gatos Silver, Inc.

•

“Gatos adjournment proposal” means a proposal to approve the adjournment of the Gatos special meeting from time to time to solicit additional proxies in favor of the Gatos merger proposal, if there are insufficient votes at the time of such adjournment to approve the Gatos merger proposal, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Gatos stockholders or if otherwise determined by the chairperson of the meeting to be necessary or appropriate.

•	“Gatos board” means the board of directors of Gatos.

•	“Gatos board recommendation” means the recommendation of the Gatos board to the Gatos stockholders to adopt the merger agreement.

•	“Gatos common stock” means the outstanding shares of common stock, par value $0.001 per share, of Gatos.

•	“Gatos DSU” means a notional instrument entitling non-employee directors to receive a certain number of shares of Gatos common stock, granted under the Gatos LTIP.

•	“Gatos LTIP” means the 2023 Gatos Amended and Restated Long Term Incentive Plan.

•	“Gatos merger proposal” means a proposal to adopt the merger agreement to be considered and voted on by Gatos stockholders at the Gatos special meeting.

•	“Gatos option” means an outstanding and unexercised (whether vested or unvested) option to purchase shares of Gatos common stock, granted under the Gatos LTIP.

•	“Gatos PSU” means a performance-vesting restricted stock unit covering shares of Gatos common stock, granted under the Gatos LTIP.

•	“Gatos RSU” means a time-vesting restricted stock unit covering shares of Gatos common stock, granted under the Gatos LTIP.

•	“Gatos stockholders” means holders of Gatos common stock.

•

“Gatos Special Committee” means a special committee of the Gatos board comprised of directors who were not and are not affiliated with Gatos’ largest stockholder, Electrum and its affiliates, and who were not and are not members of management, with full authority to review, consider and negotiate any potential transaction, determine whether a potential transaction was in the best interest of Gatos and its stockholders and report such recommendation to the Gatos board.

•	“Gatos special meeting” means the special meeting of Gatos’ stockholders to be held on [●], 2024.

•	“GenCap” means GenCap Mining Advisory Ltd.

•	“IFRS” means the International Financial Reporting Standards as established by the International Accounting Standards Board.

•	“interim period” means the time period between the date of the merger agreement and the earlier of the effective time and termination of the merger agreement.

•	“LGD” means the Los Gatos district, located in Chihuahua, Mexico.

•	“LGJV” means the Los Gatos Joint Venture.

•	“merger agreement” means the Agreement and Plan of Merger entered into by Gatos, First Majestic and merger sub on September 5, 2024, as may be amended from time to time.

•

“merger consideration” means the right to receive in exchange for each share of Gatos common stock that Gatos stockholders own immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) 2.55 First Majestic common shares with any fractional shares to be paid in cash, without interest.

•	“merger sub” means Ocelot Transaction Corporation, a Delaware corporation and wholly-owned subsidiary of First Majestic.

•	“Mexico’s antitrust law” means Mexico’s Federal Economic Competition Law (Ley Federal de Competencia Económica).

•	“NGO” means a non-governmental organization.

•	“NYSE” means the New York Stock Exchange.

•	“record date” means [●], 2024.

•	“RFI” means a request for information from COFECE.

•	“SEC” means the U.S. Securities and Exchange Commission.

•

“superior proposal” means any bona fide, written competing proposal (with references to 20% being deemed to be replaced with references to 50%) not solicited in breach of the non-solicitation obligations set forth in the merger agreement, which such party’s board of directors or, in the case of Gatos, the Gatos Special Committee determines in good faith after consultation with outside legal and financial advisors to be (i) more favorable from a financial point of view to their respective shareholders than the merger, taking into account all relevant factors (including any adjustment to the terms and conditions proposed by the other party in response to such proposal) and (ii) reasonably capable of being completed as proposed on a timely basis, in the case of each of clauses (i) and (ii), taking into account the certainty and timing of closing, financing arrangements, the identity of the party making the proposal and such other legal, financial, regulatory and other aspects of such proposal as such party’s board of directors or, in the case of Gatos, the Gatos Special Committee deems in good faith relevant.

•	“special meeting website” means proxypush.com/GATO

•	“support agreements” means, collectively, the Electrum support agreement and the D&O support agreements.

•	“supporting stockholders” means, collectively, the Electrum supporting stockholders and the D&O stockholders.

•	“TSF” means tailings storage facilities.

•	“TSR” means total shareholder return.

•	“TSX” means the Toronto Stock Exchange.

•	“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as may be amended from time to time.

•	“U.S. GAAP” means generally accepted accounting principles in the U.S.

•	“U.S. Securities Act” means the U.S. Securities Act of 1933, as may be amended from time to time.

•	“VAT” means value added taxes.

•	“VWAP” means volume weighted average price.

IMPORTANT INFORMATION ABOUT U.S. GAAP AND IFRS

First Majestic’s audited financial statements incorporated by reference in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Unless otherwise indicated, all First Majestic financial information included and incorporated by reference in this proxy statement/prospectus is determined using IFRS, which differs from U.S. GAAP (as defined below) and therefore may not be comparable in all material respects to financial information prepared in accordance with U.S. GAAP. Presentation of financial information in accordance with IFRS requires First Majestic’s management to make various estimates and assumptions which may impact the values shown in Unaudited Pro Forma Condensed Combined Financial Information. The actual values may differ from such assumptions.

Gatos’ historical financial statements incorporated by reference in this proxy statement/prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

For more information see the risk factor entitled “The combined company will prepare its financial statements in accordance with IFRS, as opposed to U.S. GAAP, which could affect reported financial results.”

CURRENCY AND EXCHANGE RATE INFORMATION

First Majestic and Gatos each use the U.S. dollar as its presentation currency. This proxy statement/prospectus contains references to both U.S. dollars and Canadian dollars. All dollar amounts (i.e. “$”), unless otherwise indicated, are expressed in U.S. dollars and Canadian dollars are referred to as “C$”. On October 10, 2024, the daily rate of exchange for one Canadian dollar as expressed in United States dollars, as reported by the Bank of Canada, was C$1.00 - $0.7271.

CAUTIONARY NOTES TO U.S. INVESTORS CONCERING MINERAL RESERVE AND RESOURCE ESTIMATES

First Majestic’s Reserves and Resources

First Majestic is subject to the reporting requirements of the U.S. Exchange Act, but is not subject to the reporting requirements thereunder applicable to domestic United States companies. Information concerning First Majestic’s mineral properties has been prepared in accordance with the requirements of Canadian securities laws, specifically NI 43-101 (as defined and described below), which differ in material respects from the requirements of the SEC applicable to domestic United States issuers, specifically S-K 1300 (as defined and described below). Accordingly, the disclosure in this proxy statement/prospectus regarding First Majestic’s mineral properties is not comparable to the disclosure of United States issuers subject to the SEC’s mining disclosure requirements.

Gatos’ Mineral Reserves and Resources

Gatos is subject to the reporting requirements of the U.S. Exchange Act and applicable Canadian securities laws, and as a result, Gatos has separately reported its mineral reserves and mineral resources according to the standards applicable to those requirements. U.S. reporting requirements are governed by subpart 1300 of Regulation S-K (“S-K 1300”), as issued by the SEC. Canadian reporting requirements are governed by National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”), as adopted from the definitions provided by the Canadian Institute of Mining, Metallurgy and Petroleum. Both sets of reporting standards have similar goals in terms of conveying an appropriate level of consistency and confidence in the disclosures being reported, but the standards embody slightly different approaches and definitions. All disclosure of mineral resources and mineral reserves incorporated by reference in this prospectus/proxy statement is reported in accordance with S-K 1300. See “Item 1A. Risk Factors – Risks Related to Our Operations – Mineral reserve and mineral resource calculations at the Cerro Los Gatos Mine (“CLG”) and at other deposits in the Los Gatos district (“LGD”) are only estimates and actual production results and future estimates may vary significantly from the current estimates” in Gatos’ Annual Report on Form 10-K, as amended by Amendment No. 1, for the year ended December 31, 2023.

The estimation of measured and indicated resources involve greater uncertainty as to their economic feasibility than the estimation of proven and probable reserves, and therefore investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves reported pursuant to S-K 1300. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources, and, therefore, investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically. Definitions of technical terms are included, and can be referred to, in Gatos’ Annual Report on Form 10-K, as amended by Amendment No.1, for the year ended December 31, 2023.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE GATOS SPECIAL MEETING

The following are brief answers to certain questions that you, as a Gatos stockholder, may have regarding the transaction and the other matters being considered at the Gatos special meeting. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Please refer to the section entitled “Summary” on page [●] for a summary of important information regarding the merger agreement and the transactions contemplated thereby. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. You may obtain the information incorporated by reference in this proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find Additional Information,” on page [●].

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because Gatos has agreed to be acquired by First Majestic through a merger of merger sub with and into Gatos, with Gatos surviving as a wholly owned subsidiary of First Majestic. The merger agreement, which governs the terms and conditions of the transaction, is attached to this proxy statement/prospectus as Annex A.

Gatos is sending these materials to Gatos stockholders to help them decide how to vote their shares of Gatos common stock with respect to the adoption of the merger agreement, among other important matters.

Q:	What matters am I being asked to vote on?

A:

In order to complete the transaction, among other things, Gatos stockholders must approve the proposal to adopt the merger agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

Gatos is holding the Gatos special meeting to obtain approval of the Gatos merger proposal. At the Gatos special meeting, Gatos stockholders will also be asked to consider and vote on a proposal to approve the adjournment of the Gatos special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Gatos merger proposal if there are insufficient votes at the time of such adjournment to approve the Gatos merger proposal, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Gatos stockholders or if otherwise determined by the chairperson of the meeting to be necessary or appropriate.

Your vote is very important, regardless of the number of shares that you own. The approval of the Gatos merger proposal is a condition to the obligations of the parties to complete the transaction. The approval of the Gatos adjournment proposal is not a condition to the obligations of the parties to complete the transaction.

Q:	When and where will the Gatos special meeting take place?

A:

The Gatos special meeting will be held virtually in a virtual-only meeting format, via live webcast on     , beginning at      [a.m./p.m.], Eastern Time. The Gatos special meeting will be held solely via live webcast and there will not be a physical meeting location. Gatos stockholders will be able to attend the Gatos special meeting online, vote their shares and ask questions electronically during the meeting by visiting [proxypush.com/GATO]. If you choose to attend the Gatos special meeting and vote your shares during the Gatos special meeting, you will need the control number located on your proxy card as described in the section entitled “The Gatos special meeting— Date, Time and Place of the Gatos special meeting” on page [●].

Even if you plan to attend the Gatos special meeting, Gatos recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Gatos special meeting.

If you hold your shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your shares of Gatos common stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the Gatos proposals; see the section entitled “The Gatos special meeting—Quorum; Abstentions and Broker Non-Votes,” on page [●].

If you wish to attend the special meeting to personally vote your shares held in “street name” via the special meeting website, you will need to obtain a proxy from the holder of record (i.e., your bank, broker or other nominee); a proxy is not the form of proxy card enclosed with this proxy statement. Please follow the instructions from your bank, broker or other nominee included with these proxy materials, or contact that organization to request a proxy form.

Q:	Can I ask questions at the Gatos special meeting?

A:

Our virtual meeting will allow stockholders to submit questions before and during the meeting by following the instructions provided in the webcast. During a designated question-and-answer period at the end of the Gatos special meeting, we will respond to appropriate questions pertinent to the Gatos special meeting, submitted by stockholders. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more stockholders will have an opportunity to ask questions.

Q:	Does my vote matter?

A:

Yes, your vote is very important, regardless of the number of shares that you own. The transaction cannot be completed unless, among other things, the Gatos merger proposal is approved by Gatos stockholders.

A failure to return or submit your proxy or to vote at the Gatos special meeting (including failing to provide instructions to your bank, broker or other nominee, if you hold in “street name” through such bank, broker or other nominee) as provided in this proxy statement/prospectus will have the same effect as a vote “AGAINST” the Gatos merger proposal.

Q:	What will Gatos stockholders receive for their Gatos common stock if the transaction is completed?

A:

Under the merger agreement, at the effective time, each share of common stock of Gatos, par value $0.001 per share, issued and outstanding immediately prior to the effective time of the merger (other than certain excluded shares as described in the merger agreement) will automatically be converted into the right to receive the “exchange ratio” of 2.55 validly issued, fully paid and non-assessable First Majestic common shares. Each holder of Gatos common stock will receive cash (without interest and less any applicable withholding taxes) in lieu of any fractional First Majestic common shares that such stockholder would otherwise receive as merger consideration in the transaction. Any cash amounts to be received by Gatos stockholders in lieu of any fractional First Majestic common shares will be rounded to the nearest cent.

The exchange ratio is fixed and will not be adjusted to reflect changes in the price of Gatos common stock or First Majestic common shares prior to the effective time. First Majestic common shares are listed on the NYSE and on the TSX under the symbol “AG”. Based on the number of shares of Gatos common stock issued and issuable pursuant to Gatos equity awards and on the First Majestic common shares outstanding on September 4, 2024, upon completion of the transaction, we expect that former Gatos stockholders will own approximately 38% of the outstanding First Majestic common shares and holders of First Majestic common shares immediately prior to the transaction will own approximately 62% of the outstanding common shares of First Majestic on a non-diluted basis immediately after the transaction. Gatos common stock is traded on the NYSE and on the TSX under the symbol “GATO.” We encourage you to obtain current quotes for the First Majestic common shares and the Gatos common stock.

Because First Majestic will issue a fixed number of First Majestic common shares in exchange for each share of Gatos common stock, the value of the merger consideration that Gatos stockholders will receive in the transaction will depend on the market price of First Majestic common shares at the effective time and will not be known at the time that Gatos stockholders vote on the transaction. The market price of First Majestic common shares that Gatos stockholders receive at the effective time could be greater than, less than or the same as the market price of First Majestic common shares on the date of this proxy statement/prospectus or at the time of the Gatos special meeting. Based on the closing price of First Majestic common shares of $5.29 on the NYSE on September 4, 2024, the last full trading day prior to the date on which the parties entered into the merger agreement, the implied value of the merger consideration to Gatos stockholders was approximately $13.49 per share of Gatos common stock. On [●], 2024, the latest practicable trading day before the date of mailing of this proxy statement/prospectus, the closing price of First Majestic common shares on the NYSE was $[●] per share, resulting in an implied value of the merger consideration to Gatos stockholders of $[●] per share of Gatos common stock.

For more information regarding the merger consideration to be received by Gatos stockholders if the transaction is completed, see the section entitled “The Merger Agreement—Merger Consideration” on page [●].

Q:	How does the Gatos board recommend that I vote at the Gatos special meeting?

A:	The Gatos board unanimously recommends that you vote “FOR” the Gatos merger proposal and “FOR” the Gatos adjournment proposal.

In considering the recommendations of the Gatos board, acting upon the recommendation of the Gatos Special Committee, Gatos stockholders should be aware that Gatos’ directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Gatos stockholders generally. These interests may include the treatment of outstanding Gatos equity awards under the merger agreement, including the potential acceleration of outstanding Gatos equity awards in connection with the transaction, the potential payment of severance benefits upon certain terminations of employment, rights to ongoing indemnification and insurance coverage, and that subject to First Majestic’s corporate governance standards and procedures, First Majestic will consider for appointment to the First Majestic board of directors (which we refer to as the “First Majestic board”), one individual mutually agreeable to Gatos and First Majestic.

For a more complete description of these interests, see the information provided in the section entitled “The Gatos Merger—Interests of Gatos’ Directors and Executive Officers in the Transaction” on page [●].

Q:	Have any of Gatos’ stockholders already agreed to approve the proposal to adopt the Merger Agreement?

A:

Yes, the supporting stockholders have entered into support agreements with First Majestic to, among other things, vote all Gatos common stock beneficially owned by such stockholders (i) in favor of the adoption of the merger agreement, (ii) in favor of any other proposal in respect of which the vote or written consent of such supporting stockholder could reasonably be expected to facilitate the approval of the merger, (iii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Gatos under the merger agreement or the supporting stockholder under the relevant Gatos support agreement, (iv) against any amendment to Gatos’ articles of incorporation or bylaws that would reasonably be expected to prohibit or impede the timely consummation of the merger and (v) against any change in a majority of the Gatos board. The supporting stockholders are collectively the beneficial owners of approximately 32% of the outstanding shares of Gatos common stock. For additional information, see the section entitled “The Voting Agreements” beginning on page [●].

Q:	If my Gatos stock is represented by physical stock certificates, should I send my stock certificates now?

A:

No. After the transaction is completed, you will receive a transmittal form from the exchange agent with instructions for the surrender of your Gatos stock certificates. Please do not send your stock certificates with your proxy card.

Q:	Who may vote at the Gatos special meeting?

A:

All holders of record of shares of Gatos common stock who held shares at the close of business on     , 2024, being the record date of the Gatos special meeting, are entitled to receive notice of, and to vote at, the Gatos special meeting. Each such holder of Gatos common stock is entitled to cast one vote on each matter properly brought before the Gatos special meeting for each share of Gatos common stock that such holder owned of record as of the record date. Attendance at the Gatos special meeting is not required to vote. See below and the section entitled “The Gatos special meeting—Voting by Proxy or in Person” on page [●] for instructions on how to vote your shares without attending the Gatos special meeting.

Q:	What is a proxy?

A:

A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of Gatos common stock is referred to as a “proxy card.”

Q:	How many votes does each share of Gatos common stock have?

A:

Each Gatos stockholder is entitled to one vote for each share of Gatos common stock held of record as of the record date. As of the record date, there were [    ] outstanding shares of Gatos common stock.

Q:	How many votes must be present to hold the Gatos special meeting?

A:

A quorum is the minimum number of shares required to be represented, either by the appearance of the stockholder in person (including virtually) or through representation by proxy, to hold a valid meeting.

Holders of a majority of the total voting power of the outstanding shares of Gatos common stock entitled to vote at the meeting will constitute a quorum.

If a quorum is not present, the Gatos special meeting may be adjourned or postponed until the holders of the number of shares of Gatos common stock required to constitute a quorum attend.

Q:	Where will the First Majestic common shares that I receive in the transaction be publicly traded?

A:

The First Majestic common shares are currently listed on the NYSE and on the TSX under the symbol “AG.” The conditional listing approval by the NYSE and the TSX of the First Majestic common shares to be issued to Gatos stockholders pursuant to the merger agreement is a condition to the closing of the merger. Listing of such First Majestic common shares is subject to First Majestic fulfilling all of the requirements of the NYSE and the TSX on or before the business day following the closing date. There can be no assurance that the First Majestic common shares will be accepted for listing on either the NYSE or the TSX.

Q:	What happens if the transaction is not completed?

A:

If the Gatos merger proposal is not approved by Gatos stockholders, or if the transaction is not completed for any other reason, Gatos stockholders will not receive the merger consideration or any other consideration in connection with the transaction, and their Gatos common stock will remain outstanding.

If the transaction is not completed, First Majestic and Gatos will each remain public companies independent of one another, the Gatos common stock will continue to be listed and traded on the NYSE and on the TSX under the symbol “GATO.”

If the merger agreement is terminated under certain specified circumstances, Gatos may be required to pay First Majestic a termination payment of $28.0 million or First Majestic may be required to pay Gatos a termination payment of $46.0 million. See the section entitled “The Merger Agreement—Termination of the Merger Agreement”, “The Merger Agreement—Effect of Termination” and “The Merger Agreement—Expenses and Termination Fee” on pages [●], [●] and [●], respectively, for a more detailed discussion of these termination payments.

Q:	What is a “broker non-vote”?

A:

Under the NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Both of the Gatos proposals are “non-routine” matters under NYSE rules.

A “broker non-vote” occurs on an item when (1) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (2) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. As a result, Gatos does not expect any broker non-votes at the Gatos special meeting and, if you hold your shares of Gatos common stock in “street name”, your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. The impact of broker non-votes and other non-votes on the Gatos proposals is discussed in the section entitled “The Gatos special meeting – Quorum; Abstentions and Broker Non-Votes” beginning on page [●].

Q:

What stockholder vote is required for the approval of each Gatos proposal at the Gatos special meeting? What will happen if I fail to vote or abstain from voting on each Gatos proposal at the Gatos special meeting?

A:

Proposal 1: Gatos merger proposal. Assuming a quorum is present at the Gatos special meeting, approval of the Gatos merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Gatos common stock entitled to vote on the Gatos merger proposal. Accordingly, a Gatos stockholder’s abstention from voting or the failure of any Gatos stockholder to vote (including the failure of a Gatos stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Gatos merger proposal) will have the same effect as a vote “AGAINST” the Gatos merger proposal.

Proposal 2: Gatos adjournment proposal. Assuming a quorum is present at the Gatos special meeting, approval of the Gatos adjournment proposal requires the affirmative vote of at least a majority of the votes cast on the Gatos adjournment proposal. If a quorum is not present, the Gatos adjournment proposal requires the approval of a majority in voting interest of the stockholders present or represented by proxy at the Gatos special meeting; provided that the chair of the Gatos special meeting may also adjourn such meeting in accordance with Gatos’ bylaws. Accordingly, whether or not a quorum is present, the failure to return or submit your proxy or to attend the Gatos special meeting will have no effect on the Gatos adjournment proposal. Assuming a quorum is present, the failure of any shares present or represented by proxy at the Gatos special meeting to vote “FOR” or “AGAINST” the Gatos adjournment proposal will have no effect on such proposal. However, assuming a quorum is not present, the failure of any shares present or represented by proxy at the Gatos special meeting to vote “FOR” the Gatos adjournment proposal will be treated as a vote “AGAINST” such proposal.

Q:	What other approvals are required for the transaction?

A:	As more fully described in this proxy statement/prospectus, antitrust approval in Mexico is required to complete the transaction.

Q:	What constitutes a quorum?

A:

The holders of a majority of the aggregate voting power of the Gatos capital stock issued and outstanding and entitled to vote at the Gatos special meeting, present in person (including virtually) or represented by proxy, shall constitute a quorum. All shares of Gatos common stock represented by a valid proxy (including proxies marked “abstain”) will be counted as present for purposes of establishing a quorum.

Q:	How can I vote my shares at the Gatos special meeting?

A:

Shares held directly in your name as the stockholder of record of Gatos may be voted during the Gatos special meeting via the special meeting website. If you choose to vote your shares during the virtual meeting, you will need the control number included on your proxy card in order to access the special meeting website and to vote as described in the section entitled “The Gatos special meeting—Voting by Proxy or in Person” on page [●].

If you hold your shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your shares of Gatos common stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the Gatos proposals; see the section entitled “The Gatos special meeting—Quorum; Abstentions and Broker Non-Votes,” on page [●].

If you wish to attend the special meeting to personally vote your shares held in “street name” via the special meeting website, you will need to obtain a proxy from the holder of record (i.e. your broker, bank or other nominee); a proxy is not the form of proxy card enclosed with this proxy statement. Please follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact that organization to request a proxy form.

Even if you plan to attend the Gatos special meeting, Gatos recommends that you vote your shares of Gatos common stock in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Gatos special meeting.

Additional information on attending the Gatos special meeting can be found under the section entitled “The Gatos special meeting” on page [●].

Q:	How can I vote my shares without attending the Gatos special meeting?

A:

Stockholders of record of Gatos may direct their vote by proxy without attending the Gatos special meeting. If you are a stockholder of record, you can vote by proxy over the internet, or by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee. Additional information on voting procedures can be found under the section entitled “The Gatos special meeting” on page [●].

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”

A:

If your shares of Gatos common stock are registered directly in your name with EQ by Equiniti, the transfer agent for Gatos, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote your shares directly at the Gatos special meeting. You may also grant a proxy for your vote directly to Gatos or to a third party to vote your shares at the Gatos special meeting.

If your shares of Gatos common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares and you must instruct the bank, broker or other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and by the internet.

Q:	If my shares of Gatos common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:

No. Your bank, broker or other nominee will only be permitted to vote your shares of Gatos common stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under NYSE rules, banks, brokers and other nominees who hold shares of Gatos common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include both of the Gatos proposals. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

Since there are no items on the agenda that your broker has discretionary authority to vote upon, your shares will not be counted as present at the Gatos special meeting for the purposes of determining a quorum if you fail to instruct your broker on how to vote on the Gatos proposals. Failure to instruct your bank, broker or other nominee on how to vote will have the same effect as a vote “AGAINST” the Gatos merger proposal. Assuming a quorum is present, the failure of any shares present or represented by proxy at the Gatos special meeting to vote “FOR” or “AGAINST” the Gatos adjournment proposal will have no effect on the Gatos adjournment proposal. However, assuming a quorum is not present, the failure of any shares present or represented by proxy at the Gatos special meeting to vote “FOR” the Gatos adjournment proposal will be treated as a vote “AGAINST” such proposal.

Q:	What should I do if I receive more than one set of voting materials for the Gatos special meeting?

A:

If you hold shares of Gatos common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Gatos common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Gatos special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or via the internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Gatos common stock held directly by you are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to make sure that you vote all of your shares held in “street name.”

Q:	If a stockholder gives a proxy, how are the shares of Gatos common stock voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Gatos common stock in the way that you indicate. For each item before the Gatos special meeting, you may specify whether your shares of Gatos common stock should be voted for or against, or should abstain from voting.

Q:	How will my shares of Gatos common stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy and do not indicate how you want your shares of Gatos common stock to be voted, then your shares of Gatos common stock will be voted in accordance with the recommendations of the Gatos board: “FOR” the Gatos merger proposal and “FOR” the Gatos adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Any Gatos stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the Gatos special meeting by doing any of the following:

•	by voting again by internet or telephone as instructed on your proxy card before the commencement of the Gatos special meeting;

•	by delivering a signed written notice of revocation to Gatos’ Corporate Secretary, provided such statement is received no later than the commencement of the Gatos special meeting;

•	by submitting a properly signed and dated proxy card with a later date that is received by Gatos no later than the close of business on the date of commencement of the Gatos special meeting; or

•	by voting at the Gatos special meeting via the special meeting website.

Execution or revocation of a proxy will not in any way affect your right to attend the Gatos special meeting and vote thereat. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Gatos Silver, Inc.

Suite 910 - 925 West Georgia Street

Vancouver, British Columbia, V6C 3L2, Canada

(604) 841-7937

Attention: Corporate Secretary

For more information, see the section entitled “The Gatos special meeting—Revocability of Proxies and Changes to a Gatos stockholder’s Vote” on page [●].

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the Gatos special meeting?

A:

The preliminary voting results for the Gatos special meeting are expected to be announced at the Gatos special meeting. In addition, within four business days following the special meeting, Gatos will file the final voting results of the Gatos special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Do Gatos stockholders have dissenters’ or appraisal rights?

A:

No. Because Gatos common stock is listed on the NYSE and the TSX as of the record date for the Gatos special meeting and Gatos stockholders are solely receiving First Majestic common shares, (and cash in lieu of fractional common shares) as merger consideration in exchange for their Gatos common stock, and, as a condition to closing the transaction, such First Majestic common shares must be approved for listing on the NYSE, subject to official notice of issuance, and conditionally approved or authorized for listing on the TSX (subject to only customary listing conditions), no appraisal rights are available under Section 262 of the DGCL with respect to the merger.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the Gatos merger proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” on page [●]. You also should read and carefully consider the risk factors with respect to Gatos and First Majestic that are contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What happens if I sell my shares of Gatos common stock after the record date but before the Gatos special meeting?

A:

The record date is earlier than the date of the Gatos special meeting. If you sell or otherwise transfer your shares of Gatos common stock after the record date but before the Gatos special meeting, you will, unless special arrangements are made, retain your right to vote at the Gatos special meeting.

Q:	Who is paying for the Gatos special meeting and this proxy solicitation?

A:

Gatos has engaged Kingsdale Advisors (which we refer to as “Kingsdale”) to assist in the solicitation of proxies for the Gatos special meeting. Gatos estimates that it will pay Kingsdale a fee of approximately $120,000, plus reimbursement for certain out-of-pocket fees and expenses. Gatos has agreed to indemnify Kingsdale against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Gatos also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Gatos common stock. Gatos’ directors, officers and employees and First Majestic’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	When is First Majestic’s acquisition of Gatos expected to be completed?

A:

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Transaction to Occur” on page [●], including approval of the Gatos merger proposal by Gatos stockholders, the transaction is expected to be completed in the first quarter of 2025. However, neither Gatos nor First Majestic can predict the actual date on which the transaction will be completed, or if the transaction will be completed at all, because completion of the transaction is subject to conditions and factors outside the control of both companies, including the receipt of certain required antitrust approvals. The merger agreement requires First Majestic’s acquisition of Gatos to be completed by the end date of April 30, 2025, except that such end date will automatically be extended to May 31, 2025, if the required approval or clearance pursuant to Mexico’s antitrust law has not been obtained by April 30, 2025 but all other conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied) or (to the extent permitted by law) waived.

Q:	What equity stake will Gatos stockholders hold in First Majestic immediately following the transaction?

A:

Based on the number of First Majestic common shares and shares of Gatos common stock outstanding on September 4, 2024, at the effective time, former Gatos stockholders are expected to own approximately 38% of the outstanding First Majestic common shares immediately following the completion of the transaction, and persons who were First Majestic shareholders immediately prior to the transaction are expected to own approximately 62% of the outstanding First Majestic common shares immediately following the completion of the transaction. The relative ownership interests of First Majestic shareholders and former Gatos stockholders in First Majestic immediately following the transaction will depend on the number of First Majestic common shares and shares of Gatos common stock issued and outstanding immediately prior to the transaction.

Q:	If I am a holder of Gatos common stock, how will I receive the merger consideration to which I am entitled?

A:

If you hold your shares of Gatos common stock in book-entry form, whether through The Depository Trust or otherwise, you will not be required to take any specific actions to exchange your shares for First Majestic common shares. Your shares of Gatos common stock will, at the effective time, be automatically exchanged for the First Majestic common shares and any cash in lieu of fractional First Majestic common shares to which you are entitled. If you instead hold your shares of Gatos common stock in certificated form, then, after receiving the proper and completed documentation from you following the completion of the transaction, Computershare Investor Services Inc. or a bank or trust company or similar institution selected by First Majestic with Gatos’ prior approval will deliver to you the First Majestic common shares and any cash in lieu of any fractional First Majestic common shares to which you are entitled as merger consideration. More information may be found in the sections entitled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—No Fractional Shares” on pages [●] and [●], respectively.

Q:	Will the First Majestic common shares to be issued to Gatos stockholders at the effective time be traded on an exchange?

A:

Yes. It is a condition to the completion of the transaction that the First Majestic common shares to be issued in connection with the merger be approved for listing on the NYSE and on the TSX, subject to customary listing conditions. First Majestic has applied to list the First Majestic common shares received by Gatos stockholders in the merger, on the NYSE and on the TSX, in each case under the symbol “AG”.

First Majestic common shares to be issued to Gatos stockholders in connection with the transaction will be freely transferable, except for First Majestic common shares issued to any stockholder deemed to be an “affiliate” of First Majestic for purposes of United States (which we refer to as the “U.S.”) federal securities law. First Majestic common shares to be issued to Gatos stockholders in connection with the transaction will not be legended and may be resold in Canada through registered dealers provided that (i) the trade is not a “control distribution” as defined in National Instrument 45-102—Resale of Securities of the Canadian Securities Administrators, (ii) no unusual effort is made to prepare the market or to create a demand for the First Majestic common shares, (iii) no extraordinary commission or consideration is paid to a person in respect of such sale, and (iv) if the selling security holder is an insider or officer of First Majestic, as the case may be, the selling security holder has no reasonable grounds to believe that First Majestic is in default of applicable Canadian securities laws. For more information, see the section entitled “The Gatos Merger—Restrictions on Resales of First Majestic Common Shares Received in the Transaction” on page [●].

Q:	What are the material U.S. federal income tax consequences of the transaction?

A:

Gatos and First Majestic intend that, for U.S. federal income tax purposes, the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The obligation of Gatos to complete the merger is conditioned upon the receipt of an opinion, dated, as of the closing date, from White & Case LLP (or other legal counsel selected by Gatos), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger qualifies for the Intended Tax Treatment. Assuming the merger qualifies for the Intended Tax Treatment and certain requirements under Section 367(a) of the Code and U.S. Treasury Regulations promulgated thereunder are satisfied, subject to the limitations and qualifications described in “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences,” U.S. Holders (as defined in the section entitled “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”) of Gatos common stock will not recognize gain or loss upon the exchange of their Gatos common stock for First Majestic common shares in the merger (other than in respect of cash, if any, received in lieu of fractional First Majestic common shares, as described in “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”). However, because First Majestic is not a U.S. corporation for U.S. federal income tax purposes, a 5% U.S. Holder (as defined below in the section entitled “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”) will be required to enter into a GRA (as defined below in the section entitled “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”) and certain other conditions must be met for such 5% U.S. Holder to benefit from the merger qualifying for the Intended Tax Treatment and not currently recognizing gain under Section 367(a) of the Code as a result of the merger, except with respect to cash, if any, received in lieu of fractional First Majestic common shares. Subject to certain exceptions, a Non-U.S. Holder (as defined below in the section entitled “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”) that exchanges its Gatos common stock for First Majestic common shares in the merger generally will be subject to the same rules applicable to U.S. Holders as discussed under “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences-Certain U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” (other than with respect to the discussion regarding Section 367(a) of the Code).

For a more detailed summary of the U.S. federal income tax consequences of the merger, see “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences” beginning on page [●]. You should consult your own tax advisors with respect to the specific consequences of the merger to you in light of your own personal circumstances.

Q:	What are the material Canadian federal income tax consequences of the transaction?

A:

A Canadian Resident Holder (as defined in the section entitled “The Gatos Merger — Certain Canadian Federal Income Tax Consequences,” on page [●]) who disposes of their Gatos common stock for First Majestic common shares (and any cash received in lieu of a fractional First Majestic common share) in connection with the transaction will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the sum of the aggregate of the fair market value of the First Majestic common shares and any cash received in lieu of a fractional First Majestic common share exceeds (or is less than) the adjusted cost base of the Canadian Resident Holder’s Gatos common stock determined immediately before the disposition and any reasonable costs of disposition.

A Non-Canadian Resident Holder (as defined in the section entitled “The Gatos Merger Proposal — Certain Canadian Federal Income Tax Consequences,” on page [●]) will not be subject to tax under the Income Tax Act (Canada) (the “Canadian Tax Act”) on any capital gain realized on a disposition of Gatos common stock in connection with the transaction, or on a subsequent disposition of a First Majestic common share acquired as result of the transaction, as applicable, unless the relevant share is “taxable Canadian property,” and is not “treaty- protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of the disposition.

For more information, see the section entitled “The Gatos Merger—Certain Canadian Federal Income Tax Consequences,” on page [●].

Q:	Is the exchange ratio subject to adjustment based on changes in the prices of Gatos common stock or First Majestic common shares? Can it be adjusted for any other reason?

A:

With respect to the merger consideration, for each share of Gatos common stock, you will receive a fixed number of First Majestic common shares equal to the exchange ratio of 2.55, not a number of shares that will be determined based on a fixed market value. The market value of First Majestic common shares and the market value of Gatos common stock at the effective time may vary significantly from their respective values on the date that the merger agreement was executed or at other dates, such as the date of this proxy statement/prospectus or the date of the Gatos special meeting. Stock price changes may result from a variety of factors, including changes in First Majestic’s or Gatos’ respective businesses, operations or prospects, regulatory considerations, and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of First Majestic common shares or the market value of Gatos common stock. Therefore, the aggregate market value of the First Majestic common shares that you are entitled to receive at the effective time could vary significantly from the value of such shares on the date of this proxy statement/prospectus or the date of the Gatos special meeting. See the risk factor entitled “[Because the exchange ratio is fixed and the market price of shares of First Majestic common shares has fluctuated and will continue to fluctuate, Gatos stockholders cannot be sure of the value of the merger consideration they will receive in the transaction prior to the closing of the transaction.]” on page [●].

However, the merger consideration will be equitably adjusted to provide you and First Majestic with the same economic effect as contemplated by the merger agreement in the event of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar transaction involving Gatos common stock or First Majestic common shares prior to the effective time.

Q:	What should I do now?

A:

You should read this proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the internet as soon as possible so that your shares of Gatos common stock will be voted in accordance with your instructions.

Q:	How can I find more information about Gatos or First Majestic?

A:

You can find more information about Gatos or First Majestic from various sources described in the section entitled “Where You Can Find Additional Information,” on page [●] of this proxy statement/prospectus.

Q:	Whom do I call if I have questions about the Gatos special meeting or the transaction?

A:	If you have questions about the Gatos special meeting or the transaction, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that might be important to you. Gatos and First Majestic urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes, the documents incorporated by reference into this proxy statement/prospectus and the other documents to which Gatos and First Majestic have referred you. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information” on page [●]. Each item in this summary includes a page reference to direct you to a more complete description of the topics presented in this summary.

Information about the Companies (page [●])

First Majestic Silver Corp.

Suite 1800 – 925 West Georgia Street

Vancouver, British Columbia V6C 3L2

Canada

First Majestic is a company existing under the Business Corporations Act (British Columbia). It is in the business of the production, development and exploration and acquisition of mineral properties, with a focus on silver and gold production in Mexico and the United States. Specifically, First Majestic owns and operates the San Dimas Silver/Gold Mine, the Santa Elena Silver/Gold Mine, and the La Encantada Silver Mine, all located in Mexico, as well as a portfolio of development and exploration assets, including the Jerritt Canyon Gold project located in northeastern Nevada, U.S.A. Mining operations at Jerritt Canyon Gold Mine have been temporarily suspended since March 20, 2023. First Majestic is a primary silver producer with approximately 42% of its revenue in 2023 from the sale of silver and approximately 58% of its revenue in 2023 from the sale of gold.

Headquartered in Vancouver, British Columbia, Canada, First Majestic has approximately 3,750 employees worldwide. It is a reporting issuer in each of the provinces of Canada.

First Majestic’s corporate head office is located at Suite 1800 – 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, Canada with its registered office located at Suite 2500 – 666 Burrard Street, Vancouver, British Columbia V6C 2X8, Canada. First Majestic’s common shares are publicly listed for trading on the NYSE and on the TSX under the symbol “AG”, and on the Frankfurt Stock Exchange under the symbol “FMV.”

Additional information about First Majestic can be found on its website at https://www.firstmajestic.com and under First Majestic’s profile on SEDAR+ at www.sedarplus.ca and/or the EDGAR website. The information contained in, or that can be accessed through, First Majestic’s website is not intended to be incorporated in this proxy statement/prospectus. For additional information about First Majestic, see the section entitled “Where You Can Find Additional Information” on page [●].

Ocelot Transaction Corporation

c/o Register Agent Solutions, Inc.

838 Walker Road Suite 21-2,

Dover, County of Kent, Delaware 19904

U.S.A.

Merger sub is a Delaware corporation and a direct wholly-owned subsidiary of First Majestic which was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, merger sub will merge with and into Gatos. As a result, immediately following the merger, Gatos will survive as a direct, wholly-owned subsidiary of First Majestic. Upon completion of the merger, merger sub will cease to exist as a separate entity.

Merger sub’s principal executive offices are located at 838 Walker Road Suite 21-2, Dover, County of Kent, Delaware, 19904, U.S.A.

Gatos Silver, Inc.

Suite 910 — 925 West Georgia Street

Vancouver, British Columbia V6C 3L2

Canada

Gatos is a Canadian-headquartered, Delaware-incorporated silver exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture (the “LGJV”), Gatos is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district, located in Chihuahua, Mexico (the “LGD”). The LGD is comprised of approximately 103,000 hectares of land, consisting of multiple mineralized zones. Two of the identified mineralized zones, Cerro Los Gatos and Esther, have reported mineral resources. The deposits in the LGD are characterized by predominantly silver-lead-zinc epithermal mineralization.

Gatos’ principal executive offices are located at Suite 910 — 925 West Georgia Street, Vancouver, British Columbia V6C 3L2, Canada. Gatos common stock is publicly listed for trading on the NYSE and on the TSX under the symbol “GATO”.

Additional information about Gatos can be found on its website at www.gatossilver.com and under Gatos’ profile on SEDAR+ at www.sedarplus.ca and/or the EDGAR website. The information contained in, or that can be accessed through, Gatos’ website is not intended to be incorporated in this proxy statement/prospectus. For additional information about Gatos, see the section entitled “Where You Can Find Additional Information,” on page [●].

Summary of Risk Factors (page [ ])

Risk Factors Relating to the Merger (page [ ])

The transactions contemplated by the merger agreement involve risks, some of which are related to the transaction. In considering the transaction, including whether to vote for the Gatos proposals, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors” on page [ ], a summary of which is set forth below, together with the other information included or incorporated by reference in this proxy statement/prospectus.

•

Because the exchange ratio is fixed and the market price of First Majestic common shares has fluctuated and will continue to fluctuate, Gatos stockholders cannot be sure of the market value of the merger consideration they will receive in the transaction prior to the closing of the transaction.

•

Upon completion of the merger, Gatos stockholders will become First Majestic shareholders, and the market price of First Majestic common shares may be affected by factors different from those that historically have affected Gatos.

•

The transaction is subject to various closing conditions, including regulatory and stockholder/shareholder approvals as well as other uncertainties, and there can be no assurances as to whether and when it will be completed.

•	After First Majestic’s combination with Gatos, First Majestic may fail to realize the projected benefits of the transaction, which could adversely affect the value of First Majestic common shares.

•	The announcement and pendency of the transaction could adversely affect each of Gatos’ and First Majestic’s business, results of operations and financial condition.

•	Gatos and First Majestic will each incur substantial transaction fees and costs in connection with the transaction.

•	Significant demands will be placed on First Majestic as a result of the combination of the two companies.

•

The unaudited pro forma condensed combined financial information of Gatos and First Majestic is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the combination of First Majestic and Gatos.

•	First Majestic or Gatos may waive one or more of the closing conditions without re-soliciting shareholder approval or stockholder approval.

•	The opinions of Gatos’ financial advisors rendered to the Gatos board do not reflect changes in circumstances between the signing of the merger agreement and the closing of the transaction.

•	Failure to complete the transactions contemplated by the merger agreement could negatively impact the price of Gatos common stock, and future business and financial results.

•

Directors and executive officers of Gatos have interests in the transaction that may differ from the interests of Gatos stockholders generally, including, if the transaction is completed, the receipt of financial and other benefits.

•	Except in specified circumstances, if the effective time has not occurred by the outside date, either Gatos or First Majestic may choose not to proceed with the transaction.

•	There may be less publicly available information concerning First Majestic than there is for issuers that are not foreign private issuers.

•	The market value of First Majestic common shares may decline as a result of the combination of First Majestic and Gatos.

•	Gatos and First Majestic may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the transaction from being completed.

•	The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

•

If certain requirements under Section 367(a) of the Code and the U.S. Treasury Regulations promulgated thereunder are not satisfied, Gatos stockholders may be required to recognize gain (but not loss) for U.S. federal income tax purposes upon their exchange of Gatos common stock for First Majestic common shares pursuant to the merger.

•

The merger agreement contains provisions that make it more difficult for First Majestic and Gatos to pursue alternatives to the transaction and may discourage other companies from trying to acquire Gatos for greater consideration than what First Majestic has agreed to pay.

•

If a competing proposal (as defined in the section entitled “The Merger Agreement – Agreement Not to Solicit Other Offers) to acquire Gatos or First Majestic is made, consummation of the transaction may be delayed or impeded.

•	Gatos stockholders will not be entitled to appraisal rights in the proposed merger.

Risk Factors Relating to First Majestic’s Business (page [ ])

An investment in First Majestic common shares involves a number of risks including, but not necessarily limited to, those summarized below. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors Relating to First Majestic’s Business” on page [●], a summary of which is set forth below, together with the other information included or incorporated by reference in this proxy statement/prospectus.

•	First Majestic’s production and cost estimates may not always be achieved due to a variety of factors which could adversely impact First Majestic’s cash flow, earnings and financial conditions.

•

Exploration and development of mineral properties involves significant financial risks, which may require major expenses to establish economic reserves by drilling, constructing mining and processing at facilities at a site, developing metallurgical processes and extracting previous metals from ore.

•	First Majestic must continuously replace and expand its mineral reserves to maintain or grow metal production, and failure to do so could lead to reduced production, mine closures and increased costs.

•	The operation and development of a mine or mineral property involves many risks, such as equipment failures, slope failures, environmental hazards and unexpected geological formations.

•	Amendments to Mexico’s laws could adversely affect First Majestic and its business.

•	First Majestic may be exposed to liability if accidents or contamination arises as a result of any failure in or overflow of its tailings storage facilities.

•

Any material change in the quantity of mineral reserves, mineral resources, grade or dimensions of the geological structures may affect the economic viability of some or all of First Majestic’s mineral properties and may have a material adverse effect on First Majestic’s operational results and financial condition.

•

Any increase in the level of violence, or a concentration of violence in areas where the projects and properties of First Majestic are located could have an adverse effect on the results and the financial condition of First Majestic.

•

In pursuit of acquisition opportunities, First Majestic may fail to select appropriate acquisitions or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their personnel into First Majestic’s operations, and such acquired businesses may be subject to unanticipated liabilities.

•

The Mexican tax authority (which we refer to as the “SAT”) initiated a proceeding seeking to nullify the Advance Pricing Agreement (which we refer to as the “APA”) with respect to the San Dimas Mine in 2012 which it had previously issued to Primero Mining Corp. (which we refer to as “Primero”), the owner of the San Dimas Mine prior to First Majestic’s acquisition of Primero in 2018. The APA had confirmed Primero’s basis for paying taxes on the price Primero realized for silver sales between 2010 and 2014. If the SAT’s nullification challenge is successful it would have a material adverse effect on First Majestic’s business, financial condition and results of operations.

•	If First Majestic is unable to favorably resolve any tax reassessments, there may be a material adverse effect on First Majestic and its financial condition.

•	First Majestic is subject to credit risk through VAT receivables collectible from the government of Mexico.

•

If any tax authorities in the jurisdiction where First Majestic carries on business were to successfully challenge First Majestic’s transfer pricing policies, First Majestic may be subject to additional income tax expenses and could also be subject to interest and penalty charges.

•	First Majestic is exposed to commodity price risk on silver and gold, which have a direct and immediate impact on the value of its related financial instruments and net earnings.

Risk Factors Relating to Gatos’ Business (page [●])

You should carefully consider the risk factors with respect to Gatos contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Risk Factors Relating to Gatos’ Business” on page [●].

The Merger and the Merger Agreement (page [●])

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger agreement are qualified in their entirety by reference to the full text of the merger agreement. For a summary of the merger agreement, see the section entitled “The Merger Agreement” on page [●].

The merger agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, at the effective time, merger sub will be merged with and into Gatos, the separate corporate existence of merger sub will cease, and Gatos will survive the merger as a wholly-owned subsidiary of First Majestic. Following the merger, Gatos common stock will be delisted from the NYSE and the TSX, will be deregistered under the U.S. Exchange Act and will cease to be publicly traded.

Effects of the Merger; Merger Consideration (page [●])

Under the merger agreement, at the effective time, each share of Gatos common stock that is issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be automatically converted into the right to receive 2.55 validly issued, fully paid and non-assessable First Majestic common shares (subject to the terms of the merger agreement with respect to dividends and distributions and fractional shares).

The merger agreement does not contain any provision that would adjust the exchange ratio based on fluctuations in the market value of either company’s common stock. Because of this, the implied value of the stock consideration to Gatos stockholders will fluctuate between now and the completion of the merger and will depend on the market value of the First Majestic common shares at the time the merger is completed.

The merger consideration will be adjusted appropriately, without duplication, in the event of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Gatos common stock or First Majestic common shares prior to the effective time, to proportionately reflect such change.

Fractional shares will not be issued in accordance with the merger. Any Gatos stockholder that would have received a fractional First Majestic common share based on the exchange ratio above, will instead receive an amount in cash equal to the product of such fractional part, multiplied by the volume-weighted average trading price of First Majestic common shares for the five trading days preceding the date of the completion of the merger.

For more detailed information, see the sections entitled “The Merger Agreement – Effects of the Merger; Merger Consideration” and “The Merger Agreement – Treatment of Gatos Equity Awards” on pages [●] and [●], respectively.

Recommendations of the Gatos Special Committee and Gatos Board and their Reasons for the Merger (page [ ])

Gatos Special Committee’s Recommendation. The Gatos Special Committee, pursuant to resolutions adopted at a meeting of the Gatos Special Committee held on September 4, 2024, unanimously (1) determined that the transactions contemplated by the merger agreement are advisable and in the best interests of Gatos and its stockholders, and (2) recommended that the Gatos board approve and adopt the merger agreement and the consummation of the transactions contemplated thereby by Gatos. For a description of the reasons considered by the Gatos Special Committee, see the section entitled “The Merger – Recommendations of the Gatos Special Committee and Gatos Board and their Reasons for the Merger” on page [●].

Gatos Board’s Recommendation. The Gatos board, acting upon the unanimous recommendation of the Gatos Special Committee, unanimously (1) determined that the transactions contemplated by the merger agreement are advisable and in the best interests of Gatos and its stockholders and approved and adopted the merger agreement and the transactions contemplated thereby, (2) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, and (3) recommended that Gatos’ stockholders vote in favor of the adoption of the merger agreement and the approval of the merger. For a description of the reasons considered by the Gatos board, see the section entitled “The Merger – Recommendations of the Gatos Special Committee and Gatos Board and their Reasons for the Merger” on page [●].

Comparative Per Share Market Price Information (page [ ])

First Majestic common shares are currently listed for trading on the NYSE and on TSX under the symbol “AG” and Gatos common stock is currently listed for trading on the NYSE and on the TSX under the symbol “GATO”. First Majestic’s common shares are also listed for trading on the Frankfurt Stock Exchange under the symbol “FMV”.

The following table presents the closing price per share of First Majestic common shares on the NYSE and TSX and of Gatos common stock on the NYSE and TSX on (a) September 4, 2024, the last full trading day prior to the signing of the merger agreement, and (b) [●], 2024, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Gatos common stock, which was calculated by multiplying the closing price of First Majestic common shares on the NYSE and TSX, respectively, on those dates by the exchange ratio.

Date	First Majestic common shares NYSE	Gatos common stock NYSE	Equivalent value of merger consideration per share of Gatos common stock based on price of First Majestic common shares on NYSE
	($)	($)	($)
September 4, 2024	5.29	11.62	13.49
[●], 2024	[●]	[●]	[●]

Date	First Majestic common shares TSX	Gatos common stock TSX	Equivalent value of merger consideration per share of Gatos common stock based on price of First Majestic common shares on TSX
	(C$)	(C$)	(C$)
September 4, 2024	7.14	15.75	18.21
[●], 2024	[●]	[●]	[●]

Gatos stockholders will not receive the merger consideration until the effective time, which may occur a substantial period of time after the Gatos special meeting, or not at all. There can be no assurance as to the trading prices of Gatos common stock or First Majestic common shares at the effective time. The market prices of Gatos common stock and First Majestic common shares are likely to fluctuate prior to the effective time and cannot be predicted. We urge you to obtain current market quotations for both Gatos common stock and First Majestic common shares.

Opinions of Gatos’ Financial Advisors (page [ ])

In connection with the merger, BofA Securities, Inc. (“BofA Securities”), Gatos’ financial advisor, delivered to the Gatos board a written opinion dated September 4, 2024, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to the holders of Gatos common stock (other than First Majestic and its affiliates). The full text of the written opinion dated September 4, 2024, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the Gatos board (in its capacity as such) for the benefit and use of the Gatos board in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Gatos or in which Gatos might engage or as to the underlying business decision of Gatos to proceed with or effect the merger. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

The Gatos Special Committee retained GenCap Mining Advisory Ltd. (“GenCap”) to act as its financial advisor in connection with the transaction and to render a financial opinion in connection therewith. On September 4, 2024, GenCap rendered its oral opinion to the Gatos Special Committee (which was subsequently confirmed in writing by delivery of a written opinion dated September 4, 2024) to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters considered by GenCap in connection with the preparation of its opinion, as of such date, the transaction was fair, from a financial point of view, to Gatos stockholders. The full text of GenCap’s opinion is included as Annex C and is incorporated by reference herein in its entirety. The opinion describes the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by GenCap. The summary of GenCap’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. The opinion was provided for the information and assistance of the Gatos Special Committee in connection with its consideration of the transaction from a financial point of view. The opinion does not address any other aspect of the transaction and no opinion or view was expressed as to the relative merits of the transaction in comparison to other strategies or transactions that might be available to Gatos, or in which Gatos might engage, or as to the underlying business decision of Gatos to proceed with or effect the transaction. GenCap’s opinion does not constitute a recommendation as to how any shareholder of Gatos or First Majestic should vote with respect to the transaction or any other matter.

Board of Directors Following the Merger (page [ ])

Under the merger agreement, subject to First Majestic’s corporate governance standards and procedures, including First Majestic’s satisfactory completion of its customary screening and evaluation procedures for directors, First Majestic has agreed to consider for appointment one director, mutually agreeable to Gatos and First Majestic, to be appointed to serve as a director on the First Majestic board as of the effective date of the transaction, to serve until the next annual general meeting of First Majestic’s shareholders.

Information about the current directors and senior management of First Majestic can be found in the documents listed under the section entitled “Where You Can Find Additional Information” on page [●].

The Gatos Special Meeting (page [ ])

Date, Time and Place of the Gatos special meeting

The Gatos special meeting will be held in a virtual-only meeting format, via live webcast on [   ] at [  ] [a.m./p.m.], Eastern Time. Gatos has elected to hold the Gatos special meeting solely by means of remote communication via the internet. The Gatos special meeting will be held solely via live webcast and there will not be a physical meeting location. Gatos stockholders will be able to attend the Gatos special meeting online, vote their shares and ask questions electronically during the meeting by visiting the special meeting website at proxypush.com/GATO.

Record Date and Outstanding Shares of Gatos Voting Stock

Only holders of record of shares of Gatos common stock outstanding as of the close of business on [     ], 2024, the record date for the Gatos special meeting, are entitled to notice of, and to vote at, the Gatos special meeting or any adjournment or postponement of the Gatos special meeting. Gatos stockholders may cast one vote for each share of Gatos common stock that Gatos stockholders own of record as of the record date.

Quorum

A quorum of Gatos stockholders is necessary to transact business at the Gatos special meeting. A quorum will exist at the Gatos special meeting if holders of a majority of the aggregate voting power of the Gatos capital stock issued and outstanding and entitled to vote at the Gatos special meeting are present in person (including virtually) or represented by proxy. All shares of Gatos common stock represented by a valid proxy (including proxies marked “abstain”) will be counted as present for purposes of establishing a quorum. All of the Gatos proposals are considered “non-routine” matters under the NYSE rules, and, therefore, brokers are not permitted to vote any of the shares of Gatos common stock they hold in “street name” on any of the matters to be considered at the Gatos special meeting unless they have received instructions from the beneficial owners of such shares. As a result, no “broker non-votes” are expected at the meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the beneficial owner provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the Gatos special meeting.

Required Vote to Approve the Gatos Merger Proposal

Approval of the Gatos merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Gatos common stock entitled to vote on the Gatos merger proposal. Accordingly, a Gatos stockholder’s abstention from voting or the failure of any Gatos stockholder to vote (including the failure of a Gatos stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Gatos merger proposal) will have the same effect as a vote “AGAINST” the Gatos merger proposal.

Required Vote to Approve the Gatos Adjournment Proposal

Assuming a quorum is present at the Gatos special meeting, approval of the Gatos adjournment proposal requires the affirmative vote of at least a majority of the votes cast on the Gatos adjournment proposal. If a quorum is not present, the Gatos adjournment proposal requires the approval of a majority in voting interest of the stockholders present or represented by proxy at the Gatos special meeting; provided that the chair of the Gatos special meeting may also adjourn such meeting in accordance with Gatos’ bylaws. Accordingly, whether or not a quorum is present, the failure to return or submit your proxy or to attend the Gatos special meeting will have no effect on the Gatos adjournment proposal. Assuming a quorum is present, the failure of any shares present or represented by proxy at the Gatos special meeting to vote “FOR” or “AGAINST” the Gatos adjournment proposal will have no effect on such proposal. However, assuming a quorum is not present, the failure of any shares present or represented by proxy at the Gatos special meeting to vote “FOR” the Gatos adjournment proposal will be treated as a vote “AGAINST” such proposal.

Voting by Directors, Executive Officers and Electrum

As of the record date, Gatos’ directors, executive officers and their affiliates, as a group, owned and were entitled to vote [  ] shares of Gatos common stock, or approximately [ ]% of the total outstanding shares of Gatos common stock. As of the record date, the D&O stockholders, as a group, owned and were entitled to vote [  ] shares of Gatos common stock, or approximately [ ]% of the total outstanding shares of Gatos common stock. As of

September 27, 2024, Electrum supporting stockholders beneficially owned 22,004,376 shares of Gatos common stock, or approximately 32% of the total outstanding shares of Gatos common stock. The D&O stockholders and the Electrum supporting stockholders have each entered into support agreements with First Majestic obligating them to vote their shares “FOR” the Gatos merger proposal and “FOR” the Gatos adjournment proposal.

See the sections entitled “Voting and Support Agreements” and “The Gatos Merger-Interests of Gatos’ Directors and Executive Officers in the Transaction,” on pages [  ] and [ ], respectively.

First Majestic Shareholder Approval (page [ ])

The number of First Majestic common shares to be issued to the Gatos stockholders under the merger exceeds 25% of First Majestic’s current outstanding common shares. Accordingly, pursuant to the rules of the TSX and the NYSE, First Majestic requires shareholder approval of at least a majority of the votes cast to approve the share issuance in connection with the merger. First Majestic will therefore hold a special meeting of First Majestic shareholders, expected to take place on [●], 2024 for the purpose of seeking the approval of the issuance of the First Majestic common shares by a simple majority of the votes cast by First Majestic shareholders present in person or by proxy at such meeting and entitled to vote.

See the section entitled “[●]”

Listing of First Majestic Common Shares (page [ ])

It is a condition to the completion of the transaction that the First Majestic common shares issuable under the merger agreement are approved for listing on the NYSE, subject to official notice of issuance, and conditionally approved or authorized for listing on the TSX, subject only to customary listing requirements. Listing of the First Majestic common shares will be subject to First Majestic fulfilling all the listing conditions of the NYSE and the TSX.

Delisting and Deregistration of Gatos Common Stock (page [ ])

If the transaction is completed, Gatos common stock will be delisted from the NYSE and the TSX and deregistered under the U.S. Exchange Act, and Gatos will no longer be required to file periodic reports with the SEC with respect to Gatos common stock.

Gatos has agreed to cooperate with First Majestic and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable laws and the rules and policies of the NYSE, the TSX and the SEC to delist the Gatos common stock from the NYSE and the TSX and to terminate its registration under the U.S. Exchange Act as promptly as practicable after the effective time.

Material U.S. Federal Income Tax Consequences (page [ ])

Gatos and First Majestic intend that, for U.S. federal income tax purposes, the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The obligation of Gatos to complete the merger is conditioned upon the receipt of an opinion, dated as of the closing date, from White & Case LLP (or other legal counsel selected by Gatos), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger qualifies for the Intended Tax Treatment. Assuming the merger qualifies for the Intended Tax Treatment and certain requirements under Section 367(a) of the Code and U.S. Treasury Regulations promulgated thereunder are satisfied, subject to the limitations and qualifications described in “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences,” U.S. Holders (as defined in the section entitled “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”) of Gatos common stock will not recognize gain or loss upon the exchange of their Gatos common stock for First Majestic common shares in the merger (other than in respect of cash, if any, received in lieu of fractional First Majestic common shares, as described in “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”). However, because First Majestic is not a U.S. corporation for U.S. federal income tax purposes, a 5% U.S. Holder (as defined below in the section entitled “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”) will be required to enter into a GRA (as defined below in the section entitled “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”) and certain other conditions must be met for such 5% U.S. Holder to benefit from the merger qualifying for the Intended Tax Treatment and not currently recognizing gain under Section 367(a) of the Code as a result of the merger, except with respect to cash, if any, received in lieu of fractional First Majestic common shares. Subject to certain exceptions, a Non-U.S. Holder (as defined below in the section entitled “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”) that exchanges its Gatos common stock for First Majestic common shares in the merger generally will be subject to the same rules applicable to U.S. Holders as discussed under “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences-Certain U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” (other than with respect to the discussion regarding Section 367(a) of the Code).

For a more detailed summary of the U.S. federal income tax consequences of the merger, see “The Gatos Proposal Merger-Material U.S. Federal Income Tax Consequences” beginning on page [●].

Certain Canadian Federal Income Tax Consequences (page [ ])

A Canadian Resident Holder (as defined in the section entitled “The Gatos Merger-Certain Canadian Federal Income Tax Consequences,” on page [●]) who disposes of their Gatos common stock for First Majestic common shares (and any cash consideration received in lieu of a fractional First Majestic common share) in connection with the transaction will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the sum of the aggregate of the fair market value of the First Majestic common shares and any cash received in lieu of a fractional First Majestic common share exceeds (or is less than) the adjusted cost base of the Canadian Resident Holder’s Gatos common stock determined immediately before the disposition and any reasonable costs of disposition.

A Non-Canadian Resident Holder (as defined in the section entitled “The Gatos Merger-Certain Canadian Federal Income Tax Consequences,” on page [●]) will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Gatos common stock in connection with the transaction, or on a subsequent disposition of a First Majestic common share acquired as a result of the transaction, as applicable, unless the relevant share is “taxable Canadian property,” and is not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of the disposition.

For more information, see the section entitled “The Gatos Merger -Certain Canadian Federal Income Tax Consequences,” on page [●].

Accounting Treatment of the Transaction (page [ ])

First Majestic prepares its financial statements in accordance with IFRS. The transaction is not within the scope of IFRS 3, Business Combinations (“IFRS 3”) because Gatos does not meet the definition of a business in accordance with IFRS 3. First Majestic will account for the transaction as an asset acquisition. The unaudited pro forma financial information presented in this proxy statement/prospectus has been derived from the audited historical financial statements of First Majestic and Gatos as at and for the fiscal year ended December 31, 2023 and the six-month period ended June 30, 2024. The unaudited pro forma condensed combined statement of financial position as at June 30, 2024 presents the financial positions of First Majestic and Gatos giving pro forma effect to the transaction as if the transaction occurred on June 30, 2024. The unaudited pro forma condensed combined statement of earnings (loss) for the year ended December 31, 2023 and for the six months ended June 30, 2024 present the results of operations of First Majestic and Gatos giving pro forma effect to the transaction as if the transaction occurred on January 1, 2023.

For a more detailed discussion of the accounting treatment of the transaction, see the section entitled “The Gatos Merger -Accounting Treatment of the Transaction,” on page [ ].

Regulatory Approval Required for the Transaction (page [ ])

Gatos and First Majestic are in the process of obtaining approval of the transaction from applicable antitrust authorities in Mexico. Gatos and First Majestic are not currently aware of any material consents or other filings that are required prior to the combination of First Majestic and Gatos other than those described in this proxy statement/prospectus.

Although First Majestic and Gatos believe that they will receive the required authorizations and approvals described herein to complete the transactions contemplated by the merger agreement, there can be no assurance as to the timing of these consents and approvals, First Majestic’s or Gatos’ ultimate ability to obtain such consents or approvals (or any additional consents or approvals that may otherwise become necessary), or the conditions or limitations that such approvals may contain or impose. For more information regarding factors that could impact the closing of the transaction, see the section entitled “Risk Factors,” on page [ ].

For a more detailed discussion of the regulatory approvals required to close the transaction see the section of this proxy statement/prospectus entitled “The Gatos Merger – Regulatory Approval Required for the Transaction,” on page [ ].

Treatment of Gatos Equity Awards (page [ ])

The merger agreement provides that, at the effective time, the outstanding and unexercised options to purchase shares of Gatos common stock (whether vested or unvested) will automatically be exchanged for options to acquire First Majestic common shares determined based on the exchange ratio. The merger agreement provides that, at the effective time, First Majestic will assume all rights and obligations in respect of the 2023 Gatos Amended and Restated Long Term Incentive Plan (the “Gatos LTIP”). The outstanding and unvested notional instruments entitling non-employee directors to receive a certain number of shares of Gatos common stock (the “Gatos DSUs”), the performance-vesting restricted stock units covering shares of Gatos common stock (the “Gatos PSUs”) and the time-vesting restricted stock units covering shares of Gatos common stock (the “Gatos RSUs”) will vest (if at all) in accordance with the terms of the Gatos LTIP and the relevant Gatos award agreements, and each Gatos DSU, Gatos PSU and Gatos RSU that is vested or becomes vested in connection with the transaction will settle for a number of First Majestic common shares determined based on the exchange ratio within 30 days of the closing date of the transaction.

For more detailed information, see the section entitled “The Merger Agreement – Treatment of Gatos Equity Awards” on page [●].

No Appraisal Rights

Because the Gatos common stock is listed on the NYSE and the TSX as of the record date for the Gatos special meeting and Gatos stockholders are solely receiving First Majestic common shares, (and cash in lieu of fractional common shares) as merger consideration in exchange for their Gatos common stock, and, as a condition to closing the transaction, such First Majestic common shares must be approved for listing on the NYSE, subject to official notice of issuance, and conditionally approved or authorized for listing on the TSX (subject to only customary listing conditions), no appraisal rights are available under Section 262 of the DGCL with respect to the merger.

The Voting and Support Agreements (see page [ ])

On September 5, 2024, contemporaneously with the execution of the merger agreement, the supporting stockholders entered into support agreements in connection with the transaction. Pursuant to the support agreements, the supporting stockholders agreed, subject to the terms and conditions of the support agreements, to vote the covered shares beneficially owned by them, specifically, 22,004,376 shares of Gatos common stock (or approximately 32% of the issued and outstanding shares as of September 5, 2024), in the case of the Electrum supporting stockholders, and 436,576 shares of Gatos common stock (or approximately 0.6% of the issued and outstanding shares as of September 5, 2024), in the case of the D&O stockholders, in favor of the adoption of the merger agreement and the approval of the transaction. The supporting stockholders also agreed to certain restrictions on transfer of the covered shares until the Gatos special meeting.

For more detailed information, see the section entitled “The Merger Agreement – Voting and Support Agreements” on page [●]. Copies of the support agreements are also attached as Annexes D and E to this proxy statement/prospectus.

Conditions to the Completion of the Merger (See page [●])

The respective obligations of each party to effect the merger will be subject to the satisfaction at or prior to the effective time of each of the following conditions, any and all of which may be waived in writing in whole or in part by the relevant party to the extent permitted by law:

Conditions to the Obligations of Both Parties

•

the affirmative vote of the holders of at least a majority of the outstanding shares of Gatos common stock entitled to vote on the authorization of the merger agreement at the Gatos special meeting in favor of such authorization;

•

the approval of the issuance of the First Majestic common shares as merger consideration by a simple majority of the votes cast by holders of First Majestic common shares present in person or by proxy at the First Majestic special meeting and entitled to vote at the First Majestic special meeting;

•

the effectiveness of the Form F-4 in accordance with the provisions of the U.S. Securities Act and the absence of any stop order suspending the effectiveness of the Form F-4 or proceeding to that effect shall have been commenced or threatened in writing by the SEC unless subsequently withdrawn;

•

the absence of any rule, regulation or other law or order entered, enacted, promulgated, enforced or issued by any governmental entity of competent jurisdiction which prevents, prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement;

•	all required approvals or clearances pursuant to Mexico’s antitrust law having been received; and

•

the First Majestic common shares to be issued as merger consideration having been approved for listing on the NYSE, subject to official notice of issuance, and conditionally approved or authorized for listing on the TSX (subject only to customary listing conditions).

Conditions to the Obligations of First Majestic and Merger Sub

•

certain representations and warranties of Gatos relating to the absence of a Gatos material adverse effect from December 31, 2023, through the date of the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the closing date;

•

certain representations and warranties of Gatos relating to its capitalization being true and correct in all respects, except for any de minimis inaccuracies, as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

certain representations and warranties of Gatos relating to qualification, organization, subsidiaries, certain rights with respect to the shares of capital stock, corporate authority relative to the merger agreement, and finders and brokers (without giving effect to any qualification as to materiality or Gatos material adverse effect contained therein) being true and correct in all material respects as of the date of the merger agreement and the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

each of the other representations and warranties of Gatos set forth in the merger agreement (without giving effect to any qualification as to materiality or Gatos material adverse effect contained therein) being true and correct as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where any failures of any such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos material adverse effect;

•

Gatos having performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the effective time;

•

First Majestic having received a certificate signed on behalf of Gatos by a duly authorized executive officer of Gatos certifying that the conditions set forth in the bullets directly above have been satisfied; and

•

since the date of the merger agreement until the effective time, there having not occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence that has had, or is reasonably likely to have, a Gatos material adverse effect.

Conditions to the Obligations of Gatos

•

certain representations and warranties of First Majestic relating to the absence of a First Majestic material adverse effect from December 31, 2023, through the date of the merger agreement being true and correct in all respects as of the date of the merger agreement and the closing date;

•

certain representations and warranties of First Majestic and merger sub relating to its capitalization being true and correct in all respects, except for any de minimis inaccuracies, as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

certain representations and warranties of First Majestic relating to qualification, organization, subsidiaries, certain rights with respect to the shares of capital stock, corporate authority relative to the merger agreement, and finders and brokers (without giving effect to any qualification as to materiality or First Majestic material adverse effect contained therein) being true and correct in all material respects as of the date of the merger agreement and the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

each of the other representations and warranties of First Majestic and merger sub set forth in the merger agreement (without giving effect to any qualification as to materiality or First Majestic material adverse effect contained therein) being true and correct as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where any failures of any such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic material adverse effect;

•

First Majestic and merger sub having performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under the merger agreement at or prior to the effective time;

•

Gatos having received a certificate signed on behalf of First Majestic by a duly authorized executive officer of First Majestic certifying that the conditions set forth in the bullets directly above have been satisfied;

•

Gatos having received an opinion from White & Case LLP (“White & Case”) (or other legal counsel selected by Gatos), in form and substance reasonably satisfactory to Gatos, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

•

since the date of the merger agreement until the effective time, there having not occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence that has had, or is reasonably likely to have a First Majestic material adverse effect.

Frustration of Closing Conditions

None of the parties may rely, as a basis for not consummating the merger, on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s material failure to comply with any provision of the merger agreement.

Agreement not to Solicit Other Offers (see page [ ])

During the interim period, each of Gatos and First Majestic have agreed not to, and to cause its subsidiaries and its and their respective officers not to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate any competing proposal (as defined in the section entitled “The Merger Agreement – Agreement Not to Solicit Other Offers”) or any inquiry, proposal or offer which would reasonably be expected to lead to a competing proposal;

•

participate in or engage in any negotiations or discussions (other than to state that they are not permitted to have discussions) regarding, or furnish to any person (other than First Majestic, merger sub and their representatives, in the case of Gatos, and Gatos and its representatives, in the case of First Majestic) any non-public information relating to it or its subsidiaries in connection with any competing proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a competing proposal; or

•

waive, terminate, modify or release any person from any provision of any “standstill” or similar agreement or obligation, except in the event, in the case of Gatos, the Gatos board (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee, and in the case of First Majestic, the First Majestic board, determines in good faith after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of its board of directors or, in the case of Gatos, the Gatos Special Committee under applicable law.

Notwithstanding these limitations, the merger agreement provides that if, at any time prior to obtaining the approval of its stockholders, Gatos or First Majestic receives a competing proposal from any person that did not result from a material breach of such party’s non-solicitation obligations, which such party’s board of directors or, in the case of Gatos, the Gatos Special Committee determines in good faith after consultation with outside legal and financial advisors, constitutes or would reasonably be expected to lead to or result in a superior proposal (as defined in the section entitled “The Merger Agreement – Agreement Not to Solicit Other Offers), then Gatos or First Majestic, as applicable, may:

•

furnish non-public information regarding, and/or provide access to the business, properties, assets, books or records of, it and its subsidiaries to the person making such competing proposal and such person’s representatives if, and only if, prior to so furnishing such information, it receives from such person an acceptable confidentiality agreement as contemplated by the merger agreement (provided that it also provides the other party any such information that is provided to such person that was not previously provided to the other party within forty-eight (48) hours of providing to such person); and

•	engage in discussions or negotiations with such person regarding the competing proposal.

The merger agreement also requires each party to (i) notify the other party in writing promptly, and in no event later than twenty-four (24) hours, after receipt of any competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a competing proposal and indicate the identity of the person making the competing proposal and the material terms (including price) and conditions of any such competing proposal, and (ii) keep the other party reasonably informed of the status and material terms and conditions (including any amendments or proposed amendments to such material terms or conditions) of any such competing proposal.

Each of Gatos and First Majestic is promptly required to cease, and cause its subsidiaries and its and their respective directors and officers to cease, and instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives to cease, any and all existing discussions or negotiations with any third parties (including provision of or access to any non-public information to any third parties) conducted before entering into the merger agreement with respect to any competing proposal. Each of Gatos and First Majestic are required to promptly terminate access by any other person and its representatives to any physical or electronic data room, in each case, relating to or in connection with, any competing proposal, and request any person that has executed a confidentiality or non-disclosure agreement at any time within the twelve (12) month period immediately prior to the date of the merger agreement to return or destroy all confidential information in the possession of such person and its representatives.

For more detailed information, see the section entitled “The Merger Agreement – Agreement Not to Solicit Other Offers” on page [●].

Termination of the Merger Agreement (See page [●])

The merger agreement may be terminated and the merger and the other transactions may be abandoned at any time prior to the effective time, whether (except as expressly set forth below) before or after the Gatos stockholder approval or First Majestic shareholder approval, under the following circumstances:

•	by mutual written consent of First Majestic and Gatos;

•

by either First Majestic or Gatos, if there has been a breach by Gatos, in the case of a termination by First Majestic, or if there has been a breach by First Majestic or merger sub, in the case of a termination by Gatos, of any representation, warranty, covenant or agreement set forth in the merger agreement, which breach would result in certain conditions to consummation of the merger not being satisfied (and such breach is not curable prior to the outside date (as defined below) or, if curable prior to the outside date, has not been cured within the earlier of (i) 45 days after the receipt of written notice from the non-breaching party or (ii) one business day before the outside date); provided that the merger agreement may not be terminated pursuant to this provision by any party if such party is then in material breach of any representation, warranty, covenant or agreement in the merger agreement;

•

by either First Majestic or Gatos, if the closing has not occurred by 5:00 p.m., Eastern Time, on April 30, 2025 (such date, as may be extended pursuant to the following proviso, the “outside date”); provided, that in the event that on such date all of the conditions to closing have been satisfied or waived other than the conditions set forth in the provisions related to the absence of adverse laws or orders to the extent related to antitrust clearances, so long as such condition remains capable of being satisfied, the termination date will automatically be extended to 5:00 p.m. Eastern time on May 31, 2025; provided that the right to terminate the merger agreement pursuant to this provision shall not be available to any party whose breach of any representation, warranty, covenant or agreement in the merger agreement has been the cause of, or resulted in, the closing not occurring prior to the outside date;

•	by First Majestic, if, at any time prior to the receipt of the Gatos stockholder approval, the Gatos board or any committee thereof has made a Gatos change of recommendation;

•	by Gatos, if, at any time prior to the receipt of the First Majestic shareholder approval, the First Majestic board or any committee thereof has made a First Majestic change of recommendation;

•

by either Gatos or First Majestic if there is any rule, regulation or other law or order entered, enacted, promulgated, enforced or issued by any governmental entity of competent jurisdiction which prevents, prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement and the adverse law or order has become final and non-appealable; provided that the right to terminate the merger agreement pursuant to this provision shall not be available to a party whose action or failure to act has been the primary cause of, or primarily resulted in, the action or event described in this provision occurring;

•

by either Gatos or First Majestic, if the Gatos stockholder approval has not been obtained at the Gatos special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; provided that the right to terminate the merger agreement pursuant to this provision shall not be available to any party where the failure to obtain such Gatos stockholder approval shall have been caused by a material breach by such party of the merger agreement;

•

by either First Majestic or Gatos, if the First Majestic shareholder approval has not been obtained at the First Majestic special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; provided that the right to terminate the merger agreement pursuant to this provision shall not be available to any party where the failure to obtain such First Majestic shareholder approval shall have been caused by a material breach by such party of the merger agreement;

•

by Gatos, if, at any time prior to the receipt of the Gatos stockholder approval, the Gatos board or the Gatos Special Committee has (i) effected a Gatos change of recommendation in accordance with the obligations set forth in the merger agreement in order to accept a Gatos superior proposal, (ii) entered into an acquisition agreement with respect to such Gatos superior proposal concurrently with the termination of the merger agreement, and (iii) paid the Gatos termination fee of $28.0 million to First Majestic in accordance with the terms of the merger agreement; and

•

by First Majestic, if, at any time prior to the receipt of the First Majestic shareholder approval, the First Majestic board has (i) effected a First Majestic change of recommendation in accordance with the obligations set forth in the merger agreement in order to accept a First Majestic superior proposal, (ii) entered into an acquisition agreement with respect to such First Majestic superior proposal concurrently with the termination of the agreement and (iii) paid the First Majestic termination fee of $46.0 million to Gatos in accordance with the terms of the merger agreement.

For a more complete description of each party’s termination rights, as well as a discussion of the effect of termination and potential termination payments, see the sections entitled “The Merger Agreement - Termination of the Merger Agreement”, “The Merger Agreement – Effect of Termination” and “The Merger Agreement – Expenses and Termination Fee” on pages [●], [●] and [●], respectively.

Your Rights as a First Majestic Shareholder Will Be Different from Your Rights as a Gatos Stockholder (page [ ])

At the effective time, each eligible share of Gatos common stock will be converted into the right to receive the merger consideration, consisting of 2.55 First Majestic common shares for each whole share of Gatos common stock. As a result, Gatos stockholders will have different rights once they become First Majestic shareholders due to differences between the organizational documents of First Majestic and Gatos and differences between Delaware law, where Gatos is incorporated, and the laws of British Columbia, where First Majestic is incorporated. For a summary of the material differences between the rights of First Majestic shareholders and the existing rights of Gatos stockholders, see the section entitled “Comparison of Rights of Shareholder Rights Before and After the Merger,” on page [ ].

Foreign Private Issuer

As a “foreign private issuer,” First Majestic is subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that First Majestic must disclose differ from those governing U.S.

companies pursuant to the U.S. Exchange Act. First Majestic is exempt from the rules under the U.S. Exchange Act prescribing the content and furnishing of proxy statements to shareholders.

In addition, as a “foreign private issuer”, First Majestic’s officers and directors and significant shareholders will be exempt from the rules under the U.S. Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability. See the section entitled “Risk Factors - Risks Related to the Merger”  -  There may be less publicly available information concerning First Majestic than there is for issuers that are not foreign private issuers because, as a foreign private issuer, First Majestic is exempt from a number of rules under the U.S. Exchange Act and is permitted to file less information with the SEC than issuers that are not foreign private issuers and First Majestic, as a foreign private issuer, is permitted to follow home country practice in lieu of the listing requirements of the NYSE, subject to certain exceptions.

Interests of Gatos’ Directors and Executive Officers in the Transaction (page [ ])

In considering the recommendation of the Gatos board, acting upon the recommendation of the Gatos Special Committee, to adopt the merger agreement, Gatos stockholders should be aware that Gatos’ directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Gatos stockholders generally. The Gatos Special Committee and Gatos board were aware of and considered these interests, among other matters, when it approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommended that Gatos stockholders approve the merger proposal.

The benefits and financial interests that Gatos’ directors and executive officers may become eligible to receive as a result of their interests in the merger include:

•

Gatos’ directors and executive officers will receive the same merger consideration as other Gatos stockholders for each share of Gatos common stock that they hold at the effective time. As of September 27, 2024, all of the Gatos directors and executive officers, as a group, owned 466,576 shares of Gatos common stock. For information regarding beneficial ownership of Gatos common stock by each of Gatos’ current directors, named executive officers and all directors and executive officers as a group, see the section entitled “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management of Gatos”;

•

Gatos options held by Gatos directors and executive officers (whether or not vested) will be assumed by First Majestic and converted into options to acquire First Majestic common shares (based on the exchange ratio). As of September 27, 2024, all of the Gatos directors and executive officers, as a group, owned 2,704,257 Gatos options;

•

Gatos DSUs held by directors will fully vest at the effective time of the merger and settle in First Majestic common shares (based on the exchange ratio) within 30 days of closing of the transaction. As of September 27, 2024, all of the Gatos directors owned 304,560 Gatos DSUs;

•

Gatos PSUs held by Gatos executive officers, if any, that are unvested will vest in accordance with the terms of the Gatos PSUs and will settle for First Majestic common shares (based on the exchange ratio) within 30 days of closing of the transaction. As of September 27, 2024, all of the Gatos executive officers, as a group, would own 45,255 Gatos PSUs (assuming target performance at 150% payout on December 17, 2024);

•

Gatos RSUs held by Gatos executive officers will fully vest at the effective time of the merger and will settle in First Majestic common shares (based on the exchange ratio) within 30 days of closing the transaction. As of September 27, 2024, all of the Gatos executive officers, as a group, owned 778,605 Gatos RSUs;

•

the directors and executive officers of Gatos and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies following the merger;

•

subject to First Majestic’s corporate governance standards, First Majestic will consider for appointment to the First Majestic board, one individual mutually agreeable to Gatos and First Majestic shareholders; and

•

each of Gatos’ current executive officers has entered into an employment agreement with Gatos which, among other things, provide for severance payments and benefits upon certain qualifying terminations of employment, including, in certain cases, enhanced severance in connection with a change of control of Gatos.

The foregoing amounts do not include additional grants to Gatos’ non-employee directors pursuant to its current director compensation policy, which are expected to be granted under the Gatos LTIP prior to the effective time of the merger, with a fair market value of $90,000 per director, consisting of 50% Gatos options and 50% Gatos DSUs which shall be fully vested at the time of grant and will be treated in accordance with the outstanding equity awards as described above. In addition, the foregoing amounts do not include any equity awards which Gatos may make to its employees, including executive officers, under the Gatos LTIP no later than January 31, 2025 that are consistent with Gatos’ past practices.

As of the date of this proxy statement/prospectus, none of Gatos’ directors or executive officers has had any discussions or negotiations, or entered into any agreement with First Majestic or any of its affiliates regarding employment with First Majestic or its affiliates.

Help in Answering Questions

If you have any questions about the transaction, please contact Gatos at (604) 841-7937 or write to Gatos Silver, Inc., Suite 910 - 925 W Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2 Attention: Corporate Secretary.

Gatos stockholders may contact Kingsdale Advisors, Gatos’ proxy solicitor by telephone at 1-855-476-7868 (toll-free in North America) or 1-646-491-9096 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement/prospectus, before making a decision on the Gatos merger proposal. As First Majestic shareholders following the effective time, Gatos stockholders will be subject to all risks inherent in the business of First Majestic in addition to the risks relating to Gatos. The market value of First Majestic common shares will reflect the performance of the business relative to, among other things, that of the competitors of First Majestic and Gatos and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss.

In addition, Gatos’ and First Majestic’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of Gatos, in its Annual Report on Form 10-K for the year ended December 31, 2023, as amended by Amendment No. 1, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and, in the case of First Majestic, in its Annual Report on Form 40-F for the year ended December 31, 2023, each of which are incorporated by reference into this proxy statement/prospectus.

For more information, please see the section entitled “Where You Can Find Additional Information” on page [ ].

Risks Relating to the Merger

Because the exchange ratio is fixed and the market price of First Majestic common shares has fluctuated and will continue to fluctuate, Gatos stockholders cannot be sure of the market value of the merger consideration they will receive in the transaction prior to the closing of the transaction.

At the effective time, each share of Gatos common stock that is outstanding immediately prior to the effective time (excluding Gatos common stock to be cancelled as described in the merger agreement) will be converted into the right to receive 2.55 First Majestic common shares. Because the exchange ratio is fixed, the value of the merger consideration will depend on the market price of First Majestic common shares at the effective time. The market price of First Majestic common shares has fluctuated since the date of the announcement of the transaction and is expected to continue to fluctuate from the date of this proxy statement/prospectus until the closing date, which could occur a considerable amount of time after the date hereof. Changes in the price of First Majestic common shares may result from a variety of factors, including, among others, general market and economic conditions, changes in First Majestic’s and Gatos’ respective businesses, operations and prospects, risks inherent in their respective businesses, changes in market assessments of the likelihood that the proposed transaction will be completed and/or the value that may be generated by the proposed transaction and changes with respect to expectations regarding the timing of the proposed transaction and regulatory considerations. Many of these factors are beyond Gatos’ and First Majestic’s control. If the price of First Majestic common shares declines between the date the merger agreement was signed and the date of the Gatos special meeting and the consummation of the merger, including for any of the reasons described above, Gatos stockholders will receive First Majestic common shares that have a market value upon the consummation of the merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the Gatos special meeting, respectively.

Upon completion of the Merger, Gatos stockholders will become First Majestic shareholders, and the market price of First Majestic common shares may be affected by factors that differ from those that historically have affected Gatos.

Upon completion of the merger, Gatos stockholders will become First Majestic shareholders. First Majestic’s business differs, in some respects, from the business of Gatos, and accordingly, the results of operations of First Majestic will be affected by some factors that are different from those currently affecting the results of operations of Gatos. For a discussion of the businesses of Gatos and First Majestic and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find Additional Information”.

The First Majestic common shares to be received by Gatos stockholders at the effective time will provide Gatos stockholders different rights from the rights they had as holders of shares of Gatos common stock.

At the effective time, Gatos stockholders will no longer be stockholders of Gatos common stock but will instead have the right to become shareholders of First Majestic. The rights of former Gatos stockholders in their capacities as stockholders will then be governed by the laws of British Columbia, Canada and by the terms of First Majestic’s articles, which are in some respects materially different from the DGCL and the terms of Gatos’ certificate of incorporation and bylaws, which currently govern the rights of Gatos stockholders. See the section of this proxy statement/prospectus entitled “Comparison of Shareholder Rights Before and After the Merger”, on page [ ] for a discussion of the different rights associated with First Majestic common shares and Gatos common stock.

The transaction is subject to various closing conditions, including regulatory and stockholder/shareholder approvals as well as other uncertainties, and there can be no assurances as to whether and when it may be completed.

Closing of the transaction is subject to the satisfaction or waiver of a number of conditions specified in the merger agreement, and it is possible that such conditions may prevent, delay or otherwise materially adversely affect the completion of the transaction. These conditions include, among other things: (1) receipt of the Gatos stockholder approval; (2) receipt of the First Majestic shareholder approval; (3) effectiveness of the Form F-4 (of which this proxy statement/prospectus forms a part) in accordance with the provisions of the U.S. Securities Act and no stop order suspending the effectiveness of the Form F-4 having been issued and remaining in effect and no proceeding to that effect having been commenced or threatened; (4) the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement) and the performance of the parties’ obligations under the merger agreement in all material respects; (5) the absence of any adverse law or order prohibiting or making illegal the consummation of the transaction; (6) receipt of approvals or clearances pursuant to Mexico’s antitrust law (see the section entitled “Regulatory Approval Required for the Transaction,” on page [ ]); (7) the First Majestic common shares issuable in the merger having been approved for listing on the NYSE, subject to official notice of issuance, and conditionally approved or authorized for listing on the TSX, subject to customary listing requirements; (8) absence of a material adverse effect since the signing of the merger agreement; and (9) receipt of an opinion from counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

The governmental authorities from which authorizations are required have broad discretion in administering the governing laws and regulations and may take into account various facts and circumstances in their consideration of the transactions contemplated by the merger agreement. These governmental authorities may initiate proceedings or otherwise seek to prevent the transaction. As a condition to the authorization of the transactions contemplated by the merger agreement, these governmental authorities may also impose requirements, limitations or costs, require divestitures or place restrictions on the conduct of First Majestic’s business after the combination of First Majestic and Gatos following receipt of final antitrust approval. The Gatos special meeting may take place before the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. Notwithstanding the foregoing, if the Gatos merger proposal is approved by Gatos stockholders, Gatos may not be required to seek further approval of Gatos stockholders.

We cannot provide any assurance that all required consents and approvals will be obtained or that all closing conditions will otherwise be satisfied (or waived, if applicable), and, if all required consents and approvals are obtained and all closing conditions are satisfied (or waived, if applicable), we cannot provide any assurance as to the terms, conditions and timing of such consents and approvals or the timing of the completion of the transaction. Many of the conditions to completion of the transaction are not within either Gatos’ or First Majestic’s control, and neither company can predict when or if these conditions will be satisfied (or waived, if applicable). Any delay in completing the transaction could cause Gatos and/or First Majestic not to realize some or all of the benefits that each expects to achieve if the transaction is successfully completed within the expected timeframe and an extended timeframe could increase the chance that an adverse event occurs with respect to Gatos or First Majestic.

For more information, see the sections entitled “The Gatos Merger – Regulatory Approval Required for the Transaction” and “The Merger Agreement – Conditions to the Completion of the Merger” on pages [ ] and [ ], respectively.

After First Majestic’s combination with Gatos, First Majestic may fail to realize the projected benefits of the transaction, which could adversely affect the value of First Majestic common shares.

First Majestic and Gatos have operated and, absent closing of the merger, will continue to operate independently. The success of First Majestic’s combination with Gatos will depend, in part, on First Majestic’s ability to realize the anticipated benefits from combining the businesses of Gatos and First Majestic following the merger, including operational and other synergies that we believe the combined company will achieve. The anticipated benefits of First Majestic’s combination with Gatos may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that we do not currently foresee. The integration process may result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the transaction that were not discovered in the course of performing due diligence. Coordinating certain aspects of the operations and personnel of First Majestic with Gatos after the combination of First Majestic and Gatos will involve operational, technological and personnel-related challenges. Additionally, the integration will require significant time and focus from management following the combination which may disrupt the business of the combined company. First Majestic’s production estimates and capital and operating cost estimates relating to the combined company following the transaction are based on certain assumptions and are inherently subject to significant uncertainties. Actual results for the combined company may differ from current estimates and assumptions, and these differences may be material. Experience from actual mining or processing operations may identify new or unexpected conditions which could reduce production below, and/or increase capital and/or operating costs above, current estimates. If actual results are less favorable than current estimates, the combined company’s business, results of operations, financial condition and liquidity could be adversely impacted.

The announcement and pendency of the transaction could adversely affect each of Gatos’ and First Majestic’s business, results of operations and financial condition.

The announcement and pendency of the transaction could cause disruptions in and create uncertainty surrounding Gatos’ and First Majestic’s business, including affecting Gatos’ and First Majestic’s relationships with their respective existing suppliers and employees, which could have an adverse effect on Gatos’ or First Majestic’s business, results of operations and financial condition, regardless of whether the transaction is completed. In particular, Gatos and First Majestic could potentially lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the transaction. The attention of Gatos’ and First Majestic’s respective management may be directed towards closing the transaction, including obtaining required approvals and other transaction-related considerations and may be diverted from the day-to-day business operations of Gatos and First Majestic and matters related to the transaction may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Gatos and First Majestic. The merger agreement generally requires Gatos and First Majestic to conduct their respective business in all material respects in the ordinary course prior to the earlier of the termination of the merger agreement and the effective time. In addition, the merger agreement includes a variety of specified restrictions on the conduct of Gatos’ and First Majestic’s businesses, which, in the event the merger agreement is not earlier terminated, expire at the effective time. Gatos and First Majestic may find that these and other contractual restrictions in the merger agreement delay or prevent Gatos and First Majestic from making certain changes, or limit their ability to make certain changes, during such period, even if Gatos’ or First Majestic’s management, as applicable, believes that making such changes may be advisable. The pendency of the transaction may also divert management’s attention and resources away from First Majestic’s and Gatos’ ongoing business and operations.

Gatos and First Majestic will each incur substantial transaction fees and costs in connection with the transaction.

Gatos and First Majestic have incurred and expect to incur additional material, non-recurring expenses in connection with the transaction, including costs relating to obtaining required approvals and, in the case of Gatos, compensation payments to its executives triggered by the change in control of Gatos as a result of the transaction. Gatos and First Majestic have incurred significant financial services, accounting, tax, consulting and legal fees in connection with the process of negotiating and evaluating the terms of the transaction. Additional significant, unanticipated costs may be incurred in the course of coordinating and combining the businesses of Gatos and First Majestic. Pursuant to the merger agreement certain costs relating to regulatory applications and the filing, printing and mailing of this proxy statement/prospectus and First Majestic’s management information circular will be shared, however all other costs incurred will be solely for the account of the party incurring them. Such costs may be significant and could have an adverse effect on the parties’ future results of operations, cash flows and financial condition. In addition to its own fees and expenses, if the merger agreement is terminated under specified circumstances, Gatos will be required to pay to First Majestic a $28.0 million termination payment. In addition to its own fees and expenses, if the merger agreement is terminated under other specified circumstances, First Majestic will be required to pay to Gatos a $46.0 million termination payment. For more information, see the section entitled “The Merger Agreement – Termination of the Merger Agreement”, “The Merger Agreement – Effect of Termination” and “The Merger Agreement – Expenses and Termination Fee” on pages [ ], [ ] and [ ], respectively.

Significant demands will be placed on First Majestic as a result of the combination of the two companies.

As a result of the combination of First Majestic and Gatos, significant demands will be placed on the managerial, operational, and financial personnel and systems of First Majestic. First Majestic cannot assure you that its systems, procedures and controls will be adequate to support the expansion of operations following and resulting from the combination of the two companies. The future operating results of the combined company will be affected by the ability of its officers and key employees to manage changing business conditions and to implement and expand its operational and financial controls and reporting systems in response to the transaction.

The unaudited pro forma condensed combined financial information of Gatos and First Majestic is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the combination of First Majestic and Gatos.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of First Majestic and Gatos, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of the combined company after the combination of First Majestic and Gatos. In addition, the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is based in part on certain assumptions regarding the transaction. These assumptions may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the combination of First Majestic and Gatos. Accordingly, the historical information incorporated by reference in this proxy statement/prospectus and unaudited pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily represent the combined company’s results of operations and financial condition had Gatos and First Majestic operated as a combined entity during the periods presented, or of the combined company’s results of operations and financial condition after the combination of First Majestic and Gatos. The combined company’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

In preparing the unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus, First Majestic has given effect to, among other items, the combination of First Majestic and Gatos and the payment of the merger consideration. The unaudited pro forma condensed combined financial information may not reflect all of the costs that are expected to be incurred by Gatos and First Majestic in connection with the transaction.

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, on page [ ], including the notes thereto.

The combined company will prepare its financial statements in accordance with IFRS as opposed to U.S. GAAP, which could affect reported financial results.

First Majestic, as permitted for foreign private issuers under the U.S. Exchange Act, prepares its financial statements in accordance with IFRS, and the combined company will prepare its financial statements in accordance with IFRS. Gatos currently prepares its financial statements in accordance with U.S. GAAP. The application by First Majestic of different accounting standards on Gatos’ financial results could have a significant impact on the combined company’s reported financial results when compared to Gatos’ historical reported financial results.

First Majestic or Gatos may waive one or more of the closing conditions without re-soliciting shareholder approval or stockholder approval, respectively.

Certain conditions to First Majestic’s and Gatos’ obligations, respectively, to close the transaction may be waived, in whole or in part, to the extent legally permissible, either unilaterally or by agreement of First Majestic and Gatos. In the event that any such waiver does not require re-solicitation of First Majestic’s shareholders or Gatos’ stockholders or an amendment of this proxy statement/prospectus or any re-solicitation of proxies or voting cards, as applicable, the parties will have the discretion to close the transaction without seeking further approval of First Majestic shareholders or Gatos stockholders, as applicable.

The opinions of Gatos’ financial advisors rendered to the Gatos board and Gatos Special Committee do not reflect changes in circumstances between the signing of the merger agreement and the closing of the transaction.

The Gatos board has received an opinion from BofA Securities dated September 4, 2024, to the effect that, as of the date of the opinion and based upon and subject to the various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the Gatos stockholders (other than First Majestic and its affiliates). The Gatos Special Committee has received an opinion from GenCap, dated September 4, 2024, to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters considered by GenCap in connection with the preparation of its opinion, as of such date, the transaction was fair, from a financial point of view, to Gatos stockholders. Changes in the operations and prospects of First Majestic or Gatos, general market and economic conditions and other factors that may be beyond the control of First Majestic or Gatos, and on which the forecasts and assumptions used by Gatos’ financial advisors in connection with rendering of their opinions may have been based, may significantly alter the value of First Majestic or Gatos or the prices of the First Majestic common shares or of the shares of Gatos common stock by the time the transaction is completed. The opinions did not speak as of the time the transaction will be completed or as of any date other than the date of such opinions and neither the Gatos board nor the Gatos Special Committee anticipates asking its financial advisors to update their opinions. The Gatos board’s recommendation that Gatos stockholders vote “FOR” approval of the Gatos merger proposal, however, is made as of the date of this proxy statement/prospectus.

For a description of the opinions that the Gatos board and the Gatos Special Committee received from their respective financial advisors, see the section entitled “Opinions of the Financial Advisors to Gatos – Opinion of

BofA Securities and GenCap” on page [ ]. A copy of the opinion of BofA Securities is attached as Annex B to this proxy statement/prospectus and a copy of the opinion of GenCap is attached as Annex C to this proxy statement/prospectus and each is incorporated by reference herein in its entirety.

Failure to complete the transactions contemplated by the merger agreement could negatively impact the price of Gatos common stock, and its future business and financial results.

If the transactions contemplated by the merger agreement are not completed for any reason, Gatos’ ongoing business may be materially and adversely affected and Gatos would be subject to a number of risks, including, but not limited to, the following:

•	Gatos may experience negative reactions from the financial markets, including negative impacts on trading prices of Gatos common stock, and from Gatos’ employees and suppliers; and

•	Gatos will be required to pay First Majestic a termination payment of $28.0 million if the merger agreement is terminated in certain circumstances.

In addition, Gatos could be subject to litigation related to any failure to complete the acquisition or related to any proceeding to specifically enforce Gatos’ performance obligations under the merger agreement.

If any of these risks materialize, they may materially and adversely affect Gatos’ business, financial condition, financial results and stock prices.

Directors and executive officers of Gatos have interests in the transaction that may differ from the interests of Gatos stockholders generally, including, if the transaction is completed, the receipt of financial and other benefits.

In considering the recommendations of the Gatos board and the Gatos Special Committee, Gatos stockholders should be aware that Gatos’ directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Gatos stockholders generally. These interests may include, among others, the treatment of outstanding Gatos equity awards under the merger agreement and the potential payment of severance benefits upon certain terminations of employment that occur within a certain period of time following or prior to a change in control (as defined in each executive officer’s employment agreement), which includes the merger, and rights to ongoing indemnification and insurance coverage. The Gatos Special Committee and Gatos board were aware of and considered these interests, among other matters, when it approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommended that Gatos stockholders approve the merger proposal.

Each of the executive officers of Gatos (other than Mr. Huerta) is party to an existing employment agreement providing for certain enhancements to such executive officer’s severance payments and benefits if such executive officer is terminated in connection with a change in control of Gatos, which includes the merger. For a more complete description of such change of control agreements, see the section entitled “The Gatos Merger -Interests of Gatos’ Directors and Executive Officers in the Transaction” on page [ ].

Except in specified circumstances, if the effective time has not occurred by the outside date, either Gatos or First Majestic may choose not to proceed with the transaction.

Either Gatos or First Majestic may terminate the merger agreement if the effective time has not occurred by April 30, 2025 (i.e. the outside date); provided, that to the extent the condition to obtain Mexican antitrust clearance required to be obtained with respect to the transaction has not been satisfied or waived on or prior to April 30, 2025, but all other conditions to closing have been satisfied or, to the extent permitted, waived (except for those conditions that by their nature are to be satisfied at the closing), the outside date will be automatically extended to May 31, 2025. However, this right to terminate the merger agreement will not be available to Gatos or First Majestic if such party has breached its obligations under the merger agreement and such breach has been the cause of the failure to consummate the transaction on or before the outside date. For more information, see the section entitled “The Merger Agreement – Termination of the Merger Agreement”, on page [ ].

There may be less publicly available information concerning First Majestic than there is for issuers that are not foreign private issuers because, as a foreign private issuer, First Majestic is exempt from a number of rules under the U.S. Exchange Act and is permitted to file less information with the SEC than issuers that are not foreign private issuers and First Majestic, as a foreign private issuer, is permitted to follow home country practice in lieu of the listing requirements of the NYSE, subject to certain exceptions.

For so long as First Majestic remains a foreign private issuer under the U.S. Exchange Act, First Majestic is exempt from certain rules under the U.S. Exchange Act. So long as it follows its home country practice, First Majestic is not currently required to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC. First Majestic is also not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the U.S. Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material, non-public information. In addition, First Majestic is exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the U.S. Exchange Act. The members of the First Majestic board, officers and significant shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. Accordingly, there may be less publicly available information concerning First Majestic than there is for companies whose securities are registered under the U.S. Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. In addition, certain information may be provided by First Majestic in accordance with Canadian law, which may differ in substance or timing from such disclosure requirements under the U.S. Exchange Act. For example, disclosure with respect to First Majestic annual meetings of shareholders will be governed by Canadian law. Further, as a foreign private issuer, under the NYSE rules First Majestic is not required to comply with most of the NYSE corporate governance requirements, so long as it complies with Canadian corporate governance practices. First Majestic’s current corporate governance practices are consistent with all applicable Canadian regulatory guidelines and standards and NYSE rules, except for NYSE rules related to shareholder approval requirements for equity compensation plans and that First Majestic adopt corporate governance guidelines, as disclosed on First Majestic’s website at www.firstmajestic.com. Subject to certain exceptions, the rules of the NYSE permit a foreign private issuer to follow its home country practice in lieu of certain listing requirements of the NYSE. First Majestic is required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under the NYSE listing standards in its annual report filed with the SEC or on its website. Accordingly, First Majestic shareholders may not have the same protections afforded to shareholders of companies that are required to comply with all of the corporate governance requirements.

First Majestic is organized under the laws of British Columbia, Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the U.S. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the U.S. against First Majestic, its officers, or members of the First Majestic board.

First Majestic is organized under the laws of British Columbia, Canada. A substantial portion of First Majestic’s assets are located outside the U.S., and many of First Majestic’s directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the U.S. and the assets of such persons may be located outside of the U.S. As a result, it may be difficult for investors to effect service within the U.S. upon First Majestic and those directors, officers and experts, or to enforce judgments obtained in U.S. courts against First Majestic or such persons either inside or outside of the U.S., or to enforce in U.S. courts judgments obtained against First Majestic or such persons in courts in jurisdictions outside the U.S., in any action predicated upon the civil liability provisions of the federal securities laws of the U.S. There is no certainty that civil liabilities predicated solely upon the federal securities laws of the U.S. can be enforced in Canada, whether by original action or by seeking to enforce a judgment of U.S. courts. In addition, punitive damages awards in actions brought in the U.S. or elsewhere may be unenforceable in Canada.

Resales of First Majestic common shares following the transaction may cause the market value of First Majestic common shares to decline.

Based on the number of shares of Gatos common stock and Gatos equity awards outstanding as of [ ], 2024, First Majestic expects to issue or reserve for issuance up to approximately an aggregate of [ ] First Majestic common shares at the effective time in connection with the transaction. The issuance of these new First Majestic common shares could have the effect of depressing the market value of First Majestic’s common shares. The increase in the number of First Majestic common shares may lead to sales of such First Majestic common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, First Majestic common shares. In addition, some Gatos stockholders may decide not to continue to hold the First Majestic common shares they receive as a result of the transaction, and any such sales of First Majestic common shares could have the effect of depressing their market price.

The market value of First Majestic common shares may decline as a result of the combination of First Majestic and Gatos.

The market value of First Majestic common shares may decline as a result of the combination of First Majestic and Gatos if, among other things, the combined company is unable to achieve the expected benefits of the merger or if the transaction costs related to the transaction are greater than expected. The market value of First Majestic common shares also may decline if the combined company does not achieve the perceived benefits of the combination as rapidly or to the extent anticipated by the market or if the effect of the transaction on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, First Majestic common shares, regardless of First Majestic’s actual operating performance after the combination of First Majestic and Gatos.

Current First Majestic shareholders and Gatos stockholders will have a reduced ownership and voting interest after the transaction and will have less input into the management of the combined company.

Based on the number of shares of Gatos common stock and Gatos equity awards outstanding as of [ ], 2024, at the effective time, First Majestic expects to issue or reserve for issuance up to an aggregate of approximately [ ] First Majestic common shares at the effective time in connection with the transaction. As a result, it is expected that, immediately after the effective time, former Gatos stockholders will own approximately an aggregate of 38% of the outstanding First Majestic common shares upon closing of the transaction. Consequently, current First Majestic shareholders in the aggregate will have less input into the management and policies of the combined company than they currently have over the management and policies of First Majestic, and Gatos common stockholders in the aggregate will have significantly less input into the management and policies of the combined company than they currently have over the management and policies of Gatos.

Gatos and First Majestic may be targets of legal claims, securities class actions, derivative lawsuits and other claims which could result in substantial costs and may delay or prevent the transaction from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the transaction, then that injunction may delay or prevent the transaction from being completed.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders and third parties due to the combination of First Majestic’s business and Gatos’ business. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

If certain requirements under Section 367(a) of the Code and the U.S. Treasury Regulation promulgated thereunder are not satisfied, Gatos stockholders may be required to recognize gain (but not loss) for U.S. federal income tax purposes upon their exchange of Gatos common stock for the First Majestic common shares pursuant to the merger.

First Majestic and Gatos intend that, for U.S. federal income tax purposes, (i) the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the merger does not result in the recognition of gain to a holder of Gatos common stock under Section 367(a) of the Code as a result of certain requirements set forth in the U.S. Treasury Regulations promulgated thereunder being satisfied (other than for any 5% U.S. Holder (as defined below in the section entitled “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”) of First Majestic following the merger that does not enter into a GRA (as defined below in the section entitled “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”). Neither First Majestic nor Gatos has sought, and will not seek, a ruling from the IRS regarding any matters relating to the merger. Accordingly, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the intended U.S. federal income tax consequences of the merger. If the transaction were to fail to satisfy certain requirements under Section 367(a) of the Code and the U.S. Treasury Regulations promulgated thereunder (including a 5% U.S. Holder failing to enter into a GRA), U.S. Holders of Gatos common stock may be required to recognize the full amount of any gain, but not any loss, on their exchange of Gatos common stock for First Majestic common shares. Subject to certain exceptions, a Non-U.S. Holder (as defined below in the section entitled “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences”) that exchanges its Gatos common stock for First Majestic common shares in the merger generally will be subject to the same rules applicable to U.S. Holders as discussed under “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences-Certain U.S. Federal Income Tax Consequences of the Transaction to U.S. Holders” (other than with respect to the discussion regarding Section 367(a) of the Code).

For a more detailed summary of the U.S. federal income tax consequences of the merger, see “The Gatos Merger Proposal-Material U.S. Federal Income Tax Consequences” beginning on page [●].

The IRS may not agree that First Majestic should be treated as a foreign corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized under the laws of the United States, any state thereof or the District of Columbia. Accordingly, under generally applicable United States federal income tax rules, First Majestic, which is organized under the laws of British Columbia, Canada, would generally be classified as a non-U.S. corporation. However, Section 7874 of the Code and the U.S. Treasury Regulations promulgated thereunder contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes (or to be subject to certain other adverse tax consequences). Based on the percentage of outstanding First Majestic common shares that is expected to be owned by former Gatos stockholders immediately after the merger, First Majestic believes that it should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the U.S. Treasury Regulations promulgated thereunder immediately following the merger. There can be no assurance, however, that the IRS will not take a contrary position or that the relevant U.S. federal income tax law will not be changed (possibly with retroactive effect) in a manner that would result in a contrary conclusion. If it were determined that First Majestic is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, First Majestic could be subject to substantial U.S. tax liability and its non-U.S. shareholders could be subject to U.S. withholding tax on any dividends.

First Majestic and Gatos may have difficulty attracting, motivating and retaining executives and other key employees in light of the combination of First Majestic and Gatos.

First Majestic’s success after closing the transaction will depend in part on the ability of First Majestic to retain key executives and other employees with critical skills and knowledge which are crucial for the combined company to achieve key milestones and synergy realization. Uncertainty about the effect of the transaction on First Majestic and Gatos employees may have an adverse effect on each of First Majestic and Gatos separately and consequently, on the combined company. This uncertainty may impair First Majestic’s and/or Gatos’ ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the transaction, as employees of First Majestic and Gatos may experience uncertainty about their future roles in the combined company.

Furthermore, if key employees of First Majestic or Gatos depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined company, First Majestic may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent, and the combined company’s ability to realize the anticipated benefits of the transaction may be materially and adversely affected. No assurance can be given that the combined company will be able to attract or retain key employees to the same extent that First Majestic and Gatos have been able to attract or retain employees in the past.

The merger agreement contains provisions that make it more difficult for First Majestic and Gatos to pursue alternatives to the transaction and may discourage other companies from trying to acquire Gatos for greater consideration than what First Majestic has agreed to pay.

The merger agreement contains provisions that make it more difficult for Gatos to sell its business to a party other than First Majestic for equivalent or more attractive consideration than the consideration First Majestic has agreed to provide in the transaction, or for First Majestic to sell its business. These provisions include a general prohibition on each party soliciting any competing proposal, subject to limited exceptions. Further, there are only limited circumstances in which a party may terminate the merger agreement to accept a competing proposal and limited exceptions to its agreement that its board of directors will not withdraw or modify its recommendation in a manner adverse to the transaction. See “The Merger Agreement – Agreement Not to Solicit Other Offers” and “The Merger Agreement – Termination of the Merger Agreement,” on pages [ ] and [ ], respectively, of this proxy statement/prospectus.

The parties believe these provisions are reasonable, customary and not preclusive of other offers, but these restrictions might discourage a third party that has an interest in acquiring all or a significant part of either Gatos or First Majestic from considering or proposing an alternative proposal.

If a competing proposal to acquire Gatos or First Majestic is made, consummation of the transaction may be delayed or impeded.

If a competing proposal to acquire Gatos or First Majestic is made, the attention of Gatos’ and First Majestic’s respective management teams may be diverted away from the transaction, which may delay or impede consummation of the transaction. Matters related to such competing proposal, including any potential related litigation, may require commitments of time and resources of both parties and their respective representatives, which could otherwise have been devoted to consummating the transaction.

The financial forecasts are based on various assumptions that may not be realized.

The financial estimates set forth in the forecasts included under the section entitled “The Gatos Merger – Summary of Certain Unaudited Gatos Financial Projections” on page [ ] were based on assumptions of, and information available to, the management team of Gatos when prepared and these estimates and assumptions are subject to uncertainties, many of which are beyond the control of Gatos and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result, actual future results may vary materially from the estimates. In view of these uncertainties, the inclusion of financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

The financial estimates set forth in the forecasts included under the section entitled “The Gatos Merger – Summary of Certain Unaudited Gatos Financial Projections” on page [ ] were based on assumptions that were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and Gatos and First Majestic do not undertake any obligation, other than as required by applicable law, to update the financial estimates in this proxy statement/prospectus to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. See “The Gatos Merger – Summary of Certain Unaudited Gatos Financial Projections” on page [ ] for more information. Ernst & Young LLP, Gatos’ independent registered public accounting firm, has not examined, compiled or performed any procedures with respect to such forecasts.

Gatos stockholders will not be entitled to appraisal rights in the proposed merger.

Because the Gatos common stock is listed on the NYSE and the TSX as of the record date for the Gatos special meeting and Gatos stockholders are solely receiving First Majestic common shares, and cash in lieu of fractional common shares as merger consideration in exchange for their Gatos common stock, and, as a condition to closing the transaction, such First Majestic common shares must be approved for listing on the NYSE , subject to official notice of issuance, and conditionally approved or authorized for listing on the TSX (subject to only customary listing conditions), no appraisal rights are available under Section  262 of the DGCL with respect to the merger.

Risks Related to First Majestic’s Business

An investment in First Majestic common shares of involves a number of risks including, but not necessarily limited to, those set forth below.

In addition to the risk factors listed below, you should read and consider the risk factors specific to First Majestic’s business described in First Majestic’s Annual Report on Form 40-F for the fiscal year ended December 31, 2023, which is incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” on page [ ] for the location of information incorporated by reference into this proxy statement/prospectus.

Investment in the common shares of First Majestic should be considered speculative due to the high-risk nature of First Majestic’s business and the present stage of First Majestic’s development. The following risk factors, as well as risks currently unknown to First Majestic, could materially adversely affect the future business, operations and financial condition of First Majestic and could cause them to differ materially from the estimates described in forward-looking statements herein relating to First Majestic or First Majestic’s business, property or financial results, each of which could cause investors to lose part or all of their investment in First Majestic’s common shares. The risks set out below are not the only risks First Majestic faces; risks and uncertainties not currently known to First Majestic or that First Majestic currently deems to be immaterial may also materially and adversely affect First Majestic’s business, financial condition, results of operations and prospects. Investors should carefully consider the following risk factors along with the other information set out in this proxy statement/prospectus before making a decision on the Gatos merger proposal. While First Majestic engages in certain risk management practices, there can be no assurance that such measures will limit the occurrence of events that may negatively impact First Majestic as many factors are beyond the control of First Majestic. In addition to the other information presented in this proxy statement/prospectus, the risk factors that follow should be given special consideration when evaluating the Gatos merger proposal.

Operational Risks

First Majestic’s production and cost estimates may not always be achieved due to a variety of factors which could adversely impact First Majestic’s cash flow, earnings and financial conditions.

From time to time, First Majestic prepares estimates of future production and future production costs for operations. No assurance can be given that production and cost estimates will be achieved. These production and cost estimates are based on, among other things, the following factors: the accuracy of mineral reserve estimates; the accuracy of assumptions regarding ground conditions and physical characteristics of ores, such as hardness and presence or absence of particular metallurgical characteristics; equipment and mechanical availability; labor; and the accuracy of estimated rates and costs of mining and processing, including the cost of human and physical resources required to carry out First Majestic’s activities. Failure to achieve production or cost estimates, or increases in costs (including as a result of inflation), could have an adverse impact on First Majestic’s future cash flows, earnings, results of operations and financial condition.

Actual production and costs may vary from estimates for a variety of reasons, including actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short-term operating factors relating to the mineral reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades; and risks and hazards associated with mining. In addition, there can be no assurance that metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production, or that the existing known and experienced recoveries will continue. Costs of production may also be affected by a variety of factors including: dilution, widths, ore grade and metallurgy, labour costs, costs of supplies and services (such as, for example, fuel and power), general inflationary pressures and currency exchange rates. Failure to achieve production estimates could have an adverse impact on First Majestic’s future cash flows, earnings, results of operations and financial condition.

Exploration and development of mineral properties involves significant financial risks, which may require major expenses to establish economic reserves by drilling, constructing mining and processing facilities at a site, developing metallurgical processes and extracting previous metals from ore.

First Majestic has projects at various stages of development and there are inherent risks in the development, construction and permitting of all new mining projects or in restarting production at any of First Majestic’s non-producing mines. Exploration and development of mineral properties involves significant financial risks that even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish economic reserves by drilling, constructing mining and processing facilities at a site, developing metallurgical processes and extracting precious metals from ore. First Majestic cannot ensure that its current exploration and development programs will result in profitable commercial mining operations. Also, substantial expenses may be incurred on exploration projects which are subsequently abandoned or otherwise disposed of due to poor exploration results or the inability to define resources which can be developed and mined economically.

The economic feasibility of development projects or of First Majestic’s non-producing mines is reliant upon many factors, including the accuracy of mineral reserve and mineral resource estimates, metal recoveries, capital and operating costs, government regulations relating to prices, taxes, royalties, land tenure, land use, importing, exporting, environmental protection, and metal prices, which are highly volatile. Commencing production at development projects or restarting production at any of First Majestic’s non-producing mines are also subject to the successful completion of economic evaluations or feasibility studies, issuance of necessary governmental permits and availability of adequate financing. Furthermore, material changes in developing resources into economically viable mineral reserves can be affected by ore grades, widths and dilution or metal recoveries at any project.

Development projects have no operating history upon which to base estimates of future cash flow. Estimates of proven and probable mineral reserves, measured mineral resources, indicated mineral resources and inferred mineral resources are, to a large extent, based upon detailed geological and engineering analysis. Further, mineral resources that are not mineral reserves do not have demonstrated economic viability. Due to the uncertainty of inferred mineral resources, there is no assurance that inferred mineral resources will be upgraded to proven or probable mineral reserves as a result of continued exploration.

First Majestic must continuously replace and expand its mineral reserves to maintain or grow metal production, and failure to do so could lead to reduced production, mine closures and increased costs.

Because mines have limited lives based primarily on proven and probable mineral reserves, First Majestic must continually replace and expand its mineral reserves as First Majestic’s mines produce metals. The ability of First Majestic to maintain or increase its annual production of metals and First Majestic’s future growth and productivity will be dependent in significant part on its ability to identify and acquire additional commercially mineable mineral rights, to bring new mines into production and to continue to invest in exploration and development at First Majestic’s existing mines or projects in order to develop resources into minable economic mineral reserves.

Failure to identify additional mineral reserves may result in the reduction of mineral production at one or more of First Majestic’s mines and may result in a mine ceasing to be economic, which ultimately may lead to the temporary or permanent closure of the mine. Mine closure involves long-term management of permanent engineered structures and potential acid rock drainage, achievement of environmental closure standards, orderly termination of employees and contractors and, ultimately, relinquishment of the site. The successful completion of these and other associated tasks is dependent on sufficient financial resources and the ability to successfully implement negotiated agreements with relevant governmental authorities, communities, unions, employees and other stakeholders. The consequences of a difficult closure range from increased closure costs and handover delays to ongoing environmental impacts and corporate reputation damage if desired outcomes cannot be achieved.

The operation and development of a mine or mineral property involves many risks, such as equipment failures, slope failures, environmental hazards and unexpected geological formations.

The operation and development of a mine or mineral property involves many risks which a combination of experience, knowledge and careful evaluation may not be able to overcome. These risks include:

•	major or catastrophic equipment failures;

•	mine, embankment and/or slope failures;

•	deleterious elements materializing in the mined resources;

•	environmental hazards and catastrophes;

•	risks associated with the integrity and stability of tailings storage facilities, including failure or leakages;

•	industrial accidents and explosions;

•	encountering unusual or unexpected geological formations;

•	changes in the cost of consumables, power costs and potential power shortages;

•	labor shortages (including due to public health issues or strikes);

•	availability of water supplies;

•	theft, fraud, organized crime, civil disobedience, protests and other security issues;

•	ground fall and underground cave-ins; and

•	natural phenomena, such as inclement or severe weather conditions, floods, droughts, rockslides and earthquakes.

These occurrences could result in environmental damage and liabilities, work stoppages and delayed production, increased production costs, damage to, or destruction of, mineral properties or production facilities, personal injury or death, asset write-downs, monetary losses, liabilities to third parties and other liabilities.

Mining operations depend on reliable infrastructure, and the lack of availability or the delay in the availability could prevent or delay exploitation or development of First Majestic’s projects and may require First Majestic to construct alternative infrastructure.

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources, water supplies and, in certain cases, air access are important determinants for capital and operating costs. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay exploitation or development of First Majestic’s projects and may require First Majestic to construct alternative infrastructure (for example, powerlines and other energy-related infrastructure). If adequate infrastructure is not available in a timely manner, there can be no assurance that the exploitation of First Majestic’s projects will be commenced or completed on a timely basis, if at all; the resulting operations will achieve the anticipated production volume, or the construction costs and ongoing operating costs associated with the exploitation and/or development of First Majestic’s mines and other projects will not be higher than anticipated. In addition, unusual weather phenomena, sabotage, terrorism, non-governmental organization and governmental or other community or indigenous interference in the maintenance or provision of such infrastructure could adversely affect First Majestic’s business, operations and profitability.

While First Majestic believes that it has adequate infrastructure to support current operations, future developments could limit the availability of certain aspects of the infrastructure. First Majestic could be adversely affected by the need for new infrastructure. There can be no guarantee that First Majestic will be successful in maintaining adequate infrastructure for its operations which could adversely affect First Majestic’s business, operations and profitability.

Failure to obtain or comply with governmental regulations, licenses and permits may result in civil or criminal fines, penalties or enforcement actions.

First Majestic’s mining, exploration and development projects are subject to extensive laws and regulations which vary based on the jurisdiction in which the projects are located. Such laws and regulations govern various matters which may include exploration, development, production, price controls, exports, taxes, mining royalties, environmental levies, labor standards, expropriation of property, maintenance of mining claims, land use, land claims of local people, water use, waste disposal, power generation, protection and remediation of the environment, reclamation, historic and cultural resource preservation, mine safety, occupational health, and the management and use of toxic substances and explosives, including handling, storage and transportation of hazardous substances.

Such laws and regulations may require First Majestic to obtain licenses and permits from various governmental authorities. Failure to comply with applicable laws and regulations, including licensing and permitting requirements, may result in civil or criminal fines, penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations, requiring corrective measures, requiring the installation of additional equipment, requiring remedial actions or imposing additional local or foreign parties as joint venture partners, any of which could result in significant expenditures or loss of income by First Majestic. First Majestic may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations, licensing requirements or permitting requirements.

Amendments to Mexico’s laws could adversely affect First Majestic and its business.

First Majestic currently conducts mining operations in Mexico, and as such First Majestic’s operations are subject to Mexican laws. Any amendments to such laws or changes in interpretation or enforcement thereof can have a material adverse effect on First Majestic and its business in Mexico. On May 8, 2023, the Mexican Government enacted a decree amending several provisions of the Mining Law, the Law on National Waters, the Law on Ecological Equilibrium and Environmental Protection and the General Law for the Prevention and Integral Management of Waste, which became effective on May 9, 2023 (the “Decree”). This Decree amends the Mexican mining and water laws, including: (i) the duration of the mining concession titles, (ii) the process to obtain new mining concessions (through a public tender), (iii) imposing conditions on water use and availability for the mining concessions, (iv) the elimination of “free land and first applicant” scheme; (iv) new social and environmental requirements in order to obtain and keep mining concessions, (v) the authorization by the Mexican Ministry of Economy of any mining concession’s transfer, (vi) new penalties and cancellation of mining concessions grounds due to non-compliance with the applicable laws, (vii) the automatic dismissal of any application for new concessions, and (viii) new financial instruments or collateral that should be provided to guarantee the preventive, mitigation and compensation plans resulting from the social impact assessments, among other amendments. These amendments are expected to have an impact on First Majestic’s current and future exploration activities and operations in Mexico and the extent of such impact is yet to be determined but could be material for First Majestic. On June 7, 2023, the Senators of the opposition parties (PRI, PAN and PRD) filed a constitutional action against the Decree, which is pending to be decided by the Mexican Supreme Court of Justice. During the second quarter of 2023, First Majestic filed various amparo lawsuits challenging the constitutionality of the Decree. As of the date of this proxy statement/prospectus, these amparos filed by First Majestic, along with numerous amparos in relation to the Decree that have been filed by other companies, are still pending before the District or Collegiate Courts. On July 15, 2024, the Supreme Court of Justice suspended all on-going amparo lawsuits against the Decree whilst the constitutional action is being considered by the Supreme Court. Once the Supreme Court has provided its ruling on the constitutional action, such ruling will set a precedent that will enable the on-going amparo lawsuits to be resolved, thereby avoiding the potential for contradictory judgments in the various amparo lawsuits that have been filed against the Decree.

In addition, on September 15, 2024, the Mexican Congress and a majority of state legislatures approved amendments to the Mexican Constitution to implement certain structural changes to the Mexican judiciary (the “Judiciary Reform”). The Judiciary Reform introduces significant changes to the Mexican judiciary, including (i) shifting from an appointment-based system, largely dependent on qualifications, to a system where judges are elected; and (ii) replacing the Federal Judicial Council with two new entities: the Judicial Administration Body and the Judicial Discipline Tribunal, which will oversee judicial careers, the Judiciary Branch’s budgeting, and disciplinary actions for public officials. These proposed changes may have impacts on the Mexican court system and litigation in Mexico, the effects of which cannot be predicted at this time. In October 2024, opposition parties (PRI and PAN), along with certain judges and members of the Mexican Congress, filed constitutional actions with the Mexican Supreme Court of Justice against the Judiciary Reform. The Supreme Court of Justice has accepted the constitutional actions for its review.

First Majestic’s income and its mining, exploration and development projects, could be adversely affected by amendments to such laws and regulations, by future laws and regulations, by more stringent enforcement of current laws and regulations, by changes in applicable government policies affecting investment, mining and repatriation of financial assets, by changes in the independence and reliability of Mexican courts, by shifts in political attitudes and by exchange controls. The effect, if any, of these factors cannot be accurately predicted.

Further, there can be no assurance that First Majestic will be able to obtain or maintain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at First Majestic’s projects.

The costs of discovering, evaluating, planning, designing, developing, constructing, operating and closing First Majestic’s mining, exploration and development activities and operations in compliance with such laws and regulations are significant. It is possible that the costs and delays associated with compliance with such laws and regulations, and new taxes, could become such that First Majestic would not proceed with mining, exploration and development at one or more of its properties. Moreover, it is possible that future regulatory developments, such as increasingly strict environmental protection laws, regulations and enforcement policies thereunder, and claims for damages to property and persons resulting from First Majestic’s mining, exploration and development projects could result in substantial costs and liabilities for First Majestic, such that First Majestic would halt or not proceed with mining, exploration and development at one or more of its properties.

Failure to comply with environmental and health and safety regulations may result in injunctions, damages, suspension or revocation of permits and imposition of penalties.

First Majestic’s activities are subject to extensive laws and regulations governing environmental protection and employee health and safety. Environmental laws and regulations are complex and have tended to become more stringent over time. First Majestic is required to obtain governmental permits and in some instances air, water quality, waste disposal, hazardous substances and mine reclamation rules and permits. Although First Majestic makes provisions for environmental compliance and reclamation costs, it cannot be assured that these provisions will be adequate to discharge its future obligations for these costs. Failure to comply with applicable environmental and health and safety laws may result in injunctions, damages, suspension or revocation of permits and imposition of penalties. Environmental regulation is evolving in a manner resulting in stricter standards and the costs of compliance with such standards are increasing while the enforcement of, and fines and penalties for, non-compliance are also becoming more stringent. In addition, certain types of operations require submissions of, and approval of, environmental impact assessments. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. Climate change regulations may become more onerous over time as governments implement policies to further reduce carbon emissions, including the implementation of taxation regimes based on aggregate carbon emissions. However, the cost of compliance with environmental regulation and changes in environmental regulation have the potential to result in increased cost of operations, reducing the profitability of First Majestic’s operations. There has been increased global attention and the introduction of regulations restricting or prohibiting the use of cyanide and other hazardous substances in mineral processing activities. If legislation restricting or prohibiting the use of cyanide were to be adopted in a region in which First Majestic relies on the use of cyanide, it would have a significant adverse impact on First Majestic’s results of operations and financial condition as there are few, if any, substitutes for cyanide in extracting metals from certain types of ore.

On August 26, 2021, the Nevada Division of Environmental Protection issued 10 Notices of Alleged Violation that alleged First Majestic doing business as Jerritt Canyon Gold, LLC had violated various air permit conditions and regulations applicable to operations at First Majestic’s Jerritt Canyon Mine in Elko County, Nevada. The 2021 Notices of Alleged Violations are related to compliance with emission monitoring, testing, recordkeeping requirements, and emission and throughput limits.

First Majestic filed a Notice of Appeal on September 3, 2021, challenging the 2021 Notices of Alleged Violations before the Nevada State Environmental Commission. First Majestic raised various defenses to the 2021 Notices of Alleged Violation, including that First Majestic is not liable for the violations because it was never the owner/operator of Jerritt Canyon during the period the alleged violations began (on April 30, 2021, First Majestic acquired Jerritt Canyon Canada Ltd, which, through subsidiaries, owns and operates Jerritt Canyon). There is currently no hearing scheduled or any scheduling order in the matter, and the parties have yet to engage in discovery.

On March 8, 2022, the Nevada Division of Environmental Protection issued an additional four Notices of Alleged Violations to First Majestic’s subsidiary, Jerritt Canyon Gold, LLC for alleged exceedances and violations of an Air Quality Operating permit and Mercury Operating Permit to Construct. The 2022 Notices of Alleged Violations relate to alleged exceedances of mercury emission limitations, exceedances of operating parameters, installation of equipment, and recordkeeping requirements. First Majestic filed a request for hearing with the Nevada State Environmental Commission on March 18, 2022 that challenged the bases for the alleged 2022 Notices of Alleged Violation and any potential penalties associated with the Notices of Alleged Violations. Jerritt Canyon Gold, LLC and Nevada Division of Environmental Protection agreed to waive the 20-day hearing requirement for the 2022 Notices of Alleged Violation and the parties have requested that the NSEC withhold scheduling a hearing for the 2022 Notices of Alleged Violation at this time. At this time any potential fines or penalties for the 2021 Notices of Alleged Violations or 2022 Notices of Alleged Violations cannot be reliably determined.

First Majestic intends to, and attempts to, fully comply with all applicable environmental regulations, however First Majestic’s ability to conduct adequate maintenance and safety protocols may be considerably constrained or even prevented in areas where its control is impacted by criminal activities, such as its San Martin mine. Although First Majestic has repeatedly requested all applicable governmental authorities to take action to secure the area, to date, the Mexican government has failed to take any such action and First Majestic’s own efforts have been unsuccessful. Due to this situation, First Majestic has been unable to conduct care and maintenance activities at San Martin since its remaining employees were withdrawn in 2021 and First Majestic has limited information as to the current state of repair at the mine, including the tailing storage facility. As a result, there may be an increased risk that an environmental incident may occur at this operation and, as applicable Mexican laws impose strict liability on the property owner, First Majestic could incur material financial liabilities and suspension of authorizations as a result.

While responsible environmental stewardship is a top priority for First Majestic, there can be no assurance that First Majestic has been or will be at all times in complete compliance with applicable environmental laws, regulations and permits, or that the costs of complying with current and future environmental laws and permits will not materially and adversely affect First Majestic’s business, results of operations or financial condition.

First Majestic may be exposed to liability if accidents or contamination arises as a result of any failure in or overflow of its tailings storage facilities.

In order to manage the risk in the operation of mining tailings storage facilities (“TSF”), First Majestic invests in technologies and practices that safely facilitate the handling and storage of mine tailings, in particular the operation of press filters and belt filters in Mexico, and automated pump-back and monitoring systems in Nevada at First Majestic’s Jerritt Canyon mine. Tailing filter presses are also installed at two of First Majestic’s suspended operations at the Del Toro and San Martin mines. All of First Majestic’s operating tailing storage facilities in Mexico are “dry stack” tailing storage facilities and monitored continuously and audited annually to meet all federal and state safety guidelines. The Jerritt Canyon mine TSF is a wet deposition facility, and First Majestic completed a lined, 12 ft. lift to insure additional storage for another 2+ years of operation in 2021. A life-of-mine tailing deposition optimization study was completed in 2022 by Patterson & Cooke which outlines the need to continue converting the water settling pond into a third TSF to provide capacity for two additional years of production plus evaluates the establishment of TSF4 which combines the footprint of TSF2 and TSF3 into a larger single facility and multi-year life.

Prior to removal of its workforce at the San Martin mine in 2021, First Majestic increased the rock supporting abutment to TSF2 to further increase this TSF’s factor of safety to international standards and is 98% complete with this project. Due to the safety concerns and subsequent removal of First Majestic’s workforce, to date this project has not been fully completed. First Majestic has also been unable to conduct ongoing care and maintenance activities on the San Martin TSF since 2021. As a result, First Majestic has limited information as to the current state of repair at the mine, including the TSF and is unable to confirm the continued compliance of the TSF with federal and state safety guidelines. First Majestic’s inability to conduct care and maintenance and to complete the rock supporting abutment project may increase the risk of overflow or failure of the TSF. An overflow or failure of this TSF could result in significant environmental contamination in the local area and could result in First Majestic incurring material financial liabilities for clean-up and/or penalties. In such a situation, First Majestic may be unable to conduct adequate clean-up activities in the event that the security conditions at the San Martin mine are not remedied by the Mexican government.

First Majestic complies, to the extent the local security conditions allow it to, with applicable regulations, which establish the procedure to characterize tailings deposits, as well as the specifications and criteria for the characterization and preparation of the deposit sites, construction, operation and closure of tailings deposits. During construction of First Majestic’s paste TSF, the designs and operation of First Majestic TSFs are guided by international standards such as the Canadian Dam Association, where the minimum required operational stability factors are established. The designs and current stability conditions have also been reviewed by third party consultants through the Dam Safety Inspection reports, carrying out the risk analysis and classification according to international standards of both the Canadian Dam Association, and the International Commission on Large Dams. However, due to the security conditions at the San Martin mine, First Majestic has been unable to have the stability conditions at the TSF reviewed since October 2022.

Mining is an extractive industry that deals with inherent uncertainties of natural and environmental factors; therefore, First Majestic may be exposed to liability if accidents and/or contamination arise as a result of any failure in or overflow of its TSFs. Such failures or overflows could result from various risks and hazards, including natural hazards like earthquakes and flooding, uncertainty in the behaviour of rock formations beneath the TSF foundations, industrial accidents, involuntary failures in the design and management of the TSF and failure to carry out adequate care and maintenance.

To the extent that First Majestic is subject to unfunded or uninsured environmental liabilities, the payment for such liabilities would reduce funds otherwise available and could have a material adverse effect on First Majestic. Should First Majestic be unable to fund fully the cost of remedying an environmental problem, First Majestic may be required to suspend operations or enter into interim compliance measures pending completion of required remediation, which could have a material adverse effect on First Majestic.

Operations are exposed to various levels of political and economic risks outside of First Majestic’s control.

First Majestic currently conducts mining operations in Mexico, and as such First Majestic’s operations are exposed to various levels of political and economic risks by factors outside of First Majestic’s control. These potential factors include but are not limited to: mining royalty and various tax increases or claims by governmental bodies, expropriation or nationalization, foreign exchange controls, high rates of inflation, extreme fluctuations in currency exchange rates, import and export regulations, cancellation or renegotiation of contracts, environmental and permitting regulations, illegal mining operations by third parties on First Majestic’s properties, labor unrest and surface access issues. First Majestic currently has no political risk insurance coverage against these risks.

First Majestic is unable to determine the potential impact of these risks on its future financial position or results of operations. Changes, if any, in mining or investment policies or shifts in political attitude in Mexico or the US may substantively affect First Majestic’s exploration, development and production activities.

Any material change in the quantity of mineral reserves, mineral resources, grade or dimensions of geological structures may affect the economic viability of some or all of First Majestic’s mineral properties and may have a material adverse effect on First Majestic’s operational results and financial condition.

There is a degree of uncertainty attributable to the estimation of mineral resources and mineral reserves, and undue reliance should not be placed on First Majestic’s estimates of mineral reserves and mineral resources.

Mineral resources that are not mineral reserves do not have demonstrated economic viability. Until the parts of First Majestic’s mineral resources that have been converted to mineral reserves are actually mined, extracted and processed, the quantity of minerals and their grades must be considered estimates only. In addition, the quantity of mineral reserves and mineral resources may vary depending on, among other things, applicable metal prices, exchange rates assumptions used, underground stability conditions, the ability to maintain constant underground access to all working areas, geological variability, mining methods assumptions used and operating cost escalation. Any material change in the quantity of mineral reserves, mineral resources, grade or dimensions of the geological structures may affect the economic viability of some or all of First Majestic’s mineral properties and may have a material adverse effect on First Majestic’s operational results and financial condition. Mineral reserves on First Majestic’s properties have been estimated on the basis of economic factors at the time of calculation, including commodity prices and operating costs. Variations in such factors may result in a material reduction to First Majestic’s estimates of mineral reserves and mineral resources, or may affect First Majestic’s ability to extract mineral reserves, all of which could have a material adverse effect on First Majestic’s results of operations and financial condition. In addition, there can be no assurance that metal recoveries in small-scale laboratory tests will be replicated in larger-scale tests under on-site conditions or during production, or that the existing known and experienced recoveries will continue.

Any increase in the level of violence, or a concentration of violence in areas where the projects and properties of First Majestic are located could have an adverse effect on the results and the financial condition of First Majestic.

Certain areas of Mexico have experienced outbreaks of localized violence, threats, thefts, kidnappings and extortion associated with drug cartels and other criminal organizations in various regions. Any increase in the level of violence, or a concentration of violence in areas where the projects and properties of First Majestic are located, could have an adverse effect on the results and the financial condition of First Majestic. In July 2019, First Majestic announced the temporary suspension of all mining and processing activities at the San Martin operation due to a growing level of insecurity in the area and safety concerns for First Majestic’s workforce. Increasing violence and safety concerns resulted in First Majestic removing all of its remaining employees from the area in 2021 and the mine and plant have been occupied and are currently under the de facto control of an organized criminal group. First Majestic has repeatedly requested all applicable governmental authorities to take action to secure the area but, to date, the Mexican government has failed to take any such action and First Majestic’s own efforts have been unsuccessful. First Majestic is continuing its efforts to cause the applicable governmental authorities to take action to secure the area, although it is not known when that might, if ever, occur.

First Majestic has in the past experienced incidents of significant theft of products and equipment and other incidents of criminal activity have occasionally affected First Majestic’s employees, including, but not limited to, First Majestic’s employees at the San Martin operations. First Majestic maintains extensive security at each of its operating facilities and has implemented detailed and timely assaying protocols and enhanced security procedures in an effort to reduce the probability of such events in the future, however, there can be no guarantee that First Majestic’s security will be sufficient or that such protocols and procedures will be effective at preventing future occurrences of theft or other criminal activity. If similar events occur in the future, there could be a significant impact on First Majestic’s sale of metals and on its gross and net revenues. Previous losses due to theft have in large part been recovered under First Majestic’s insurance policies, however, any such losses in the future may not be mitigated completely or at all by First Majestic’s insurance policies. Produced metals that are subject to a streaming agreement may still be subject to payment under the agreement where such metals have been stolen, whether or not the resulting losses are covered by insurance.

There can be no assurance that any future mine closures will be successfully managed to the satisfaction of all stakeholders.

Mine closure involves long-term management of permanent engineered structures and potential acid rock drainage, achievement of environmental closure standards, orderly termination of employees and contractors and, ultimately, relinquishment of the site. The successful completion of these and other associated tasks is dependent on sufficient financial resources and the ability to successfully implement negotiated agreements with relevant governmental authorities, communities, unions, employees and other stakeholders. The consequences of a difficult closure range from increased closure costs and handover delays to ongoing environmental impacts and corporate reputation damage if desired outcomes cannot be achieved. There can be no assurance that any future mine closures will be successfully managed to the satisfaction of all stakeholders.

During the year ended December 31, 2023, First Majestic reassessed its reclamation obligation at each material mine based on updated LOM estimates, rehabilitation, and closure plans. The total discounted amount of estimated cash flows required to settle First Majestic’s estimated obligations is $151.6 million, which has been discounted using a risk-free rate of 9.7% for the mines in Mexico and 4.7% for the Jerritt Canyon Gold Mine. The estimated decommissioning and reclamation obligations breakdown primarily consists of $101.3 million for the reclamation obligation of the Jerritt Canyon Gold Mine, excluding $17.6 million related to the Environmental Trust that was funded on October 31, 2022; $14.2 million for the San Dimas Silver/Gold Mine; $11.7 million for the La Encantada Silver Mine; $12.7 million for the Santa Elena Silver/Gold Mine; $7.0 million for the San Martin Silver Mine; and $4.1 million for the Del Toro Silver Mine. The present value of the reclamation liabilities may be subject to change based on management’s current and future estimates, changes in the remediation technology or changes to applicable laws and regulations. Such changes will be recorded in First Majestic’s accounts as they occur.

The costs of performing the decommissioning and reclamation must be funded by First Majestic’s operations. These costs can be significant and are subject to change. First Majestic cannot predict what level of decommissioning and reclamation may be required in the future by regulators. If First Majestic is required to comply with significant additional regulations or if the actual cost of future decommissioning and reclamation is significantly higher than current estimates, this could have an adverse impact on First Majestic’s future cash flows, earnings, results of operations and financial condition.

If First Majestic is not successful in attracting and training and in retaining qualified personnel, the efficiency of First Majestic’s operations could be affected, which could have an adverse impact on First Majestic’s future cash flows, earnings, results of operations and financial conditions.

Recruiting and retaining qualified personnel is critical to First Majestic’s success. The number of persons skilled in mining, exploration, development and finance of mining properties is limited and competition for such persons can be intense. As First Majestic’s business activity grows, First Majestic will require additional key operational, financial, administrative and mining personnel. Although First Majestic believes it will be successful in attracting, training and retaining qualified personnel, there can be no assurance of such successes. If First Majestic is not successful in attracting and training and in retaining qualified personnel, the efficiency of First Majestic’s operations could be affected, which could have an adverse impact on First Majestic’s future cash flows, earnings, results of operations and financial condition.

In pursuit of acquisition opportunities, First Majestic may fail to select appropriate acquisitions or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their personnel into First Majestic’s operations, and such acquired businesses may be subject to unanticipated liabilities.

As part of First Majestic’s business strategy, it has sought and expects to continue to seek new exploration, mining and development opportunities with a focus on silver and gold and to dispose of properties if appropriate opportunities arise. As a result, First Majestic may from time to time acquire additional mineral properties or securities of issuers which hold mineral properties, such as its acquisition of the Jerritt Canyon Mine in April 2021, the sale of the La Guitarra Mine or the sale of the La Parrilla Mine. In pursuit of such acquisition opportunities, First Majestic may fail to select appropriate acquisitions or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their personnel into First

Majestic’s operations, and such acquired businesses may be subject to unanticipated liabilities. In addition, First Majestic may be required to provide contractual indemnities to a proposed purchaser of its properties. Each of the purchase agreements for the sale of the La Guitarra Mine and the La Parrilla Mine contain extensive representations and warranties from First Majestic and a misrepresentation thereunder or breach by First Majestic of any of the other terms or conditions of either these agreements could lead to potential liability, which may have a material adverse impact on First Majestic’s financial performance, cash flow and results of operations.

Prior to any acquisition, extensive due diligence of the proposed acquisition is completed by First Majestic and its advisors, however such due diligence may fail to identify all potential issues with respect to any particular acquisition target. The ability to realize the benefits of an acquisition will depend in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as on First Majestic’s ability to realize the anticipated growth opportunities and synergies, efficiencies and cost savings from integrating its business and the acquired business following completion of the acquisition. This integration will require the dedication of substantial management effort, time and resources which may divert management’s focus and resources from other strategic opportunities following completion of the acquisition and from operational matters during this process.

First Majestic cannot assure that it can complete any acquisition, disposition or business arrangement that it pursues, or is pursuing, on favorable terms, or that any acquisitions, dispositions or business arrangements completed will ultimately benefit First Majestic. In addition, future acquisitions by First Majestic may be completed through the issuance of debt or equity, and in the case of equity, the interests of shareholders in the net assets of First Majestic may be diluted.

Financial Risks

Future metal production from First Majestic’s mining properties is dependent on metal prices that are adequate to make properties economic, and fluctuation in such prices may result in future price declines that could cause any future development of First Majestic’s properties to be uneconomic.

First Majestic’s revenue is primarily dependent on the sale of silver and gold and movements in the spot price of silver or gold may have a direct and immediate impact on First Majestic’s income and the value of related financial instruments. First Majestic’s sales are directly dependent on commodity prices. Metal prices have historically fluctuated widely and are affected by numerous factors beyond First Majestic’s control including international economic and political trends, including the ongoing hostilities in Ukraine and the Middle East, expectations for inflation, currency exchange rate fluctuations, interest rates, global and regional supply and demand, consumption patterns, speculative market activities, worldwide production and inventory levels, and sales programs by central banks. Mineral reserves on First Majestic’s properties have been estimated on the basis of economic factors at the time of estimation; variations in such factors may have an impact on the amount of First Majestic’s mineral reserves and future price declines could cause any future development of, and commercial production from, First Majestic’s properties to be uneconomic. Depending on metal prices, projected cash flow from planned mining operations may not be sufficient and First Majestic could be forced to discontinue operations or development at some of its properties or may be forced to sell some of its properties. Future production from First Majestic’s mining properties is dependent on metal prices that are adequate to make these properties economic.

Furthermore, mineral reserve estimations and life of mine plans using significantly lower metal prices could result in material write-downs of First Majestic’s investment in mineral properties and increased depreciation, depletion, amortization, reclamation, and closure charges.

In addition to adversely affecting First Majestic’s possible future reserve estimates and its financial condition, declining metal prices may impact operations by requiring a reassessment of the feasibility of a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

Occasionally, First Majestic may hold silver or gold in inventory due to market conditions, in anticipation of higher prices which may expose it to pricing risk.

Increases in prices for commodities that are consumed or otherwise used in connection with First Majestic’s operations may materially adversely affect First Majestic’s results of operations and financial conditions.

First Majestic’s cost of operations and profitability are also affected by the market prices of commodities that are consumed or otherwise used in connection with First Majestic’s operations, such as liquified natural gas, diesel fuel, electricity, cyanide, explosives and other reagents and chemicals, steel and cement. Prices of such consumable commodities may be subject to volatile price movements over short periods of time and are affected by factors that are beyond First Majestic’s control, such as changes in legislation and the ongoing hostilities in Ukraine and the Middle East and sanctions imposed by many nations on Russia and Belarus and other countries and organizations. Increases in the prices for such commodities could materially adversely affect First Majestic’s results of operations and financial condition.

First Majestic is subject to risks associated with fluctuation of the rate of exchange of other foreign currencies, which may materially affect First Majestic’s financial position and results of operations.

First Majestic carries on its primary mining operations activities outside of Canada, and First Majestic’s functional and reporting currency is US dollars. Accordingly, it is subject to the risks associated with fluctuation of the rate of exchange of other foreign currencies, in particular the Mexican peso, the currency in which the majority of First Majestic’s material and labor costs are paid and the Canadian dollar in which some of First Majestic’s treasury is held and in which some of its costs are paid. Financial instruments and other monetary items that impact First Majestic’s net earnings or other comprehensive income due to currency fluctuations include: Mexican peso or Canadian dollar denominated cash and cash equivalents, short term and long-term restricted cash, short term investments, accounts receivable and VAT receivables, other financial assets, accounts payable, current and non-current income taxes payable, decommissioning liabilities and other liabilities. Such currency fluctuations may materially affect First Majestic’s financial position and results of operations.

Tax liabilities resulting from taxation in multiple jurisdictions may have a material adverse effect on First Majestic’s financial condition.

In the normal course of business, First Majestic is subject to assessment by taxation authorities in various jurisdictions. Income tax provisions and income tax filing positions require estimates and interpretations of income tax rules and regulations of the various jurisdictions in which First Majestic and its subsidiaries operate and judgments as to their interpretation and application to the specific situation. First Majestic’s business and operations and the business and operations of its subsidiaries is complex, and First Majestic has, historically, undertaken a number of significant financings, acquisitions and other material transactions.

In assessing the probability of realizing income tax assets recognized, First Majestic makes estimates related to expectations of future taxable income, applicable tax planning opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, First Majestic gives additional weight to positive and negative evidence that can be objectively verified. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. While management believes that First Majestic’s provision for income tax is appropriate and in accordance with IFRS and applicable legislation and regulations, tax filing positions are subject to review and adjustment by taxation authorities who may challenge First Majestic’s interpretation of the applicable tax legislation and regulations. Examination by applicable tax authorities is supported based on individual facts and circumstances of the relevant tax position examined in light of all available evidence. Any review or adjustment may result in First Majestic or its subsidiaries incurring additional tax liabilities. Any such liabilities may have a material adverse effect on First Majestic’s financial condition.

The introduction of new tax laws, tax reforms, regulations or rules, or changes to, or differing interpretation of, or application of, existing tax laws, regulations or rules in Canada, the USA, Mexico, Barbados, or Switzerland or any other countries in which First Majestic’s subsidiaries may be located, or to which shipments of products are made, could result in an increase in First Majestic’s taxes payable, or other governmental charges, interest and penalties, duties or impositions. No assurance can be given that new tax laws, tax reforms, regulations or rules will not be enacted or that existing tax laws, regulations or rules will not be changed, interpreted or applied in a manner which could result in First Majestic’s profits being subject to additional taxation, interest and penalties, or which could otherwise have a material adverse effect on First Majestic.

The SAT is seeking to nullify an Advance Pricing Agreement that was granted to a company that is currently a subsidiary of First Majestic. Although First Majestic is challenging the SAT’s attempt to nullify the Advance Pricing Agreement through multiple channels, if First Majestic is ultimately unsuccessful, First Majestic would incur tax assessments and potential interest and penalties that would have a material adverse effect on First Majestic.

Overview

The SAT initiated a proceeding seeking to nullify an Advance Pricing Agreement (which we refer to as the “APA”) with respect to the San Dimas Mine in 2012 which it had previously issued to Primero Empresa Minera. S.A. de C.V. (which we refer to as “PEM”), a wholly-owned subsidiary of Primero, the owner of the San Dimas Mine prior to First Majestic’s acquisition of Primero in 2018. The APA had confirmed PEM’s basis for paying taxes on the price realized by PEM for silver sales between 2010 and 2014. If the SAT’s nullification challenge is successful it would have a material adverse effect on First Majestic’s business, financial condition and results of operations. Although we are continuing to advance discussions with the SAT, there can be no certainty on the timing or outcome of such discussions, and the ultimate outcome of such discussions may have a material and adverse effect on First Majestic.

Background

In 2004, affiliates of Goldcorp Inc. (“Goldcorp”) entered into a streaming agreement (the “prior San Dimas stream agreement”) with Silver Wheaton Corp., now Wheaton Precious Metals Corp. (“Wheaton”) in connection with the San Dimas Mine and two other mines in México. Under the prior San Dimas stream agreement, Goldcorp received cash and securities in exchange for an obligation to sell certain silver extracted from the mines at a price set forth in the prior San Dimas stream agreement.

In order to satisfy its obligations under the prior San Dimas stream agreement, sales were made by Goldcorp through a non-Mexican subsidiary to a Wheaton company in the Cayman Islands (“SWC”). Upon Primero’s acquisition of the San Dimas Mine, the prior San Dimas stream agreement was amended and restated, and Primero assumed Goldcorp’s obligations under the prior San Dimas stream agreement.

As amended and restated, the provisions of the prior San Dimas stream agreement required that, on a consolidated basis, Primero sell to Wheaton during a contract year (August 6th to the following August 5th), 100% of the amount of silver produced from the San Dimas Mine concessions up to 6 million ounces and 50% of silver produced thereafter, at the lower of (i) the current market price and (ii) $4.014 per ounce plus an annual increase of 1% (the “PEM Realized Price”). In May 2018 the prior San Dimas stream agreement was terminated. Wheaton and one of Primero’s non-Mexican subsidiaries, referred to as STB, then entered into the new San Dimas stream agreement.

The specific terms of the prior San Dimas stream agreement required that Primero sell the silver through STB, to Wheaton’s Cayman subsidiary, Wheaton Precious Metals International Ltd. As a result, PEM, Primero’s Mexican subsidiary which held the San Dimas Mine concessions, entered into an agreement (the “internal stream agreement”) to sell the required amount of silver produced from the San Dimas Mine concessions to STB to allow STB to fulfill its obligations under the prior San Dimas stream agreement.

When Primero initially acquired the San Dimas Mine, the sales from PEM to STB were made at the spot market price while the sales by STB to SWC were at the contracted PEM Realized Price. In 2010, PEM amended the terms of the internal stream agreement such that PEM would sell to STB the silver that STB needed to satisfy its obligations under the prior San Dimas stream agreement at a price that matched the PEM Realized Price. For Mexican income tax purposes PEM then recognized the revenue on these silver sales on the basis of its actual realized revenue, which was the PEM Realized Price.

Advanced Pricing Agreement

In order to obtain assurances that the SAT would accept the PEM Realized Price (and not the spot market silver price) as the proper price to use to calculate Mexican income taxes, Primero, through PEM, applied for and received the APA from the SAT. The APA confirmed the PEM Realized Price could be used as PEM’s basis for calculating taxes owed by it on the silver sold to STB under the internal stream agreement for taxation years 2010 to 2014.

Challenges to the APA for 2010 – 2014 tax years

In 2015 the SAT initiated a legal proceeding seeking to nullify the APA: however, SAT did not identify an alternative basis in the legal claim for calculating taxes on the silver sold by PEM for which it received the PEM Realized Price.

In 2019, the SAT issued reassessments for the 2010 to 2012 tax years in the total amount of approximately $359.3 million (6,070 million pesos) inclusive of accrued interest, inflation, and penalties. In 2021, the SAT also issued a reassessment against PEM for the 2013 tax year in the total amount of approximately $189.9 million (3,208 million pesos) inclusive of accrued interest, inflation, and penalties, and in 2023, the SAT issued reassessments for the 2014, 2015, and 2016 tax years in the total amount of $484.2 million (8,179 million pesos) inclusive of accrued interest, inflation, and penalties. For the 2017 and 2018 tax years, the SAT has initiated audits that have not yet been concluded, and therefore, no tax assessments have yet been issued. First Majestic believes that the reassessments that have been issued to date have been issued in violation of the terms of the APA. The key items in these reassessments include determining revenue on the sale based on the silver spot market price, denial of the deductibility of interest expense and service fees, SAT technical error related to double counting of taxes, and interest and penalties.

First Majestic continues to defend the APA in domestic legal proceedings in Mexico, and First Majestic has also requested resolution of the transfer pricing dispute pursuant to the Mutual Agreement Procedure, under the relevant avoidance of double taxation treaties, between the competent tax authorities of Mexico, Canada, Luxembourg and Barbados. The SAT has refused to take the necessary steps under the Mutual Agreement Procedure process contained in the three tax treaties. First Majestic continues to believe that the APA remains valid and legally binding on the SAT.

While First Majestic continues to vigorously defend the validity of the APA and its transfer pricing position, it is also engaging in various proceedings against the SAT seeking to resolve matters and bring tax certainty through a negotiated solution. Despite these extensive efforts and ongoing legal challenges to the reassessments, in April 2020 and February 2021, SAT issued notifications to PEM to attempt to secure amounts it claims are owed pursuant to its reassessments issued. These notifications impose certain restrictions on PEM including its ability to dispose of its mineral concessions and real properties, and to restrict access to funds within its bank account including VAT refunds, further information of which is provided under the heading “VAT Receivables”.

First Majestic has challenged SAT’s reassessments and additional notifications through all domestic means available to it, including annulment suits before the Mexican Federal Tax Court, which remains unresolved, and a complaint before Mexico’s Federal Taxpayer Defence Attorney’s Office. On May 13, 2020, First Majestic provided its Notice of Intent to the Government of Mexico pursuant to NAFTA. The NAFTA notice commenced a 90-day period for the Government of Mexico to enter into good faith and amicable negotiations with First Majestic to resolve the dispute. On August 11, 2020, the 90-day period expired without any resolution of the dispute.

First Majestic continues to pursue all available domestic and international remedies under the laws of Mexico and under the relevant tax treaties. Furthermore, as discussed further below, it has also made claims against Mexico under Chapter 11 of the NAFTA for violation of its international law obligations.

Domestic Remedies in Mexico

In September 2020, First Majestic was served with a decision of the Mexican Federal Tax Court seeking to nullify the APA granted to PEM. The Mexican Federal Tax Court’s decision directed the SAT to re-examine the evidence and basis for the issuance of the APA with retroactive effect, for the following key reasons:

(i)	SAT’s errors in analyzing PEM’s request for the APA and the evidence provided in support of the request; and

(ii)	SAT’s failure to request from PEM certain additional information before issuing the APA.

First Majestic filed an appeal of the decision to the Mexican Circuit Courts on November 30, 2020. Since that time, two writs of certiorari were filed before the Mexican Supreme Court of Justice, on April 15, 2021, the Plenary of the Supreme Court i) admitted one of those writs, ii) requested the Mexican Circuit Court to send the appeal file and iii) assigned such writ to the Second Chamber of the Supreme Court for issuing the corresponding decision. Both writs of certiorari were withdrawn in December 2022. The challenge filed by First Majestic has been returned to the Mexican Circuit Court and on December 5, 2023, the Second Collegiate Court issued a decision, which partially granted constitutional protection to First Majestic with respect to certain matters, but not others. Accordingly, on January 18, 2024, PEM filed an extraordinary appeal to the Mexican Supreme Court of Justice with respect to the Second Collegiate Court’s decision, and PEM is currently waiting for the Supreme Court’s decision on whether to admit such appeal.

International Remedies

First Majestic submitted a request for arbitration dated March 1, 2021 to the International Centre for Settlement of Investment Disputes (“ICSID”), on its own behalf and on behalf of PEM, pursuant to Chapter 11 of NAFTA in respect of the APA (the “NAFTA APA Claim”). On May 26, 2023, the NAFTA arbitration panel partially granted the provisional measures requested by First Majestic, issuing an order for the Government of Mexico to permit the withdrawal of PEM’s VAT refunds for the period as of January 4, 2023 that had been deposited by the SAT into a frozen bank account and to deposit all future VAT refunds into an account which shall remain freely accessible by First Majestic. On June 15, 2023, First Majestic requested the Government of Mexico to comply with the NAFTA arbitration panel’s decision, and in response, on June 19, 2023, the Government of Mexico filed a revocation request against the decision.

On July 28, 2023, the Government of Mexico filed a Preliminary Objection to Jurisdiction and request for bifurcation in which it has requested that the NAFTA arbitration panel should stay the merits phase of the NAFTA APA Claim, and instead proceed to examine on a preliminary basis, under what is commonly called a bifurcated procedure, whether First Majestic’s commencement of the new NAFTA Chapter 11 proceeding limited to the recovery of PEM’s VAT refunds (as discussed further below) impinges on the NAFTA arbitration panel’s jurisdiction.

In addition, also on September 1, 2023, after receiving First Majestic’s submissions opposing the Government of Mexico’s revocation request, the NAFTA arbitration panel issued its decision dismissing Mexico’s revocation request, and reaffirming its May 26, 2023 decision. The Government of Mexico is therefore obligated to comply with the decision which requires payment of VAT refunds owing to PEM as of January 4, 2023 and into the future until the final decision with respect to the NAFTA APA Claim is rendered by the Tribunal.

The NAFTA arbitration panel rendered its decision dismissing the Government of Mexico’s Preliminary Objection to Jurisdiction on December 20, 2023. The NAFTA Arbitration Panel confirmed that the second arbitration regarding the recovery of the VAT refunds as referred to in the section below (the “NAFTA VAT Claim”) does not breach the waiver under NAFTA (i.e. the same measures are not in dispute). As a result, the NAFTA Arbitration Panel did not need to consider Mexico’s bifurcation request, as that became a moot point.

On February 12, 2024, the Government of Mexico filed a request (the “Consolidation Request”) with ICSID pursuant to the procedure in Article 1126 of the NAFTA to consolidate the NAFTA APA Claim and the NAFTA VAT Claim, and has requested a stay in both of these arbitration proceedings. A separate tribunal (the “Consolidation Tribunal”) to consider the Consolidation Request was constituted on May 8, 2024, and the first procedural hearing of the Consolidation Tribunal was held on July 16, 2024. First Majestic expects that it will take the Consolidation Tribunal approximately 6 months to decide on whether to approve the Consolidation Request, and expects a decision in this regard to be rendered in the first quarter of 2025. During this period, both the NAFTA APA Claim and the NAFTA VAT Claim will be stayed.

If the SAT’s attempts to retroactively nullify the APA are successful, the SAT can be expected to enforce any reassessments for 2010 through 2014 against PEM in respect of its sales of silver pursuant to the internal stream agreement. Such an outcome would have a material adverse effect on First Majestic’s results of operations, financial condition and cash flows. Should First Majestic ultimately be required to pay tax on its silver revenues based on spot market prices without any mitigating adjustments, the incremental income tax for the years 2010-2019 would be approximately $335.3 million (6,161 million pesos), before taking into consideration interest or penalties.

Based on consultation with third party advisors, First Majestic believes PEM filed its tax returns in compliance with applicable Mexican law and that the APA is valid, therefore, at this time, no liability has been recognized in its financial statements with respect to this matter.

To the extent it is ultimately determined that the pricing for silver sales under the internal stream agreement is significantly different from the PEM Realized Price, and while PEM would have rights of appeal in connection with any reassessments, it is likely to have a materially adverse effect on First Majestic’s business, financial position and results of operations.

Tax Uncertainties

For the 2015 and subsequent tax years through to First Majestic’s acquisition of Primero, PEM continued to record its revenue from sales of silver for purposes of Mexican tax accounting in a manner consistent with the APA on the basis that the applicable facts and laws have not changed and has paid its taxes accordingly. To the extent the SAT determines that the appropriate price of silver sales under the internal stream agreement is significantly different from the PEM Realized Price and while PEM would have rights of appeal in connection with any reassessments, it would have a material adverse effect on First Majestic’s business, financial condition and results of operations.

If First Majestic is unable to favorably resolve any tax reassessments, there may be a material adverse effect on First Majestic and its financial condition.

PEM, a subsidiary of First Majestic, is currently subject to the reassessments detailed in the section above entitled “Financial Risks – Challenges to the APA for 2010 – 2014 tax years”. First Majestic continues to believe that it has a legally valid and binding APA that is effective for the period 2010 to 2014. First Majestic is vigorously defending its position. If First Majestic is unable to favorably resolve any of these reassessment matters, there may be a material adverse effect on First Majestic and its financial condition.

First Majestic is subject to credit risk through VAT receivables collectible from the government of Mexico.

First Majestic is subject to credit risk through VAT receivables collectible from the government of Mexico. Due to legislative rules and a complex collection process, there is a risk that First Majestic’s VAT receivable balance may not be refunded, or payment will be delayed. Even though First Majestic has in the past recovered VAT routinely, VAT recovery in Mexico remains a highly regulated, complex and, at times, lengthy collection process. In connection with the PEM tax ruling, the tax authority has frozen a PEM bank account with funds of $98.6 million as a guarantee against certain disputed tax assessments which are currently held within First Majestic’s restricted cash accounts. This balance consists of VAT refunds that First Majestic has received which were previously withheld by the tax authority. If First Majestic does not receive the VAT receivable balances or if payment to us is delayed, First Majestic’s financial condition may be materially adversely affected.

On March 31, 2023, First Majestic filed a new Notice of Intent on its own behalf and on behalf of PEM under Chapter 11 of NAFTA to invite the Government of Mexico to engage in discussions to resolve the dispute regarding the ongoing denial of access to PEM’s VAT refunds (“NAFTA VAT Claim”) within the stipulated 90-day consultation period. On June 29, 2023, First Majestic submitted its request for arbitration for the NAFTA VAT Claim to ICSID in order to preserve its legacy claim within NAFTA’s applicable limitation period. The request for arbitration was registered by ICSID on July 21, 2023. The tribunal for the NAFTA VAT Claim has not yet been formed, and the proceedings are currently stayed pending a decision by the Consolidation Tribunal on Mexico’s Consolidation Request.

If any tax authorities in the jurisdiction where First Majestic carries on business were to successfully challenge First Majestic’s transfer pricing policies, First Majestic may be subject to additional income tax expenses and could also be subject to interest and penalty charges.

First Majestic conducts business operations in various jurisdictions and through legal entities incorporated in several jurisdictions, including Canada, México, USA, Switzerland, and Barbados. The tax laws of these jurisdictions and other jurisdictions in which First Majestic may conduct future business operations have detailed transfer pricing rules which require that all transactions with non-resident related parties be priced using arm’s-length pricing principles and that contemporaneous documentation must exist to support that pricing. The taxation authorities in the jurisdictions where First Majestic carries on business have in the past and could in the future challenge its arm’s-length related party transfer pricing policies. International transfer pricing is a subjective area of taxation and generally involves a significant degree of judgment. If any of these taxation authorities were to successfully challenge First Majestic’s transfer pricing policies, First Majestic may be subject to additional income tax expenses and could also be subject to interest and penalty charges. Any such increase in First Majestic’s income tax expense and related interest and penalties could have a significant impact on First Majestic’s future earnings and future cash flows.

First Majestic may be required to use a portion of its cash flow to service principal and interest owing thereunder, which will limit the cash flow available for other business opportunities.

As of December 31, 2023, First Majestic’s total consolidated indebtedness was $352.9 million, $20.4 million of which was secured indebtedness.

First Majestic may be required to use a portion of its cash flow to service principal and interest owing thereunder, which will limit the cash flow available for other business opportunities. First Majestic may in the future determine to borrow additional funds from lenders.

First Majestic’s ability to make scheduled payments of the principal of, to pay interest on, or to refinance its indebtedness depends on its future performance, which is subject to economic, financial, competitive and other factors beyond First Majestic’s control. First Majestic may not continue to generate sufficient cash flow from operations in the future to service this debt and to make necessary capital expenditures. If First Majestic is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. First Majestic’s ability to refinance its indebtedness will depend on the capital and credit markets and its financial condition at such time. First Majestic may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on its debt obligations.

The terms of First Majestic’s revolving credit facility require First Majestic to satisfy various positive and negative covenants, including maintaining at all times, certain financial ratios and tests. These covenants limit, among other things, First Majestic’s ability to incur certain indebtedness, assume certain liens or engage in certain types of transactions. Any future or additional indebtedness may be subject to more stringent covenants. First Majestic can provide no assurances that in the future, First Majestic will not be constrained in its ability to respond to changes in its business or be restricted in its ability to engage in mergers, acquisitions or dispositions of assets. Failure to comply with these covenants, including a failure to meet the financial tests or ratios, would result in an event of default and would allow the lenders thereunder to accelerate maturity of the debt or realize upon security over First Majestic’s assets. An event of default under the revolving credit facility could result in a cross-default under First Majestic’s equipment leases, streaming agreements or other indebtedness (and vice versa) and could otherwise materially and adversely affect First Majestic’s business, financial condition and results of operations and First Majestic’s ability to meet its payment obligations with respect to First Majestic’s debt facilities, as well as the market price of First Majestic’s common shares.

First Majestic common shares are subject to market price volatility.

The market price of the shares of precious metals and resource companies, including First Majestic, tends to be volatile. The trading price of First Majestic’s common shares may be subject to large fluctuations and may increase or decrease in response to a number of events and factors, including the following:

•	the price of silver and gold and often other commodity prices;

•	First Majestic’s operating performance and the performance of competitors and other similar companies;

•	the public’s reaction to First Majestic’s press releases, other public announcements and First Majestic’s filings with securities regulatory authorities;

•	changes in earnings estimates or recommendations by research analysts who track First Majestic’s common shares or the shares of other companies in the resources sector;

•	changes in general economic conditions;

•

the number of First Majestic’s common shares to be publicly traded after an offering, including additional common shares issued pursuant to a prospectus supplement filed in connection with First Majestic’s Base Shelf Prospectus and Registration Statement;

•	the arrival or departure of key personnel;

•	acquisitions, dispositions, strategic alliances or joint ventures involving First Majestic or its competitors; and

•	equity or debt financings by First Majestic.

In addition, the market price of First Majestic’s common shares are affected by many variables not directly related to First Majestic’s success and are therefore not within First Majestic’s control, including developments that affect the market for all resource sector shares; the breadth of the public market for First Majestic’s common shares; the attractiveness of alternative investments; general economic conditions (including increased inflation, supply chain disruptions and changes to economic conditions as a result of public health crises and the ongoing hostilities in Ukraine and the Middle East); legislative changes; possible efforts by investors, including short sellers, to impact the market price of the common shares through various means including influencing investors through social media and investor discussion forums (such as the impact that Reddit users have had in the past on the market price of certain securities) and short selling; and other events and factors outside of First Majestic’s control. Securities markets frequently experience price and volume volatility, and the market price of securities of many companies may experience wide fluctuations not necessarily related to the operating performance, underlying asset values or prospects of such companies. The effect of these and other factors on the market price of First Majestic’s common shares on the exchanges in which First Majestic trades has historically made First Majestic’s share price volatile and suggests that First Majestic’s share price will continue to be volatile in the future.

Failure to stay within cost estimates or material increase in costs could have a material adverse impact on First Majestic’s future cash flows, profitability, results of operations and financial conditions.

First Majestic has budgeted $136.4 million for 2024 as sustaining capital and expansionary capital for investments in property, plant and equipment, mine development and exploration. Sustaining capital consists of capital expenditures required to maintain current operations. Expansionary capital is earmarked for growth projects to expand current operations. A total of $49.5 million has been earmarked for sustaining capital and $87.1 million has been planned for expansionary projects in 2024. There can be no assurance that such cost estimates will prove to be accurate. First Majestic may alter its allocation of capital to provide for revised strategic planning, metal price declines or other external economic conditions. Actual costs may vary from the estimates depending on a variety of factors, many of which are not within First Majestic’s control. Failure to stay within cost estimates or material increases in costs could have a material adverse impact on First Majestic’s future cash flows, profitability, results of operations and financial condition.

Factors which may influence costs include the risks outlined in this section under the headings “Operating Hazards and Risks” and “Infrastructure”, as well as the following:

•	shortages of principal supplies needed for construction;

•	restrictions or regulations imposed by power commissions, governmental or regulatory authorities with respect to planning and construction, including permits, licences and environmental assessments;

•	changes in the regulatory environment with respect to planning and construction;

•	the introduction of new property or capital taxes;

•	work stoppages due to labor disputes; and

•	significant fluctuations in the exchange rates for certain currencies.

No assurances can be made that any future dividends will be declared and/or paid on the First Majestic common shares on a quarterly, annual or other basis.

The First Majestic board had adopted a dividend policy for First Majestic under which First Majestic intends to pay quarterly dividends of 1% of First Majestic’s net revenues. The declaration, timing, amount and payment of dividends are at the discretion of the First Majestic board and will depend on then current financial position, profitability, cash flow, debt covenant compliance, legal requirements and other factors considered relevant. First Majestic may also declare special dividends from time to time, in cash or in kind, at the discretion of the First Majestic board. First Majestic will review its dividend policy on an ongoing basis and may amend the policy at any time in light of First Majestic’s then current financial position, profitability, cash flow, debt covenant compliance, legal requirements and other factors considered relevant. As such, no assurances can be made that any future dividends will be declared and/or paid on a quarterly, annual or other basis.

Risks Related to Gatos’ Business

You should read and consider the risk factors specific to Gatos’ business that will also affect the combined company following the transaction. These risks are described in Gatos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended by Amendment No. 1 to Gatos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which are incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information,” on page [●] for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information incorporated by reference into this proxy statement/prospectus, contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act, and Section 21E of the U.S. Exchange Act, which are intended to be covered by the safe harbor created by such sections and other applicable laws, and forward-looking information (which we refer to collectively as “FLI”) to provide First Majestic and Gatos shareholders/stockholders (as applicable) and potential investors with information about First Majestic, Gatos and their respective subsidiaries and affiliates, including each company’s management’s respective assessment of First Majestic, Gatos and their respective subsidiaries’ future plans and operations, which FLI may not be appropriate for other purposes. FLI is typically identified by words such as “anticipate,” “expect,” “project,” “estimate,” “forecast,” “plan,” “intend,” “target,” “believe,” “likely,” “anticipate” and similar words suggesting future outcomes or statements regarding an outlook. All statements other than statements of historical fact may be FLI.

Although we believe that the FLI is reasonable based on the information available today and processes used to prepare it, such statements are not guarantees of future performance and you are cautioned against placing undue reliance on FLI. By its nature, FLI involves a variety of assumptions, which are based upon factors that may be difficult to predict and that may involve known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by these FLI, including, but not limited to:

•	the pending transaction, including its expected benefits, impacts on the companies’ capital structures and the number of shares to be issued;

•	the timing and consummation of the transaction, including receipt of required approvals, including certain required antitrust approvals, and satisfaction of other customary closing conditions;

•	expected listing of the First Majestic common shares to be issued in the transaction on the NYSE and the TSX;

•	estimates of future mineral production and sales;

•	estimates of future production costs, other expenses and taxes for specific operations and on a consolidated basis;

•	estimates of future cash flows and the sensitivity of cash flows to gold, copper, silver, lead, zinc and other metal prices;

•	estimates of financial projections;

•

estimates of future capital expenditures, construction, production or closure activities and other cash needs, for specific operations and on a consolidated basis, and expectations as to the funding or timing thereof;

•

estimates as to the projected development of certain ore deposits, including the timing of such development, the costs of such development and other capital costs, financing plans for these deposits and expected production commencement dates;

•

estimates of mineral reserves and mineral resources statements regarding future exploration results and mineral reserve and mineral resource replacement and the sensitivity of mineral reserves to metal price changes;

•	the availability of, and terms and costs related to, future borrowing or financing and expectations regarding future debt repayments;

•	future dividends and returns to shareholders;

•	future exploration expenditures, programs and discoveries;

•	fluctuations in financial and currency markets, including interest rates;

•	estimates regarding potential cost savings, productivity, operating performance and ownership and cost structures;

•	future transactions, including, without limitation, those related to future acquisitions and projected benefits, synergies and costs associated with acquisitions and related matters;

•	future equity and enterprise value;

•	the start-up time, design, mine life, production and costs applicable to sales and exploration potential of our projects, including costs related to operations and maintenance;

•	local, community, political, economic or governmental conditions and environments in Canada, the U.S. and Mexico;

•	uncertainties related to the outcome of any legal, regulatory or judicial proceeding;

•

the impacts of changes in the legal and regulatory environment in which we operate, including, without limitation, relating to state, regional, national, domestic and foreign laws and in particular, amendments to Mexico’s mining and related laws which became effective on May 9, 2023;

•	climate strategy and related operating costs and capital expenditures

•	changes in labor costs and potential labor difficulties;

•	future consumption patterns;

•

changes in the tax regimes, including, without limitation, estimates of future tax rates and estimates of the impacts to income tax expense, valuation of deferred tax assets and liabilities, and other financial impacts;

•	estimates of income taxes and expectations relating to tax contingencies or tax audits;

•

estimates of future costs, accruals for reclamation costs and other liabilities for certain environmental matters, including without limitation, in connection with water treatment and tailings management;

•

potential impairments, revisions or write-offs, including without limitation, the result of fluctuation in metal prices, unexpected production or capital costs, or unrealized mineral reserve potential;

•	estimates of pension and other post-retirement costs;

•	estimates of timing of adoption of recent accounting pronouncements and expectations regarding future impacts to the financial statements resulting from accounting pronouncements;

•	estimates of future cost reductions, synergies, savings and efficiencies in connection with full potential programs and initiatives;

•

expectations regarding future exploration and the development, growth and potential of operations, projects and investments, including in respect of the Cerro Los Gatos Mine and the Los Gatos district;

•	the success of integration plans and the ability of First Majestic to realize the anticipated benefits of the transaction and First Majestic’s combination with Gatos;

•	the ability of First Majestic to retain key employees following integration;

•	the ability of the management of First Majestic, its subsidiaries and affiliates to execute key priorities, including those priorities in connection with the transaction;

•

various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, cybersecurity attacks, NGO and governmental or other community or indigenous interference, security threats and governmental response to them, and technological changes;

•	insurance coverage limitations;

•	inconsistencies in standard controls, procedures and policies following integration;

•	changes in business strategy and strategic opportunity;

•	potential changes in First Majestic’s share price which may negatively impact the value of consideration offered to Gatos stockholders;

•	changes in commodity prices and commodity demand; and

•	acts of terrorism, war or other acts of violence or crime or risk of such activities

We caution that the foregoing list of factors is not exhaustive and is made as of the date hereof. Additional information about these and other assumptions, risks and uncertainties can be found in reports and filings by First Majestic and Gatos with Canadian and U.S. securities regulators, including any proxy statement, prospectus, material change report, management information circular or registration statement to be filed in connection with the transaction. Due to the interdependencies and correlation of these factors, as well as other factors, the impact of any one assumption, risk or uncertainty on FLI cannot be determined with certainty.

Except to the extent required by law, we assume no obligation to publicly update or revise any FLI, whether as a result of new information, future events or otherwise. All FLI in this proxy statement/prospectus is expressly qualified in its entirety by these cautionary statements.

For additional information about factors that could cause First Majestic’s and Gatos’ results to differ materially from those described in the forward-looking statements, please see the section entitled “Risk Factors”, on page [ ] of this proxy statement/prospectus as well as in the reports that Gatos and First Majestic have filed with the SEC and on SEDAR+, as applicable, including Gatos’ Annual Report on Form10-K for the fiscal year ended December 31, 2023, as amended by Amendment No. 1 to Gatos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 2024 and June 30, 2024, each filed with the SEC, as described in the section entitled “Where You Can Find Additional Information”, on page [●].

Gatos is not affirming or adopting any statements or reports attributed to First Majestic in this proxy statement / prospectus or made by First Majestic outside of this proxy statement/prospectus. Investors should not assume that any lack of update to a previously issued FLI constitutes a reaffirmation of that statement. You should not place undue reliance on FLI in deciding how your vote should be cast or in voting your shares on the proposals set forth in this proxy statement/prospectus.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

First Majestic common shares are currently listed for trading on the NYSE and on the TSX under the symbol “AG” and Gatos common stock is currently listed for trading on the NYSE and on the TSX under the symbol “GATO”. First Majestic’s common shares are also listed for trading on the Frankfurt Stock Exchange under the symbol “FMV”.

The following table presents the closing price per share of First Majestic common shares on the NYSE and TSX and of Gatos common stock on the NYSE and TSX, on (a) September 4, 2024, the last full trading day prior to the signing of the merger agreement, and (b) [●], 2024, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Gatos common stock, which was calculated by multiplying the closing price of First Majestic common shares on the NYSE and TSX on those dates by the exchange ratio.

Date	First Majestic common shares NYSE	Gatos common stock NYSE	Equivalent value of merger consideration per share of Gatos common stock based on price of First Majestic common shares on NYSE
	($)	($)	($)
September 4, 2024	5.29	11.62	13.49
[●], 2024	[●]	[●]	[●]

Date	First Majestic common shares TSX	Gatos common stock TSX	Equivalent value of merger consideration per share of Gatos common stock based on price of First Majestic common shares on TSX
	(C$)	(C$)	(C$)
September 4, 2024	7.14	15.75	18.21
[●], 2024	[●]	[●]	[●]

Gatos stockholders will not receive the merger consideration until the effective time, which may occur a substantial period of time after the Gatos special meeting, or not at all. There can be no assurance as to the trading prices of Gatos common stock or First Majestic common shares at the effective time. The market prices of Gatos common stock and First Majestic common shares are likely to fluctuate prior to the effective time and cannot be predicted. We urge you to obtain current market quotations for both Gatos common stock and First Majestic common shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (the “unaudited pro forma financial information”) has been prepared based on the historical audited and unaudited consolidated financial statements of First Majestic Silver Corp. (“First Majestic” or the “Company”) and Gatos Silver, Inc. (“Gatos”), as indicated below, adjusted to give effect to the acquisition of Gatos by First Majestic (the “transaction”) as if it had been consummated at said dates below. The following unaudited pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X to depict the accounting for the transaction (“Transaction Accounting Adjustments”), which reflects the application of the accounting in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), including adjustments to align Gatos’ historical accounting policies under U.S. GAAP (as defined below) to First Majestic’s significant accounting policies under IFRS, as further discussed below.

The following unaudited pro forma condensed combined statements of financial position as at June 30, 2024 (the “unaudited pro forma statement of financial position”), assume the transaction occurred on June 30, 2024. The unaudited pro forma condensed combined statement of earnings (loss) for the six months ended June 30, 2024 and for the year ended December 31, 2023 (together, the “unaudited pro forma statements of loss”) assumes that the transaction occurred on January 1, 2023.

The unaudited pro forma financial information has been presented for illustrative purposes only and is not intended to be indicative of the combined entity’s financial condition or results of operations that would have actually occurred had the transaction occurred on the dates indicated. Further, the unaudited pro forma financial information also may not be useful in predicting the future financial condition and results of operations of the combined entity. The actual financial position and results of operations of the combined entity may differ from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma financial information was derived from and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma financial information;

•

The audited consolidated financial statements and the accompanying notes of First Majestic as at and for the year ended December 31, 2023, filed as Exhibit 99.2 to First Majestic’s Annual Report on Form 40-F filed with the Securities and Exchange Commission (“SEC”) on April 2, 2024, and incorporated by reference into this proxy statement/prospectus;

•

The unaudited condensed interim consolidated financial statements and the accompanying notes of First Majestic as at and for the six months ended June 30, 2024, included as Exhibit 99.1 to First Majestic’s Form 6-K filed with the SEC on August 1, 2024, and incorporated by reference into this proxy statement/prospectus;

•

The audited consolidated financial statements and the accompanying notes of Gatos as at and for the year ended December 31, 2023, included in Gatos’ Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A filed with the SEC on May 6, 2024, and incorporated by reference into this proxy statement/prospectus; and

•

The unaudited condensed interim consolidated financial statements and the accompanying notes of Gatos as at and for the six months ended June 30, 2024, included in Gatos’ Form 10-Q filed with the SEC on August 6, 2024, and incorporated by reference into this proxy statement/prospectus.

Description of the transaction

On September 5, 2024, First Majestic and Gatos entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which First Majestic will acquire all of the issued and outstanding shares of common stock of Gatos. Gatos is a silver producer with a 70% interest in the Los Gatos Joint Venture, which owns the producing Cerro Los Gatos underground silver mine in Chihuahua, Mexico.

Under the terms of the Merger Agreement, Gatos shareholders will receive 2.55 common shares of First Majestic for each share of Gatos common stock.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

As at June 30, 2024

(in thousands of US dollars)

	First Majestic	Gatos (Note 2)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Current Assets
Cash and cash equivalents	152,173	82,476	(24,103)	4(d)	210,546
Trade and other receivables	14,224	155	—		14,379
Value added taxes receivable	37,718	659	—		38,377
Income tax receivables	2,155	—	—		2,155
Inventories	68,487	—	—		68,487
Other financial assets	58,403	10	—		58,413
Prepaid expenses and other	8,743	924	—		9,667

Total Current Assets	341,903	84,224	(24,103)		402,024

Non-Current Assets
Investment in affiliates	—	305,228	778,224	4(a)	1,083,452
Mining interests	1,016,299	—	—		1,016,299
Property, plant and equipment	390,801	—	—		390,801
Right-of-use assets	24,376	382	—		24,758
Deposits on non-current assets	6,548	—	—		6,548
Non-current restricted cash	117,509	—	—		117,509
Non-current value added taxes receivable	12,310	—	—		12,310
Deferred tax assets	77,293	200	—		77,493

Total Assets	1,987,039	390,034	754,121		3,131,194

Current Liabilities
Trade and other payables	92,823	8,312	—		101,135
Unearned revenue	1,089	—	—		1,089
Current portion of debt facilities	817	—	—		817
Current portion of lease liabilities	17,236	131	—		17,367
Income tax payable	—	495	—		495

Total Current Liabilities	111,965	8,938	—		120,903

Non-Current Liabilities
Debt facilities	223,760	—	—		223,760
Lease liabilities	13,854	218	—		14,072
Decommissioning liabilities	156,068	—	—		156,068
Other liabilities	6,235	—	—		6,235
Non-current income tax payable	21,707	—	—		21,707
Deferred tax liabilities	79,437	—	—		79,437

Total Liabilities	613,026	9,156	—		622,182

Equity
Share capital	1,952,580	555,079	579,920	4(b)	3,087,579
Equity reserves	95,582	—	—		95,582
Accumulated deficit	(674,149)	(174,201)	174,201	4(b)	(674,149)

Total Equity	1,374,013	380,878	754,121		2,509,012

Total Liabilities and Equity	1,987,039	390,034	754,121		3,131,194

See the accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Earnings (Loss)

For the Six Months Ended June 30, 2024

(in thousands of US dollars)

	First Majestic	Gatos (Note 2)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	242,180	—	—		242,180
Mine operating costs		—	—
Cost of sales	169,585	—	—		169,585
Cost of sales – standby costs		—	—		—
Depletion, depreciation and amortization	57,454	—	—		57,454

	227,039	—	—		227,039

Mine operating earnings	15,141	—	—		15,141
General and administrative expenses	18,746	14,917	—		33,663
Share-based payments	7,960	—	2,603	4(e)	10,563
Mine holding costs	12,020	—	—		12,020
Foreign exchange loss	9,976	—	—		9,976

Operating loss	(33,561)	(14,917)	(2,603)		(51,081)
Investment and other income	3,558	4,963	—		8,521
Equity income in affiliates	—	21,814	(38,434)	4(c)	(16,620)
Finance costs	(14,419)	—	—		(14,419)

(Loss) gain before income taxes	(44,422)	11,860	(41,037)		(73,599)
Income taxes
Current income tax expense	5,533	172	—		5,705
Deferred income tax expense	11,859	—	—		11,859

	17,392	172	—		17,564

Net (loss) gain for the period	(61,814)	11,688	(41,037)		(91,163)

Loss per common share
Basic	(0.21)				(0.19)

Diluted	(0.21)				(0.19)

Weighted average shares outstanding
Basic	289,619,145				469,707,688

Diluted	289,619,145				469,707,688

See the accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Earnings (Loss)

For the year Ended December 31, 2023

(in thousands of US dollars)

	First Majestic	Gatos (Note 2)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	573,801	—	—		573,801
Mine operating costs		—	—
Cost of sales	410,057	—	—		410,057
Cost of sales – standby costs	13,438	—	—		13,438
Depletion, depreciation and amortization	124,664	—	—		124,664

	548,159	—	—		548,159

Mine operating earnings	25,642	—	—		25,642
General and administrative expenses	38,709	27,293	—		66,002
Share-based payments	13,177	—	5,206	4(e)	18,383
Mine holding costs	22,088	—	—		22,088
Write down on asset held-for- sales	7,229	—	—		7,229
Restructuring costs	6,883	—	—		6,883
Impairment of non-current asset	125,200	—	—		125,200
Loss on sale of mining interest	3,024	—	—		3,024
Foreign exchange (gain)	(11,884)	—	—		(11,884)

Operating loss	(178,784)	(27,293)	(5,206)		(211,283)
Investment and other income	9,149	7,324	—		16,473
Equity income in affiliates	—	33,622	(77,287)	4(c)	(43,665)
Finance costs	(26,280)	(679)	—		(26,959)

(Loss) gain before income taxes	(195,915)	12,974	(82,493)		(265,434)
Income taxes
Current income tax expense	14,005	114	—		14,119
Deferred income tax (recovery)	(74,808)	—	—		(74,808)

	(60,803)	114	—		(60,689)

Net (loss) gain for the period	(135,112)	12,860	(82,493)		(204,745)

Loss per common share
Basic	(0.48)				(0.44)

Diluted	(0.48)				(0.44)

Weighted average shares outstanding
Basic	282,331,106				462,419,649

Diluted	282,331,106				462,419,649

See the accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(all amounts in thousands of US dollars unless otherwise indicated)

1.	Basis of Presentation

The preparation of the unaudited pro forma financial information is based on the historical financial statements of First Majestic and Gatos. Gatos historically reported their financial statements in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). For the purposes of the unaudited pro forma condensed combined financial information, the Gatos financial statements have been adjusted to align Gatos’ historical accounting policies under U.S. GAAP to First Majestic’s significant accounting policies under IFRS.

All dollar amounts presented are in U.S. dollars unless otherwise specified.

The unaudited pro forma financial information has been prepared using statements derived from and should be read in conjunction with, the following:

•	The audited consolidated financial statements of First Majestic as at and for the year ended December 31, 2023;

•	The unaudited condensed interim consolidated financial statements of First Majestic as at and for the six months ended June 30, 2024;

•	The audited consolidated financial statements of Gatos as at and for the year ended December 31, 2023; and

•	The unaudited condensed consolidated financial statements of Gatos as at and for the six months ended June 30, 2024.

The unaudited pro forma financial information does not give effect to any anticipated synergies, operating efficiencies, tax saving or cost saving that may be associated with the transaction.

Anticipated Accounting Treatment of the Transaction

The transaction is not within the scope of IFRS 3, Business Combinations (“IFRS 3”) because Gatos does not meet the definition of a business in accordance with IFRS 3. First Majestic has elected to apply the optional concentration test to complete the assessment of whether Gatos is considered a business under IFRS 3. The concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The concentration test is met for the transaction as the fair value of gross assets acquired is concentrated in the investment in the Los Gatos Joint Venture (“LGJV”). As a result, the transaction is accounted for as an asset acquisition in the unaudited pro forma financial information.

The asset acquisition falls within the scope of IFRS 2, Share-based payment (“IFRS 2”), as the asset acquisition is effected via a share-for-share exchange. Under IFRS 2, First Majestic will measure the assets acquired, and the increase in equity, at their fair value unless that fair value cannot be estimated reliably; in the preparation of the pro forma financial information, the fair value of the assets acquired cannot be estimated reliably due to limited information available, and the fair value of the consideration has been calculated based on the First Majestic shares to be issued. The fair value of the First Majestic shares issued will be allocated to the underlying Gatos assets acquired and liabilities assumed at their relative fair values. As of the date of this proxy statement/prospectus, First Majestic has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the Gatos assets to be acquired and liabilities to be assumed, nor has it identified all adjustments necessary to align Gatos’ historical audited financial policies under U.S. GAAP to First Majestic’s significant accounting policies under IFRS. A final determination of the fair value of Gatos’ assets and liabilities will be based on the actual assets and liabilities of Gatos that exist as of the closing date of the transaction and, therefore, cannot be made prior to the acquisition date. In addition, the value of the consideration to be paid by First Majestic upon the consummation of the transaction will be determined based on the closing price of First Majestic’s common shares on the acquisition date. As a result of the foregoing, the Transaction Accounting Adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary Transaction Accounting Adjustments have been made solely for the purpose of providing the unaudited pro forma financial information presented herein. First Majestic has estimated the fair value of Gatos’ assets and liabilities based on discussions with Gatos’ management, preliminary valuation studies, due diligence and information presented in Gatos’ filings with the SEC. Until the transaction is completed, both companies are limited in their ability to share certain information. Upon completion of the transaction, a final determination of relative fair values of Gatos’ assets and liabilities will be performed. The final accounting for the transaction may be materially different than that reflected in the unaudited pro forma financial information presented herein.

Purchase Consideration

The total preliminary estimated purchase price of approximately $1,159,102 was determined as of October 1, 2024 based on First Majestic’s common shares to be issued to Gatos shareholders in exchange for Gatos’ issued and outstanding common stock and equity awards outstanding at June 30, 2024 under Gatos’ incentive compensation plans that will be exchanged on or after the closing of the transaction, and First Majestic’s share price on October 1, 2024. As part of the closing of the transaction, outstanding RSUs, PSUs, and DSUs, of Gatos that are vested or becomes vested in connection with the transaction will be exchanged into First Majestic common shares using the same exchange ratio outlined above. In addition, the outstanding and unexercised Gatos’ stock options will be converted into stock options of First Majestic based on the exchange ratio. The aggregate purchase price will be based on the actual closing price per First Majestic common share on the closing date, which could differ materially from the assumed value disclosed in the notes to the unaudited pro forma financial information. Further, no effect has been given to any other new Gatos common stock or other equity awards that may be issued or granted subsequent to the date of this proxy statement/prospectus and before the closing date of the transaction. In all cases in which First Majestic’s closing share price is a determining factor in arriving at the final purchase consideration, the share price assumed for the total preliminary purchase price is the closing price of First Majestic’s common shares on October 1, 2024 ($6.19 per share), the most recent date practicable in the preparation of this proxy statement/prospectus.

Purchase Consideration (in thousands of US dollars)
Gatos outstanding common stock at June 30, 2024	69,341,227
Total outstanding Gatos RSUs, DSUs, and PSUs at June 30, 2024[1]	1,281,731

Total Gatos outstanding common stock to be exchanged	70,622,958

Exchange Ratio	2.55

Total First Majestic shares to be issued	180,088,543

First Majestic share price[2]	$6.19

Share consideration (rounded)	$1,114,748

Estimated Transaction costs (rounded)	$24,103

Stock options exchanged for Gatos stock options (rounded)	$20,251

Total consideration (rounded)	$1,159,102

[1]

All outstanding Gatos RSUs, DSUs, and PSUs that are vested or that will vest in connection with the transaction will be exchanged for First Majestic common shares in accordance with the exchange ratio.

[2]	First Majestic’s common share price on October 1, 2024

Sensitivity Analysis

First Majestic determined that a price volatility of as much as 10% in First Majestic’s common share trading price on the closing date of the transaction from the common share price assumed in this unaudited pro forma financial information is reasonably possible based upon the recent history of the price of First Majestic common shares. A change of this magnitude would increase or decrease the consideration expected to be transferred by approximately $111,475 which would be reflected in these unaudited pro forma financial information as an increase or decrease to investment in affiliates.

Total Gatos outstanding common stock to be exchanged	Share Price	Impact on investment in affiliates
180,088,543	$6.81	$ 111,475
180,088,543	$5.57	$(111,475)

Preliminary Purchase Price Allocation

The table below summarizes the preliminary allocation of the purchase price to the assets acquired and the liabilities assumed for the purposes of the unaudited pro forma financial information as if the transaction occurred on June 30, 2024.

Assets acquired and liabilities assumed (in thousands of U.S. dollars)
Cash and cash equivalents	$82,476
Related party receivable	$155
Value added taxes receivable	$659
Other current assets	$10
Prepaid expenses and other	$924
Investment in affiliates	$1,083,452
Right-of-use assets	$382
Deferred tax assets	$200

Total assets	$1,168,258

Accounts payable and accrued liabilities	$8,938
Lease liability	$218

Total liabilities	$9,156

Total Preliminary Purchase Price	$1,159,102

2.	Gatos Historical Financial Statements

Gatos’ historical balances were derived from Gatos’ historical audited consolidated financial statements as described above and are presented under U.S. GAAP and are in U.S. dollars. The historical balances reflect certain reclassifications of Gatos’ consolidated statements of income (loss) and consolidated balance sheet categories to conform to First Majestic’s presentation in its consolidated statements of earnings (loss) and the consolidated statement of financial position. Further review may identify additional reclassifications that could have a material impact on the unaudited pro forma financial information of the combined company. The reclassifications identified and presented in the unaudited pro forma financial information are based on discussions with Gatos’ management, due diligence and information presented in Gatos’ filings with the SEC. Until the Transaction is completed, both companies are limited in their ability to share certain information. As of the date of this proxy statement/prospectus, First Majestic is not aware of any additional reclassifications that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments.

The reclassifications are summarized below:

Gatos Financial Statement Line	Gatos Historical Amount	Reclassification	Gatos Historical reclassified Amount	First Majestic Statement Line
(in thousands of US dollars)
Consolidated Statement of Income for the Six months ended June 30, 2024
Revenue	$—	$—	$—	Revenue
Exploration	75	(75)	—	General and administrative
General and administrative	14,835	82	14,917	General and administrative
Amortization	7	(7)	—	General and administrative
Equity income in affiliates	21,814	—	21,814	Equity income in affiliates
Interest income	1,884	—	1,884	Investment and other income
Other income	3,079	—	3,079	Investment and other income
Income tax expense	172	—	172	Current income tax expense
Net income	$11,688	$—	$11,688

Consolidated Statement of Income for the year ended December 31, 2023
Revenue	$—	$—	$—	Revenue
Exploration	26	(26)	—	General and administrative
General and administrative	25,688	105	25,793	General and administrative
Amortization	79	(79)	—	General and administrative
Equity income in affiliates	33,622	—	33,622	Equity income in affiliates
Legal settlement loss	(1,500)	—	(1,500)	General and administrative
Interest expense	(679)	—	(679)	Finance cost
Interest income	1,332	—	1,332	Investment and other income
Other income	5,992	—	5,992	Investment and other income
Income tax expense	114	—	114	Current income tax expense
Net income	$12,860	$—	$12,860

Consolidated Balance Sheet as at June 30, 2024
Assets
Current: Cash and cash equivalents	$82,476	$—	$82,476	Cash and cash equivalents
Current: Related party receivables	155	—	155	Trade and other receivables
Current: Other current assets	1,593	(1,593 659 10 924)	659 10 924	Value added taxes receivable Other financial assets Prepaid expenses and other
Investment in affiliates	305,228	—	305,228	Investment in affiliates
Deferred tax assets	200	—	200	Deferred tax assets
Other non-current assets	382	—	382	Right-of-use assets
	390,034	—	390,034
Liabilities
Current: Accounts payable and accrued liabilities	8,938	(8,938 8,312 495 131)	8,312 495 131	Trade and other payables Income taxes payable Current lease liability
Lease liability	218	—	218	Lease liabilities
	9,156	—	9,156
Stockholders’ Equity
Common stock	117	—	117	Share capital
Paid-in capital	554,962	—	554,962	Share capital
Accumulated deficit	(174,201)	—	(174,201)	Accumulated deficit
	$390,034	$—	$390,034

3)	U. S. GAAP to IFRS Adjustments

a) Impairment of long-lived assets

Under both U.S. GAAP and IFRS, long-lived assets are tested for impairment when events or changes in circumstances indicate that the carrying amounts may be impaired. Under U.S. GAAP, the asset group is first tested for recoverability by determining if its carrying amount exceeds the expected future cash flows from the asset group on an undiscounted basis. If the asset group is determined to not be recoverable, an impairment expense is recorded for the excess of the asset group’s carrying amount over its fair value. Further, future reversal of a previously recognized impairment loss is prohibited.

Under IFRS, when an impairment indicator is determined to exist, an impairment expense is recorded for the excess of the cash generating unit carrying amount over the greater of its fair value less costs of disposal and its value in use. Impairment expense previously recorded is reversible in subsequent periods under certain conditions.

In the fourth quarter of 2021 Gatos recorded an impairment loss of $80,348 related to the carrying value of the investment in the LGJV. The unaudited pro forma financial information does not reflect any potential reversal of this historical impairment taken by Gatos due to improvements in mineral reserves and operating results as it is impractical to re-estimate the fair value of the LGJV at June 30, 2024. In addition, as part of the acquisition the LGJV is recorded at its relative fair value, which is reflected in the Transaction Accounting Adjustments.

b) Joint arrangements – LGJV

Under U.S. GAAP, a joint venture is defined as an entity whose operations and activities are jointly controlled by its equity investors. Joint ventures are accounted for using the equity method of accounting. Proportionate consolidation is used in mining and extractive industries, when working interest owners join together in the development and operation of a jointly-owned or unitized property outside a separate legal entity pursuant to a written agreement.

IFRS addresses two types of joint arrangements: (1) joint operations and (2) joint ventures, both distinguished by the rights and obligations of the parties involved. In a joint operation, an entity has rights to the underlying assets and obligations for the liabilities of the arrangement and recognizes its share of the assets, liabilities, revenues, and expenses arising from its interest. In a joint venture, the equity method of accounting is used and requires the use of a separate legal entity. Unlike U.S. GAAP, the existence of a separate legal entity is not sufficient evidence to conclude that an arrangement is a joint venture.

First Majestic performed a preliminary assessment of the accounting for the LGJV under IFRS, and determined that LGJV meets the definition of a joint venture under IFRS and therefore, Gatos’ accounting for the LGJV is in compliance with IFRS.

c) Other considerations

First Majestic have performed a preliminary assessment of the potential U.S. GAAP to IFRS differences for exploration and evaluation expenditures, asset retirement obligations, impairment of receivables, and leases and have determined that the differences are not material. As such, these adjustments have not been reflected in the unaudited pro forma financial information.

4)	Transaction Accounting Adjustments

The following adjustments have been made to the unaudited pro forma financial information to reflect certain preliminary purchase price accounting and other pro forma adjustments. Further review may identify additional adjustments that could have a material impact on the unaudited pro forma financial information of the combined company.

a) Investment in affiliates

The adjustment to this balance mainly reflects the allocation of the consideration to the Cerro Los Gatos mine owned by the LGJV. As the LGJV is accounted for using the equity method, the incremental cost of the acquisition of $778,224 is allocated to the carrying value of the LGJV.

b) Shareholder Equity

This adjustment reflects a net increase to share capital of $579,920 to reflect the issuance of First Majestic shares to effect the transaction and the consideration attributable to First Majestic stock options issued to replace Gatos stock options, which is measured based on the fair value of Gatos shares acquired as described in Note 1 under “Purchase Consideration”, and to eliminated Gatos accumulated deficit of $174,201.

c) Equity Income in Affiliates

The net adjustment of $77,287 and $38,434 for the year ended December 31, 2023, and the six-month period ended June 30, 2024, respectively reflects a total adjustment of $115,721 to represent the after tax additional depletion that has taken place from the start of 2023 to the end of June 2024. First Majestic have applied a Mexico federal rate of 27% to the additional depletion based on the estimated tax rate that will apply to the LGJV. This adjustment reflects the fair value of the acquired assets and the tax implications from the transaction. Depletion was taken by using the historical depletion rates adjusted to align with First Majestic’s depletion accounting policy under IFRS.

d) Transaction costs

The estimated cash transaction costs of $24,103 incurred by First Majestic which includes the estimated aggregate fee for BofA Securities, Inc. in connection with the merger. The costs incurred by First Majestic are expected to be included in the total cost of the acquisition.

e) Share-based payments

In conjunction with the Transaction, First Majestic will issue First Majestic stock options to Gatos employees as replacements for their Gatos stock options. The incremental fair value of the replacement First Majestic stock options over the existing Gatos stock options will be expensed over the remaining vesting period. The incremental expense is estimated to be $5,206 and $2,603 for the year ended December 31, 2023 and the six months ended June 30, 2024 respectively.

5)	Unaudited Pro Forma Condensed Combined Financial Information per Share Data

The following table presents, for the periods presented in the unaudited pro forma financial information, the unaudited pro forma income per share and the unaudited pro forma weighted average shares outstanding of the combined entity.

The following table assumes the issuance of approximately 180 million shares of First Majestic in connection with the transaction assuming the transaction occurred on June 30, 2024 and based on the number of outstanding Gatos common stock and outstanding RSUs, PSUs, and DSUs as at June 30, 2024.

As discussed in this proxy statement/prospectus, the actual number of shares of First Majestic issuable under the transaction will be adjusted based on the number of Gatos common shares outstanding at the completion of the transaction. The pro forma data in the table assumes that the transaction occurred on January 1, 2023 for income statement purposes.

	Pro Forma Combined
	For the year ended December 31, 2023	For the six months ended June 30, 2024
Income (loss) from operations per common share
Basic	(0.44)	(0.19)
Diluted	(0.44)	(0.19)
Shares used in calculating basic and diluted income (loss) from operations per common share
Basic	462,420	469,708
Diluted	462,420	469,708

	First Majestic Combined
	For the year ended December 31, 2023	For the six months ended June 30, 2024
Weighted average shares outstanding
Actual weighted average number of shares outstanding for the period	282,331	289,619
Shares issued	180,089	180,089
Pro forma weighted average number of shares outstanding	462,420	469,708

THE GATOS SPECIAL MEETING

This proxy statement/prospectus is being provided to Gatos stockholders in connection with the solicitation of proxies by the Gatos board for use at the Gatos special meeting and at any adjournments or postponements of the Gatos special meeting. Gatos stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.

Date, Time and Place of the Gatos special meeting

The Gatos special meeting is scheduled to be held in a virtual-only meeting format, via live webcast at proxypush.com/GATO, on [    ] beginning at [    ] [a.m./p.m.], Eastern Time, unless adjourned or postponed to a later date.

Gatos has elected to hold the Gatos special in a virtual-only meeting format, via live webcast. The Gatos special meeting will be held solely via live webcast and there will not be a physical meeting location. Gatos stockholders will be able to attend the Gatos special meeting online, vote their shares and ask questions electronically by visiting the special meeting website at proxypush.com/GATO. Gatos stockholders will need the control number found on their proxy card in order to access the special meeting website.

Gatos will have technicians ready to assist Gatos stockholders with any technical difficulties they may have accessing the Gatos special meeting. If Gatos stockholders encounter any difficulties accessing the virtual-only Gatos special meeting platform, including any difficulties voting or submitting questions, they may call the technical support number that will be posted in their instructional email.

Gatos will entertain questions at the Gatos special meeting in accordance with the rules of conduct for the meeting to the extent that the questions posed by a stockholder are relevant to the Gatos special meeting and the proposals presented. Any questions or comments that are unrelated to the business of the Gatos special meeting will not be addressed at the meeting.

Purpose of the Gatos special meeting

At the Gatos special meeting, Gatos stockholders will be asked to consider and vote on the following proposals, which we collectively refer to as the “Gatos proposals”:

•	Proposal 1: Adoption of the merger agreement. To consider and vote on the Gatos merger proposal; and

•	Proposal 2: Adjournment of the Gatos special meeting. To consider and vote on the Gatos adjournment proposal.

Recommendation of the Gatos board

The Gatos board unanimously recommends that Gatos stockholders vote:

•	Proposal 1: “FOR” the Gatos merger proposal; and

•	Proposal 2: “FOR” the Gatos adjournment proposal.

At a meeting of the Gatos board held on September 4, 2024, the Gatos board (acting upon the recommendation of the Gatos Special Committee of the board) unanimously: (1) determined that the merger agreement and the transactions contemplated thereby were advisable, (2) approved the merger agreement and the transactions contemplated thereby, (3) directed that the merger agreement be submitted to the Gatos stockholders for adoption at a meeting of such stockholders and (4) recommended that the Gatos stockholders approve the adoption of the merger agreement.

See also the section entitled “The Gatos Merger – Recommendation of the Gatos Special Committee and Gatos Board and their Reasons for the Merger,” on page [●].

Record Date and Outstanding Shares of Gatos Voting Stock

The record date to determine stockholders who are entitled to receive notice of and to vote at the Gatos special meeting or any adjournments or postponements thereof is [    ], 2024. As of the record date, there were [    ] shares of Gatos common stock issued and outstanding and eligible to vote at the Gatos special meeting. Each Gatos stockholder is entitled to one vote for each share of Gatos common stock held of record as of the record date.

Quorum; Abstentions and Broker Non-Votes

A quorum of Gatos stockholders is necessary to conduct the Gatos special meeting. The presence in person (including virtually) or representation by proxy, of the holders of a majority of the total voting power of the outstanding shares of Gatos common stock entitled to vote at the Gatos special meeting will constitute a quorum. However, because both proposals are considered “non-routine” matters under NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the Gatos special meeting. If a quorum is not present, the Gatos special meeting may be adjourned or postponed until the holders of the number of shares of Gatos common stock required to constitute a quorum attend.

Under the NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under the NYSE rules, as applicable, are “non-routine.” This can result in a “broker non-vote”, which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. Both Gatos proposals are considered “non-routine” matters under the NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, Gatos does not expect any broker non-votes at the Gatos special meeting and, if you hold your shares of Gatos common stock in “street name”, your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on either of the Gatos proposals unless they have received voting instructions from the beneficial owners.

Required Vote

Proposal	Required Vote	Effect of Certain Actions
Proposal 1: Gatos merger proposal

Under Delaware law, approval requires the affirmative vote of at least a majority of the shares of Gatos common stock outstanding as of the record date and entitled to vote on the Gatos merger proposal (assuming a quorum is present).

Shares of Gatos common stock not present at the Gatos special meeting, shares that are present and not voted on the Gatos merger proposal, including due to the failure of any Gatos stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to

Proposal	Required Vote	Effect of Certain Actions
the Gatos merger proposal, and abstentions will have the same effect as a vote “AGAINST” the Gatos merger proposal.

Proposal 2: Gatos adjournment proposal

Pursuant to Gatos’ bylaws, assuming a quorum is present at the Gatos special meeting, approval of the Gatos adjournment proposal requires the affirmative vote of at least a majority of the votes cast on the Gatos adjournment proposal.

If a quorum is not present, the Gatos adjournment proposal requires the approval of a majority in voting interest of the stockholders present or represented by proxy at the Gatos special meeting; provided that the chair of the Gatos special meeting may also adjourn such meeting in accordance with Gatos’ bylaws.

Whether or not a quorum is present, the failure to return or submit your proxy or to attend the Gatos special meeting will have no effect on the Gatos adjournment proposal.

Assuming a quorum is present, the failure of any shares present or represented by proxy at the Gatos special meeting to vote “FOR” or “AGAINST” the Gatos adjournment proposal will have no effect on such proposal.

Assuming a quorum is not present, the failure of any shares present or represented by proxy at the Gatos special meeting to vote “FOR” the Gatos adjournment proposal will be treated as a vote “AGAINST” the Gatos adjournment proposal.

Adjournment and Postponement

If there are not sufficient votes at the time of the Gatos special meeting to approve the Gatos merger proposal or for certain other reasons, then Gatos stockholders may be asked to vote on the Gatos adjournment proposal.

At any subsequent reconvening of the Gatos special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Gatos special meeting, except for any proxies that have been effectively revoked prior to the time the proxy is voted at the reconvened meeting.

Voting by Directors, Executive Officers and Electrum

As of the record date, Gatos’ directors, executive officers and their affiliates, as a group, owned and were entitled to vote [   ] shares of Gatos common stock, or approximately [ ]% of the total outstanding shares of Gatos common stock. As of the record date, the D&O stockholders, as a group, owned and were entitled to vote [    ] shares of Gatos common stock, or approximately [ ]% of the total outstanding shares of Gatos common stock. As of September 27, 2024, the Electrum supporting stockholders beneficially own 22,004,376 shares of Gatos common stock, or approximately 32% of the total outstanding shares of Gatos common stock. The D&O stockholders and the Electrum supporting stockholders have each entered into a support agreement obligating them to vote their shares “FOR” the Gatos merger proposal and “FOR” the Gatos adjournment proposal.

See the sections entitled “Voting and Support Agreements” and “The Gatos Merger – Interests of Gatos’ Directors and Executive Officers in the Transaction,” on pages [ ] and [ ], respectively.

Voting by Proxy or in Person (Including Virtually)

Voting and Submitting a Proxy for Gatos Voting Stock Held by Holders of Record

If you are a Gatos stockholder of record, you may vote at the Gatos special meeting by proxy through the internet, by telephone or by mail, or by attending the Gatos special meeting and voting via the special meeting website, as described below.

•	By Internet: By visiting the internet address provided on the proxy card and following the instructions provided on your proxy card.

•	By Telephone: By calling the number located on the proxy card and following the recorded instructions.

•	By Mail: You may complete, sign, date and return by mail the enclosed proxy card in the envelope provided to you with your proxy materials.

•

Via the Special Meeting Website: All stockholders of record may vote at the Gatos special meeting by attending the meeting via the special meeting website. Stockholders who plan to attend the Gatos special meeting will need the control number included on their proxy card in order to access the special meeting website and to attend and vote thereat.

Unless properly and timely revoked in one of the manners set forth in the section entitled “The Gatos Special Meeting – Revocability of Proxies and Changes to a Gatos stockholder’s Vote,” on page [●], all duly executed proxies representing shares of Gatos common stock entitled to vote will be voted at the Gatos special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. By executing and delivering a proxy in connection with the Gatos special meeting, you designate certain Gatos officers identified therein as your proxies at the Gatos special meeting. If you submit an executed proxy without providing instructions with respect to any proposal, then the Gatos officers identified on the proxy will vote your shares consistent with the recommendation of the Gatos board on such proposal. If you are a stockholder of record, proxies submitted over the internet or by telephone as described above must be received before the commencement of the Gatos special meeting.

Gatos does not expect that any matter other than the Gatos proposals will be brought before the Gatos special meeting, and the Gatos bylaws provide that the only business that may be conducted at the Gatos special meeting are those proposals brought before the meeting pursuant to Gatos’ notice of meeting.

Stockholders may contact Kingsdale Advisors, Gatos’ proxy solicitor by telephone at 1-855-476-7868 (toll-free in North America) or 1-646-491-9096 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com.

Voting and Submitting a Proxy for Gatos Voting Stock Held in “Street Name”

If you hold your shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your shares of Gatos common stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the Gatos proposals; see the section entitled “The Gatos Special Meeting – Quorum; Abstentions and Broker Non-Votes,” on page [●].

If you wish to attend the special meeting to personally vote your shares held in “street name” via the special meeting website, you will need to obtain a proxy from the holder of record (i.e. your bank, broker or other nominee); a proxy is not the form of proxy card enclosed with this proxy statement. Please follow the instructions from your bank, broker or other nominee included with these proxy materials, or contact that organization to request a proxy form. A Gatos stockholder has the right to appoint a person or entity (who need not be a stockholder) to attend and act for him/her on his/her behalf at the Gatos special meeting other than the persons named in the enclosed instrument of proxy.

Gatos stockholders who hold Gatos voting stock in “street name” who do not object to their name being made known to Gatos may be contacted by our proxy solicitor to assist in conveniently voting their Gatos voting stock directly by telephone.

Gatos stockholders may contact Kingsdale Advisors, Gatos’ proxy solicitor by telephone at 1-855-476-7868 (toll-free in North America) or 1-646-491-9096 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com.

Revocability of Proxies and Changes to a Gatos Stockholder’s Vote

Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the Gatos special meeting. If you are a Gatos stockholder of record, you may revoke your proxy by any of the following actions:

•	by voting again by internet or telephone as instructed on your proxy card before the commencement of the Gatos special meeting;

•	by delivering a signed written notice of revocation to Gatos’ Secretary, provided such statement is received no later than the commencement of the Gatos special meeting;

•	by submitting a properly signed and dated proxy card with a later date that is received by Gatos no later than the close of business on the date of commencement of the Gatos special meeting; or

•	by voting at the Gatos special meeting via the special meeting website.

Only your last submitted proxy card will be considered.

Execution or revocation of a proxy will not in any way affect a stockholder’s right to attend the Gatos special meeting and vote thereat.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Gatos Silver, Inc.

Suite 910 - 925 West Georgia Street

Vancouver, British Columbia, V6C 3L2, Canada

Attention: Corporate Secretary

Such notices must be received at the address above at any time up to and including the last business day preceding the day of the Gatos special meeting or any adjournment or postponement of the Gatos special meeting, or received by the chair of the meeting prior to the Gatos special meeting’s commencement on the date of the Gatos special meeting or any adjournment or postponement of the Gatos special meeting, or in any other manner permitted by law.

If you own shares in “street name,” your bank, broker or other nominee should provide you with appropriate instructions for changing or revoking your voting instructions.

Tabulation of Votes

The Gatos board will appoint an independent inspector of elections for the Gatos special meeting. The inspector of elections will, among other matters, determine the number of shares of Gatos common stock represented at the Gatos special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Gatos stockholders at the Gatos special meeting.

Solicitation of Proxies; Expenses of Solicitation

Gatos is soliciting proxies to provide an opportunity to all Gatos stockholders to vote on agenda items at the Gatos special meeting, whether or not Gatos stockholders are able to attend the Gatos special meeting or any adjournment or postponement thereof. Gatos will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, Gatos will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Gatos common stock and secure their voting instructions, if necessary. Gatos may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

Gatos has also retained Kingsdale Advisors to assist in soliciting proxies and in communicating with Gatos stockholders and estimates that it will pay them a fee of approximately $120,000, plus reimbursement for certain out-of-pocket fees and expenses. Gatos also has agreed to indemnify Kingsdale Advisors against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Gatos or by Gatos’ directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the internet or by other means of communication, including electronic communication. Directors, officers and employees of Gatos will not be paid any additional amounts for their services or solicitation in this regard.

Gatos stockholders may contact Kingsdale Advisors, Gatos’ proxy solicitor by telephone at 1-855-476-7868 (toll-free in North America) or 1-646-491-9096 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Gatos and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Gatos that they or Gatos will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one please contact the Secretary of Gatos at (604) 841-7937 or by mail at Gatos Silver, Inc., Suite 910 – 925 West Georgia Street, Vancouver, BC V6C 3L2, and Gatos will promptly deliver separate copies of these proxy materials to you.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the Gatos special meeting, please contact Kingsdale Advisors, Gatos’ proxy solicitor for the Gatos special meeting:

Questions? Need Help Voting?

Stockholders May Contact Kingsdale Advisors

By Telephone At

1-855-476-7868 (Toll-Free in North America)

Or

1-646-491-9096 (Text and Call Enabled Outside North America)

Or By Email At contactus@kingsdaleadvisors.com

GATOS STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE TRANSACTION. IN PARTICULAR, GATOS STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

THE GATOS MERGER

This section of this proxy statement/prospectus describes the various aspects of the transaction and related matters. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the transaction. In addition, important business and financial information about each of First Majestic and Gatos is included in or incorporated by reference into this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled

Transaction Structure

At the effective time, merger sub will be merged with and into Gatos, with Gatos surviving the merger as a wholly-owned subsidiary of First Majestic. The terms and conditions of the transaction are contained in the merger agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the transaction. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the transaction are qualified in their entirety by reference to the full text of the merger agreement.

Merger Consideration

Under the merger agreement, at the effective time, each share of Gatos common stock that is issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be automatically converted into the right to receive 2.55 validly issued, fully paid and non-assessable First Majestic common shares (subject to the terms of the merger agreement with respect to dividends and distributions and fractional shares).

The merger agreement does not contain any provision that would adjust the exchange ratio based on fluctuations in the market value of either company’s common stock. Because of this, the implied value of the stock consideration to Gatos stockholders will fluctuate between now and the completion of the merger will depend on the market value of First Majestic common shares at the time the merger is completed.

The merger consideration will be adjusted appropriately, without duplication, in the event of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Gatos common stock or First Majestic common shares prior to the effective time, to proportionately reflect such change.

Fractional shares will not be issued in accordance with the merger. Any Gatos stockholder that would have received a fractional First Majestic share based on the exchange ratio above, will instead receive an amount in cash equal to the product of such fractional part, multiplied by the volume-weighted average trading price of First Majestic common shares for the five trading days preceding the date of the completion of the merger.

For more detailed information, see the sections entitled “The Merger Agreement – Effects of the Merger; Merger Consideration” and “The Merger Agreement – Treatment of Gatos Equity Awards” on pages [●] and [●], respectively.

Treatment of Gatos Equity Awards

The merger agreement specifies the treatment of outstanding Gatos equity awards in connection with the merger, which will be treated as follows, as of the effective time:

•	Each outstanding and unexercised option to purchase shares of Gatos common stock (the “Gatos options”) (whether vested or unvested) will automatically be exchanged for an option to acquire

First Majestic common shares on the same terms and conditions as were applicable under such Gatos option immediately prior to the effective time of the merger with respect to the number of First Majestic common shares underlying each such new First Majestic option (rounded down to the nearest whole number) determined by multiplying (i) the number of shares of Gatos common stock subject to such Gatos option immediately prior to the effective time of the merger by (ii) the exchange ratio. The exercise price applicable to any such Gatos option at and after the effective time of the merger will be an amount (rounded up to the nearest whole cent) equal to (i) the exercise price applicable to such Gatos option immediately prior to the effective time of the merger divided by (ii) the exchange ratio.

•

Each outstanding Gatos DSU, which are all fully vested on the grant date, will settle for a number of First Majestic common shares (rounded down to the nearest whole number) determined by multiplying (i) the number of shares of Gatos common stock subject to such Gatos DSUs immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

Each outstanding Gatos PSU, all of which were granted on December 17, 2021, are scheduled to vest following a three-year performance period based on the TSR of Gatos relative to a peer group over a three-year performance period beginning on December 17, 2021 and ending on December 17, 2024 in accordance with the terms of the Gatos PSUs, and will settle for a number of First Majestic common shares (rounded down to the nearest whole number) determined by multiplying (i) the number of shares of Gatos common stock subject to such Gatos PSUs immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

Each outstanding Gatos RSU will vest in full immediately prior to the effective time of the merger in accordance with its terms and will settle for a number of First Majestic common shares (rounded down to the nearest whole number) determined by multiplying (i) the number of shares of Gatos common stock subject to such Gatos RSUs immediately prior to the effective time of the merger by (ii) the exchange ratio.

As soon as practicable after the effective time, First Majestic will file with the SEC a registration statement on Form S-8 (or other applicable form) with respect to the First Majestic common shares subjected to the Gatos options that were exchanged for options to acquire First Majestic common shares, and use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

In addition, First Majestic will assume all rights and obligations in respect of the Gatos LTIP and will be able to grant stock awards thereunder if First Majestic elects to assume the share reserves of the Gatos LTIP as of the effective time, with such shares converted to First Majestic common shares based on the exchange ratio. If First Majestic elects to issue awards under the Gatos LTIP, First Majestic will file with the SEC a registration statement on Form S-8 (or other applicable form) with respect to the First Majestic common shares underlying such awards, and use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such awards remain outstanding.

Background of the Transaction

The terms of the merger are the result of arm’s length negotiations between Gatos and First Majestic. The following is a summary of the events leading up to the agreement to merge and the key meetings, negotiations, discussions and actions by and between Gatos and First Majestic and their respective advisors that preceded the public announcement of the merger.

The Gatos senior management team and Gatos board regularly reviews Gatos’ competitive position and strategic options in light of economic, market and regulatory conditions, including the continued execution of Gatos’ strategy as a stand-alone company.

As part of its regular strategic assessment process, on November 2, 2023, the Gatos board met to discuss Gatos’ long-term strategy. During that meeting, the Gatos board together with Gatos’ senior management, assessed both current and projected performance of Gatos’ business. In the context of that assessment, the Gatos board considered the Cerro Los Gatos mine, the LGJV’s and Gatos’ mineral reserves and resources, the exploration potential in the Los Gatos district, the LGJV’s and Gatos’ financial condition and the challenges of continuing to operate as a single-asset silver mining company in Mexico, including geographic and commodity risks. The Gatos board also considered organic and other growth opportunities, including potential acquisitions, sales or business combinations with third parties. Gatos’ senior management team discussed with the Gatos board its efforts to monitor opportunities with other market participants in the ordinary course of its business, including informal and high-level interactions with third parties regarding potential strategic transactions. At this meeting, the Gatos board authorized management to, in addition to pursuing its strategy of expanding and optimizing Gatos’ current assets, further evaluate potential strategic transactions available to Gatos and, in consultation with members of the Gatos board, to consider and engage financial advisors to assist in this effort.

Following this meeting, in November and December 2023, Gatos, including members of the Gatos board, engaged in confidential discussions and meetings with several potential financial advisors to assist in Gatos’ consideration of strategic alternatives. Following this exercise, Gatos determined to engage BofA Securities as Gatos’ financial advisor. Gatos selected BofA Securities to assist with Gatos’ evaluation of strategic opportunities, including continuing to operate on a stand-alone basis, based on among other factors, BofA Securities’ reputation in the investment community, its experience and knowledge of the metals and mining industry, its familiarity with Gatos and its business and its experience in advising companies in mergers and acquisitions. Gatos and BofA Securities executed an engagement letter on January 7, 2024 to formally engage BofA Securities as the Gatos’ board’s financial advisor.

On January 15, 2024 and January 16, 2024, members of Gatos management and representatives of BofA Securities held meetings to discuss potential strategic alternatives, review potential counterparties and begin to outline an appropriate process for Gatos to consider strategic alternatives. Gatos’ senior management team subsequently worked with BofA Securities to prepare for further meetings with the Gatos board at which such strategic options would be explored. Additionally, during January and February , 2024, members of Gatos’ senior management team engaged in preliminary discussions with several parties regarding potential opportunities that Gatos could pursue with such parties, but such discussions were informal and preliminary in nature and no proposals were developed as a result of such discussions. In February 2024, Gatos engaged White & Case to act as its U.S. legal counsel and McCarthy Tetrault as its Canadian legal counsel in connection with Gatos’ review of strategic alternatives.

On February 20, 2024, the Gatos board held a regular board meeting. As part of this meeting, the Gatos board discussed with Gatos’ management team and with representatives of BofA Securities the business and financial condition of Gatos, including its recent stock price performance, and various strategic options available to Gatos, including continuing to operate on a stand-alone basis, strategic acquisitions, or a potential sale, merger or other similar transaction. The Gatos board discussed with management and representatives of BofA Securities the parameters of a potential process to solicit interest in a strategic transaction with Gatos, potential counterparties to a transaction and potential alternatives that could be considered. Members of Gatos’ management and the Gatos board, with the assistance of BofA Securities, identified a number of parties that would be likely to have strategic interest in Gatos, based on both perceived interest and likelihood to transact. The Gatos board did not make any determination at this meeting that a business combination transaction would be the optimal strategic opportunity for Gatos, but determined to commence a process to consider such opportunities and authorized management, with the assistance of its advisors including BofA Securities, to commence an outreach process to solicit interest from the identified potential counterparties. Some of the identified potential counterparties were considered merger of equals partners because of their similar market capitalization relative to Gatos. Additionally, the Gatos board formally ratified the engagement of BofA Securities as exclusive financial advisor for this purpose. Over the course of the following weeks, members of Gatos’ senior management worked with BofA Securities to prepare relevant materials necessary for the phased strategic process, including preparation of due diligence materials and customary confidential marketing materials for Phase 1 of the process which would be to solicit non-binding indications of interest from select counterparties.

Between February 26, 2024 and May 2, 2024, BofA Securities, at the direction of Gatos, was in contact with thirteen potential counterparties, including First Majestic, to gauge their interest in a potential transaction. During this time, representatives of White & Case and members of Gatos’ senior management team negotiated the terms of confidentiality agreements, initially with nine parties who indicated to BofA Securities their interest in exploring a strategic transaction, and subsequently with an additional two counterparties. Each of the confidentiality agreements included customary standstill provisions ranging from 12 to 18 months in duration and each of the standstill provisions allowed the counterparty to make private proposals to the Gatos board. The standstill provisions expired if either (i) Gatos announced that it had entered into an agreement with a third party for a transaction involving the acquisition of a majority of Gatos’ voting equity securities or a sale of all or substantially all of its consolidated assets or (ii) Gatos recommended acceptance of a third-party tender or exchange offer for a majority of Gatos’ voting equity securities. Most of the confidentiality agreements contained confidentiality and standstill provisions that bound only the counterparty. The confidentiality agreements with potential merger of equal counterparties, however, were mutual in light of the potential that such a transaction would be structured as a merger of equals.

Beginning on March 20, 2024, the potential counterparties that signed confidentiality agreements, including First Majestic, were provided access to a Phase 1 data room containing non-public financial information on Gatos and a confidential information packet, including financial and technical data. Additionally, each party to a confidentiality agreement as part of the Phase 1 diligence process was offered an opportunity to meet with senior management of Gatos for an executive session as part of their initial due diligence investigation. Six counterparties, including First Majestic and Company A (defined below) availed themselves of this opportunity and participated in such executive sessions at various times during their Phase 1 diligence efforts, but primarily during April and May 2024. During these executive sessions, Mr. Dale Andres, Chief Executive Officer of Gatos, Mr. Anthony Scott, Senior Vice President of Corporate Development and Technical Services of Gatos and Mr. André van Niekerk, Chief Financial Officer of Gatos, and other members of the senior management team, made presentations and answered questions regarding various matters including operational information, a life-of-mine business model, exploration opportunities and Gatos’ financial position.

Beginning on April 5, 2024, BofA Securities, at the direction of Gatos, delivered to the potential counterparties (including First Majestic) who had executed confidentiality agreements and continued participating in the process, a letter requesting that initial non-binding indications of interest in a potential merger with or acquisition of Gatos be submitted to BofA Securities on behalf of Gatos, by May 8, 2024 and providing access to a virtual dataroom to those parties.

On April 15, 2024, Gatos delivered to Dowa Metals and Mining Co., Ltd. (“Dowa”), Gatos’ joint venture partner, a confidentiality agreement in advance of Gatos discussing with Dowa, among other things, the fact that Gatos was exploring strategic alternatives that could include a merger transaction. The confidentiality agreement was subsequently executed on April 17, 2024.

On April 29, 2024, First Majestic retained National Bank Financial Inc. (which we refer to as “National Bank Financial”) as its financial advisor in connection with a possible transaction involving the direct or indirect acquisition or other business combination involving Gatos. On or about the same time, First Majestic engaged Bennett Jones LLP (which we refer to as “Bennett Jones”) and Dorsey & Whitney LLP (which we refer to as “Dorsey”) as its legal advisors in connection with a potential transaction with Gatos.

On May 2, 2024, the Gatos board met for a regular board meeting. During the meeting the Gatos board discussed operational, financial and strategic matters unrelated to a potential transaction. In addition, Mr. Andres provided the Gatos board with an update on the ongoing process and discussions with potential strategic counterparties for Gatos.

In late April and early May two additional parties executed confidentiality agreements with Gatos were granted access to the Phase 1 virtual data room and were requested to make non-binding indications of interest as soon as possible due to their late entry into the Phase 1 process.

On May 7, 2024, Gatos received a non-binding indication of interest from First Majestic (the “First Majestic NBIO”) to acquire all of the outstanding shares of Gatos common stock for a fixed exchange ratio of 1.789 First Majestic common shares for each share of Gatos common stock. The First Majestic NBIO stated that its proposal implied a price of $12.25 per share of Gatos common stock based on the five-day volume-weighted average price of Gatos common stock and First Majestic common shares on the NYSE. Additionally, the First Majestic NBIO indicated that upon completion of the proposed transaction, Gatos would own approximately 31% of the issued and outstanding common shares of the combined entity following the merger. The First Majestic NBIO also set forth key non-financial terms of the proposed transaction, including transaction structure, governance of the combined companies by First Majestic’s senior management team and First Majestic board, and remaining due diligence.

On May 8, 2024, Gatos received a non-binding indication of interest from a strategic counterparty (which we refer to as “Company A”) (the “Company A NBIO”) to acquire all of the outstanding shares of Gatos common stock for a fixed exchange ratio of Company A common stock for each share of Gatos common stock. The Company A NBIO stated that its proposal implied a price of $11.66 per Gatos common stock based on Company A’s closing share price on May 7, 2024. The Company A NBIO also set forth key non-financial terms of the proposed transaction, including transaction structure, collaborative governance of the combined companies and additional diligence requirements.

During the period leading up to May 8, 2024, BofA Securities also received feedback from five other potential bidders that had executed confidentiality agreements up to that date. These bidders indicated that they chose not to pursue a transaction with Gatos for various reasons, including that when reviewing anticipated valuations for Gatos, the bidders expected they would not be competitive based on market conditions, inopportune timing in light of other important priorities for such bidders, reluctance to participate in a competitive process and/or lack of strategic fit.

On May 14, 2024, the Gatos board convened a special meeting to discuss the ongoing process to consider potential strategic transactions with a focus on the non-binding indications of interest received from First Majestic and Company A. Members of Gatos’ senior management team and representatives of BofA Securities were also present at this meeting. Gatos’ senior management team provided an update on the Phase 1 process of soliciting indications of interest in potential strategic transactions and representatives of BofA Securities described the First Majestic NBIO and Company A NBIO, including background information about both bidders and a financial analysis of each proposal. The Gatos board discussed with BofA Securities the efforts undertaken by the potential bidders and relative merits of the proposals received. BofA Securities noted that there continued to be four additional potential bidders, two of whom had signed confidentiality agreements at that time, that were potentially interested and with whom discussions were ongoing. The Gatos board did not determine whether either of the two existing proposals was acceptable and asked Gatos’ management team and BofA Securities to continue to the next stage of the process with Company A and First Majestic while also continuing to work with the other four bidders who were undertaking diligence and reviewing confidentiality agreements as part of an extended Phase 1 process and that might ultimately propose a strategic transaction. All of such parties would ultimately execute confidentiality agreements but each declined to make any proposal for reasons similar to those identified by the other potential bidders who declined to make proposals.

On May 15, 2024, representatives of BofA Securities, following the mandate from the Gatos board, made telephone calls to representatives of each of First Majestic and Company A to invite them to proceed to the next phase in the process. During these calls, the representatives of BofA Securities described the anticipated parameters and timing of the next phase, including that the potential bidders would have an opportunity for access to more detailed non-public information in the Phase 2 data room and customary question and answer process, the possibility of a site visit to the Cerro Los Gatos mine, and a preliminary discussion with Electrum. BofA Securities also informed both First Majestic and Company A of the need for reciprocal due diligence by Gatos, and both parties confirmed a reciprocal data room would be made available to Gatos.

On May 23, 2024, Gatos provided Company A and First Majestic access to expanded diligence materials in the data room which included material in response to diligence requests received from Company A and First Majestic and their representatives. Between May 23, 2024 and July 29, 2024, there were several due diligence sessions held between representatives of Gatos and Company A with respect to each other.

At a board meeting of First Majestic on May 23, 2024, First Majestic’s management provided a briefing to the First Majestic board regarding the potential strategic transaction with Gatos. Management also informed the First Majestic board that Gatos’ financial advisor, BofA Securities had notified First Majestic that it had been successful in being moved to the second phase of discussions, along with a number of other interested parties. The First Majestic board was supportive of the potential transaction and authorized management to continue with the process.

On May 24, 2024, Gatos was initially provided with access to non-public information about Company A to facilitate its due diligence review of Company A. The existing confidentiality agreement with Company A contained mutual confidentiality and standstill obligations.

During previous discussions with potential bidders, First Majestic and Company A had expressed a desire to meet with Electrum to gauge Electrum’s support for a potential transaction in light of Electrum’s significant ownership position in Gatos. On May 24, 2024, Mr. Andres, together with representatives of BofA Securities, met with Mr. Ali Erfan, a director of Gatos and Co-Vice Chairman of Electrum to inform Mr. Erfan of the status of the discussions with potential bidders for Gatos. Gatos and White & Case anticipated that in light of Electrum’s ownership position, potential bidders would not only want to speak with Electrum, but that Electrum would also be asked to enter into a customary voting and support agreement in connection with any transaction the Gatos board might ultimately determine to approve. In preparation for such expected discussions with Electrum, Gatos and Electrum entered into a customary confidentiality agreement on May 28, 2024 to facilitate discussions among Gatos and Electrum regarding the proposals received by Gatos and a potential voting and support agreement that Electrum might be asked to execute in connection with a potential transaction. This confidentiality agreement supplemented the existing confidentiality provisions contained in the Shareholders Agreement, dated October 30, 2020, by and among Gatos, Electrum Silver US LLC, Electrum Silver US II LLC, Tigris Financial Group Ltd., GRAT Holdings LLC, Manual Capital Management LLC, and the Municipal Employees’ Retirement System of Michigan. The representatives of Electrum expressed to Mr. Andres that in any such discussions they would intend to be supportive of the process undertaken by Gatos to consider strategic alternatives and would remain impartial as between the proposals.

On May 30, 2024, at the request of Gatos, representatives of BofA Securities and each of First Majestic and Company A separately met with representatives of Electrum to discuss each other’s businesses, the broader silver market and the potential transaction between Gatos and each of the two counterparties.

In early June 2024, Gatos requested that BofA Securities deliver a customary relationship disclosure and BofA Securities delivered such disclosure to Gatos on June 6, 2024. Gatos did not identify any potential or actual conflicts that would affect the ability of BofA Securities to fulfill its responsibilities as Gatos’ financial advisor.

In light of the fact that the First Majestic NBIO involved a share exchange transaction, and to facilitate necessary due diligence by Gatos with respect to First Majestic, in early June 2024 representatives of White & Case and First Majestic engaged in negotiations to amend the existing confidentiality agreement with First Majestic so that it would contain mutual confidentiality and standstill obligations. On June 7, 2024, Gatos and First Majestic amended and restated their confidentiality agreement to allow for the exchange of information from First Majestic to Gatos. On June 11, 2024, Gatos was initially provided with access to non-public information about First Majestic to facilitate its due diligence review of First Majestic.

During June 2024, representatives of each of First Majestic and Company A conducted customary site visit due diligence with respect to Gatos’ Cerro Los Gatos mine, including with respect to the underground mine, processing plant, exploration activities, tailings storage facility, surface infrastructure and relationships with the local community. Additionally, members of Gatos’ senior management team and management from the Cerro Los Gatos mine conducted customary site visit due diligence with respect to the mining operations of Company A. The respective management teams of each of First Majestic and Gatos engaged in numerous diligence sessions regarding legal, financial and operational issues during the June to August 2024 time frame and similar due diligence sessions occurred between the management teams of Gatos and Company A.

On June 27, 2024, in accordance with the mandate previously provided by the Gatos board, BofA Securities delivered second round process letters to First Majestic and Company A. The letters outlined the procedures for submitting a revised proposal for a potential strategic transaction with Gatos by July 29, 2024 and provided access to a more comprehensive virtual dataroom. The letters explained that during July 2024 Gatos would provide a draft merger agreement and requested that the parties submit comments on the draft merger agreement to White & Case by July 22, 2024. On July 1, 2024, Mr. Andres provided the Gatos board with a written update regarding the process.

On July 6, 2024, Gatos sent to Electrum an initial draft of a customary voting and support agreement to be entered into between Electrum and a successful bidder, pursuant to which, among other things, Electrum would agree to vote all of its shares of Gatos common stock in favor of any transaction approved by the Gatos board. In subsequent conversations between Gatos and Electrum the parties determined to not include reference to a voting and support agreement with Electrum in the documents to be made available to bidders at that time and to, instead, wait to see if any bidders requested such an agreement from Electrum.

On July 10, 2024, representatives of BofA Securities, at the direction of Gatos, sent the two counterparties a draft of the merger agreement.

On July 18, 2024, a draft of the Gatos disclosure schedules was delivered to each of Company A and First Majestic.

On July 22, 2024, management of First Majestic provided the First Majestic board with an update on the status of the proposed transaction.

On July 22, 2024, representatives of Company A and First Majestic’s legal counsel provided initial mark-ups of the draft merger agreement to White & Case. First Majestic’s markup reflected a number of changes to the draft merger agreement delivered to First Majestic including: requiring that Electrum and Gatos’ directors and officers enter into voting and support agreements requiring them to vote in favor of the proposed transaction; the removal of a provision that would require the payment of cash consideration in lieu of the issuance of fractional First Majestic common shares; the addition of a closing condition requiring that a voting and support agreement from Electrum would continue to be in full force and effect; the addition or expansion of representations and warranties of Gatos; the addition or expansion of interim operating covenants restricting Gatos operations between signing and closing; changes to the no-shop and exclusivity provisions including the addition of a “force-the-vote” provision which only applied to Gatos and prohibited Gatos from terminating the merger agreement if the Gatos board were to change its recommendation and would force Gatos to submit the proposed transaction to Gatos stockholders for approval in such circumstances; rejection of the “hell or high water” efforts provision with respect to antitrust approvals; changes that would make the transaction contingent on the absence of any claim by Dowa that the proposed transaction required the consent of Dowa; proposed reciprocal termination fees of $40 million payable by Gatos and First Majestic, respectively, if the transaction was terminated for certain reasons; and proposed up to $3 million of expense reimbursement payable by Gatos if Gatos’ stockholders did not approve the proposed transaction. The Company A markup also reflected a number of changes to the draft merger agreement delivered to Company A including: requiring that Electrum and Gatos’ directors and officers and certain other stockholders enter into voting and support agreements requiring them to vote in favor of the proposed transaction at a meeting of Gatos’ stockholders; the expansion of certain closing conditions; the addition or expansion of Gatos’ representations and warranties and interim operating covenants restricting Gatos operations between signing and closing; changes to the definition of “material adverse effect” that would make it more likely Gatos could experience a material adverse effect; rejection of the “hell or high water” efforts provision with respect to antitrust approvals; and proposed reciprocal termination fees of 3% of the equity value of Gatos payable by Gatos and Company A, respectively, if the transaction were terminated for certain reasons.

On July 24, 2024, First Majestic’s management met with the First Majestic board to provide an analysis of the proposed transaction, including the terms of First Majestic’s proposed offer, financial analysis of the pro forma entity, proposed transaction structure, tax considerations, technical, operational and risk analysis, and due diligence considerations, including diligence outstanding items pending resolution. The First Majestic board received a presentation from National Bank Financial including an analysis of the proposed merger consideration and proposed exchange ratio. Bennett Jones provided an analysis of the key terms of the draft merger agreement and the changes that First Majestic proposed making as compared to the version initially provided by BofA Securities with the second-round process letters. Bennett Jones and First Majestic’s Mexican counsel then discussed the results of their due diligence to date on Gatos and its business and identified key items for the First Majestic board. Following these presentations and discussions the First Majestic board approved the submission of First Majestic’s Phase 2 offer, which proposed an exchange ratio of 2.413 First Majestic common shares for each share of Gatos common stock.

On July 26, 2024, representatives of White & Case met with legal counsel to Company A and First Majestic, respectively, to provide feedback on their mark-ups of the draft merger agreement. Discussions primarily focused on the treatment of fractional shares in the merger, scope of representations and warranties, the scope of interim operating covenants applicable to each of the parties, closing conditions, the no-shop provisions including First Majestic’s request for a “force the vote” provision, the efforts required to obtain antitrust approvals and the size of termination fees payable by each party and the circumstances under which such fees would be payable, including First Majestic’s request for up to $3 million of expense reimbursement if Gatos’ stockholders did not approve the proposed transaction. Counsel to First Majestic indicated during the call that it was unlikely to alter its markup of the draft merger agreement in advance of the impending deadline for the submission of second round offers but would continue to discuss the issues raised during the call if Gatos determined to continue discussions with First Majestic.

On July 29, 2024, Gatos received revised proposals from each of Company A and First Majestic. Company A submitted a written proposal to acquire all of the outstanding common stock of Gatos in a stock-for-stock transaction with a fixed exchange ratio of shares in Company A for each share of Gatos common stock. The Company A proposal indicated that it implied a price of $12.80 per Gatos common stock. The revised Company A proposal proposed a governance structure whereby the combined entity would have an eight-member board of directors, three of whom would be Gatos nominees. Company A also required that Electrum and all of Gatos’ directors and executive officers would enter into customary voting and support agreements contemporaneous with execution of a merger agreement. Additionally, Company A submitted a revised draft of a merger agreement which reflected certain improvements from Gatos’ perspective. First Majestic submitted a written proposal to acquire all of the outstanding stock of Gatos in a stock-for-stock transaction with a fixed exchange ratio of 2.413 shares in First Majestic for each share of Gatos. The First Majestic proposal indicated that it implied a price of $14.08 per Gatos share based on the 30-day volume-weighted average share price of Gatos common stock and First Majestic common shares. Additionally, the First Majestic proposal indicated that it would result in the Gatos stockholders owning approximately 37% of the combined company. The revised proposal noted that First Majestic had the ability to appoint an additional member to the First Majestic board and was receptive to considering a proposed director nominee suggested by Gatos. It also noted that First Majestic anticipated terminating the chief executive officer and chief financial officer of Gatos immediately following the closing of the transaction. The First Majestic proposal also required that major shareholders and Gatos’ directors and officers would enter into customary voting and support agreements contemporaneous with execution of a merger agreement and requested an introductory meeting with Dowa. First Majestic declined to amend its markup of the draft merger agreement at that time.

On July 31, 2024, in anticipation of an upcoming Gatos board meeting following receipt of the revised proposals from Company A and First Majestic, BofA Securities provided to Gatos an update to its customary relationship disclosures. Gatos did not identify any potential or actual conflicts in such updated disclosure that would affect the ability of BofA Securities to fulfill its responsibilities as Gatos’ financial advisor.

On August 1, 2024, the Gatos board held a regular meeting with members of Gatos management and representatives of White & Case and BofA Securities in attendance, which included the receipt of an update from Gatos management and BofA Securities with respect to the ongoing strategic alternatives process and review of the revised proposals received from First Majestic and Company A. BofA Securities provided the Gatos board with an update of the overall process and noted that, in addition to First Majestic and Company A, two additional parties continued to have access to the data room but, based on recent conversations, appeared unlikely to submit indicative proposals at that time or within the process timeframe. At the request of the Gatos board, representatives of BofA Securities then presented an overview of each of the potential counterparties, including their share performance and trading histories, historical financial information, net asset values and operating metrics and certain projections provided by each of the bidders relating to their operational and financial performance. The Gatos board discussed the due diligence process and the relative terms of the proposals. Mr. Bodley provided an update to the Gatos board regarding the markups of the merger agreement received from each of First Majestic and Company A and described the material issues raised in such markups. Representatives of BofA Securities noted for the Gatos board the expected timeline set by Gatos senior management going forward. A representative of White & Case provided a review of the Gatos board’s fiduciary duties. Additionally, the representative of White & Case noted that it would be expected that bidders would seek to enter into a customary voting and support agreement with Electrum in connection with any potential transaction and that it was important to consider whether the Gatos board should approve Electrum negotiating and entering into such an agreement, which the Gatos board then approved.

Also, during the meeting, the Gatos board discussed with representatives of White & Case whether to formally establish a Gatos Special Committee of directors. The Gatos board considered the fact that both proposals required Electrum to enter into a voting and support agreement, the fact that Electrum would be a significant minority stockholder in the combined entity following completion of either transaction and the possibility that First Majestic or Company A could request additional discussions with Electrum regarding Electrum’s ownership of shares after the completion of any transaction, including potential lock-up arrangements. The Gatos board was also aware that Electrum had highlighted from time to time the limited liquidity of Gatos’ shares, including in light of Electrum’s inability to exercise its registration rights during certain periods. The Gatos board ultimately determined it was in the best interests of stockholders to form the Gatos Special Committee of directors that was independent of management and Electrum. The Gatos board then authorized and formed the Gatos Special Committee consisting of Ms. Janice Stairs, Mr. Igor Gonzales and Mr. Karl Hanneman, each of whom were not and are not affiliated with Electrum and who were not and are not members of management. The Gatos Special Committee had full authority to review, consider and negotiate any potential transaction, determine whether a potential transaction is in the best interests of Gatos and its stockholders and report such recommendation to the Gatos board. The Gatos board resolved that the Gatos board would not approve, or recommend for approval, any transaction to the Gatos stockholders without a prior favorable recommendation by the Gatos Special Committee. The Gatos board also authorized the Gatos Special Committee to retain, at Gatos’ expense, its own legal, financial and other advisors.

The Gatos Special Committee met on the same day, with members of Gatos management, representatives of BofA Securities and White & Case also in attendance. Mr. Andres provided an overview of the strategic process and proposed next steps, including the provision of additional diligence materials to the bidders and the continuation of due diligence by Gatos on each of the bidders. In particular, the Gatos Special Committee discussed with management and BofA Securities the potential effect of certain updates to the Gatos life of mine plan and upcoming earnings releases for Gatos and each of the bidders. BofA Securities, at the request of the Gatos board, presented to the Gatos Special Committee an overview of the financial elements of the two proposals received from First Majestic and Company A. BofA Securities and the Gatos Special Committee then discussed the proposed approach to providing feedback to Company A and First Majestic with respect to their proposals. The Gatos Special Committee discussed with BofA Securities and Gatos senior management the fact that the proposal by Company A reflected a lower premium proposal consistent with the Company A NBIO originally proposed, whereas the proposal by First Majestic represented a higher premium to the current trading price of Gatos common stock and improved financial terms compared to the initial First Majestic NBIO. Representatives of White & Case highlighted key elements of the bidders’ respective merger agreement markups with the objective of providing feedback to encourage First Majestic and Company A to improve the legal elements of their proposals. With respect to First Majestic, the feedback would focus on the “force the vote” and expense reimbursement provisions, among other things, and with respect to Company A, the feedback would highlight a desire for greater deal certainty and less conditionality. In both cases, the feedback would seek to reduce the requested termination fees. The Gatos Special Committee determined not to select either proposal at that time and instructed BofA Securities to work with the Gatos management team to provide feedback to each of the bidders to encourage them to improve their proposals. After BofA Securities and the members of Gatos senior management left the meeting, the Gatos Special Committee discussed its role in the process and the hiring of advisors and White & Case confirmed it was free of conflicts that could impair its independence from Gatos’ management or Electrum. After White & Case was excused from the meeting, the Gatos Special Committee approved the engagement of White & Case as legal counsel to the Gatos Special Committee and elected Ms. Stairs as Chair.

On August 6, 2024, pursuant to the instructions of the Gatos Special Committee, representatives of BofA Securities had a telephone call with First Majestic’s vice president of corporate development and representatives of National Bank, First Majestic’s financial advisor, to provide feedback on First Majestic’s proposal. At the direction of the Gatos board, BofA Securities encouraged First Majestic to propose an enhanced premium consistent with relevant precedent public company acquisition transactions and encouraged First Majestic to improve its proposed merger agreement, focusing on the force the vote and expense reimbursement provisions. At the direction of the Gatos board, representatives of BofA Securities also had a telephone call with Company A’s financial advisor on August 6, 2024, during which BofA Securities provided feedback on Company A’s existing proposal, informing Company A that an increase in their proposed exchange ratio would be necessary for their bid to be price competitive and providing feedback on the markup of its merger agreement. At the direction of the Gatos board, BofA Securities requested that each bidder submit revised proposals by August 9, 2024. Consistent with the discussion with the Gatos Special Committee, BofA Securities informed both parties that, if Gatos determined to pursue a transaction, it expected to sign definitive documentation by August 26, 2024.

On August 7, 2024, the Gatos Special Committee met with members of Gatos management with representatives of BofA Securities and White & Case also in attendance. BofA Securities provided the Gatos Special Committee with an update on the discussions with Company A and First Majestic. Members of Gatos management provided a report on the ongoing update to Gatos’ reserve and life of mine plan and also provided the Gatos Special Committee with an update on the technical, operational, legal, financial and other diligence being conducted by Gatos management with respect to both bidders. Mr. Andres highlighted certain potential liabilities in connection with assessments and claims by Mexico’s Tax Administration Service against First Majestic. The Gatos Special Committee requested that Gatos’ management team undertake additional diligence with the support of expert advisors, among other things, with respect to such potential liabilities. The Gatos Special Committee agreed to reconvene on August 12, 2024 to receive further updates regarding the due diligence process and a report regarding feedback from First Majestic and Company A.

On August 9, 2024, First Majestic’s management presented the First Majestic board with an update regarding the potential transaction with Gatos and discussed an updated offer with an increased exchange ratio.

On August 9, 2024, Gatos received a further revised written proposal from First Majestic (the “August 9 Proposal”) to acquire all of the outstanding common stock of Gatos in a stock-for-stock transaction with an improved fixed exchange ratio of 2.55 First Majestic common shares for each outstanding share of Gatos common stock. The August 9 Proposal noted that it implied a price of $12.83 per share of Gatos common stock based on the 30-day VWAP of Gatos common stock and First Majestic common shares on the NYSE, and a premium of 23% to Gatos stockholders based on the 30-day VWAP. Additionally, the August 9 Proposal indicated that it would result in the Gatos stockholders owning approximately 38% of the combined company and represented an increase of approximately 60 million First Majestic common shares over the initial First Majestic NBIO and an increase of 11 million First Majestic common shares over the proposal delivered on July 29, 2024. The August 9 Proposal did not materially alter the other financial or governance terms set forth in the proposal delivered on July 29, 2024, but it requested an introductory meeting with Dowa and requested that Gatos agree to enter into an attached exclusivity agreement providing for an exclusive period of negotiations to expire on August 26, 2024.

The August 9 Proposal included a further revised markup of the draft merger agreement. The revised markup of the merger agreement removed the force-the-vote provision, lowered the termination fee payable by Gatos to $30 million (approximately 3.2% of the indicated offer value), increased the termination fee payable by First Majestic to $50 million (approximately 3.5% of First Majestic’s equity value) and removed the expense reimbursement provision.

On August 10, 2024, a representative of Company A’s financial advisor telephonically advised a representative of BofA Securities that it was withdrawing its proposal, as Company A was not prepared to improve its previous proposal, was not interested in continuing to participate in a competitive process and would not be able to meet the targeted timeline for the transaction. Later the same day, Mr. Andres called the chief executive officer of Company A seeking to clarify the message BofA Securities had received from Company A’s financial advisor. During this call the chief executive officer of Company A repeated the same message to Mr. Andres that BofA Securities had received from Company A’s financial advisor and confirmed that Company A was withdrawing from the process.

On August 12, 2024, and August 13, 2024, the Gatos Special Committee met, with members of Gatos management and representatives of BofA Securities and White & Case also in attendance. The meeting began on August 12, 2024 and was adjourned and reconvened on August 13, 2024. During the meeting the Gatos Special Committee discussed First Majestic’s revised bid and Company A’s July 29, 2024 proposal and subsequent notification of withdrawal from the strategic process. Representatives of BofA Securities presented preliminary financial analyses with respect to the August 9 Proposal and the withdrawn Company A proposal and discussed with the Gatos Special Committee possible alternatives with respect to the ongoing process, including the possibility of re-engaging with Company A. Members of Gatos management reported on the ongoing update to Gatos’ reserve and life of mine plan and also provided the Gatos Special Committee with an update on the ongoing due diligence efforts with respect to First Majestic.

On August 14, 2024, the Gatos board held a special meeting, with members of Gatos management and representatives of White & Case and BofA Securities in attendance. At the meeting, management provided an update on Gatos’ reserve and life of mine plan which was still being finalized, noting that while it was expected to add additional reserve tonnes and extend mine life which would be value-accretive it was likely that the reserve estimate additions would be somewhat below the current life-of-mine average. The management team also reviewed with the Gatos board the counterparty diligence conducted with respect to each of First Majestic and Company A, including technical, financial, tax, legal and security-related diligence and key areas of focus, including the potential tax liabilities identified with respect to First Majestic. The management team, together with BofA Securities provided an update to the Gatos board regarding the August 9 Proposal and the withdrawn Company A proposal. At the request of the Gatos board, BofA Securities provided a summary and preliminary analysis of the August 9 Proposal and the withdrawn Company A proposal, as well as market conditions, the performance of each of First Majestic, Company A and Gatos relative to their respective peers, management projections of each company as adjusted by Gatos and other financial metrics. Mr. Andres reported that he had made further outreach to the chief executive officer of Company A, but the chief executive officer had not been receptive to further conversations. The Gatos board determined not to make further outreach to Company A and to focus Gatos’ efforts on the August 9 Proposal.

On August 14, 2024 at the request of Gatos, representatives of BofA Securities advised First Majestic that First Majestic was now the preferred counterparty in the Gatos process.

Between August 15, 2024 and August 23, 2024, Gatos together with its legal and tax advisors, McCarthy Tetrault and Diaz Rivera, Lalieu Rosas, S.C. continued to engage in due diligence investigations, including with respect to First Majestic’s Mexican tax issues.

On August 16, 2024, a representative of Company A sent a notice to BofA Securities, which BofA Securities transmitted to Gatos, in which Company A requested that Gatos destroy all information provided by Company A to Gatos in accordance with the confidentiality agreement entered into between Gatos and Company A and certifying that Company A had destroyed such information provided to Company A by Gatos. On August 27, 2024, Gatos sent a notice to Company A confirming that all information received by Gatos had been destroyed by Gatos and its representatives.

On August 20, 2024, the Gatos Special Committee met with members of Gatos management and representatives from White & Case and BofA Securities also in attendance. During the meeting, members of Gatos management provided the Gatos Special Committee with an update on the diligence being conducted on First Majestic including with respect to upcoming site visits to First Majestic’s key producing assets. Management also provided a further update on the ongoing work with respect to Gatos’ reserve estimates and the life of mine plan. Representatives of BofA Securities, at the direction of the Gatos board, reviewed with the Gatos Special Committee a preliminary financial analysis of First Majestic’s revised proposal. The BofA Securities presentation included a discussion of First Majestic’s trading liquidity, shareholder base and market profile. Representatives of White & Case discussed with the Gatos Special Committee the material items reflected in the latest markup of the merger agreement submitted by First Majestic and the Gatos Special Committee provided guidance to White & Case with respect to those issues for inclusion in a revised draft that would be circulated to First Majestic and its counsel, including with respect to decreasing the termination fee payable by Gatos and elimination of conditionality related to third party consents.

On August 21, 2024, the Gatos board held a special meeting with members of Gatos management and representatives from White & Case and BofA Securities also in attendance. During the meeting, members of Gatos management provided the Gatos board with further updates on the First Majestic diligence process, including the focus on site visits and further analysis of Mexican tax issues, and the ongoing work with respect to Gatos’ reserve estimates and the life of mine plan. BofA Securities reviewed with the Gatos board a preliminary financial analysis of First Majestic’s revised proposal incorporating, at the direction of Gatos projections of Gatos’ management with respect to Gatos and First Majestic and discussed First Majestic’s trading profile including liquidity, shareholder base and market profile. The Gatos board discussed the historical operation and market performance of First Majestic. The BofA Securities presentation also included the potential receptiveness of Gatos stockholders to a transaction with First Majestic, and potential market reaction to such transaction.

On August 24, 2024, representatives of White & Case sent a revised draft of the merger agreement to representatives of Bennett Jones and Dorsey & Whitney.

On August 26, 2024, representatives of White & Case and Bennett Jones held a telephone call in which the representatives of Bennett Jones highlighted First Majestic’s intended approach with respect to certain key issues reflected in the revised merger agreement including with respect to third party consents, the efforts required of First Majestic to obtain Mexican antitrust approvals, the requirement to obtain voting and support agreements from directors and officers of Gatos, certain representations related to diligence materials and informational covenants related to tax matters as well as First Majestic’s request that Gatos provide First Majestic with a short period of exclusivity to conclude negotiations on definitive transaction documents.

On August 26, 2024, the Gatos Special Committee met with members of Gatos’ management and representatives of White & Case also in attendance. Mr. Andres updated the Gatos Special Committee with respect to ongoing diligence efforts. He noted that during discussions BofA had with First Majestic, First Majestic indicated a preference for targeting signing and announcing a transaction on or around September 5, 2024 in advance of an upcoming precious metals industry conference and that First Majestic had renewed its request for exclusivity that was originally contained in the August 9 Proposal. A representative of White & Case provided the Gatos Special Committee with an update on the merger agreement negotiations with First Majestic. The Gatos Special Committee determined that, although it was not yet prepared to recommend a transaction with First Majestic, due diligence review and negotiations had resulted in sufficient progress such that the Gatos Special Committee agreed to authorize Gatos to negotiate and enter into an exclusivity agreement with First Majestic to facilitate continuing diligence and negotiations. The Gatos Special Committee then discussed with White & Case the benefits of engaging an independent financial advisor to assess the fairness, from a financial point of view, of a transaction with First Majestic if the Gatos Special Committee and board would ultimately determine to approve such a transaction and various potential financial advisors that might be engaged for such purpose. The Gatos Special Committee approved the engagement of its own independent financial advisor to provide the Gatos Special Committee with such a fairness opinion. The Committee authorized Ms. Stairs to work with Gatos’ management to seek to engage GenCap because of the Gatos Special Committee’s belief that GenCap would be free of conflicts, had strong familiarity with the precious metals industry and familiarity with Gatos, all of which would facilitate independence, efficiency and the proper assessment of relevant information in a timely manner.

On August 28, 2024, the Gatos Special Committee engaged GenCap to act as its independent financial advisor.

On August 27, 2024, White & Case delivered to Bennett Jones a revised draft of the exclusivity agreement originally proposed by First Majestic and later that day Gatos and First Majestic entered into this exclusivity agreement which provided First Majestic with an exclusive period of negotiation and confirmatory diligence until September 9, 2024.

From August 27, 2024 until August 30, 2024, members of Gatos’ senior management team including Mr. Andres, Mr. Scott and Mr. Chad Yuhasz, Gatos’ Vice President of Exploration and Technical Services, together with select senior management team members from the Cerro Los Gatos mine, conducted site visits at First Majestic’s Santa Elena and San Dimas mines, with members of the First Majestic senior management team in attendance including their Chief Operating Officer, Vice-President, Corporate Development & Investor Relations, Vice-President, Exploration & Technical Services, Vice-President, Operations and Vice President, Human Resources. During such site visits the respective management teams discussed various matters regarding each of the sites including capital and operating expenditures, operations, production, continuous improvement, environmental, community, industrial relations, security, mineral reserves and resources, exploration potential, reserve reconciliation and other technical matters. During the site visits the Gatos management team also had the opportunity to discuss the exploration potential and corporate plan related to other First Majestic assets including La Encantada, Jerritt Canyon and the Mexican assets currently on care and maintenance.

Additionally, from August 27, 2024 until the execution of the merger agreement on September 5, 2024, First Majestic, Gatos, White & Case and Bennett Jones, exchanged numerous drafts and engaged in numerous discussions and negotiations concerning the terms of the merger agreement. During the course of these negotiations, significant areas of discussion involved the treatment of fractional shares, the level of effort required from First Majestic to obtain Mexican antitrust approval, third party consents required in connection with the transaction, the amount of the termination fees payable by each party in connection with the termination of the transaction and the circumstances under which such fees would be payable, conditions to closing and certain representations related to the due diligence materials delivered by First Majestic and informational covenants related to tax matters. During this period, the management teams of Gatos and First Majestic, supported by their respective legal and financial advisors, engaged in numerous discussions to prepare for a potential announcement of a transaction including by preparing a communications plan, relevant regulatory filings and related preparatory work.

On August 28, 2024, Mr. Bodley called representatives of Electrum to inform them that negotiations with First Majestic were proceeding and that, as previously discussed, Electrum would soon be asked to consider and execute a customary voting and support agreement. Following that call, Mr. Bodley delivered to representatives of Electrum a proposed draft of a voting and support agreement and Electrum’s and First Majestic’s counsels exchanged further drafts over the succeeding days.

On August 29, 2024, the First Majestic board contacted TD Securities Inc. (which we refer to as “TD Securities”) to act as independent financial advisor to the First Majestic board in connection with the transaction and engaged TD Securities effective as of that date.

On August 30, 2024, the Gatos Special Committee met with members of the Gatos management team and representatives of White & Case also in attendance, during which members of the Gatos management team provided an update to the Gatos Special Committee of their due diligence findings arising out of the site visits. The Gatos Special Committee discussed with the Gatos management team the due diligence conducted on First Majestic, including in relation to First Majestic’s operating performance, exploration potential, union relationships and potential tax issues. Later that day, Gatos management delivered to First Majestic and Bennett Jones a draft of the voting agreement to be entered into by Electrum.

On August 31, 2024, representatives of Electrum met with representatives of First Majestic to discuss the draft voting agreement, potential lock-up arrangements, board nominations and potential liquidity requirements. Between August 31, 2024 and September 3, 2024, representatives of First Majestic, Bennett Jones and representatives of Electrum’s legal counsel negotiated and finalized the voting agreement. Additionally, representatives of Electrum verbally informed First Majestic that Electrum would defer any further discussion of lock up arrangements and other aspects of its potential ownership interest in First Majestic until after a merger agreement was signed.

On September 1, 2024, the Gatos Special Committee met with representatives of management, GenCap, BofA Securities and White & Case also in attendance. Management provided an update on the status of negotiations with First Majestic and due diligence investigations, including with respect to First Majestic’s producing and non-producing assets and site visits that took place the previous week. Management also noted that First Majestic had requested, and Gatos’ management had arranged, a telephone call on September 2, 2024 among Gatos, representative of First Majestic and Dowa to discuss the potential transaction with First Majestic and to introduce First Majestic and Dowa. The Gatos management team provided the Gatos Special Committee with financial analyses of First Majestic, including certain financial projections. Without BofA Securities present, representatives of GenCap then provided the Gatos Special Committee with an update regarding its ongoing financial analyses of Gatos and First Majestic and the potential transaction. Without GenCap present, representatives of BofA Securities then provided an overview of their financial analyses of the proposed transaction. The Gatos Special Committee engaged in further discussion regarding the August 9 Proposal including with respect to certain tax-related representations and covenants, First Majestic’s requirement that the closing be conditioned on the absence of any claim by Dowa that its consent to the transaction would be necessary under the joint venture agreement and the potential addition of members to First Majestic’s board.

On September 2, 2024, the Gatos board held a special meeting with management in attendance as well as White & Case and BofA Securities. Management updated the Gatos board regarding the status of negotiations and management’s operational and legal due diligence of First Majestic. Management and BofA Securities provided an overview of the financial analysis of the proposed transaction versus continued operation of Gatos on a stand-alone basis. Ms. Stairs summarized the work that the Gatos Special Committee had undertaken since the prior Gatos Special Committee report to the Gatos board. Ms. Stairs also discussed with the Gatos board, the Gatos Special Committee’s retention of GenCap.

On September 2, 2024, representatives of Gatos, including Mr. Andres, White & Case and BofA Securities, had a telephone call with representatives of First Majestic, including Mr. Neumeyer, the Chief Executive Officer of First Majestic, Bennett Jones and National Bank, to discuss outstanding issues in the merger agreement, including treatment of fractional shares, certain representations and covenants regarding tax matters and the possible addition of a member to the First Majestic board.

On September 2, 2024, TD Securities met with the non-executive directors of First Majestic to discuss the transaction and provide a progress report regarding the delivery of their fairness opinion.

On September 3, 2024, representatives of Bennett Jones provided representatives of White & Case with a draft of the voting agreement to be entered into with directors and certain officers of Gatos based on the voting agreement being negotiated with Electrum. Over the course of September 3, 2024 and September 4, 2024, representatives of Bennett Jones and White & Case negotiated and finalized the form of voting agreement to be entered into by the Gatos directors and certain officers.

On September 3, 2024, Dowa delivered to Gatos Dowa’s acknowledgment that certain rights set forth in the joint venture agreement with Dowa would not be triggered by a change of control of Gatos thereby resolving the outstanding third-party consent condition issue in the merger agreement. Between September 3, 2024 and September 4, 2024 the parties, supported by their legal advisors, finalized their due diligence and completed negotiation of the proposed terms of the merger agreement and other transaction documents with a view to seeking final approval from their respective boards of directors. Over the course of this period, the parties exchanged various drafts of the merger agreement.

On September 4, 2024, the Gatos Special Committee met, with members of Gatos senior management and representatives of BofA Securities, GenCap and White & Case also in attendance. A representative of White & Case discussed the fiduciary duties of the members of the Gatos Special Committee. A representative of White & Case reviewed the key legal terms of the merger agreement to be entered into with First Majestic and the voting agreements to be entered into by directors and certain officers of Gatos and by Electrum. Without BofA Securities present, representatives of GenCap presented the Gatos Special Committee with its financial analysis of the proposed transaction followed by its oral opinion, confirmed by delivery of a written opinion dated September 4, 2024, to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters considered by GenCap in connection with the preparation of its opinion, as of such date, the proposed transaction was fair, from a financial point of view, to Gatos stockholders. After discussion, the Gatos Special Committee determined (i) that the transactions contemplated by the merger agreement were advisable and in the best interests of Gatos and its stockholders and (ii) to recommend, that the Gatos board approve and adopt the merger agreement.

Following the meeting of the Gatos Special Committee, on September 4, 2024, the Gatos board met, with members of Gatos management and representatives of White & Case and BofA Securities also in attendance to review and potentially approve the execution of the merger agreement and the other transactions contemplated thereby. Representatives of White & Case reviewed with the directors their fiduciary duties in the context of the transaction with First Majestic and the legal terms of the merger agreement and voting agreements to be entered into by the directors and officers of Gatos and by Electrum. At the request of the Gatos board, representatives of BofA Securities then presented BofA Securities’ financial analysis of the exchange ratio and delivered to the Gatos board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 4, 2024, to the effect that as of the date of the opinion and based upon and subject to the various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the Gatos stockholders (other than First Majestic and its affiliates).

Ms. Stairs summarized the work that the Gatos Special Committee had undertaken since the prior Gatos Special Committee report to the Gatos board and presented the recommendations of the Gatos Special Committee.

After weighing all of the benefits and risks associated with the merger agreement and careful consideration of the information presented by management and its legal and financial advisors, and the recommendation of the Gatos Special Committee, the Gatos board unanimously resolved, among other things, that the transaction contemplated by the merger agreement was advisable, and in the best interests of Gatos and its stockholders, and to approve and adopt the merger agreement and the transactions contemplated thereby and execute and deliver the merger agreement.

Also on September 4, 2024, non-executive directors of the First Majestic board met with TD Securities and received the oral opinion of TD Securities that as of such date, and subject to the assumptions, limitations and qualifications set out in their opinion, the consideration to be paid by First Majestic under the transaction is fair, from a financial point of view, to First Majestic.

Immediately following the meeting with TD Securities, on September 4, 2024, the First Majestic board met to consider the final transaction terms of the proposed transaction with Gatos. The First Majestic board received an updated presentation from National Bank Financial, who provided its oral opinion that, as of such date, and subject to the assumptions, limitations and qualifications set out in their opinion, the consideration to be paid by First Majestic under the transaction is fair, from a financial point of view, to First Majestic. The First Majestic board received advice from Bennett Jones and Dorsey as to the merger agreement and the material changes from the version discussed at the July 24, 2024 board meeting. Bennett Jones and First Majestic’s Mexican counsel provided updated due diligence reports to the First Majestic board. Following these presentations, the First Majestic board unanimously determined that, considering all of the benefits and risks associated with the merger agreement and after due consideration of the information presented by management and its legal and financial advisors, the transaction is in the best interests of First Majestic and is fair to First Majestic and authorized the execution and delivery of the merger agreement and the voting support agreements and unanimously recommended that the First Majestic shareholders vote in favor of the resolution approving the First Majestic share issuance.

The merger agreement and other transaction documents between Gatos and First Majestic were executed early on September 5, 2024. Before the opening of market on September 5, 2024, Gatos and First Majestic issued a press release announcing the transaction and held a joint investor call later that day.

Recommendations of the Gatos Special Committee and Gatos Board and their Reasons for the Merger

Recommendation of the Gatos Special Committee

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Gatos Special Committee consulted with, and received the advice of, its independent financial advisor, GenCap, and its independent legal advisor, White & Case, and, where appropriate, with BofA Securities and members of Gatos management. At the conclusion of its review, the Gatos Special Committee unanimously (1) determined that the transactions contemplated by the merger agreement are advisable and in the best interests of Gatos and its stockholders; and (2) recommended that the Gatos board approve and adopt the merger agreement, and the consummation of the transactions contemplated thereby by Gatos.

In the course of reaching its determination and making its recommendations, the Gatos Special Committee considered the following non-exhaustive list of material factors, which are not presented in any relative order of importance and each of which the Gatos Special Committee viewed as being supportive of its determination and recommendations to the Gatos board:

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Premium transaction. Gatos stockholders will receive 2.55 common shares of First Majestic for each share of Gatos common stock held. The consideration implies a total offer value of $13.49 per share of Gatos common stock based on the closing price of First Majestic’s common shares on the NYSE on September 4, 2024, the last trading day immediately preceding the announcement of the transaction, and represents a 16% premium based on each company’s closing price on the NYSE on September 4, 2024 and 20-day VWAP on the NYSE ending September 4, 2024.

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Increased scale and enhanced liquidity. Gatos stockholders will receive fully registered First Majestic common shares in the merger. The combined entity will have a much larger market capitalization than that of Gatos and Gatos stockholders will benefit from an enhanced ability to achieve liquidity with average daily trading liquidity of approximately $49 million, based on each company’s average daily trading volumes on all exchanges in the twelve months preceding the announcement of the transaction.

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Leading asset portfolio and diversification. The transaction consolidates three world-class, producing silver mining districts in Mexico under a single company. The Cerro Los Gatos, San Dimas and Santa Elena mines collectively provide a unique opportunity for Gatos stockholders to gain equity participation in a more diversified asset base combining Cerro Los Gatos with complementary, high-quality assets.

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Asset optimization potential. The combined entity’s silver production is expected to come primarily from Mexico, allowing the combined entity to optimize both companies’ expertise, supply chains and regional infrastructure in an important silver mining country to drive best-in-class performance.

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Exploration upside potential. The combined entity’s Mexico operations will be located in three world-class, producing silver mining districts which have yielded a history of exploration success and economic discoveries. The land package across the combined asset portfolio of approximately 350,000 hectares of mineral rights offers significantly expanded exploration potential as compared to Cerro Los Gatos on a standalone basis.

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Superior financial strength and flexibility. The combined entity will be a larger company with a strengthened balance sheet and improved capital markets profile. The combined entity’s pro forma cash and restricted cash balance as of June 30, 2024 is $345.6 million, with over $500 million in pro forma available liquidity. This superior financial strength and flexibility will be available to support continued margin improvement, growth projects and exploration programs.

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Bolsters free cash flow generation. Annual free cash flow of the combined entity is expected to exceed $200 million in 2025, with Gatos expected to contribute annual free cash flow of approximately $70 million to the combined entity.

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Opportunity to participate in growth prospects of the combined entity. Holders of outstanding shares of Gatos common stock as of immediately prior to the completion of the merger will own approximately 38% of the outstanding First Majestic common shares immediately after completion of the merger. Consequently, Gatos stockholders will have the opportunity to participate in the future performance of the combined entity, including the revenue and cost synergies realized as a result of the combination.

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Synergies. The merger is expected to result in synergies from corporate cost savings, supply chain and procurement efficiencies, cross-pollination of expertise, and acceleration and optimization of internal projects and exploration programs. Such synergies, if realized, would create the opportunity for the combined entity to have superior future earnings and prospects compared to Gatos’ earnings and prospects on a standalone basis.

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Financial analyses and fairness opinion of GenCap. GenCap presented the Gatos Special Committee with its financial analysis of the proposed transaction followed by its oral opinion, confirmed by delivery of a written opinion dated September 4, 2024, to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters considered by GenCap in connection with the preparation of its opinion, as of such date, the proposed transaction was fair, from a financial point of view, to Gatos stockholders. For a more detailed description of the opinion of GenCap, see section titled “[●]”.

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Financial condition, results of operations and prospects of Gatos; risks of execution. The assessment of the Gatos Special Committee that none of the possible alternatives to the merger (including continuing to operate Gatos as a stand-alone public company or pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to the Gatos stockholders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for Gatos to create greater value for the Gatos stockholders, taking into account execution risks as well as business, financial, industry and competitive factors. The merger is the result of an extensive process to assess strategic alternatives run by the Gatos board and the Gatos Special Committee. Gatos did not receive a final definitive offer from any party other than First Majestic. The Gatos Special Committee concluded that the merger consideration represented First Majestic’s best and final offer and the highest implied value per share of Gatos common stock that First Majestic or other potential counterparties would be willing to deliver to Gatos stockholders. The Gatos Special Committee considered the current, historical and projected financial condition, results of operations and business of Gatos, as well as Gatos’ prospects and risks if it were to remain a stand-alone public company. The Gatos Special Committee considered Gatos’ then-current life of mine plan, including management’s then-current estimated projections of Gatos’ financial prospects, with a focus on the risks posed by continuing to operate as a single asset mining company with exposure to a single geographic location. The Gatos Special Committee also considered the potential opportunities and risks to achieving its life of mine plan, including, among other things the challenges of increasing production throughput and the risks and costs of exploration.

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Likelihood of completion. First Majestic, as well as Gatos, has agreed to use reasonable best efforts to obtain the necessary approvals and clearances required under applicable antitrust laws in Mexico to effect the merger, as more fully described in the section entitled “[●]”. The Gatos Special Committee, considered this, together with the competitive landscape and, after discussions with Gatos’ legal advisors, concluded that the merger is likely to be completed in a timely manner without the imposition by any antitrust authority of any condition or requirement that would be sufficiently material to preclude the merger or materially and adversely affect the expected benefits of the merger. Additionally, the agreement of Electrum, on the terms and subject to the conditions set forth in the Electrum voting and support agreement, to vote in favor of the proposed transaction is an indicator of significant stockholder support and enhances the likelihood that the proposed merger will receive the necessary Gatos stockholder approval and will be completed.

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Exchange ratio and stock consideration. The merger agreement provides for a fixed exchange ratio, which will not fluctuate as a result of possible changes in the market prices of the common stock of Gatos and the common shares of First Majestic following the announcement of the merger, providing reasonable certainty as to the respective pro forma percentage ownership of First Majestic by the current Gatos stockholders and First Majestic shareholders and protection against potential downside movement in the trading price of Gatos common stock. The fixed exchange ratio was established based on the trading price of both Gatos common stock and First Majestic common shares at the time of execution of the merger agreement, ensuring that Gatos stockholders benefit from the significant improvement in the trading price of Gatos common stock since early 2022 in light of the volatility of securities trading markets and commodities prices.

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Conduct of Gatos’ business. The Gatos Special Committee believes that the restrictions imposed on Gatos’ business and operations during the pendency of the merger are reasonable and customary for transactions like the merger and not unduly burdensome.

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Intended tax treatment. The merger is intended, for U.S. federal income tax purposes, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Consequently, subject to satisfying certain requirements under Section 367(a) of the Code and the U.S. Treasury Regulations promulgated thereunder, holders of Gatos common stock generally would not recognize any gain or loss on their receipt of First Majestic common shares in the merger, and it is a condition to the parties’ respective obligations to consummate the merger that Gatos receive a tax opinion of outside counsel that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

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Enhanced production capability. The combined portfolio is expected to deliver enhanced silver and silver equivalent production. For the year ended December 31, 2023, combined silver production was approximately 16.7 million ounces, combining Gatos’ 6.45 million ounces of attributable silver production and First Majestic’s 10.26 million ounces of silver production. For the year ended December 31, 2023, combined silver equivalent production was approximately 36.91 million ounces, combining Gatos’ 10.03 million ounces of attributable silver equivalent production and First Majestic’s 26.87 million ounces of silver equivalent production.

•	Certain terms of the merger agreement. The Gatos Special Committee considered certain terms of the merger agreement, including:

•

that notwithstanding the limitations contained in the merger agreement on Gatos’ ability to solicit alternative proposals from third parties and terminate the merger agreement, the merger agreement allows Gatos in certain circumstances to engage in discussions with third parties regarding any unsolicited acquisition proposal for Gatos that is or is reasonably likely to lead to a Gatos Superior Proposal;

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the ability of the Gatos board (acting upon the recommendation of the Gatos Special Committee) and the Gatos Special Committee’s ability, in each case under certain circumstances, to change, withdraw or modify the recommendation that Gatos’ stockholders vote in favor of the adoption of the merger agreement if the Gatos board (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee has determined in good faith, after consultation with Gatos’ outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the Gatos board or the Gatos Special Committee under applicable law;

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the provisions of the merger agreement that restrict Gatos’ ability to solicit possibly superior transactions and that require payment by Gatos of a $28.0 million termination fee under the merger agreement in specified circumstances are reasonable and customary for transactions similar to the merger;

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that the merger agreement imposes exclusivity restrictions on First Majestic’s ability to solicit or engage in discussions or negotiations regarding certain alternative proposals from third parties, to provide information to third parties and to engage in discussion with third parties regarding alternative proposals, subject to customary exceptions;

•	that there are limited circumstances in which the First Majestic board may terminate the merger agreement or change its recommendation that First Majestic shareholders approve the merger;

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that the First Majestic board cannot change its recommendation in favor of the merger in connection with, or enter into an agreement to undertake or give effect to a First Majestic competing proposal without first providing Gatos with specified information about such First Majestic competing proposal and a four-business day opportunity to revise the merger terms so as to match or exceed the First Majestic competing proposal; and

•	that Gatos has a right to receive a termination fee of $46.0 million under the merger agreement if the merger agreement is terminated in certain circumstances.

The Gatos Special Committee also considered a number of factors relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger. The Gatos Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the merger to Gatos’ stockholders:

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Independence. The Gatos Special Committee is comprised of directors who are independent (for purposes of serving on the Gatos Special Committee), disinterested and not affiliated with Electrum, other than as discussed in the section of this proxy statement/prospectus entitled “Summary—Interests of Gatos’ Directors and Executive Officers in the Merger”;

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Prior Gatos Special Committee recommendation required. The Gatos board was not permitted to approve any potential business combination transaction with Gatos without a prior favorable recommendation of the transaction by the Gatos Special Committee;

•	Active involvement and oversight. The Gatos Special Committee held eight formal meetings over a one-month period (with its legal and financial advisors present) to discuss and evaluate, among other things, the process for exploring a potential strategic transaction and the proposals from First Majestic, and the Gatos Special Committee’s active oversight of the negotiation process on a regular basis including by having full access to Gatos management and Gatos’ advisors (including BofA Securities) in connection with the evaluation process;

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Independent advice. The Gatos Special Committee selected and engaged its own independent legal advisor (White & Case) and financial advisor (GenCap) to provide a fairness opinion to the Gatos Special Committee and received the advice of such advisors during its review, evaluation and negotiation of a potential acquisition of Gatos.

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Full knowledge. The Gatos Special Committee made its evaluation of a potential acquisition of Gatos by First Majestic based upon the factors discussed in this proxy statement/prospectus and with the full knowledge of the interests of management, the Gatos directors and Electrum in the transaction.

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No obligation to recommend. The recognition by the Gatos Special Committee that it had no obligation to recommend to the Gatos board the approval of the merger or any other transaction and had the authority to reject any proposals made.

In the course of reaching its determinations and making its recommendations, the Gatos Special Committee also considered the following non-exhaustive list of countervailing factors and risks concerning the merger agreement and the merger, which are not presented in any relative order of importance:

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the risk that management focus, employee attention and resources for other strategic opportunities, as well as employee attention to operational matters, could be diverted for an extended period of time while the parties work to complete the merger and integration process;

•	there is no assurance that, even if approved by Gatos stockholders, the merger will be completed on the anticipated timeline or at all;

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the fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made in the consideration to be received by Gatos stockholders as a result of a possible increase in the trading price of Gatos’ common stock or a decrease in the trading price of First Majestic’s common shares following the announcement of the merger and the possibility that trading prices of First Majestic common shares could decline in the future on an absolute basis and relative to precious metal industry peers, particularly in light of First Majestic’s historical industry leading trading multiples;

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the fact that First Majestic faces uncertainty regarding the outcome of material ongoing tax disputes that have resulted in existing tax assessments and which, if such disputes are not resolved favorably for First Majestic, could result in negative consequences that would have a material adverse effect on the business, financial condition or results of operations of First Majestic, including, among others, the following:

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the requirement that First Majestic make very significant payments for such existing tax assessments, which could include payment of taxes, interest and penalties and result in the imposition of additional material assessments for unpaid taxes;

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the imposition of significant ongoing tax liabilities which would significantly reduce or eliminate the earnings and cash flow of First Majestic’s operations as well as the value of First Majestic’s assets.

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the risks relating to the announcement and pendency of the merger and risks and costs to Gatos if the implementation of the merger is not timely, or does not occur at all, including the potential impact on the relationships between Gatos and its employees, service providers, suppliers and other third parties, as well as the potential impact on the trading prices of Gatos common stock;

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the provisions of the merger agreement that restrict Gatos’ ability to solicit possibly superior transactions and the required payment by Gatos of a $28.0 million termination fee if the merger agreement is terminated in specified circumstances;

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the possibility that the termination fee of $28.0 million could potentially deter a potential acquirer from proposing an alternative transaction that would provide greater value to Gatos stockholders than the proposed merger;

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the provisions of the merger agreement that impose certain restrictions on the operations of Gatos until implementation of the merger, which could delay or prevent Gatos from undertaking business opportunities that may arise and could have a negative impact on Gatos’ ability to maintain its existing business and employee relationships;

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the fact that the merger and the related transactions require regulatory approval to complete such transactions and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approval;

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the fact that the merger agreement provides for the ability of the First Majestic board to, under certain circumstances, in a manner adverse to Gatos, withhold, withdraw, change, modify or qualify its recommendation that First Majestic shareholders approve the merger if the First Majestic board has determined in good faith, after consultation with First Majestic’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the First Majestic board under applicable law;

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the fact that substantial costs will be incurred by both Gatos and First Majestic in connection with the merger, including financial advisory fees and legal and other advisor fees, as well as the costs of integrating the businesses of Gatos and First Majestic;

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the possibility that the combined entity will not realize all of the anticipated strategic and other benefits of the merger, including as a result of the challenges of combining the businesses, operations and workforces of Gatos and First Majestic, including the disruption and potential lost opportunity costs arising from the discontinuance of senior management team of Gatos, the risk that expected synergies may not be realized or will cost more to achieve than anticipated, the challenges of optimizing operating performance of the Gatos producing assets in a larger, more diverse platform, the challenges of improving free cash flow and production costs across the asset base, and the risk that any accommodations required by antitrust regulatory authorities may decrease the anticipated strategic and other benefits of the merger to the combined entity;

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the fact that, under the DGCL, because the merger consideration is in the form of a stock for stock exchange, no appraisal rights are available to the Gatos stockholders with respect to the merger or the other transactions contemplated by the merger agreement;

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the possibility that Gatos or First Majestic may be subject to lawsuits or other challenges to the merger, and adverse effects of these challenges, including any adverse rulings in lawsuits, may delay or prevent the merger from being completed or may require Gatos or First Majestic to incur significant costs to address such challenges, including any costs to defend or settle any lawsuits; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and the matters described under the section entitled “Cautionary Statements Regarding Forward-Looking Statements”.

The Gatos Special Committee concluded that the uncertainties, risks and potentially negative factors relevant to the merger agreement and the merger were outweighed by the potential benefits of the merger agreement and the merger.

Recommendation of the Gatos Board

After considering the unanimous recommendation of the Gatos Special Committee and on the basis of the factors described above, the Gatos board unanimously (1) determined that the transactions contemplated by the merger agreement are advisable and in the best interests of Gatos and its stockholders and approved and adopted the merger agreement and the transactions contemplated thereby; (2) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger; and (3) recommended that Gatos’ stockholders vote in favor of the adoption of the merger agreement and the approval of the merger.

In the course of reaching its determination and making its recommendations, the Gatos board considered the following non-exhaustive list of material factors, which are not presented in any relative order of importance:

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Determinations of the Gatos Special Committee. The Gatos Special Committee’s analysis (as to both substantive and procedural aspects of the merger), conclusions and unanimous determination, which the Gatos board adopted as its own, that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Gatos and its stockholders. The Gatos board also considered the Gatos Special Committee’s unanimous recommendation that the Gatos board approve and adopt the merger agreement and the transactions contemplated thereby.

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Procedural protections. The procedural fairness of the merger, including that (1) it was negotiated by the Gatos Special Committee consisting solely of independent (for purposes of serving on the Gatos Special Committee) and disinterested directors who are not members of management or affiliated with Electrum, other than as discussed in this proxy statement/prospectus in the section entitled “Summary—Interests of Gatos’ Directors and Executive Officers in the Merger”; and (2) the Gatos Special Committee had the authority to select and engage, and was advised by, its own independent legal and financial advisors.

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Solicitation process prior to merger agreement. Based on the Gatos board’s review of the current and prospective business climate in the silver mining industry and other strategic opportunities reasonably available to Gatos, including continuation as an independent company, the Gatos board believes the merger represents Gatos’ best prospect for maximizing stockholder value. The process for soliciting and responding to offers from potential bidders in an effort to obtain the best value reasonably available to the Gatos stockholders, included the fact that BofA Securities, as instructed by the Gatos board, was in contact with thirteen (13) potential counterparties to gauge their interest in a potential transaction, eleven (11) of which entered into confidentiality agreements with Gatos and were provided with an opportunity to conduct due diligence. In addition, management diligence sessions were conducted with six (6) parties (including First Majestic). The process for soliciting proposals and the related negotiations resulted in a significant increase in the exchange ratio proposed by First Majestic from 1.789 in its initial proposal to the 2.55 reflected in the merger agreement, which increased the Gatos stockholders’ proportional ownership of the combined entity following the merger from approximately 31% in First Majestic’s initial proposal to approximately 38% based on the exchange ratio in the merger agreement.

•	Arm’s length transaction. The merger agreement is the result of arm’s length negotiations and includes terms and conditions that are reasonable in the judgment of the Gatos board.

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Financial analysis and fairness opinion of BofA Securities. BofA Securities delivered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 4, 2024, to the effect that, as of the date of the opinion, and based upon and subject to the various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the Gatos stockholders (other than First Majestic and its affiliates). For a more detailed description of the opinion of BofA Securities, see the section entitled “[●]”;

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Support of significant stockholder. Electrum, which owns shares of Gatos common stock representing approximately 32% of the issued and outstanding shares of common stock of Gatos, has committed to vote in favor of the merger, subject to the terms and conditions contained in the voting and support agreement as more fully described in the section entitled “The Merger Agreement – Electrum Voting Agreement”; and

•	Other factors considered by the Gatos Special Committee. The other material factors and countervailing factors considered by the Gatos Special Committee and listed above.

The Gatos board concluded that the uncertainties, risks and potentially negative factors relevant to the merger agreement and the merger were outweighed by the potential benefits of the merger agreement and the merger.

The foregoing discussion of the information and factors considered by the Gatos Special Committee and by the Gatos board is not intended to be exhaustive and includes only the material factors considered. In light of the variety of factors considered by the Gatos Special Committee and by the Gatos board and the complexity of these factors, neither the Gatos Special Committee nor the Gatos board found it practical to, and did not, quantify or otherwise assign relative weights, ranks or values to the foregoing factors in reaching their respective determinations and recommendations. Moreover, each member of the Gatos Special Committee and of the Gatos board applied his or her own personal business judgment to the process and may have assigned different relative weights, ranks or values to the different factors, and the recommendations, determinations and approvals, where applicable, by the Gatos Special Committee and the Gatos board were based upon the totality of the information presented to, and considered by, the Gatos Special Committee and the Gatos board, respectively.

First Majestic’s Reasons for the Transaction

At a meeting duly called and held, and after due consideration and extensive consultation with First Majestic’s management and outside legal advisors and with financial advisors to both First Majestic and the First Majestic board, including the receipt of fairness opinions from National Bank Financial and TD Securities, the First Majestic board unanimously approved the merger agreement and the transaction (and related matters) and determined that the transaction, the terms of which are substantially as set forth in the merger agreement is in the best interests of First Majestic and its stakeholders. The board of First Majestic also unanimously authorized that the common share issuance be submitted to the First Majestic shareholders for approval and recommended that the First Majestic shareholders vote in favor of the First Majestic common share issuance.

The purpose of the transaction is for First Majestic to indirectly acquire Gatos’ 70% joint venture interest in the Cerro Los Gatos Mine in Chihuahua state, Mexico. In reaching its decision to approve the transaction and its recommendation that the First Majestic shareholders vote to approve the First Majestic common share issuance, the First Majestic board considered and relied upon a number of factors, including, among others, the following:

•

Diversified portfolio of precious metal assets in Mexico: The transaction aligns with First Majestic’s overall strategy by consolidating three world-class producing silver mining districts in Mexico by adding Gatos’ interest in the Cerro Los Gatos Mine to First Majestic’s existing mining portfolio, including the San Dimas and Santa Elena mines.

•

Enhance production profile with strong margins: Near-term precious metal production from the Cerro Los Gatos Mine is expected to meaningfully improve overall production by the combined entity, and the consolidated mines are expected to have a combined annual production of 30-32 million ounces of silver equivalent in 2025, including 15-16 million ounces of silver and is expected to lower First Majestic’s average all-in sustaining costs to $18.00- $20.00 per silver equivalent ounce.

•

Bolsters free cash flow generation: The addition of Gatos’ interest in Cerro Los Gatos Mine is expected to result in an immediate contribution of annual free cash flow of approximately $70 million to the combined entity in 2025 which management of First Majestic anticipates will result in greater access to capital to fund further development and production.

•

Leverages a highly experienced combined team with strong track record: The combined entity will be led by a team with over 20 years of experience operating in Mexico and one which emphasizes socially responsible mining, community engagement and value creation. The combined entity will leverage the First Majestic management team and board of directors’ demonstrated experience in financing, acquiring, building and operating underground and open pit mines to optimize revenue for all shareholders.

•

Maintains peer-leading exposure to silver: The combined entity will derive over 50% of pro forma revenue from silver as compared to other intermediate silver producing peers which derive an average of approximately 30% revenue from silver.

•

Creates a 350,000 hectare highly prospective land package which has yielded a history of exploration success and economic discoveries: The addition of Gatos’ interest in the Cerro Los Gatos Mine will contribute mineral rights covering approximately 103,000 hectares of unencumbered land with significant new discovery potential in addition to First Majestic’s existing package of mineral rights covering approximately 245,000 hectares across San Dimas, Santa Elena and other First Majestic properties that has been previously relied on for its production capabilities. The overall result is the creation of a 350,000 hectare highly prospective package of mineral rights that has a history of exploration success and economic discoveries.

•

Receipt of expert advice and fairness opinion: The First Majestic board retained and received advice from experienced and qualified financial and legal advisors to assist in evaluating, negotiating and recommending the terms of the transaction and the merger agreement. In addition, National Bank Financial and TD Securities have provided fairness opinions to First Majestic and the First Majestic board (respectively) to the effect that, as of September 4, 2024, and subject to the assumptions, limitations and qualifications set out in the fairness opinions, the consideration to be paid by First Majestic under the transaction is fair, from a financial point of view, to First Majestic.

•

Strengthened company balance sheet and enhanced capital markets profile: The combined entity will benefit from a capital structure that provides enhanced trading liquidity that First Majestic believes is well-positioned to deliver increased shareholder value, with pro forma market capitalization approaching $3 billion and average daily trading liquidity of approximately $49 million, based on current trading volume. The improved capital markets profile is expected to appeal to a broader institutional shareholder base and increase research coverage.

•

Realizes and capitalizes on meaningful synergies: The combined entity is expected to capitalize on financial and operational synergies, including corporate cost savings, supply chain and procurement efficiencies, cross-pollination of expertise, and acceleration and optimization of internal projects and exploration programs, all of which is expected to deliver meaningful value creation for all shareholders.

•

Current conditions of the parties were considered: The respective financial condition, results of operations, businesses, plans and prospects of First Majestic and Gatos and current industry, economic, market and regulatory conditions were considered.

•

Likelihood of the transaction being completed: The likelihood of the transaction being completed is considered by the First Majestic board to be high, in light of the absence of significant closing conditions outside the control of First Majestic (other than the requisite approvals of COFECE, the First Majestic shareholders and the Gatos stockholders). All directors and certain executive officers of Gatos, as well as Electrum, which owns approximately 32% of the issued and outstanding common shares of Gatos, have entered into voting support agreements with First Majestic pursuant to which they have agreed to vote their respective shares in favor of the transaction at the meeting of Gatos stockholders.

•

Terms of Merger Agreement: The merger agreement includes customary business covenants and deal protection mechanisms including a customary non-solicit provision and restrictions on changes of recommendation by the Gatos board. If the merger agreement is terminated by First Majestic or Gatos in certain circumstances, a termination fee of $28.0 million may be payable by Gatos.

In the course of its deliberations the board of First Majestic also considered various potential uncertainties, risks and adverse factors associated with the transaction, including, among other things:

•

Impact of dilution: As a result of the issuance of the First Majestic common shares in connection with the transaction, First Majestic shareholders will experience a significant degree of dilution in their ownership of First Majestic which could adversely impact the market price of the First Majestic common shares.

•

Failure to realize benefits: First Majestic may not realize the benefits of the transaction as currently anticipated by First Majestic due to challenges associated with integrating the properties, operations and personnel of First Majestic and Gatos and may be subject to significant operating risks associated with its expanded operations and portfolio of projects.

•

Joint venture interest: Gatos’ interest in the Cerro Los Gatos Mine is held through a joint venture and accordingly First Majestic will not acquire complete ownership or control of the Cerro Los Gatos Mine. Following completion of the transaction, First Majestic’s interest in the Cerro Los Gatos Mine will be subject to all of the risks associated with a joint venture including potential disagreements with joint venture partners on the joint venture’s future developments, the inability to exert total control over certain strategic decisions made in respect of joint venture properties, the inability of joint venture partners to meet obligations to the joint venture or third parties, and potential litigation between joint venture partners regarding joint venture matters.

•

Restrictions on First Majestic business: The terms of the merger agreement place certain restrictions on the conduct of First Majestic’s business prior to completion of the merger, which may delay or prevent First Majestic from undertaking business opportunities that may arise prior to completion of the merger.

•

Conditions to completion: The completion of the transaction is subject to several conditions that must be satisfied or waived, including Gatos Stockholder approval, First Majestic shareholder approval, obtaining COFECE approval, and satisfaction of governmental or regulatory conditions, including TSX and NYSE approvals.

•	Termination Fee: If the merger agreement is terminated by First Majestic or Gatos in certain circumstances, a termination fee of $46.0 million may be payable by First Majestic.

Consideration of Alternatives

The First Majestic board regularly considers business and strategic opportunities with the objective of maximizing shareholder value in a manner consistent with the best interests of the company. Prior to entering into the merger agreement, extensive due diligence of Gatos and its business and properties was completed. The First Majestic board carefully considered current industry, economic and market conditions and outlooks, including commodity prices and their expectations of future mining prospects and related businesses in Mexico, as well as the impact of the transaction on First Majestic. The First Majestic board examined First Majestic’s ability to realize the benefits of the transaction, which depends in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as on First Majestic’s ability to realize the anticipated growth opportunities and synergies, efficiencies and cost savings from integrating the business. The First Majestic board, with the assistance of financial and legal advisors, assessed the alternatives reasonably available to First Majestic, including not entering into any acquisitions. While acknowledging the risks that are associated with the transaction, the First Majestic board determined that the addition of Gatos’ interest in the Cerro Los Gatos Mine represents the best available prospect for maximizing shareholder value.

After consideration of the factors summarized in this section, the First Majestic board determined that, overall, the potential benefits of the transaction outweighed the potential risks and that the transaction is in the best interests of First Majestic and its stakeholders.

The foregoing discussion of factors considered by the First Majestic board is not intended to be exhaustive and may not include all the factors considered by the First Majestic board. In view of the wide variety of factors considered in connection with its evaluation of the transaction and the complexity of these matters, the First Majestic board did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger agreement and the transaction and to recommend that first Majestic shareholders vote in favor of the First Majestic common share issuance. In addition, individual members of the First Majestic board may have given differing weights to different factors. The First Majestic board conducted an overall review of the factors described above and other material factors, including through discussions with, and inquiry of, First Majestic’s management and outside legal, financial and tax advisors.

The foregoing description of First Majestic’s consideration of the factors supporting the transaction includes information which is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” on page [●].

Opinion of the Financial Advisor to Gatos - Opinion of BofA Securities, Inc.

Gatos retained BofA Securities to act as Gatos’ financial advisor in connection with the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Gatos selected BofA Securities to assist with Gatos’ evaluation of strategic opportunities, including continuing to operate on a stand-alone basis, based on among other factors, BofA Securities’ reputation in the investment community, its experience and knowledge of the metals and mining industry, its familiarity with Gatos and its business and its experience in advising companies in mergers and acquisitions.

On September 4, 2024, at a meeting of the Gatos board held to evaluate, among other things, the merger, BofA Securities delivered to the Gatos board an oral opinion, which was confirmed by delivery of a written opinion dated September 4, 2024, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of Gatos common stock (other than First Majestic and its affiliates).

The full text of BofA Securities’ written opinion to the Gatos board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the Gatos board for the benefit and use of the Gatos board (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Gatos or in which Gatos might engage or as to the underlying business decision of Gatos to proceed with or effect the merger. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Securities:

(1)	reviewed certain publicly available business and financial information relating to Gatos and First Majestic;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Gatos furnished to or discussed with BofA Securities by the management of Gatos, including certain financial forecasts relating to Gatos prepared by the management of Gatos, referred to herein as the Gatos management forecasts;

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of First Majestic furnished to or discussed with BofA Securities by the management of First Majestic, including certain financial forecasts relating to First Majestic prepared by the management of First Majestic, referred to herein as the First Majestic management forecasts;

(4)

reviewed an alternative version of the First Majestic management forecasts incorporating certain adjustments thereto made by the management of Gatos, referred to herein as the adjusted First Majestic management forecasts;

(5)	reviewed certain estimates as to the amount and timing of cost savings anticipated by the managements of Gatos and First Majestic to result from the merger, referred to herein as cost savings;

(6)

discussed the past and current business, operations, financial condition and prospects of Gatos with members of senior management of Gatos, and discussed the past and current business, operations, financial condition and prospects of First Majestic with members of senior management of Gatos and First Majestic;

(7)	reviewed the potential pro forma financial impact of the merger on the future financial performance of First Majestic, including the potential effect on First Majestic’s estimated cash flow per share;

(8)

reviewed the trading histories for Gatos common stock and First Majestic common shares and a comparison of such trading histories with each other and with the trading histories of other companies BofA Securities deemed relevant;

(9)	compared certain financial and stock market information of Gatos and First Majestic with similar information of other companies BofA Securities deemed relevant;

(10)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

(11)	reviewed the relative financial contributions of Gatos and First Majestic to the future financial performance of the combined company on a pro forma basis;

(12)

considered the results of BofA Securities’ efforts on behalf of Gatos to solicit, at the direction of Gatos, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Gatos;

(13)	reviewed a draft, dated September 3, 2024, of the merger agreement, referred to herein as the Draft Agreement; and

(14)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Gatos that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Gatos management forecasts, BofA Securities was advised by Gatos, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Gatos as to the future financial performance of Gatos. With respect to the First Majestic management forecasts and cost savings, BofA Securities was advised by First Majestic, and assumed, with Gatos’ consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of First Majestic as to the future financial performance of First Majestic and other matters covered thereby. With respect to the adjusted First Majestic management forecasts, BofA Securities assumed, with Gatos’ consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Gatos as to the future financial performance of First Majestic and other matters covered thereby and, based on the assessments of the management of Gatos as to the relative likelihood of achieving the future financial results reflected in the First Majestic management forecasts and the adjusted First Majestic management forecasts, BofA Securities relied, at the direction of Gatos, on the adjusted First Majestic management forecasts for BofA Securities’ opinion. BofA

Securities relied, at the direction of Gatos, on the assessments of the managements of Gatos and First Majestic as to First Majestic’s ability to achieve the cost savings and were advised by Gatos and First Majestic, and assumed, with the consent of Gatos, that the cost savings will be realized in the amounts and at the times projected. BofA Securities relied, at the direction of Gatos, upon the assessments of the management of Gatos as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting Gatos and its business. BofA Securities did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Gatos or First Majestic, nor did it make any physical inspection of the properties or assets of Gatos or First Majestic. BofA Securities did not evaluate the solvency or fair value of Gatos or First Majestic under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities did not evaluate or express a view on the outcome of any tax disputes concerning First Majestic or their impacts on the merger. BofA Securities assumed, at the direction of Gatos, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Gatos, First Majestic or the contemplated benefits of the merger. BofA Securities also assumed, at the direction of Gatos, that the final executed merger agreement would not differ in any material respect from the Draft Agreement.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the exchange ratio to the extent expressly specified in its opinion) including, without limitation, the form or structure of the merger, the outcome of any tax disputes involving First Majestic, or any terms, aspects or implications of any other arrangement, agreement or understanding entered into in connection with or related to the merger or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the exchange ratio to Gatos stockholders (other than First Majestic and its affiliates) and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Gatos or in which Gatos might engage or as to the underlying business decision of Gatos to proceed with or effect the merger. BofA Securities did not express any opinion as to what the value of First Majestic common shares stock actually would be when issued or the prices at which Gatos common stock or First Majestic common shares would trade at any time, including following announcement or consummation of the merger. BofA Securities also expressed no view or opinion with respect to, and relied, at the direction of Gatos, upon the assessment of representatives of Gatos regarding legal, regulatory, accounting, tax and similar matters relating to Gatos and the merger, as to which matters BofA Securities understood that Gatos obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any other matter. Except as described above, Gatos imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The following represents a brief summary of the material financial analyses presented by BofA Securities to the Gatos board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA

Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Gatos Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for Gatos and the following 8 publicly traded companies in the precious metals mining industry. The selected publicly traded companies were divided into two groups: single-asset silver producers and diversified silver producers:

Single-Asset Silver Producers:

•	MAG Silver Corp.

•	SilverCrest Metals Inc.

Diversified Silver Producers:

•	Pan American Silver Corp.

•	Fresnillo Plc

•	Hecla Mining Company

•	Coeur Mining, Inc.

•	First Majestic Silver Corp.

•	Endeavour Silver Corp.

BofA Securities reviewed, among other things, per share stock prices, based on closing stock prices on September 4, 2024, of the selected publicly traded companies as a multiple of per share net asset value, commonly referred to as “NAV”, calculated as the net present value of the unlevered, after-tax free cash flows projected from operations less debt and debt-like items and preferred equity (each, as applicable), and plus cash and cash equivalents (as applicable), divided by the total number of shares outstanding. BofA Securities also reviewed per share stock prices, based on closing stock prices on September 4, 2024, of the selected publicly traded companies as a multiple of calendar year 2025 estimated free cash flow, commonly referred to as “FCF”, calculated as operating cash flow minus capital expenditures.

The selected publicly traded companies and their respective multiples are as follows:

Selected Publicly Traded Companies	Price /NAV	Price /2025E FCF
Single-Asset Silver Producers
MAG Silver Corp.	1.22x	18.6x
SilverCrest Metals Inc.	1.52x	15.0x
Single-Asset Silver Producers Median	1.37x	16.8x

Diversified Silver Producers
Pan American Silver Corp.	1.06x	11.6x
Fresnillo Plc	0.99x	8.9x
Hecla Mining Company	1.14x	14.8x
Coeur Mining, Inc.	1.00x	8.1x
First Majestic Silver Corp.	1.75x	16.9x
Endeavour Silver Corp.	0.72x	12.1x
Diversified Silver Producers Median	1.03x	11.8x

BofA Securities then applied NAV multiples of 1.00x to 1.75x derived from the selected publicly traded companies to the NAV of Gatos as of September 4, 2024, based on the Gatos management forecasts, applying a real discount rate of 5.0% per Wall Street convention, and applied calendar year 2025 estimated FCF multiples of 10.5x to 19.0x derived from the selected publicly traded companies, based on BofA Securities’ professional judgment and experience, to Gatos’ calendar year 2025 estimated FCF. Estimated financial data of the selected publicly traded companies were based on publicly available information obtained from FactSet and other publicly available research analysts’ estimates as of September 4, 2024, and estimated financial data of Gatos were based on the Gatos management forecasts. This analysis indicated the following approximate implied per share reference ranges for Gatos common stock, as compared to Gatos’ closing stock price on September 4, 2024:

Implied Per Share Reference Ranges for Gatos		Gatos Closing Stock Price
Price / NAV	Price / 2025 FCF
$7.33 - $12.83	$11.10 - $20.08	$11.62

No company used in this analysis is identical or directly comparable to Gatos. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Gatos was compared.

Selected Precedent Transactions Analysis.  BofA Securities reviewed, to the extent publicly available, financial information relating to the following 14 selected transactions involving companies in the precious metals mining industry:

Date Announced	Acquiror	Target	Price /NAV	Price /NTM OCF
• March 27, 2024	• Alamos Gold Inc.	• Argonaut Gold Inc.	• 0.69x	• 2.8x

• May 15, 2023	• Newmont Mining Corporation	• Newcrest Mining Limited	• 1.26x	• 11.8x

• November 4, 2022	• Pan American Silver Corp. / Agnico Eagle Mines Limited	• Yamana Gold Inc.	• 1.01x	• 6.9x

• November 8, 2021	• Newcrest Mining Limited	• Pretium Resources Inc.	• 1.27x	• 8.3x

• September 28, 2021	• Agnico Eagle Mines Limited	• Kirkland Lake Gold Ltd.	• 1.54x	• 7.9x

• December 16, 2020	• Equinox Gold Corp.	• Premier Gold Mines Limited	• 0.77x1	• 7.9x1

• December 16, 2019	• Equinox Gold Corp.	• Leagold Mining Corporation	• 0.59x	• 3.4x

• November 25, 2019	• Kirkland Lake Gold Ltd.	• Detour Gold Corp.	• 1.04x	• 9.5x

• May 14, 2019	• St Barbara Ltd.	• Atlantic Gold Corporation	• 1.23x	• 10.1x

• January 14, 2019	• Newmont Mining Corporation	• Goldcorp Inc.	• 1.17x	• 5.9x

• November 14, 2018	• Pan American Silver Corp.	• Tahoe Resources Inc.	• 0.86x	• 5.6x

Date Announced	Acquiror	Target	Price /NAV	Price /NTM OCF

• March 19, 2018	• Hecla Mining Company	• Klondex Mines Ltd.	• 1.07x2	• 5.5x2

• January 22, 2018	• Leagold Mining Corporation	• Brio Gold Inc.	• 0.64x	• 2.0x

• January 12, 2018	• First Majestic Silver Corp.	• Primero Mining Corp.	• 0.64x3	• 0.7x3

[1]	Includes the consideration of i-80 Gold Corp. shares for Premier Gold Mines Limited shares.
[2]	Includes the consideration of Havilah Mining Corporation shares for Klondex Mines Ltd. shares.
[3]

Based on Primero Mining Corp.’s existing consensus NAV and NTM OCF, as applicable, under the then-outstanding silver stream at San Dimas, excluding the consideration and impact of First Majestic’s concurrent stream structuring with Wheaton Precious Metals.

BofA Securities reviewed, among other information and to the extent publicly available, transaction values, based on the purchase price implied per share of the target company, as a multiple of the target company’s (1) NAV and (2) the next twelve months (“NTM”) estimated operating cash flow, commonly referred to as “OCF”. BofA Securities then applied NAV and NTM OCF multiples of 1.00x to 1.50x and 7.0x to 12.0x, respectively, derived from the selected precedent transactions, to Gatos’ NAV and estimated NTM OCF (representing the period from July 1, 2024 to June 30, 2025). Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Gatos were based on the Gatos management forecasts. This analysis indicated the following approximate implied per share reference ranges for Gatos common stock, as compared to Gatos’ closing stock price on September 4, 2024:

Implied Per Share Reference Ranges for Gatos		Gatos Closing Stock Price
Price / NAV	Price / NTM OCF
$7.33 - $10.99	$9.00 - $15.44	$11.62

No company, business or transaction used in this analysis is identical or directly comparable to Gatos or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Gatos and the merger were compared.

Gatos Standalone Discounted Cash Flow Analysis.  BofA Securities performed a discounted cash flow analysis of Gatos to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Gatos was forecasted to generate during Gatos’ second half of fiscal year 2024 through 2038 based on the Gatos management forecasts. The cash flows were then discounted to present value as of June 30, 2024 using real discount rates ranging from 8.75% to 11.75%, which were based on an estimate of Gatos’ weighted average cost of capital derived using the capital asset pricing model, and then further adjusted to (x) deduct Gatos’ lease liabilities and 70% of LGJV’s lease liabilities and (y) add Gatos’ cash and 70% of LGJV’s cash. This analysis indicated the following approximate implied per share equity value reference ranges for Gatos as compared to the closing price of Gatos common stock on September 4, 2024:

Implied Per Share Equity Value Reference Range for Gatos	Gatos Closing Stock Price
$5.98 - $6.50	$11.62

First Majestic Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for First Majestic and the following 8 publicly traded companies in the precious metals mining industry. The selected publicly traded companies were divided into two groups: single-asset silver producers and diversified silver producers:

Single-Asset Silver Producers:

•	MAG Silver Corp.

•	SilverCrest Metals Inc.

•	Gatos Silver, Inc.

Diversified Silver Producers:

•	Pan American Silver Corp.

•	Fresnillo Plc

•	Hecla Mining Company

•	Coeur Mining, Inc.

•	Endeavour Silver Corp.

BofA Securities reviewed, among other things, per share stock prices, based on closing stock prices on September 4, 2024, of the selected publicly traded companies as a multiple of NAV, calculated as the net present value of the unlevered, after-tax free cash flows projected from operations less debt and debt-like items and preferred equity (each, as applicable), and plus cash and cash equivalents (as applicable), divided by the total number of shares outstanding. BofA Securities also reviewed per share stock prices, based on closing stock prices on September 4, 2024, of the selected publicly traded companies as a multiple of calendar year 2025 estimated FCF, calculated as operating cash flow minus capital expenditures.

The selected publicly traded companies and their respective multiples are as follows:

Selected Publicly Traded Companies	Price / NAV	Price / FCF
Single-Asset Silver Producers
MAG Silver Corp.	1.22x	18.6x
SilverCrest Metals Inc.	1.52x	15.0x
Gatos Silver, Inc.	1.50x	12.3x
Single-Asset Silver Producers Median	1.50x	15.0x

Diversified Silver Producers
Pan American Silver Corp.	1.06x	11.6x
Fresnillo Plc	0.99x	8.9x
Hecla Mining Company	1.14x	14.8x
Coeur Mining, Inc.	1.00x	8.1x
Endeavour Silver Corp.	0.72x	12.1x
Diversified Silver Producers Median	1.00x	11.6x

BofA Securities then applied NAV multiples of 1.00x to 1.75x derived from the selected publicly traded companies to the NAV of First Majestic as of September 4, 2024, based on the adjusted First Majestic management forecasts, discounted at 5.0%, and applied calendar year 2025 estimated FCF multiples of 10.5x to 19.0x derived from the selected publicly traded companies to First Majestic’s calendar year 2025 estimated FCF. Estimated financial data of the selected publicly traded companies were based on publicly available information obtained from FactSet as of September 4, 2024, and estimated financial data of First Majestic were based on the adjusted First Majestic management forecasts. This analysis indicated the following approximate implied per share reference ranges for First Majestic common shares, as compared to First Majestic’s closing stock price on September 4, 2024:

Implied Per Share Reference Ranges for First Majestic		First Majestic Closing Stock Price
Price / NAV	Price / 2025 FCF
$3.58 - $6.26	$4.36 - $7.89	$5.29

No company used in this analysis is identical or directly comparable to First Majestic. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which First Majestic was compared.

First Majestic Standalone Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of First Majestic to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that First Majestic was forecasted to generate during First Majestic’s second half of fiscal year 2024 through 2037 based on the adjusted First Majestic management forecasts. The cash flows were then discounted to present value as of June 30, 2024 using real discount rates ranging from 8.75% to 11.75%, which were based on an estimate of First Majestic’s weighted average cost of capital derived using the capital asset pricing model, which was further adjusted to (x) deduct debt and (y) add cash, certain restricted cash, value of marketable securities as of September 4, 2024, the value of the Springpole Agreement dated June 11, 2020 between First Majestic and Gold Canyon Resources Inc., a wholly-owned subsidiary of First Mining Corp., based on Wall Street research estimates as of September 4, 2024, as directed by Gatos, and the value of unmined resources at Jerritt Canyon based on the median transaction enterprise value/in-situ resource multiple of $75/oz for selected late development stage precious metal companies and an estimated 4.0 million AgEq oz of in-situ resource, net of certain holding and exploration costs, as directed by Gatos. This analysis indicated the following approximate implied per share equity value reference ranges for First Majestic as compared to the closing price of First Majestic common shares on September 4, 2024:

Implied Per Share Equity Value Reference Range for First Majestic	First Majestic Closing Stock Price
$2.81 - 3.10	$5.29

First Majestic Synergized Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis to calculate the estimated net present value of the after-tax cost savings, net of certain costs, that First Majestic was forecasted to generate during fiscal years 2025 through 2034 as a result of the merger. The cost savings were discounted to present value (taking into account the timing of realization of such cost savings) as of June 30, 2024, using real discount rates ranging from 8.75% to 11.75%, which were based on an estimate of First Majestic’s weighted average cost of capital derived using the capital asset pricing model. This analysis indicated the following approximate implied per share equity value reference ranges for the cost savings of $0.15 to $0.17 and, when added to the Implied per Share Equity Value Reference Range for First Majestic described above under the section entitled “ —First Majestic Standalone Discounted Cash Flow Analysis”, this analysis indicated the following approximate implied per share equity value reference ranges for First Majestic as compared to the closing price of First Majestic common shares on September 4, 2024:

Implied Per Share Equity Value Reference Range for First Majestic	First Majestic Closing Stock Price
$2.96 - $3.27	$5.29

Relative Financial Analyses

Implied exchange ratio Analysis—Selected Publicly Traded Companies Analysis. Utilizing the implied per share equity value reference ranges derived for Gatos described above under the section entitled “ —Gatos Financial Analyses—Selected Publicly Traded Companies Analysis” and First Majestic described above under the section entitled “ —First Majestic Financial Analyses—Selected Publicly Traded Companies Analysis” for each of Gatos and First Majestic, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for Gatos by the high endpoint and low endpoint of the per share equity reference range derived for First Majestic, respectively, without taking into account the potential pro forma financial effect of synergies, BofA Securities calculated an approximate implied exchange ratio reference range. This analysis indicated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied exchange ratio Reference Ranges		exchange ratio
Price / NAV	Price / 2025 FCF
1.1712x - 3.5869x	1.4070x - 4.6069x	2.55x

Implied exchange ratio Analysis—Discounted Cash Flow Analysis. Utilizing the implied per share equity value reference ranges derived for Gatos described above under the section titled “ —Gatos Financial Analyses—Standalone Discounted Cash Flow Analysis” and First Majestic described above under the section entitled “ —First Majestic Financial Analyses— Standalone Discounted Cash Flow Analysis” and the section entitled “Pro forma Discounted Cash Flow Analysis” for each of Gatos and First Majestic, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for Gatos by the high endpoint and low endpoint of the per share equity reference ranges derived for First Majestic (both without and including the effect of the potential pro forma financial effect of synergies), respectively, BofA Securities calculated an approximate implied exchange ratio reference range. This analysis indicated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied exchange ratio Reference Ranges		exchange ratio
Per Share Equity Value (Standalone)	Per Share Equity Value (with Synergies)
1.9285x - 2.3166x	1.8265x - 2.2006x	2.55x

Has/Gets Analysis. BofA Securities performed a has/gets analysis to calculate the theoretical change in value for Gatos stockholders resulting from the merger based on a comparison of (i) the 100% ownership by Gatos stockholders of Gatos on a standalone basis and (ii) the pro forma ownership by holders of Gatos common stock of First Majestic after giving effect to the merger. For Gatos stockholders on a standalone basis, BofA Securities used the implied per share equity value reference ranges described above under the section entitled “ —Gatos Financial Analyses—Standalone Discounted Cash Flow Analysis”. BofA Securities then performed the same analysis by calculating the range of implied per share equity values allocable to Gatos stockholders on a pro forma basis, after giving effect to the merger, by assuming approximately 37.6% pro forma ownership, based on the number of First Majestic common shares estimated to be issued to Gatos stockholders in the merger, utilizing the implied equity value reference ranges for Gatos and First Majestic described above under the sections “ — Gatos Financial Analyses—Standalone Discounted Cash Flow Analysis” and “ —First Majestic Financial Analyses—Synergized Discounted Cash Flow Analysis”.

The analysis indicated the following approximate implied pro forma per share equity value reference ranges for Gatos common stock on a standalone basis and on a pro forma basis:

Per Share Equity Value Reference Ranges for Gatos common stock
Standalone	$5.98 - $6.50
Pro Forma	$7.47 - $7.16

Other Factors

In rendering its opinion, BofA Securities also reviewed and considered other factors, including:

•	historical trading prices and trading volumes of Gatos common stock and First Majestic common shares during the 52-week period ended September 4, 2024, which indicated low and high closing prices for Gatos common stock of $4.39 to $14.45, and for First Majestic common shares of $4.17 to $8.44;

•

price targets for the Gatos common stock and First Majestic common shares in publicly available analyst reports, which indicated stock price targets for Gatos common stock (discounting one year using a rate of 12.0%, based on the midpoint of the range of Gatos’ estimated cost of equity) of $11.00 to $18.00, and for First Majestic common shares (discounting one year using a rate of 12.9%, based on the midpoint of the range of First Majestic’s estimated cost of equity) of $6.29 to $9.00; and

•

estimated net asset value per share of Gatos common stock and First Majestic common shares based on Wall Street research estimates of September 4, 2024, which indicated estimated net asset values for Gatos common stock of $6.05 to $9.32, and for First Majestic common shares of $1.49 to $4.25.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Securities to the Gatos board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Gatos and First Majestic. The estimates of the future performance of Gatos and First Majestic in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to the Gatos board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Gatos or First Majestic.

The type and amount of consideration payable in the merger was determined through negotiations between Gatos and First Majestic, rather than by any financial advisor, and was approved by the Gatos Special Committee and the Gatos board. The decision to enter into the merger agreement was solely that of the Gatos Special Committee and the Gatos board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Gatos board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Gatos board or management with respect to the merger or the exchange ratio.

Gatos has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee currently estimated to be approximately $17.5 million (calculated as of September 4, 2024), and $1.5 million of this fee was payable upon the delivery of its opinion and the remaining portion of this fee is contingent upon consummation of the merger. Gatos also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Gatos, First Majestic and certain of their respective affiliates.

BofA Securities and its affiliates currently are providing investment banking service to Gatos, and in the future may provide, investment banking, commercial banking and other financial services to Gatos and certain of its affiliates, and, in addition to fees to be paid in connection with the merger, may receive compensation for the rendering of these services.

In addition, BofA Securities and its affiliates in the future may provide, investment banking, commercial banking and other financial services to First Majestic and certain of its affiliates and may receive compensation for the rendering of these services.

Opinion of GenCap, Financial Advisor to the Gatos Special Committee of the Gatos Board

The Gatos Special Committee retained GenCap to act as its financial advisor in connection with the transaction and to render a financial opinion in connection therewith. On September 4, 2024, GenCap rendered its oral opinion to the Gatos Special Committee (which was subsequently confirmed in writing by delivery of a written opinion dated September 4, 2024) to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters considered by GenCap in connection with the preparation of its opinion, as of such date, the transaction was fair, from a financial point of view, to Gatos stockholders.

The full text of GenCap’s opinion is included as Annex C and is incorporated by reference herein in its entirety. The opinion describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by GenCap. The summary of GenCap’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. The opinion was provided for the information and assistance of the Gatos Special Committee in connection with its consideration of the transaction from a financial point of view. The opinion does not address any other aspect of the transaction and no opinion or view was expressed as to the relative merits of the transaction in comparison to other strategies or transactions that might be available to Gatos, or in which Gatos might engage, or as to the underlying business decision of Gatos to proceed with or effect the transaction. GenCap’s opinion does not constitute a recommendation as to how any shareholder of Gatos or First Majestic should vote with respect to the transaction or any other matter.

In connection with delivering the opinion described above and performing its related financial analysis, GenCap, among other things, reviewed:

•	latest versions, prior to delivery of the opinion, of the merger agreement by and among Gatos, First Majestic, and merger sub;

•	executed version of the exclusivity agreement between Gatos and First Majestic dated August 27, 2024;

•	publicly available financial statements, MD&A, Annual Information Forms and other business and financial information for Gatos and First Majestic;

•	selected internal business and financial information provided by Gatos management that GenCap considered relevant;

•	publicly available technical reports on the various projects and operations of Gatos and First Majestic, including but not limited to:

•	“Cerro Los Gatos NI 43-101 Technical Report” with an effective date of July 1, 2023;

•	“Santa Elena Silver/Gold Mine Sonora, Mexico NI 43-101 Technical Report” with an effective date of June 30, 2021;

•	“San Dimas Silver/Gold Mine Durango and Sinaloa States, Mexico NI 43-101 Technical Report” with an effective date of December 31, 2020;

•	discussions with representatives of Gatos regarding the business, project, financial position and certain other financial and project data of Gatos;

•

certain publicly available information relating to the business, operations, financial condition, and trading history of Gatos, First Majestic, and other selected public companies that GenCap considered relevant;

•	various reports published by equity research analysts and industry sources considered relevant;

•	public information and equity research reports with respect to selected precedent transactions considered relevant;

•	historical commodity prices for gold and silver, and the impact of various commodity pricing assumptions on the business, prospects, and financial forecasts of Gatos and First Majestic; and,

•	such other financial studies, analyses, investigations and other factors as GenCap deemed necessary or appropriate in the circumstances.

For purposes of rendering its opinion, GenCap relied upon and assumed the completeness, accuracy and fair presentation of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, GenCap, without independent verification thereof. In that regard, GenCap assumed that the financial forecasts provided to GenCap were reasonably prepared on a basis reflecting the best then available assumptions, estimates and judgements of Gatos management. In addition, GenCap did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Gatos, First Majestic or any of their respective affiliates, nor was it furnished with any such evaluation or appraisal. In preparing the opinion, GenCap assumed that the executed merger agreement, all representations and warranties contained within and all related voting and support agreements would not differ in any material respect from the drafts of which GenCap reviewed, and that the merger agreement will be consummated in accordance with its terms without waiver of, or amendment to, any term or condition that is in any way material to GenCap’s analyses.

GenCap’s opinion did not address any legal, regulatory, tax or accounting matters. GenCap’s opinion addressed only, as of the date of its written opinion, the fairness of the transaction consideration, from a financial point of view, to the Gatos stockholders. GenCap did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Gatos; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Gatos, or class of such persons, in connection with the transaction, whether relative to the consideration to be received by Gatos stockholders pursuant to the transaction or otherwise. GenCap did not express any opinion as to the prices at which shares of Gatos common stock would trade at any time or as to the impact of the transaction on the solvency or viability of Gatos or First Majestic or the ability of Gatos or First Majestic to pay their respective obligations when they come due. GenCap’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to GenCap as of, the date of its written opinion, and GenCap assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion. The form and content of GenCap’s opinion was approved by a committee of the senior executives of GenCap.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by GenCap to the Gatos Special Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by GenCap, nor does the order of analyses described represent relative importance or weight given to those analyses by GenCap. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of GenCap’s financial analyses.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed as of September 4, 2024, and is not necessarily indicative of current or future market conditions. In performing its financial analyses summarized below and in arriving at its opinion, GenCap used and relied upon certain financial projections provided by Gatos management, as more fully described below in the section entitled Summary of Certain Unaudited Gatos Financial Projections.

Approach to Fairness Analysis

In support of its opinion, GenCap performed certain analyses on Gatos and the merger consideration, based on the methodologies and assumptions that GenCap considered appropriate in the circumstances for the purposes of providing its opinion. In the context of the opinion, GenCap considered the following principal approaches:

•	comparison of the value and premium which was implied by transaction value in comparison to the pre-announcement market capitalization and share price of Gatos (“Gatos Equity Valuation Analysis”);

•

comparison of the relative historical value which was implied by the offer exchange ratio to Gatos stockholders over various time periods including spot, 5-day average, 20-day average, and 30-day average (“Share Exchange Ratio Value Analysis”);

•

comparison of the price to net asset value (“P/NAV”) multiple paid by First Majestic for Gatos relative to the P/NAV multiple for Gatos prevailing at the time of the transaction as well as compared to Gatos’ peer group of companies (“Discounted Cash Flow & Market Multiples Analysis”); and,

•	comparison of the premium paid, which was implied by First Majestic’s offer to Gatos stockholders, to other relevant precedent transactions (“Precedent Transactions Analysis”).

For the purposes of GenCap’s analysis:

•

“FDITM Market Capitalization”, was calculated as the market value of the relevant company’s FDITM (see below) common equity based on its closing stock price as of September 4, 2024, which is referred to as “equity value”;

•

“Fully Diluted In-The-Money”, which is referred to as FDITM, was calculated as (i) basic outstanding shares of Gatos common stock and (ii) conversion of in-the-money outstanding options and warrants as disclosed in Gatos’ most recently reported quarter end, based on Gatos’ closing stock price as of September 4, 2024; and,

•

NAV, was calculated as the value of Gatos’ interest in the Cerro Los Gatos mine, as determined using a discounted cash flow analysis, plus the company’s net cash on hand as at the most recently reported quarter end and other applicable adjustments.

Gatos Equity Valuation Analysis

GenCap performed an implied equity valuation analysis to compare the valuation level of the transaction relative to the unaffected market valuation of Gatos’ shares.

Gatos Equity Valuation
FDITM Shares Outstanding:	(millions)	71.8
FDITM Market Capitalization:	($M)	$835
Transaction Value:	($M)	$973
Pre-announce Share Price:	($/sh)	$11.62
Transaction Share Price[1]:	($/sh)	$13.49
Premium to Pre-announce Share Price:	(%)	+16.1%

The transaction share price of $13.49 represented a premium of approximately 16.1% to Gatos’ share price of $11.62 prior to the announcement of the transaction.

Share Exchange Ratio Value Analysis

GenCap analyzed the implied value of the share exchange ratio being paid to Gatos stockholders relative to the implied value based on historical share prices of Gatos and First Majestic over various time periods selected.

As at September 4, 2024	Share Price First Majestic ($/sh)	Implied Value of 2.55 First Majestic Shares ($/sh)	Share Price Gatos ($/sh)	Offer Premium to Gatos (%)
Spot:	$5.29	$13.49	$11.62	+16.1%
5-Day Average:	$5.46	$13.93	$12.06	+15.4%
20-Day Average:	$5.46	$13.93	$12.02	+15.9%
30-Day Average:	$5.46	$13.93	$11.94	+16.6%

The offer exchange ratio of 2.55 First Majestic common shares per share of Gatos common stock represented a premium of approximately 15% – 17% to the historical share prices in the market over the above time periods shown.

Discounted Cash Flow & Market Multiples Analysis

In order to understand the underlying fundamental value of Gatos’ assets, GenCap performed a discounted cash flow (“DCF”) analysis [using the Gatos management projections set forth in the section entitled “[—“Summary of Certain Unaudited Gatos Financial Projections”]”. GenCap made certain adjustments to the inputs of the valuation model including the application of analyst consensus commodity prices and discount rates.

For the purposes of this analysis, GenCap identified a group of primary silver companies in the table below that were under $2.0 billion in enterprise value, had sufficient publicly available operational and/or financial metrics, including asset(s) currently in production, and shared similar business characteristics to Gatos based on its professional judgement, which are referred to as the “selected peer companies”.

GenCap recognized that none of the selected peer companies are directly comparable to Gatos, and that each of the selected peer companies is unique in terms of its size, asset location, asset quality, commodity mix and other characteristics. GenCap’s analysis was based on publicly available data and information for the selected peer companies as of September 4, 2024, and did not make any exclusions of companies, other than First Majestic and Gatos, that met the selection criteria.

Selected Silver Producers2

Company	Basic Market Cap. (US$M)	Net Debt / (Cash) (US$M)	Enterprise Value (US$M)	Key Asset Jurisdiction(s)	2024 Ag Prod. Guidance (Moz)	WACC (%)	Analyst P/NAV (ratio)
First Majestic	$1,595	$75	$1,670	Mexico, U.S.	9.2	10.7%	1.8x
Aya Gold & Silver	$1,320	$15	$1,335	Morocco	2.9	11.0%	0.9x
MAG Silver	$1,250	($95)	$1,155	Mexico	6.6	9.6%	1.1x
SilverCrest[3]	$1,145	($100)	$1,045	Mexico	10.2	10.8%	1.4x
Hochschild[3]	$1,100	$265	$1,365	Argentina, Peru	28.5	11.2%	0.7x
Gatos Silver	$805	($115)	$690	Mexico	6.2	15.5%	1.5x
Silvercorp	$750	($215)	$535	China, Ecuador	7.0	11.7%	0.7x
Endeavour Silver	$700	$5	$705	Mexico	5.6	12.0%	0.8x

Average (Excl. First Majestic & Gatos):						11.1%	0.9x

GenCap selected a discount rate of 5.0% based on the discount rate used among Gatos’ research analysts4 and commonly used across the precious metals sector. GenCap determined a valuation of 0.9x NAV, which excluded the valuation of both First Majestic and Gatos since such parties are parties to the transaction, was appropriate to use for the market valuation of Gatos based on GenCap’s knowledge and experience in estimating such metrics.

Using these selected inputs, GenCap calculated a Model NAV for Gatos of $8.07 per share through the DCF conducted.

Model NAV per Share @ 5.0%	($/sh)		$8.07
Peer P/NAV Multiple:	(ratio)	(10%)	0.9x	+10%
Implied Share Price:	($/sh)	$6.54	$7.26	$7.99
Transaction Share Price:	($/sh)		$13.49
Premium to Implied Share Price:	(%)	+106%	+86%	+69%

After applying the 0.90x P/NAV valuation derived from the peer analysis, this implied a market value of $7.26 per Gatos common stock. The transaction share price of $13.49, as calculated in the Gatos Equity Valuation Analysis section, represented an 86% premium to this implied share price level. GenCap also performed this analysis with a +10% / (10%) sensitivity to the market P/NAV multiple which determined an implied share price range of $6.54 - —$7.99 per Gatos common stock.

If Gatos’ weighted average cost of capital (“WACC”) of 15.5% were used to determine the Model NAV, the transaction premium range to the implied share price level would be even higher than those shown.

Precedent Transactions Analysis

In order to understand how the premium received by Gatos stockholders compares to other transactions in the precious metals sector, GenCap reviewed appropriate precedent transactions based on the following selected criteria: (i) greater than $150M in transaction value (with exceptions), (ii) production stage targets (with exceptions), and (iii) transactions announced in the three years prior to the date of GenCap’s opinion.

The information noted by GenCap with respect to the selected precedent transactions is summarized below:

Precedent Precious Metals Transactions

						Offer Premium:
Announce Date	Target	Acquirer	Primary Location	Transaction Value (US$M)	Trans. Value % of Acq.	Spot (%)	20-Day VWAP (%)
Apr-24	Reunion Gold	G Mining Ventures	Guyana	$595	84%	+32%	+32%
Apr-24	Karora Resources	Westgold Resources	Australia	$815	109%	+10%	+25%
Apr-23	Newcrest	Newmont	Global	$18,035	47%	+40%	+28%
Nov-22	Yamana Gold	PanAm & Agnico Eagle	Americas	$4,990	n.a.	+23%	+15%
Jul-22	55.7% Aris Gold	GCM Mining	Americas	$105	39%	+3%	(2%)
May-22	Nomad Royalty	Sandstorm Gold Royalties	Americas	$665	41%	+21%	+34%
Nov-21	Pretium	Newcrest	Canada	$2,800	17%	+23%	+29%
Nov-21	Golden Star Resources	Chifeng Jilong Gold	Ghana	$470	12%	+24%	+37%
Sep-21	Kirkland Lake	Agnico Eagle	Americas	$11,420	87%	(3%)	+2%
				Average (All):		+19%	+22%
				Median (All):		+23%	+28%
				Selected Average:		+17%	+20%
				Selected Median:		+16%	+27%

Within this table, GenCap highlighted the most applicable transactions where the value of the target represented approximately 40% or greater of the acquirer’s market capitalization, referred to as “selected transactions”. The transaction value represented approximately 61% of First Majestic’s market capitalization as of September 4, 2024.

In the selected transactions, the premiums received by targets ranged from approximately 15% to 25% on spot and 20-Day VWAP metrics. The premium received by Gatos stockholders, as calculated in the Share Exchange Ratio Value Over Time Analysis section, equaled approximately 16% on both a spot and 20-Day VWAP basis which was within the selected transactions range.

Footnotes:

[1]	Value of 2.55 First Majestic common shares on a spot basis
[2]	Minimum market capitalization of $700 million
[3]	2024 Ag production guidance reported on an AgEq basis (no Ag only production reported)
[4]	The majority (3 of 4) analysts that cover Gatos Silver utilized a 5.0% discount rate

Other Factors

In rendering its opinion, GenCap also reviewed and considered other factors, including the following (where applicable, the below information was current as of delivery of the opinion):

•	historical closing prices of shares of Gatos common stock for the 52-week period ended September 4, 2024 of $4.50 to $14.11 per share;

•	historical closing prices of shares of Gatos common stock between January 25, 2022 (date of reserves and resources overestimation press release) to September 4, 2024 of $2.23 to $14.11 per share;

•

Gatos stockholder cost of entry analysis based on the historical closing prices of shares of Gatos common stock between April 16, 2024 to September 4, 2024 of $9.41 to $14.11 per share, which refers to the time period in which the last turnover of Gatos’ public float of 46.9 million shares occurred (with a weighted average of $11.56 per share);

•	certain publicly available equity research analyst price targets for shares of Gatos common stock (discounted by 1-year at 5.0%) which ranged from $10.48 to $17.14 per share;

•

valuation analysis of the First Majestic common shares to be received by Gatos stockholders as merger consideration, which included an assessment of the key risks inherent in the share consideration being offered identified by Gatos management; and

•	trading liquidity analysis of both Gatos’ shares of common stock and First Majestic’s common shares.

General

In connection with the review of the transaction by the Gatos Special Committee, GenCap performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying GenCap’s opinion. In arriving at its opinion, GenCap considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, GenCap made its determination as to fairness on the basis of its experience and professional judgement after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Gatos, First Majestic, or the transaction.

GenCap prepared these analyses solely for the purpose of providing its opinion to the Gatos Special Committee as to the fairness, from a financial point of view, of the merger consideration to Gatos stockholders. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts or projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Gatos, First Majestic, GenCap or any other person assumes responsibility if future results are materially different from those forecasted.

The consideration to be paid pursuant to the transaction was determined through arm’s-length negotiations between Gatos and First Majestic and was approved by the Gatos board with the recommendation of the Gatos Special Committee thereof. GenCap did not recommend any specific amount of consideration to Gatos, the Gatos board or the Gatos Special Committee thereof, or state whether any specific amount of merger consideration constituted the only appropriate merger consideration for the transaction.

GenCap’s opinion was one of many factors taken into consideration by the Gatos board in making its determination to approve the merger agreement and should not be viewed as determinative of the views of the Gatos board with respect to the transaction. The foregoing summary does not purport to be a complete description of the analyses performed by GenCap in connection with the delivery of its fairness opinion to the Gatos Special Committee and is qualified in its entirety by reference to the written opinion of GenCap attached hereto as Annex C.

GenCap and its affiliates are engaged in financial advisory services for various persons and entities. GenCap and its affiliates and employees, and other entities in which they invest or have other economic interest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Gatos, First Majestic, any of their respective affiliates and third parties.

Pursuant to the terms of its engagement letter, GenCap provided the Gatos Special Committee with financial advisory services and a fairness opinion, described in this section and attached to this proxy statement/prospectus as Annex C, in connection with the transaction. Pursuant to the terms of its engagement letter, GenCap received a fee of $250,000 for rendering its opinion, no portion of which was conditional upon the conclusion of the opinion or the completion of the transaction. In addition, Gatos agreed to reimburse certain reasonable and documented out-of-pocket expenses and indemnify GenCap, and each of its directors, officers, employees, direct and indirect shareholders and those of its affiliated entities, against certain liabilities, including certain liabilities under applicable securities laws, that may arise out of its engagement. Except as otherwise described, GenCap has not provided services to Gatos, First Majestic, or their respective affiliates in the two years preceding the date of its opinion. In the future, GenCap may provide financial advisory, investment banking, or other financial services to Gatos, First Majestic, and their respective affiliates for which GenCap may receive compensation.

GenCap is a recognized advisory firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Summary of Certain Unaudited Gatos Financial Projections

In connection with the merger, Gatos management prepared certain unaudited financial and other projections with respect to each of Gatos (the “Gatos projections”), First Majestic (the “First Majestic projections”) and the combined company following the completion of the merger (the “combined pro forma projections” and, together with the Gatos projections and the First Majestic projections, the “projections”). The projections were provided to BofA Securities and GenCap, and they were instructed and approved by Gatos for their use and reliance with the consent of Gatos in connection with their separate financial analyses and fairness opinions, as described in the section entitled “The Merger— Opinions of Financial Advisors to Gatos” beginning on page [ ] of this proxy statement/prospectus.

Gatos did not prepare the projections with a view toward public disclosure or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The reports of the independent registered public accounting firms incorporated by reference or included in this proxy statement/prospectus relate to the historical financial information of Gatos and First Majestic. Such reports do not extend to the projections and should not be read to do so. Neither Gatos’ nor First Majestic’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or otherwise performed any procedures with respect to the projections, nor has any of them expressed any opinion or given any other form of assurance on the projections or the achievability of the results reflected in the projections, and none of them assumes any responsibility for, and each of them disclaims any association with, the projections. Consequently, the inclusion of the projections should not be regarded as an indication that the Gatos board, the Gatos Special Committee, Gatos management, Gatos, Gatos’ financial advisors, the First Majestic board, First Majestic management, First Majestic financial advisors or any recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

In developing the projections, Gatos management applied a number of hypothetical assumptions in respect of a number of future matters that impact the projections. The projections were calculated assuming a constant foreign exchange rate of 1.30 Canadian Dollar / 1.00 US Dollar and 20.00 Mexican Pesos / 1.00 US Dollar from 2025 and thereafter. In addition, the projections were calculated assuming the following commodity price assumptions:

	Gatos Price Assumptions
Prices presented in real terms(1):	2025E	2026E	2027E	2028E	2029E
Silver price (US$/oz)	$30.00	$28.00	$25.75	$25.00	$24.67
Gold price (US$/oz)	$2,350	$2,200	$2,100	$2,100	$2,017
Zinc price (US$/lb)	$1.22	$1.25	$1.27	$1.27	$1.24
Lead price (US$/lb)	$0.95	$0.95	$1.00	$1.03	$0.99
Copper price (US$/lb)	$4.59	$4.70	$4.42	$4.50	$4.36

The projections, and the assumptions, opinions and judgments applied in developing the projections, were based on Gatos management’s then best estimates and were not the subject of independent verification. The First Majestic projections were prepared by Gatos management based on certain First Majestic management projections, with certain adjustments by Gatos management and have not been reviewed, verified or approved by First Majestic. There can be no assurance that such assumptions, speculation, opinions or judgments are correct, or that the projections will be achieved. The projections for the combined company reflect estimates related to synergies which would be achieved following completion of the transaction. Based on this, the projections may not be an accurate representation of equivalent measures as at the date of this proxy statement/prospectus. Gatos can give no assurance that, had the projections been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar assumptions, estimates, opinions and judgments would be used.

The projections should be read in conjunction with the considerations described below under the section entitled “The Gatos Merger – Important Information About the Projections.”

The following table presents a summary of the Gatos projections.

	Gatos Projections for Joint Venture (US$ in millions, attributable and real basis(1))
Fiscal Year Ended December 31,	2025E	2026E	2027E	2028E	2029E
Revenue	$228	$212	$186	$179	$181
Operating Cash Flow(2)	$110	$107	$85	$84	$85
Free Cash Flow(3)	$76	$82	$54	$63	$60
Unlevered Free Cash Flow(4)	$66	$71	$41	$48	$43

(1)	Real basis means all projections are presented on the basis of 2024 dollar terms, without accounting for monetary inflation from 2025 onwards.
(2)	Operating Cash Flow is net cash provided (used) by operating activities. Excludes one time and non-recurring items.
(3)	Free Cash Flow is net cash provided (used) by operating activities less capital expenditures. Excludes one time and non-recurring items.
(4)

Unlevered Free Cash Flow is net cash provided (used) by unlevered operating activities less capital expenditures. Unlevered Free Cash Flow does not represent residual cash flows available for discretionary expenditures due to the fact that the measure deducts stock-based compensation expense and does not deduct the payments required for debt service and other contractual obligations.

The following table presents a summary of the adjusted First Majestic projections (based on First Majestic management projections, which were adjusted by Gatos management and have not been reviewed, verified or approved by First Majestic).

	First Majestic Projections (US$ in millions, attributable and real basis (1))
Fiscal Year Ended December 31,	2025E	2026E	2027E	2028E	2029E
Revenue	$694	$653	$599	$560	$530
Operating Cash Flow(2)	$217	$223	$208	$176	$166
Free Cash Flow(3)	$126	$128	$124	$92	$96
Unlevered Free Cash Flow(4)	($11)	$126	$104	$71	$73

(1)	Real basis means all projections are presented on the basis of 2024 dollar terms, without accounting for monetary inflation from 2025 onwards.
(2)	Operating Cash Flow is net cash provided (used) by operating activities. Excludes one time and non-recurring items.
(3)	Free Cash Flow is net cash provided (used) by operating activities less capital expenditures. Excludes one time and non-recurring items.
(4)

Unlevered Free Cash Flow is net cash provided (used) by unlevered operating activities less capital expenditures. Unlevered Free Cash Flow does not represent residual cash flows available for discretionary expenditures due to the fact that the measure deducts stock-based compensation expense and does not deduct the payments required for debt service and other contractual obligations.

The following table presents a summary of the combined pro forma projections.

	Combined Pro Forma Projections (US$ in millions, attributable and real basis (1))
Fiscal Year Ended December 31,	2025E	2026E	2027E	2028E	2029E
Revenue	$922	$866	$785	$740	$711
Operating Cash Flow(2)	$332	$339	$303	$270	$260
Free Cash Flow(3)	$207	$219	$187	$164	$165

(1)	Real basis means all projections are presented on the basis of 2024 dollar terms, without accounting for monetary inflation from 2025 onwards.
(2)

Operating Cash Flow is net cash provided (used) by operating activities. Operating Cash Flow includes potential synergies, excludes share-based payments, one time and non-recurring items and the impact of integration expenses, as projected by Gatos management.

(3)

Free Cash Flow is net cash provided (used) by operating activities less capital expenditures. Free Cash Flow includes potential synergies, excludes share-based payments, one time and non-recurring items and the impact of integration expenses, as projected by Gatos management.

Important Information About the Projections

Certain of the projections summarized above were not prepared in accordance with U.S. GAAP, including Operating Cash Flow, Free Cash Flow and Unlevered Free Cash Flow. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Gatos’ calculation of non-U.S. GAAP financial measures may differ from others in the industry and Operating Cash Flow, Free Cash Flow and Unlevered Free Cash Flow are not necessarily comparable with similar titles used by other companies. The non-U.S. GAAP financial measures were relied upon by Gatos’

financial advisors for purposes of their separate financial analyses and opinions. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-U.S. GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-U.S.

GAAP financial measures, which would otherwise require a reconciliation of a non-U.S. GAAP financial measure to a U.S. GAAP financial measure. Reconciliations of non-U.S. GAAP financial measures were not relied upon by Gatos’ financial advisors for purposes of their separate financial analyses and opinions. Accordingly, no reconciliation of the financial measures is included in this proxy statement/prospectus.

The summary of the projections is not being included in this proxy statement/prospectus to influence a stockholder’s decision whether to approve the proposals, but is being included to provide Gatos’ stockholders with the projections that were made available to Gatos’ financial advisors. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Gatos, First Majestic or any of their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered or now considers the projections to be necessarily predictive of actual future events or events which have occurred since the date of the projections, and the projections should not be relied upon as such. None of Gatos, First Majestic or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ materially from the projections. None of Gatos, First Majestic or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Gatos stockholder regarding the ultimate performance of Gatos, First Majestic or the pro forma combined company compared to the information contained in the projections or that the projections will be achieved.

The projections, while presented with numerical specificity, reflect numerous variables, estimates and assumptions as to future events made by Gatos management that such management believed were reasonable at the time the projections were prepared, taking into account the relevant information available to such management at the time of preparation. However, such variables, estimates and assumptions are inherently uncertain and beyond the control of Gatos management, including, among other things, Gatos’, First Majestic’s and the pro forma combined company’s future financial performance, industry performance and activity, general business, economic, regulatory, market and financial conditions and competition, as well as changes to the business, financial condition or results of operations of the company, including the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [ ] of this proxy statement/prospectus and the risks and uncertainties described in the section entitled “Risk Factors” beginning on page [ ] of this proxy statement/prospectus, any of which may cause the projections or their respective underlying assumptions to be inaccurate. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may change or may have changed since the date the projections were prepared. The projections also reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and further or future business developments. Gatos has not updated and, except as may be required by applicable law, does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which the projections were based are shown to be in error. There can be no assurance that the results reflected in any of the projections will be realized or that actual results will not materially vary from the projections. In addition, since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. No one has made or makes any representation to any stockholder or any other investor regarding the information included in the projections.

In light of the foregoing and the uncertainties inherent in the projections, and considering that the special meeting of Gatos stockholders will be held several months after the projections were prepared, stockholders and other investors are cautioned not to place undue, if any, reliance on the projections.

Board of Directors and Management after the Merger

Board of Directors

Under the merger agreement, subject to First Majestic’s corporate governance standards, including First Majestic’s satisfactory completion of its customary screening and evaluation procedures for directors, First Majestic has agreed to consider for appointment one director, mutually agreeable to Gatos and First Majestic, to be appointed as a director on the First Majestic board as of the effective date of the transaction, to serve until the next annual general meeting of First Majestic shareholders.

Management

Following the effective time, First Majestic will acquire control of Gatos, and the members of First Majestic’s executive management team following the effective time will remain the same unless communicated otherwise in due course.

Information about the current directors and senior management of Gatos can be found in the documents listed under the section entitled “Where You Can Find Additional Information” on page [●]. Information about the current directors and senior management of First Majestic can be found under the section below entitled “Management of First Majestic.”

Listing of First Majestic Common Shares

It is a condition to the completion of the merger that the First Majestic common shares issuable under the merger agreement are approved for listing on the NYSE, subject to official notice of issuance, and conditionally approved or authorized for listing on the TSX, subject only to customary listing conditions. Listing will be subject to First Majestic fulfilling all the applicable listing requirements of the NYSE and the TSX.

Delisting and Deregistration of Gatos Common Stock

If the transaction is completed, Gatos common stock will be delisted from the NYSE and the TSX and deregistered under the U.S. Exchange Act, and Gatos will cease to be a “reporting issuer” under applicable Canadian securities laws. As a result, Gatos will no longer be required to file periodic reports with the SEC or Canadian securities regulators with respect to Gatos common stock.

Gatos has agreed to cooperate with First Majestic and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE, the TSX and the SEC to delist the Gatos common stock from the NYSE and the TSX and to terminate its registration under the U.S. Exchange Act as promptly as practicable after the effective time.

Interests of Gatos’ Directors and Executive Officers in the Transaction

In considering the determination of the Gatos Special Committee to recommend, and the Gatos board to approve, the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that Gatos stockholders vote in favor of the merger, Gatos stockholders should be aware that executive officers and directors of Gatos may have interests in the merger that are different from, or in addition to, the interests of the Gatos stockholders. These interests may create potential conflicts of interest. The Gatos Special Committee and the Gatos board were aware of these interests and considered them, among other matters, in recommending and approving, as applicable, the merger agreement, the merger and the other transactions contemplated by the merger agreement. These interests are discussed below.

Change in Control Enhancements to Severance Entitlements under Existing Employment Agreements

Each executive officer of Gatos (other than Mr. Huerta) has entered into an employment agreement providing for certain enhancements to such executive officer’s severance payments and benefits if such executive is terminated in connection with a change in control of Gatos, as described below. Set forth below is a summary of the payments and benefits to which each executive officer of Gatos will be entitled to under his employment agreement if his employment is terminated without cause or if his employment terminates for good reason (in each case as defined in the executive officer’s employment agreement) within a certain period of time following or prior to a change in control (as defined in each executive officer’s employment agreement, which includes the merger).

If there is a change in control and (a) within one year following the change in control the executive officer’s employment is terminated without cause or the executive officer voluntarily terminates his employment for good reason or (b) within six months (or three months in the case of Mr. Yuhasz only) preceding the change in control the executive officer’s employment was terminated without cause and such termination occurred in anticipation of such change in control, the executive officer is entitled to (i) a lump sum payment in an amount equal to the sum of (x) 24 months of such executive’s base salary plus (y) a prorated annual bonus for the year in which the termination occurs, assuming target levels of achievement, and (z) for Messrs. Andres, Scott, van Niekerk, and Bodley, an amount equal to two (2) times the executive’s target annual bonus for the year of termination, and (ii) if the executive officer timely elects continuation coverage, Gatos payment of monthly premiums for his benefits, such that the executive pays active employee rates for coverage for him and his eligible dependents, during the 12 month period following the date of termination, subject to the executive officer’s continued eligibility for coverage.

In addition, for Mr. Andres, the 200,000 options granted at the commencement of his employment, which are fully vested, would be exercisable for a period of one year from the date of termination, and the 150,000 options granted at the commencement of his employment, which are fully vested, would, together with all other vested options remain exercisable until the earlier of (x) the date that is 180 calendar days following termination of employment or (y) the expiration of the original option.

Mr. Huerta’s employment agreement does not include benefits for termination events in connection with a change in control, although he is entitled to receive certain severance benefits if he is terminated without cause. In addition, each other executive officer is also entitled to certain lesser severance benefits than those described above upon a termination without cause or for good reason. In each case, receipt of severance payments and benefits are conditioned on the applicable executive executing a general release of claims in favor of Gatos.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Gatos’ directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six years following the effective time under directors’ and officers’ liability insurance policies from the surviving corporation.

Treatment of Gatos Equity Awards

Gatos Stock

Each outstanding share of Gatos common stock held by Gatos’ directors and executive officers will be converted into the right to receive a number of First Majestic common shares based on the exchange ratio. As of September 27, 2024, all of the Gatos directors and executive officers, as a group, owned 466,576 shares of Gatos common stock. For information regarding beneficial ownership of Gatos common stock by each of Gatos’ current directors, named executive officers and all directors and executive officers as a group, see the section entitled “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management of Gatos”.

Gatos Options

Each outstanding and unexercised Gatos option (whether vested or unvested) held by Gatos’ directors and executive officers will automatically be exchanged for an option to acquire a number of First Majestic common shares determined based on the exchange ratio, on the same terms and conditions as were applicable under such Gatos option immediately prior to the effective time of the merger. As of September 27, 2024, all of the Gatos directors and executive officers, as a group, owned 2,704,257 Gatos options.

Gatos DSUs

Each outstanding Gatos DSU held by Gatos’ non-employee directors will fully vest at the effective time of the merger and will settle in a number of First Majestic common shares determined based on the exchange ratio within 30 days of the closing date of the merger. As of September 27, 2024, all of the Gatos directors owned 304,560 Gatos DSUs.

Gatos PSUs

Each outstanding Gatos PSU held by Gatos’ executive officers (which only includes Messrs. Andres and Huerta), all of which were granted on December 17, 2021 are scheduled to vest following a three-year performance period based on the TSR of Gatos relative to a peer group over a three-year performance period beginning on December 17, 2021 and ending on December 17, 2024 and will settle for shares of Gatos common stock which will receive the same merger consideration as other Gatos stockholders for each share of Gatos common stock that they hold at the effective time of the merger. As of September 27, 2024, all of Gatos’ executive officers, as a group, would own 45,255 Gatos PSUs (assuming target performance at 150% payout on December 17, 2024 for the 55th percentile relative TSR versus constituents of the GDXJ).

Gatos RSUs

Each outstanding Gatos RSU held by Gatos’ executive officers will fully vest at the effective time of the merger and will settle in a number of First Majestic common shares determined based on the exchange ratio within 30 days of the closing date of the merger. As of September 27, 2024, all of Gatos’ directors and executive officers, as a group, owned 778,605 Gatos RSUs.

The foregoing amounts do not include additional grants to Gatos’ non-employee directors pursuant to its current director compensation policy, which are expected to be granted under the Gatos LTIP prior to the effective time of the merger, with a fair market value of $90,000, consisting of 50% Gatos options and 50% Gatos DSUs which shall be fully vested at the time of grant and will be treated in accordance with the outstanding equity awards as described above. In addition, the foregoing amounts do not include any equity awards which Gatos may make to its employees, including executive officers, under the Gatos LTIP no later than January 31, 2025, that are consistent with Gatos’ past practices.

Accounting Treatment of the Transaction

First Majestic prepares its financial statements in accordance with IFRS. The transaction is not within the scope of IFRS 3, Business Combinations (“IFRS 3”) because Gatos does not meet the definition of a business in accordance with IFRS 3. First Majestic will account for the transaction as an asset acquisition.

The unaudited pro forma financial information presented in this proxy statement/prospectus has been derived from the audited historical financial statements of First Majestic and Gatos as at and for the fiscal years ended December 31, 2023 and the six month period ended June 30, 2024. The unaudited pro forma condensed combined statement of financial position as at June 30, 2024 presents the financial positions of First Majestic and Gatos giving pro forma effect to the transaction as if the transaction occurred on June 30, 2024. The unaudited pro forma condensed combined statement of earnings (loss) for the year ended December 31, 2023 and for the six months ended June 30, 2024 present the results of operations of First Majestic and Gatos giving pro forma effect to the transaction as if the transaction occurred on January 1, 2023.

Regulatory Approval Required for the Transaction

As more fully described in this proxy statement/prospectus and subject to the terms and conditions of the merger agreement, First Majestic and Gatos have agreed to use their reasonable best efforts to make the appropriate filings under Mexico’s Federal Economic Competition Law (Ley Federal de Competencia Económica) (“Mexico’s antitrust law”) as soon as reasonably practicable and no later than 20 business days after the execution of the merger agreement and take, or cause to be taken, all actions that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement as promptly as practicable.

First Majestic and Gatos have agreed not to, and to cause their respective affiliates not to, take or cause to be taken any action that could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any governmental entity necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period; (ii) increase the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the merger agreement; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; (iv) materially delay or prevent the consummation of the transactions contemplated by the merger agreement; or (v) cause any of the parties’ representations, warranties or covenants in the Merger Agreement to become inaccurate or to be breached in any material respect or result in the failure of any condition to closing.

First Majestic has agreed to, and to cause its affiliates to, use reasonable best efforts to avoid or eliminate any legal impediments to the transactions contemplated by the Merger Agreement closing as soon as reasonably possible, including taking all actions requested or necessary to resolve any objections asserted by any governmental entity, except to the extent that such actions would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, results of operations or financial condition of First Majestic, its subsidiaries, Gatos and its subsidiaries, taken as a whole, which includes the divestiture of certain material properties of First Majestic.

Pursuant to Mexico’s antitrust law, consummation of the transactions contemplated by the merger agreement requires the approval of COFECE, an autonomous constitutional entity responsible for enforcing Mexico’s antitrust law, including reviewing and authorizing transactions, when applicable.

Notifications of the transaction were submitted to COFECE on October 2, 2024. COFECE has 10 business days from the date the notifications were submitted to issue a request for information (“RFI”), and the parties to such proceedings will have 10 business days to respond (subject to an extension of up to 10 additional business days upon prior request). Once the response to such RFI is fulfilled, COFECE will have 15 business days to issue a second RFI (subject to extension by COFECE of 40 additional business days, to a total of 55 business days, in complex cases), and the parties will have 15 business days to respond (subject to extensions of up to 15 business days (upon prior request of the notifying parties to COFECE).

COFECE will have 60 business days to review the transaction and issue a resolution from (i) the date on which the first RFI is fulfilled, (ii) if a second RFI is submitted, the date on which the second RFI is fulfilled, or (iii) if no RFI is submitted, the date notifications of the transaction were submitted to COFECE. Further, in complex cases, COFECE can extend the review period for up to 40 additional business days.

If COFECE identifies competition concerns to the parties, the parties will have the opportunity, at any point after the initial notification is submitted and before the review process has been completed, to offer conditions on which approval by COFECE will be contingent, provided that under the terms of the merger agreement, First Majestic is not obligated to agree to any conditions requiring the mandatory divesture of certain of First Majestic’s material properties. If such conditions are offered, the term for COFECE to issue a resolution will be restarted. If COFECE does not issue a resolution within the relevant review period (including any extension, if applicable) the transaction will be deemed approved. Failure to obtain clearance from COFECE precludes the parties from closing the transaction in Mexico. The statutory review periods have not yet commenced in this jurisdiction.

First Majestic and Gatos are not currently aware of any material consents or other filings that are required prior to the combination of First Majestic and Gatos, other than those described in this proxy statement/prospectus.

Although First Majestic and Gatos believe that they will receive the required authorizations and approvals described herein, there can be no assurance as to the timing of these consents and approvals, First Majestic’s or Gatos’ ultimate ability to obtain such consents or approvals (or any additional consents or approvals that may otherwise become necessary), or the conditions or limitations that such approvals may contain or impose.

For more information see the sections of this proxy statement/prospectus entitled “The Merger Agreement- Conditions to the Completion of the Merger” and “The Merger Agreement-Regulatory Filings and Efforts; Other Actions,” on pages [●] and [●], respectively.

First Majestic Shareholder Approval

The number of First Majestic common shares to be issued to the Gatos stockholders under the merger exceeds 25% of First Majestic’s current outstanding common shares. Accordingly, pursuant to the rules of the TSX and the NYSE, First Majestic requires shareholder approval of at least a majority of the votes cast to approve the share issuance. First Majestic will therefore hold a special meeting of First Majestic shareholders, expected to take place on [●], 2024 for the purpose of seeking the approval of the issuance of the First Majestic common shares by a simple majority of the votes cast by First Majestic shareholders present in person or by proxy at such meeting and entitled to vote.

No Appraisal Rights

Because the Gatos common stock is listed on the NYSE and the TSX as of the record date for the Gatos special meeting and Gatos stockholders are solely receiving First Majestic common shares, (and cash in lieu of fractional common shares) as merger consideration in exchange for their Gatos common stock, and as a condition to closing the transaction, such First Majestic common shares must be approved for listing on the NYSE, subject to official notice of issuance, and conditionally approved or authorized for listing on the TSX (subject to only customary listing conditions), no appraisal rights are available under Section 262 of the DGCL with respect to the merger.

Fees, Costs and Expenses

Except as set forth in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, whether or not the merger is consummated, except that each of First Majestic and Gatos shall bear and pay one-half the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties in connection with: (i) the filing, printing and mailing costs of this proxy/statement prospectus and First Majestic’s Information Circular prepared for the First Majestic shareholder meeting (including fees payable to the SEC, the NYSE or the TSX associated with filing such documents), and (ii) payments required to be made to a governmental entity for the appropriate filings under Mexico’s antitrust laws.

Restrictions on Resales of First Majestic Common Shares Received in the Transaction

First Majestic common shares to be issued to Gatos stockholders in connection with the transaction will be freely transferable, except for First Majestic common shares issued to any stockholder deemed to be an “affiliate” of First Majestic for purposes of U.S. federal securities law. First Majestic common shares to be issued to Gatos stockholders in connection with the transaction will not be legended and may be resold in Canada through registered dealers provided that (i) the trade is not a “control distribution” as defined in National Instrument 45-102—Resale of Securities of the Canadian Securities Administrators, (ii) no unusual effort is made to prepare the market or to create a demand for the First Majestic common shares, (iii) no extraordinary commission or consideration is paid to a person in respect of such sale, and (iv) if the selling security holder is an insider or officer of First Majestic, as the case may be, the selling security holder has no reasonable grounds to believe that First Majestic is in default of applicable Canadian securities laws.

Exchange of Shares in the Merger

Upon completion of the merger, each issued and outstanding share of Gatos common stock, other than shares held by Gatos or owned by First Majestic, or any direct or indirect subsidiary of Gatos or First Majestic, will be converted into the right to receive 2.55 First Majestic common shares.

Prior to the effective time of the merger, First Majestic will appoint, with Gatos’ prior approval, an exchange agent to handle the exchange of shares of Gatos common stock for merger consideration. Prior to the effective time, First Majestic will, on behalf of merger sub, deposit or cause to be deposited with the exchange agent in trust for the benefit of holders of shares of Gatos common stock, (i) evidence of First Majestic common shares in book-entry form representing the number of First Majestic common shares sufficient to deliver the aggregate merger consideration deliverable in respect of Gatos common stock; and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate fractional share consideration and, from time to time when payable, any dividends or other distributions on First Majestic common shares in accordance with the merger agreement.

Gatos stockholders will not receive any fractional First Majestic common shares in the merger. Instead, a stockholder of Gatos who otherwise would have received a fractional First Majestic common share will be entitled to receive, from the exchange agent appointed by First Majestic pursuant to the merger agreement, a cash payment without interest, rounded to the nearest cent, in lieu of such fractional share equal to the fractional share interest to which such stockholder would otherwise be entitled (after taking into account all shares of Gatos common stock exchanged by such stockholder and rounded to the nearest cent).

As soon as reasonably practicable after the effective time and not later than five business days following the effective time, First Majestic will cause the exchange agent to mail to each holder of record of shares of Gatos common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal with respect to book-entry shares (to the extent applicable) and certificates, and instructions for use in effecting the surrender of book-entry shares or certificates in exchange for the merger consideration.

On the surrender of certificates (or effective affidavits of loss in lieu of a certificate) or book-entry shares to the exchange agent, together with a duly completed and validly executed letter of transmittal, or, in the case of book- entry shares, receipt of an “agent’s message” by the exchange agent, and such other documents as may customarily be required by the exchange agent, the holder of such certificates (or effective affidavits of loss in lieu thereof) or book- entry shares will be entitled to receive in exchange the merger consideration, together with any fractional share cash amount and any dividends or other distributions payable with respect to such shares following the effective time. No interest will be paid or accrued on any amount payable on due surrender of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares.

First Majestic, merger sub and their respective agents (including the exchange agent) are entitled to deduct and withhold any applicable taxes from any merger consideration that would otherwise be payable pursuant to the merger agreement.

After the effective time of the merger, Gatos will not register any transfer of the shares of the Gatos common stock.

First Majestic shareholders need not take any action with respect to their share certificates or other interest in First Majestic common shares.

Dividend Policy

The declaration of dividends by First Majestic is at the sole discretion of the First Majestic board and is considered quarterly. The current policy of First Majestic is to make quarterly dividend payments of approximately 1% of First Majestic’s net revenue whereby the quarterly dividend per common share is targeted to equal approximately 1% of First Majestic’s net revenue for such quarter divided by the number of First Majestic’s common shares outstanding on the record date for the dividend. The merger agreement does not restrict the payment of dividends consistent with such policy. Subject to the terms of the merger agreement, which requires the approval of Gatos to any other dividend declared by First Majestic prior to the effective time or termination of the merger agreement, First Majestic may declare additional dividends in excess of quarterly dividends during the year, as the First Majestic board may determine from time to time.

The amount and frequency of future cash dividends paid by First Majestic if any, is subject to the discretion of the board of directors and may vary depending on a variety of factors and conditions existing from time to time, including, among other things, First Majestic’s then current financial position, profitability, cash flow, debt covenant compliance, operating costs, foreign exchange rates, and the satisfaction of the liquidity and solvency tests imposed by applicable laws for the declaration and payment of dividends. Depending on these and various other factors, many of which are beyond the control of First Majestic, future cash dividends could be reduced or suspended entirely or made less frequently. No assurances can be made that any future dividends will be declared and/or paid. The market value of the First Majestic common shares may deteriorate if cash dividends are reduced or suspended.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of material U.S. federal income tax consequences applicable to a U.S. Holder (as defined below) arising from the exchange of Gatos common stock for First Majestic common shares pursuant to the merger and the ownership and disposition of First Majestic common shares received pursuant to the merger and to a Non-U.S. Holder (as defined below) arising from the exchange of Gatos common stock for First Majestic common shares pursuant to the merger. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder or Non-U.S. Holder. In addition, this summary assumes that the merger will be consummated in accordance with the merger agreement and as further described in this Form F-4.

This summary does not take into account the individual facts and circumstances of any particular U.S. Holder or Non-U.S. Holder that may affect the U.S. federal income tax consequences to such holder (as discussed below under “—Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed”), including specific tax consequences to a holder under an applicable tax treaty. This summary does not address the alternative minimum tax and the Medicare contribution tax on net investment income as well as any U.S. federal estate and gift, U.S. state and local and non-U.S. tax consequences to holders of the receipt of First Majestic common shares pursuant to the transaction and the ownership and disposition of such First Majestic common shares received pursuant to the transaction. Except as specifically set forth below, this summary does not discuss applicable U.S. federal income tax reporting requirements. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any holder. Each holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences of the merger and the ownership and disposition of First Majestic common shares received pursuant to the merger.

This summary does not discuss the U.S. federal income tax consequences of the merger to holders of Gatos Options, Gatos DSUs, Gatos PSUs, or Gatos RSUs with respect to such securities. Holders of Gatos Options, Gatos DSUs, Gatos PSUs, or Gatos RSUs should consult their own tax advisors regarding the tax consequences of the merger to them in light of their own personal circumstances.

THIS SUMMARY IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSIDERATIONS RELATING TO THE MERGER FOR A HOLDER OF GATOS COMMON STOCK MAY BE COMPLEX AND WILL DEPEND ON SUCH HOLDER’S SPECIFIC SITUATION AND FACTORS NOT WITHIN GATOS’ OR FIRST MAJESTIC’S CONTROL. ALL HOLDERS OF GATOS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGER AND THE OWNERSHIP AND DISPOSITION OF

FIRST MAJESTIC COMMON SHARES RECEIVED PURSUANT TO THE MERGER, IN EACH CASE, FOR THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF TAX REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, U.S. STATE OR LOCAL, NON-U.S.  OR OTHER TAX LAWS.

Scope of This Disclosure

Authorities

This summary is based on the Code, final and temporary U.S. Treasury Regulations promulgated thereunder, published rulings of the U.S. Internal Revenue Service (“IRS”), published administrative positions of the IRS, the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this Form F-4. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a prospective or retroactive basis which could affect the U.S. federal income tax consequences described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the merger or the ownership and disposition of First Majestic common shares received pursuant to the merger. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Gatos common stock (or, after the merger, First Majestic common shares) participating in the merger, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) for all substantial decisions or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Gatos common stock who is neither a U.S. Holder nor an entity classified as a partnership for U.S. federal income tax purposes.

Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences of the merger or the ownership and disposition of First Majestic common shares received pursuant to the merger to holders of Gatos common stock that are subject to special provisions under the Code, including holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Gatos common stock (or after the merger, First Majestic common shares) as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquired Gatos common stock in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Gatos common stock (or after the merger, First Majestic common shares) other than as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) own, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding Gatos common stock (or after the merger, First Majestic common shares), except for the discussion below with respect to a 5% U.S. Holder under “—Exchange of Gatos Common Stock for First Majestic Common Shares”; (i) are subject to special tax accounting rules in respect of the Gatos common stock (or after the merger, First Majestic common shares); (j) are controlled foreign corporations and passive foreign investment companies and shareholders of such corporations; (k) are corporations that accumulate earnings to avoid U.S. federal income tax; (l) are Non-U.S. Holders which are corporations organized outside the U.S., any state thereof or the District of Columbia that are nonetheless treated as U.S. corporations for U.S. federal income tax purposes; (m) are U.S. Holders that hold Gatos common stock (or after the merger, First Majestic common shares) in connection with a trade or business, permanent establishment or fixed base outside the United States; (n) are former citizens or long-term residents of the United States; (o) are partnerships and other pass-through entities treated as partnerships for U.S. federal income tax purposes and owners of such entities; (p) are “S” corporations (and shareholders therein); and (q) acquired Gatos common stock by gift or inheritance. Holders that are subject to special provisions under the Code, including those holders described immediately above, should consult their own tax advisors regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences relating to the transaction and the ownership and disposition of First Majestic common shares received pursuant to the transaction.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Gatos common stock (or after the merger, First Majestic common shares), the U.S. federal income tax consequences to such partnership and the partners of such partnership of participating in the merger and the ownership and disposition of First Majestic common shares received pursuant to the merger generally will depend on the activities of the partnership, the status of such partners and certain determinations made at the partner level. This summary does not address the tax consequences of any such partnership or partner (or owner). Accordingly, partnerships holding Gatos common stock (or after the merger, First Majestic common shares) and the partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger and the ownership and disposition of First Majestic common shares received pursuant to the merger.

U.S. Federal Income Tax Treatment of the Merger

Gatos and First Majestic intend that, for U.S. federal income tax purposes, (i) the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (ii) the merger does not result in the recognition of gain to a holder of Gatos common stock under Section 367(a) of the Code as a result of certain requirements set forth in the U.S. Treasury Regulations promulgated thereunder being satisfied (other than for any U.S. Holder of Gatos common stock that will be a 5% U.S. Holder (as defined below under “—Exchange of Gatos Common Stock for First Majestic Common Shares”) that does not enter into a five-year “gain recognition agreement” as provided under Section 1.367(a)-8 of the U.S. Treasury Regulations (a “GRA”), as further discussed below under “—Exchange of Gatos Common Stock for First Majestic Common Shares”). The obligation of Gatos to complete the merger is conditioned upon the receipt of an opinion, dated as of the closing date, from White & Case LLP (or other legal counsel selected by Gatos), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger qualifies for the Intended Tax Treatment. This opinion will be based on representations, warranties and covenants contained in representation letters provided by First Majestic and Gatos and on customary factual assumptions, all of which must be consistent with the state of existing facts as of the effective time of the merger.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court. Neither Gatos nor First Majestic has sought, and will not seek, a ruling from the IRS regarding any matters relating to the merger. Accordingly, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the Intended Tax Treatment or any of the conclusions set forth below. In addition, if any of the assumptions, representations or covenants upon which the opinion is based are incorrect, incomplete, inaccurate or inconsistent with the actual facts existing as of the effective time of the merger, the validity of the opinion may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described in this summary.

Furthermore, if certain requirements under Section 367(a) of the Code and the U.S. Treasury Regulations promulgated thereunder are not satisfied, the U.S. federal income tax consequences of the merger could also differ materially from those described in the summary below, and U.S. Holders may be required to recognize the full amount of any gain, but not loss, on their exchange of Gatos common stock for First Majestic common shares.

The following discussion assumes that the merger qualifies for the Intended Tax Treatment and that certain requirements under Section 367(a) of the Code and the U.S. Treasury Regulation promulgated thereunder are expected to be satisfied.

Tax Consequences to U.S. Holders

Certain U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

Exchange of Gatos Common Stock for First Majestic Common Shares

Subject to the discussion below with respect to a 5% U.S. Holder (as defined below), a U.S. Holder that exchanges its Gatos common stock for First Majestic common shares in the merger generally will not recognize any gain or loss as a result of the merger, except with respect to cash, if any, received in lieu of a fractional First Majestic common share (as discussed below under “—Cash in Lieu of Fractional Shares”). The U.S. Holder will have an adjusted tax basis in the First Majestic common shares (including any fractional First Majestic common shares) received equal to the adjusted tax basis of the Gatos common stock surrendered by that U.S. Holder in the merger. The holding period for the First Majestic common shares (including any fractional First Majestic common shares) received will include the holding period for the Gatos common stock surrendered therefor. U.S. Holders who hold Gatos common stock with differing bases or holding periods should consult their own tax advisors with regard to identifying the bases or holding periods of the particular shares of First Majestic common stock received in the merger.

Because First Majestic is not a U.S. corporation for U.S. federal income tax purposes, U.S. Holders that own, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding First Majestic common shares immediately after the exchange of their Gatos common stock pursuant to the merger (a “5% U.S. Holder”) will be required to enter into a GRA and certain other conditions must be met for such 5% U.S. Holder to benefit from the merger qualifying for the Intended Tax Treatment and not currently recognizing gain under Section 367(a) of the Code as a result of the merger, except with respect to cash, if any, received in lieu of fractional First Majestic common shares (as discussed below under “—Cash in Lieu of Fractional Shares”). Pursuant to the GRA, such 5% U.S. Holder will agree to recognize the gain realized but not recognized in the merger if a specified gain recognition event (a triggering event) occurs within a five-year period after the merger and no exception to gain recognition applies with respect to such triggering event.

If a 5% U.S. Holder does not enter into a GRA, the exchange of its Gatos common stock for First Majestic common stock in the merger will be a taxable transaction with respect to such 5% U.S. Holder in which such 5%

U.S. Holder generally will recognize gain (but not any loss) measured by the difference between the fair market value of the First Majestic common shares received in the Merger and such 5% U.S. Holder’s adjusted tax basis in the Gatos common stock surrendered in the merger. Any such gain must be calculated separately for each block of Gatos common stock exchanged by such 5% U.S. Holder if such blocks were acquired at different times or for different prices. Any such gain recognized generally will be capital gain, and generally will be long-term capital gain if such 5% U.S. Holder’s holding period in a particular block of Gatos common stock is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. Such 5% U.S. Holder’s tax basis in the First Majestic common shares received in the merger generally will be equal to the fair market value of such shares as of the effective time of the merger, and such 5% U.S. Holder’s holding period in such First Majestic common shares will begin on the day following the closing date. 5% U.S. Holders should consult their own tax advisors regarding the application of Section 367(a) of the Code, including GRAs.

Cash in Lieu of Fractional Shares

No fractional First Majestic common shares will be issued to a U.S. Holder of Gatos common stock in connection with the merger. A U.S. holder that receives cash in lieu of fractional First Majestic common shares as a part of the merger generally will be treated as having received the fractional share pursuant to the merger and then as having sold such fractional share for cash. As a result, the U.S. Holder generally will recognize capital gain or loss measured by the difference between the amount of cash received for such fractional First Majestic common share and the portion of the U.S. Holder’s tax basis in the shares of Gatos common stock surrendered that is allocated to such fractional First Majestic common share. Such capital gain or loss will generally be long -term capital gain or loss if the U.S. Holder’s holding period in such fractional First Majestic common shares deemed to be received (including the U.S. Holder’s holding period for the shares of Gatos commons stock surrendered therefor) is more than one year as of the date of the merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. U.S. Holders that acquired different blocks of Gatos common stock at different times or different prices should consult their own tax advisor regarding the manner in which gain or loss should be determined in their specific circumstances.

U.S. Tax Considerations to U.S. Holders Relevant to the Ownership and Disposition of First Majestic Common Shares After the Merger

The following discussion is subject in its entirety to the rules described below under the heading “— Passive Foreign Investment Company Rules”.

Distributions on First Majestic Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a First Majestic common share will be required to include the amount of such distribution in gross income as a dividend on the date actually or constructively received (without reduction for any Canadian income tax withheld from such distribution) to the extent of First Majestic’s current or accumulated “earnings and profits”, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of First Majestic, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the First Majestic common shares and thereafter as gain from the sale or exchange of such First Majestic common shares (see discussion below under “—Sale or Other Taxable Disposition of First Majestic Common Shares” below). However, because First Majestic may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, each U.S. Holder may be required to assume that any distribution by First Majestic with respect to the First Majestic common shares will be taxable to U.S. Holders as dividends for U.S. federal income tax purposes. Dividends received on First Majestic common shares generally will not be eligible for the “dividends received deduction” allowed to corporate U.S. Holders in respect of dividends received from other U.S. domestic corporations. Subject to applicable limitations and provided First Majestic is eligible for the benefits of the Convention or the First Majestic common shares are readily tradable on an established securities market in the United States, dividends paid by First Majestic to non-corporate U.S. Holders generally will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that First Majestic not be classified as a PFIC (as defined below) in the tax year of the distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of First Majestic Common Shares

Upon the sale or other taxable disposition of First Majestic common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s adjusted tax basis in such First Majestic common shares sold or otherwise disposed of. Gain or loss recognized on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the First Majestic common shares have been held for more than one year.

Preferential U.S. federal income tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

If First Majestic were to constitute a “passive foreign investment company” under Section 1297 of the Code (a “PFIC”) for any tax year during a U.S. Holder’s holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the ownership and disposition of First Majestic common shares, as discussed below. If First Majestic were a PFIC for any tax year during which a U.S. Holder owned First Majestic common shares, First Majestic would generally continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding tax years during which such U.S. Holder held First Majestic common shares, even if First Majestic ceased to meet the threshold requirements for PFIC status.

First Majestic will be a PFIC if, for a tax year, (a) 75% or more of the gross income of First Majestic for such tax year is passive income (the “income test”) or (b) 50% or more of the value of First Majestic’s assets either produce passive income or are held for the production of passive income (the “asset test”), based on the quarterly average of the fair market value of such assets. “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In addition, for purposes of the PFIC income test and asset test described above, if First Majestic owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, First Majestic will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

First Majestic believes that it was not a PFIC for its most recently completed tax year and, based on current business plans and financial expectations, First Majestic expects that it should not be a PFIC for its current tax year. No opinion of legal counsel or ruling from the IRS concerning the status of First Majestic as a PFIC has been obtained or is currently planned to be requested. PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that First Majestic has never been, is not, and will not become a PFIC for any tax year during which U.S. Holders hold First Majestic common shares.

Under certain attribution rules, if First Majestic is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of First Majestic which is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC or (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

If First Majestic were a PFIC in any tax year and a U.S. Holder held First Majestic common shares, such U.S Holder generally would be subject to special rules under Section 1291 of the Code with respect to “excess distributions” made by First Majestic on the First Majestic common shares and with respect to gain from the disposition of First Majestic common shares. An “excess distribution” generally is defined as the excess of distributions with respect to the First Majestic common shares received by a U.S. Holder in any tax year over 125% of the average annual distributions such U.S. Holder has received from First Majestic during the shorter of the three preceding tax years, or such U.S. Holder’s holding period for the First Majestic common shares, as applicable. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the First Majestic common shares ratably over its holding period for the First Majestic common shares. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

If First Majestic is considered a PFIC for a tax year, certain elections may be available that would result in alternative treatments (such as mark-to-market treatment, as discussed below) of First Majestic common shares. U.S. Holders should consult their own tax advisors to determine whether any of these alternative treatments would be available if First Majestic were to be considered a PFIC for a tax year and, if so, what the consequences of the alternative treatments would be in their particular circumstances and regarding the application of the PFIC rules. However, U.S. Holders should be aware that, for each tax year, if any, that First Majestic is a PFIC, First Majestic can provide no assurances that it will satisfy the record keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a qualified electing fund election (a “QEF Election”) under Section 1295 of the Code with respect to First Majestic or any Subsidiary PFIC.

Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the Securities Exchange Commission or on the national market system established under Section 11A of the Securities and Exchange Act of 1934; or (ii) they are “regularly traded” on any exchange or market that the U.S. Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that the First Majestic common shares, which are expected to be listed on the NYSE and the TSX, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that First Majestic common shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, a U.S. Holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted tax basis at the end of the taxable year. These amounts of ordinary income would not be eligible for the preferential U.S. federal income tax rates applicable to qualified dividend income or long-term capital gains, as described above under “—Distributions on First Majestic Common Shares” and “—Sale or Other Taxable Disposition of First Majestic Common Shares,” respectively. A U.S. Holder may treat as ordinary loss any excess of the adjusted tax basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of First Majestic common shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election applies for the taxable year in which the election was made and for each subsequent taxable year unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. Holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of a Subsidiary PFIC that is non-marketable.

Certain additional adverse rules may apply with respect to a U.S. Holder if First Majestic is a PFIC, regardless of whether the U.S. Holder makes a QEF Election or mark-to-market election. These rules include special rules that apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to these special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit.

In any tax year in which First Majestic is classified as a PFIC, U.S. Holders generally may be required to file an annual report (an IRS Form 8621) with the IRS containing such information as U.S. Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the statute of limitations during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

U.S. Holders should consult with their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of First Majestic common shares, and the availability of certain U.S. tax elections under the PFIC rules.

Additional Tax Considerations for U.S. Holders

Foreign Tax Credits

Dividends paid on the First Majestic common shares will be treated as foreign-source income that generally will be treated as “passive category income” or “general category income” for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other taxable disposition of the First Majestic common shares generally will be U.S. source gain or loss. The Code applies various complex limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers. In addition, U.S. Treasury Regulations that apply to taxes paid or accrued (the “Foreign Tax Credit Regulations”) impose additional requirements for non-U.S. withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has recently released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations.

Subject to the PFIC Rules and the Foreign Tax Credit Regulations, each as discussed above, a U.S. Holder that pays (whether directly or through withholding) non-U.S. income tax in connection with the ownership or disposition of First Majestic common shares may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such non-U.S. income tax paid. Subject to certain limitations, a credit will generally reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all creditable non-U.S. taxes paid (whether directly or through withholding) by a U.S. Holder during a tax year. The foreign tax credit rules are complex, and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Receipt of Foreign Currency

The amount of any distribution or proceeds paid in Canadian dollars to a U.S. Holder in connection with the ownership of First Majestic common shares, or on the sale or other taxable disposition of First Majestic common shares, or any Canadian dollars received in connection with the merger, will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the spot rate of exchange in effect on the date of actual or constructive receipt of the distribution or proceeds, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the distribution or proceeds. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the Canadian dollars equal to its U.S. dollar value on the date of receipt. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. -source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash received in connection with the merger and with respect to dividends on First Majestic common shares and the proceeds from the sale or other taxable disposition of First Majestic common shares. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a U.S. Holder who (i) furnishes a correct taxpayer identification number and certifies the U.S. Holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (ii) certifies the U.S. Holder is otherwise exempt from backup withholding. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. Holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the U.S. Holder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. In the event of backup withholding, U.S. Holders should consult with their own tax advisors to determine if they are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

A U.S. Holder that receives First Majestic common shares in the merger that is considered a “significant holder,” will be required (1) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the transaction, including its tax basis in, and the fair market value of, the Gatos common stock that such U.S. Holder surrendered, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is a holder that, immediately before the transaction, (a) owned at least 5.0% (by vote or value) of the outstanding stock of Gatos, or (b) owned securities of Gatos with a tax basis of $1.0 million or more.

Certain U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders

Tax Consequences of the Transaction

In general, a Non-U.S. Holder that exchanges its Gatos common stock for First Majestic common shares in the merger will be subject to the same rules applicable to U.S. Holders as discussed above under “Certain U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” (other than with respect to the discussion regarding Section 367(a) of the Code), except that a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the merger unless:

•

such gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which such gain is recognized and certain other conditions are met; or

•	Gatos common stock constitutes a “United States real property interest” (“USRPI”) by reason of Gatos’s status as a “United States real property holding corporation” (“USRPHC”) for U.S.

federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held Gatos common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate) on its effectively connected earning and profits for the taxable year, subject to certain adjustments.

A Non-U.S. Holder described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax (or lower applicable treaty rate). Non-U.S. Holders should consult their own tax advisors regarding possible eligibility for benefits under income tax treaties and the availability of U.S. -source capital losses to offset gain described in the second bullet point.

With respect to the third bullet point above, Gatos does not believe it is, or during the period of time referred to in such bullet point has been, a USRPHC, and will deliver to First Majestic in connection with the merger a certificate stating that Gatos common stock is not a USRPI. Even if Gatos is or were to become a USRPHC, gain arising from the surrender of Gatos common stock by a Non-U.S. Holder in the merger will not be subject to U.S. federal income tax if Gatos common stock are “regularly traded,” as defined by applicable U.S. Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of Gatos’ common stock throughout the shorter of the five-year period ending on the date of the merger.

Information Reporting and Backup Withholding

The exchange of the First Majestic common shares in exchange for Gatos common stock by a Non-U.S. Holder pursuant to the merger generally will be subject to information reporting if made within the United States or through certain U.S.-related financial intermediaries. Information returns are required to be filed with the IRS and copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

A Non-U.S. Holder may be subject to backup withholding for U.S. federal income tax purposes on any cash received in connection with the merger if the Non-U.S. Holder fails to provide certification of exempt status or a correct U.S. taxpayer identification number and otherwise comply with the applicable backup withholding requirements. The current backup withholding rate is 24%. Generally, a Non-U.S. Holder will not be subject to backup withholding if it provides a properly completed and executed appropriate IRS Form W-8. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided certain information is timely filed with the IRS.

Certain Canadian Federal Income Tax Consequences

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable under the Canadian Tax Act to a beneficial owner of Gatos common stock who disposes, or is deemed to have disposed, of Gatos common stock pursuant to the transaction and who, for the purposes of the Canadian Tax Act and at all relevant times, (i) deals at arm’s length with and is not affiliated with First Majestic, merger sub or Gatos; and (ii) holds all Gatos common stock, and will hold all First Majestic common shares acquired pursuant to the transaction (collectively, the “Securities”) as capital property (a “Holder”). Generally, the Securities will be considered to be capital property to a Holder for purposes of the Canadian Tax Act, provided that the Holder does not use or hold those Securities in the course of carrying on a business and has not acquired such Securities as part of an adventure or concern in the nature of trade.

This summary is based on the description of the transaction set out in this proxy statement/prospectus, the current provisions of the Canadian Tax Act and the regulations made thereunder, relevant jurisprudence, and counsel’s understanding of the current administrative policies of the Canada Revenue Agency (the “CRA”) published in writing and publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that all Tax Proposals will be enacted in the form proposed; however, no assurances can be given that the Tax Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the transaction, or to the holding or disposition of First Majestic common shares. The income and other tax consequences of acquiring, holding or disposing of securities will vary depending on a Holder’s particular status and circumstances, including the country, province or territory in which the Holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. No representations are made with respect to the income tax consequences to any particular Holder. Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that the transaction may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult their own tax advisors with respect to the income tax consequences of the transaction in their particular circumstances, including the application and effect of the income and other tax laws of any applicable country, province, state or local tax authority.

Application

This summary is not applicable to a Holder: (i) that is a “financial institution” (as defined in the Canadian Tax Act) for the purposes of the “mark-to-market property” rules, (ii) that is a “specified financial institution,” (as defined in the Canadian Tax Act) (iii) an interest in which would be a “tax shelter investment,” (as defined in the Canadian Tax Act) (iv) that has elected to determine its “Canadian tax results” (as defined in the Canadian Tax Act) in a currency other than Canadian currency, (v) that has entered or will enter into, in respect of any Securities, a “derivative forward agreement” or a “synthetic disposition arrangement,” (each as defined in the Canadian Tax Act) (vi) that is a partnership, or (vii) in respect of which Gatos is a “foreign affiliate” (as defined in the Canadian Tax Act), or (viii) that is exempt from tax under Part I of the Canadian Tax Act. Any such Holders should consult their own tax advisors with respect to the particular Canadian federal income tax consequences to them of the transaction and of the holding or disposition of First Majestic common shares.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada and is, or becomes, or does not deal at arm’s length for purposes of the Canadian Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or series of transactions or events that includes the acquisition of First Majestic common shares, controlled by a non-resident person, or if no single non-resident person has or acquires control, by a group of non-resident persons not dealing with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Canadian Tax Act. Such Holders should consult their own tax advisors.

This summary does not address issues relevant to Gatos stockholders who acquired their Gatos common stock on the exercise of an employee stock option or pursuant to another employee incentive award. Such Holders should consult their own tax advisors.

Canadian Currency

For the purposes of the Canadian Tax Act, subject to certain exceptions (including where a taxpayer has made an election to compute its “Canadian tax results” in a currency other than Canadian currency), all amounts relating to the acquisition, holding or disposition of Gatos common stock and First Majestic common shares (including dividends, adjusted cost base and proceeds of disposition), as applicable, must be converted into Canadian dollars for the purposes of the Canadian Tax Act. Such amounts denominated in another currency must generally be converted into Canadian dollars using the Bank of Canada spot exchange rate on the date such amounts arise, or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the Canadian Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada and is not exempt from tax under Part I of the Canadian Tax Act (a “Canadian Resident Holder”). A Canadian Resident Holder whose First Majestic common shares would not otherwise be capital property may be entitled to file an irrevocable election under subsection 39(4) of the Canadian Tax Act the effect of which may be to deem the First Majestic common shares (and all other “Canadian securities”, as defined in the Canadian Tax Act) owned by such Canadian Resident Holder in the taxation year in which the election is made and in all subsequent taxation years to be capital property. This election will not apply to any Gatos common stock held by such Canadian Resident Holder. A Canadian Resident Holder should consult their own tax advisors concerning this election.

Disposition of Gatos Common Stock

A Canadian Resident Holder that disposes of Gatos common stock in connection with the transaction will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Resident Holder of its Gatos common stock, determined immediately before the disposition. The proceeds of disposition to the Canadian Resident Holder will be equal to the sum of the aggregate of the fair market value of the First Majestic common shares received on the disposition and any cash consideration received in lieu of a fractional First Majestic common share. For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “Taxation of Capital Gains and Capital Losses,” on page [●].

The cost to a Canadian Resident Holder of First Majestic common shares received by that Canadian Resident Holder as a result of the transaction will be equal to their fair market value at the time they are acquired by such Canadian Resident Holder. For purposes of determining the adjusted cost base of First Majestic common shares, the cost of the First Majestic common shares acquired must be averaged with the adjusted cost base of all other First Majestic common shares held by the Canadian Resident Holder as capital property, subject to the detailed provisions of the Canadian Tax Act.

Dividends on First Majestic Common Shares (Post-Transaction)

A Canadian Resident Holder will be required to include in computing its income for a taxation year any dividends received or deemed to be received on its First Majestic common shares. In the case of a Canadian Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received or deemed to be received from “taxable Canadian corporations” (as defined in the Canadian Tax Act), including the enhanced gross-up and dividend tax credit rules applicable to any dividends designated by First Majestic as eligible dividends in accordance with the provisions of the Canadian Tax Act. Although there can be no assurance that any dividend paid by First Majestic will be designated as an “eligible dividend,” First Majestic has posted notification on its website that, unless otherwise indicated, dividends on First Majestic common shares are designated as “eligible dividends” for purposes of the Canadian Tax Act. Dividends received or deemed to be received by an individual and certain trusts may give rise to a liability for minimum tax.

Dividends received (or deemed to be received) on a First Majestic common share by a Canadian Resident Holder that is a corporation will be included in computing such Canadian Resident Holder’s income for the taxation year and will generally also be deductible in computing its taxable income for that taxation year, subject to certain limitations in the Canadian Tax Act. In certain circumstances, all or a part of a dividend received (or deemed to be received) by a Canadian Resident Holder that is a corporation may be treated as proceeds of disposition or as a capital gain from the disposition of capital property and not as a dividend, pursuant to subsection 55(2) of the Canadian Tax Act. For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “Taxation of Capital Gains and Capital Losses,” on page [●].

A Canadian Resident Holder that is a “private corporation” or a “subject corporation,” each as defined in the Canadian Tax Act, may be liable to pay an additional tax under Part IV of the Canadian Tax Act (which is generally refundable, subject to the detailed rules of the Canadian Tax Act) on dividends received, or deemed to be received, on a First Majestic common share to the extent such dividends are deductible in computing the Canadian Resident Holder’s taxable income. A Canadian Resident Holder of First Majestic common shares that is throughout the year a “Canadian-controlled private corporation”, or is at any time in the year, a “substantive CCPC”, each as defined in the Canadian Tax Act, may be liable to pay an additional tax, refundable in some circumstances, on such Canadian Resident Holder’s “aggregate investment income.” For this purpose, aggregate investment income will include, inter alia, an amount in respect of dividends or deemed dividends that are not deductible in computing taxable income. Canadian Resident Holders that are corporations should consult their own tax advisors regarding their particular circumstances.

Disposition of First Majestic Common Shares (Post-Transaction)

A Canadian Resident Holder who disposes or is deemed to dispose of an First Majestic common share after the transaction (other than a disposition to First Majestic, unless purchased by First Majestic in the open market in the manner in which shares would normally be purchased by any member of the public in the open market) will generally recognize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Resident Holder of such First Majestic common share, determined immediately before the disposition. For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “Taxation of Capital Gains and Capital Losses” immediately below.

Taxation of Capital Gains and Capital Losses

Under the provisions in the Canadian Tax Act currently in force, one-half of any capital gain realized in a particular taxation year will constitute a taxable capital gain that must be included in the calculation of the Canadian Resident Holder’s income for such year and one-half of any capital loss incurred in a particular taxation year will constitute an allowable capital loss that must be deducted against taxable capital gains of the Canadian Resident Holder realized in such year, subject in each case to the 2024 Capital Gains Proposals discussed below.

For capital gains and capital losses realized on or after June 25, 2024, under Tax Proposals introduced in a bill by the Minister of Finance (Canada) on September 24, 2024 (the “2024 Capital Gains Proposals”), and subject to certain transitional rules discussed below, generally, a Canadian Resident Holder is required to include in computing its income for a taxation year two-thirds of the amount of any such capital gain (a “taxable capital gain”) realized in the year, and is required to deduct two-thirds of the amount of any such capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year by such Canadian Resident Holder. However, under the 2024 Capital Gains Proposals, a Canadian Resident Holder that is an individual (excluding most types of trusts) is effectively required to include in income only one-half of net capital gains realized (including net capital gains realized indirectly through a trust or partnership) in a taxation year up to a maximum of C$250,000, with the two-thirds inclusion rate applying to the portion of net capital gains realized on or after June 25, 2024 in the year that exceed C$250,000. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act (as proposed to be amended by the 2024 Capital Gains Proposals).

Under the 2024 Capital Gains Proposals, different inclusion rates (or a blended inclusion rate) may apply for taxation years that begin before and end on or after June 25, 2024 (the “Transitional Year”). As a result, for its Transitional Year, a Canadian Resident Holder will be required to separately identify capital gains and capital losses realized before June 25, 2024 (“Period 1”) and those realized on or after June 25, 2024 (“Period 2”). Capital gains and capital losses from the same period will first be netted against each other, in each case disregarding capital gains sheltered by certain deductions claimed under the Canadian Tax Act. A net capital gain (or net capital loss) will arise if capital gains (or capital losses) from one period exceed capital losses (or capital gains) from that same period. A Canadian Resident Holder would effectively be subject to the higher inclusion rate of two-thirds in respect of its net capital gains arising in Period 2, to the extent that these net capital gains exceed any net capital losses incurred in Period 1. Conversely, a Canadian Resident Holder would effectively be subject to the lower inclusion rate of one-half in respect of its net capital gains arising in Period 1, to the extent that these net capital gains exceed any net capital losses incurred in Period 2.

The annual C$250,000 threshold for a Canadian Resident Holder that is an individual (excluding most types of trusts) will be fully available in 2024 without proration and will apply only in respect of net capital gains realized in Period 2 less any net capital loss from Period 1. Certain other limitations to the C$250,000 threshold may also apply.

Under the 2024 Capital Gains Proposals, two-thirds of capital losses realized prior to June 25, 2024 will be deductible against capital gains realized on or after June 25, 2024 included in income at the two-thirds inclusion rate, subject to the rules applicable to a Transitional Year.

The foregoing summary is of a general nature only and generally describes the considerations applicable under the 2024 Capital Gains Proposals, and is not an exhaustive summary of the considerations that could arise in respect of the 2024 Capital Gains Proposals. Canadian Resident Holders should consult their own tax advisors with regard to the 2024 Capital Gains Proposals.

The amount of any capital loss realized by a Canadian Resident Holder that is a corporation on the disposition of a First Majestic common share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which the share has been substituted) to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust. Canadian Resident Holders to whom these rules may apply should consult their own tax advisors.

A Canadian Resident Holder of First Majestic common shares that is, throughout the year, a “Canadian-controlled private corporation”, or is at any time in the year a “substantive CCPC”, each as defined in the Canadian Tax Act, may be liable to pay an additional tax, refundable in some circumstances, on such Canadian Resident Holder’s “aggregate investment income.” For this purpose, aggregate investment income will include, inter alia, taxable capital gains. Canadian Resident Holders who are corporations should consult their own tax advisors in this regard.

Alternative Minimum Tax

Capital gains realized or deemed to be realized and dividends received or deemed to be received by a Canadian Resident Holder that is an individual (including certain trusts) may give rise to an alternative minimum tax under the Canadian Tax Act. Canadian Resident Holders should consult their own advisors with respect to the application of such alternative minimum tax.

Eligibility for Investment

Based on the current provisions of the Canadian Tax Act and the regulations thereunder in force on the date hereof, provided that the First Majestic common shares are listed on a “designated stock exchange,” within the meaning of the Canadian Tax Act (which currently includes the TSX, the NYSE and Nasdaq), or First Majestic is otherwise a “public corporation” (other than a “mortgage investment corporation”) for purposes of the Canadian Tax Act, the First Majestic common shares will be qualified investments for trusts governed by a registered retirement savings plan, registered retirement income fund, registered education savings plan, registered disability savings plan, tax-free savings account and first home savings account, (collectively referred to as “Registered Plans”) or a deferred profit sharing plan, as each term is defined in the Canadian Tax Act.

Notwithstanding the foregoing, the holder or subscriber of, or an annuitant under, a Registered Plan, as the case may be, (the “Controlling Individual”) will be subject to a penalty tax in respect of First Majestic common shares held in the Registered Plan if such securities are a “prohibited investment” (as defined in the Canadian Tax Act) for the particular Registered Plan. A First Majestic common share will generally not be a “prohibited investment” for a Registered Plan if the Controlling Individual deals at arm’s length with First Majestic for the purposes of the Canadian Tax Act and the Controlling Individual does not have a “significant interest” (as defined in the Canadian Tax Act for the purpose of the prohibited investment rules) in First Majestic. In addition, the First Majestic common shares will generally not be a “prohibited investment” if the First Majestic common shares are “excluded property” (as defined in the Canadian Tax Act) for a Registered Plan. Holders who intend to hold their First Majestic common shares through a Registered Plan should consult their own tax advisors as to whether the First Majestic common shares will be a prohibited investment in their particular circumstances.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the Canadian Tax Act, is not, and is not deemed to be, a resident of Canada and does not use or hold, and is not deemed to use or hold, Gatos common stock and will not use or hold, or be deemed to use or hold, First Majestic common shares in a business carried on in Canada (a “Non-Canadian Resident Holder”). This portion of the summary is not generally applicable to a Non-Canadian Resident Holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere or (ii) an “authorized foreign bank” (as defined in the Canadian Tax Act).

The following portion of the summary assumes that none of the Gatos common stock or First Majestic common shares will constitute “taxable Canadian property” to any particular Non-Canadian Resident Holder at any time. Generally, Gatos common stock or First Majestic common shares, as the case may be, will not constitute “taxable Canadian property” to a Non-Canadian Resident Holder at a particular time, provided that the applicable shares are listed at that time on a “designated stock exchange” (which currently includes the NYSE, Nasdaq and the TSX), unless at any particular time during the 60-month period that ends at that time:

(i)

one or any combination of (a) the Non-Canadian Resident Holder, (b) persons with whom the Non-Canadian Resident Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Gatos or First Majestic, as the case may be, and

(ii)

more than 50% of the fair market value of Gatos common stock or First Majestic common shares, as the case may be, was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada, (b) “Canadian resource properties” (as defined in the Canadian Tax Act), (c) “timber resource properties” (as defined in the Canadian Tax Act), and (d) options in respect of, or interests in, any of the foregoing property whether or not the property exists.

In certain circumstances set out in the Canadian Tax Act, shares which are not otherwise “taxable Canadian property” may be deemed to be “taxable Canadian property.”

Disposition of Gatos Common Stock in Connection with the Transaction

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Gatos common stock in connection with the transaction unless the shares are “taxable Canadian property” to the Non-Canadian Resident Holder and the shares are not “treaty-protected property” of the Non-Canadian Resident Holder, each within the meaning of the Canadian Tax Act.

In the event that the Gatos common stock constitutes “taxable Canadian property” but not “treaty-protected property” to a particular Non-Canadian Resident Holder, the tax consequences as described above under the section entitled “Holders Resident in Canada—Disposition of Gatos Common Stock” and “Holders Resident in Canada -Taxation of Capital Gains and Capital Losses” will generally apply. A Non-Canadian Resident Holder who disposes of “taxable Canadian property” that is not “treaty-protected property” may have to file a Canadian income tax return for the year in which the disposition occurs.

Non-Canadian Resident Holders whose Gatos common stock are “taxable Canadian property” should consult their own tax advisors for advice having regard to their particular circumstances, including whether their Gatos common stock constitute “treaty-protected property.”

Dividends on First Majestic Common Shares (Post-Transaction)

Dividends paid or credited, or deemed to be paid or credited, on First Majestic common shares to a Non-Canadian Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention. For example, the rate of withholding tax under the U.S.-Canada income tax treaty applicable to a Non-Canadian Resident Holder who is a resident of the United States for the purposes of such treaty, is the beneficial owner of the dividend and who is entitled to all of the benefits under such treaty, generally will be 15%. First Majestic will be required to withhold the required amount of withholding tax from the dividend, and remit it to the CRA for the account of the Non-Canadian Resident Holder. Non-Canadian Resident Holders who may be eligible for a reduced rate of withholding tax on dividends pursuant to an applicable income tax convention should consult their own tax advisors with respect to taking all appropriate steps in this regard.

Disposition of First Majestic Common Shares (Post-Transaction)

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of First Majestic common shares, unless the shares are “taxable Canadian property” to the Non-Canadian Resident Holder and the shares are not “treaty-protected property” of the Non-Canadian Resident Holder, each within the meaning of the Canadian Tax Act. In the event that the First Majestic common shares constitute “taxable Canadian property” but not “treaty-protected property” to a particular Non-Canadian Resident Holder, the tax consequences as described above under the section entitled “Holders Resident in Canada—Disposition of First Majestic Common Shares (Post-Transaction)” and “Holders Resident in Canada -Taxation of Capital Gains and Capital Losses” will generally apply. A Non-Canadian Resident Holder who disposes of “taxable Canadian property” that is not “treaty- protected property” may have to file a Canadian income tax return for the year in which the disposition occurs.

Non-Canadian Resident Holders whose First Majestic common shares are “taxable Canadian property” should consult their own tax advisors for advice regarding their particular circumstances, including whether their First Majestic common shares constitute “treaty-protected property.”

INFORMATION ABOUT THE COMPANIES

First Majestic Silver Corp.

Suite 1800 – 925 West Georgia Street

Vancouver, British Columbia V6C 3L2

Canada

First Majestic is a company existing under the Business Corporations Act (British Columbia). It is in the business of the production, development and exploration and acquisition of mineral properties, with a focus on silver and gold production in Mexico and the United States. Specifically, First Majestic owns and operates the San Dimas Silver/Gold Mine, the Santa Elena Silver/Gold Mine, and the La Encantada Silver Mine, all located in Mexico, as well as a portfolio of development and exploration assets, including the Jerritt Canyon Gold project located in northeastern Nevada, U.S.A. Mining operations at First Majestic’s Jerritt Canyon Gold project have been temporarily suspended since March 20, 2023. First Majestic is a primary silver producer with approximately 42% of its revenue in 2023 from the sale of silver and approximately 58% of its revenue in 2023 from the sale of gold.

Headquartered in Vancouver, British Columbia, Canada, First Majestic has approximately 3,750 employees worldwide. It is a reporting issuer in each of the provinces of Canada.

First Majestic’s corporate head office is located at Suite 1800 - 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, Canada with its registered office located at Suite 2500 - 666 Burrard Street, Vancouver, British Columbia V6C 2X8, Canada. First Majestic’s common shares are publicly listed for trading on the NYSE and on the TSX under the symbol “AG”, and on the Frankfurt Stock Exchange under the symbol “FMV.”

Additional information about First Majestic can be found on its website at https://www.firstmajestic.com and under First Majestic’s SEDAR+ profile at www.sedarplus.ca and/or the EDGAR website. The information contained in, or that can be accessed through, First Majestic’s website is not intended to be incorporated in this proxy statement/prospectus. For additional information about First Majestic, see the section entitled “Where You Can Find Additional Information” on page [●].

Ocelot Transaction Corporation

c/o Register Agent Solutions, Inc.

838 Walker Road Suite 21-2,

Dover, County of Kent, Delaware 19904

U.S.A.

Merger sub is a Delaware corporation and a direct, wholly-owned subsidiary of First Majestic which was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, merger sub will merge with and into Gatos. As a result, immediately following the merger, Gatos will survive as a direct, wholly-owned subsidiary of First Majestic.

Merger sub’s principal executive offices are located at 838 Walker Road Suite 21-2, Dover, County of Kent, Delaware, 19904, U.S.A.

Gatos Silver, Inc.

Suite 910 - 925 West Georgia Street

Vancouver, British Columbia, V6C 3L2

Canada

Gatos is a Canadian-headquartered, Delaware-incorporated silver exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture (the “LGJV”), Gatos is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district, located in Chihuahua, Mexico (the “LGD”). The LGD is comprised of approximately 103,000 hectares of land, consisting of multiple mineralized zones. Two of the identified mineralized zones, Cerro Los Gatos and Esther, have reported mineral resources. The deposits in the LGD are characterized by predominantly silver-lead-zinc epithermal mineralization.

Gatos common stock is traded on the NYSE and on the TSX under the symbol “GATO.” Gatos’ principal executive offices are located at Suite 910, 925 W Georgia Street, Vancouver, British Columbia, V6C 3L2, Canada and its telephone number is (604) 424-0984.

Additional information about Gatos can be found on its website at www.gatossilver.com and under Gatos’ electronic profile at www.sedarplus.ca and/or the EDGAR website. The information contained in, or that can be accessed through, Gatos’ website is not intended to be incorporated in this proxy statement/prospectus. For additional information about Gatos, see the section entitled “Where You Can Find Additional Information”, on page [●].

Information Concerning the Combined Entity

Upon completion of the transaction, Gatos will be a wholly-owned subsidiary of First Majestic, Gatos will cease to be a reporting issuer and the Gatos common stock will be delisted from the TSX and the NYSE.

THE GATOS MERGER PROPOSAL

The Gatos board unanimously recommends that Gatos stockholders vote “FOR” the Gatos merger proposal.

Gatos is asking its stockholders to adopt the merger agreement. Approval of the merger proposal by Gatos stockholders is required for completion of the merger. Gatos stockholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the merger and the other transactions contemplated thereby. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

Assuming a quorum is present at the Gatos special meeting, approval of the Gatos merger proposal requires the affirmative vote of at least a majority of the shares of Gatos common stock outstanding as of the record date and entitled to vote on the Gatos merger proposal. Shares of Gatos common stock not present at the Gatos special meeting, shares that are present and not voted on the Gatos merger proposal, including due to the failure of any Gatos stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Gatos merger proposal, and abstentions will have the same effect as a vote “AGAINST” the Gatos merger proposal.

IF YOU ARE A GATOS STOCKHOLDER, THE GATOS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE GATOS MERGER PROPOSAL (PROPOSAL 1).

THE GATOS ADJOURNMENT PROPOSAL

The chair of the Gatos special meeting in his or her capacity as such has the authority to adjourn such meeting in accordance with Gatos’ bylaws. In addition, Gatos is asking its stockholders to authorize the holder of any proxy solicited by the Gatos board to vote in favor of an adjournment of the Gatos special meeting from time to time in order to solicit additional proxies in favor of the Gatos merger proposal if there are insufficient votes at the time of such adjournment to approve the Gatos merger proposal or if otherwise determined by the chair of the meeting to be necessary or appropriate.

The Gatos board unanimously recommends that Gatos stockholders vote “FOR” the Gatos adjournment proposal.

Assuming a quorum is present at the Gatos special meeting, approval of the Gatos adjournment proposal requires the affirmative vote of at least a majority of the votes cast on the Gatos adjournment proposal. If a quorum is not present, the Gatos adjournment proposal requires the approval of a majority in voting interest of the stockholders present or represented by proxy at the Gatos special meeting; provided that the chair of the Gatos special meeting may also adjourn such meeting in accordance with Gatos’ bylaws. Accordingly, the failure to return or submit your proxy or to attend the Gatos special meeting will have no effect on the Gatos adjournment proposal. Assuming a quorum is present, the failure of any shares present or represented by proxy at the Gatos special meeting to vote “FOR” or “AGAINST” the Gatos adjournment proposal will have no effect on such proposal. However, assuming a quorum is not present, the failure of any shares present or represented by proxy at the Gatos special meeting to vote “FOR” the Gatos adjournment proposal will be treated as a vote “AGAINST” the Gatos adjournment proposal.

IF YOU ARE A GATOS STOCKHOLDER, THE GATOS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE GATOS ADJOURNMENT PROPOSAL (PROPOSAL 2).

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The descriptions of the merger agreement in this section and elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the complete text of the merger agreement, a copy of which merger agreement is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all the information about the merger agreement that is important to you. You are encouraged to carefully read the entire merger agreement, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and the summary of its terms in this proxy statement/prospectus are included to provide you with information about the terms and conditions of the merger agreement. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about First Majestic or Gatos or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement, were made as of the specific dates therein, were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by certain matters contained in confidential disclosures that First Majestic and Gatos delivered to each other in connection with the merger agreement and certain matters contained in certain reports publicly filed with the SEC and on SEDAR+ (all of which disclosures were not included in the merger agreement attached to this proxy statement/prospectus as Annex A, and were made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors). Investors are not third-party beneficiaries under the merger agreement except for the limited purposes expressly set forth therein and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in First Majestic’s or Gatos’ public disclosures. Accordingly, the representations and warranties and other provisions in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about First Majestic or Gatos at the time they were made or otherwise.

Accordingly, the representations, warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and reports, statements and filings that Gatos files with the SEC and First Majestic files on SEDAR+ from time to time. For more information, see the section entitled “Where You Can Find Additional Information” on page [ ].

Structure and Effects of the Merger; Governance

The merger agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, at the effective time, merger sub will be merged with and into Gatos, the separate corporate existence of merger sub will cease, and Gatos will survive the merger as a wholly-owned subsidiary of First Majestic.

At the effective time, (i) the certificate of incorporation of Gatos will be amended and restated in its entirety to be in the form of the certificate of incorporation attached to the merger agreement as Exhibit B, a copy of which is attached to this proxy statement/prospectus as Annex A, and (ii) the by-laws of Gatos will be amended and restated to conform to the by-laws of merger sub as in effect immediately prior to the effective time, and as such will be the by-laws of the surviving corporation until thereafter changed or amended.

The directors and officers of merger sub immediately prior to the effective time will become the directors and officers of the surviving corporation.

Prior to the effective time, subject to First Majestic’s corporate governance standards, including First Majestic’s satisfactory completion of its customary screening and evaluation procedures for directors, First Majestic shall consider for appointment to the First Majestic board, in accordance with First Majestic’s governing documents, one individual mutually agreeable to Gatos and First Majestic, effective immediately following the effective time, to serve until the next annual meeting of First Majestic shareholders.

Closing and Effectiveness of the Merger

Unless another date is agreed to in writing by First Majestic and Gatos, the closing of the merger will take place by exchange of signature pages by email on the date which is the later of (i) January 15, 2025; and (ii) the third business day after the satisfaction or, to the extent permitted by law, waiver of all of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by law, waiver of those conditions).

The merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or such other time as agreed by the parties to be specified in such certificate of merger. The date and time at which the merger becomes effective is referred to as the “effective time”. At the effective time, all of the rights, privileges, immunities, powers, purposes, property and assets of each of merger sub and Gatos will vest in the surviving corporation, and all liabilities, obligations and penalties of each of merger sub and Gatos shall be assumed by the surviving corporation.

Effect of the Merger on Gatos Common Stock; Merger Consideration

At the effective time, by virtue of the merger and without any action on the part of Gatos, First Majestic or holders of any securities of Gatos or of merger sub, upon the terms and subject to the conditions set forth in the merger agreement, each share of Gatos common stock which is issued and outstanding immediately prior to the effective time, will be automatically converted into the right to receive 2.55 validly issued, fully paid and non-assessable First Majestic common shares, subject to the description below regarding fractional shares and dividends or distributions (other than shares of Gatos common stock owned by Gatos (including treasury stock), First Majestic, merger sub or by any of their respective wholly-owned subsidiaries (the “excluded shares”), which excluded shares shall be cancelled and shall cease to exist and for which no consideration shall be delivered in exchange therefor).

The 2.55 First Majestic common shares into which each share of Gatos common stock (other than the excluded shares) will be converted is referred to as the “exchange ratio”.

The exchange ratio will be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Gatos common stock or First Majestic common shares outstanding at any time between the date of the merger agreement and immediately prior to the effective time to give First Majestic and the Gatos stockholders the same economic effect as contemplated by the merger agreement.

Treatment of Gatos’ Equity Awards

The merger agreement specifies the treatment of outstanding Gatos equity awards in connection with the merger, which will be treated as follows, as of the effective time:

•	Each outstanding and unexercised Gatos option (whether vested or unvested) will automatically be exchanged for an option to acquire First Majestic common shares on the same terms and conditions as were applicable under such Gatos option immediately prior to the effective time of the merger with respect to the number of First Majestic common shares underlying each such new First Majestic option (rounded down to the nearest whole number) determined by multiplying (i) the number of shares of Gatos common stock subject to such Gatos option immediately prior to the effective time of the merger by (ii) the exchange ratio. The exercise price applicable to any such Gatos option at and after the effective time of the merger will be an amount (rounded up to the nearest whole cent) equal to (i) the exercise price applicable to such Gatos option immediately prior to the effective time of the merger divided by (ii) the exchange ratio.

•

Each outstanding Gatos DSU will vest in full immediately prior to the effective time of the merger, and will settle for a number of First Majestic common shares (rounded down to the nearest whole number) determined by multiplying (i) the number of shares of Gatos common stock subject to such Gatos DSUs immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

Each outstanding Gatos PSU, which were all granted on December 17, 2021, are scheduled to vest following a three-year performance period based on the total shareholder return (“TSR”) of Gatos relative to a peer group over a three-year performance period beginning on December 17, 2021 and ending on December 17, 2024 and will settle for shares of Gatos common stock which will receive the same merger consideration as other Gatos stockholders for each share of Gatos common stock that they hold at the effective time of the merger.

•

Each outstanding Gatos RSU which will vest in full immediately prior to the effective time of the merger, and will settle for a number of First Majestic common shares (rounded down to the nearest whole number) determined by multiplying (i) the number of shares of Gatos common stock subject to such Gatos RSUs immediately prior to the effective time of the merger by (ii) the exchange ratio.

As soon as practicable after the effective time, First Majestic will file with the SEC a registration statement on Form S-8 (or other applicable form) with respect to the First Majestic common shares subjected to the Gatos options that were exchanged for options to acquire First Majestic common shares, and use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

In addition, First Majestic will assume all rights and obligations in respect of the Gatos LTIP and will be able to grant stock awards thereunder if First Majestic elects to assume the share reserves of the Gatos LTIP as of the effective time, with such shares converted to First Majestic common shares based on the exchange ratio. If First Majestic elects to issue awards under the Gatos LTIP, First Majestic will file with the SEC a registration statement on Form S-8 (or other applicable form) with respect to the First Majestic common shares underlying such awards, and use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such awards remain outstanding.

Fractional Shares

No fractional First Majestic common shares will be issued in connection with the merger and no certificate or scrip representing fractional First Majestic common shares will be issued upon the surrender for exchange of shares of Gatos common stock. Each holder of shares of Gatos common stock who would otherwise have been entitled to receive a fraction of a First Majestic common share will receive, in lieu of any such fractional common shares, cash (without interest) in an amount equal to the product of (1) such fractional part of a First Majestic common share (rounded to the nearest one thousandth when expressed in decimal form) and (2) the VWAP of First Majestic common shares for a five trading day period, starting with the opening of trading on the sixth (6th) trading day prior to the closing date and ending with the closing of trading on the second to last trading day prior to the closing date, as reported by Bloomberg L.P., or if not reported therein, in another authoritative source mutually selected by First Majestic and Gatos.

Payment for Gatos Common Stock

Prior to the effective time, First Majestic or merger sub will designate a bank or trust company reasonably acceptable to Gatos to act as the exchange agent in connection with the merger for the payment of the merger consideration in accordance with the merger agreement. At or prior to the effective time, First Majestic, on behalf of merger sub, will deposit or cause to be deposited with the exchange agent in trust for the sole benefit of the holders of Gatos common stock an exchange fund consisting of (i) evidence of First Majestic common shares issuable in book entry form equal to the aggregate merger consideration (excluding any fractional share consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate fractional share consideration and, from time to time when payable, any dividends or distributions that might be payable in accordance with the merger agreement. If the exchange fund is insufficient to pay the aggregate fractional share consideration and any applicable dividends or distributions, First Majestic, on behalf of merger sub, will promptly deposit or cause to be deposited additional funds with the exchange agent in the amount required to make such payment.

As soon as reasonably practicable following the effective time, and in no event later than the fifth business day after such time, First Majestic will cause the exchange agent to mail to each holder of record of a valid certificate that immediately prior to the effective time represented outstanding Gatos common stock or of non-certificated shares of Gatos common stock represented by book entry, in each case, whose shares were converted into the right to receive the merger consideration (i) a letter of transmittal; and (ii) instructions for surrendering book entry shares or certificates in exchange for payment of the merger consideration. Upon surrender of a certificate or book entry share for cancellation to the exchange agent and an executed letter of transmittal, the holder of such a certificate or book entry share is entitled to receive in exchange of such certificate or book entry share (i) the applicable merger consideration, (ii) any fractional share consideration and (iii) any cash amounts the holder has the right to receive in respect of dividends or distributions on First Majestic common shares for each share of Gatos common stock formerly represented by the certificate or book entry share. Each holder of record of Gatos common stock shall, upon surrender to the exchange agent of such certificated or book entry shares, together with such duly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent pursuant to such instructions, be entitled to receive in exchange therefor the merger consideration as described above, subject to the terms and conditions set forth in the merger agreement.

In the case of any certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate has been lost, stolen or destroyed and, if required by First Majestic or the exchange agent, the posting by such holder of an indemnity or a bond in an amount determined by First Majestic or the exchange agent to be reasonably necessary to indemnify the exchange agent and the surviving corporation against any claim that may be made with respect to such certificate, the exchange agent will issue in exchange therefor the merger consideration as described above (together with any cash in lieu of fractional shares of First Majestic common shares which would otherwise be issuable in respect of such shares of Gatos common stock and any dividends, if applicable, without interest) payable with respect to the shares of Gatos common stock represented by such lost, stolen or destroyed certificate.

At the effective time, the stock transfer books of Gatos will be closed and thereafter no further transfers of shares of Gatos common stock outstanding may be registered and all shares of Gatos common stock will no longer be outstanding and will automatically be cancelled and cease to exist. From and after the effective time, each holder of Gatos common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration as described above, including the right to receive cash in lieu of fractional First Majestic common shares which would otherwise be issuable in respect of such shares of Gatos common stock, together with any dividends, if applicable, without interest.

At any time following twelve (12) months after the effective time, the surviving corporation will be entitled to require the exchange agent to deliver to First Majestic any merger consideration (including any interest received with respect thereto) remaining in the exchange fund that has not been disbursed and thereafter holders of certificated or book entry shares shall be entitled to look only to the surviving corporation and First Majestic (subject to abandoned property, escheat or other similar laws) with respect to the applicable merger consideration, payable upon surrender of their certificated or book entry shares, without any interest thereon.

Withholding Rights

Each of First Majestic and the surviving corporation will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any amounts otherwise payable pursuant to the merger agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable tax law. In the event that any such deduction or withholding is required, (i) the applicable withholding agent will provide notice to such person as soon as reasonably practicable, (ii) the parties agree to cooperate in good faith to minimize the amount of any deduction or withholding, (iii) the applicable withholding agent may deduct the required amount of deduction or withholding from any cash consideration payable to such person and use such amount to satisfy the required deduction or withholding, and (iv) the person and the applicable withholding agent may make any other arrangement to fund the deduction or withholding obligation as are mutually satisfactory. Any amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Representations and Warranties

The merger agreement contains representations and warranties made by Gatos to First Majestic, solely for the benefit of First Majestic, and by First Majestic and merger sub to Gatos, solely for the benefit of Gatos. Certain of the representations and warranties in the merger agreement are subject to important exceptions and qualifications, including (i) materiality or “material adverse effect” qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a “material adverse effect” (as defined below) on the party making such representation or warranty) and (ii) knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation or warranty did not have actual knowledge. Furthermore, each of the representations and warranties is subject to the qualifications set forth in the disclosure letter delivered to First Majestic by Gatos, in the case of representations and warranties made by Gatos, or the disclosure letter delivered to Gatos by First Majestic, in the case of representations and warranties made by First Majestic and merger sub (with each letter referred to as the delivering party’s disclosure letter), as well as certain of their respective public filings.

The representations and warranties made by Gatos to First Majestic, and by First Majestic and merger sub to Gatos, under the merger agreement relate to, among other things:

•	company organization, valid existence, good standing, qualification to do business and the effectiveness of organizational documents;

•	capitalization and ownership of subsidiaries;

•	requisite corporate power and authority to enter into the transactions contemplated by the merger agreement, due execution, the valid and binding nature of the merger agreement and board resolutions;

•	required consents and approvals from governmental entities;

•	absence of violations of material contracts, organizational documents and applicable law;

•	accuracy and completeness of SEC or SEDAR+ filings, as applicable;

•	accuracy of historic financial statements;

•	internal controls and disclosure controls and procedures relating to financial reporting;

•	the absence of undisclosed liabilities;

•	compliance with laws;

•	possession of, and compliance with, permits and authorizations necessary for the conduct of such party’s business;

•

compliance with applicable environmental laws or regulations relating to hazardous materials (meaning those substances defined as hazardous, toxic, waste, pollutant or contaminant) and the absence of outstanding orders relating to compliance with environmental laws;

•	employee benefit plans;

•	conduct of business in the ordinary course and the absence of a material adverse effect, in each case since December 31, 2023, through the date of the merger agreement;

•

the absence of investigations or reviews pending by a governmental entity or claims, complaints, litigations, actions, petitions, suits, arbitrations, mediations or similar legal proceedings pending that would reasonably be expected to have a material adverse effect or challenge or seek to delay the merger;

•	tax matters;

•	labor and employment matters;

•	intellectual property;

•	real property, tangible property and leased property;

•	mineral reserves;

•	receipt of opinion from the party’s financial advisor;

•	material contracts;

•	insurance;

•	brokers and transaction-related fees and expenses;

•	compliance with U.S. foreign corrupt practices act and certain similar laws and anti-corruption policies and regulations;

•	that Gatos or First Majestic, as applicable, or their respective subsidiaries are not sanctioned persons and compliance with applicable sanctions laws;

•	affiliate transactions;

•	thresholds under the Hart-Scott Rodino Act (in the case of Gatos);

•	the absence of ownership by First Majestic and its subsidiaries of Gatos common stock;

•	the activities of merger sub (in the case of First Majestic); and

•	an acknowledgment that the only representations and warranties are those set forth in the merger agreement.

For purposes of the merger agreement, “material adverse effect,” when used in reference to First Majestic or Gatos, means any change, effect, development, circumstance, condition, state of facts, event or occurrence that (i) has a material adverse effect on the business, results of operations or financial condition of Gatos or First Majestic, as the case may be, and their respective subsidiaries, taken as a whole, or (ii) that prevents or materially delays the consummation of the transactions contemplated by the merger agreement from occurring on or before the outside date; provided, however, that in the case of clause (i), no change, effect, development, circumstance, condition, state of facts, event or occurrence to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a “material adverse effect” or shall be taken into account when determining whether a “material adverse effect” exists or has occurred or is reasonably likely to exist or occur (except, in the case of the first six items below, to the extent Gatos and its subsidiaries, taken as a whole, or First Majestic and its subsidiaries, taken as a whole, as applicable, are disproportionately impacted thereby relative to other entities operating in the same industry or industries and the same jurisdiction (in which case the incremental disproportionate impact may be taken into account in determining whether there has been a “material adverse effect,” and only to the extent otherwise permitted by the merger agreement):

•	changes in general United States, Mexico, Canada or global economic conditions;

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conditions (or changes therein) in any industry or industries in which Gatos or First Majestic, as applicable, operates (including any change (on a current or forward basis) in the price of silver or changes in commodity prices or general market prices affecting the mining industry generally);

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general legal, tax, economic, political or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions or changes in interest or exchange rates and any such conditions related to a government shutdown, federal debt ceiling or banking or credit crisis;

•	any change or prospective changes occurring after the date of the merger agreement in laws or U.S. GAAP or IFRS, as applicable, or the interpretation or enforcement thereof;

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any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of and by any governmental entity occurring after the date of the merger agreement (including with respect to taxes);

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(A) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable laws (or the interpretation thereof) adopted in response thereto, or (C) (1) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, cyber-attacks, data breaches, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) or (2) the geopolitical dispute between the Russian Federation and Ukraine and any evolution or worsening thereof, including, the response of any governmental entities thereto;

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compliance with the express terms of the merger agreement or any other agreement entered into in connection therewith and any action taken or omitted to be taken by Gatos or First Majestic, as applicable, and its subsidiaries at the express written direction or request of or with the express prior written consent of the other party;

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changes in the price of Gatos common stock or First Majestic common shares, as applicable, in each case in and of itself (it being understood that the changes, effects, developments, circumstances, conditions, state of facts, events or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of “material adverse effect” may be taken into account);

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any failure by Gatos or First Majestic, as applicable, to meet any internal or published projections, estimates or expectations of the revenue, earnings or other financial performance or results of operations for any period, in and of itself, of Gatos or First Majestic, as applicable, or any failure by Gatos or First Majestic, as applicable, to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the changes, effects, developments, circumstances, conditions, state of facts, events or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” may be taken into account);

•

the negotiation, public announcement or pendency of the transactions contemplated by the merger agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Gatos or First Majestic, as applicable, with customers, suppliers, service providers, employees, governmental entities, stockholders, joint venture partners or any other persons having a relationship with Gatos or First Majestic, as applicable, and including any resulting litigation (including any claims of breach of fiduciary duty or disclosure claims); or

•

any reduction in the credit rating of Gatos or First Majestic, as applicable, or their respective subsidiaries, as applicable, in and of itself (it being understood that the changes, effects, developments, circumstances, conditions, state of facts, events or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of “material adverse effect” may be taken into account).

Conduct of Business Pending the Merger

Each of First Majestic and Gatos has agreed to certain covenants in the merger agreement regarding the conduct of their respective businesses during the interim period. During the interim period, except (v) as set forth in the applicable party’s disclosure letter, (w) as expressly contemplated or permitted by the merger agreement, (x) as required by applicable law or any governmental entity, (y) actions intended to protect the life, property or the environment or comply with public health requirements or (z) as consented to in writing by the other party (which consent will not be unreasonably withheld, delayed or conditioned), each of First Majestic and Gatos will, and will cause their respective subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the ordinary course of business in all material respects and (ii) preserve intact its and their present business organizations, keep available the services of its and their executive officers and maintain satisfactory relationships with persons having material business relations with First Majestic or Gatos, as applicable.

During the interim period, except (v) as set forth in the applicable party’s disclosure letter, (w) as expressly contemplated or permitted by the merger agreement, (x) as required by applicable law or any governmental entity, (y) actions intended to protect the life, property or the environment or comply with public health requirements or (z) as consented to in writing by the other party (which consent will not be unreasonably withheld, conditioned or delayed), each of Gatos and First Majestic will not, and will not permit any of their respective subsidiaries to:

•

declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Gatos or any of its subsidiaries or First Majestic or any of its subsidiaries, as applicable), except dividends and distributions paid or made by a Gatos subsidiary to Gatos or another wholly-owned Gatos subsidiary or by a First Majestic subsidiary to First Majestic or to another wholly-owned subsidiary of First Majestic, as applicable, and except, in the case of First Majestic, First Majestic’s regular quarterly dividends paid consistent with past practice and in accordance with First Majestic’s publicly announced dividend policy as of the date of the merger agreement;

•

split, combine, reduce or reclassify any of its issued or unissued capital stock or amend the terms of any of its or its subsidiaries’ securities, except for any such transaction by a wholly-owned subsidiary which remains a wholly-owned subsidiary after consummation of such transaction;

•

in the case of Gatos, except (A) pursuant to any Gatos benefit plan, collective bargaining agreement, or contract by and between any employee, individual independent contractor, or other individual non-employee service provider of Gatos or any Gatos subsidiary in effect as of the date of the merger agreement or (B) in the ordinary course of business consistent with past practice, (1) materially increase the level of, or accelerate the timing of payment, vesting, or funding of, compensation or benefits to any officer-level employee, (2) materially modify or amend or terminate any material Gatos benefit plan, or establish or adopt any material plan, program, policy or practice that would be a Gatos benefit plan if in effect on the date of the merger agreement, (3) hire or engage, or terminate (other than for cause) any officer-level employee (provided, that Gatos or any Gatos subsidiary may hire an employee as a replacement for a previously terminated employee), or (4) enter into, negotiate, materially amend, or terminate any collective bargaining agreement (or any agreement or arrangement that would be a collective bargaining agreement if in effect on the date of the merger agreement);

•

make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by U.S. GAAP (in the case of Gatos) or IFRS (in the case of First Majestic), applicable law, or policies of the SEC, NYSE or TSX;

•

acquire (by merger, consolidation, acquisition of stock or assets or otherwise) directly or indirectly, in one transaction or in a series of related transactions, any person, or, other than investments required by existing contracts to which it or its subsidiaries are bound, make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly-owned subsidiaries), property, transfer or purchase of any property or assets of any other person, other than such investments in securities in the ordinary course of business;

•	enter into any new material line of business;

•	amend the governing documents of Gatos or First Majestic or permit any subsidiary to adopt any amendments to its governing documents;

•

issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in it or any of its subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or settled any otherwise unexercisable or unsettled equity award (except as otherwise required by the express terms of any equity award outstanding on the date of the merger agreement), other than (A) issuances of shares of Gatos common stock or First Majestic common shares, as applicable, in respect of the vesting or settlement of equity awards outstanding on the date of the merger agreement and in accordance with their respective present terms or (B) transactions between Gatos and a wholly-owned subsidiary of Gatos, or between wholly-owned subsidiaries of Gatos, or between First Majestic and a wholly-owned subsidiary of First Majestic or between wholly-owned subsidiaries of First Majestic, as applicable;

•

directly or indirectly, purchase, redeem or otherwise acquire, including pursuant to existing share repurchase programs, any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, or establish any new repurchase programs with respect to any such shares, except for (A) acquisitions of shares of Gatos common stock or First Majestic common shares, as applicable, tendered by holders of equity awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto, (B) the acquisition of its equity awards, respectively, in connection with the forfeiture of such awards and (C) transactions between Gatos and a wholly-owned subsidiary of Gatos, or between wholly-owned subsidiaries of Gatos, or between First Majestic and a wholly-owned subsidiary of First Majestic or between wholly-owned subsidiaries of First Majestic, as applicable;

•

incur or assume any indebtedness for borrowed money except for (A) any indebtedness for borrowed money among it and its wholly-owned subsidiaries or among wholly-owned subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of it or its subsidiaries, in each case in an amount not to exceed the amount of the indebtedness replaced, renewed, extended, refinanced or refunded, and (C) guarantees by Gatos or First Majestic of indebtedness for borrowed money of its respective wholly-owned subsidiaries or guarantees by wholly-owned subsidiaries of indebtedness for borrowed money of Gatos or First Majestic, as applicable, or any wholly-owned subsidiary of Gatos or First

Majestic, as applicable, (D) indebtedness incurred under the Gatos Credit Agreement (in the case of Gatos and its subsidiaries) and (E) indebtedness incurred in the ordinary course of business in an aggregate amount not to exceed $5,000,000, in the case of Gatos and its subsidiaries, and $10,000,000, in the case of First Majestic and its subsidiaries;

•

make any loans to any other person, except for (A) loans among Gatos and a wholly-owned subsidiary of Gatos, or between wholly-owned subsidiaries of Gatos, or among First Majestic and a wholly-owned subsidiary of First Majestic or between wholly-owned subsidiaries of First Majestic, as applicable and (B) extensions of credit to customers in the ordinary course of business;

•

sell, lease (as lessor), license, transfer or otherwise dispose of, or subject to any lien (other than permitted liens), any properties or assets of its and its subsidiaries that are material to Gatos or First Majestic and their respective subsidiaries, as applicable, taken as a whole (including, without limitation, any mining rights of Gatos or First Majestic, as applicable), other than Gatos or First Majestic intellectual property, as applicable, except (A) sale and dispositions of raw materials, obsolete or surplus equipment, mine output and other inventories in the ordinary course of business, (B) encumbrances and liens that are incurred in connection with Indebtedness permitted to be incurred, (C) for transactions among Gatos and a wholly-owned subsidiary of Gatos, or among wholly-owned subsidiaries of Gatos, or between First Majestic and a wholly-owned subsidiary of First Majestic or between wholly-owned subsidiaries of First Majestic, as applicable, (D) for sales of assets that do not exceed, in the aggregate, a fair market value of $5,000,000, in the case of Gatos and its subsidiaries, and $10,000,000, in the case of First Majestic and its subsidiaries;

•

(A) sell, license, sublicense, covenant not to assert, allow to lapse, fail to maintain, transfer, or otherwise abandon or dispose of, or subject to any lien (other than permitted liens), any Gatos or First Majestic intellectual property, as applicable, that is material to it and its subsidiaries’ respective business, taken as a whole, except for non-exclusive licenses granted in the ordinary course of business (1) to customers or (2) to vendors or service providers for use for the benefit of it or its subsidiaries; or (B) disclose to any third parties any trade secrets or material confidential information of it or its subsidiaries, except pursuant to reasonable protective confidentiality agreements;

•

compromise or settle any action against it or its subsidiaries other than with respect to transaction litigation, or any action related to tax, other than the compromise or settlement of actions made (A) in the case of Gatos and its subsidiaries, in the ordinary course of business or (B) in the case of Gatos and First Majestic and their respective subsidiaries, that: (1) would not result in liability in excess of $10,000,000 in the aggregate, in the case of Gatos, and $20,000,000 in the aggregate, in the case of First Majestic, or such greater amount reserved therefor or reflected in the Gatos SEC documents or First Majestic SEDAR+ documents (excluding any amounts that insurance companies have agreed to pay under existing insurance policies), as applicable, (2) contains a full release of it or its applicable subsidiaries and (3) does not involve an admission of criminal wrongdoing or impose any material injunctive or other non-monetary remedy or a material restriction on it and its subsidiaries (other than customary release, confidentiality and non-disparagement obligations);

•

make or change any material tax election, change any tax accounting period for purposes of a material tax or material method of tax accounting, file any material amended tax return, settle or compromise any audit or proceeding relating to material taxes or agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local, or non-U.S. Law) with respect to any material tax, enter into any tax sharing, tax allocation, tax indemnification or similar agreement (other than (1) any agreements entered into in the ordinary course of business that are not primarily related to taxes or (2) any such agreement to which it or any of its subsidiaries are the only counterparties), make a written request for a material tax ruling to any governmental entity or surrender any right to claim a material tax refund, except in each case with respect to any such actions taken in the ordinary course of business, or that are not reasonably expected to materially increase its and its subsidiaries’ tax liabilities;

•

make any new capital expenditure or expenditures in excess of $3,000,000 individually or $5,000,000 in the aggregate, in the case of Gatos, and $6,000,000 individually or $10,000,000 in the aggregate, in the case of First Majestic, that are not consistent with Gatos’ or First Majestic’s respective budget plan provided to the other party prior to the execution of the merger agreement or Gatos’ or First Majestic’s 2025 budget plan, as applicable;

•

except in the ordinary course of business, (A) enter into any contract that would, if entered into prior to the date of the merger agreement, be a “material contract” as defined in the merger agreement with respect to Gatos and its subsidiaries or First Majestic and its subsidiaries, as appliable, or (B) materially modify, materially amend or terminate or fail to renew any “material contract” as defined in the merger agreement with respect to Gatos and its subsidiaries or First Majestic and its subsidiaries, as appliable;

•

authorize, recommend, propose or announce an intention to adopt or effect a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, re-domiciliation or other reorganization other than transactions involving only immaterial wholly-owned subsidiaries or file a petition in bankruptcy;

•	materially reduce the amount of insurance coverage or fail to use commercially reasonable efforts to renew any material existing insurance policies;

•

in the case of Gatos, amend or otherwise modify in any material respect any engagement letter between Gatos and any financial advisor described in the Gatos disclosure letter or enter into a new engagement letter with any such financial advisor; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Agreement Not to Solicit Other Offers

During the interim period, each of Gatos and First Majestic have agreed not to, and to cause its subsidiaries and its and their respective officers and not to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate any competing proposal (as defined below) or any inquiry, proposal or offer which would reasonably be expected to lead to a competing proposal;

•

participate in or engage in any negotiations or discussions (other than to state that they are not permitted to have discussions) regarding, or furnish to any person (other than First Majestic, merger sub and their representatives, in the case of Gatos, and Gatos and its representatives, in the case of First Majestic) any non-public information relating to it or its subsidiaries in connection with any competing proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a competing proposal; or

•

waive, terminate, modify or release any person from any provision of any “standstill” or similar agreement or obligation, except in the event, in the case of Gatos, the Gatos board (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee, and in the case of First Majestic, the First Majestic board, determines in good faith after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of its board of directors or, in the case of Gatos, the Gatos Special Committee under applicable law.

Notwithstanding these limitations, the merger agreement provides that if, at any time prior to obtaining the approval of its stockholders, Gatos or First Majestic receives a bona fide, unsolicited competing proposal from any person that did not result from a material breach of such party’s non-solicitation obligations, which such party’s board of directors or, in the case of Gatos, the Gatos Special Committee determines in good faith after consultation with outside legal and financial advisors, constitutes or would reasonably be expected to lead to or result in a superior proposal (as defined below), then Gatos or First Majestic, as applicable, may:

•

furnish non-public information regarding, and/or provide access to the business, properties, assets, books or records of, it and its subsidiaries to the person making such competing proposal and such person’s representatives if, and only if, prior to so furnishing such information, it receives from such person an acceptable confidentiality agreement as contemplated by the merger agreement (provided that it also provides the other party any such information that is provided to such person that was not previously provided to the other party within forty-eight (48) hours of providing to such person); and

•	engage in discussions or negotiations with such person regarding the competing proposal.

A “competing proposal” means with respect to a party, other than a party to the merger agreement or its affiliates, whether or not in writing, any inquiry, proposal or offer from, or public expression of intention by, any person or “group” (as defined in the Section 13(d) of the U.S. Exchange Act and the rules promulgated thereunder) of persons relating to (i) any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions of (A) twenty percent (20%) or more of the consolidated assets of such party and its subsidiaries taken as a whole (based on the most recent consolidated financial statements of such party filed with the SEC or SEDAR+, as the case may be), or (B) twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of such party or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more subsidiaries of such party whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of such party and its subsidiaries taken as a whole (based on the most recent consolidated financial statements of such party filed with the SEC or SEDAR+, as the case may be), (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such person or group owning twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of such party or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more subsidiaries of such party whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of such party and its subsidiaries taken as a whole (based on the most recent consolidated financial statements of such party filed with the SEC or SEDAR+, as the case may be), or (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of such party or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more subsidiaries of such party whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of such party and its subsidiaries taken as a whole (based on the most recent consolidated financial statements of such party filed with the SEC or SEDAR+, as the case may be).

A “superior proposal” means any bona fide, written competing proposal (with references to 20% being deemed to be replaced with references to 50%) not solicited in breach of the non-solicitation obligations set forth in the merger agreement, which such party’s board of directors or, in the case of Gatos, the Gatos Special Committee determines in good faith after consultation with outside legal and financial advisors to be (i) more favorable from a financial point of view to their respective shareholders than the merger, taking into account all relevant factors (including any adjustment to the terms and conditions proposed by the other party in response to such proposal) and (ii) reasonably capable of being completed as proposed on a timely basis, in the case of each of clauses (i) and (ii), taking into account the certainty and timing of closing, financing arrangements, the identity of the party making the proposal and such other legal, financial, regulatory and other aspects of such proposal as such party’s board of directors or, in the case of Gatos, the Gatos Special Committee deems in good faith relevant.

The merger agreement also requires each party to (i) notify the other party in writing promptly, and in no event later than twenty-four (24) hours, after receipt of any competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a competing proposal and indicate the identity of the person making the competing proposal and the material terms (including price) and conditions of any such competing proposal, and (ii) keep the other party reasonably informed of the status and material terms and conditions (including any amendments or proposed amendments to such material terms or conditions) of any such competing proposal.

Each of Gatos and First Majestic is promptly required to cease, and cause its subsidiaries and its and their respective directors and officers to cease, and instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives to cease, any and all existing discussions or negotiations with any third parties (including provision of or access to any non-public information to any third parties) conducted before entering into the merger agreement with respect to any competing proposal. Each of Gatos and First Majestic are required to promptly terminate access by any other person and its representatives to any physical or electronic data room, in each case, relating to or in connection with, any competing proposal, and request any person that has executed a confidentiality or non-disclosure agreement at any time within the twelve (12) month period immediately prior to the date of the merger agreement to return or destroy all confidential information in the possession of such person and its representatives.

Change of Recommendation

During the interim period, except as otherwise specifically provided for in the non-solicitation provisions set forth in the merger agreement, neither party’s board of directors nor any committee thereof may:

•	approve, recommend or declare advisable any competing proposal or propose publicly to do so;

•

fail to include (i) in the case of the Gatos board, its recommendation to the Gatos stockholders to adopt the merger agreement (which we refer to as the “Gatos board recommendation”) in this proxy statement/prospectus or (ii) in the case of the First Majestic board, its recommendation to the First Majestic shareholders to approve the First Majestic share issuance in connection with the merger (which we refer to as the “First Majestic board recommendation”) in the First Majestic management information circular;

•

withdraw or withhold (or modify, qualify or amend in any manner adverse to the other party), or propose publicly to withdraw or withhold (or modify, qualify or amend in any manner adverse to the other party) the Gatos board recommendation or First Majestic board recommendations, as applicable;

•

in the case of a Gatos competing proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the U.S. Exchange Act for outstanding shares of Gatos common stock (other than by First Majestic or an affiliate of First Majestic), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the Gatos stockholders on or prior to the earlier of (i) three business days prior to the date of the Gatos special meeting and (ii) 10 business days after commencement of such tender offer or exchange offer;

•

fail to reaffirm the Gatos board recommendation or First Majestic board recommendation, as applicable, within five business days after the other party so requests in writing (or such fewer number of days as remains prior to the date that is three business days prior to the Gatos special meeting) (other than, in the case of Gatos, a competing proposal pursuant to the immediately preceding bullet); or

•	approve or enter into any letter of intent or other contract relating to any competing proposal, other than an acceptable confidentiality agreement.

The taking of any of the actions set forth in the first five bullets above will constitute a “change of recommendation.”

Prior to the receipt of the Gatos stockholder approval, in the case of Gatos, or the First Majestic shareholder approval, in the case of First Majestic, the Gatos board (acting upon the recommendation of the Gatos Special Committee) or Gatos Special Committee or First Majestic board, as applicable may:

•

make a change of recommendation following receipt of a competing proposal that did not result from a material breach of the non-solicitation obligations set forth in the merger agreement, and which the Gatos board (acting upon the recommendation of the Gatos Special Committee) or Gatos Special Committee or First Majestic board determines in good faith after consultation with outside legal and financial advisors is or is reasonably likely to lead to a superior proposal (or continues to be a superior proposal following the notice of change period); or

•	make a change of recommendation in response to the occurrence of an intervening event;

provided, in the case of each of the foregoing bullets, if and only if, the Gatos board (acting upon the recommendation of the Gatos Special Committee) or Gatos Special Committee or First Majestic board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the Gatos board or Gatos Special Committee or First Majestic board, as applicable, under applicable law.

No party is permitted to make a change of recommendation pursuant to the foregoing unless:

•

such party has provided the other party with four business days’ prior written notice (or, in the case of such notice in respect of a material amendment to superior proposal for which it previously provided such a notice, two business days’ prior written notice) advising the other party that its board of directors or, in the case of Gatos, the Gatos Special Committee intends to take such action and contemporaneously provided to the other party (A) in the case of a superior proposal, the identity of the person making the superior proposal and the material terms and conditions of such superior proposal and, if available, a copy of any proposed agreements for such superior proposal, or (B) in the case of an intervening event, a description in reasonable detail of such intervening event; and

•

during such initial four business day period (or, if applicable, any subsequent two business day period) and ending at 11:59 p.m. (New York City time) on such fourth (4th) business day following delivery of the relevant notice (or, if applicable, second (2nd) business day), (A) such party negotiates with the other party and its representatives in good faith to enable the other party to determine whether to propose revisions to the terms of the merger agreement or any other agreement related to the transactions such that, in the case of a superior proposal, such competing proposal would no longer constitute a superior proposal or, in the case of an intervening event, the failure to make such change of recommendation in response to such intervening event would no longer be expected to be inconsistent with the fiduciary duties of the members of its board of directors or, in the case of, the Gatos Special Committee under applicable law, and (B) such party considers in good faith any proposal by the other party to amend the terms and conditions of the merger agreement or any other agreement related to the transactions such that, in the case of a superior proposal, such competing proposal would no longer constitute a superior proposal or, in the case of an intervening event, the failure to make such change of recommendation in response to such intervening event would no longer be expected to be inconsistent with the fiduciary duties of the members of its board of directors or, in the case of Gatos, the Gatos Special Committee under applicable law.

None of the foregoing will prohibit Gatos or First Majestic from disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the U.S. Exchange Act (or directors’ circular required by Canadian Securities Laws), or from issuing a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the U.S. Exchange Act; provided, that the foregoing does not permit either party’s board of directors or, in the case of Gatos, the Gatos Special Committee to recommend to its stockholders to tender any securities in connection with any tender offer or exchange offer that is a competing proposal or otherwise make a change of recommendation except in compliance with the terms of the merger agreement.

As further described in the section below entitled “The Merger Agreement – Expenses and Termination Fee” if (i) First Majestic terminates the merger agreement due to the Gatos board or Gatos Special Committee making a change of recommendation, or if Gatos terminates the merger agreement to enter into a definitive agreement providing for a superior proposal, Gatos will be required to pay First Majestic a termination payment of $28.0 million in cash and (ii) if Gatos terminates the merger agreement due to the First Majestic board making a change of recommendation or if First Majestic terminates the merger agreement to enter into a definitive agreement providing for a superior proposal, First Majestic will be required to pay Gatos a termination payment of $46.0 million in cash.

For purposes of the merger agreement, an “intervening event” means, with respect to either party, any material event, fact, circumstance, effect, development or occurrence that was not known to, or reasonably foreseeable by, such party’s board of directors or, in the case of Gatos, the Gatos Special Committee as of the date of the merger agreement or, if known, the material consequences of which were not known or reasonably foreseeable as of the date of the merger agreement; provided that none of the following events, changes or developments will constitute an intervening event:

•	the receipt, existence or terms of any competing proposal;

•

changes in the market price or trading volume of such party’s stock or the fact that such party meets or exceeds (or fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period; provided, further that the exceptions contained in the foregoing proviso shall not apply to the underlying causes giving rise to, or contributing to, such event, change or development or prevent any of such underlying causes from being taken into account in determining whether an intervening event has occurred;

•

changes after the date hereof in general United States, Mexico, Canada or global economic conditions or conditions (or changes therein) in any industry or industries in which either party operates (including any change (on a current or forward basis) in the price of silver or changes in commodity prices or general market prices affecting the mining industry generally); or

•	changes after the date hereof affecting financial, credit or capital market conditions or changes in interest or exchange rates.

Preparation of the Form F-4, the Proxy Statement/Prospectus and First Majestic Circular; Gatos Stockholder Meeting and First Majestic Shareholder Meeting

Gatos will, in accordance with applicable law and its governing documents, establish a record date for, duly call, and give notice of the Gatos special meeting as promptly as practicable and mail this proxy statement/prospectus to its stockholders entitled to vote at the Gatos special meeting as soon as practicable after the Form F-4 is declared effective by the SEC (or such later date as the parties shall agree). Unless the Gatos board or the Gatos Special Committee has made a change of recommendation in compliance with the provisions of the merger agreement, Gatos shall, through the Gatos board (acting upon the recommendation of the Gatos Special Committee), make the Gatos board recommendation, include such recommendation in the proxy statement/prospectus and solicit and use its reasonable best efforts to obtain the Gatos stockholder approval. Gatos has the right, following consultation with First Majestic, to make (and, if so requested by First Majestic, shall be required to make) one or more successive postponements or adjournments of the Gatos special meeting of not more than 15 days individually if (i) on a date for which the Gatos special meeting is scheduled, (A) there are insufficient shares of Gatos common stock represented to constitute a quorum necessary to conduct the business of such meeting or (B) Gatos has not received proxies representing a sufficient number of shares of Gatos common stock to obtain the Gatos stockholder approval, whether or not a quorum is present, or (ii) such adjournment or postponement is required by applicable law, including to the extent the Gatos board has determined in good faith after consultation with outside counsel that such adjournment or postponement is required under applicable law to ensure that any required supplement or amendment to the proxy statement/prospectus or the Form F-4 is provided or made available to Gatos stockholders or to permit dissemination of information which is material to stockholders voting at the Gatos special meeting and to give Gatos stockholders sufficient time to evaluate any such supplement or amendment or other information. The Gatos special meeting will not be postponed or adjourned pursuant to clause (i) of the foregoing sentence to a date that is in the aggregate more than 30 days after the date on which the Gatos special meeting was originally scheduled. Without the prior written consent of First Majestic, the adoption of the merger agreement shall be the only matter (other than matters of procedure and matters required by applicable law to be voted on by Gatos’ stockholders in connection with the authorization of the merger agreement) that Gatos shall propose to be acted on by the Gatos stockholders at the Gatos special meeting.

First Majestic will, in accordance with applicable law and its governing documents, establish a record date for, duly call, and give notice of the First Majestic special meeting as promptly as practicable and send the First Majestic management information circular to the First Majestic shareholders entitled to vote at the First Majestic special meeting and hold the First Majestic special meeting as soon as practicable after the Form F-4 is declared effective by the SEC (or such later date as the Parties shall agree). Unless the First Majestic board has made a change of recommendation in compliance with the provisions of the merger agreement, First Majestic shall, through the First Majestic board make the First Majestic board recommendation, include such recommendation in the management information circular and solicit and use its reasonable best efforts to obtain the First Majestic shareholder approval. First Majestic has the right, following consultation with Gatos, to make (and, if so requested by Gatos, shall be required to make) one or more successive postponements or adjournments of the First Majestic special meeting of not more than 15 days individually if (i) on a date for which the First Majestic special meeting is scheduled, (A) there are insufficient First Majestic common shares represented to constitute a quorum necessary to conduct the business of such meeting or (B) First Majestic has not received proxies representing a sufficient number of First Majestic common shares to obtain the First Majestic shareholder approval, whether or not a quorum is present, or (ii) such adjournment or postponement is required by applicable law, including to the extent the First Majestic board has determined in good faith after consultation with outside counsel that such adjournment or postponement is required under applicable law to ensure that any required supplement or amendment to the First Majestic management information circular is provided or made available to First Majestic shareholders or to permit dissemination of information which is material to shareholders voting at the First Majestic special meeting and to give First Majestic shareholders sufficient time to evaluate any such supplement or amendment or other information. The First Majestic special meeting will not be postponed or adjourned pursuant to clause (i) of the foregoing sentence to a date that is in the aggregate more than 30 days after the date on which the First Majestic special meeting was originally scheduled. Without the prior written consent of Gatos, the issuance of the First Majestic common shares shall be the only matter (other than matters of procedure and matters required by applicable law to be voted on by First Majestic’s stockholders in connection with the authorization of the merger agreement) that First Majestic shall propose to be acted on by the First Majestic shareholders at the First Majestic special meeting.

Unless the merger agreement has been terminated in accordance with its terms, (i) the Gatos special meeting shall be convened and the merger agreement shall be submitted for authorization by the stockholders of Gatos at the Gatos special meeting (notwithstanding any change of recommendation permitted by the merger agreement) and (ii) the First Majestic special meeting shall be convened and the issuance of the First Majestic common shares shall be submitted for approval by the shareholders of First Majestic at the First Majestic special meeting.

Gatos and First Majestic will use their respective reasonable best efforts to hold the Gatos special meeting and the First Majestic special meeting as closely together in time as practicable and on the same date and as soon as reasonably practicable after the date of the merger agreement.

Reasonable Best Efforts

Subject to certain exceptions and qualifications described in the merger agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, and assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement, including taking all actions necessary to cause the applicable conditions to closing to be satisfied and executing and delivering any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement.

Each party will (i) use its reasonable best efforts to make the appropriate filings under Mexico’s antitrust law as soon as reasonably practicable but in no event later than 20 business days after the date of the merger agreement, (ii) cooperate and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (iii) promptly inform the other party of any material communication given by the Antitrust Division of COFECE or other governmental entity, and any material communication received or given in connection with any proceeding by a private party, under any antitrust law; (iv) permit the other party a reasonable opportunity to review in advance of any material communication that it gives to, and consult with each other in advance of any meeting with, COFECE or other governmental entity, or in the case of any proceeding by a private party under antitrust law, such private party and (v) to the extent permitted by any applicable governmental entity or other person, give the other party a reasonable opportunity to attend and participate in any in-person meetings with COFECE or other governmental entity or other person with respect to the transactions contemplated by the merger agreement.

Each of First Majestic and Gatos will not, and will cause their respective affiliates not to, except as permitted by or provided for in the merger agreement, without the prior written consent of the other party, take or cause to be taken any action that could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any required governmental consents contemplated by the merger or the expiration or termination of any applicable waiting period; (ii) increase the risk of any governmental entity entering an order prohibiting the transactions contemplated by the merger agreement; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; (iv) materially delay or prevent the consummation of the transactions contemplated by the merger agreement; or (v) cause any of the representations or warranties of First Majestic and merger sub or Gatos, respectively, to become inaccurate in any material respect or any of the covenants of First Majestic and merger sub or Gatos, respectively, to be breached in any material respect or result in the failure to be satisfied of any of the conditions to closing.

First Majestic will, and will cause its affiliates to, use their reasonable best efforts to avoid or eliminate each and every impediment under applicable law so as to enable the consummation of the transactions contemplated by the merger agreement to occur as soon as reasonably possible (and in any event no later than the outside date), including taking all actions requested by any governmental entity or necessary to resolve any objections that may be asserted by any governmental entity with respect to the transactions contemplated by the merger agreement, except to the extent that such action or actions would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, results of operations or financial condition of First Majestic, the First Majestic subsidiaries, Gatos and the Gatos subsidiaries, taken as a whole. Neither First Majestic nor the First Majestic subsidiaries shall be obligated or required to take any action to directly or indirectly dispose of any interest in the San Dimas Silver/Gold Mine, Santa Elena Silver/Gold Mine or La Encantada Silver Mine.

Indemnification; Exculpation and Insurance

For not less than six years from and after the effective time, First Majestic will cause the surviving corporation to indemnify and hold harmless all past and present directors, officers and employees of Gatos and its subsidiaries, and each director, officer, member, trustee or fiduciary of another person (but only to the extent that such director, officer, member, trustee or fiduciary is or was serving in such capacity at the request of Gatos) (which we refer to as the “Indemnified Parties”) against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with, arising out of or otherwise related to any actual or threatened action or investigation in connection with, arising out of or otherwise related to any acts or omissions occurring or alleged to have occurred at or prior to the effective time in connection with such Indemnified Party’s service as an officer, director or employee of Gatos or any of its subsidiaries or of any persons serving at the request thereof, to the fullest extent permitted by law and provided pursuant to Gatos’ or its subsidiaries’ governing documents or any indemnification or similar agreements in existence on the date of the merger agreement.

All rights to indemnification, exculpation and advancement in existence on the date of the merger agreement will survive the merger and remain in effect for six years following the completion of the merger and no such rights may be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party.

First Majestic will cause the surviving corporation to maintain, for an aggregate period of not less than six years from the effective time, the current directors’ and officers’ liability insurance policy maintained by Gatos or a tail policy with respect to claims arising from facts or events occurring at or prior to the effective time; however, the surviving corporation shall not be required to expend more than 400% of the last annual premium for such policy.

Certain United States Tax Matters

First Majestic and Gatos intend that, for U.S. federal, and applicable state and local, income tax purposes, (i) the merger qualifies as a “reorganization” under Section 368(a) of the Code to which each of First Majestic, merger sub, and Gatos are parties under Section 368(b) of the Code and (ii) the merger will not result in the recognition of gain under Section 367(a)(1) of the Code (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of First Majestic following the merger that does not enter into a five-year gain recognition agreement as provided under Treasury Regulations Section 1.367(a)-8 (a “GRA”)) (clauses (i) and (ii) are referred to in the merger agreement as the “Intended Tax Treatment”). The merger agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of U.S. Treasury Regulations Section 1.368-2(g). The merger will be reported by the parties for all applicable tax purposes in accordance with the Intended Tax Treatment, unless otherwise required by applicable law or a governmental entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.

The obligation of Gatos to complete the merger is conditioned upon the receipt of an opinion, dated as of the closing date, from White & Case LLP (or other legal counsel selected by Gatos), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. This opinion will be based on representations, warranties and covenants contained in representation letters provided by First Majestic and Gatos and on customary factual assumptions, all of which must be consistent with the state of existing facts as of the effective time of the merger.

First Majestic and the surviving corporation have agreed to provide any information in the possession of First Majestic or the surviving corporation or otherwise reasonably ascertainable or obtainable which is reasonably requested by a Gatos stockholder that has entered into a GRA with respect to the merger and notified First Majestic in writing that it has entered into the GRA in order to comply with the filing requirements applicable to such GRA. First Majestic and the surviving corporation have agreed to use commercially reasonable efforts to inform any such Gatos stockholder of the occurrence of any material events that would reasonably be expected to affect any such Gatos stockholder’s GRA.

Employee Benefits Matters

For at least one year following the closing date, First Majestic has agreed to provide each individual who is employed by Gatos or its subsidiaries as of immediately prior to the effective time of the merger (for so long as such individual is employed by Gatos or its subsidiaries during such one year period) (which we refer to as the “Continuing Employees”) with the following: (i) a base salary or wage rate level and cash incentive opportunities at least equal to the base salary or hourly wage level and cash incentive opportunities to which they were entitled immediately prior to the completion of the merger and (ii) other benefits, perquisites and terms and conditions of employment that are substantially similar and no less favorable than such employees were entitled to receive immediately prior to the completion of the merger, but in no cases, any less generous than required pursuant to applicable law.

First Majestic, or one of its affiliates, shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans in which Continuing Employees are eligible to participate immediately following the closing date (including any Gatos benefit plans or group health plans of First Majestic or any of its affiliates (which we refer to as the “First Majestic Benefit Plans”)) to be waived with respect to Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the closing for which payment has been made under any group health plans in which Continuing Employees are eligible to participate immediately following the closing date and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar employee benefit plan, give each Continuing Employee service credit for such Continuing Employee’s employment with Gatos and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable First Majestic Benefit Plan, as if such service had been performed with First Majestic or one of its affiliates or predecessors.

First Majestic will permit, or cause its affiliates to permit, the Continuing Employees to use all vacation, sick leave and other paid personal time that such Continuing Employees have accrued, but have not used, as of immediately prior to the closing in accordance with the terms of vacation, sick leave and paid personal time programs that are not less favorable to the Continuing Employees than those in effect immediately prior to the closing date. First Majestic will recognize and assume, or shall cause to be recognized and assumed, all liabilities with respect to accrued but unused vacation, sick leave and paid personal time for all Continuing Employees.

The merger agreement provides that nothing contained therein shall (i) confer upon any Continuing Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict First Majestic or any of its affiliates from modifying or terminating the employment or terms of employment of any Continuing Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the closing date or (iii) be treated as an amendment or other modification of any Gatos benefit plan or other employee benefit plan or arrangement.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants and agreements requiring, among other things and subject to certain exceptions and qualifications described in the merger agreement:

•

each party providing reasonable access to such party’s properties, offices, books, contracts and records, furnishing reasonably promptly to the other party information concerning its business, properties and personnel as such other party may reasonably request in connection with the consummation of the transactions contemplated by the merger agreement and cooperating in connection with such access and disclosure obligations;

•	each party agreeing to hold any non-public information in confidence in accordance with the terms of the confidentiality agreement between the parties;

•

each party to provide one another with prompt notice (i) of any written notice from any party to a material contract of such party, (ii) of any written notice from any governmental entity in connection with the transactions contemplated by the merger agreement and (iii) upon becoming aware of the occurrence of any fact, change, effect, development, circumstance, condition, state of facts, event or occurrence that would cause or result in any of the conditions to the merger not being satisfied or the failure by such party to comply with, in any material respect, any covenant or agreement to be complied with by such party under the merger agreement;

•

Gatos to reasonably consult with First Majestic regarding the 2025 budget for Gatos and its subsidiaries, including by providing a substantially final draft of such 2025 budget, in each case to the extent permitted by applicable law;

•	mutual consent and review rights over any press release or other public announcement with respect to the merger, subject to certain exceptions;

•

First Majestic to, as promptly as reasonably practicable, inform Gatos of any material communication received by First Majestic, its subsidiaries or their respective legal counsel, accountants or other representatives in connection with certain tax matters from the Servicio de Administracion Tributaria and promptly inform Gatos of any material developments with respect to such tax matters.

•

each party to (i) provide prompt written notice of any legal proceeding related to the merger, (ii) allow the other party to participate (but not control) in the defense of such legal proceeding and (iii) not offer or agree to settle any legal proceeding without the other party’s prior written consent;

•

Gatos to reasonably cooperate with First Majestic and to use its reasonable best efforts to take all actions reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE and TSX to enable the delisting by the surviving corporation of the Gatos common stock from the NYSE and TSX as promptly as practicable after the effective time and the deregistration of the Gatos common stock under the U.S. Exchange Act as promptly as practicable after the effective time; and

•

First Majestic to take all action necessary to cause the First Majestic common shares to be issued in the merger to be approved for listing on the NYSE and TSX prior to the effective time and Gatos to reasonably cooperate with First Majestic in the preparation of the materials to be submitted to the NYSE and TSX and the resolution of any comments received.

Nothing contained in the merger agreement shall give either Gatos or First Majestic, directly or indirectly, the right to control or direct the business or operations of the other party prior to the effective time and, prior to the effective time, each party shall exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over it and its subsidiaries’ respective business and operations.

Conditions to the Completion of the Merger

The respective obligations of each party to effect the merger will be subject to the satisfaction at or prior to the effective time of each of the following conditions, any and all of which may be waived in writing in whole or in part by the relevant party to the extent permitted by law:

Conditions to the Obligations of Both Parties

•

the affirmative vote of the holders of at least a majority of the outstanding shares of Gatos common stock entitled to vote on the authorization of the merger agreement at the Gatos special meeting in favor of such authorization;

•

the approval of the issuance of the First Majestic common shares as merger consideration by simple majority of the votes cast by holders of First Majestic common shares present in person or by proxy at the First Majestic special meeting and entitled to vote at the First Majestic special meeting;

•

the effectiveness of the Form F-4 in accordance with the provisions of the U.S. Securities Act and the absence of any stop order suspending the effectiveness of the Form F-4 or proceeding to that effect shall have been commenced or threatened in writing by the SEC unless subsequently withdrawn;

•

the absence of any rule, regulation or other law or order entered, enacted, promulgated, enforced or issued by any governmental entity of competent jurisdiction which prevents, prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement;

•	all required approvals or clearances pursuant to Mexico’s antitrust law having been received; and

•

the First Majestic common shares to be issued as merger consideration having been approved for listing on the NYSE, subject to official notice of issuance, and conditionally approved or authorized for listing on the TSX (subject only to customary listing conditions).

Conditions to the Obligations of First Majestic and Merger Sub

•

certain representations and warranties of Gatos relating to the absence of a Gatos material adverse effect from December 31, 2023, through the date of the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the closing date;

•

certain representations and warranties of Gatos relating to its capitalization being true and correct in all respects, except for any de minimis inaccuracies, as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

certain representations and warranties of Gatos relating to qualification, organization, subsidiaries, certain rights with respect to the shares of capital stock, corporate authority relative to the merger agreement, and finders and brokers (without giving effect to any qualification as to materiality or Gatos material adverse effect contained therein) being true and correct in all material respects as of the date of the merger agreement and the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

each of the other representations and warranties of Gatos set forth in the merger agreement (without giving effect to any qualification as to materiality or Gatos material adverse effect contained therein) being true and correct as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where any failures of any such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos material adverse effect;

•

Gatos having performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the effective time;

•

First Majestic having received a certificate signed on behalf of Gatos by a duly authorized executive officer of Gatos certifying that the conditions set forth in the bullets directly above have been satisfied; and

•

since the date of the merger agreement until the effective time, there having not occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence that has had, or is reasonably likely to have, a Gatos material adverse effect.

Conditions to the Obligations of Gatos

•

certain representations and warranties of First Majestic relating to the absence of a First Majestic material adverse effect from December 31, 2023, through the date of the merger agreement being true and correct in all respects as of the date of the merger agreement and the closing date;

•

certain representations and warranties of First Majestic and merger sub relating to its capitalization being true and correct in all respects, except for any de minimis inaccuracies, as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

certain representations and warranties of First Majestic relating to qualification, organization, subsidiaries, certain rights with respect to the shares of capital stock, corporate authority relative to the merger agreement, and finders and brokers (without giving effect to any qualification as to materiality or First Majestic material adverse effect contained therein) being true and correct in all material respects as of the date of the merger agreement and the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

each of the other representations and warranties of First Majestic and merger sub set forth in the merger agreement (without giving effect to any qualification as to materiality or First Majestic material adverse effect contained therein) being true and correct as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where any failures of any such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic material adverse effect;

•

First Majestic and merger sub having performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under the merger agreement at or prior to the effective time;

•

Gatos having received a certificate signed on behalf of First Majestic by a duly authorized executive officer of First Majestic certifying that the conditions set forth in the bullets directly above have been satisfied;

•

Gatos having received an opinion from White & Case (or other legal counsel selected by Gatos), in form and substance reasonably satisfactory to Gatos, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

•

since the date of the merger agreement until the effective time, there having not occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence that has had, or is reasonably likely to have a First Majestic material adverse effect.

Frustration of Closing Conditions

None of the parties may rely, as a basis for not consummating the merger, on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s material failure to comply with any provision of the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger and the other transactions may be abandoned at any time prior to the effective time, whether (except as expressly set forth below) before or after the Gatos stockholder approval or First Majestic shareholder approval, under the following circumstances:

•	by mutual written consent of First Majestic and Gatos;

•

by either First Majestic or Gatos, if there has been a breach by Gatos, in the case of a termination by First Majestic, or if there has been a breach by First Majestic or merger sub, in the case of a termination by Gatos, of any representation, warranty, covenant or agreement set forth in the merger agreement, which breach would result in certain conditions to consummation of the merger not being satisfied (and such breach is not curable prior to the outside date or, if curable prior to the outside date, has not been cured within the earlier of (i) 45 days after the receipt of written notice from the non-breaching party or (ii) one business day before the outside date); provided that the merger agreement may not be terminated pursuant to this provision by any party if such party is then in material breach of any representation, warranty, covenant or agreement in the merger agreement;

•

by either First Majestic or Gatos, if the closing has not occurred by 5:00 p.m., Eastern Time, on April 30, 2025 (such date, as may be extended pursuant to the following proviso, the “outside date”); provided, that in the event that on such date all of the conditions to closing have been satisfied or waived other than the conditions set forth in the provisions related to the absence of adverse laws or orders to the extent related to antitrust clearances, so long as such condition remains capable of being satisfied, the termination date will automatically be extended to 5:00 p.m. Eastern time on May 31, 2025; provided that the right to terminate the merger agreement pursuant to this provision shall not be available to any party whose breach of any representation, warranty, covenant or agreement in the merger agreement has been the cause of, or resulted in, the closing not occurring prior to the outside date;

•	by First Majestic, if, at any time prior to the receipt of the Gatos stockholder approval, the Gatos board or any committee thereof has made a Gatos change of recommendation;

•	by Gatos, if, at any time prior to the receipt of the First Majestic shareholder approval, the First Majestic board or any committee thereof has made a First Majestic change of recommendation;

•

by either Gatos or First Majestic if there is any rule, regulation or other law or order entered, enacted, promulgated, enforced or issued by any governmental entity of competent jurisdiction which prevents, prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement and the adverse law or order has become final and non-appealable; provided that the right to terminate the merger agreement pursuant to this provision shall not be available to a party whose action or failure to act has been the primary cause of, or primarily resulted in, the action or event described in this provision occurring;

•

by either Gatos or First Majestic, if the Gatos stockholder approval has not been obtained at the Gatos special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; provided that the right to terminate the merger agreement pursuant to this provision shall not be available to any party where the failure to obtain such Gatos stockholder approval shall have been caused by a material breach by such party of the merger agreement;

•

by either First Majestic or Gatos, if the First Majestic shareholder approval has not been obtained at the First Majestic special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; provided that the right to terminate the merger agreement pursuant to this provision shall not be available to any party where the failure to obtain such First Majestic shareholder approval shall have been caused by a material breach by such party of the merger agreement;

•

by Gatos, if, at any time prior to the receipt of the Gatos stockholder approval, the Gatos board or the Gatos Special Committee has (i) effected a Gatos change of recommendation in accordance with the obligations set forth in the merger agreement in order to accept a Gatos superior proposal, (ii) entered into an acquisition agreement with respect to such Gatos superior proposal concurrently with the termination of the merger agreement, and (iii) paid the Gatos termination fee of $28.0 million to First Majestic in accordance with the terms of the merger agreement; and

•

by First Majestic, if, at any time prior to the receipt of the First Majestic shareholder approval, the First Majestic board has (i) effected a First Majestic change of recommendation in accordance with the obligations set forth in the merger agreement in order to accept a First Majestic superior proposal, (ii) entered into an acquisition agreement with respect to such First Majestic superior proposal concurrently with the termination of the agreement and (iii) paid the First Majestic termination fee of $46.0 million to Gatos in accordance with the terms of the merger agreement.

Effect of Termination

If the merger agreement is terminated in accordance with its terms the merger agreement will become null and void and there will be no liability on the part of First Majestic, Gatos or merger sub, or any of their respective subsidiaries, except under certain provisions of the merger agreement that will survive such termination, including, among others, certain provisions relating to the merger, confidentiality, the confidentiality agreement, effect of termination, expenses, remedies and governing law; provided that no party shall be relieved from liability for its willful breach of its representations, warranties, covenants or agreements set forth in the merger agreement prior to such termination or for fraud (including the loss to the Gatos stockholders of the benefits of the transactions contemplated by the merger agreement, including the loss of the premium offered to the Gatos stockholders).

Expenses and Termination Fee

All fees and expenses incurred in connection with the merger, the merger agreement and the other transactions will be paid by the party incurring such expenses, whether or not the merger is consummated, except that (i) transfer taxes are borne by the surviving company and (ii) each of First Majestic and Gatos will bear and pay one-half the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which will be borne by the party incurring such expenses) incurred by the parties in connection with (a) the filing, printing and mailing of the Form F-4, the First Majestic management information circular and this proxy statement/prospectus (including fees payable to the SEC or NYSE or TSX associated with filing such documents) and (b) payments required to be made to a governmental entity for the appropriate filings under Mexico’s antitrust law.

Gatos Termination Fee

Gatos will be obligated to pay a termination fee of $28.0 million in cash to First Majestic if:

•	the merger agreement is terminated by Gatos in order to enter into a superior proposal;

•

(i) the merger agreement is terminated in a manner set forth in any of the below provisions and (ii) concurrently or within twelve (12) months after such termination Gatos consummates a competing proposal or enters into a definitive agreement providing for a competing proposal and later consummates such transaction (provided that, for purposes of this bullet, references to 20% in the definition of First Majestic competing proposal (as set forth in the section titled “Frequently Used Terms”) shall be deemed to be 50%):

•

(A) the merger agreement is terminated by First Majestic as a result of a terminable breach by Gatos and (B) a Gatos competing proposal has been publicly announced or otherwise received by the Gatos board or the Gatos Special Committee prior to the time of the event giving rise to such termination right;

•

(A) the merger agreement is terminated by First Majestic or Gatos because the merger is not completed by the outside date, (B) a Gatos competing proposal has been publicly announced or otherwise received by the Gatos board or the Gatos Special Committee prior to the outside date and (C) (x) the First Majestic shareholder approval has been obtained (but not yet revoked), (y) the Gatos stockholder approval has not been obtained and (z) all other conditions set forth in the conditions to obligations of Gatos were satisfied or capable of being satisfied prior to such termination; or

•

(A) the merger agreement is terminated by First Majestic or Gatos because the Gatos stockholder approval is not obtained and (B) a Gatos competing proposal has been publicly announced at least two business days prior to the date of the Gatos special meeting; or

•	the merger agreement is terminated (i) by First Majestic or Gatos because the Gatos stockholder approval is not obtained following any time when First Majestic is entitled to terminate the merger agreement due to a Gatos change of recommendation or (ii) by First Majestic due to a Gatos change of recommendation.

First Majestic Termination Fee

First Majestic will be obligated to pay a termination fee of $46.0 million in cash to Gatos if:

•	the merger agreement is terminated by First Majestic in order to enter into a superior proposal;

•

(i) the merger agreement is terminated in a manner set forth in any of the below provisions and (ii) concurrently or within twelve (12) months after such termination First Majestic consummates a competing proposal or enters into a definitive agreement providing for a competing proposal and later consummates such transaction (provided that, for purposes of this bullet, references to 20% in the definition of First Majestic competing proposal (as set forth in the section titled “Frequently Used Terms”) shall be deemed to be 50%):

•

(A) the merger agreement is terminated by Gatos as a result of a terminable breach by First Majestic and (B) a First Majestic competing proposal has been publicly announced or otherwise received by the First Majestic board prior to the time of the event giving rise to such termination right;

•

(A) the merger agreement is terminated by First Majestic or Gatos because the merger is not completed by the outside date, (B) a First Majestic competing proposal has been publicly announced or otherwise received by the First Majestic board prior to the outside date and (C) (x) the Gatos stockholder approval has been obtained (but not yet revoked), (y) the First Majestic shareholder approval has not been obtained and (z) all other conditions set forth in the conditions to obligations of First Majestic were satisfied or capable of being satisfied prior to such termination; or

•

(A) the merger agreement is terminated by First Majestic or Gatos because the First Majestic shareholder approval is not obtained and (B) a First Majestic competing proposal has been publicly announced at least two business days prior to the date of the First Majestic special meeting; or

•

the merger agreement is terminated (i) by First Majestic or Gatos because the First Majestic shareholder approval is not obtained following any time when Gatos is entitled to terminate the merger agreement due to a First Majestic change of recommendation or (ii) by Gatos due to a First Majestic change of recommendation.

In no event shall either party be obligated to pay the termination fee on more than one occasion.

Amendment, Modification and Waiver

Amendment or Modification

Subject to compliance with applicable law, the merger agreement may be amended, modified and supplemented by mutual agreement of the parties thereto in writing at any time before or after receipt of the requisite stockholder approvals; provided that after receipt of requisite stockholder approval, any amendment, modification, supplement or waiver of the merger agreement that requires the approval by Gatos stockholders or First Majestic shareholders, as applicable, under applicable law, will be subject to such approval.

Waiver

At any time prior to the completion of the merger, a party may, in writing, (i) extend the time for performance of any obligation or act of the other party, (ii) waive any inaccuracy in a representation or warranty of the other party or (iii) waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement on the part of First Majestic or Gatos to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of First Majestic or Gatos, as applicable. Any delay in exercising any right under the merger agreement will not constitute a waiver of such right.

Enforcement; Remedies

The parties to the merger agreement agreed that irreparable injury will occur in the event that any of the provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached and that prior to the termination of the merger agreement pursuant to the terms thereof, each party is entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement by any other party, to a decree or order of specific performance to specifically enforce the terms and provisions of the merger agreement (including the parties’ obligation to consummate the merger) and to any further equitable relief, without any obligation to obtain, furnish, post or provide any bond or other security in respect thereof. Each party further waives any objection to any such remedy on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity.

Governing Law

The merger agreement is governed, construed and enforced in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles that would result in the application of law of any other state).

THE VOTING AND SUPPORT AGREEMENTS

On September 5, 2024, in connection with the execution of the merger agreement, First Majestic entered into the support agreements with the supporting stockholders. This section describes the material terms of the support agreements. The descriptions of the support agreements in this section and elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the complete text of the support agreements. A copy of the support agreement entered into by the Electrum stockholders (as defined below) is attached as Annex E and a copy of the form of support agreement entered into by the D&O stockholders (as defined below) is attached as Annex D and are incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all the information about the support agreements that is important to you. You are encouraged to carefully read the support agreements in their entirety, as the rights and obligations of the parties thereto are governed by the express terms of the support agreements and not by this summary or any other information contained in this proxy statement/prospectus.

Generally

In order to induce First Majestic to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, First Majestic entered into the support agreements with the supporting stockholders and all of the directors and certain senior executive officers of Gatos. The support agreements cover a total of 22,440,952 shares of Gatos common stock owned by the stockholders that are parties to the support agreements, representing approximately 32% of the outstanding shares of Gatos common stock.

Electrum Voting and Support Agreement

On September 5, 2024, First Majestic and merger sub entered into the Electrum support agreement. Pursuant to the Electrum support agreement, the Electrum stockholders agreed to vote all of their shares of Gatos common stock at any Gatos meeting called with respect to any of the following matters during the effective time of the Electrum support agreement (a) in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger, (b) in favor of any other proposal in respect of which the vote or written consent of such Electrum stockholders is requested that could reasonably be expected to facilitate the approval of the transactions contemplated by the merger agreement, including any proposal to adjourn or postpone such meeting of the stockholders of Gatos to a later date if there are not sufficient votes to adopt the merger agreement or not sufficient shares present in person or by proxy at such meeting to constitute a quorum and (c) against: (i) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach by Gatos under the merger agreement or Electrum stockholders under the Electrum support agreement, (ii) any amendment to Gatos’ governing documents that would reasonably be expected to prohibit or impede the timely consummation of the merger and/or the transactions contemplated by the merger agreement and (iii) any change in a majority of the Gatos board. The Electrum stockholders have also agreed to appear in person or by proxy at each meeting or otherwise cause all of the subject securities to be counted as present thereat for purposes of establishing a quorum. As of September 5, 2024, the Electrum support agreement covered a total of 22,004,376 shares of Gatos common stock, representing approximately 32% of the issued and outstanding shares of Gatos common stock.

The Electrum support agreement will terminate as of the earliest to occur of (1) the effective time, (2) the termination of the merger agreement, (3) the occurrence of a Gatos change of recommendation in accordance with the merger agreement and (4) the termination of the Electrum support agreement by mutual written consent of the parties thereto (each of clauses (1) to (4), an “Electrum Support Agreement Termination Event”).

The Electrum stockholders have also agreed to certain restrictions on the transfer of their respective covered shares during the term of the Electrum support agreement. Until the occurrence of an Electrum Support Agreement Termination Event, the Electrum stockholders agreed not to (1) transfer any subject securities, except for transfers (A) that are initiated by the lender under the Electrum credit arrangements or (B) that occur following January 1, 2025, to the extent that such transfer is reasonably necessary to provide liquidity to the Electrum stockholders to timely repay the Electrum credit agreement, or (2) deposit any subject securities into a voting trust or enter into any agreement, arrangement or understanding with any person or give instructions inconsistent with the Electrum support agreement.

Until the occurrence of an Electrum Support Agreement Termination Event, the Electrum stockholders agreed not to and to use their reasonable best efforts not to permit any of its representatives to act on Electrum’s behalf, to directly or indirectly engage in any conduct in which Gatos is not permitted to engage by the non-solicitation obligations set forth in the merger agreement.

The Electrum Support Agreement is governed by Delaware law.

D&O Voting and Support Agreements

On September 5, 2024, First Majestic and merger sub entered into the D&O support agreements with each director and certain senior executive officers of Gatos (solely in their capacities as stockholders of Gatos) (collectively referred to as the “D&O stockholders”). Pursuant to the D&O support agreements, the D&O stockholders agreed to vote all of their shares of Gatos common stock at any Gatos meeting called with respect to any of the following matters during the effective time of the D&O support agreements (a) in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger, (b) in favor of any other proposal in respect of which the vote or written consent of such D&O stockholders is requested that could reasonably be expected to facilitate the approval of the transactions contemplated by the merger agreement, including any proposal to adjourn or postpone such meeting of the stockholders of Gatos to a later date if there are not sufficient votes to adopt the merger agreement or not sufficient shares present in person or by proxy at such meeting to constitute a quorum and (c) against: (i) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach by Gatos under the merger agreement or D&O stockholders under the D&O support agreements, (ii) any amendment to Gatos’ governing documents that would reasonably be expected to prohibit or impede the timely consummation of the merger and/or the transactions contemplated by the merger agreement and (iii) any change in a majority of the Gatos board. The D&O stockholders have also agreed to appear in person or by proxy at each meeting or otherwise cause all of the subject securities to be counted as present thereat for purposes of establishing a quorum. As of September 5, 2024, the D&O support agreements covered a total of 436,576 shares of Gatos common stock, representing approximately 0.6% of the issued and outstanding shares of Gatos common stock.

The D&O support agreements will terminate as of the earliest to occur of (1) the effective time, (2) the termination of the merger agreement and (3) the termination of the D&O support agreements, as applicable, by mutual written consent of the parties thereto (each of clauses (1) to (3), a “D&O Support Agreement Termination Event”).

The D&O stockholders have also agreed to certain restrictions on the transfer of their respective covered shares during the term of the D&O support agreements, as applicable. Until the occurrence of a D&O Support Agreement Termination Event, the D&O stockholders agreed not to (1) transfer any subject securities except for a permitted transfer, or (2) deposit any subject securities into a voting trust or enter into any agreement, arrangement or understanding with any person or give instructions inconsistent with the D&O support agreements, as applicable.

Until the occurrence of a D&O Support Agreement Termination Event, each D&O stockholder agreed not to, in the D&O stockholder’s capacity as a stockholder and not in his or her capacity as an officer and/or director of Gatos, directly or indirectly, engage in any conduct in which Gatos is not permitted to engage by the non-solicitation obligations set forth in the merger agreement.

The D&O support agreements are governed by Delaware law.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Gatos

The following table shows information regarding the beneficial ownership of shares of Gatos common stock based on information available as of September 27, 2024, by:

•	each person or group who is known by Gatos to own beneficially more than 5% of the shares of Gatos common stock;

•	each member of the Gatos board;

•	each of the named executive officers of Gatos; and

•	all members of the Gatos board and Gatos executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock of which a person has the right to acquire beneficial ownership at any time within 60 days of September 27, 2024, are deemed outstanding and beneficially owned by the person for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. To Gatos’ knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Gatos common stock shown as beneficially owned by them.

The percentage of common stock beneficially owned in the table is based on 69,352,645 shares of Gatos common stock outstanding as of September 27, 2024, plus, with respect to the current directors and executive officers as a group, 2,170,996 shares that may be acquired upon exercise of options, RSUs or DSUs by the current directors and executive officers within 60 days of that date.

Unless otherwise indicated, the address for each holder listed below is c/o Gatos Silver, Inc., Suite 910 – 925 West Georgia Street, Vancouver, BC V6C 3L2.

Name	Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
Greater than 5% stockholders
Electrum(1):
Electrum Silver US LLC	17,894,672	25.8%
Electrum Silver US II LLC	4,109,704	5.9%
Total	22,004,376	31.7%
Municipal Employees’ Retirement System of Michigan(2)	6,216,192	9.0%
Condire Management, LP(3)	5,750,000	8.3%
Sprott, Inc.(4)	3,496,292	5.0%
Exor N.V.(5)	3,460,852	5.0%
Directors and current Named Executive Officers
Janice Stairs(7)(8)(9)	120,553	*
Ali Erfan(6)(7)(8)	175,887	*
Igor Gonzales(7)(8)	103,116	*
Karl Hanneman(7)(8)(10)	129,700	*
Charles Hansard(7)(8)	66,778	*
David Peat(7)(8)(11)	219,378	*
Daniel Muñiz Quintanilla(7)(8)	60,418	*
Dale Andres(7)(12)	1,067,422	1.5%

Name	Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
André van Niekerk(7)	107,535	*
Anthony Scott(7)(13)	185,604	*
Current directors and executive officers as a group (15 persons)	2,637,572	3.7%

*	Represents beneficial ownership of less than 1%.
(1)

The securities reported are based on a Schedule 13G/A filed on February 11, 2022 by Electrum Silver US LLC (“ESUS”), Electrum Strategic Management LLC (“ESM”), Electrum Global Holdings L.P. (“Global Holdco”), TEG Global GP Ltd. (“TEG Global”), The Electrum Group LLC (“TEG”), Electrum Silver US II LLC (“ESUS II”), Electrum Strategic Opportunities Fund II L.P. (“ESOF II”), Electrum Strategic Opportunities Fund II GP L.P. (“ESOF II GP L.P.”) and ESOF II GP Ltd. (“ESOF II GP”) (for the purposes of this section, collectively, “Electrum”). Mr. Erfan is Vice Chairman of TEG.ESUS directly owns 17,894,672 shares of Gatos common stock. ESM is the manager of ESUS. ESM is wholly-owned by Global Holdco, and TEG Global is the general partner of Global Holdco. TEG acts as an investment advisor to Global Holdco. As a result, ESM, Global Holdco, TEG Global and TEG may be deemed to beneficially own shares of Gatos common stock held by ESUS.ESUS II directly owns 4,109,704 shares of Gatos common stock. ESOF II owns 99% of ESUS II, and ESM is the manager of ESUS II. ESM is wholly-owned by Global Holdco, and TEG Global is the general partner of Global Holdco. The general partner of ESOF II is ESOF II GP L.P., and the general partner of ESOF II GP L.P. is ESOF II GP. ESOF II GP is wholly-owned by Global Holdco. TEG acts as an investment advisor to ESOF II. As a result, ESOF II, ESM, Global Holdco, TEG Global, ESOF II GP L.P., TEG and ESOF II GP may be deemed to beneficially own shares of Gatos common stock held by ESUS II.The address of the Electrum entities is 600 Fifth Avenue, 24th Floor, New York, NY 10020.

(2)

The securities reported are based on a Schedule 13F filed on February 5, 2024, by the Municipal Employees’ Retirement System of Michigan. The address of MERS is 1134 Municipal Way, Lansing, Michigan 48917.

(3)

The securities reported are based on a Schedule 13G/A filed on February 14, 2024, by Condire Management, LP (“Condire Management”), Condire Management GP Holdings, LLC (“Condire Management GP”), Ryan E. Schedler and Bradley J. Shisler (for the purposes of this section, collectively, “Condire”). 5,479,673 shares of Gatos common stock are held for the account of Condire Resource Master Partnership, LP (“Condire Resource”) and 270,327 shares of Gatos common stock are held for the account of Condire Alpha, LP (“Condire Alpha”). Condire Management acts as investment manager to, and manages investment and trading accounts of, Condire Resource and Condire Alpha. Condire Management GP serves as the general partner of Condire Management, and Mr. Schedler and Mr. Shisler are the managing members of Condire Management GP. Each of Condire Management, Condire Management GP, Mr. Schedler and Mr. Shisler may be deemed the indirect beneficial owner of securities held by Condire Resource and Condire Alpha. The address of Condire is 1717 McKinney Avenue, Suite 850, Dallas, Texas 75202.

(4)	The securities reported are based on a Schedule 13G filed on February 14, 2024, by Sprott Inc. The address of Sprott Inc. is 200 Bay Street, Suite 2600, Toronto, Ontario, Canada, M5J 2J1.
(5)

The securities reported are based on a Schedule 13G filed on June 4, 2024, by Exor N.V., Giovanni Agnelli B.V., Lingotto Investment Management (UK) Limited and Lingotto Investment Management LLP (collectively, the “Exor Entities”). Lingotto Investment Management LLP directly owns 3,460,852 shares of Gatos common stock and is 99.7% owned by Lingotto Investment Management (UK) Limited. Lingotto Investment Management (UK) Limited is a wholly-owned subsidiary of Exor N.V., which in turn is controlled by Giovanni Agnelli B.V. The address of the Exor entities is 925 W Georgia Street, Suite 910, Vancouver, British Columbia, Canada, V6C 3L2.

(6)	Holdings include 82,262 shares of Gatos common stock held by Ajami Associates Limited, which is owned and controlled by Mr. Erfan. The address of Ajami Associates Limited is c/o Sphere Management

(Mauritius) Limited, 6th Floor, Suite 619, Port Louis, Mauritius. Mr. Erfan disclaims beneficial ownership of shares of Gatos common stock held by Electrum. See footnote (1).
(7)

Holdings include the following shares of Gatos common stock which may be acquired upon the exercise of Gatos Options outstanding under the Gatos LTIP and exercisable within 60 days as of September 27, 2024 and RSUs that have vested or will vest within 60 days of September 27, 2024: Janice Stairs — 58,983 shares; Ali Erfan — 58,983 shares; Igor Gonzales — 56,400 shares; Karl Hanneman — 74,483 shares; Charles Hansard — 41,858 shares; David Peat — 136,601 shares; Daniel Muñiz Quintanilla — 37,225 shares; Dale Andres — 767,583 shares; André van Niekerk — 107,535 shares; Anthony Scott — 155,604; and all current directors and executive officers as a group — 1,866,436 shares.

(8)

Holdings include the following shares of Gatos common stock which may be issued upon departure from Gatos by settlement of the Gatos DSUs outstanding under the Gatos LTIP: Janice Stairs — 51,570 shares; Ali Erfan — 34,642 shares; Igor Gonzales — 46,716 shares; Karl Hanneman — 45,217 shares; Charles Hansard — 24,920 shares; David Peat — 78,302 shares; Daniel Muñiz Quintanilla — 23,193 shares; Dale Andres — nil; André van Niekerk—nil; Anthony Scott — nil; and all current directors and executive officers as a group — 304,560 shares.

(9)	Holdings include 10,000 shares of Gatos common stock held directly by Ms. Stairs.
(10)	Holdings include 10,000 shares of Gatos common stock held by KNH Trust, which is controlled by Mr. Hanneman.
(11)	Holdings include 4,475 shares of Gatos common stock held directly by Mr. Peat.
(12)	Holdings include 299,839 shares of Gatos common stock held directly by Mr. Andres.
(13)	Holdings include 30,000 shares of Gatos common stock held directly by Mr. Scott.

DESCRIPTION OF FIRST MAJESTIC COMMON SHARES

First Majestic is authorized to issue an unlimited amount of common shares, without par value, of which [286,928,342] are issued and outstanding as of [ ] 2024. There are also options outstanding to purchase up to 8,041,180 First Majestic common shares at prices ranging from C$6.21 to C$21.90, as well as 1,485,828 restricted share units, 957,709 performance share units and 30,161 deferred share units outstanding as of September 30, 2024 which may be settled for First Majestic common shares. In addition, First Majestic has an aggregate of $230,000,000 principal amount outstanding of 0.375% unsecured convertible senior notes due 2027 (the “2027 Notes”). Upon conversion, holders of the 2027 Notes will receive First Majestic common shares based on an initial conversion rate, subject to adjustment, of 60.3865 First Majestic common shares per $1,000 principal amount of 2027 Notes (which represents an initial conversion price of approximately $16.56 per share). The 2027 Notes are governed by an indenture (the “Note Indenture”) entered into between the Company and Computershare Trust Company, N.A. on December 2, 2021.

Holders of First Majestic common shares are entitled to one vote per First Majestic common share at all meetings of First Majestic’s shareholders, to receive dividends as and when declared by the directors of First Majestic and to receive a pro rata share of the assets of First Majestic available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of First Majestic. There are no pre-emptive, conversion or redemption rights attached to the First Majestic common shares.

COMPARISON OF SHAREHOLDER RIGHTS BEFORE AND AFTER THE MERGER

General

First Majestic exists under the laws of British Columbia and, accordingly, the rights of First Majestic shareholders are governed by the BCBCA and First Majestic’s articles (referred to herein as First Majestic’s “articles”). Gatos is incorporated under the laws of the State of Delaware and, accordingly, the rights of Gatos stockholders are currently governed by the DGCL, the Gatos certificate of incorporation, as amended and restated (referred to herein as Gatos’ “certificate of incorporation”), and the Gatos amended and restated bylaws (referred to herein as Gatos’ “bylaws”). Upon completion of the merger, the former Gatos stockholders will be entitled to receive shares of First Majestic and their rights as such will be governed by the BCBCA and by First Majestic’s articles.

Material Differences Between the Rights of Shareholders of First Majestic and Stockholders of Gatos

The table below summarizes the material differences between the rights of Gatos stockholders and those of First Majestic shareholders pursuant to the BCBCA, the DGCL and their respective constating documents as they are currently in effect. While Gatos and First Majestic believe that the summary table includes the material differences between the rights of Gatos stockholders and First Majestic shareholders prior to the merger, this summary does not include a complete description of all the differences between the rights of the Gatos stockholders and those of First Majestic’s shareholders, nor does it include a complete description of the specific rights of Gatos stockholders and First Majestic shareholders discussed. The inclusion of differences in the rights of Gatos stockholders and First Majestic shareholders in the table is not intended to indicate that all of such differences should necessarily be considered material by you or that other differences that you may consider equally important do not exist.

The following summary is qualified in its entirety by reference to the BCBCA, First Majestic’s articles, the DGCL, Gatos’ certificate of incorporation and bylaws and the various other documents referred to in this summary. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the BCBCA and the DGCL, First Majestic’s articles, Gatos’ certificate of incorporation and bylaws, and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Gatos stockholder and the rights of a First Majestic shareholder. Gatos has filed with the SEC its certificate of incorporation and bylaws referenced in this summary of shareholder rights, and First Majestic has filed with SEDAR+ First Majestic’s articles referenced in this summary comparison of shareholder rights. For more information, see the section entitled “Where You Can Find Additional Information,” on page [●]. References to a “holder” in the following summary are to the registered holder of the applicable shares.

Provision	First Majestic	Gatos
Authorized Share Capital	First Majestic is authorized to issue an unlimited number of common shares.

The total number of shares of capital stock that Gatos has the authority to issue is 750 million shares, consisting of 700 million shares of common stock with a par value of $0.001 per share, and 50 million shares of preferred stock with a par value of $0.001 per share.

Preferred Shares

First Majestic’s authorized share structure does not include preferred shares. To add preferred shares to its authorized share structure, a special resolution of First Majestic’s shareholders would be required.

The Gatos board is empowered, without any action or vote by the corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of preferred stock then outstanding), to authorize by resolution or resolutions from time to time the

Provision	First Majestic	Gatos

issuance of one or more classes or series of preferred stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of preferred stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware law.

Variation of Rights Attaching to a Class or Series of Shares

Under the BCBCA, the rights attaching to First Majestic’s common shares may be varied only through an amendment to First Majestic’s articles by special resolution of First Majestic’s shareholders.

First Majestic’s articles provide that the company may, by special resolution of First Majestic’s shareholders (i) create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued, or (ii) vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

For purposes of the BCBCA and First Majestic’s articles, a “special resolution” is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders on that resolution.

Under the DGCL, the rights attaching to Gatos common stock may be varied only through an approved amendment of Gatos’ certificate of incorporation. The process for amending Gatos’ certificate of incorporation is summarized below. See section “Comparison of Rights of First Majestic Shareholders and Gatos Stockholders – Amendments to Articles or Certificate of Incorporation.”

Consolidation and Division; Subdivision

Under the BCBCA and First Majestic’s articles, First Majestic may, by special resolution of First Majestic’s shareholders, subdivide or consolidate all or any of its unissued, or fully paid issued, shares.

Under the DGCL, the issued shares of Gatos common stock may be reclassified, including by being combined into a greater number of shares through an amendment to Gatos’ certificate of incorporation.

Reduction of Share Capital

Under the BCBCA, First Majestic may, by a special resolution of First Majestic’s shareholders, reduce its stated capital for a class or series of shares for any reason, provided there are no reasonable grounds for believing that the realizable value of

Under the DGCL, Gatos, by resolution of Gatos’ board, may reduce its share capital by (i) reducing or eliminating the capital represented by shares of capital stock which have been retired, (ii) applying to an otherwise authorized

Provision	First Majestic	Gatos
First Majestic’s assets would, after the reduction, be less than the aggregate of its liabilities.

purchase or redemption of outstanding shares of its capital stock some or all of the capital represented by the shares being purchased or redeemed, or any capital that has not been allocated to any particular class of its capital stock, (iii) applying to an otherwise authorized conversion or exchange of outstanding shares of its capital stock some or all of the capital represented by the shares being converted or exchanged, or some or all of any capital that has not been allocated to any particular class of its capital stock, or both, to the extent that such capital in the aggregate exceeds the total aggregate par value or the stated capital of any previously unissued shares issuable upon such conversion or exchange, or (iv) by transferring to surplus some or all of the capital not represented by any particular class of its capital stock or some or all of the capital represented by certain shares of its capital stock. No reduction of capital may be made unless the assets of Gatos remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.

Distributions and Dividends

Under the BCBCA, First Majestic shareholders are entitled to receive dividends if, as and when declared by the directors of First Majestic, subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

Under the BCBCA and First Majestic’s articles, the First Majestic board may declare and pay dividends to the shareholders unless there are reasonable grounds for believing that: (i) First Majestic is insolvent, or (ii) the payment of the dividend would render First Majestic insolvent. For these purposes, “insolvent” in relation to First Majestic, means unable to pay its debts as they become due in the ordinary course of business.

Under the DGCL, Gatos stockholders are entitled to receive dividends if, as and when declared by the Gatos board. The Gatos board may declare and pay dividends to Gatos stockholders (i) out of its surplus, or (ii) if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the immediately preceding fiscal year except when the capital is diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock having a preference on the distribution of assets. A dividend may be paid in cash, in shares of stock or in other property.

Provision	First Majestic	Gatos

Repurchases and Redemptions

Under First Majestic’s articles, First Majestic may, if it is authorized by a resolution of its directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution. Under the BCBCA and First Majestic’s articles, First Majestic must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that (i) First Majestic is insolvent, or (ii) making the payment or providing the consideration would render First Majestic insolvent.

Under the BCBCA, a subsidiary may purchase or otherwise acquire shares of a company of which it is a subsidiary but may not purchase such shares if there are reasonable grounds for believing that: (i) the subsidiary is insolvent; or (ii) the purchase would render the subsidiary insolvent.

Under the DGCL, Gatos may redeem or repurchase shares of its own common stock, except that it generally may not redeem or repurchase those shares if the capital of Gatos is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If Gatos were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Repurchased or redeemed shares may be retired or held as treasury shares. Shares that have been repurchased but have not been retired may be resold by Gatos for such consideration as the Gatos board may determine in its discretion.

Under the DGCL, Gatos common stock may be acquired by subsidiaries of Gatos without stockholder approval. Shares of such common stock owned by a majority-owned or otherwise controlled subsidiary are neither entitled to vote nor be counted as outstanding for quorum purposes.

Lien on Shares

Under the BCBCA, shares must not be issued until they are fully paid. First Majestic shares shall not be issued until consideration for the share is fully paid in money, property or past services performed for First Majestic that is equal to or exceeds the deemed issuance price of the shares.

The determination of whether the aggregate value of past services, property and money equals or exceeds the deemed issuance price will be made by the First Majestic board.

Under the DGCL, Gatos may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of Gatos has not been paid in full, and the assets of Gatos are insufficient to satisfy the claims of creditors, each holder of shares not paid in full will be bound to pay the unpaid balance of the consideration for which such shares were issued.

Voting Rights

All First Majestic shareholders are entitled to receive notice of and to attend all annual and special meetings of the shareholders of First Majestic and to one vote on a vote by show of hands, and one vote in respect of each share entitled to be voted on the matter on a poll, subject to any rights or restrictions attached to

Each holder of Gatos common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders are generally entitled to vote, except for in relation to any amendment to Gatos’ certificate of incorporation that relates solely to the terms of one or more outstanding classes

Provision	First Majestic	Gatos
any shares and to restrictions imposed on joint shareholders.

or series of preferred stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon by law or pursuant to Gatos’ certificate of incorporation.

Number of Directors

Under the BCBCA, a board of directors of a BCBCA company that is a public company must have no fewer than three directors.

First Majestic’s articles do not provide for a maximum number of directors. The number of directors is determined annually by the shareholders, with the directors being permitted to appoint one or more additional directors between annual general meetings provided that such number does not exceed one-third of the number of the current directors who were elected or appointed as directors other than under the Section 14.8 of First Majestic’s articles, which section allows for the appointment of additional directors by the board.

There are currently five directors on the First Majestic board.

Gatos’ certificate of incorporation states that, subject to the terms of any series of preferred stock entitled to separately elect directors, the board of directors shall not consist of less than three nor more than 12 directors, with the exact number of directors to be determined from time to time solely by resolutions adopted by the affirmative vote of a majority of the board of directors.

There are currently eight (8) directors on the Gatos board.

Qualification of Directors

Under the BCBCA, a director must (i) be 18 years of age or older; (ii) be capable of managing the individual’s own affairs; (iii) have no undischarged bankruptcy; and (iv) subject to certain limited exceptions, not be convicted of an offence in connection with the promotion, formation or management of a company or unincorporated business or of an offence involving fraud.

Under the DGCL, directors need not be stockholders and the certificate of incorporation or bylaws may prescribe other qualifications for directors. Under Gatos’ bylaws, to be eligible as a nominee for election as director, the proposed nominee must provide to the Secretary of Gatos (i) a completed directors & officers questionnaire containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by Gatos to determine the eligibility of such proposed nominee to serve as a director of Gatos or to serve as an independent director of Gatos, (ii) a written representation that, unless previously disclosed to Gatos, the nominee is not and will not become a party to any voting agreement, arrangement or

Provision	First Majestic	Gatos

understanding with any person or entity as to how such nominee, if elected as director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with their fiduciary duties as director, (iii) a written representation and agreement that, unless previously disclosed to Gatos, the nominee is not and will not become a party to any third-party compensation agreement, and (iv) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with Gatos’ corporate governance guidelines.

Election of Directors

Under First Majestic’s articles, a director ceases to hold office when the term of office of the director expires, immediately before the election or appointment of directors at an annual general meeting or when the director ceases to be qualified as a director under the BCBCA or First Majestic’s articles.

First Majestic’s articles provide that nominations of persons for election to the First Majestic board may be made at any annual meeting of shareholders, or at any special meeting of shareholders (if one of the purposes for which the special meeting was called is the election of directors): (i) by or at the direction of the board; (ii) by or at the direction or request of one or more shareholders pursuant to a “proposal” made in accordance with Division 7 of the BCBCA, or a requisition of the shareholders made in accordance with section 167 of the BCBCA; or (iii) by any person who is a shareholder of First Majestic and complies with the advance notice procedures set out in First Majestic’s Advance Notice Policy (as defined below, see section “Notice of Shareholder Nominations and Proposals”).

First Majestic’s articles and the BCBCA provide that the First Majestic board has

Directors are elected at the annual general meeting of stockholders or at a special meeting called for such purpose and hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Directors shall be elected by a plurality of the votes of the shares of capital stock of the corporation present in person or represented by proxy at such a stockholder meeting and entitled to vote on the election of directors.

Provision	First Majestic	Gatos

the ability to appoint additional directors between shareholder meetings without shareholder approval, provided that such additional number does not exceed one-third of the number of the current directors who were elected or appointed as directors other than under Section 14.8 of First Majestic’s articles, which section allows for the appointment of additional directors by the board.

The First Majestic board has adopted a majority voting policy (the “Majority Voting Policy”) which requires that any nominee for director for which there are a greater number of votes “withheld” than votes “for” his or her election will be required to tender his or her resignation as a director of First Majestic. The Majority Voting Policy applies only to uncontested elections, which are elections in which the number of nominees for election as director is equal to the number of positions available on the board of directors.

Cumulative Voting	Neither the BCBCA nor First Majestic’s articles provide for cumulative voting.	Under the DGCL, cumulative voting is only permitted if the certificate of incorporation specifically provides for it. Gatos’ certificate of incorporation does not allow for cumulative voting.

Vacancies

First Majestic’s articles state that any casual vacancy occurring in the board of directors may be filled by the remaining directors. Between annual general meetings, the directors may appoint one or more additional directors, but the number of additional directors so appointed must not at any time exceed one-third of the number of the current directors who were elected or appointed as directors other than being so appointed. Any director so appointed ceases to hold office immediately before the next election but is eligible for re-election or re-appointment.

Gatos’ certificate of incorporation allows for vacancies and newly created directorship to be filled solely by a majority of the directors then in office or by the sole remaining director, and each director so elected shall hold office until his or her successor is elected and qualified.

Votes to Govern	Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not	Under Gatos’ bylaws, a majority of the Gatos board shall constitute a quorum for the transaction of business at any meeting of the board of directors and,

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have a second or casting vote. The quorum necessary for the transaction of the business of the directors may be set by resolution of the directors and, if not so set, is deemed to be a majority of the directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

except as otherwise expressly required by law or by the certificate of incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors.

Duties of Directors

Under the BCBCA, the directors of a company must manage or supervise the management of the business and affairs of the company subject to the board transferring such powers in whole or in part.

A director, when exercising the powers and performing the functions of a director of the company, must (i) act honestly and in good faith with a view to the best interest of the company; (ii) exercise the degree of care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the related regulations; and (iv) subject to paragraphs (i) to (iii) act in accordance with First Majestic’s articles.

Under Delaware law, the directors of Gatos owe a duty of care and a duty of loyalty. The duty of care requires that directors act on an informed basis after appropriate deliberation and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing the business of the corporation. The duty of loyalty requires directors to act in good faith and in what they reasonably believe to be the best interests of Gatos and its stockholders and not in their own interests. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the “business judgment rule” presumption, which presumes that directors acted in accordance with the duties of care and loyalty. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny of, among other matters, defensive actions taken in response to a thread to corporate control and approval of a transaction resulting in a “sale of control” of the corporation, as the term “sale of control” is used in Delaware case law.

Under Delaware law, a member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation

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by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Conflicts of Interest of Directors and Officers

The BCBCA provides that, subject to certain limited exceptions, a director or senior officer of a company holds a disclosable interest in a conflict or transaction if (i) the contract or transaction is material to the company; (ii) the company has entered, or proposes to enter, into the contract or transaction; (iii) either the following applies to the directors or senior officers: (1) the director or senior officer has a material interest in the contract or transaction; (2) the director or senior officer is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction; and (iv) the interest is known by the director or senior officer or reasonably ought to have been known. A director or senior officer of a company is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or senior officer holds a disclosable interest unless, among other things, the disclosable interest was disclosed and the contract or transaction was approved by the directors and the director who holds a disclosable interest was not entitled to vote on such resolution.

Under Delaware law, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest will not be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose if (i) the material facts about such interested director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors (even if the disinterested directors are less than a quorum), (ii) the material facts about such interested director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee

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that authorizes the contract or transaction.

Shareholders’ or Stockholders’ Disclosure of Interests in Shares

Neither the BCBCA nor First Majestic’s articles impose an obligation with respect to disclosure by shareholders of their interests in First Majestic’s common shares, except in the case of the BCBCA, as part of a shareholders’ proposal of business to be made at a shareholder meeting.

In accordance with applicable Canadian securities laws, a First Majestic shareholder is required to report their interest in First Majestic’s shares where such shareholder’s holdings equal or exceed 10% of the voting rights attached to the voting securities.

Neither the DGCL nor Gatos’ certificate of incorporation or bylaws impose an obligation with respect to disclosure by stockholders of their interests in Gatos common stock, except, in the case of Gatos’ bylaws, as part of a stockholders’ nomination of a director or proposal of business to be made at a stockholder meeting.

Under the U.S. Exchange Act, all beneficial owners of holders of 5% or greater of the outstanding shares of Gatos’ capital stock must report their holdings to the SEC on “Schedule 13G” if the holdings are passive and held not with an intent to acquire control and on “Schedule 13D” if the holdings are non-passive and held with an intent to acquire control.

Record Dates

First Majestic’s articles state that directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders, which date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the BCBCA, by more than four months. The record date must not precede the date on which the meeting is held by fewer than 21 days.

Under the BCBCA, directors may also set the record date for determining shareholders entitled to payment of a dividend or to receive a liquidation distribution.

Under Gatos’ bylaws and the DGCL, directors may fix a record date to determine which stockholders are entitled to receive notice of any meeting of stockholders or any adjournment thereof, which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date will also be the record date for determining which stockholders are entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining which stockholders are entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a

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meeting of stockholders will apply to any adjournment of the meeting; provided that the board of directors may in its discretion or as required by law fix a new record date for determination of which stockholders are entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

Under Gatos’ bylaws and the DGCL, directors may fix a record date to determine which stockholders are entitled to receive payment of any dividend or other distribution or allotment of any rights or which stockholders are entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, which record date must not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date must be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Annual Meetings of Shareholders or Stockholders

Under BCBCA, a company must, subject to limited exceptions, hold an annual meeting at least once in each calendar year and not more than 15 months after the annual reference date for the preceding calendar year. At each annual meeting, the company must place before the meeting the annual financial statements in relation to the most recently completed financial year.

First Majestic’s articles provide that the annual general meeting of shareholders will be held at such time and place as may be determined by the directors, and that meetings of shareholders shall be held in the City of Vancouver, British

Under the DGCL, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. If there is a failure to hold the annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of any stockholder or director.

Gatos’ bylaws provide that the annual meeting of stockholders will be held at the time and place determined by the

Provision	First Majestic	Gatos
	Columbia or such other place or places as the directors in their absolute discretion may determine from time to time.	Gatos board, and that meetings of the stockholders may be within or without the State of Delaware.

Meeting Notice Provisions

Under First Majestic’s articles, notice of any meeting of shareholders must be provided at least 21 days prior to the meeting if and for so long as First Majestic is a public company and, otherwise, ten days before the meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice or otherwise properly brought before the meeting.

Under the DGCL and Gatos’ bylaws, notice of annual and special meetings of Gatos stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Notice of Shareholder or Stockholder Nominations and Proposals

Under the BCBCA, a qualified shareholder (being a person who is a registered owner or beneficial owner of one or more shares of the company that carry the right to vote at general meetings and has been a registered owner or beneficial owner for an uninterrupted period of at least two years before the date of signing the proposal) may submit a proposal to the company setting out a matter that the shareholder wishes to have considered at the next meeting. In addition, the proposal must be signed by the shareholder who, together with the submitter, are registered or beneficial owners of (i) at least 1% of the company’s voting shares, or (ii) shares with a fair market value exceeding an amount prescribed by regulation (at present, C$2,000). A proposal under the BCBCA must include the name and address of the person submitting the proposal, the names and addresses of the person’s supporters and the number and class or series of shares of the company, carrying the right to vote at annual general meetings that are owned by such person(s).

Subject to certain limited exceptions, the company must send the text of a valid proposal to all persons entitled to notice of the meeting in relation to which the proposal was made and allow the

Under Gatos’ bylaws, a Gatos stockholder wishing to nominate a director for election to the Gatos board, or make a proposal for business other than the nomination of directors, must provide written notice, in proper form, within the following time periods:

(i) annual meetings: not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, provided that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received no earlier than 120 days prior to such annual meeting and no later than 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by Gatos; and

(ii) special meetings: not earlier than 150 days prior to the date of the special meeting nor later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made.

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submitter to present the proposal at the meeting. If two or more proposals received by the company in relation to the same annual general meeting are substantially the same, the company only needs to comply with such requirements in relation to the first proposal received and not any others.

The First Majestic board has adopted an advance notice policy (the “Advance Notice Policy”). The Advance Notice Policy provides shareholders, directors and management of First Majestic with a clear framework for nominating individuals for election as directors. Under the Advance Notice Policy, shareholders may nominate a person for election to the board of directors at any annual meeting of shareholders, or at any special meeting of shareholders, provided that such nominating shareholder (i) at the close of business on the date on which the nominating shareholder gives the notice provided for in the Advance Notice Policy and at the close of business on the record date for notice of such meeting, is entered in the securities register of First Majestic as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (ii) who otherwise complies with the notice procedures set out in the Advance Notice Policy.

In addition to any other requirements under applicable laws, for a nomination to be made by a nominating shareholder, the nominating shareholder must deliver notice thereof that is both timely and in proper written form to the Secretary of First Majestic at the principal executive offices of First Majestic.

To be timely, the notice must be delivered to the Secretary (i) in the case of an annual meeting of shareholders, not less than 35 days prior to the date of the annual meeting of shareholders;

In the case of special meetings, the time periods are applicable only with respect to nominations of persons for election at a special meeting at which directors are to be elected pursuant to Gatos’ notice of meeting. Only such business shall be conducted at a special meeting as shall have been brought before the meeting pursuant to Gatos’ notice of meeting.

The public announcement of an adjournment or postponement of an annual meeting of stockholders will not commence a new time period for the giving of a stockholder’s notice as described above.

To be in proper form, the notice must include certain information about the stockholders making such nomination or proposal (including any beneficial owner on whose behalf the nomination or proposal is made or their affiliates, associates or others acting in concert therewith) and, in the case of a nomination, the nominee, and in the case of a proposal other than the nomination of directors, a description of the business, the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. The notice must also state whether either the stockholder, or beneficial owner on whose behalf a nomination or proposal is made, intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of Gatos’ common stock required by law to carry the proposal or, in the case of a nomination, a sufficient number of holders of Gatos’ common stock to elect such nominee, and such stockholder or beneficial owner must have acted consistent with such statement in order to make such proposal or nomination. Information included in the notice must be supplemented not later than 10 days after the record date for the meeting to disclose such

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provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, the notice may be delivered not later than the close of business on the tenth day following the notice date; and (ii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

In the event of an adjournment or postponement of a meeting of shareholders or the announcement thereof, any reference to the date of the annual general meeting of shareholders or a special meeting shall be deemed to refer to the date of the adjourned or postponed meeting.

To be in proper form, a notice must set forth:

(a) as to each person whom the nominating shareholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of the person; (B) the principal occupation or employment of the person; (C) the citizenship of such person; (D) the class or series and number of shares of First Majestic which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (E) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of director pursuant to the BCBCA and applicable securities laws; and

information as of the record date, if necessary, so that the information provided or required to be provided is true and correct.

With respect to any proposed nominee for director, Gatos may require such proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

A stockholder must also comply with all applicable requirements of the U.S. Exchange Act.

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(b) as to the nominating shareholder giving the notice, full particulars regarding any proxy, contract, agreement, arrangement or understanding pursuant to which such nominating shareholder has a right to vote or direct the voting of any shares of First Majestic and any other information relating to such nominating shareholder that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of director pursuant to the BCBCA and applicable securities laws.

First Majestic may require any proposed nominee to furnish such other information as may be required by law or regulation applicable to First Majestic (including, without limitation any requirements of applicable securities regulatory agencies or stock exchanges) in order for First Majestic to determine the eligibility of such proposed nominee to serve as an independent director of First Majestic.

No person shall be eligible for election as a director of First Majestic unless nominated in accordance with the provisions of the Advance Notice Policy.

Proxy Access

Neither the BCBCA nor First Majestic’s articles provide for proxy access. See “Notice of Shareholder Nominations and Proposals” and “Election of Directors” for information regarding director nominations for First Majestic.

Delaware law authorizes the bylaws of any corporation to require that, if the corporation solicits proxies with respect to an election of directors, it includes in its proxy solicitation materials (including any form of proxy it distributes), in addition to individuals nominated by the board of directors, one or more individuals nominated by a stockholder.

Gatos’ bylaws do not provide for such proxy access.

Calling Special Meetings of Shareholders or Stockholders

Pursuant to First Majestic’s articles, the directors may, whenever they think fit, call a meeting of shareholders.

The BCBCA provides that one or more shareholders of a company holding in the aggregate at least 5% of the issued voting shares of the company may give

Under Delaware law, a special meeting of stockholders may be called only by a corporation’s board of directors or other persons authorized in the corporation’s certificate of incorporation bylaws.

Gatos’ certificate of incorporation provides that special meetings of

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notice to the directors requiring them to call and hold a general meeting which meeting must be held within 4 months after the date on which the requisition was received by the company. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, the requisitioning shareholders, or any one or more of them holding more than 2.5% of the issued shares of the company that carry the right to vote at general meetings may send notice of a general meeting to be held to transact the business stated in the requisition.

stockholders may be called only by the Secretary of the Corporation at the direction of the board of directors acting pursuant to a resolution adopted by a majority of the board of directors.

Shareholder or Stockholder Action by Written Consent

Under the BCBCA, a consent resolution by shareholders is deemed to be valid and effective as if it had been passed at a meeting of shareholders as long as it satisfies all of the requirements of the BCBCA and the articles of the company.

First Majestic’s articles provide that if all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the BCBCA to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution.

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Gatos’ certificate of incorporation states that, subject to the rights of the holders of any class or series of preferred stock then outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon a vote of stockholders at an annual or special meeting of stockholders, and may not be taken by written consent of stockholders without a meeting.

Quorum of Shareholders or Stockholders

First Majestic’s articles provide that, subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons present or represented by proxy representing not less than 25% of the company’s issued shares.

Gatos’ bylaws provide that the holders of a majority of the total voting power of all outstanding securities of Gatos generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business, unless otherwise provided under the certificate of incorporation or Delaware law.

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No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting.

Adjournment of Shareholder or Stockholder Meetings

First Majestic’s articles provide that the chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

Gatos’ bylaws provide that if a quorum is not present or represented at any meeting of the stockholders, the chair of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.

Unless the bylaws otherwise require, when a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meetings, are announced at the meeting at which the adjournment is taken, displayed on the same electronic network used to participate in the meeting by means of remote communication, or set forth in the notice of meeting. If the adjournment is more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Amendments to Articles or Certificate of Incorporation

Changes to the articles of a company under the BCBCA will be affected by the type of resolution specified in the articles of the company, which could provide for approval solely by a resolution of the directors. Generally, under the BCBCA,

Generally, a proposal to amend, alter, change or repeal any provision of Gatos’ certificate of incorporation, requires approval by the Gatos board and the holders of a majority of the voting power of all of the shares of Gatos’ capital

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amendments to the articles will require a special resolution of the company’s shareholders to be approved by not less than two-thirds of the votes cast by the shareholders voting on the resolution. Alteration of the special rights and restrictions attached to issued shares requires, subject to the requirements set forth in the company’s articles, consent by a special resolution of the company’s shareholders. A proposed amalgamation or continuation of a company out of the jurisdiction requires shareholder approval of such transaction by way of a special resolution to be approved by no less than two-thirds of the votes cast by the shareholders voting on the resolution.

First Majestic’s articles provide that the company may, by directors’ resolution or ordinary resolution, authorize an amendment to its articles to adopt or change its name. Other alterations to the articles will require a special resolution of First Majestic’s shareholders to be approved by no less than two-thirds of the votes cast by the shareholders voting on the resolution.

stock entitled to vote thereon and, if applicable, the holders of a majority of the voting power of each class entitled to vote thereon as a separate class, subject to limited exceptions.

Gatos’ certificate of incorporation provides that it may be amended only by the approval of the board of directors and the vote of at least 66 2/3% of the shares then entitled to vote generally in the election of directors, voting together as a single class.

Amendments to By-laws	Not applicable.

Delaware law provides that the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

Gatos’ bylaws provide that they may be amended by the approval of either a majority of the board of directors or holders of at least 66 2/3% of the shares generally entitled to vote in the election of directors, voting together as a single class.

Shareholder Suits

Under the BCBCA, a shareholder, defined as including a beneficial shareholder and any other person whom the court considers to be an appropriate person to make an application under the BCBCA, or a director of a company may, with leave of the court, bring a legal proceeding in the name and on

Under Delaware law, a stockholder may bring a derivative action on behalf of, and for the benefit of, a corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved

Provision	First Majestic	Gatos

behalf of the company to enforce an obligation owed to the company that could be enforced by the company itself, or to obtain damages for any breach of such an obligation. An applicant may also, with leave of the court, defend a legal proceeding brought against a company.

Under the BCBCA, shareholders can only complain of oppressive conduct of the company. The applicant must bring the application in a timely manner and the court may make an order in respect of the complaint if it is satisfied that the application was brought by the shareholder in a timely manner. The court may make such order as it sees fit, including an order to prohibit any act proposed by the company. If there are reasonable grounds for believing that the company is, or after a payment to a successful applicant in an oppression claim would be, unable to pay its debts as they become due in the ordinary course of business, the company must make as much of the payment as possible and pay the balance when the company is able to do so.

upon him or her by operation of law. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff unless such demand would be futile. In certain circumstances, class action lawsuits are available to stockholders.

The DGCL does not provide for a remedy similar to the oppression remedy under the BCBCA; however, stockholders may be entitled to remedies for violation of a director’s fiduciary duties under Delaware common law.

Enforcement of Civil Liabilities Against Foreign Persons

A judgment for the payment of money rendered by a federal or provincial court in Canada based on civil liability would generally be enforceable elsewhere in Canada.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in federal or provincial courts of Canada. The party seeking enforcement would first have to commence proceedings at the appropriate level of court in the Canadian jurisdiction in which enforcement is sought and obtain an order from that court for the recognition and enforcement of the judgment.

The following requirements must generally be met before the foreign

A judgment for the payment of money rendered by a U.S. federal court or any state court based on civil liability generally would be enforceable elsewhere in the U.S.

Provision	First Majestic	Gatos

monetary judgment will be recognized and enforceable in a Canadian court:

(i) the foreign court must have properly asserted jurisdiction;

(ii) the judgment must not have been obtained by fraud or in a manner contrary to natural justice;

(iii) the judgment must be final and conclusive; and

(iv) the judgment is not for a penalty, taxes or enforcement of a foreign public law, or otherwise contrary to Canadian public policy.

Limited Liability of Directors and Officers

Under the BCBCA, if in a legal proceeding the court finds that a director or officer may be liable in respect of negligence, default, breach of duty or breach of trust, the court may relieve the officer or director, either wholly or partly, from liability on terms the court considers necessary if it appears to the court that, despite the finding of liability, the director or officer acted honestly and reasonably and ought fairly to be excused.

Under the BCBCA, directors of a company who vote for or consent to a resolution authorizing the company to: (i) carry on a business or exercise a power contrary to its articles; (ii) pay an unreasonable commission or allow an unreasonable discount to a person agreeing to procure or purchasing shares of the company; (iii) pay a dividend or purchase, redeem or otherwise acquire shares where the company is insolvent, or (iv) make or give an indemnity to a party contrary to the BCBCA, are jointly and severally liable to restore to the company any amount paid as a result and not otherwise recovered by the company.

Under the BCBCA, a director is not liable for any such amount if the director has relied, in good faith, on (i) financial statements represented by an officer of

Gatos’ certificate of incorporation provides that a director of Gatos shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

The DGCL provides that such liability cannot be limited for: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) directors for unlawful payment of dividend or unlawful stock purchase or redemption; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation.

Provision	First Majestic	Gatos

the company or in the written report of the auditor of the company to fairly reflect the financial position of the company; (ii) the written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person; (iii) a statement of fact represented to the director by an officer of the company to be correct; or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate. Further, a director of a company is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

Indemnification of Directors and Officers

First Majestic’s articles provide that the company must indemnify a director, former director or alternate director of the company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Under the BCBCA, a director or officer, a former director or officer or a person a who acts or has acted at the company’s request as a director or officer of another company is entitled to be indemnified by the company in respect of all costs, charges, and expenses reasonably incurred by the person in connection with any legal proceeding or investigative action if (i) the person acted honestly and in good faith with a view to the best interests of the company; and (ii) in the case of an eligible proceeding other than a civil proceeding, the person had reasonable grounds for believing that this conduct was lawful.

Section 145 of the DGCL provides that a corporation may indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party or threatened to be made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity (other than an action by or in the right of Gatos), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of actions by or in the right of Gatos, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense

Provision	First Majestic	Gatos

or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by Gatos’ bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

In addition, Gatos may purchase and maintain insurance against liability asserted against or incurred by any of the persons referred to above whether or not it would have the power to indemnify them against such liability under Delaware law.

A corporation must indemnify directors and officers (as defined in the statute) to the extent they are successful on the merits or otherwise in defense of the action or matter at issue.

In addition, Delaware law allows for the advance payment of expenses prior to final disposition of an action, so long as, in the case of a current director or officer, the person undertakes to repay any amount advanced if it is later determined that the person is not entitled to indemnification.

Gatos’ certificate of incorporation provides that each person who was or is or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Gatos, or is or was serving at the request of Gatos as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Gatos to the fullest extent permitted by Delaware law. Such right to indemnification also includes the right to be paid by the corporation the expenses

Provision	First Majestic	Gatos
incurred with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.

Appraisal/Dissent Rights

The BCBCA provides that shareholders, including beneficial holders, who dissent from certain actions being taken by a company, may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares. The dissent right is applicable where the company proposes to: (i) alter the articles to alter restrictions on the powers of the company or on the business it is permitted to carry on; (ii) adopt an amalgamation agreement; (iii) approve an amalgamation under Division 4 of Part 9 of the BCBCA; (iv) approve an arrangement, the terms of which arrangement permit dissent; (v) authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking; or (vi) authorize the continuation of the company into a jurisdiction other than British Columbia.

In certain circumstances, shareholders may also be entitled to dissent in respect of a resolution if dissent is authorized by such resolution, or if permitted by court order.

Delaware law provides that a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Court of Chancery in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock.

Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•  Shares of stock of the surviving corporation;

•  Shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

•  Cash in lieu of fractional shares of the stock described in the two precedent clauses; or

•  Any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Gatos’ certificate of incorporation does not provide for appraisal rights in any additional circumstance.

Provision	First Majestic	Gatos

Approval of Extraordinary Transactions; Anti-Takeover Provisions

Under the BCBCA, certain company alterations, such as certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company and certain arrangements are required to be approved by a special resolution of the company’s shareholders.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate. Plans of arrangement involving shareholders must be approved by a special resolution of the company’s shareholders (on which holders of shares not normally entitled to vote are entitled to vote) and by a court of competent jurisdiction. Plans of arrangement involving persons other than shareholders and creditors may require approval of the arrangement from those persons in the manner and to the extent required by the court.

A sale, lease or exchange of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the approval of the corporation’s board of directors and, with limited exceptions, the affirmative vote of at least a majority of the shares of Gatos common stock outstanding as of the record date and entitled to vote.

Gatos is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder, unless (i) the board of directors approves the business combination or the transaction by which such stockholder becomes an interested stockholder, in either case, before the stockholder becomes an interested stockholder, (ii) the interested stockholder acquires 85% of the corporation’s outstanding voting stock in the transaction by which such stockholder becomes an interested stockholder, or (iii) the business combination is subsequently approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds (2/3) of the corporation’s outstanding voting stock not owned by the interested stockholder.

Compulsory Acquisitions

The BCBCA provides that if, within four months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within five months after the date of the offer, to acquire (on the same terms on which the offeror

Not applicable.

Provision	First Majestic	Gatos

acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within two months of receiving notice, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

Rights Upon Liquidation

In case of dissolution, subject to the rights of holders of preferred shares, the remaining assets and funds of First Majestic available for distribution following payment or making provision for all of the company’s liabilities, will be paid to the holders of common shares either in money or in kind.

In case of liquidation or dissolution of Gatos, subject to the rights of the holders of Gatos preferred stock, if any, the remaining assets and funds of Gatos available for distribution will be paid to the holders of common stock.

LEGAL MATTERS

Bennett Jones, Vancouver, Canada, Canadian counsel to First Majestic, has opined upon the validity of the First Majestic common shares offered by this proxy statement/prospectus. The material U.S. federal income tax consequences relating to the transaction for Gatos stockholders will be passed upon for Gatos by White & Case.

EXPERTS

First Majestic

The financial statements of First Majestic as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, incorporated by reference in this proxy statement/prospectus, and the effectiveness of First Majestic’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Gatos

The consolidated financial statements of Gatos appearing in Gatos’ Annual Report on Form 10-K, as amended by Amendment No. 1, for the year ended December 31, 2023, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Los Gatos Joint Venture appearing in Gatos’ Annual Report on Form 10-K, as amended by Amendment No. 1, for the year ended December 31, 2023, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The scientific and technical information incorporated by reference in this prospectus/proxy statement concerning Gatos’ Cerro Los Gatos Mine and the other deposits of the Los Gatos district is based upon information prepared by or under the supervision of: (i) Ronald Turner, P. Geo., MAusIMM(CP), as an employee of Golder Associates S.A., with respect to mineral resource estimates, (ii) Stephan Blaho, P.Eng., as an employee of WSP Canada Inc., with respect to mineral reserve estimates and life of mine plan, and (iii) Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos. Each of Ronald Turner, MAusIMM(CP) on behalf of Golder Associates S.A., Stephan Blaho, P.Eng. on behalf of WSP Canada Inc., and Tony Scott, P.Geo., is a “Qualified Person,” as defined in S-K 1300. Each of the qualified persons (other than Tony Scott) is independent of Gatos Silver and the LGJV.

For a description of the key assumptions, parameters and methods used to estimate such mineral reserves and mineral resources included or incorporated by reference in this proxy statement/prospectus, as well as data verification procedures and a general discussion of the extent to which such estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Los Gatos Joint Venture S-K 1300 Technical Report Summary dated October 20, 2023, which is included as Exhibit 96.1 to Gatos’ Annual Report on Form 10-K, as amended by Amendment No. 1, for the year ended December 31, 2023 and is incorporated by reference herein.

ENFORCEABILITY OF CIVIL LIABILITIES

First Majestic is governed by the laws of British Columbia and its principal place of business is outside the United States. The majority of the directors and officers of First Majestic and the experts named under “Experts”

and other experts and “qualified persons” named in the documents incorporated by reference in this proxy statement/prospectus are resident outside of the United States and a substantial portion of First Majestic’s assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on First Majestic, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against First Majestic or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against First Majestic or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws. A final judgment for a liquidated sum in favor of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province in Canada in which the claim is brought.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Gatos board knows of no matters that will be presented for consideration at the Gatos special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before Gatos stockholders at the Gatos special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the Gatos board.

FUTURE SHAREHOLDER PROPOSALS

The transaction is expected to be completed in early 2025. Until the transaction is completed, Gatos’ stockholders will continue to be entitled to attend and participate in Gatos stockholder meetings, including the annual meeting, if any. If the transaction is completed, Gatos will have no public stockholders and there will be no public participation in any future meetings of the stockholders of Gatos. However, if the transaction is not completed, Gatos stockholders will continue to be entitled to attend and participate in Gatos stockholder meetings.

Proposals that stockholders wish to submit for inclusion in Gatos’ proxy statement for its 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the U.S. Exchange Act must be received by Gatos’ Corporate Secretary at Gatos Silver, Inc., Suite 910 - 925 West Georgia Street, Vancouver, BC V6C 3L2 no later than December 26, 2024. Any stockholder proposal submitted for inclusion must be eligible for inclusion in Gatos’ proxy statement in accordance with the rules and regulations promulgated by the SEC.

Gatos’ bylaws further provide that a stockholder proposal relating to the nomination of a person for election as a director at its 2025 Annual Meeting of Stockholders or a stockholder proposal that is not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at such annual meeting, must be submitted in writing and received by Gatos’ Corporate Secretary at the address above no earlier than January 7, 2025, and no later than February 6, 2025. Such written notice must contain the information required by Gatos’ bylaws. In addition to complying with the advance notice provisions of Gatos’ bylaws, to solicit proxies in support of director nominees other than Gatos’ nominees, a stockholder must give timely notice that complies with the additional requirements of Rule 14a-19 under the U.S. Exchange Act and which must be received no later than April 7, 2025, in order to comply with the SEC’s universal proxy rules.

Please refer to Gatos’ bylaws for additional information and requirements regarding stockholder proposals and director nominations. Gatos will not consider any proposal or nomination that is not timely or otherwise does not meet Gatos’ bylaws and the SEC’s requirements for submitting a proposal or nomination, as applicable. Gatos reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Gatos files annual, quarterly and current reports, proxy statements and other information with the SEC. First Majestic files or furnishes annual reports, reports on Form 6-K and other information with the SEC. As First Majestic is a “foreign private issuer,” under the rules adopted under the U.S. Exchange Act it is exempt from certain of the requirements of the U.S. Exchange Act, including the proxy and information provisions of Section 14 of the U.S. Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the U.S. Exchange Act.

You may access this information at the website maintained by the SEC at www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus, except as described below.

You may also access the SEC filings and obtain other information about Gatos through the website maintained by Gatos at https://investor.gatossilver.com/financials/sec-filings/ and First Majestic at https://firstmajestic.com/investors. The information contained in those websites is not incorporated by reference into, or in any way part of, this proxy statement/prospectus. You should not rely on such information in deciding whether to approve the Gatos merger proposal unless such information is in this proxy statement/prospectus or has been incorporated by reference into this proxy statement/prospectus.

Gatos and First Majestic file reports, statements and other information with the applicable Canadian Securities Administrators. Their filings are electronically available to the public from SEDAR+ website at www.sedarplus.ca. The information contained on the SEDAR+ website is not incorporated by reference into this proxy statement/prospectus.

Incorporation of Certain Documents by Reference

The SEC allows Gatos and First Majestic to “incorporate by reference” information into this proxy statement/prospectus. This means that Gatos and First Majestic can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Gatos and First Majestic have previously filed with the SEC. They contain important information about the companies and their financial condition. The following documents, which were filed by the companies with the SEC, are incorporated by reference into this proxy statement/prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

Gatos Filings with the SEC (File No. 001-39649)	Period and/or Filing Date
Annual Report on Form 10-K, as amended by Annual Report on Form 10-K/A	Year ended December 31, 2023
Quarterly Report on Form 10-Q	Quarter ended March 31, 2024
Quarterly Report on Form 10-Q	Quarter ended June 30, 2024
Current Reports on Form 8-K	Filed May 6, 2024, June 10, 2024, September 5, 2024, September 6, 2024, September 10, 2024 and October 11, 2024

First Majestic Filings with the SEC (File No. 001-34984)	Period and/or Filing Date
Annual Report on Form 40-F	Year ended December 31, 2023
Reports on Form 6-K	Filed April 15, 2024 (Exhibit 99.3 only), May 8, 2024 (Exhibits 99.1 and 99.2 only), August 1, 2024 (Exhibits 99.1 and 99.2 only) and September 9, 2024 (Exhibit 99.1 only)

*	Other than the portions of those documents not deemed to be filed.

All documents filed by Gatos and First Majestic under Section 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act, as required, from the date of this proxy statement/prospectus to the completion of the offering will also be deemed to be incorporated in this proxy statement/prospectus by reference other than the portions of those documents not deemed to be filed. In the case of Gatos, these documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K under the U.S. Exchange Act), and proxy statements, as required. In the case of First Majestic, these documents include Annual Reports on Form 40-F and Reports on Form 6-K (to the extent indicated by First Majestic therein). Gatos and First Majestic also incorporate by reference the merger agreement attached to this proxy statement/prospectus as Annex A.

First Majestic has supplied all information contained into this proxy statement/prospectus relating to First Majestic, and Gatos has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Gatos.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses below, or from the SEC through the SEC’s website at www.sec.gov. Gatos stockholders and First Majestic shareholders may request a copy of such documents by contacting:

Gatos Silver, Inc. Suite 910- 925 West Georgia Street Vancouver, British Columbia, Canada, V6C 3L2 Attention: Corporate Secretary Telephone: (604) 841-7937	First Majestic Silver Corp. Suite 2500 - 666 Burrard Street, Vancouver, British Columbia V6C 2X8, Canada Attention: General Counsel Telephone: (604) 688-3033

In addition, you may obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by visiting the websites maintained by Gatos and First Majestic at www.gatossilver.com and www.firstmajestic.com, respectively.

If you would like to request documents, please do so by [    ], 2024, to receive them before the Gatos special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Gatos and First Majestic have not authorized anyone to give any information or make any representation about the transaction, the Gatos special meeting or Gatos and First Majestic that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Gatos and First Majestic have incorporated in this proxy statement/prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of First Majestic common shares in the transaction should create any implication to the contrary.

ANNEX A

Dated September 5, 2024

Agreement and Plan of Merger

by and among

First Majestic Silver Corp.

Ocelot Transaction Corporation

and

Gatos Silver, Inc.

Exhibits
Exhibit A	Form of Certificate of Merger
Exhibit B	Articles of Incorporation of the Surviving Corporation

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated September 5, 2024, is by and among First Majestic Silver Corp., a British Columbia company (“First Majestic”), Ocelot Transaction Corporation, a Delaware corporation and wholly owned Subsidiary of First Majestic (“Merger Sub”), and Gatos Silver, Inc., a Delaware corporation (“Gatos”). First Majestic, Merger Sub and Gatos are each sometimes referred to as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into Gatos (the “Merger”), with Gatos surviving the Merger as a wholly owned subsidiary of First Majestic in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of Gatos (the “Gatos Board of Directors”) established a special committee of the Gatos Board of Directors consisting of independent and disinterested directors (the “Gatos Special Committee”) to, among other things, review, evaluate and negotiate this Agreement and the Transactions and, if, the Gatos Special Committee deems appropriate, recommend that the Gatos Board of Directors approve the execution and delivery of this Agreement by Gatos;

WHEREAS, the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) has unanimously adopted resolutions (a) declaring that this Agreement and the consummation of the transactions contemplated hereby, including the Merger (the “Transactions”), are advisable, (b) approving this Agreement and the Transactions, (c) resolving, on the terms and subject to the conditions set forth in this Agreement, to submit this Agreement to the Gatos stockholders for consideration at a meeting of Gatos stockholders and (d) resolving, on the terms and subject to the conditions set forth in this Agreement, to recommend the adoption of this Agreement by the Gatos stockholders (the resolution in this clause (d) being the “Gatos Board Recommendation”);

WHEREAS, the board of directors of First Majestic (the “First Majestic Board of Directors”) has unanimously adopted resolutions, including in its capacity as the sole stockholder of Merger Sub, (a) declaring that this Agreement and the consummation of the Transactions, are advisable, (b) approving this Agreement and the Transactions, (c) resolving, on the terms and subject to the conditions set forth in this Agreement, that the issuance of the First Majestic Shares as Merger Consideration (the “First Majestic Share Issuance”) be submitted for consideration at the First Majestic Special Meeting and (d) resolving, on the terms and subject to the conditions set forth in this Agreement, to recommend that First Majestic’s stockholders vote to approve the First Majestic Share Issuance (the “First Majestic Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement and the Transactions, including the Merger, and determined that this Agreement and the consummation of the Transactions, including the Merger, are advisable;

WHEREAS, for U.S. federal, and applicable state and local, income Tax purposes, it is the intent of the Parties that (i) the Merger qualifies as a “reorganization” under Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to which each of First Majestic, Merger Sub, and Gatos are parties under Section 368(b) of the Code and (ii) the Merger not result in the recognition of gain under Section 367(a)(1) of the Code (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of First Majestic following the Merger that does not enter into a five-year gain recognition agreement as provided under Treasury Regulations Section 1.367(a)-8 (a “GRA”)) (clauses (i) and (ii), collectively, the “Intended Tax Treatment”), and that this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS concurrently with the execution of this Agreement, and as a condition of, and inducement to, the willingness of First Majestic to enter into this Agreement, each member of the Gatos Board of Directors, each executive officer of Gatos listed on Section A of the Gatos Disclosure Letter, Electrum Silver US LLC and Electrum Silver US II LLC have entered into agreements to vote in favor of the Transactions with First Majestic; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

W I T N E S S E T H :

ARTICLE I

THE MERGER; CERTAIN GOVERNANCE MATTERS

Section 1.01  Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to Gatos or First Majestic, as applicable, than those contained in the Confidentiality Agreement in favor of Gatos; provided that such agreement need not include standstill provisions in favor of Gatos or First Majestic, as applicable and which confidentiality agreement does not contain any provision that prohibits Gatos’ or First Majestic’s, as the case may be, compliance with the terms of this Agreement.

“Action” means any claim, complaint, litigation, action, petition, suit, arbitration, mediation or similar legal proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Entity.

“Adverse Law or Order” means any rule, regulation or other Law or Order entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction which prevents, prohibits or makes illegal the consummation of the Transactions.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act and Mexico’s Antitrust Law.

“BC Securities Act” means the Securities Act (British Columbia), as amended.

“Bribery Legislation” means any applicable Law or regulation implementing the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; the FCPA; the CFPOA; the Criminal Code (Canada); and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which First Majestic or Gatos operates.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York, or Vancouver, British Columbia.

“Canadian Corporate and Securities Law” means collectively, Canadian Corporate Law and Canadian Securities Laws.

“Canadian Corporate Law” means the Business Corporations Act (British Columbia) and the rules and regulations published thereunder.

“Canadian Securities Authorities” means the British Columbia Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.

“Canadian Securities Laws” means the BC Securities Act and any other applicable Canadian provincial and territorial securities Laws, rules and regulations and published instruments and policies thereunder.

“CFPOA” means the Corruption of Foreign Public Officials Act (Canada).

“COFECE” means the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica) or any Governmental Entity which substitutes it or assumes its functions.

“Collective Bargaining Agreement” means any collective bargaining or similar collective labor agreement or arrangement (whether or not mandated by Law or any Governmental Entity) with any trade union, labor union, works council, or similar employee representative body, covering any employee of Gatos or any Gatos Subsidiary, or First Majestic or any First Majestic Subsidiary, as the case may be, or by which any such employee is bound.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated as of June 7, 2024 by and between Gatos and First Majestic.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy, arrangement or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect, and any amendments or supplements thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or any epidemics, pandemic or disease outbreak resulting therefrom.

“DGCL” shall have the meaning set forth in the Recitals.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any Law relating to pollution or protection, investigation or restoration of the environment or natural resources, wildlife or, as such matters relate to injury or threat of injury to persons or property relating to the use, handling, presence, transportation, treatment, storage, disposal, Release, threatened Release or discharge of, or exposure to, Hazardous Materials.

“Environmental Permits” means any permit, license, consent, certificate, registration, variance, exemption, order, authorization or approval required under applicable Environmental Laws.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchanges” means the NYSE and TSX.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“First Majestic Benefit Plan” means each material employee benefit plan, plan, program, policy, practice, contract, agreement or other arrangement, including each bonus, commission, equity, stock purchase, phantom stock, stock option, incentive, deferred compensation, defined contribution, defined benefit, retirement, pension, employment (including offer letter), consulting, severance, separation, retention, change in control, sick leave, health and welfare (including vision, dental and disability plans), vacation, paid time off, and other compensation or benefit plan, program, policy, practice, contract, agreement or other arrangement, whether or not in writing and whether or not funded, that is maintained, sponsored, contributed to or required to be contributed to by First Majestic or any of the First Majestic Subsidiaries, or with respect to which First Majestic or any of the First Majestic Subsidiaries could reasonably be expected to have material liability, in each case, with respect to, or for the benefit of, any current or former employees, individual independent contractors, or other non-employee service providers of First Majestic or any of the First Majestic Subsidiaries (and any dependents or beneficiaries thereof), but excluding any plan, program, agreement, or arrangement sponsored or maintained, or mandated to be sponsored or maintained, by any Governmental Entity.

“First Majestic Circular” means the management information circular prepared by First Majestic in connection with the First Majestic Special Meeting.

“First Majestic Competing Proposal” means, other than the Transactions contemplated by this Agreement, whether or not in writing, any inquiry, proposal or offer from, or public expression of intention by, any Person or “group” (as defined in the Section 13(d) of the Exchange Act and the rules promulgated thereunder) of Persons (other than First Majestic and its affiliates) relating to (i) any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions of (A) twenty percent (20%) or more of the consolidated assets of First Majestic and the First Majestic Subsidiaries taken as a whole (based on the most recent consolidated financial statements of First Majestic filed on SEDAR+), or (B) twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of First Majestic or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more First Majestic Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of First Majestic and the First Majestic Subsidiaries taken as a whole (based on the most recent consolidated financial statements of First Majestic filed on SEDAR+), (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group owning twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of First Majestic or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more First Majestic Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of First Majestic and the First Majestic Subsidiaries taken as a whole (based on the most recent consolidated financial statements of First Majestic filed on SEDAR+), or (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of First Majestic or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more First Majestic Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of First Majestic and the First Majestic Subsidiaries taken as a whole (based on the most recent consolidated financial statements of First Majestic filed on SEDAR+).

“First Majestic Credit Agreement” means that certain second amended and restated Credit Agreement dated March 31, 2022 among, inter alios, First Majestic, the Bank of Montreal as administrative agent and lender and several other lenders who are party thereto, as amended from time to time.

“First Majestic Equity Award” means any form of compensation (including deferred compensation) granted under a First Majestic Equity Plan that is or may be paid or settled in First Majestic Shares.

“First Majestic Equity Plan” means the 2022 First Majestic Long Term Incentive Plan, as may be amended from time to time.

“First Majestic Governing Documents” means First Majestic’s (i) Notice of Articles, as amended, and (ii) Articles, as amended.

“First Majestic Intellectual Property” means the Intellectual Property owned or purported to be owned, in whole or in part, by First Majestic or the First Majestic Subsidiaries.

“First Majestic Intervening Event” means any material event, fact, circumstance, effect, development or occurrence that (i) was not known to, or reasonably foreseeable by, the First Majestic Board of Directors as of the date hereof or, if known, the material consequences of which were not known or reasonably foreseeable as of the date hereof provided, however, that in no event shall the following events, changes or developments constitute a First Majestic Intervening Event: (i) the receipt, existence or terms of any First Majestic Competing Proposal; (ii) changes in the market price or trading volume of the First Majestic Shares or Gatos Common Stock or the fact that Gatos or First Majestic meets or exceeds (or fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period; provided, further, that the exceptions contained in the foregoing proviso shall not apply to the underlying causes giving rise to, or contributing to, such event, change or development or prevent any of such underlying causes from being taken into account in determining whether First Majestic Intervening Event has occurred; (iii) changes after the date hereof in general United States, Mexico, Canada or global economic conditions or conditions (or changes therein) in any industry or industries in which First Majestic operates (including any change (on a current or forward basis) in the price of silver or changes in commodity prices or general market prices affecting the mining industry generally); or (iv) changes after the date hereof affecting financial, credit or capital market conditions or changes in interest or exchange rates.

“First Majestic Material Adverse Effect” means any Effect that, individually or in the aggregate, (i) has a material adverse effect on the business, results of operations or financial condition of First Majestic and the First Majestic Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Transactions from occurring on or before the Outside Date; provided, however, that in the case of clause (i), no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a First Majestic Material Adverse Effect or shall be taken into account when determining whether a First Majestic Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States, Mexico, Canada or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which First Majestic operates (including any change (on a current or forward basis) in the price of silver or changes in commodity prices or general market prices affecting the mining industry generally), (c) general legal, tax, economic, political or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions or changes in interest or exchange rates and any such conditions related to a government shutdown, federal debt ceiling or banking or credit crisis, (d) any change or prospective changes occurring after the date hereof in Laws or IFRS or the interpretation or enforcement thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity occurring after the date hereof (including with respect to Taxes), (f) compliance with the express terms of this Agreement or any other agreement entered into in connection herewith and any action taken or omitted to be taken by First Majestic or any First Majestic Subsidiary at the express written direction or request of or with the express prior written consent of Gatos, (g) changes in the price of First Majestic Shares, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a First Majestic Material Adverse Effect may be taken into account), (h) any failure by First Majestic to meet any internal or published projections, estimates or expectations of First Majestic’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by First Majestic to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a First Majestic Material Adverse Effect may be taken into account), (i) (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (C) (1) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, cyber-attacks, data breaches, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) or (2) the geopolitical dispute between the Russian Federation and Ukraine and any evolution or worsening thereof, including, in all cases of this clause (i), the response of any Governmental Entities thereto (j) the negotiation, public announcement or pendency of the Transactions, including the impact of any of the foregoing on the relationships, contractual or otherwise, of First Majestic with customers, suppliers, service providers, employees, Governmental Entities, stockholders, joint venture partners or any other Persons having a relationship with First Majestic and including any resulting litigation (including any claims of breach of fiduciary duty or disclosure claims) or (k) any reduction in any credit rating of First Majestic or the First Majestic Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such reduction that are not otherwise excluded from the definition of a First Majestic Material Adverse Effect may be taken into account), except, in the case of clauses (a) – (e) or (i) to the extent First Majestic and the First Majestic Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries and the same jurisdiction in which First Majestic and the First Majestic Subsidiaries operate (in which case the incremental disproportionate impact may be taken into account in determining whether there has been a First Majestic Material Adverse Effect, and only to the extent otherwise permitted by this definition).

“First Majestic Option” means an outstanding and unexercised option (whether vested or unvested) to purchase First Majestic Shares.

“First Majestic Shareholder Approval” means the approval of the First Majestic Share Issuance by simple majority of the votes cast by holders of First Majestic Shares present in person or by proxy at the First Majestic Special Meeting and entitled to vote at the First Majestic Special Meeting.

“First Majestic Special Meeting” means the special meeting of the holders of First Majestic Shares for the purpose of seeking the First Majestic Shareholder Approval, including any postponement or adjournment thereof.

“First Majestic Subsidiaries” means the Subsidiaries of First Majestic.

“First Majestic Superior Proposal” means a bona fide, written First Majestic Competing Proposal (with references to 20% being deemed to be replaced with references to 50%) not solicited in breach of Section 5.04, which the First Majestic Board of Directors determines in good faith after consultation with First Majestic’s outside legal and financial advisors to be (i) more favorable from a financial point of view to the shareholders of First Majestic than the Merger, taking into account all relevant factors (including any adjustment to the terms and conditions proposed by Gatos in response to such proposal) and (ii) reasonably capable of being completed as proposed on a timely basis, in the case of each of clauses (i) and (ii), taking into account the certainty and timing of closing, financing arrangements, the identity of the party making the proposal and such other legal, financial, regulatory and other aspects of such proposal as the First Majestic Board of Directors deems in good faith relevant.

“First Majestic Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a First Majestic Superior Proposal entered into by and between First Majestic and the Person making a First Majestic Superior Proposal.

“First Majestic VWAP” means the volume weighted average price of First Majestic Shares for a five (5) trading day period, starting with the opening of trading on the sixth (6th) trading day prior to the Closing Date and ending with the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg L.P., or if not reported therein, in another authoritative source mutually selected by First Majestic and Gatos.

“Form 51-102F5” means Form 51-102F5 as prescribed in National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators.

“Gatos Benefit Plan” means each material employee benefit plan, program, policy, practice, contract, agreement or arrangement, including, each bonus, commission, equity, stock purchase, phantom stock, stock option, incentive, deferred compensation, defined contribution, defined benefit, retirement, pension, employment (including offer letter), consulting, severance, separation, retention, change in control, sick leave, health and welfare benefit (including vision, dental, and disability plans), fringe-benefit, vacation, paid time off, and other compensation or benefit plan, program, policy, practice, contract, agreement or other arrangement, whether or not in writing and whether or not funded, that is maintained, sponsored, contributed to or required to be contributed to by Gatos or any of the Gatos Subsidiaries, or with respect to which Gatos or any of the Gatos Subsidiaries could reasonably be expected to have material liability, in each case, with respect to, or for the benefit of, any current or former employees, individual independent contractors, or other non-employee service providers of Gatos or any of the Gatos Subsidiaries (and any dependents or beneficiaries thereof), but excluding any plan, program, agreement, or arrangement sponsored or maintained, or mandated to be sponsored or maintained, by any Governmental Entity.

“Gatos Bylaws” means the bylaws of Gatos, as amended and restated as of the date of this Agreement.

“Gatos Certificate” means the Amended and Restated Certificate of Incorporation of Gatos, as amended and restated and supplemented and in effect on the date hereof.

“Gatos Common Stock” means the outstanding shares of common stock, par value $0.001 per share, of Gatos.

“Gatos Competing Proposal” means, other than the Transactions contemplated by this Agreement, whether or not in writing, any inquiry, proposal or offer from, or public expression of intention by, any Person or “group” (as defined in the Section 13(d) of the Exchange Act and the rules promulgated thereunder) of Persons (other than First Majestic and its affiliates) relating to (i) any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions of (A) twenty percent (20%) or more of the consolidated assets of Gatos and the Gatos Subsidiaries taken as a whole (based on the most recent consolidated financial statements of Gatos filed with the SEC), or (B) twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of Gatos or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more Gatos Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Gatos and the Gatos Subsidiaries taken as a whole (based on the most recent consolidated financial statements of Gatos filed with the SEC), (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group owning twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of Gatos or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more Gatos Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Gatos and the Gatos Subsidiaries taken as a whole (based on the most recent consolidated financial statements of Gatos filed with the SEC), or (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of Gatos or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more Gatos Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Gatos and the Gatos Subsidiaries taken as a whole (based on the most recent consolidated financial statements of Gatos filed with the SEC).

“Gatos Credit Agreement” means that certain second amended and restated Revolving Credit Agreement, dated as of December 13, 2023, by and among Gatos, certain subsidiaries of Gatos from time to time thereto, Bank of Montreal and BMO Capital Markets.

“Gatos DSU” means a notional instrument entitling the holder to receive a certain number of shares of Gatos Common Stock, granted under the Gatos LTIP.

“Gatos Equity Awards” means, collectively, all outstanding Gatos Options, Gatos RSUs, Gatos PSUs, and Gatos DSUs.

“Gatos Governing Documents” means the Gatos Bylaws and the Gatos Certificate.

“Gatos Intellectual Property” means the Intellectual Property owned or purported to be owned, in whole or in part, by Gatos or the Gatos Subsidiaries.

“Gatos Intervening Event” means any material event, fact, circumstance, effect, development or occurrence that was not known to, or reasonably foreseeable by, the Gatos Board of Directors or the Gatos Special Committee as of the date hereof or, if known, the material consequences of which were not known or reasonably foreseeable as of the date hereof provided, however, that in no event shall the following events, changes or developments constitute a Gatos Intervening Event: (i) the receipt, existence or terms of any Gatos Competing Proposal; (ii) changes in the market price or trading volume of the First Majestic Shares or Gatos Common Stock or the fact that Gatos or First Majestic meets or exceeds (or fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period; provided, further, that the exceptions contained in the foregoing proviso shall not apply to the underlying causes giving rise to, or contributing to, such event, change or development or prevent any of such underlying causes from being taken into account in determining whether Gatos Intervening Event has occurred; (iii) changes after the date hereof in general United States, Mexico, Canada or global economic conditions or conditions (or changes therein) in any industry or industries in which Gatos operates (including any change (on a current or forward basis) in the price of silver or changes in commodity prices or general market prices affecting the mining industry generally); or (iv) changes after the date hereof affecting financial, credit or capital market conditions or changes in interest or exchange rates.

“Gatos LTIP” means the 2023 Gatos Amended and Restated Long Term Incentive Plan, as may be amended from time to time.

“Gatos Material Adverse Effect” means any Effect that, individually or in the aggregate, has (i) a material adverse effect on the business, results of operations or financial condition of Gatos and the Gatos Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Transactions from occurring on or before the Outside Date; provided, however, that in the case of clause (i) no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Gatos Material Adverse Effect or shall be taken into account when determining whether a Gatos Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States, Mexico, Canada or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which Gatos operates (including any change (on a current or forward basis) in the price of silver or changes in commodity prices or general market prices affecting the mining industry generally), (c) general legal, tax, economic, political or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions or changes in interest or exchange rates and any such conditions related to a government shutdown, federal debt ceiling or banking or credit crisis, (d) any change or prospective changes occurring after the date hereof in Laws or GAAP or the interpretation or enforcement thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity occurring after the date hereof (including with respect to Taxes), (f) compliance with the express terms of this Agreement or any other agreement entered into in connection herewith and any action taken or omitted to be taken by Gatos or any Gatos Subsidiary at the express written direction or request of or with the express prior written consent of First Majestic, (g) changes in the price of Gatos Common Stock, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a Gatos Material Adverse Effect may be taken into account), (h) any failure by Gatos to meet any internal or published projections, estimates or expectations of Gatos’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Gatos to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a Gatos Material Adverse Effect may be taken into account), (i) (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (C) (1) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, cyber-attacks, data breaches, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) or (2) the geopolitical dispute between the Russian Federation and Ukraine and any evolution or worsening thereof, including, in all cases of this clause (i), the response of any Governmental Entities thereto, (j) the negotiation, public announcement or pendency of the Transactions, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Gatos with customers, suppliers, service providers, employees, Governmental Entities, stockholders, joint venture partners or any other Persons having a relationship with Gatos and including any resulting litigation (including any claims of breach of fiduciary duty or disclosure claims) or (k) any reduction in any credit rating of Gatos or the Gatos Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such reduction that are not otherwise excluded from the definition of a Gatos Material Adverse Effect may be taken into account), except, in the case of clauses (a) – (e) or (i) to the extent Gatos and the Gatos Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries and the same jurisdiction in which Gatos and the Gatos Subsidiaries operate (in which case the incremental disproportionate impact may be taken into account in determining whether there has been a Gatos Material Adverse Effect, and only to the extent otherwise permitted by this definition).

“Gatos Option” means an outstanding and unexercised option (whether vested or unvested) to purchase shares of Gatos Common Stock, granted under the Gatos LTIP.

“Gatos PSU” means a performance-vesting restricted stock unit covering shares of Gatos Common Stock, granted under the Gatos LTIP.

“Gatos RSU” means a time-vesting restricted stock unit covering shares of Gatos Common Stock, granted under the Gatos LTIP.

“Gatos Special Meeting” means the meeting of the holders of Gatos Common Stock for the purpose of seeking the Gatos Stockholder Approval, including any postponement or adjournment thereof.

“Gatos Stockholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Gatos Common Stock entitled to vote on the authorization of this Agreement at the Gatos Special Meeting in favor of such authorization.

“Gatos Subsidiaries” means the Subsidiaries of Gatos.

“Gatos Superior Proposal” means a bona fide, written Gatos Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), not solicited in breach of Section 5.03, which the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee determines in good faith after consultation with Gatos’ outside legal and financial advisors to be (i) more favorable from a financial point of view to the stockholders of Gatos than the Merger, taking into account all relevant factors (including any adjustment to the terms and conditions proposed by First Majestic in response to such proposal) and (ii) reasonably capable of being completed as proposed on a timely basis, in the case of each of clauses (i) and (ii), taking into account the certainty and timing of closing, financing arrangements, the identity of the party making the proposal and such other legal, financial, regulatory and other aspects of such proposal as the Gatos Board of Directors or the Gatos Special Committee, as applicable, deems in good faith relevant.

“Gatos Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a Gatos Superior Proposal entered into by and between Gatos and the Person making such Gatos Superior Proposal.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any candidate for political office, or (iii) any political party or party official.

“Governmental Entity” means (i) any transnational, national, federal, state, provincial, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government, including any arbitral body, (ii) any public international governmental organization, or (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition.

“Hazardous Materials” means any substance defined, listed, classified, characterized or regulated as “hazardous”, “toxic”, a “waste”, a “pollutant” or a “contaminant”, or words of similar import under any Environmental Law, including petroleum, petroleum products or byproducts (including crude oil and any fractions thereof), explosive material, radioactive material, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, per- and polyfluoroalkyl substances, heavy metals, asbestos and asbestos-containing materials, and radon gas.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person,

(a)  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)  all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c)  net obligations of such Person under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

(d)  all obligations of such Person for capitalized leases or to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)  all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock;

(f)  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse;

(g)  obligations outstanding under securitization facilities; and

(h)  any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“IFRS” means accounting principles generally accepted in Canada applicable to public companies at the relevant time and which incorporates International Accounting Standards as adopted by the Canadian Accounting Standards Board.

“In-the-Money-Amount” means the amount by which (i) the aggregate fair market value, at the applicable time, of the shares to which an option relates, exceeds (ii) the aggregate exercise price of the option to acquire such shares.

“Intellectual Property” means all intellectual property and similar proprietary rights protected, created or arising under the Laws of any jurisdiction or any international convention, whether registered or unregistered, including with respect to: (i) patents and patent applications, (ii) trademarks, service marks, trade names, business names, logos, trade dress, Internet domain names, and all other similar rights or identifiers of source or origin in any part of the world, together with all goodwill symbolized thereby, (iii) copyrights and works of authorship, including such rights in Software, (iv) trade secrets and rights in all other confidential information, including know-how, inventions (whether or not patentable), algorithms, logic, operating conditions and procedures, proprietary formulae, concepts, methods, techniques, compositions, processes, apparatuses, schematics, drawings, models and methodologies, specifications, research and development information, technology, business plans, technical, engineering and manufacturing information (collectively, “Trade Secrets”) (v) Software, (vi) rights in databases and data collections and (vii) all registrations of, applications for registration of, and renewals and extensions of any of the foregoing, as applicable.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (i) the Persons listed in Section 1.01(a) of the First Majestic Disclosure Letter with respect to First Majestic or Merger Sub, or (ii) the Persons listed in Section 1.01(a) of the Gatos Disclosure Letter with respect to Gatos.

“Law” means any law (including common law), constitution, statute, code, rule, regulation, Order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, easement, right of way, encroachment, title defect, claim, license, lease, option, right of first refusal, right of first offer, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Mexico’s Antitrust Law” means Ley Federal de Competencia Económica.

“Mining Rights” means all mineral and mining interests, deeds, claims, leases and concessions, exploration, reconnaissance, exploitation or extraction rights, subsurface rights, or any other rights or interests, for the purpose of exploring, exploiting or beneficiating minerals under the terms of applicable Laws, whether contractual, statutory or otherwise, or any interest therein.

“Misrepresentation” has the meaning ascribed to it under the BC Securities Act.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings.

“NI 54-101” means National Instrument 54-101 – Communications with Beneficial Owners of Securities of a Reporting Issuer.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, injunction, decree, stipulation, decision, ruling or writ of any Governmental Entity, or any settlement agreement or compliance agreement entered into in connection with any Action.

“Organizational Documents” means, with respect to any Person, the articles of incorporation or association, certificate of incorporation, charter, notice of articles, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, stockholders agreement, joint venture agreement, certificate of limited partnership and all other similar documents and foreign equivalent documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case only to the extent accruals or reserves have been established in accordance with GAAP or IFRS, as applicable, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business or by operation of Law, in each case that are not yet overdue or are being contested in good faith by appropriate proceedings, (iii) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of Gatos or First Majestic, as the case may be, or notes thereto or securing liabilities reflected on such balance sheet or Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business that are not, individually or in the aggregate, material to the business of the relevant Party and its Subsidiaries, taken as a whole, (iv) securing the obligations under the Gatos Credit Agreement or the First Majestic Credit Agreement, as the case may be, (v) non-exclusive licenses of Intellectual Property (1) to customers or (2) to vendors or service providers for use for the benefit of Gatos and the Gatos Subsidiaries or First Majestic and the First Majestic Subsidiaries, as applicable, in each case, in the ordinary course of business, (vi) under any Gatos Real Property Rights, Gatos Mining Rights, First Majestic Real Property Rights or First Majestic Mining Rights, as applicable, or with respect to the real property interests of the landlords or fee owners (or equivalent) thereunder, (vii) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Gatos Real Property Rights, Gatos Mining Rights, First Majestic Real Property Rights or First Majestic Mining Rights, as applicable, which are not violated by the current use and operation of such real property in any material respects, (viii) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to the Gatos Real Property Rights, Gatos Mining Rights, First Majestic Real Property Rights or First Majestic Mining Rights, as applicable, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used, (ix) public roads and highways, and (x) matters which would be disclosed by accurate survey or title report with respect to each parcel of real property of Gatos or any Gatos Subsidiary, or First Majestic or any First Majestic Subsidiary, as the case may be.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization, including analogous foreign entities.

“Qualified Person” has the meaning set out in Item 1300 of Regulation S-K and in NI 43-101, as the context requires.

“Real Property Rights” means any real property interests including fee simple (or equivalent) interests in real property, leases, easements, rights of way or licenses from landowners or authorities permitting the access to and use of land, and other surface or access rights.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment or disposing into the environment.

“Representatives” means, when used with respect to First Majestic, Merger Sub or Gatos, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of First Majestic or Gatos, as applicable, and its respective Subsidiaries.

“Sanctioned Country” means a country, region, or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, and the Kherson and Zaporizhzhia oblasts of Ukraine).

“Sanctioned Person” means (i) any Person identified in any list of designated Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the government of Canada (including Global Affairs Canada and Public Safety Canada), the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union, or any European Union member state; (ii) any Person located, organized, resident in, or a Governmental Entity or government instrumentality of, any Sanctioned Country, (iii) any person 50% or more owned or controlled by, or acting on behalf of any Person described in (i) or (ii); (iv) any person deemed under Canadian Sanctions to be controlled by, or whose property is deemed under Canadian Sanctions to be owned by, any Person described in clause (i); or (v) any Person otherwise a target of Sanctions.

“Sanctions” means all economic or financial sanctions, including trade embargoes and restrictions imposed, administered or enforced from time to time by OFAC, the United States Department of State, the government of Canada (including Global Affairs Canada and Public Safety Canada), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“SEDAR+” means the System for Electronic Document Analysis Retrieval + of the Canadian Securities Administrators.

“Software” means any software, firmware and computer programs and applications, including all (a) data files, computer programs, application programming interfaces, computerized databases, algorithms, data files, plugins, libraries, subroutines, tools and APIs, in each case of the foregoing whether in source code, executable or object code form and (b) software-related documentation, including user manuals, specifications and other documentation related thereto.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any other Person of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership. For the avoidance of doubt, for purposes of this Agreement, Gatos Silver Canada Corp., Minera Luz del Sol S. de R.L. de C.V., Minera Plata Real S. de R.L. de C.V. and Operaciones San Jose de Plata S. de R.L. de C.V. shall be deemed to be Subsidiaries of Gatos.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Entity or other authority responsible for the administration, determination, assessment, imposition and/or collection of Taxes or enforcement of any Law in relation to Taxes.

“Treasury Regulations” shall mean the regulations prescribed under the Code (including any temporary regulations and any amended or successor provisions with respect to such regulations).

“TSX” means the Toronto Stock Exchange.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement. “Willfully Breached” has a correlative meaning.

The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Book Entry Shares”	Section 2.02(b)

“Closing”	Section 1.03

“Closing Date”	Section 1.03

“Code”	Recitals

“COFECE”	Section 6.02(c)

“Continuing Employees”	Section 6.07(a)

“Converted Options”	Section 2.03(a)(i)

“D&O Insurance”	Section 6.04(c)

“DGCL”	Recitals

“Effective Time”	Section 1.04

“Enforceability Exceptions”	Section 3.03(a)

“Exchange Agent”	Section 2.02(a)

“Exchange Fund”	Section 2.02(a)

“Exchange Ratio”	Section 2.01(a)

“First Majestic”	Preamble

“First Majestic Board of Directors”	Recitals

“First Majestic Board Recommendation”	Recitals

“First Majestic Capitalization Date”	Section 4.02(a)

“First Majestic Change of Recommendation”	Section 5.04(c)

“First Majestic Disclosure Letter”	Article IV

“First Majestic Equity Schedule”	Section 4.02(c)

“First Majestic Material Contracts”	Section 4.21(a)

“First Majestic Mining Rights”	Section 4.16(a)(i)

“First Majestic Permits”	Section 4.07(b)

“First Majestic Real Property Rights”	Section 4.16(a)(i)

“First Majestic Registered Intellectual Property”	Section 4.15(a)

“First Majestic SEDAR+ Documents”	Article IV

“First Majestic Share Issuance”	Recitals

“First Majestic Shares”	Section 4.02(a)

“First Majestic Tax Certificate”	Section 6.12(e)

“First Majestic Termination Fee”	Section 8.02(c)(i)

“Form F-4”	Section 3.12

“Fractional Share Consideration”	Section 2.01(a)

“GAAP”	Section 3.02(c)

“Gatos”	Preamble

“Gatos Board of Directors”	Recitals

“Gatos Board Recommendation”	Recitals

“Gatos Capitalization Date”	Section 3.02(a)

“Gatos Change of Recommendation”	Section 5.03(c)

“Gatos Disclosure Letter”	Article III

“Gatos Equity Schedule”	Section 3.02(c)

“Gatos Material Contracts”	Section 3.21(a)

“Gatos Mining Rights”	Section 3.16(a)(ii)

“Gatos Permits”	Section 3.07(b)

“Gatos Preferred Stock”	Section 3.02(a)

“Gatos Real Property Rights”	Section 3.16(a)(i)

“Gatos Registered Intellectual Property”	Section 3.15(a)(i)

“Gatos SEC Documents”	Article III

“Gatos Special Committee”	Recitals

“Gatos Stock Certificate”	Section 2.02(b)

“Gatos Tax Certificate”	Section 6.12(e)

“Gatos Termination Fee”	Section 8.02(b)(i)

“Indemnified Parties”	Section 6.04(a)

“Intended Tax Treatment”	Recitals

“IT Systems”	Section 3.15(b)

“Merger”	Recitals

“Merger Consideration”	Section 2.01(a)

“Merger Sub”	Preamble

“Outside Date”	Section 8.01(c)

“Party”	Preamble

“Proxy Statement/Prospectus”	Section 3.12

“Sarbanes-Oxley Act”	Section 3.05

“SAT”	Section 4.13(b)

“Surviving Corporation”	Section 1.02(a)

“Tax Matters”	Section 4.13(b)

“Transaction Litigation”	Section 6.09

“Transactions”	Recitals

“Transfer Taxes”	Section 6.12(b)

Section 1.02 The Merger.

(a) On the terms and subject to the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Gatos, whereupon the separate corporate existence of Merger Sub will cease, with Gatos continuing its corporate existence as the surviving corporation (Gatos, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that immediately following the Merger, the Surviving Corporation will be a wholly owned Subsidiary of First Majestic.

(b) In connection with the Merger, First Majestic shall take such actions as may be necessary to reserve, prior to the Merger, a sufficient number of First Majestic Shares to permit the issuance and delivery, on behalf of Merger Sub, of First Majestic Shares to the holders of Gatos Common Stock as of the Effective Time in accordance with the terms of this Agreement.

Section 1.03 Closing. The closing of the Merger (the “Closing”) will take place by exchange of signature pages by email on the date which is the later of (a) January 15, 2025; and (b) three Business Days after the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other date as may be agreed to in writing by Gatos and First Majestic. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.04 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall cause the Merger to be consummated by causing a certificate of merger with respect to the Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be duly executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware and make any other filings, recordings or publications required to be made by Gatos or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as shall be agreed to by Gatos and First Majestic and specified in the Certificate of Merger in accordance with the DGCL (the date and time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.05 Governing Documents of the Surviving Corporation. At the Effective Time, (a) the Gatos Certificate shall, by virtue of the Merger, be amended and restated so as to read in its entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.04) and (b) the Gatos Bylaws shall be amended and restated to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub’s name shall be replaced by references to “Gatos Silver, Inc.”), and as such shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.04).

Section 1.06 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation to hold office in accordance with the bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation to hold office in accordance with the bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.07 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers, purposes, property and assets of each of Merger Sub and Gatos shall vest in the Surviving Corporation, and all liabilities, obligations and penalties of each of Merger Sub and Gatos shall be assumed by the Surviving Corporation.

Section 1.08 First Majestic Board. Prior to the Effective Time, subject to First Majestic’s corporate governance standards, including First Majestic’s satisfactory completion of its customary screening and evaluation procedures for directors, First Majestic shall consider for appointment to the First Majestic Board of Directors, in accordance with the First Majestic Governing Documents, one individual mutually agreeable to Gatos and First Majestic, effective immediately following the Effective Time, to serve until the next annual meeting of First Majestic shareholders.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.01 Treatment of Capital Stock.

(a) Treatment of Gatos Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Gatos or of Merger Sub, subject to Section 2.01(d) and Section 2.05, each share of Gatos Common Stock issued and outstanding immediately prior to the Effective Time (but excluding Gatos Common Stock to be cancelled in accordance with Section 2.01(b)) shall be automatically converted into the right to receive 2.55 validly issued, fully paid and non-assessable First Majestic Shares (such ratio, the “Exchange Ratio”). From and after the Effective Time, all such Gatos Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Gatos Common Stock shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such Gatos Common Stock in accordance with Section 2.02, the First Majestic

Shares into which such Gatos Common Stock are converted as well as the right to receive, pursuant to Section 2.05, cash in lieu of fractional First Majestic Shares, if any, which would otherwise be issuable in respect of such Gatos Common Stock pursuant to this Section 2.01(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.02(f). The consideration payable in accordance with this Section 2.01(a) is referred to as the “Merger Consideration”.

(b) Cancellation of Gatos Common Stock owned by Gatos. At the Effective Time, all Gatos Common Stock owned by Gatos (including treasury stock), First Majestic, Merger Sub or by any of their respective direct or indirect wholly owned Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Treatment of Merger Sub Common Shares. At the Effective Time, each issued and outstanding share of common stock, $0.001 par value, of Merger Sub shall be automatically converted into, and become, one validly issued, fully paid and non-assessable share of common stock, $0.001 par value, of the Surviving Corporation and such shares, collectively, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustment to Merger Consideration. The Exchange Ratio shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Gatos Common Stock or First Majestic Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Gatos Common Stock or First Majestic Shares outstanding at any time between the date hereof and immediately prior to the Effective Time to give First Majestic and the Gatos stockholders the same economic effect as contemplated by this Agreement prior to any of the foregoing events; provided, however, that nothing in this Section 2.01(d) shall be construed to permit First Majestic, Gatos or any of their respective Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.02 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, First Majestic or Merger Sub shall designate a bank or trust company reasonably acceptable to Gatos to act as the exchange agent in connection with the Merger (the “Exchange Agent”) for the payment of the Merger Consideration in accordance with this Agreement, and First Majestic and Merger Sub shall enter into an agreement with the Exchange Agent prior to the Effective Time, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement. The Exchange Agent shall also act as the agent for Gatos’ stockholders for the purpose of receiving and holding their Gatos Stock Certificates and Book Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or prior to the Effective Time, First Majestic shall, on behalf of Merger Sub, deposit, or cause to be deposited, with the Exchange Agent in trust for the benefit of the holders of shares of Gatos Common Stock (i) evidence of First Majestic Shares issuable pursuant to Section 2.01(a) (after giving effect to Section 2.05) in book entry form equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration) in trust for the sole benefit of the holders of Gatos Common Stock; and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration and, from time to time when payable, any dividends or other distributions on First Majestic Shares in accordance with Section 2.02(f) (such evidence of book entry shares of First Majestic Shares and cash amounts, the “Exchange Fund”), in each case, in trust for the sole benefit of the holders of Gatos Common Stock. In the event the Exchange Fund shall be insufficient to pay the aggregate Fractional Share Consideration and any dividends or other distributions on First Majestic Shares in accordance with Section 2.02(f), First Majestic shall, or shall cause the Surviving Corporation to, promptly deposit additional funds with the Exchange Agent in the amount required to make such payment. First Majestic shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on First Majestic Shares in accordance with Section 2.02(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by First Majestic; provided, however, that any investment of such cash shall be made in a manner to be mutually agreed between First Majestic and Gatos and that no such investment or loss thereon shall affect the amounts payable to holders of Gatos Common Stock pursuant to this Article II. Any interest and other income in excess of the amounts payable pursuant to this Agreement resulting from such investments, if any, shall, upon request by First Majestic, be paid to First Majestic on the earlier of (A) twelve (12) months after the Effective Time or (B) the full payment of the Exchange Fund in full satisfaction of all amounts payable pursuant to this Agreement.

(b) Procedures for Surrender. As soon as reasonably practicable after the Effective Time (and in any case within five (5) Business Days after the Effective Time), First Majestic shall cause the Exchange Agent to mail to each holder of record of a valid certificate previously representing any shares of Gatos Common Stock outstanding immediately prior to the Effective Time (a “Gatos Stock Certificate”) or shares of Gatos Common Stock outstanding immediately prior to the Effective Time represented by book entry (“Book Entry Shares”) whose shares of Gatos Common Stock were converted into the right to receive the applicable Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Gatos Stock Certificates shall pass, only upon proper delivery of the Gatos Stock Certificates to the Exchange Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Shares)); and (ii) instructions for use in effecting the surrender of the Gatos Stock Certificates, or in the case of Book Entry Shares, the surrender of such shares, in exchange for payment of the applicable Merger Consideration. Each holder of record of a Gatos Stock Certificate or Book Entry Share shall, upon surrender to the Exchange Agent of such Gatos Stock Certificate or Book Entry Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent pursuant to such instructions, be entitled to receive in exchange therefor the Merger Consideration which the number of shares of Gatos Common Stock previously represented by such Gatos Stock Certificate or Book Entry Share shall have been converted into the right to receive pursuant to Section 2.01, and the Gatos Stock Certificate or Book Entry Share so surrendered shall be canceled. In the event of a transfer of ownership of Gatos Common Stock which is not registered in the transfer records of Gatos, payment of the applicable Merger Consideration may be made to a Person other than the Person in whose name the Gatos Stock Certificate so surrendered is registered if such Gatos Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of such Gatos Stock Certificate or establish to the reasonable satisfaction of First Majestic that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Gatos Stock Certificate and each Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Gatos Stock Certificates or Book Entry Shares pursuant to the provisions of this Article II or otherwise.

(c) Transfer Books; No Further Ownership Rights in Gatos Common Stock. At the Effective Time, the stock transfer books of Gatos shall be closed and thereafter there shall be no further registration of transfers of Gatos Common Stock outstanding immediately prior to the Effective Time on the records of Gatos. From and after the Effective Time, the holders of Gatos Stock Certificates and any Book Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Gatos Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Gatos Stock Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Return of Merger Consideration; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to First Majestic any Merger Consideration (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange

Agent’s routine administrative procedures, to holders of Gatos Stock Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and First Majestic (subject to abandoned property, escheat or other similar Laws) with respect to the applicable Merger Consideration, payable upon due surrender of their Gatos Stock Certificates or Book Entry Shares and compliance with the procedures in Section 2.02(b), without any interest thereon. Notwithstanding the foregoing, (i) none of the Surviving Corporation, First Majestic or the Exchange Agent shall be liable to any holder of a Gatos Stock Certificate or Book Entry Share for any Merger Consideration payable pursuant to this Agreement delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law and (ii) any portion of the Merger Consideration that remains undistributed to the holders of Gatos Stock Certificates and Book Entry Shares as of immediately prior to the date on which the Merger Consideration would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of First Majestic, free and clear of all claims or interests of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Gatos Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Gatos Stock Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by First Majestic or the Exchange Agent, the posting by such holder of an indemnity or a bond in such amount as First Majestic or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Gatos Stock Certificates, and the applicable Merger Consideration payable in respect thereof pursuant to Section 2.01.

(f) Dividends or Distributions with Respect to First Majestic Shares. All First Majestic Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by First Majestic in respect of First Majestic Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all First Majestic Shares issued as Merger Consideration pursuant to this Agreement. No dividends or other distributions with respect to First Majestic Shares with a record date at or after the Effective Time shall be paid to the holder of any unsurrendered Gatos Stock Certificate or untransferred Book Entry Share until such Gatos Stock Certificate (or an affidavit of loss in lieu thereof) or Book Entry Share is transferred for exchange in accordance with this Article II. Subject to applicable Laws, following surrender of any such Gatos Stock Certificate (or affidavit of loss in lieu thereof) or transfer of such Book Entry Share that has been converted into the right to receive the Merger Consideration, there shall be paid to the former holder of the Gatos Stock Certificates representing whole First Majestic Shares (or as applicable, Book Entry Shares), without interest, (i) at the time of such surrender or transfer, the amount of dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole First Majestic Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole First Majestic Shares with a record date at or after the Effective Time, but with a payment date subsequent to such surrender, as applicable.

Section 2.03 Treatment of Gatos Equity Awards.

(a) Treatment of Outstanding Equity Awards. As soon as practicable following the date of this Agreement, but in all events prior to the Effective Time, Gatos and First Majestic, as applicable, shall take all such actions (including, as necessary, adopting any resolutions by the applicable Board of Directors or committee thereof) necessary to effectuate the following:

(i) Gatos Options. Each Gatos Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be exchanged for an option to acquire a number of First Majestic Shares equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Gatos Common Stock subject to such Gatos Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per First Majestic Share (rounded up to the nearest whole cent)

equal to the quotient of (A) the exercise price per share of the applicable Gatos Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio (the “Converted Options”) and the Gatos Options shall thereupon be cancelled; provided, that the exchange of the Gatos Options for the Converted Options shall be completed in a manner that would not cause the Converted Options to be treated as the grant of a new stock right for purposes of Section 409A of the Code; provided, further, that in the case of any Gatos Option to which Section 422 of the Code applies, the exercise price and number of First Majestic Shares purchasable pursuant to such Converted Options shall be determined in accordance with the foregoing, subject to any adjustments necessary to satisfy the requirements of Section 424 of the Code. The term to expiry, conditions to and manner of exercise and other terms and conditions of each Converted Option shall be the same as the terms and conditions of the Gatos Option for which it is exchanged. The Parties intend and agree that, for each holder of a Gatos Option, the aggregate In-the-Money-Amount of the Converted Options held by such holder, immediately after the exchange, shall not exceed the aggregate In-the-Money-Amount of the Gatos Options held by such holder, immediately prior to the exchange. Further, to the extent applicable, the Parties agree that the exchange of the Gatos Options for Converted Options is intended to be a tax deferred exchange of options complying with subsection 7(1.4) of the Income Tax Act (Canada) and any provincial equivalent and to the extent any adjustments are required to accomplish this intention, such adjustments shall be deemed to have been made.

(ii) Gatos DSUs, PSUs, and RSUs. Each outstanding Gatos DSU, Gatos PSU, and Gatos RSU that is unvested as of immediately prior to the Effective Time, shall become vested (if at all) as of the Effective Time in accordance with the terms of the Gatos LTIP and any applicable award agreement thereunder governing the terms of such Gatos DSU, Gatos PSU, or Gatos RSU. Each outstanding Gatos DSU, Gatos PSU, and Gatos RSU that (i) is vested as of immediately prior to the Effective Time, or (ii) becomes vested in connection with the Effective Time in accordance with the terms of the Gatos LTIP and any applicable award agreement thereunder pursuant to the foregoing sentence, shall, within 30 days following the earlier of (x) the applicable vesting date and (y) Effective Time, settle in a number of First Majestic Shares (rounded down to the nearest whole number) equal to (A) the number of shares of Gatos Common Stock subject to the applicable Gatos DSU, Gatos PSU, or Gatos RSU, respectively, multiplied by, (B) the Exchange Ratio.

(b) Treatment of Gatos LTIP.

(i) At the Effective Time, First Majestic shall assume all rights and obligations in respect of the Gatos LTIP and will be able to grant stock awards, to the extent permissible by applicable Law under the terms of the Gatos LTIP if First Majestic elects to assume the share reserves of the Gatos LTIP as of the Effective Time, except that: (i) stock covered by such awards shall be First Majestic Shares, (ii) all references in Gatos LTIP to a number of shares of Gatos Common Stock shall be amended or deemed amended to refer instead to a number of First Majestic Shares determined by multiplying the number of referenced shares of Gatos Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of First Majestic Shares, and (iii) the First Majestic Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Gatos Board of Directors or any committee thereof with respect to the administration of the Gatos LTIP. To the extent First Majestic elects to issue awards under the Gatos LTIP in accordance with this Section 2.03(b)(ii), First Majestic shall file with the SEC a registration statement on Form S-8 (or other applicable form) with respect to the First Majestic Shares underlying such awards, and First Majestic shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status(es) of the prospectus(es) contained therein) for so long as such awards remain outstanding.

(ii) First Majestic shall take all corporate action necessary to reserve for the future issuance of a number of First Majestic Shares sufficient for delivery upon exercise of the Converted Options. As soon as practicable after the Effective Time, First Majestic shall file with the SEC an effective registration statement on Form S-8 (or other applicable form) with respect to the First Majestic Shares subjected to the Converted Options, and First Majestic shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status(es) of the prospectus(es) contained therein) for so long as the Converted Options remain outstanding.

(c) Notwithstanding anything to the contrary in Article II, any payment to which a current or former employee of Gatos or any Gatos Subsidiary becomes entitled pursuant to this Section 2.03 shall be made through the Surviving Corporation’s payroll. The Surviving Corporation shall cause the Exchange Agent to make the payments under this Section 2.03 payable to holders who are not current or former employees of Gatos or any Gatos Subsidiary in accordance with Section 2.02.

Section 2.04 Withholding. Notwithstanding any other provision of this Agreement to the contrary, each of First Majestic and the Surviving Corporation shall be entitled to (i) deduct and withhold, or cause the Exchange Agent (each of First Majestic, the Surviving Corporation or the Exchange Agent, a “Withholding Agent”) to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of U.S. state or local or non-U.S. Tax Law and (ii) in order to effectuate such withholding, to request, or cause the Exchange Agent to request, any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable from Gatos or its stockholders, or any other Person to whom a payment is required to be made pursuant to this Agreement. In the event that any such deduction or withholding is required with respect to any Person, (a) the applicable Withholding Agent shall provide notice to such Person as soon as reasonably practicable and (b) the Parties shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding, (c) the applicable Withholding Agent shall be entitled to deduct the required amount of deduction or withholding from any other cash consideration payable to such Person and use such cash amount to satisfy the required deduction or withholding, and (d) the Person and the applicable Withholding Agent are entitled to make any other such arrangements to fund the deduction or withholding obligation as are mutually satisfactory. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.05 Fractional Shares. No fractional First Majestic Shares shall be issued in connection with the Merger, no certificate or scrip representing fractional First Majestic Shares shall be issued upon the surrender for exchange of Gatos Stock Certificates or Book Entry Shares and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of First Majestic. Notwithstanding any other provision of this Agreement, each holder of Gatos Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a First Majestic Share (after aggregating all Gatos Common Stock represented by Book Entry Shares held, and Gatos Stock Certificates delivered, by such holder) shall receive, in lieu thereof and, in the case of Gatos Stock Certificates, upon surrender thereof, cash, without interest, in an amount equal to the product of such fractional part of a First Majestic Share (rounded to the nearest one thousandth when expressed in decimal form) and the First Majestic VWAP. No holder of Gatos Common Stock shall, by virtue of such holder’s entitlement to receive cash in lieu of fractional First Majestic Shares pursuant to this Section 2.05, be entitled to any dividends, voting rights or other rights in respect of a fractional share interest in any First Majestic Shares to which such holder of Gatos Common Stock would otherwise be entitled pursuant to this Agreement but for the provisions of this Section 2.05. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Gatos Stock Certificates or Book Entry Shares respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 2.05.

Section 2.06 Further Assurances. At and after the Effective Time, the officers and directors of First Majestic shall be authorized to execute and deliver, in the name and on behalf of First Majestic and Gatos, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm or otherwise in First Majestic, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by First Majestic as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GATOS

Except as disclosed in the forms, documents and reports filed by Gatos with the SEC since December 31, 2022 (including all exhibits, supplements and schedules thereto and information incorporated by reference, the “Gatos SEC Documents”), and publicly available prior to the date hereof (but excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section, any similarly titled section and any other disclosures included therein in each case to the extent they are predictive or forward-looking in nature) or in the corresponding section of the disclosure letter delivered by Gatos to First Majestic immediately prior to the execution of this Agreement (the “Gatos Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Gatos Disclosure Letter shall be deemed disclosure with respect to any other section of this Article III to which the relevance of such item is reasonably apparent on its face), Gatos represents and warrants to First Majestic as set forth below.

Section 3.01 Qualification, Organization, Subsidiaries, etc.

(a) Each of Gatos and the Gatos Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, in each case, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. Each of Gatos and the Gatos Subsidiaries are qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties, or conduct of its business, requires such qualification, except in jurisdictions where the failure to be so organized and validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. The Gatos Governing Documents are in full force and effect and Gatos is not in violation of any provision of the Gatos Governing Documents, except as would not reasonably be expected to be material to Gatos and the Gatos Subsidiaries, taken as a whole. Gatos has provided First Majestic with true, correct and complete copies of the Gatos Governing Documents.

(b) The Organizational Documents of the Gatos Subsidiaries are in full force and effect and the relevant Gatos Subsidiary is not in violation of any provision of such Organizational Documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. Gatos has provided First Majestic with true, correct and complete copies of the Organizational Documents of each Gatos Subsidiary.

Section 3.02 Capitalization.

(a) The authorized capital stock of Gatos consists of 700,000,000 shares of Gatos Common Stock and 50,000,000 shares of preferred stock, each with a par value of $0.001 per share (“Gatos Preferred Stock”). As of September 3, 2024 (the “Gatos Capitalization Date”), (i)(A) 69,344,753 shares of Gatos Common Stock were issued and outstanding, (B) no shares of Gatos Common Stock were held in treasury and (C) no shares of Gatos Common Stock were held by Subsidiaries of Gatos, (ii) 14,055,285 shares of Gatos Common Stock were reserved and available for issuance pursuant to the Gatos LTIP and (iii) no shares of Gatos Preferred Stock were issued or outstanding or held in treasury. All of the outstanding shares of Gatos Common Stock are, and all shares of Gatos Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued in accordance with applicable Law, fully paid and non-assessable and free of pre-emptive rights.

(b) Gatos does not have any shares of capital stock issued or outstanding other than shares of Gatos Common Stock that were outstanding on the Gatos Capitalization Date or that have become outstanding after the Gatos Capitalization Date, but were reserved for issuance as set forth in Section 3.02(a) as of the Gatos Capitalization Date and (ii) except as set forth on the Gatos Equity Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital stock or other equity interests to which Gatos or any of the Gatos Subsidiaries is a party, or otherwise obligating Gatos or any of the Gatos Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Gatos or any Gatos Subsidiary or securities convertible into, or exchangeable for, such shares or equity interests (in each case other than to Gatos or a wholly owned Subsidiary of Gatos); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement, commitment or arrangement relating to the shares of capital stock or other equity interest of Gatos or a Gatos Subsidiary; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Gatos Subsidiary that is not wholly owned or any other Person; (E) make any payment to any Person the value of which is derived from, or calculated based on, the value of Gatos Common Stock or Gatos Preferred Stock; or (F) grant any preemptive or antidilutive or similar rights with respect to any security issued by Gatos or any Gatos Subsidiary. Since the Gatos Capitalization Date until the date of this Agreement, Gatos has not granted any equity or equity-based award to any of the directors, employees or independent contractors of Gatos or any Gatos Subsidiaries. As of the date hereof, there are no declared but unpaid dividends of Gatos.

(c) Section 3.02(c) of the Gatos Disclosure Letter (the “Gatos Equity Schedule”) sets forth, as of the Gatos Capitalization Date, each outstanding Gatos Equity Award, including, as applicable, (i) the name of the holder of such Gatos Equity Award, (ii) the number of shares of Gatos Common Stock subject to such outstanding Gatos Equity Award (assuming both maximum and target level performance for the Gatos PSUs), (iii) the exercise price, (iv) the date on which such Gatos Equity Award was granted or issued, and (v) the applicable vesting schedule, and the extent to which such Gatos Equity Award (A) is vested and exercisable as of the Gatos Capitalization Date and (B) would vest as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). With respect to each grant of Gatos Equity Awards, in all material respects, (1) each such grant was made in accordance with the terms of the Gatos LTIP and any award agreement thereunder, the Exchange Act and all other applicable Laws, including the rules of the NYSE, (2) each such grant was properly accounted for in accordance with United States Generally Accepted Accounting Principles (“GAAP”) in the Gatos SEC Documents (including financial statements) and all other applicable Laws, (3) each Gatos Equity Award qualifies for the Tax treatment afforded to such award in Gatos’ Tax Returns and all Gatos SEC Documents, respectively, and (4) no Gatos Equity Award is reasonably expected to trigger any liability for the holder thereof under Section 409A of the Code or any similar provision in any other Tax jurisdiction. From the Gatos Capitalization Date through the date of this Agreement, Gatos has not granted, entered into an agreement to grant, or otherwise committed to grant any Gatos Equity Awards or other equity or equity-based awards that may be settled in shares of Gatos Common Stock.

(d) Neither Gatos nor any Gatos Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Gatos or any Gatos Subsidiary on any matter.

(e) There are no voting trusts or other agreements or understandings to which Gatos or any Gatos Subsidiary is a party with respect to the voting or registration of the capital stock or other equity interest of Gatos or any Gatos Subsidiary.

(f) All the issued and outstanding shares of capital stock of, or other equity interests in, each Gatos Subsidiary are duly authorized, have been validly issued in compliance with applicable Law and are fully paid and non-assessable and are wholly owned, directly or indirectly, by Gatos free and clear of all Liens, including preemptive rights, other than Permitted Liens. Gatos has provided First Majestic with a true, correct and complete list of all Gatos Subsidiaries as of the date of this Agreement. The name, jurisdiction and capitalization of each Gatos Subsidiary and the Person that owns the equity interests in such Subsidiary is duly reflected in the Gatos Disclosure Letter. Except for equity interests in the Gatos Subsidiaries, neither Gatos nor any Gatos Subsidiary owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither Gatos nor any Gatos Subsidiary has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 3.03 Corporate Authority Relative to this Agreement; No Violation.

(a) Gatos has all requisite corporate power and authority to enter into this Agreement and, assuming the Gatos Stockholder Approval is obtained, to perform its obligations hereunder and to consummate the Transactions, including the Merger. The execution, delivery and performance by Gatos of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Gatos Board of Directors and, except for the filing of the Certificate of Merger in accordance with the DGCL, no other corporate proceedings on the part of Gatos or any Gatos Subsidiary are necessary to authorize the consummation of the Transactions, other than, with respect to the Merger, obtaining the Gatos Stockholder Approval. Prior to the execution of this Agreement, the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) has unanimously adopted resolutions (A) declaring that this Agreement and consummation of the Transactions, including the Merger, are in the best interests of Gatos and its stockholders, (B) approving this Agreement and the Transactions, including the Merger, (C) authorizing the execution, delivery and performance of this Agreement, (D) directing that this Agreement be submitted for consideration at the Gatos Special Meeting, (E) making the Gatos Board Recommendation and (F) approving the inclusion of the Gatos Board Recommendation in the Proxy Statement/Prospectus, in each case subject to Section 5.03. This Agreement has been duly and validly executed and delivered by Gatos and, assuming this Agreement constitutes the valid and binding agreement of First Majestic and Merger Sub, constitutes the valid and binding agreement of Gatos, enforceable against Gatos in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (1) and (2), the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) Canadian Securities Laws, (v) Mexico’s Antitrust Law (vii) any applicable requirements of the Exchanges (viii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ix) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the First Majestic Shares in the Merger and (x) the consents set forth in Section 3.03(b) of the Gatos Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Gatos of the Transactions, except for (A) such authorizations, consents, approvals or filings that, if not obtained or made, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect and (B) as may arise as a result of facts or circumstances relating to First Majestic or its affiliates or Laws or Contracts binding First Majestic or its affiliates.

(c) The execution and delivery by Gatos of this Agreement do not, and, except as described in Section 3.03(b), the consummation of the Transactions and compliance with the provisions of this Agreement will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Gatos Material Contract or result in the creation of any Lien upon any of the properties, rights or assets of Gatos or any Gatos Subsidiaries, other than Permitted Liens, (ii) subject to obtaining the Gatos Stockholder Approval, conflict with or result in any violation of any provision of the Gatos Governing Documents or any of the Organizational Documents of any Gatos Subsidiary or (iii) conflict with or violate any Laws applicable to Gatos or any of the Gatos Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.

Section 3.04 Reports and Financial Statements.

(a) From December 31, 2022, through the date of this Agreement, Gatos has filed or furnished all Gatos SEC Documents required to be filed or furnished prior to the date hereof by it. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), each of the Gatos SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Gatos SEC Documents contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of Gatos and the Gatos Subsidiaries included in the Gatos SEC Documents when filed fairly present in all material respects the consolidated financial position of Gatos and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.05 Internal Controls and Procedures. Gatos has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and under applicable Canadian Securities Laws. Gatos’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Gatos in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and under applicable Canadian Securities Laws, and that all such material information is accumulated and communicated to Gatos’ management as appropriate to allow timely decisions regarding required disclosure and to enable Gatos’ management to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and under applicable Canadian Securities Laws. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, Gatos’ management has disclosed to Gatos’ auditors and the audit committee of the Gatos Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Gatos’ ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Gatos’ internal control over financial reporting.

Section 3.06 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in Gatos’ most recent consolidated balance sheet (or the notes thereto) included in the Gatos SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since the date of such consolidated balance sheet, (c) as permitted or contemplated in connection with the preparation and/or negotiation of this Agreement or the Merger, (d) liabilities for performance of obligations of Gatos and/or the Gatos Subsidiaries pursuant to the terms of Contracts binding on Gatos or any of the Gatos Subsidiaries or pursuant to which their respective properties and assets are bound and (e) liabilities which have been discharged or paid in full in the ordinary course of business, neither Gatos nor any Gatos Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected in a consolidated balance sheet of Gatos and its consolidated Subsidiaries (or in the notes thereto).

Section 3.07 Compliance with Laws; Permits.

(a) Gatos and each Gatos Subsidiary is, and since December 31, 2022, has been, in compliance with Laws applicable to Gatos, the Gatos Subsidiaries or any of their respective properties or assets, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.

(b) Gatos and the Gatos Subsidiaries are, and since December 31, 2022, have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Gatos and the Gatos Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Gatos Permits”), except where the failure to have any of the Gatos Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. All Gatos Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. Gatos and each Gatos Subsidiary is in compliance with all Gatos Permits, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. The Gatos Disclosure Letter contains a true and complete list of all material Gatos Permits necessary to conduct the business of Gatos and each Gatos Subsidiary as presently conducted.

Section 3.08 Environmental Laws and Regulations. Except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, since December 31, 2022:

(a) Gatos and each Gatos Subsidiary have been and are in compliance with applicable Environmental Laws and have obtained and have been and are in compliance with all Environmental Permits necessary to conduct their respective businesses as presently conducted. All Environmental Permits necessary to conduct the respective businesses of Gatos and each Gatos Subsidiary as presently conducted are in full force and effect, and Gatos has received no written notice, and has no knowledge that any such Environmental Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Entity has begun, or to the knowledge of Gatos, threatened in writing to begin, any action to terminate, cancel or amend any Environmental Permits necessary to conduct the respective businesses of Gatos and each Gatos Subsidiary as presently conducted.

(b) Neither Gatos nor any Gatos Subsidiary has received any notice, demand, request for information, citation, summons, complaint, letter or claim alleging that Gatos or any such Gatos Subsidiary is in violation of, or liable under, any Environmental Law, no penalty has been assessed and there is no outstanding order, consent decree, writ, injunction or judgment issued by a court, Governmental Entity, authority or tribunal against Gatos or any Gatos Subsidiary, in each case, with respect to matters arising out of any Environmental Law. There is no claim, action, suit, proceeding, demand, lien, investigation or request for information pending, or, to the knowledge of Gatos, threatened against Gatos or any Gatos Subsidiary with respect to any matters arising out of any applicable Environmental Law.

(c) Neither Gatos nor any Gatos Subsidiary has entered into or agreed to any order, consent, decree, writ, injunction or judgment or is subject to any order, consent, decree, writ, injunction or judgment relating to compliance with Environmental Laws, Environmental Permits or the investigation, Release, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) Neither Gatos nor any Gatos Subsidiary has assumed, by Contract, or to the knowledge of Gatos, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, and neither Gatos nor any Gatos Subsidiary is an indemnitor in connection with any threatened or asserted claim, action, suit, proceeding, demand, lien, investigation by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

(e) Neither Gatos nor any Gatos Subsidiary has caused, and to the knowledge of Gatos, no third party has caused, any Release of a Hazardous Material that could reasonably be expected to require investigation or remedial action by Gatos or any Gatos Subsidiary under any Environmental Law.

(f) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.08 are the sole representations and warranties of Gatos with respect to environmental matters, including with respect to Hazardous Materials, Environmental Permits, and any other matter relating to compliance with, or liabilities under, Environmental Laws.

Section 3.09 Employee Benefit Plans.

(a) Section 3.09(a) of the Gatos Disclosure Letter sets forth, as of the date hereof, a correct and complete list of each material Gatos Benefit Plan. With respect to each such material Gatos Benefit Plan, Gatos has made available to First Majestic, to the extent applicable, correct and complete copies of (i) all material documents embodying such Gatos Benefit Plan (or, if such Gatos Benefit Plan is unwritten, a written summary of its material terms), and (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, (i) each Gatos Benefit Plan is, and has at all times been, maintained, operated, and administered in accordance with its terms and applicable Law, (ii) there are no pending, or, to the knowledge of Gatos threatened, claims by, on behalf of, or against, any Gatos Benefit Plan (other than claims for benefits in the ordinary course), (iii) there are no audits or other proceedings by any Governmental Entity pending, or, to the knowledge of Gatos, threatened, with respect to any Gatos Benefit Plan, (iv) all benefits, contributions and premiums relating to each Gatos Benefit Plan have been timely paid or accrued for, as applicable, in accordance with the terms of such Gatos Benefit Plan and all applicable Laws and accounting principles, and (v) no Gatos Benefit Plan provides for post-termination or retiree medical or other health or welfare benefits (except as required by applicable Law).

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, each Gatos Benefit Plan that is registered or required to be registered with or approved by any Governmental Entity has, in all material respects, been so registered or approved and been maintained in good standing (to the extent such concept is recognized under applicable Laws) with all applicable Governmental Entities, and no event has occurred since the date of the most recent registration, approval or application therefor relating to any such Gatos Benefit Plan that could reasonably be expected to result in the revocation of any such registration, approval, or good standing status.

(d) None of Gatos or any of the Gatos Subsidiaries maintains, contributes to, sponsors, or otherwise have or had any liability with respect to any (i) pension plan that is subject to provincial or federal pension standards legislation, (ii) “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada), (iii) “employee life and health trust” as such term is defined in subsection 248(1) of the Income Tax Act (Canada), or (iv) “salary deferral arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada).

(e) Neither the execution of this Agreement, shareholder or other approval of this Agreement nor the consummation of any of the transactions contemplated by this Agreement could (either alone or upon the occurrence of any additional or subsequent events, including the passage of time): (i) result in any material compensation or benefit becoming due to any current or former employee, independent contractor, or other individual service provider of Gatos or any of their Subsidiaries, (ii) materially increase the compensation or benefits (including any severance payments or benefits) otherwise payable to any such individual, or entitle any such individual to new or additional compensation or benefits (including severance payments or benefits), (iii) result in the acceleration of the time of payment, funding, or vesting of any compensation or benefit under any Gatos Benefit Plan or otherwise, or (iv) limit or materially restrict, or create or cause the imposition of any material limitation or restriction on, the ability of the Gatos or any Subsidiaries thereof to amend or modify any Gatos Benefit Plan in accordance with its terms.

Section 3.10 Absence of Certain Changes or Events.

(a) Since December 31, 2023, through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.

(b) Since December 31, 2023, through the date of this Agreement, except for actions taken in connection with the negotiation, execution and delivery of this Agreement and the Transactions contemplated hereby, the business of Gatos and the Gatos Subsidiaries, taken as a whole, has been conducted, in all material respects, in the ordinary course of business.

Section 3.11 Investigation; Litigation. (a) To the knowledge of Gatos, there is no investigation or review pending or threatened by any Governmental Entity with respect to Gatos or any Gatos Subsidiary and (b) there are no Actions pending (or, to the knowledge of Gatos, threatened) against Gatos or any Gatos Subsidiary or any of their respective properties or assets which, in the case of clause (a) or (b), has had or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. Neither Gatos nor any Gatos Subsidiary is subject to any Order which has had or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. As of the date hereof, there are no Actions pending (or, to the knowledge of Gatos, threatened) that challenge or seek to prevent, enjoin, or materially delay, this Agreement or the Transactions.

Section 3.12 Information Supplied. The information relating to Gatos and the Gatos Subsidiaries that is provided by Gatos or the Gatos Subsidiaries specifically for inclusion in (or incorporation by reference in), the proxy statement relating to the Gatos Special Meeting, which will be used as a prospectus of First Majestic with respect to the First Majestic Shares issuable in the Merger (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), the registration statement on Form F-4 pursuant to which the offer and sale of First Majestic Shares in the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of First Majestic (together with any amendments or supplements thereto, the “Form F-4”) and the First Majestic Circular will not, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first sent to the stockholders of Gatos, or at the time the Form F-4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, or at the time of the Gatos Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof), and, in the case of the First Majestic Circular, on the date the First Majestic Circular is first sent to the shareholders of First Majestic or at the time of the First Majestic Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and applicable Canadian Securities Laws. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by Gatos with respect to information or statements made in the Proxy Statement/Prospectus or the Form F-4, which were not supplied by or on behalf of Gatos.

Section 3.13 Tax Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect:

(i) all Tax Returns that are required to be filed by or with respect to Gatos or any of the Gatos Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii) Gatos and the Gatos Subsidiaries have timely paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any Person, in each case whether or not shown on any Tax Return, other than Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP on the financial statements of Gatos and the Gatos Subsidiaries, and have complied with all reporting requirements (including maintenance of required records with respect thereto) with respect to such payments;

(iii) there is no deficiency or assessment for Taxes of Gatos or any of the Gatos Subsidiaries that is outstanding or proposed in writing by a Taxing Authority. No audit, examination, investigation or other proceeding with respect to any Taxes of Gatos or any of the Gatos Subsidiaries is pending or threatened in writing by any Taxing Authority;

(iv) neither Gatos nor any of the Gatos Subsidiaries has waived any statute of limitations with respect to any Taxes of Gatos or any of the Gatos Subsidiaries, or agreed to any extension of time with respect to an assessment or deficiency of any Taxes of Gatos or any of the Gatos Subsidiaries, in each case that remains outstanding;

(v) no private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any Governmental Entity with respect to any Taxes of Gatos or the Gatos Subsidiaries that will have a material effect on Gatos or the Gatos Subsidiaries following the Effective Time;

(vi) neither Gatos nor any of the Gatos Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) in the two (2) years prior to the date of this Agreement;

(vii) no claim has been made in writing by a Taxing Authority in a jurisdiction where Gatos or any of the Gatos Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction that has not been resolved;

(viii) neither Gatos nor any of the Gatos Subsidiaries will be required to include any item of income in taxable income, or exclude any item of deduction from, taxable income, or make any adjustment under Section 481 of the Code (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law), or open transaction disposition made by Gatos or any of the Gatos Subsidiaries on or prior to the Closing, (B) any prepaid amount received by Gatos or any of the Gatos Subsidiaries outside of the ordinary course of business on or prior to the Closing, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law) entered into on or prior to the Closing, or (D) a change in the method of accounting by Gatos or any of the Gatos Subsidiaries made prior to the Closing;

(ix) none of Gatos or any of the Gatos Subsidiaries (A) is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement (other than (1) any agreements entered into in the ordinary course of business that are not primarily related to Taxes or (2) any such agreement to which Gatos or any of the Gatos Subsidiaries are the only counterparties), (B) is liable for Taxes of any other Person (other than Gatos or any of the Gatos Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law) or as a transferee or successor, or (C) has ever been a member of an affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, other than a group the common parent of which was or is Gatos or any of the Gatos Subsidiaries;

(x) there are no Liens for Taxes upon any property or assets of Gatos or any of the Gatos Subsidiaries, except for the Permitted Liens; and

(xi) neither Gatos nor any of the Gatos Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Law).

(b) Neither Gatos nor any of the Gatos Subsidiaries has knowingly taken any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(c) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.13 and Section 3.09 are the sole representations and warranties with respect to Tax matters of Gatos and the Gatos Subsidiaries.

Section 3.14 Labor Matters.

(a) No employee, individual independent contractor, or other individual non-employee service provider, of Gatos or any of the Gatos Subsidiaries is located in the United States.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, (i) Gatos and each of the Gatos Subsidiaries are, and, in the last three (3) years, have been, in compliance with all applicable Laws respecting labor, employment, and the engagement of labor, including applicable Laws related to fair employment practices (including equal employment opportunity and discrimination laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, wages and hours/working time, redundancy, payment of wages, withholding of Taxes, and transfer of undertakings, and (ii) there is no, and within the past three (3) years, have been no, pending or, to the knowledge of Gatos, threatened, charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of Gatos or any of the Gatos Subsidiaries.

(c) Neither Gatos nor any of the Gatos Subsidiaries is a party to, bound by, negotiating or required to negotiate any Collective Bargaining Agreement, and no employees of Gatos or any of the Gatos Subsidiaries are represented by any labor union or other labor organization. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, (i) there are no activities or proceedings of any labor union or other labor organization to organize any employees of Gatos or any of the Gatos Subsidiaries and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization, (ii) there are no pending or, to the knowledge of Gatos, threatened, and, in the last three (3) years, there have been no, strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, grievances or labor disputes or similar activity in respect of the business of Gatos or any of the Gatos Subsidiaries, and (iii) neither Gatos or any of the Gatos Subsidiaries are engaged in and, in the last three (3) years, have not engaged in, any unfair labor practice.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, there are no claims, actions, or other proceedings against Gatos or any of the Gatos Subsidiaries pending or, to the knowledge of Gatos, so threatened that could be brought or filed with any Governmental Entity, or based on, arising out of, in connection with or otherwise relating to the employment or engagement or termination of employment or engagement by Gatos or any of the Gatos Subsidiaries, of any individual or group of individuals, or the failure by Gatos or any of the Gatos Subsidiaries to employ or engage any individual or group of individuals.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, during the past five (5) years, (i) no allegations of sexual harassment or sexual misconduct have been made, or threatened to be made, or investigated by or on behalf of Gatos or any of the Gatos Subsidiaries, against or involving any current or former officer, director or other senior executive or key employee of Gatos or any of the Gatos Subsidiaries by any current or former officer, employee or independent contractor of Gatos or any of the Gatos Subsidiaries in such individual’s capacity as a service provider to Gatos or any of the Gatos Subsidiaries, and (ii) neither Gatos or any of the Gatos Subsidiaries have entered into any settlement agreement resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other senior executive or key employee in such individual’s capacity as a service provider to Gatos or any of the Gatos Subsidiaries.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Gatos Disclosure Letter sets forth a true and complete list of the following Gatos Intellectual Property: (i) all patents, copyrights, trademarks or domain names that have been registered, issued or filed with or by any Governmental Entity or quasi-public legal authority or by a domain name registrar, or any pending applications for any of the foregoing (“Gatos Registered Intellectual Property”); and (ii) material unregistered trademarks or material unregistered proprietary Software, in each case, that constitute Gatos Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, with respect to each item of the Gatos Registered Intellectual Property, all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining, and perfecting Gatos’ or the applicable Gatos Subsidiary’s ownership of, such Gatos Registered Intellectual Property.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, (i) Gatos or a Gatos Subsidiary owns or otherwise possesses valid rights to use, and immediately after Closing will own or otherwise possess valid rights to use, all Intellectual Property and information technology systems (including hardware, computers, software, networks, systems, servers and network, telecommunications and peripheral devices, equipment, assets, systems and services (collectively, “IT Systems”)) used in the operation of their respective businesses as currently conducted free and clear of all Liens other than Permitted Liens; (ii) to the knowledge of Gatos, each item of registered or issued Gatos Registered Intellectual Property is subsisting, valid and enforceable; (iii) Gatos or a Gatos Subsidiary exclusively owns the Gatos Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens; (iv) there are no pending or, to the knowledge of Gatos, threatened claims (including invitations or offers to license), actions or proceedings against Gatos or the Gatos Subsidiaries by any Person (A) alleging infringement, misappropriation or other violations by Gatos or the Gatos Subsidiaries of any third party’s Intellectual Property or (B) challenging the ownership, validity or enforceability of any Gatos Intellectual Property; and (v) to the knowledge of Gatos, (x) the conduct of the businesses of Gatos and the Gatos Subsidiaries, in the past six (6) years has not infringed, misappropriated or otherwise violated, and as of the

Closing does not infringe, misappropriate or otherwise violate, any third party’s Intellectual Property and (y) no third party is infringing, misappropriating or violating any Gatos Intellectual Property.

(c) Gatos and the Gatos Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of Gatos’ and the Gatos Subsidiaries’ material Trade Secrets and any Trade Secrets provided to Gatos or the Gatos Subsidiaries under conditions of confidentiality.

Section 3.16 Real Property; Tangible Property.

(a) (i) Section 3.16(a)(i) of the Gatos Disclosure Letter sets forth, as of the date of this Agreement, a list of the Real Property Rights held by Gatos and the Gatos Subsidiaries (the “Gatos Real Property Rights”) reasonably required to permit the operation of Gatos’ business as owned and conducted as of the date of this Agreement that is true and correct in all material respects; and (ii) Section 3.16(a)(ii) of the Gatos Disclosure Letter sets forth, as of the date of this Agreement, a list of the Mining Rights held by Gatos and the Gatos Subsidiaries (the “Gatos Mining Rights”) reasonably required for the operation of Gatos’ business as owned and conducted as of the date of this Agreement that is true and correct in all material respects.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, (i) none of Gatos or any of the Gatos Subsidiaries has received notice of any default under any agreement or instrument under which any of the Gatos Real Property Rights or the Gatos Mining Rights are constituted and (ii) (A) Gatos and the Gatos Subsidiaries are in good standing under all, and are not in default under any Gatos Mining Right, and (B) there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice or both, would constitute a default under any, agreements or instruments under which the Gatos Real Property Rights or Gatos Mining Rights are constituted and, to the knowledge of Gatos, all such agreements and instruments are in good standing and in full force and effect and none of the counterparties to such agreements and instruments is in default thereunder.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, Gatos and the Gatos Subsidiaries own or have the right to use all of the Gatos Real Property Rights and Gatos Mining Rights, free and clear of all Liens, other than Permitted Liens.

(d) Except as disclosed in Section 3.16(d) of the Gatos Disclosure Letter: (A) there is no written claim that has been made to Gatos or the Gatos Subsidiaries, or, to the knowledge of Gatos or the Gatos Subsidiaries, a reasonable basis for any claim, by a third party that Gatos or the Gatos Subsidiaries do not have the right to exploit or use the Gatos Mining Rights as currently used or exploited and as currently proposed to be used or as currently proposed to be exploited by Gatos or the Gatos Subsidiaries as of the date of this Agreement, except in each case for any frivolous claim; and (B) no holder of any material Gatos Mining Rights has any obligation to pay any commission, royalty or similar payment to any Person, other than any Governmental Entity, with respect to such material Gatos Mining Rights.

(e) The Gatos Mining Rights and the Gatos Real Property Rights are not located within an area in which mining activities have been restricted or prohibited by the Instituto Nacional de Antropología e Historia (National Institute of Anthropology and History of Mexico) and no Governmental Entity has notified Gatos or any Gatos Subsidiary in writing of any archeological or historical findings affecting the Gatos Mining Rights and the Gatos Real Property Rights in a manner that would materially impair Gatos’ mining operations as currently conducted. To the knowledge of Gatos and the Gatos Subsidiaries (i) there are no indigenous communities near to the location of, or with an interest in or claim to the Gatos Mining Rights and the Gatos Real Property Rights; and (ii) the Gatos Mining Rights and the Gatos Real Property Rights are not located within any “Nature Protected Area” or “Natural Reserve”, as defined in the Environmental Laws, and neither Gatos nor the Gatos Subsidiaries have received written notice from any Governmental Entity informing Gatos or any Gatos Subsidiary of the creation of such areas or reserves where the Gatos Mining Rights and the Gatos Real Property Rights are located.

Section 3.17 Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, Gatos or a Gatos Subsidiary is the sole owner and has good and valid title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the businesses of Gatos and the Gatos Subsidiaries, in each case free and clear of any Liens, except Permitted Liens. The material tangible personal property currently used in the operation of the businesses of Gatos and the Gatos Subsidiaries is in good working order (reasonable wear and tear excepted) and is maintained consistently with industry standards, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.

Section 3.18 Mineral Reserves. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by Gatos and the Gatos Subsidiaries have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other applicable industry practices, and all applicable Laws. To the knowledge of Gatos, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of Gatos and the Gatos Subsidiaries from the amounts so disclosed, taken as a whole, other than as a result of production activities in the ordinary course.

Section 3.19 Opinion of Financial Advisor. The Gatos Board of Directors has received the opinion of BofA Securities, Inc., as financial advisor to Gatos, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view to the stockholders (other than First Majestic and its affiliates) of Gatos. Gatos shall, following the execution of this Agreement by the Parties, furnish an accurate and complete copy of such opinion to First Majestic solely for informational purposes (it being understood and agreed that such written opinion is for the benefit of the Gatos Board of Directors and may not be relied upon by First Majestic or Merger Sub).

Section 3.20 Takeover Statutes. The Gatos Board of Directors or the Gatos Special Committee has taken all actions necessary to reasonably ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or the consummation of the Transactions. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under the DGCL or other Law applies or purports to apply to this Agreement or any of the Transactions.

Section 3.21 Material Contracts.

(a) Except for this Agreement, Section 3.21 of the Gatos Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.21(a) to which Gatos or a Gatos Subsidiary is a party or by which their respective properties or assets are bound (all Contracts of the type described in this Section 3.21(a) being referred to herein as the “Gatos Material Contracts”):

(i) (A) any material joint venture, partnership or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company or any research and development project Contract, and (B) any stockholders, investors rights, registration rights or similar agreement;

(ii) any Contract expressly limiting or restricting the ability of Gatos or any of the Gatos Subsidiaries to make distributions or declare or pay dividends to its stockholders;

(iii) any Contract that (A) provides for the acquisition or divestiture of any material asset (other than Contracts covered by clause (x) below and other than acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise), in each case, in excess of $500,000 and (B) contains outstanding obligations that are material to Gatos and the Gatos Subsidiaries, taken as a whole;

(iv) any Contract (excluding non-exclusive licenses for uncustomized, commercially available “off the shelf” Software or IT Systems licensed pursuant to standard terms and conditions) under which Gatos or any Gatos Subsidiary is granted any license or other rights with respect to any Intellectual Property or IT Systems of a third party (including by means of covenants not to sue or software-as-a-service agreements), which Contract or Intellectual Property is material to the business of Gatos or the Gatos Subsidiaries, taken as a whole;

(v) any Contract with any Governmental Entity involving annual aggregate payments in excess of $500,000 in fiscal year 2023;

(vi) each Contract that limits in any material respect the freedom of Gatos to compete in any line of business or geographic region;

(vii) any Contract with (A) any Person that, by itself or together with its affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the shares of Gatos Common Stock or (B) any affiliates of Gatos (other than Gatos Subsidiaries);

(viii) any Contract entered into since December 31, 2022, involving the settlement of any Action or threatened Action (or series of related Actions) (A) which (1) will involve payments after the Effective Time in excess of $500,000 or (2) will impose monitoring or reporting obligations after the Effective Time to any other Person outside the ordinary course of business or material restrictions after the Effective Time on Gatos or any Gatos Subsidiary or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(ix) (A) any loan Contracts, notes, letters of credit and other evidences of Indebtedness in excess of $2,000,000, (B) any mortgages, pledges and other evidences of liens securing such obligations or any material real or other property and (C) any guarantees supporting such obligations and financing Contracts including change of control provisions, in each case, other than (1) Contracts solely among Gatos and any wholly owned Gatos Subsidiary, and (2) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Gatos SEC Documents and which are publicly available prior to the date hereof in unredacted form;

(x) any Contract that is a contractual royalty, production payment, net profits, earn-out, streaming agreement, metal prepayment or similar Contract that has a value or potential value in excess of $5,000,000;

(xi) any Contract that is a collective bargaining or union agreement or any other material Contract with any labor union; and

(xii) any Contract pursuant to which Gatos or any Gatos Subsidiary spent or received, in the aggregate, more than $5,000,000 during the twelve (12) months prior to the date hereof or could reasonably be expected to spend or receive, in the aggregate, more than $5,000,000 during the twelve (12) months immediately after the date hereof (including any Contract relating to any future capital expenditures by Gatos or any of the Gatos Subsidiaries).

(b) Gatos has provided to First Majestic prior to the date of this Agreement a true, correct and complete copy of each written Gatos Material Contract as in effect on the date of this Agreement. Neither Gatos nor any

Gatos Subsidiary is in breach of or default under the terms of any Gatos Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. To the knowledge of Gatos no other party to any Gatos Material Contract is in, or is alleged to be in, breach of or default under the terms of any Gatos Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. Except (i) to the extent that any Gatos Material Contract expires in accordance with its terms or (ii) as such expiration or termination has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Gatos and the Gatos Subsidiaries, taken as a whole, each Gatos Material Contract has not been terminated and is a valid and binding obligation of Gatos or the Gatos Subsidiary which is party thereto and, to the knowledge of Gatos, of each other party thereto, subject to the Enforceability Exceptions.

Section 3.22 Insurance. As of the date hereof, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, each current, material insurance policy (or replacements thereof) of Gatos and the Gatos Subsidiaries is a valid and binding obligation of Gatos or the Gatos Subsidiary which is party thereto and, to the knowledge of Gatos, of each insurer party thereto, subject to the Enforceability Exceptions. Since December 31, 2022, neither Gatos nor any of the Gatos Subsidiaries has received written notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.

Section 3.23 Finders and Brokers. Neither Gatos nor any Gatos Subsidiary has employed, nor has any Person employed on behalf of Gatos or a Gatos Subsidiary, any investment banker, broker, finder or similar Person in connection with the Transactions, who might be entitled to any fee, commission or other payment in connection with or upon consummation of the Merger based upon arrangements made by or on behalf of Gatos.

Section 3.24 FCPA and Anti-Corruption.

(a) In the last five (5) years, neither Gatos nor any Gatos Subsidiary, nor any director or officer (when acting in their role as director or officer) of Gatos or any Gatos Subsidiary, nor, to Gatos’ knowledge, any manager, employee, agent, representative, contractor, sales intermediary or other third party, in each case, acting on behalf of Gatos or any Gatos Subsidiary, has violated, conspired to violate, or aided or abetted a violation of the FCPA, the CFPOA, Part IV of the Criminal Code (Canada), or made a material violation of any other applicable Bribery Legislation (in each case to the extent applicable).

(b) Neither Gatos nor any Gatos Subsidiary, nor any director or officer of Gatos or any Gatos Subsidiary, nor, to Gatos’ knowledge, any manager or employee of Gatos or any Gatos Subsidiary are, or in the past five (5) years have been, subject to any actual, pending, or, to Gatos’ knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Gatos or any Gatos Subsidiary in any way relating to applicable Bribery Legislation or to the FCPA or CFPOA.

(c) In the last five (5) years, Gatos and each Gatos Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Gatos and each Gatos Subsidiary as required by applicable Bribery Legislation in all material respects and by the FCPA and the CFPOA.

(d) Gatos and each Gatos Subsidiary has instituted policies and procedures reasonably designed to promote and achieve compliance with the FCPA, the CFPOA and other applicable Bribery Legislation and maintain such policies and procedures in force.

(e) No officer or director of Gatos or any Gatos Subsidiary is a Government Official.

Section 3.25 Sanctions. Gatos and each Gatos Subsidiary, their respective directors, officers or employees, and, to the knowledge of Gatos their respective agents and other third parties that act for or on behalf of Gatos or any Gatos Subsidiary, are not Sanctioned Persons. None of Gatos or any Gatos Subsidiary is or has within the applicable statute of limitations period engaged in direct or indirect dealings or transactions with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Law, has within the applicable statute of limitations period violated, or knowingly engaged in any conduct that would reasonably be expected to result in Gatos or any Gatos Subsidiary being designated as a Sanctioned Person, or has been the subject of an investigation or allegation of such a violation. Notwithstanding anything in this Agreement, the representations, warranties and covenants in this Agreement shall not apply to Gatos or any Gatos Subsidiary, or to any director, trustee, officer, agent or employee of any of the foregoing, to the extent that they would result in a violation of or conflict with the Foreign Extraterritorial Measures (United States) Order, 1992 (Canada), or any similar applicable anti-boycott law or regulation.

Section 3.26 Affiliate Transactions. Section 3.26 of the Gatos Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction, Contract, agreement, arrangement or understanding between Gatos or Gatos Subsidiaries, on the one hand, and (i) any officer or director of Gatos or Gatos Subsidiaries, (ii) any holder of record of 5% or more of the outstanding shares of Gatos Common Stock or any Person that beneficially owns 5% or more of the outstanding shares of Gatos Common Stock, or (iii) any affiliate or associate of any such officer, director or holder of Gatos Shares, on the other hand.

Section 3.27 HSR Act. As determined in accordance with the HSR Act, Gatos and all entities controlled by Gatos:

(a) do not hold assets located in the United States (other than investment assets, voting or non-voting securities of another Person, and assets included pursuant to Section 801.4(d)(2) of the HSR Act) having a total fair market value of greater than $119,500,000; and

(b) have not made aggregate sales into the United States of greater than $119,500,000 in the fiscal year ending December 31, 2023, all within the meaning of the HSR Act.

Section 3.28 No Other Representations. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Gatos Disclosure Letter and the Gatos SEC Documents), none of Gatos, any of its affiliates or any other Person makes any express or implied representation or warranty (and there is and has been no reliance by First Majestic or Merger Sub or any of their respective Representatives or affiliates on any such representation or warranty) with respect to Gatos, any of the Gatos Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to First Majestic or Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither Gatos nor any other Person will have or be subject to any liability or other obligation to First Majestic, Merger Sub or their respective Representatives or affiliates or any other Person resulting from First Majestic’s, Merger Sub’s or their respective Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to First Majestic, Merger Sub or their respective Representatives or affiliates, including any information made available in management or other presentations or in the electronic or other data rooms maintained by or on behalf of Gatos or its Representatives in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III (as qualified by the Gatos Disclosure Letter and the Gatos SEC Documents). Except for the representations and warranties expressly set forth in Article IV (as qualified by the First Majestic Disclosure Letter and First Majestic SEDAR+ Documents), Gatos acknowledges and agrees that none of First Majestic, Merger Sub or any other person makes any express or implied representation or warranty with respect to First Majestic, Merger Sub or their respective affiliates or with respect to any other information provided to Gatos or any of its affiliates or its representatives by or on behalf of First Majestic, Merger Sub or their respective affiliates in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF FIRST MAJESTIC AND MERGER SUB

Except as disclosed in the forms, documents and reports filed or furnished by First Majestic on SEDAR+ since December 31, 2022 (including all exhibits, supplements and schedules thereto and information incorporated by reference, the “First Majestic SEDAR+ Documents”) and publicly available prior to the date hereof (but excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section, any similarly titled section and any other disclosures included therein in each case to the extent they are predictive or forward-looking in nature) or in the corresponding section of the disclosure letter delivered by First Majestic to Gatos immediately prior to the execution of this Agreement (the “First Majestic Disclosure Letter”) (it being agreed that disclosure of any item in any section of the First Majestic Disclosure Letter shall be deemed disclosure with respect to any other section of this Article IV to which the relevance of such item is reasonably apparent on its face), First Majestic and Merger Sub jointly and severally represent and warrant to Gatos as set forth below.

Section 4.01 Qualification, Organization, Subsidiaries, etc.

(a) Each of First Majestic, Merger Sub and the First Majestic Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, draft and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, in each case, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect. Each of First Majestic, Merger Sub and the First Majestic Subsidiaries are qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in jurisdictions where the failure to be so organized and validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect. The First Majestic Governing Documents are in full force and effect and First Majestic is not in violation of any provision of the First Majestic Governing Documents, except as would not reasonably be expected to be material to First Majestic and the First Majestic Subsidiaries, taken as a whole. First Majestic has provided Gatos with true, correct and complete copies of the First Majestic Governing Documents.

(b) The Organizational Documents of the First Majestic Subsidiaries are in full force and effect and the relevant First Majestic Subsidiary is not in violation of any provision of such Organizational Documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

Section 4.02 Capitalization.

(a) The authorized capital of First Majestic consists of an unlimited number of common shares without par value (“First Majestic Shares”). As of September 3, 2024 (the “First Majestic Capitalization Date”), (i) 301,616,350 First Majestic Shares were issued and outstanding and (ii) an aggregate of up to 10,613,814 First Majestic Shares were reserved and available for issuance pursuant to the First Majestic Equity Plans. All of the outstanding First Majestic Shares are, and all First Majestic Shares reserved for issuance as noted above shall be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable First Majestic Shares.

(b) Except for the Transactions: (i) First Majestic does not have any shares issued or outstanding other than First Majestic Shares that were outstanding on the First Majestic Capitalization Date or that have become outstanding after the First Majestic Capitalization Date, but were reserved for issuance as set forth in Section 4.02(a) as of the First Majestic Capitalization Date, and (ii) except as set forth on the First Majestic Equity Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares or other equity interests to which First Majestic or any of First Majestic’s Subsidiaries is a party, or otherwise obligating First Majestic or any of First Majestic’s Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares or other equity interest of First Majestic or any First Majestic Subsidiary or securities convertible into, or exchangeable for such shares or equity interests (in each case other than to First Majestic or a wholly owned Subsidiary of First Majestic); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement, commitment or arrangement relating to the shares or other equity interest of First Majestic or a First Majestic Subsidiary; (C) redeem or otherwise acquire any such shares or other equity interests; (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any First Majestic Subsidiary that is not wholly owned or any other Person; (E) make any payment to any Person the value of which is derived from, or calculated based on, the value of First Majestic Shares; or (F) grant any preemptive or antidilutive or similar rights with respect to any security issued by First Majestic or any First Majestic Subsidiary. Since the First Majestic Capitalization Date until the date of this Agreement, First Majestic has not granted any equity or equity-based award to any of the directors, employees or independent contractors of First Majestic or any First Majestic Subsidiaries. As of the date hereof, there are no declared but unpaid dividends of First Majestic.

(c) Section 4.02(c) of the First Majestic Disclosure Letter (the “First Majestic Equity Schedule”) sets forth as of the First Majestic Capitalization Date a list of each outstanding First Majestic Equity Award granted under the First Majestic Equity Plans and (i) the name of the holder of such First Majestic Equity Award, (ii) the number of First Majestic Shares subject to such outstanding First Majestic Equity Award, (iii) the exercise price, purchase price or similar pricing of such First Majestic Equity Award, (iv) the date on which such First Majestic Equity Award was granted or issued, (v) the applicable vesting schedule, and the extent to which such First Majestic Equity Award (A) is vested and exercisable as of the First Majestic Capitalization Date and (B) would vest as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), and (vi) with respect to First Majestic Options, the date on which such First Majestic Option expires. With respect to each grant of First Majestic Equity Awards, in all material respects, (1) each such grant was made in accordance with the terms of the applicable First Majestic Equity Plan and all other applicable Laws, including the rules of the TSX, (2) each such grant was properly accounted for in accordance with IFRS in the First Majestic SEDAR+ Documents (including financial statements) and all other applicable Laws, (3) each First Majestic Option has an exercise price per First Majestic Share equal to or greater than the fair market value of a First Majestic Share on the date of such grant, (4) each First Majestic Option has a grant date which was approved by the First Majestic Board of Directors, the Compensation Committee of the First Majestic Board of Directors, or First Majestic’s Chief Executive Officer under authority from the Compensation Committee no later than the grant date, (5) each First Majestic Equity Award qualifies for the Tax treatment afforded to such award in First Majestic’s Tax Returns and all First Majestic SEDAR+ Documents, respectively, and (6) each First Majestic Equity Award does not trigger any liability for the holder thereof under Section 409A of the Code or any similar provision in any other Tax jurisdiction. From the First Majestic Capitalization Date through the date of this Agreement, First Majestic has not granted, entered into an agreement to grant, or otherwise committed to grant any First Majestic Equity Awards or other equity or equity-based awards that may be settled in First Majestic Shares.

(d) Neither First Majestic nor any First Majestic Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of First Majestic or any First Majestic Subsidiary on any matter.

(e) There are no voting trusts or other agreements or understandings to which First Majestic or any First Majestic Subsidiary is a party with respect to the voting of the shares or other equity interests of First Majestic or any First Majestic Subsidiary.

(f) All the issued and outstanding shares of, or other equity interests in, each First Majestic Subsidiary are duly authorized, have been validly issued in compliance with applicable Law and are fully paid and non-assessable and are wholly owned, directly or indirectly, by First Majestic free and clear of all Liens, including preemptive rights, other than Permitted Liens. First Majestic has provided Gatos with a true, correct and complete list of all First Majestic Subsidiaries as of the date of this Agreement. The name and jurisdiction of each First Majestic Subsidiary and the Person that owns the equity interests in such Subsidiary is duly reflected in the First Majestic Disclosure Letter. Except for equity interests in the First Majestic Subsidiaries, neither First Majestic nor any First Majestic Subsidiary owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither First Majestic nor any First Majestic Subsidiary has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 4.03 Corporate Authority Relative to this Agreement; No Violation.

(a) First Majestic and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, assuming the First Majestic Shareholder Approval is obtained, to perform its obligations hereunder and to consummate the Transactions, including the Merger. The execution, delivery and performance by First Majestic and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by the First Majestic Board of Directors and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of First Majestic or any First Majestic Subsidiary are necessary to authorize the consummation of the Transactions, other than, with respect to the First Majestic Share Issuance, obtaining the First Majestic Shareholder Approval. Prior to the execution of this Agreement, the First Majestic Board of Directors has unanimously adopted resolutions (A) declaring that this Agreement and consummation of the Transactions, including the Merger, are in the best interests of First Majestic and its stockholders, (B) approving this Agreement and the Transactions, including the Merger, (C) authorizing the execution, delivery and performance of this Agreement, (D) directing that the First Majestic Share Issuance be submitted for consideration at the First Majestic Special Meeting (E) making the First Majestic Board Recommendation and (F) approving the inclusion of the First Majestic Board Recommendation in the First Majestic Circular, in each case, subject to Section 5.04. First Majestic, as sole shareholder of Merger Sub, has duly executed and delivered a written consent adopting this Agreement, such written consent by its terms to become effective immediately following the execution of this Agreement and the board of directors of Merger Sub has unanimously approved this Agreement and the Transactions, including the Merger, and authorizing the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by First Majestic and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of Gatos, constitutes the valid and binding agreement of First Majestic and Merger Sub, enforceable against First Majestic and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) Canadian Securities Laws, (v) Mexico’s Antitrust Law (vi) any applicable requirements of the Exchanges, (vii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (viii) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the First Majestic Shares in the Merger and (x) the consents set forth in Section 4.03(b) of the First Majestic Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by First Majestic and Merger Sub of the Transactions, except for (A) such authorizations, consents, approvals or filings that, if not obtained or made, has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect and (B) as may arise as a results of facts or circumstances relating to Gatos or its affiliates or Laws or Contracts binding Gatos or its affiliates.

(c) The execution and delivery by First Majestic and Merger Sub of this Agreement do not, and, except as described in Section 4.03(b), the consummation of the Transactions and compliance with the provisions of this Agreement will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any First Majestic Material Contract or result in the creation of any Lien upon any of the properties, rights or assets of First Majestic or any of First Majestic’s Subsidiaries, other than Permitted Liens, (ii) subject to obtaining the First Majestic Shareholder Approval, conflict with or result in any violation of any provision of the First Majestic Governing Documents or the Organizational Documents of any First Majestic Subsidiary or Merger Sub or (iii) conflict with or violate any Laws applicable to First Majestic or any of First Majestic’s Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

Section 4.04 Reports and Financial Statements.

(a) From December 31, 2022, through the date of this Agreement, First Majestic has filed or furnished all the First Majestic SEDAR+ Documents required to be filed or furnished prior to the date hereof by it. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), each of the First Majestic SEDAR+ Documents complied in all material respects with the requirements of the Canadian Securities Laws and none of the First Majestic SEDAR+ Documents contained any Misrepresentation.

(b) There has been no change in a material fact or a material change in any of the information contained in the First Majestic SEDAR+ Documents, except for changes in material facts or material changes that are reflected in a subsequently filed document included in the First Majestic SEDAR+ Documents. First Majestic has not filed any confidential material change report with any Governmental Entity which at the date of this Agreement remains confidential or any other confidential filings filed under applicable Canadian Securities Laws.

(c) The consolidated financial statements (including all related notes and schedules) of First Majestic and the First Majestic Subsidiaries included in the First Majestic SEDAR+ Documents when filed fairly present in all material respects the consolidated financial position of First Majestic and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.05 Internal Controls and Procedures.

(a) First Majestic has established and maintains a system of disclosure controls and procedures (as such term is defined in NI 52-109) that are designed to provide reasonable assurance that information required to be disclosed by First Majestic in its annual filings, interim filings or other reports filed or submitted by it under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified by such Canadian Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by First Majestic in its annual filings, interim filings or other reports filed or submitted under Canadian Securities Laws are accumulated and communicated to First

Majestic’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(b) First Majestic has established and maintains a system of internal control over financial reporting (as such term is defined in NI 52-109) that is designed to provide reasonable assurance regarding the reliability of First Majestic’s financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c) To the knowledge of First Majestic, there is no material weakness (as such term is defined in NI 52-109) relating to the design, implementation or maintenance of its internal control over financial reporting that are reasonably likely to adversely affect the ability of First Majestic to record, process, summarize and report financial information, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of First Majestic. To the knowledge of First Majestic, none of First Majestic, any of its Subsidiaries, or any of their respective directors, officers, auditors, accountants or representatives has received or otherwise obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting or auditing matters of First Majestic or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that First Majestic or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters which has not been resolved to the satisfaction of the audit committee of the First Majestic Board of Directors.

(d) Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, First Majestic’s management has disclosed to First Majestic’s auditors and the audit committee of the First Majestic Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect First Majestic’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in First Majestic’s internal control over financial reporting.

Section 4.06 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in First Majestic’s most recent consolidated balance sheet (or the notes thereto) included in the First Majestic SEDAR+ Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since the date of such consolidated balance sheet, (c) as permitted or contemplated in connection with the preparation and/or negotiation of this Agreement or the Merger, (d) liabilities for performance of obligations of First Majestic and/or the First Majestic Subsidiaries pursuant to the terms of Contracts binding First Majestic or any of the First Majestic Subsidiaries or pursuant to which their respective properties and assets are bound and (e) liabilities which have been discharged or paid in full in the ordinary course of business, neither First Majestic nor any First Majestic Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by IFRS to be reflected in a consolidated balance sheet of First Majestic and its consolidated Subsidiaries (or in the notes thereto).

Section 4.07 Compliance with Law; Permits.

(a) First Majestic and each of the First Majestic Subsidiaries is, and since December 31, 2022, has been, in compliance with Laws applicable to First Majestic, the First Majestic Subsidiaries or any of their respective properties or assets, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

(b) First Majestic and the First Majestic Subsidiaries are, and since December 31, 2022, have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary for First Majestic and the First Majestic Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “First Majestic Permits”), except where the failure to have any of the First Majestic Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect. All First Majestic Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect. First Majestic and each First Majestic Subsidiary is in compliance with all First Majestic Permits, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

Section 4.08 Environmental Laws and Regulations. Except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, since December 31, 2022:

(a) First Majestic and each First Majestic Subsidiary have been and are in compliance with applicable Environmental Laws and have obtained and have been and are in compliance with all Environmental Permits necessary to conduct their respective businesses as presently conducted. All Environmental Permits necessary to conduct the respective businesses of First Majestic and each First Majestic Subsidiary as presently conducted are in full force and effect, and First Majestic has received no written notice and has no knowledge that any such Environmental Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Entity has begun, or to the knowledge of First Majestic, threatened in writing to begin, any action to terminate, cancel or amend any Environmental Permits necessary to conduct the respective businesses of First Majestic and each First Majestic Subsidiary as presently conducted;

(b) Neither First Majestic nor any First Majestic Subsidiary has received any notice, demand, request for information, citation, summons, complaint, letter or claim alleging that First Majestic or any First Majestic Subsidiary is in violation of, or liable under, any Environmental Law, no penalty has been assessed and there is no outstanding order, consent decree, writ, injunction or judgment issued by a court, Governmental Entity, authority or tribunal against First Majestic or any First Majestic Subsidiary, in each case, with respect to matters arising out of any Environmental Law. There is no claim, action, suit, proceeding, demand, lien, investigation or request for information pending, or, to the knowledge of First Majestic, threatened against First Majestic or any First Majestic Subsidiary with respect to any matters arising out of any applicable Environmental Law;

(c) Neither First Majestic nor any First Majestic Subsidiary has entered into or agreed to any order, consent decree, writ, injunction or judgment or is subject to any order, consent decree, writ, injunction or judgment relating to compliance with Environmental Laws, Environmental Permits or the investigation, Release, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) Neither First Majestic nor any First Majestic Subsidiary has assumed, by Contract, or to the knowledge of First Majestic, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, and neither First Majestic nor any First Majestic Subsidiary is an indemnitor in connection with any threatened or asserted claim, action, suit, proceeding, demand, lien, investigation by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

(e) Neither First Majestic nor any First Majestic Subsidiary has caused, and to the knowledge of First Majestic, no third party has caused, any Release of a Hazardous Material that could reasonably be expected to require investigation or remedial action by First Majestic or any First Majestic Subsidiary under any Environmental Law.

(f) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.08 are the sole representations and warranties of First Majestic with respect to environmental matters, including with respect to Hazardous Materials, Environmental Permits, and any other matter relating to compliance with, or liabilities under, Environmental Laws.

Section 4.09 Employee Benefit Plans.

(a) Section 4.09(a) of the First Majestic Disclosure Letter sets forth, as of the date hereof, a correct and complete list of each material First Majestic Benefit Plan. With respect to each such material First Majestic Benefit Plan, First Majestic has made available to Gatos, to the extent applicable, correct and complete copies of (i) all material documents embodying such First Majestic Benefit Plan (or, if such First Majestic Benefit Plan is unwritten, a written summary of its material terms) and (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, (i) each First Majestic Benefit Plan is, and has at all times been, maintained, operated, and administered in accordance with its terms and applicable Law, (ii) there are no pending, or, to the knowledge of First Majestic threatened, claims by, on behalf of, or against, any First Majestic Benefit Plan (other than claims for benefits in the ordinary course), (iii) there are no audits or other proceedings by any Governmental Entity pending, or, to the knowledge of First Majestic, threatened, with respect to any First Majestic Benefit Plan, (iv) all benefits, contributions and premiums relating to each First Majestic Benefit Plan have been timely paid or accrued for, as applicable, in accordance with the terms of such First Majestic Benefit Plan and all applicable Laws and accounting principles, and (v) no First Majestic Benefit Plan provides for post-termination or retiree medical or other health or welfare benefits (except as required by applicable Law).

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, each First Majestic Benefit Plan that is registered or required to be registered with or approved by any Governmental Entity has, in all material respects, been so registered or approved and been maintained in good standing (to the extent such concept is recognized under applicable Laws) with all applicable Governmental Entities, and no event has occurred since the date of the most recent registration, approval or application therefor relating to any such First Majestic Benefit Plan that could reasonably be expected to result in the revocation of any such registration, approval, or good standing status.

(d) None of First Majestic or any of the First Majestic Subsidiaries maintains, contributes to, sponsors, or otherwise have or had any liability with respect to any (i) pension plan that is subject to provincial or federal pension standards legislation, (ii) “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada), (iii) “employee life and health trust” as such term is defined in subsection 248(1) of the Income Tax Act (Canada), or (iv) “salary deferral arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada).

(e) Neither the execution of this Agreement, shareholder or other approval of this Agreement nor the consummation of any of the transactions contemplated by this Agreement could (either alone or upon the occurrence of any additional or subsequent events, including the passage of time): (i) result in any material compensation or benefit becoming due to any current or former employee, independent contractor, or other individual service provider of First Majestic or any of their Subsidiaries, (ii) materially increase the compensation or benefits (including any severance payments or benefits) otherwise payable to any such individual, or entitle any such individual to new or additional compensation or benefits (including severance payments or benefits), (iii) result in the acceleration of the time of payment, funding, or vesting of any compensation or benefit under any First Majestic Benefit Plan or otherwise, or (iv) limit or materially restrict, or create or cause the imposition of any material limitation or restriction on, the ability of the First Majestic or any Subsidiaries thereof to amend or modify any First Majestic Benefit Plan in accordance with its terms.

Section 4.10 Absence of Certain Changes or Events.

(a) Since December 31, 2023, through the date of this Agreement, there has not occurred any Effect that is continuing and has had, or would reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

(b) Since December 31, 2023, through the date of this Agreement, except for actions taken in connection with the negotiation, execution and delivery of this Agreement and the Transactions contemplated hereby, the business of First Majestic and the First Majestic Subsidiaries, taken as a whole, has been conducted, in all material respects, in the ordinary course of business.

Section 4.11 Investigation; Litigation. (a) To the knowledge of First Majestic, there is no investigation or review pending or threatened by any Governmental Entity with respect to First Majestic or any First Majestic Subsidiary and (b) there are no Actions pending (or, to the knowledge of First Majestic, threatened) against First Majestic or any of First Majestic’s Subsidiaries or any of their respective properties or assets which, in the case of clause (a) or (b), has had or would reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect. Neither First Majestic nor any First Majestic Subsidiary is subject to any Order which has had or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. As of the date hereof, there are no Actions pending (or, to the knowledge of First Majestic, threatened) that challenge or seek to prevent, enjoin or materially delay, this Agreement or the Transactions.

Section 4.12 Information Supplied. The information relating to First Majestic and the First Majestic Subsidiaries that is provided by First Majestic or the First Majestic Subsidiaries specifically for inclusion in (or incorporation by reference in) the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the stockholders of Gatos or at the time the Form F-4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, or at the time of the Gatos Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof) or the First Majestic Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. The Form F-4 and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. In addition, the First Majestic Circular will comply in all material respects with all applicable Canadian Securities Laws and shall contain sufficient detail to permit First Majestic shareholders to form a reasoned judgment concerning the matters to be placed before them at the First Majestic Special Meeting and, without limiting the generality of the foregoing, the First Majestic Circular will not contain any Misrepresentation. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by First Majestic or Merger Sub with respect to information or statements made in the Proxy Statement/Prospectus or the Form F-4, which were not supplied by or on behalf of First Majestic

Section 4.13 Tax Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect:

(i) all Tax Returns that are required to be filed by or with respect to First Majestic or any of the First Majestic Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii) First Majestic and the First Majestic Subsidiaries have timely paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any Person, in each case whether or not shown on any Tax Return, other than Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with IFRS on the financial statements of First Majestic and the First Majestic Subsidiaries, and have complied with all reporting requirements (including maintenance of required records with respect thereto) with respect to such payments;

(iii) there is no deficiency or assessment for Taxes of First Majestic or any of the First Majestic Subsidiaries that is outstanding or proposed in writing by a Taxing Authority. No audit, examination, investigation or other proceeding with respect to any Taxes of First Majestic or any of the First Majestic Subsidiaries is pending or threatened in writing by any Taxing Authority;

(iv) neither First Majestic nor any of the First Majestic Subsidiaries has waived any statute of limitations with respect to any Taxes of First Majestic or any of the First Majestic Subsidiaries, or agreed to any extension of time with respect to an assessment or deficiency of any Taxes of First Majestic or any of the First Majestic Subsidiaries, in each case that remains outstanding;

(v) no private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any Governmental Entity with respect to any Taxes of First Majestic or the First Majestic Subsidiaries that will have a material effect on the First Majestic or the First Majestic Subsidiaries following the Effective Time;

(vi) neither First Majestic nor any of the First Majestic Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of U.S. state or local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement;

(vii) no claim has been made in writing by a Taxing Authority in a jurisdiction where First Majestic or any of the First Majestic Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction that has not been resolved;

(viii) neither First Majestic nor any of the First Majestic Subsidiaries will be required to include any item of income in taxable income, or exclude any item of deduction from taxable income, or make any adjustment under Section 481 of the Code (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law), or open transaction disposition made by First Majestic or any of the First Majestic Subsidiaries on or prior to the Closing, (B) any prepaid amount received by First Majestic or any of the First Majestic Subsidiaries outside of the ordinary course of business on or prior to the Closing, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law) entered into on or prior to the Closing, or (D) a change in the method of accounting by First Majestic or any of the First Majestic Subsidiaries made prior to the Closing;

(ix) none of First Majestic or any of the First Majestic Subsidiaries (i) is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement (other than (A) any agreements entered into in the ordinary course of business that are not primarily related to Taxes or (B) any such agreement to which First Majestic or any of the First Majestic Subsidiaries are the only counterparties), (ii) is liable for Taxes of any other Person (other than First Majestic or any of the First Majestic Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law) or as a transferee or successor, or (iii) has ever been a member of an affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, other than a group the common parent of which was or is First Majestic or any of the First Majestic Subsidiaries;

(x) there are no Liens for Taxes upon any property or assets of First Majestic or any of the First Majestic Subsidiaries, except for the Permitted Liens; and

(xi) neither First Majestic nor any of the First Majestic Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Law).

(b) The information contained in the memos and legal letters provided by First Majestic to Gatos and listed on Section 4.13(b) of the First Majestic Disclosure Letter constitutes all material information, as of the date hereof, relating to the matters referred to in Section 4.11(a) of the First Majestic Disclosure Letter (the “Tax

Matters”) including, for greater certainty, all material information relating to any discussions between First Majestic, its legal counsel, accountants or other representatives and the Servicio de Administracion Tributaria (“SAT”) regarding the Tax Matters. Such information does not contain any untrue statement of any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Neither First Majestic nor any of the First Majestic Subsidiaries has knowingly taken any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(d) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.13 and Section 4.09 are the sole representations and warranties with respect to Tax matters of First Majestic and the First Majestic Subsidiaries.

Section 4.14 Labor Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, (i) First Majestic and each of the First Majestic Subsidiaries are, and, in the last three (3) years, have been, in compliance with all applicable Laws respecting labor, employment, and the engagement of labor, including applicable Laws related to fair employment practices (including equal employment opportunity and discrimination laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, wages and hours/working time, redundancy, payment of wages, withholding of Taxes, and transfer of undertakings, and (ii) there is no, and within the past three (3) years, have been no, pending or, to the knowledge of First Majestic, threatened, charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of First Majestic or any of the First Majestic Subsidiaries.

(b) Neither First Majestic nor any of the First Majestic Subsidiaries is a party to, bound by, negotiating or required to negotiate any Collective Bargaining Agreement, and no employees of First Majestic or any of the First Majestic Subsidiaries are represented by any labor union or other labor organization. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, (i) there are no activities or proceedings of any labor union or other labor organization to organize any employees of First Majestic or any of the First Majestic Subsidiaries and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization, (ii) there are no pending or, to the knowledge of First Majestic, threatened, and, in the last three (3) years, there have been no, strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, grievances or labor disputes or similar activity in respect of the business of First Majestic or any of the First Majestic Subsidiaries, and (iii) neither First Majestic or any of the First Majestic Subsidiaries are engaged in and, in the last three (3) years, have not engaged in, any unfair labor practice.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, there are no claims, actions, or other proceedings against First Majestic or any of the First Majestic Subsidiaries pending or, to the knowledge of First Majestic, so threatened that could be brought or filed with any Governmental Entity, or based on, arising out of, in connection with or otherwise relating to the employment or engagement or termination of employment or engagement by First Majestic or any of the First Majestic Subsidiaries, of any individual or group of individuals, or the failure by First Majestic or any of the First Majestic Subsidiaries to employ or engage any individual or group of individuals.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, during the past five (5) years, (i) no allegations of sexual harassment or sexual misconduct have been made, or threatened to be made, or investigated by or on behalf of First Majestic or any of the First Majestic Subsidiaries, against or involving any current or former officer, director or other senior executive or key employee of First Majestic or any of the First Majestic Subsidiaries by any current or former officer, employee or independent contractor of First Majestic or any of the First Majestic Subsidiaries in such individual’s capacity as a service provider to First Majestic or any of the First Majestic Subsidiaries, and (ii) neither First Majestic or any of the First Majestic Subsidiaries have entered into any settlement agreement resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other senior executive or key employee in such individual’s capacity as a service provider to First Majestic or any of the First Majestic Subsidiaries.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the First Majestic Disclosure Letter sets forth a true and complete list of the following First Majestic Intellectual Property: (i) all patents, copyrights, trademarks or domain names that have been registered, issued or filed with or by any Governmental Entity or quasi-public legal authority or by a domain name registrar, or any pending applications for any of the foregoing (“First Majestic Registered Intellectual Property”); and (ii) material unregistered trademarks or material unregistered proprietary Software, in each case, that constitute First Majestic Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, with respect to each item of the First Majestic Registered Intellectual Property, all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining, and perfecting First Majestic’s or the applicable First Majestic Subsidiary’s ownership of, such First Majestic Registered Intellectual Property;

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, (i) First Majestic or a First Majestic Subsidiary owns or otherwise possesses valid rights to use, and immediately after Closing will own or otherwise possess valid rights to use, all Intellectual Property and IT Systems used in the operation of their respective businesses as currently conducted free and clear of all Liens other than Permitted Liens; (ii) to the knowledge of First Majestic, each item of registered or issued First Majestic Registered Intellectual Property is subsisting, valid and enforceable; (iii)First Majestic or a First Majestic Subsidiary exclusively owns the First Majestic Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens; (iv) there are no pending or, to the knowledge of First Majestic, threatened claims (including invitations or offers to license), actions or proceedings against First Majestic or the First Majestic Subsidiaries by any Person (A) alleging infringement, misappropriation or other violations by First Majestic or the First Majestic Subsidiaries of any third party’s Intellectual Property or (B) challenging the ownership, validity or enforceability of any First Majestic Intellectual Property; and (v) to the knowledge of First Majestic, (x) the conduct of the businesses of First Majestic and the First Majestic Subsidiaries, in the past six (6) years has not infringed, misappropriated or otherwise violated, and as of the Closing does not infringe, misappropriate or otherwise violate, any third party’s Intellectual Property and (y) no third party is infringing, misappropriating or violating any First Majestic Intellectual Property; and

(c) First Majestic and the First Majestic Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of First Majestic’s and the First Majestic Subsidiaries’ material Trade Secrets and any Trade Secrets provided to First Majestic or the First Majestic Subsidiaries under conditions of confidentiality.

Section 4.16 Real Property; Tangible Property.

(a) (i) Section 4.16(a)(i) of the First Majestic Disclosure Letter sets forth, as of the date of this Agreement, a list of the Real Property Rights held by First Majestic and the First Majestic Subsidiaries (the “First

Majestic Real Property Rights”) reasonably required to permit the operation of First Majestic’s business as owned and conducted as of the date of this Agreement that is true and correct in all material respects; and (ii) Section 4.16(a)(ii) of the First Majestic Disclosure Letter sets forth, as of the date of this Agreement, a list of the Mining Rights held by First Majestic and the First Majestic Subsidiaries (the “First Majestic Mining Rights”) reasonably required for the operation of First Majestic’s business as owned and conducted as of the date of this Agreement that is true and correct in all material respects.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, (i) none of First Majestic or any of the First Majestic Subsidiaries has received notice of any default under any agreement or instrument under which any of the First Majestic Real Property Rights or the First Majestic Mining Rights are constituted, and (ii) (A) First Majestic and the First Majestic Subsidiaries are in good standing under all, and are not in default under any First Majestic Mining Right, and (B) there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice or both, would constitute a default under any, agreements or instruments under which the First Majestic Real Property Rights or First Majestic Mining Rights are constituted and, to the knowledge of First Majestic, all such agreements and instruments are in good standing and in full force and effect and none of the counterparties to such agreements and instruments is in default thereunder.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, First Majestic and the First Majestic Subsidiaries own or have the right to use all of the First Majestic Real Property Rights and First Majestic Mining Rights, free and clear of all Liens, other than Permitted Liens.

(d) Except as disclosed in Section 4.16(d) of the First Majestic Disclosure Letter: (A) there is no written claim that has been made to First Majestic or the First Majestic Subsidiaries, or, to the knowledge of First Majestic or the First Majestic Subsidiaries, a reasonable basis for any claim, by a third party that First Majestic or the First Majestic Subsidiaries do not have the right to exploit or use the First Majestic Mining Rights as currently used or exploited and as currently proposed to be used or as currently proposed to be exploited by First Majestic or the First Majestic Subsidiaries as of the date of this Agreement, except in each case for any frivolous claim; and (B) no holder of any material First Majestic Mining Rights has any obligation to pay any commission, royalty or similar payment to any Person, other than any Governmental Entity, with respect to such material First Majestic Mining Rights.

(e) The First Majestic Mining Rights and the First Majestic Real Property Rights are not located within an area in which mining activities have been restricted or prohibited by the Instituto Nacional de Antropología e Historia (National Institute of Anthropology and History of Mexico) and no Governmental Entity has notified First Majestic or any First Majestic Subsidiary in writing of any archeological or historical findings affecting the First Majestic Mining Rights and the First Majestic Real Property Rights in a manner that would materially impair First Majestic’s mining operations as currently conducted. To the knowledge of First Majestic and the First Majestic Subsidiaries (i) there are no indigenous communities near to the location of, or with an interest in or claim to the First Majestic Mining Rights and the First Majestic Real Property Rights; and (ii) the First Majestic Mining Rights and the First Majestic Real Property Rights are not located within any “Nature Protected Area” or “Natural Reserve”, as defined in the Environmental Laws, and neither First Majestic nor the First Majestic Subsidiaries have received written notice from any Governmental Entity informing First Majestic or any First Majestic Subsidiary of the creation of such areas or reserves where the First Majestic Mining Rights and the First Majestic Real Property Rights are located.

Section 4.17 Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, First Majestic or a First Majestic Subsidiary is the sole owner and has good and valid title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the businesses of First Majestic and the First Majestic Subsidiaries, in each case free and clear of any Liens, except Permitted Liens.

The material tangible personal property currently used in the operation of the businesses of First Majestic and the First Majestic Subsidiaries is in good working order (reasonable wear and tear excepted) and is maintained consistently with industry standards, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

Section 4.18 Mineral Reserves. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by First Majestic and the First Majestic Subsidiaries have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other applicable industry practices, and all applicable Laws. To the knowledge of First Majestic, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of First Majestic and the First Majestic Subsidiaries from the amounts so disclosed, taken as a whole, other than as a result of production activities in the ordinary course.

Section 4.19 Opinion of Financial Advisor. The First Majestic Board of Directors has received the opinion of National Bank Financial Inc., dated as of the date of this Agreement, and subject to the assumptions made, matters considered and limits and qualifications on the review undertaken set forth therein, as to the fairness, from a financial point of view of the Exchange Ratio to First Majestic pursuant to this Agreement. First Majestic shall, following the execution of this Agreement by the Parties, furnish an accurate and complete copy of such opinion to Gatos solely for informational purposes (it being understood and agreed that such written opinion is for the sole benefit of the First Majestic Board of Directors and may not be relied upon by Gatos).

Section 4.20 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under Law applies or purports to apply to this Agreement or any of the Transactions.

Section 4.21 Material Contracts.

(a) Except for this Agreement, Section 4.21 of the First Majestic Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.21(a) to which First Majestic or a First Majestic Subsidiary is a party or by which their respective properties or assets are bound (all Contracts of the type described in this Section 4.21(a) being referred to herein as the “First Majestic Material Contracts”):

(i) (A) any material joint venture, partnership or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company or any research and development project Contract, and (B) any stockholders, investors rights, registration rights or similar agreement;

(ii) any Contract expressly limiting or restricting the ability of First Majestic, Merger Sub or the First Majestic Subsidiaries to make distributions or declare or pay dividends to its stockholders;

(iii) any Contract that (A) provides for the acquisition or divestiture of any material asset (other than Contracts covered by clause (x) below and other than acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise), in each case, in excess of $1,000,000 and (B) contains outstanding obligations that are material to First Majestic and the First Majestic Subsidiaries, taken as a whole;

(iv) any Contract (excluding non-exclusive licenses for uncustomized, commercially available “off the shelf” Software or IT Systems licensed pursuant to standard terms and conditions) under which First Majestic or any First Majestic Subsidiary is granted any license or other rights with respect to any Intellectual Property or IT Systems of a third party (including by means of covenants not to sue or software-as-a-service agreements), which Contract or Intellectual Property is material to the business of First Majestic or the First Majestic Subsidiaries, taken as a whole;

(v) any Contract with any Governmental Entity involving annual aggregate payments in excess of $1,000,000 in fiscal year 2023;

(vi) each Contract that limits in any material respect the freedom of Gatos to compete in any line of business or geographic region;

(vii) any Contract with (A) any Person that, by itself or together with its affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the First Majestic Shares or (B) any affiliates of First Majestic (other than First Majestic Subsidiaries);

(viii) any Contract entered into since December 31, 2022, involving the settlement of any Action or threatened Action (or series of related Actions) (A) which (x) will involve payments after the Effective Time in excess of $1,000,000 or (y) will impose, or imposed, monitoring or reporting obligations after the Effective Time to any other Person outside the ordinary course of business or material restrictions after the Effective Time on First Majestic or any First Majestic Subsidiary or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(ix) (A) any loan Contracts, notes, letters of credit and other evidences of Indebtedness in excess of $4,000,000, (B) any mortgages, pledges and other evidences of liens securing such obligations or any material real or other property and (C) any guarantees supporting such obligations and financing Contracts including change of control provisions, in each case, other than (X) Contracts solely among First Majestic and any wholly owned First Majestic Subsidiary, and (Y) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the First Majestic SEDAR+ Documents and which are publicly available prior to the date hereof in unredacted form;

(x) any Contract that is a contractual royalty, production payment, net profits, earn-out, streaming agreement, metal prepayment or similar Contract that has a value or potential value in excess of $10,000,000;

(xi) any Contract that is a collective bargaining or union agreement or any other material Contract with any labor union; and

(xii) any Contract pursuant to which First Majestic or any First Majestic Subsidiary spent or received, in the aggregate, more than $10,000,000 during the twelve (12) months prior to the date hereof or could reasonably be expected to spend or receive, in the aggregate, more than $10,000,000 during the twelve (12) months immediately after the date hereof (including any Contract relating to any future capital expenditures by First Majestic or any of the First Majestic Subsidiaries).

(b) First Majestic has provided to Gatos prior to the date of this Agreement a true, correct and complete copy of each written First Majestic Material Contract as in effect on the date of this Agreement. Neither First Majestic nor any First Majestic Subsidiary is in breach of or default under the terms of any First Majestic Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect. To the knowledge of First Majestic no other party to any First Majestic Material Contract is in, or is alleged to be in, breach of or default under the terms of any First Majestic Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect. Except (i) to the extent that any First Majestic Material Contract expires in accordance with its terms or (ii) as such expiration or termination has not been, and would not reasonably be expected to be, individually or in the aggregate, material to First Majestic and the First Majestic Subsidiaries, take as a whole, each First Majestic Material Contract has not been terminated and is a valid and binding obligation of First Majestic or the First Majestic Subsidiary which is party thereto and, to the knowledge of First Majestic, of each other party thereto, subject to the Enforceability Exceptions.

Section 4.22 Insurance. As of the date hereof, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, each current, material insurance policy (or replacements thereof) of First Majestic and the First Majestic Subsidiaries is a valid and binding obligation of First Majestic and the First Majestic Subsidiary which is a party thereto and, to the knowledge of First Majestic, of each insurer party thereto, subject to the Enforceability Exceptions. Since December 31, 2022, neither First Majestic nor any of the First Majestic Subsidiaries has received written notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

Section 4.23 Finders and Brokers. Neither First Majestic nor any First Majestic Subsidiary has employed, nor has any Person employed on behalf of First Majestic or a First Majestic Subsidiary, any investment banker, broker, finder or similar Person in connection with the Transactions, who might be entitled to any fee, commission or other payment in connection with or upon consummation of the Merger based upon arrangements made by or on behalf of Gatos.

Section 4.24 FCPA and Anti-Corruption.

(a) In the last five (5) years, neither First Majestic nor any First Majestic Subsidiary, nor any director or officer (when acting in their role as director or officer) of First Majestic or any First Majestic Subsidiary, nor, to First Majestic’s knowledge, any manager, employee, agent, representative, contractor, sales intermediary or other third party, in each case, acting on behalf of First Majestic or any First Majestic Subsidiary, has violated, conspired to violate, or aided or abetted a violation of the FCPA, the CFPOA, Part IV of the Criminal Code (Canada), or made a material violation of any other applicable Bribery Legislation (in each case to the extent applicable).

(b) Neither First Majestic nor any First Majestic Subsidiary, nor any director or officer of First Majestic or any First Majestic Subsidiary, nor, to First Majestic’s knowledge, any manager or employee of First Majestic or any First Majestic Subsidiary are, or in the past five (5) years have been, subject to any actual, pending, or, to First Majestic’s knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving First Majestic or any First Majestic Subsidiary in any way relating to applicable Bribery Legislation or to the FCPA or CFPOA.

(c) In the last five (5) years, First Majestic and each First Majestic Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of First Majestic and each First Majestic Subsidiary as required by applicable Bribery Legislation in all material respects and by the FCPA and the CFPOA.

(d) First Majestic and each First Majestic Subsidiary has instituted policies and procedures reasonably designed to promote and achieve compliance with the FCPA, the CFPOA and other applicable Bribery Legislation and maintain such policies and procedures in force.

(e) No officer or director of First Majestic or any First Majestic Subsidiary is a Government Official.

Section 4.25 Sanctions. First Majestic and each First Majestic Subsidiary, their respective directors, officers or employees, and, to the knowledge of First Majestic, any of their respective agents and other third parties that act for or on behalf of First Majestic or any First Majestic Subsidiary, are not Sanctioned Persons. None of First Majestic or any First Majestic Subsidiary is or has within the applicable statute of limitations period engaged in direct or indirect dealings or transactions with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Law, has within the applicable statute of limitations period violated, or knowingly engaged in any conduct that would reasonably be expected to result in Gatos or any Gatos Subsidiary being designated as a Sanctioned Person, or has been the subject of an investigation or allegation of such a violation. Notwithstanding anything in this Agreement, the representations, warranties and covenants in this Agreement shall not apply to First Majestic or any First Majestic Subsidiary, or to any director, trustee, officer, agent or employee of any of the foregoing, to the extent that they would result in a violation of or conflict with the Foreign Extraterritorial Measures (United States) Order, 1992 (Canada), or any similar applicable anti-boycott law or regulation.

Section 4.26 Stock Ownership. Neither First Majestic nor any First Majestic Subsidiaries directly or indirectly owns, and at all times for the past three years, neither First Majestic nor any First Majestic Subsidiaries has owned, beneficially or otherwise, in excess of 1% of the Gatos Common Stock.

Section 4.27 No Merger Sub Activity. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

Section 4.28 Affiliate Transactions. Section 4.28 of the First Majestic Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction, Contract, agreement, arrangement or understanding between First Majestic or First Majestic Subsidiaries, on the one hand, and (i) any officer or director of First Majestic or First Majestic Subsidiaries, (ii) any holder of record of 5% or more of the outstanding First Majestic Shares or any Person that beneficially owns 5% or more of the outstanding First Majestic Shares, or (iii) any affiliate or associate of any such officer, director or holder of First Majestic Shares, on the other hand.

Section 4.29 No Other Representations. Except for the representations and warranties expressly set forth in this Article IV (as qualified by the First Majestic Disclosure Letter and the First Majestic SEDAR+ Documents), none of First Majestic, any of its affiliates or any other Person makes any express or implied representation or warranty (and there is and has been no reliance by Gatos or any of its Representatives or affiliates on any such representation or warranty) with respect to First Majestic, any of the First Majestic Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Gatos or its Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither First Majestic nor any other Person will have or be subject to any liability or other obligation to Gatos or its Representatives or affiliates or any other Person resulting from Gatos or its Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Gatos or its Representatives or affiliates, including any information made available in management or other presentations or in the electronic or other data rooms maintained by or on behalf of First Majestic or its Representatives in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV (as qualified by the First Majestic Disclosure Letter and the First Majestic SEDAR+ Documents). Except for the representations and warranties expressly set forth in Article III (as qualified by the Gatos Disclosure Letter and Gatos SEC Documents), First Majestic acknowledges and agrees that none of Gatos or any other Person makes any express or implied representation or warranty with respect to Gatos or their respective affiliates or with respect to any other information provided to First Majestic or any of its affiliates or its representatives by or on behalf of Gatos or its affiliates in connection with the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE CLOSING

Section 5.01 Conduct of Business by Gatos Pending the Closing.

(a) Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.01, except (v) as set forth in Section 5.01 of the Gatos Disclosure Letter, (w) as expressly contemplated or permitted by this Agreement, (x) as required by applicable

Law or as required by any Governmental Entity, (y) actions intended to protect life, property or the environment or comply with public health requirements, or (z) as consented to in writing by First Majestic (which consent shall not be unreasonably withheld, delayed or conditioned), Gatos shall, and shall cause each Gatos Subsidiary to, use commercially reasonable efforts to (i) conduct its business in the ordinary course in all material respects and (ii) preserve intact its and their business organizations, keep available the services of its and their executive officers and maintain satisfactory relationships with Persons having material business relations with Gatos; provided, however, that no action that is specifically permitted by any clause of Section 5.01(b) shall be deemed a breach of this Section 5.01(a).

(b) Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.01, except (v) as set forth in Section 5.01 of the Gatos Disclosure Letter, (w) as expressly contemplated or permitted by this Agreement, (x) as required by applicable Law or as required by any Governmental Entity, (y) actions intended to protect life, property or the environment or comply with public health requirements or (z) as consented to in writing by First Majestic (which consent shall not be unreasonably withheld, delayed or conditioned), Gatos shall not, and shall not permit any Gatos Subsidiary to:

(i) declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Gatos or any Gatos Subsidiary), except dividends and distributions paid or made by a Gatos Subsidiary to Gatos or another wholly owned Gatos Subsidiary;

(ii) split, combine, reduce or reclassify any of its issued or unissued capital stock or amend the terms of any securities of Gatos or a Gatos Subsidiary, except for any such transaction by a wholly owned Gatos Subsidiary which remains a wholly owned Gatos Subsidiary after consummation of such transaction;

(iii) except (A) pursuant to any Gatos Benefit Plan, Collective Bargaining Agreement, or Contract by and between any employee, individual independent contractor, or other individual non-employee service provider of Gatos or any Gatos Subsidiary in effect as of the date hereof or (B) in the ordinary course of business consistent with past practice, (1) materially increase the level of, or accelerate the timing of payment, vesting, or funding of, compensation or benefits to any officer-level employee, (2) materially modify or amend or terminate any material Gatos Benefit Plan, or establish or adopt any material plan, program, policy or practice that would be a Gatos Benefit Plan if in effect on the date hereof, (3) hire or engage, or terminate (other than for cause) any officer-level employee (provided, that Gatos or one of the Gatos Subsidiaries may hire an employee as a replacement for a previously terminated employee), or (4) enter into, negotiate, materially amend, or terminate any Collective Bargaining Agreement (or any agreement or arrangement that would be a Collective Bargaining Agreement if in effect on the date hereof);

(iv) make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law, or policies of the SEC or Exchanges;

(v) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) directly or indirectly, in one transaction or in a series of related transactions, any Person, or, other than investments required by existing Contracts to which Gatos or a Gatos Subsidiary is bound, make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly owned Gatos Subsidiaries), property, transfer or purchase of any property or assets of any other Person, other than such investments in securities in the ordinary course of business;

(vi) enter into any new material line of business;

(vii) (A) amend the Gatos Governing Documents or (B) permit any Gatos Subsidiary to adopt any amendments to its governing documents;

(viii) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in Gatos or any Gatos Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or settled any otherwise unexercisable or unsettled Gatos Equity Award (except as otherwise required by the express terms of any Gatos Equity Award outstanding on the date hereof), other than (A) issuances of shares of Gatos Common Stock in respect of the vesting or settlement of Gatos Equity Awards outstanding on the date hereof and in accordance with their respective present terms or (B) transactions between Gatos and a wholly owned Gatos Subsidiary or between wholly owned Gatos Subsidiaries;

(ix) directly or indirectly, purchase, redeem or otherwise acquire, including pursuant to existing share repurchase programs, any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, or establish any new repurchase programs with respect to any such shares, except for (A) acquisitions of shares of Gatos Common Stock tendered by holders of Gatos Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by Gatos of Gatos Equity Awards in connection with the forfeiture of such awards and (C) transactions between Gatos and a wholly owned Gatos Subsidiary or between wholly owned Gatos Subsidiaries;

(x) incur or assume any Indebtedness for borrowed money except for (A) any Indebtedness for borrowed money among Gatos and wholly owned Gatos Subsidiaries or among wholly owned Gatos Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of Gatos or any of the Gatos Subsidiaries, in each case in an amount not to exceed the amount of the Indebtedness replaced, renewed, extended, refinanced or refunded, and (C) guarantees by Gatos of Indebtedness for borrowed money of wholly owned Gatos Subsidiaries or guarantees by wholly owned Gatos Subsidiaries of Indebtedness for borrowed money of Gatos or any wholly owned Gatos Subsidiary, which Indebtedness is incurred in compliance with this Section 5.01(b)(x), (D) indebtedness incurred under the Gatos Credit Agreement and (E) Indebtedness incurred in the ordinary course of business not to exceed $5,000,000 in the aggregate;

(xi) make any loans to any other Person, except for (A) loans among Gatos and its wholly owned Gatos Subsidiaries or among wholly owned Gatos Subsidiaries and (B) extensions of credit to customers in the ordinary course of business;

(xii) sell, lease (as lessor), license, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any properties or assets of Gatos and the Gatos Subsidiaries that are material to Gatos and the Gatos Subsidiaries taken as a whole (including, without limitation, any Gatos Mining Rights), other than Gatos Intellectual Property which, for the avoidance of doubt, is governed by Section 5.01(b)(xiii), except (A) sale and dispositions of raw materials, obsolete or surplus equipment, mine output and other inventories in the ordinary course of business, (B) encumbrances and Liens that are incurred in connection with Indebtedness permitted to be incurred pursuant to Section 5.01(b)(x), (C) for transactions among Gatos and its wholly owned Gatos Subsidiaries or among wholly owned Gatos Subsidiaries, (D) for sales of assets that do not exceed a fair market value of $5,000,000 in the aggregate;

(xiii) (A) sell, license, sublicense, covenant not to assert, allow to lapse, fail to maintain, transfer, or otherwise abandon or dispose of, or subject to any Lien (other than Permitted Liens), any Gatos Intellectual Property that is material to the business of Gatos and the Gatos Subsidiaries, taken as a whole, except for non-exclusive licenses granted in the ordinary course of business (1) to customers or (2) to vendors or service providers for use for the benefit of Gatos or the Gatos Subsidiaries; or

(B) disclose to any third parties any trade secrets or material confidential information of Gatos or any Gatos Subsidiary, except pursuant to reasonable protective confidentiality agreements;

(xiv) compromise or settle any Action against Gatos or any of the Gatos Subsidiaries other than with respect to Transaction Litigation, which shall be governed by Section 6.09, or any Action related to Tax, which shall be governed by Section 5.01(b)(xv), other than the compromise or settlement of Actions made (A) in the ordinary course of business or (B) that: (1) would not result in liability in excess of $10,000,000 in the aggregate or such greater amount reserved therefor or reflected in the Gatos SEC Documents (excluding any amounts that insurance companies have agreed to pay under existing insurance policies), (2) contains a full release of Gatos or the applicable Gatos Subsidiary and (3) does not involve an admission of criminal wrongdoing or impose any material injunctive or other non-monetary remedy or a material restriction on Gatos and the Gatos Subsidiaries (other than customary release, confidentiality and non-disparagement obligations);

(xv) make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to material Taxes or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local, or non-U.S. Law) with respect to any material Tax, enter into any Tax sharing, Tax allocation, Tax indemnification or similar agreement (other than (1) any agreements entered into in the ordinary course of business that are not primarily related to Taxes or (2) any such agreement to which Gatos or any of the Gatos Subsidiaries are the only counterparties), make a written request for a material Tax ruling to any Governmental Entity or surrender any right to claim a material Tax refund, except in each case with respect to any such actions taken in the ordinary course of business, or that are not reasonably expected to materially increase the Tax liabilities of Gatos and the Gatos Subsidiaries;

(xvi) make any new capital expenditure or expenditures in excess of $3,000,000 individually or $5,000,000 in the aggregate that are not consistent with Gatos’ budget plan provided to First Majestic prior the execution of this Agreement or Gatos’ 2025 budget plan;

(xvii) except in the ordinary course of business, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Gatos Material Contract, or (B) materially modify, materially amend or terminate or fail to renew any Gatos Material Contract;

(xviii) authorize, recommend, propose or announce an intention to adopt or effect a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, re-domiciliation or other reorganization other than transactions involving only immaterial wholly owned Gatos Subsidiaries or file a petition in bankruptcy;

(xix) materially reduce the amount of insurance coverage or fail to use commercially reasonable efforts to renew any material existing insurance policies;

(xx) amend or otherwise modify in any material respect any engagement letter between Gatos and any financial advisor described in Section 3.23 of the Gatos Disclosure Letter or enter into a new engagement letter with any such financial advisor; or

(xxi) agree, in writing or otherwise, to take any of the foregoing actions.

(c) Notwithstanding anything contained in this Agreement to the contrary, neither Gatos nor any of the Gatos Subsidiaries shall be deemed to have operated outside the ordinary course of business because Gatos or any of the Gatos Subsidiaries were responding to any of the following in good faith and such actions shall not be deemed to be a breach of Section 5.01(a) or Section 5.01(b) in response to any of the following (so long as such action or such refraining from action is done in a manner materially consistent with how a similarly situated company in the same industry acting reasonably could reasonably be expected to act or refrain from acting under similar circumstances and reasonably informed by the past practice, if any, of Gatos and the Gatos Subsidiaries

(taken as a whole)): (i) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (ii) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (iii) (A) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, cyber-attacks, data breaches, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) or (B) the geopolitical dispute between the Russian Federation and Ukraine and any evolution or worsening thereof, including, in all cases, the response of any Governmental Entities thereto; provided that prior to taking any such action Gatos shall use its commercially reasonable efforts, to the extent practicable, to notify and discuss in good faith with First Majestic their intended actions.

Section 5.02 Conduct of Business by First Majestic Pending the Closing.

(a) Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.01, except (v) as set forth in Section 5.02 of the First Majestic Disclosure Letter, (w) as expressly contemplated or permitted by this Agreement, (x) as required by applicable Law or as required by any Governmental Entity, (y) actions intended to protect life, property or the environment or comply with public health requirements or (z) as consented to in writing by Gatos (which consent shall not be unreasonably withheld, delayed or conditioned), First Majestic shall, and shall cause each First Majestic Subsidiary to, use commercially reasonable efforts to (i) conduct its business in the ordinary course in all material respects and (ii) preserve intact its and their business organizations, keep available the services of its and their executive officers and maintain satisfactory relationships with Persons having material business relations with First Majestic; provided, however, that no action that is specifically permitted by any clause of Section 5.02(b) shall be deemed a breach of this clause Section 5.02(a).

(b) Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.01, except (v) as set forth in Section 5.02 of the First Majestic Disclosure Letter, (w) as expressly contemplated or permitted by this Agreement, (x) as required by applicable Law or as required by any Governmental Entity, (y) actions intended to protect life, property or the environment or comply with public health requirements or (z) as consented to in writing by Gatos (which consent shall not be unreasonably withheld, delayed or conditioned), First Majestic shall not, and shall not permit any First Majestic Subsidiary to:

(i) declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of First Majestic or any First Majestic Subsidiary), except dividends and distributions paid or made by a First Majestic Subsidiary to First Majestic or another wholly owned First Majestic Subsidiary or First Majestic’s regular quarterly dividends paid consistent with past practice and in accordance with First Majestic’s publicly announced dividend policy as of the date of this Agreement;

(ii) split, combine, reduce or reclassify any of its issued or unissued capital stock or amend the terms of any securities of First Majestic or a First Majestic Subsidiary, except for any such transaction by a wholly owned First Majestic Subsidiary which remains a wholly owned First Majestic Subsidiary after consummation of such transaction;

(iii) make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS, applicable Law, or policies of the SEC or Exchanges;

(iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) directly or indirectly, in one transaction or in a series of related transactions, any Person, or, other than investments required by existing Contracts to which First Majestic or a First Majestic Subsidiary is bound, make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital

(other than to wholly owned First Majestic Subsidiaries), property, transfer or purchase of any property or assets of any other Person, other than such investments in securities in the ordinary course of business;

(v) enter into any new material line of business;

(vi) (A) amend the First Majestic Governing Documents or (B) permit Merger Sub or any First Majestic Subsidiary to adopt any amendments to its governing documents;

(vii) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in First Majestic or any First Majestic Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable First Majestic Equity Award under any existing First Majestic Equity Plan (except as otherwise required by the express terms of any First Majestic Equity Award outstanding on the date hereof), other than (A) issuances of First Majestic Shares in respect of the vesting or settlement of First Majestic Equity Awards outstanding on the date hereof and in accordance with their respective present terms and (B) transactions between First Majestic and a wholly owned First Majestic Subsidiary or between wholly owned First Majestic Subsidiaries;

(viii) directly or indirectly, purchase, redeem or otherwise acquire, including pursuant to existing share repurchase programs, any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, or establish any new repurchase programs with respect to any such shares, except for (A) acquisitions of First Majestic Shares tendered by holders of First Majestic Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by the First Majestic of First Majestic Equity Awards in connection with the forfeiture of such awards and (C) transactions between the First Majestic and a wholly owned First Majestic Subsidiary or between wholly owned First Majestic Subsidiaries;

(ix) incur or assume any Indebtedness for borrowed money, except for (A) any Indebtedness for borrowed money among First Majestic and wholly owned First Majestic Subsidiaries or among wholly owned First Majestic Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of First Majestic or any of the First Majestic Subsidiaries, in each case in an amount not to exceed the amount of the Indebtedness replaced, renewed, extended, refinanced or refunded, and (C) guarantees by First Majestic of Indebtedness for borrowed money of wholly owned First Majestic Subsidiaries or guarantees by wholly owned First Majestic Subsidiaries of Indebtedness for borrowed money of First Majestic or any wholly owned First Majestic Subsidiary, which Indebtedness is incurred in compliance with this Section 5.02(b)(x), (D) indebtedness incurred under the Gatos Credit Agreement and (E) Indebtedness incurred in the ordinary course of business not to exceed $10,000,000 in the aggregate;

(x) make any loans to any other Person, except for (A) loans among First Majestic and its wholly owned First Majestic Subsidiaries or among wholly owned First Majestic Subsidiaries and (B) extensions of credit to customers in the ordinary course of business;

(xi) sell, lease (as lessor), license, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties or assets of First Majestic and First Majestic Subsidiaries that are material to First Majestic and the First Majestic Subsidiaries taken as a whole (including, without limitation, any First Majestic Mining Rights (other than First Majestic Intellectual Property which, for the avoidance of doubt, is governed by Section 5.02(b)(xii))) except (A) sale and dispositions of raw materials, obsolete or surplus equipment, mine output and other inventories in the ordinary course of business, (B) encumbrances and Liens that are incurred in connection with

Indebtedness permitted to be incurred pursuant to Section 5.02(b)(ix), (C) for transactions among First Majestic and its wholly owned First Majestic Subsidiaries or among wholly owned First Majestic Subsidiaries, and (D) for sales of assets that do not exceed a fair market value of $10,000,000 in the aggregate;

(xii) (A) sell, license, sublicense, covenant not to assert, allow to lapse, fail to maintain, transfer, or otherwise abandon or dispose of, or subject to any Lien (other than Permitted Liens), any First Majestic Intellectual Property that is material to the business of First Majestic and the First Majestic Subsidiaries, taken as a whole, except for non-exclusive licenses granted in the ordinary course of business (1) to customers or (2) to vendors or service providers for use for the benefit of First Majestic or the First Majestic Subsidiaries; or (B) disclose to any third parties any trade secrets or material confidential information of First Majestic or any First Majestic Subsidiary, except pursuant to reasonable protective confidentiality agreements;

(xiii) compromise or settle any Action against First Majestic or any of the First Majestic Subsidiaries other than with respect to Transaction Litigation, which shall be governed by Section 6.09, or Action related to Tax, which shall be governed by Section 5.02(b)(xiv), other than the compromise or settlement of Actions made that would not result in liability in excess of $20,000,000 in the aggregate or such greater amount reserved therefor or reflected in the First Majestic SEDAR+ Documents (excluding any amounts that insurance companies have agreed to pay under existing insurance policies), (2) contains a full release of First Majestic or the applicable First Majestic Subsidiary and (3) does not involve an admission of criminal wrongdoing or impose any material injunctive or other non-monetary remedy or a material restriction on First Majestic and the First Majestic Subsidiaries (other than customary release, confidentiality and non-disparagement obligations);

(xiv) make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to material Taxes or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local, or non-U.S. Law) with respect to any material Tax, enter into any Tax sharing, Tax allocation, Tax indemnification or similar agreement (other than (1) any agreements entered into in the ordinary course of business that are not primarily related to Taxes or (2) any such agreement to which First Majestic or any of the First Majestic Subsidiaries are the only counterparties), make a written request for a material Tax ruling to any Governmental Entity or surrender any right to claim a material Tax refund, except in each case with respect to any such actions taken in the ordinary course of business, or that are not reasonably expected to materially increase the Tax liabilities of First Majestic and the First Majestic Subsidiaries;

(xv) make any new capital expenditure or expenditures in excess of $6,000,000 individually or $10,000,000 in the aggregate that are not consistent with First Majestic’s budget plan provided to Gatos prior to the execution of this Agreement or First Majestic’s 2025 budget plan;

(xvi) except in the ordinary course of business, (A) enter into any Contract that would, if entered into prior to the date hereof, be a First Majestic Material Contract, or (B) materially modify, materially amend or terminate or fail to renew any First Majestic Material Contract;

(xvii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, re-domiciliation or other reorganization other than transactions involving only immaterial wholly owned First Majestic Subsidiaries (other than Merger Sub) or file a petition in bankruptcy;

(xviii) materially reduce the amount of insurance coverage or fail to use commercially reasonable efforts to renew any material existing insurance policies; or

(xix) agree, in writing or otherwise, to take any of the foregoing actions.

(c) Notwithstanding anything contained in this Agreement to the contrary, neither First Majestic nor any of the First Majestic Subsidiaries shall be deemed to have operated outside the ordinary course of business because First Majestic or any of the First Majestic Subsidiaries were responding to any of the following in good faith and such actions shall not be deemed to be a breach of Section 5.02(a) or Section 5.02(b) in response to any of the following (so long as such action or such refraining from action is done in a manner materially consistent with how a similarly situated company in the same industry acting reasonably could reasonably be expected to act or refrain from acting under similar circumstances and reasonably informed by the past practice, if any, of First Majestic and the First Majestic Subsidiaries (taken as a whole)): (i) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (ii) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (iii) (A) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, cyber-attacks, data breaches, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) or (B) the geopolitical dispute between the Russian Federation and Ukraine and any evolution or worsening thereof, including the response of any Governmental Entities thereto; provided that prior to taking any such action First Majestic shall use its commercially reasonable efforts, to the extent practicable, to notify and discuss in good faith with Gatos their intended actions.

Section 5.03 Solicitation by Gatos.

(a) From and after the date of this Agreement until the earlier of the Effective Time and the time, if any, at which this Agreement is terminated in accordance with Section 8.01, and except as otherwise specifically provided for in this Section 5.03, Gatos agrees that it shall not, and that it shall cause the Gatos Subsidiaries and its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its and the Gatos Subsidiaries’ other Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any Gatos Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Gatos Competing Proposal, (ii) participate in or engage in any negotiations or discussions (other than to state that they are not permitted to have discussions) regarding, or furnish to any Person (other than First Majestic, Merger Sub and their Representatives) any nonpublic information relating to Gatos or any Gatos Subsidiary in connection with, any Gatos Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Gatos Competing Proposal, or (iii) except in the event the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee determines in good faith after consultation with Gatos’ outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the Gatos Board of Directors or the Gatos Special Committee under applicable Law, waive, terminate, modify or release any Person from any provision of any “standstill” or similar agreement or obligation; provided, that, for the avoidance of doubt, the receipt of an unsolicited proposal, inquiry or offer received pursuant to any standstill or other similar agreement that permits the submission of private or confidential proposals to the Gatos Board of Directors or the Gatos Special Committee shall not, by itself, violate or be deemed to be in violation of this Section 5.03(a). Promptly after the date of this Agreement, Gatos shall cease, and cause the Gatos Subsidiaries and its and their respective directors and officers to cease, and shall instruct and use its reasonable best efforts to cause its and the Gatos Subsidiaries’ other Representatives to cease, any and all existing discussions or negotiations with any third parties (including provision of or access to any nonpublic information to any third parties) conducted heretofore with respect to any Gatos Competing Proposal. Gatos shall promptly (i) request (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non-disclosure agreement at any time within the twelve (12) month period immediately prior to the date of this Agreement in connection with any Gatos Competing Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives in accordance with such non-disclosure agreement and (ii) terminate access by any other Person and its Representatives to any physical or electronic data room, in each case, relating to or in connection with, any Gatos Competing Proposal.

(b) Notwithstanding any limitations set forth in this Section 5.03, if Gatos receives, after the date hereof and prior to the receipt of the Gatos Stockholder Approval, a bona fide, unsolicited, written Gatos Competing Proposal from any Person that did not result from a material breach of this Section 5.03 (it being agreed that Gatos or any of its Representatives may in any event (i) seek to clarify and understand the terms and conditions of any Gatos Competing Proposal (or amended proposal) to determine whether such Gatos Competing Proposal (or amended proposal) constitutes or would reasonably be expected to lead to or result in a Gatos Superior Proposal and (ii) inform a Person that has made a Gatos Competing Proposal of the provisions of this Section 5.03), which the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee determines in good faith after consultation with Gatos’ outside legal and financial advisors, constitutes or would reasonably be expected to lead to or result in a Gatos Superior Proposal, then, subject to compliance with Section 5.03(d), Gatos may take the following actions: (x) furnish nonpublic information regarding, and/or provide access to the business, properties, assets, books or records of, Gatos and the Gatos Subsidiaries to the Person making such Gatos Competing Proposal and such Person’s Representatives (including potential financing sources), if, and only if, prior to so furnishing such information, Gatos receives from such Person an Acceptable Confidentiality Agreement; provided, that Gatos shall provide to First Majestic any such information that is provided to such Person or its Representatives that was not previously provided to First Majestic or its Representatives within forty-eight (48) hours of such time as such information was provided to such Person, and (y) engage in discussions or negotiations with such Person (and its Representatives) with respect to the Gatos Competing Proposal.

(c) From and after the date of this Agreement until the earlier of the Effective Time and the time, if any, at which this Agreement is terminated in accordance with Section 8.01, and except as otherwise specifically provided for in this Section 5.03, neither the Gatos Board of Directors nor any committee thereof shall: (i) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Gatos Competing Proposal, (ii) fail to include the Gatos Board Recommendation in the Proxy Statement/Prospectus, (iii) withdraw or withhold (or modify, qualify or amend in any manner adverse to First Majestic), or propose publicly to withdraw or withhold (or modify, qualify or amend in any manner adverse to First Majestic) the Gatos Board Recommendation, (iv) in the case of a Gatos Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Gatos Common Stock (other than by First Majestic or an affiliate of First Majestic), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the Gatos stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date the Gatos Special Meeting is held (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third (3rd) Business Day prior to the date the Gatos Special Meeting is held) and (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer, (v) if a Gatos Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (iv)), fail to reaffirm the Gatos Board Recommendation (or refer to the prior Gatos Board Recommendation) within five (5) Business Days after First Majestic so requests in writing (or such fewer number of days as remains prior to the date that is three (3) Business Days prior to the Gatos Special Meeting) (any action in clauses (i) through (v), a “Gatos Change of Recommendation”), or (vi) approve or enter into any letter of intent or other Contract relating to any Gatos Competing Proposal, other than an Acceptable Confidentiality Agreement.

(d) Gatos shall notify First Majestic promptly (but in no event later than twenty-four (24) hours) after receipt of any Gatos Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Gatos Competing Proposal. Such notice shall be made in writing, and shall indicate the identity of the Person making the Gatos Competing Proposal, and the material terms (including price) and conditions of any such Gatos Competing Proposal. Gatos shall keep First Majestic reasonably informed of the status and material terms and conditions (including any amendments or proposed amendments to such material terms or conditions) of any such Gatos Competing Proposal.

(e) Notwithstanding anything in this Section 5.03 or Section 5.05 to the contrary, at any time prior to the receipt of the Gatos Stockholder Approval, the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee may (i) make a Gatos Change of Recommendation following receipt of a Gatos Competing Proposal that did not result from a material breach of the provisions of this Section 5.03, and which the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee determines in good faith after consultation with Gatos’ outside legal and financial advisors is or is reasonably likely to lead to a Gatos Superior Proposal (or continues to be a Gatos Superior Proposal following the Gatos Notice of Change Period), or (ii) make a Gatos Change of Recommendation in response to the occurrence of a Gatos Intervening Event, in the case of each of the foregoing clauses (i) and (ii), if and only if, the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee has determined in good faith, after consultation with Gatos’ outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the Gatos Board of Directors or the Gatos Special Committee under applicable Law. Gatos may not make a Gatos Change of Recommendation, unless (i) Gatos has provided First Majestic with four (4) Business Days’ prior written notice (the “Gatos Notice”) (it being understood and agreed that any material amendment to the applicable Gatos Superior Proposal shall require a new Gatos Notice and an additional two (2) Business Day period) advising First Majestic that the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee intends to take such action (it being agreed that the delivery of such notice shall not constitute a Gatos Change of Recommendation) and contemporaneously providing to First Majestic (A) in the case of a Gatos Superior Proposal, the identity of the Person making the Gatos Superior Proposal and the material terms (including price) and conditions of such Gatos Superior Proposal and, if available, a copy of any proposed agreements for such Gatos Superior Proposal, or (B) in the case of a Gatos Intervening Event, a description in reasonable detail of such Gatos Intervening Event that is the basis of the proposed action by the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee, and (ii) during such initial four (4) Business Day period (or, if applicable, any subsequent two (2) Business Day period) and ending at 11:59 p.m. (New York City time) on such fourth (4th) Business Day following delivery of the Gatos Notice (or, if applicable, second (2nd) Business Day) (the “Gatos Notice of Change Period”), (A) Gatos shall negotiate, and cause its Representatives to negotiate, with First Majestic and its Representatives in good faith (to the extent First Majestic wishes to negotiate) to enable First Majestic to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that, in the case of a Gatos Superior Proposal, such Gatos Competing Proposal would no longer constitute a Gatos Superior Proposal or, in the case of a Gatos Intervening Event, the failure to make such Gatos Change of Recommendation in response to such Gatos Intervening Event would no longer be expected to be inconsistent with the fiduciary duties of the members of the Gatos Board of Directors or the Gatos Special Committee under applicable Law, and (B) Gatos shall consider in good faith any proposal by First Majestic to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that, in the case of a Gatos Superior Proposal, such Gatos Competing Proposal would no longer constitute a Gatos Superior Proposal or, in the case of a Gatos Intervening Event, the failure to make such Gatos Change of Recommendation in response to such Gatos Intervening Event would no longer be expected to be inconsistent with the fiduciary duties of the members of the Gatos Board of Directors or the Gatos Special Committee under applicable Law.

(f) Subject to First Majestic’s rights pursuant to Section 8.01 and Section 8.02(b), nothing contained in this Agreement shall prohibit Gatos or the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee from (i) disclosing to Gatos’ stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act (or directors’ circular required by Canadian Securities Laws) or (ii) making any “stop, look and listen” communication or similar communication to the Gatos stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that this Section 5.03(f) shall not permit the Gatos Board of Directors (acting upon the recommendation of the Gatos

Special Committee) or the Gatos Special Committee to recommend that the Gatos stockholders tender any securities in connection with any tender offer or exchange offer that is a Gatos Competing Proposal or otherwise make a Gatos Change of Recommendation except in compliance with Section  5.03(e).

Section 5.04 Solicitation by First Majestic.

(a) From and after the date of this Agreement until the earlier of the Effective Time and the time, if any, at which this Agreement is terminated in accordance with Section 8.01, and except as otherwise specifically provided for in this Section 5.04, First Majestic agrees that it shall not, and that it shall cause its and the First Majestic Subsidiaries and its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its and the First Majestic Subsidiaries’ other Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any First Majestic Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a First Majestic Competing Proposal, (ii) participate in or engage in any negotiations or discussions (other than to state that they are not permitted to have discussions) regarding, or furnish to any Person (other than Gatos and its Representatives) any nonpublic information relating to First Majestic or any First Majestic Subsidiary in connection with, any First Majestic Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a First Majestic Competing Proposal, or (iii) except in the event the First Majestic Board of Directors determines in good faith after consultation with First Majestic’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the First Majestic Board of Directors under applicable Law, waive, terminate, modify or release any Person from any provision of any “standstill” or similar agreement or obligation; provided, that, for the avoidance of doubt, the receipt of an unsolicited proposal, inquiry or offer received pursuant to any standstill or other similar agreement that permits the submission of private or confidential proposals to the First Majestic Board of Directors shall not, by itself, violate or be deemed to be in violation of this Section 5.04(a). Promptly after the date of this Agreement, First Majestic shall cease, and cause the First Majestic Subsidiaries and its and their respective directors and officers to cease, and shall instruct and use its reasonable best efforts to cause its and the First Majestic Subsidiaries’ other Representatives to cease, any and all existing discussions or negotiations with any parties (including provision of or access to any nonpublic information to any third parties) conducted heretofore with respect to any First Majestic Competing Proposal. First Majestic shall promptly (i) request (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non-disclosure agreement at any time within the twelve (12) month period immediately prior to the date of this Agreement in connection with any First Majestic Competing Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives in accordance with such non-disclosure agreement and (ii) terminate access by any other Person and its Representatives to any physical or electronic data room, in each case, relating to or in connection with, any First Majestic Competing Proposal.

(b) Notwithstanding any limitations set forth in this Section 5.04, if First Majestic receives, after the date hereof and prior to the receipt of the First Majestic Shareholder Approval, a bona fide, unsolicited, written First Majestic Competing Proposal from any Person that did not result from a material breach of this Section 5.04 (it being agreed that First Majestic or any of its Representatives may in any event (i) seek to clarify and understand the terms and conditions of any First Majestic Competing Proposal (or amended proposal) to determine whether such First Majestic Competing Proposal (or amended proposal) constitutes or would reasonably be expected to lead to or result in a First Majestic Superior Proposal and (ii) inform a Person that has made a First Majestic Competing Proposal of the provisions of this Section 5.04) which the First Majestic Board of Directors determines in good faith after consultation with First Majestic’s outside legal and financial advisors constitutes or would reasonably be expected to lead to or result in a First Majestic Superior Proposal, then, subject to compliance with Section 5.04(d), First Majestic may take the following actions: (x) furnish nonpublic information regarding, and/or provide access to the business, properties, assets, books or records of, First Majestic and the First Majestic Subsidiaries to the Person making such First Majestic Competing Proposal and such Person’s Representatives (including potential financing sources), if, and only if, prior to so furnishing such information, First Majestic receives from such Person an Acceptable Confidentiality Agreement; provided, that

First Majestic shall provide to Gatos any such information that is provided to such Person or its Representatives that was not previously provided to Gatos or its Representatives within forty-eight (48) hours of such time as such information was provided to such Person, and (y) engage in discussions or negotiations with such Person (and its Representatives) with respect to the First Majestic Competing Proposal.

(c) From and after the date of this Agreement until the earlier of the Effective Time and the time, if any, at which this Agreement is terminated in accordance with Section 8.01, and except as otherwise specifically provided for in this Section 5.04, neither the First Majestic Board of Directors nor any committee thereof shall: (i) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any First Majestic Competing Proposal, (ii) fail to include the First Majestic Board Recommendation in the First Majestic Circular, (iii) withdraw or withhold (or modify, qualify or amend in any manner adverse to Gatos), or propose publicly to withdraw or withhold (or modify, qualify or amend in any manner adverse to Gatos), the First Majestic Board Recommendation, (iv) fail to reaffirm the First Majestic Board Recommendation (or refer to the prior First Majestic Board Recommendation) within five (5) Business Days after Gatos so requests in writing (or such fewer number of days as remains prior to the date that is three (3) Business Days prior to the First Majestic Special Meeting) (any action in clauses (i) through (iv), an “First Majestic Change of Recommendation”), or (v) approve or enter into any letter of intent or other Contract relating to any First Majestic Competing Proposal, other than an Acceptable Confidentiality Agreement.

(d) First Majestic shall notify Gatos promptly (but in no event later than twenty-four (24) hours) after receipt of any First Majestic Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a First Majestic Competing Proposal. Such notice shall be made in writing, and shall indicate the identity of the Person making the First Majestic Competing Proposal, and the material terms (including price) and conditions of any such First Majestic Competing Proposal. First Majestic shall keep Gatos reasonably informed of the status and material terms and conditions (including any amendments or proposed amendments to such material terms or conditions) of any such First Majestic Competing Proposal.

(e) Notwithstanding anything in this Section 5.04 or Section 5.05 to the contrary, at any time prior to the receipt of the First Majestic Shareholder Approval, the First Majestic Board of Directors may (i) make a First Majestic Change of Recommendation following receipt of a First Majestic Competing Proposal that did not result from a material breach of the provisions of this Section 5.04, and which the First Majestic Board of Directors determines in good faith after consultation with First Majestic’s outside legal and financial advisors is or is reasonably likely to lead to a First Majestic Superior Proposal (or continues to be a First Majestic Superior Proposal following the First Majestic Notice of Change Period), or (ii) make a First Majestic Change of Recommendation in response to the occurrence of a First Majestic Intervening Event, in the case of each of the foregoing clauses (i) and (ii), if and only if, the First Majestic Board of Directors has determined in good faith, after consultation with First Majestic’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the First Majestic Board of Directors under applicable Law. First Majestic may not make a First Majestic Change of Recommendation, unless (i) First Majestic has provided Gatos with four (4) Business Days’ prior written notice (the “First Majestic Notice”) (it being understood and agreed that any material amendment to the applicable First Majestic Superior Proposal shall require a new notice and an additional two (2) Business Day period) advising Gatos that the First Majestic Board of Directors intends to take such action (it being agreed that the delivery of such notice shall not constitute a First Majestic Change of Recommendation) and contemporaneously providing to Gatos (A) in the case of a First Majestic Superior Proposal, the identity of the Person making the First Majestic Superior Proposal and the material terms (including price) and conditions of such First Majestic Superior Proposal and, if available, a copy of any proposed agreements for such First Majestic Superior Proposal, or (B) in the case of a First Majestic Intervening Event, a description in reasonable detail of such First Majestic Intervening Event that is the basis of the proposed action by the First Majestic Board of Directors, and (ii) during such initial four (4) Business Day period following delivery of the First Majestic Notice (or, if applicable, any subsequent two (2) Business Day period) and ending at 11:59 p.m. (New York City time) on such fourth (4th) Business Day (or, if applicable, second (2nd) Business Day) (the “First Majestic Notice of Change Period”), (A) First Majestic shall negotiate, and cause its Representatives to negotiate, with Gatos and its Representatives in good faith (to the extent Gatos wishes to negotiate) to enable Gatos to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that, in the case of a First Majestic Superior Proposal, such First Majestic Competing Proposal would no longer constitute a First Majestic Superior Proposal or, in the case of a First Majestic Intervening Event, the failure to make such First Majestic Change of Recommendation in response to such First Majestic Intervening Event would no longer be expected to be inconsistent with the fiduciary duties of the members of the First Majestic Board of Directors under applicable Law, and (B) First Majestic shall consider in good faith any proposal by Gatos to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that, in the case of a First Majestic Superior Proposal, such First Majestic Competing Proposal would no longer constitute a First Majestic Superior Proposal or, in the case of a First Majestic Intervening Event, the failure to make such First Majestic Change of Recommendation in response to such First Majestic Intervening Event would no longer be expected to be inconsistent with the fiduciary duties of the members of the First Majestic Board of Directors under applicable Law.

(f) Subject to Gatos’ rights pursuant to Section 8.01 and Section 8.02(c), nothing contained in this Agreement shall prohibit First Majestic or the First Majestic Board of Directors from (i) disclosing to First Majestic’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or a directors’ circular required by Canadian Securities Laws) or (ii) making any “stop, look and listen” communication or similar communication to the First Majestic shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 5.04(f) shall not permit the First Majestic Board of Directors to recommend that the First Majestic shareholders tender any securities in connection with any tender offer or exchange offer that is a First Majestic Competing Proposal or otherwise make a First Majestic Change of Recommendation except in compliance with Section 5.04(e).

Section 5.05 Preparation of the Form F-4, the Proxy Statement/Prospectus and First Majestic Circular; Gatos Special Meeting and First Majestic Special Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) Gatos and First Majestic shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus in preliminary form, (ii) First Majestic shall prepare the Form F-4 with respect to the First Majestic Shares issuable in the Merger, which will include the Proxy Statement/Prospectus and First Majestic shall cause the Form F-4 to be filed with the SEC and (iii) First Majestic shall prepare the First Majestic Circular and First Majestic shall cause the First Majestic Circular to be filed with the TSX. Each of Gatos and First Majestic shall use its reasonable best efforts to (1) to make such filings no later than thirty (30) days after the date of this Agreement, (2) have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filings, (3) ensure that the Form F-4, the Proxy Statement/Prospectus and the First Majestic Circular complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and applicable Canadian Corporate and Securities Law and (4) keep the Form F-4 effective for so long as necessary to complete the Transactions. Each of Gatos and First Majestic shall furnish all information concerning itself, its directors, officers, affiliates, the holders of its shares and such other matters as may be reasonably necessary or advisable to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing, distribution, submission or publication, as applicable, of each of the Form F-4, the Proxy Statement/Prospectus and the First Majestic Circular. Each of Gatos and First Majestic shall promptly notify the other upon the receipt of any comments or other communications from the SEC, any Canadian Securities Authority, the TSX, or their respective staffs or any request from the SEC, a Canadian Securities Authority, the TSX, or their respective staffs for amendments or supplements to the Form F-4, the Proxy Statement/Prospectus or the First Majestic Circular, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, any Canadian Securities Authority, the TSX, or their respective staffs, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus, the First Majestic Circular or the Form F-4 received from the SEC, any Canadian Securities Authority, the TSX, or their respective staffs and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus, the First Majestic Circular or the Form F-4 received from the SEC, any Canadian

Securities Authority, the TSX, or their respective staffs. Each of Gatos and First Majestic shall use its reasonable best efforts to respond as promptly as practicable to any comments or other communications from the SEC, the TSX, or their respective staffs with respect to the Proxy Statement/Prospectus, and First Majestic shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC, any Canadian Securities Authority, the TSX, or their respective staffs with respect to the Form F-4 (including any prospectus forming a part thereof) or the First Majestic Circular. Notwithstanding the foregoing, prior to (x) filing with the SEC the Form F-4 (or any amendment or supplement thereto), (y) filing with the SEC or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or the First Majestic Circular (or any amendment or supplement thereto), or (z) responding to any comments of the SEC, the TSX, any Canadian Securities Authority or their respective staffs with respect to the Form F-4, the Proxy Statement/Prospectus or the First Majestic Circular, each of Gatos and First Majestic shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by Gatos or First Majestic or any of their respective Representatives with respect thereto. No filing of, or amendment or supplement to, the Form F-4, the Proxy Statement/Prospectus or the First Majestic Circular will be made by Gatos or First Majestic, as applicable, without the other’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and without providing the other Party a reasonable opportunity to review and comment thereon. First Majestic shall advise Gatos, promptly after it receives notice thereof, of the time of effectiveness of the Form F-4 or upon filing any supplement or amendment thereto, the issuance of any stop order relating thereto or the suspension of the qualification of the First Majestic Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and First Majestic shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. First Majestic shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, Canadian Corporate and Securities Laws, TSX rules, and any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the First Majestic Shares in the Merger, and Gatos shall use its reasonable best efforts to furnish all information concerning Gatos, the Gatos Subsidiaries and the holders of Gatos Common Stock as may be reasonably requested in connection with any such actions, including, if applicable, obtaining necessary consents from Qualified Persons. Each of Gatos and First Majestic will use its reasonable best efforts to ensure that the information relating to Gatos and its affiliates, officers and directors, in the case of Gatos, and relating to First Majestic and its affiliates, officers and directors, in the case of First Majestic, supplied by it for inclusion in the Form F-4, the Proxy Statement/Prospectus and the First Majestic Circular will not, (x) in the case of the Proxy Statement/Prospectus and First Majestic Circular, on the date the Proxy Statement/Prospectus and First Majestic Circular (and in each case any amendment or supplement thereto) is first mailed to the stockholders of Gatos or First Majestic or at the time of the Gatos Special Meeting or First Majestic Special Meeting (as the same may be adjourned or postponed in accordance with the terms hereof) and (y) in the case of the Form F-4, at the time the Form F-4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective contain: (i) any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading; or (ii) a Misrepresentation.

(b) If, prior to the Effective Time, any information relating to Gatos or First Majestic, respectively, or any of their respective affiliates, officers or directors, is discovered by Gatos or First Majestic which, in the reasonable judgment of Gatos or First Majestic, respectively, should be set forth in an amendment of, or a supplement to, any of the Form F-4, the Proxy Statement/Prospectus or the First Majestic Circular so that any of such documents would not include any: (i) misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (ii) a Misrepresentation, the Party which discovers such information shall promptly notify the other Parties, and Gatos and First Majestic shall cooperate in the prompt filing with the SEC and on SEDAR+ of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus, the First Majestic Circular or the Form F-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Gatos and the shareholders of First Majestic. Nothing in this Section 5.05(b)

shall limit the obligations of any Party under Section 5.05(a). For purposes of this Section 5.05, any information concerning or related to Gatos, its affiliates or the Gatos Special Meeting will be deemed to have been provided by Gatos, and any information concerning or related to First Majestic, its affiliates or the First Majestic Special Meeting will be deemed to have been provided by First Majestic.

(c) Gatos shall, in accordance with applicable Law and the Gatos Governing Documents, establish a record date for, duly call, and give notice of the Gatos Special Meeting as promptly as practicable and mail the Proxy Statement/Prospectus to the stockholders of Gatos entitled to vote at the Gatos Special Meeting and hold the Gatos Special Meeting as soon as practicable after the Form F-4 is declared effective under the Securities Act (or such later date as the Parties shall agree). Without limiting the generality of the foregoing, Gatos shall comply with the accelerated timing contemplated by NI 54-101. Subject to Section 5.03(e), Gatos shall, through the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee), make the Gatos Board Recommendation, include such Gatos Board Recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Gatos Stockholder Approval, except in each case to the extent that the Gatos Board of Directors or the Gatos Special Committee shall have made a Gatos Change of Recommendation as permitted by Section 5.03. Notwithstanding the foregoing provisions of this Section 5.05(c), Gatos shall have the right, following consultation with First Majestic, to make (and, if so requested by First Majestic, shall be required to make) one or more successive postponements or adjournments of the Gatos Special Meeting of not more than fifteen (15) days individually (i) if, on a date for which the Gatos Special Meeting is scheduled, (A) there are insufficient shares of Gatos Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (B) Gatos has not received proxies representing a sufficient number of shares of Gatos Common Stock to obtain the Gatos Stockholder Approval, whether or not a quorum is present, or (ii) if such adjournment or postponement is required by applicable Law, including to the extent the Gatos Board of Directors has determined in good faith after consultation with outside counsel that such adjournment or postponement is required under applicable Law to ensure that any required supplement or amendment to the Proxy Statement/Prospectus or the Form F-4 is provided or made available to Gatos stockholders or to permit dissemination of information which is material to stockholders voting at the Gatos Special Meeting and to give Gatos stockholders sufficient time to evaluate any such supplement or amendment or other information; provided that the Gatos Special Meeting shall not be postponed or adjourned under clause (i) above to a date that is in the aggregate more than thirty (30) days after the date for which the Gatos Special Meeting was originally scheduled (without giving effect to any postponement). Without the prior written consent of First Majestic, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Gatos’ stockholders in connection with the authorization of this Agreement) that Gatos shall propose to be acted on by the stockholders of Gatos at the Gatos Special Meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Gatos Special Meeting shall be convened and this Agreement shall be submitted for authorization by the stockholders of Gatos at the Gatos Special Meeting (notwithstanding any Gatos Change of Recommendation permitted by Section 5.03), and nothing contained herein shall be deemed to relieve Gatos of such obligation.

(d) First Majestic shall, in accordance with applicable Law and the First Majestic Governing Documents, establish a record date for, duly call, and give notice of the First Majestic Special Meeting at which the First Majestic Share Issuance will be proposed for the purpose of obtaining the First Majestic Shareholder Approval as promptly as practicable and send the First Majestic Circular to the shareholders of First Majestic entitled to vote at the First Majestic Special Meeting and hold the First Majestic Special Meeting as soon as practicable after the Form F-4 is declared effective under the Securities Act (or such later date as the Parties shall agree). Without limiting the generality of the foregoing, First Majestic shall comply with the accelerated timing contemplated by NI 54-101. Subject to Section 5.04(e), First Majestic shall, through the First Majestic Board of Directors, make the First Majestic Board Recommendation, include the First Majestic Board Recommendation in the First Majestic Circular, and solicit and use its reasonable best efforts to obtain the First Majestic Shareholder Approval, except in each case to the extent that the First Majestic Board of Directors shall have made a First Majestic Change of Recommendation as permitted by Section 5.04. Notwithstanding the foregoing provisions of this Section 5.05(d), First Majestic shall have the right, following consultation with Gatos, to make (and, if so requested by Gatos, shall be required to make) one or more successive postponements or adjournments of the First Majestic Special Meeting of not more than fifteen (15) days individually (i) if, on a date for which the First Majestic Special Meeting is scheduled, (A) there are insufficient First Majestic Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (B) First Majestic has not received proxies representing a sufficient number of First Majestic Shares to obtain the First Majestic Shareholder Approval, whether or not a quorum is present, or (ii) if such adjournment or postponement is required by applicable Law, including to the extent the First Majestic Board of Directors has determined in good faith after consultation with outside counsel that such adjournment or postponement is required under applicable Law to ensure that any required supplement or amendment to the First Majestic Circular is provided or made available to First Majestic shareholders or to permit dissemination of information which is material to shareholders voting at the First Majestic Special Meeting and to give First Majestic shareholders sufficient time to evaluate any such supplement or amendment or other information; provided that the First Majestic Special Meeting shall not be postponed or adjourned under clause (i) above to a date that is in the aggregate more than thirty (30) days after the date for which the First Majestic Special Meeting was originally scheduled (without giving effect to any postponement). Without the prior written consent of Gatos, the First Majestic Share Issuance shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by First Majestic’s shareholders in connection with the approval of this Agreement and the Transactions) that First Majestic shall propose to be acted on by the shareholders of First Majestic at the First Majestic Special Meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the First Majestic Special Meeting shall be convened and the First Majestic Shares Issuance shall be submitted for approval by the shareholders of First Majestic at the First Majestic Special Meeting, and nothing contained herein shall be deemed to relieve First Majestic of such obligation.

(e) Gatos and First Majestic will use their respective reasonable best efforts to hold the Gatos Special Meeting and the First Majestic Special Meeting as closely together in time as practicable and on the same date and as soon as reasonably practicable after the date of this Agreement. Notwithstanding anything to the contrary in the foregoing, if the Gatos Special Meeting or the First Majestic Special Meeting is adjourned or postponed, First Majestic or Gatos, respectively, shall be permitted to cause the First Majestic Special Meeting or the Gatos Special Meeting, respectively, to also be adjourned such that the meetings occur on the same date.

Section 5.06 No Control of Other Party’s Business. Nothing contained in this Agreement shall give either Gatos or First Majestic, directly or indirectly, the right to control or direct the business or operations of the other Party prior to the Effective Time. Prior to the Effective Time, each of Gatos and First Majestic shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01, to the extent permitted by applicable Law, (i) each of Gatos and First Majestic shall, and shall cause each of the Gatos Subsidiaries and the First Majestic Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party who have a need to know such information reasonable access during normal business hours and upon reasonable advance notice in a manner that does not interfere unreasonably with the disclosing Party’s business to all of their respective properties, offices, books, Contracts and records (provided that no invasive or intrusive testing or sampling of any environmental media or building materials at any facility or property of the other Party or its

Subsidiaries may be conducted without the prior written consent of the other Party), (ii) each of Gatos and First Majestic shall, and shall cause each of the Gatos Subsidiaries and the First Majestic Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request in connection with the consummation of the Transactions and (iii) each of Gatos and First Majestic shall instruct their respective Representatives to cooperate in connection with such access and disclosure obligations. Notwithstanding the foregoing, neither Gatos nor First Majestic shall be required by this Section 6.01 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that such Party or its Representatives is prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business and not otherwise in breach of this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any applicable Law or legal duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law or duty), (C) that results in the disclosure of competitively sensitive information of either Party or such Party’s respective Subsidiaries, or (D) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of Gatos and First Majestic will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b) Each of Gatos and First Majestic will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.01, in confidence to the extent required by and in accordance with the terms of the Confidentiality Agreement (which shall survive the execution and delivery of this Agreement and apply to all information furnished thereunder or hereunder).

(c) Gatos shall give prompt notice to First Majestic, and First Majestic shall give prompt notice to Gatos of any of the following to occur after the date of this Agreement, (i) any written notice received by such Party or any of its Subsidiaries from any party to any Gatos Material Contract or First Majestic Material Contract, respectively, or (ii) any written notice received by such Party or any of its Subsidiaries from any Governmental Entity, in either case in connection with this Agreement, the Merger or other Transactions, alleging that the consent of such Person is or may be required in connection with the Merger or any other Transaction and (iii) upon becoming aware of the occurrence of any fact, circumstance or Effect that would cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or the failure by such Party to comply with, in any material respect, any covenant or agreement to be complied with by such Party under this Agreement.

(d) Gatos shall reasonably consult with First Majestic regarding the 2025 budget for Gatos and the Gatos Subsidiaries, including by providing a substantially final draft of such 2025 budget prior to its submission for approval by the Gatos Board of Directors, in each case to the extent permitted by applicable Law.

(e) No access, rights to inspection, information or notice delivered by either Party or any of their respective Representatives shall affect or be deemed to modify or waive any of the representations or warranties of the other Party set forth in this Agreement or be deemed to amend or update the Gatos Disclosure Letter or First Majestic Disclosure Letter or cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

(f)   To the extent that any personal information about an identifiable individual (“Transferred Information”) is used or disclosed under this Agreement without the otherwise required knowledge or consent, or both, of the individual subjects of such Transferred Information:

(i) the Parties agree that the Transferred Information is necessary to determine whether to proceed with the Transactions contemplated under this Agreement, and if the determination is made to complete the Transactions;

(ii) the receiving Party of the Transferred Information shall (A) use and disclose the Transferred Information solely for the purposes related to this Agreement or as otherwise permitted or required by Law; (B) protect the Transferred Information by security safeguards appropriate to the sensitivity of the Transferred Information; and (C) if the transactions contemplated under this Agreement do not proceed, return that information to the Party that disclosed it, or destroy it, within a reasonable time; and

(iii) if the transactions contemplated under this Agreement are completed (A) the Parties shall (1) use and disclose the Transferred Information solely for the purposes for which the Transferred Information were collected, permitted to be used or disclosed before the transactions were completed, or as otherwise permitted or required by Law, (2) protect the Transferred Information by security safeguards appropriate to the sensitivity of the information, and (3) give effect to any withdrawal of consent made under applicable Law; and (B) First Majestic shall notify, or cause to be notified, each individual data subject of the Transferred Information, within a reasonable time after the transactions contemplated under this Agreement are completed, that the transactions have been completed and that their personal information has been disclosed in the course of determining whether to proceed with, and completing, such transactions.

Section 6.02 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate the Merger and the other Transactions as promptly as practicable after the date hereof. Without limiting the generality of the foregoing, each of the Parties agrees to use its reasonable best efforts to: (i) take all actions necessary to cause (A) in the case of Gatos, the conditions to the Closing set forth in Section 7.01 and Section 7.02 to be satisfied, or (B) in the case of First Majestic and Merger Sub, the conditions to the Closing set forth in Section 7.01 and Section 7.03 to be satisfied, in each case, as promptly as reasonably practicable; and (ii) execute and deliver any additional instruments necessary to consummate the Merger and the other Transactions contemplated by this Agreement.

(b) First Majestic acknowledges that certain consents to the Transactions contemplated by this Agreement may be required from parties to Contracts to which Gatos or any of the Gatos Subsidiaries is a party or bound and that such consents have not been obtained and may not be obtained prior to the Closing. Notwithstanding anything to the contrary herein, First Majestic agrees that none of Gatos or the Gatos Subsidiaries shall have any liability whatsoever to First Majestic or any of its affiliates (and First Majestic and its affiliates shall not be entitled to assert any claims or Actions) arising out of or relating to the failure to obtain any such consents that may have been or may be required in connection with the Transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such Contract as a result thereof. First Majestic further agrees that no representation, warranty or covenant of Gatos or any Gatos Subsidiary contained herein shall be breached or deemed breached and no condition of First Majestic shall be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right.

(c) Each of First Majestic and Gatos shall, in furtherance and not in limitation of the efforts referenced in Section 6.02(a), (i) use its reasonable best efforts to make the appropriate filings under Mexico’s Antitrust

Law as soon as reasonably practicable but in no event later than twenty (20) Business Days after the date of this Agreement, (ii) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party under any Antitrust Law, including by allowing the other Party to have a reasonable opportunity to review and comment on drafts of any material filings and submissions; (iii) promptly inform the other Party of any material communication received by such Party from, or given by such Party to, the Antitrust Division of the Mexican Federal Economic Competition Commission (the “COFECE”) or any other Governmental Entity with respect to any Antitrust Law, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party under any Antitrust Law, in each case regarding any of the Transactions; (iv) permit the other Party a reasonable opportunity to review in advance any material communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the COFECE or any other Governmental Entity with respect to the subject matter of this Section 6.02(b), or, in connection with any proceeding by a private party under any Antitrust Law, with any other Person and (v) to the extent permitted by the COFECE or any other applicable Governmental Entity or other Person with respect to the subject matter of this Section 6.02(c), give the other Party a reasonable opportunity to attend and participate in any in-person meetings with the COFECE or any other Governmental Entity or other Person with respect to the subject matter of this Section 6.02(c); provided that any such written communications provided under this Section 6.02(c) may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law; provided, further, that portions of such copies that are competitively sensitive may be designated so as to be provided to outside antitrust counsel only.

(d) Each of First Majestic and Gatos shall not, and shall cause their respective affiliates not to, except as permitted by or provided for in this Agreement, without the prior written consent of Gatos or First Majestic, respectively, take or cause to be taken any action that could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; (iv) materially delay or prevent the consummation of the Transactions; or (v) cause any of the representations or warranties of First Majestic and Merger Sub or Gatos, respectively, contained herein to become inaccurate in any material respect or any of the covenants of First Majestic and Merger Sub or Gatos, respectively, contained herein to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 7.03 or Section 7.02, respectively.

(e) Notwithstanding anything else herein to the contrary, First Majestic shall, and shall cause its affiliates to, use their reasonable best efforts to avoid or eliminate each and every impediment under any applicable Law so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Outside Date), including taking all actions requested by any Governmental Entity or necessary to resolve any objections that may be asserted by any Governmental Entity with respect to the Transactions under any applicable Law, except to the extent that such action or actions would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, results of operations or financial condition of First Majestic, the First Majestic Subsidiaries, Gatos and the Gatos Subsidiaries, taken as a whole. For greater certainty, nothing in this Section 6.02(e) shall obligate or require First Majestic or the First Majestic Subsidiaries to take any action to directly or indirectly dispose of any interest in any of the properties listed in Section 6.02(e) of the First Majestic Disclosure Letter, it being acknowledged and agreed that any such action would have a material adverse effect for purposes of this Section 6.02(e).

Section 6.03 Publicity. First Majestic and Gatos agree that the press release announcing the execution and delivery of this Agreement shall be a joint press release of First Majestic and Gatos to be mutually agreed upon by the Parties. Thereafter, so long as this Agreement is in effect, neither Gatos nor First Majestic shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this

Agreement or the other Transactions without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of an Exchange, a national securities exchange or a trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as is reasonably practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (i) without limiting any of its obligations under Section 5.03, Gatos shall not be required by this Section 6.03 to provide any such review or comment to First Majestic with respect to any press release or other public announcement made in connection with a Gatos Change of Recommendation and matters related thereto or in connection with any litigation between the Parties and (ii) without limiting any of its obligations under Section 5.04, First Majestic shall not be required by this Section 6.03 to provide any such review or comment to Gatos with respect to any press release or other public announcement made in connection with a First Majestic Change of Recommendation and matters related thereto or in connection with any litigation between the Parties; provided, further, each Party and their respective affiliates may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made by First Majestic and Gatos in compliance with this Section 6.03. Nothing in this Section 6.03 shall restrict or prohibit Gatos or First Majestic from making any announcement from the date hereof through the Effective Time to its respective employees, customers and other business relations to the extent Gatos or First Majestic, as the case may be, determines in good faith that such announcement is necessary or advisable and is not inconsistent with any previous press releases or public disclosures.

Section 6.04 Directors’ and Officers’ Indemnification and Insurance.

(a) For not less than six (6) years from and after the Effective Time, First Majestic shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all past and present (including those after the date hereof up to the Effective Time) directors, officers and employees of Gatos and the Gatos Subsidiaries, and each director, officer, member, trustee or fiduciary of another Person (but only to the extent that such director, officer, member, trustee or fiduciary is or was serving in such capacity at the request of Gatos) (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing reasonable fees and expenses in advance of the final disposition of any actual or threatened Action or investigation to each Indemnified Party to the fullest extent permitted by Law and pursuant to the Gatos Governing Documents or the Organizational Documents of any Gatos Subsidiary or any indemnification or similar agreements, if any, in existence on the date of this Agreement; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with, arising out of or otherwise related to any actual or threatened Action or investigation in connection with, arising out of or otherwise related to any acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director or employee of Gatos or any of the Gatos Subsidiaries or of any Person serving at the request of Gatos or any of the Gatos Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by Law and provided pursuant to the Gatos Governing Documents or the Organizational Documents of any Gatos Subsidiary or any indemnification or similar agreements, if any, in existence on the date of this Agreement. In the event of any such actual or threatened Action or investigation, First Majestic and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such claim, action, investigation, suit or proceeding.

(b) The Parties agree that for six (6) years after the Effective Time all rights to elimination or limitation of liability, exculpation, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), now existing in favor of the Indemnified Parties as provided in the Gatos Governing Documents or the Organizational Documents of any Gatos Subsidiary or any indemnification or similar agreements, if any, in existence on the date of this Agreement, shall survive the Merger and shall continue in full force and effect. For a period of no less than six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Gatos Governing Documents and the Organizational Documents of any Gatos Subsidiary and (ii) any other agreements of Gatos and the Gatos Subsidiaries with any Indemnified Party, in each case, regarding elimination or limitation of liability, exculpation, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions) without the consent of such Indemnified Party. Notwithstanding anything in this Section 6.04 to the contrary, if any Indemnified Party notifies First Majestic or the Surviving Corporation on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.04, the provisions of this Section 6.04 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(c) First Majestic shall cause the Surviving Corporation to maintain, for an aggregate period of not less than six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policy maintained by Gatos with respect to claims arising from facts or events occurring at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions) (the “D&O Insurance”); provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of four hundred percent (400%) of the last annual premium paid prior to the date of this Agreement by Gatos for such policy and if such premium for such insurance would at any time exceed such cap, then the Surviving Corporation shall cause to be maintained an insurance policy which, in the Surviving Corporation’s good faith determination, provides the maximum coverage available at an annual premium equal to such cap; provided, further, that First Majestic may, prior to the Effective Time, substitute therefor a tail policy to Gatos’ current directors’ and officer’s liability insurance policy providing equivalent coverage with an annual cost not in excess of four hundred percent (400%) of the last annual premium paid prior to the date of this Agreement by Gatos for such policy (or, if such premium would exceed such cap, then the Surviving Corporation shall cause to be maintained an insurance policy which, in the Surviving Corporation’s good faith determination, provides the maximum coverage available at an annual premium equal to such cap). Gatos shall reasonably cooperate with First Majestic prior to the Effective Time to enable First Majestic, at the election of First Majestic, to purchase such a tail policy.

(d) In the event First Majestic or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Majestic or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.04. The obligations of First Majestic and the Surviving Corporation under this Section 6.04 shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 6.04 applies without the written consent of such affected Indemnified Party. The provisions of this Section 6.04 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Gatos or any Gatos Subsidiary or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.04 is not prior to or in substitution for any such claims under such policies.

Section 6.05 Takeover Statutes. The Parties shall (a) take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.06 Obligations of Merger Sub and the Surviving Corporation. First Majestic shall take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.07 Employee Benefits Matters.

(a) For at least one year following the Closing Date, First Majestic shall provide to each individual who is employed by Gatos or any the Gatos Subsidiaries as of immediately prior to the Closing (for so long as such individual is employed by Gatos or any Gatos Subsidiary during such one year period) (collectively, “Continuing Employees”) (i) a base salary or wage rate level and cash incentive opportunities at least equal to the base salary or hourly wage level and cash incentive opportunities to which they were entitled immediately prior to the Closing and (ii) other benefits, perquisites and terms and conditions of employment (including severance benefits) that are substantially similar and no less favorable than the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Closing, but in no cases, any less generous than required pursuant to applicable Law.

(b) First Majestic or one of its affiliates shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans in which Continuing Employees are eligible to participate immediately following the Closing Date (including any Gatos Benefit Plans or group health plans of First Majestic or any of its affiliates (any such plans, “First Majestic Benefit Plans”)) to be waived with respect to Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made under any group health plans in which Continuing Employees are eligible to participate immediately following the Closing Date (including any First Majestic Benefit Plan) and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar employee benefit plan, give each Continuing Employee service credit for such Continuing Employee’s employment with Gatos and their Subsidiaries (and any of their predecessors) for purposes of vesting, benefit accrual and eligibility to participate under each applicable First Majestic Benefit Plan, as if such service had been performed with First Majestic or one of its affiliates or predecessors.

(c) First Majestic shall permit, or cause its affiliates, to permit, the Continuing Employees to use all vacation, sick leave and other paid personal time that such Continuing Employees have accrued, but have not used, as of immediately prior to the Closing in accordance with the terms of vacation, sick leave and paid personal time programs that are not less favorable to the Continuing Employees than those in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation, personal leave and sick time accrued under the applicable plans or policies of First Majestic or its affiliates following the Closing). For the sake of clarity, First Majestic shall recognize and assume, or shall cause to be recognized and assumed, all liabilities with respect to accrued but unused vacation, sick leave and paid personal time for all Continuing Employees.

(d) Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Continuing Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment; (ii) be interpreted to prevent or restrict First Majestic or any of its affiliates from modifying or terminating the employment or terms of employment of any Continuing Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date; or (iii) be treated as an amendment or other modification of any Gatos Benefit Plan or other employee benefit plan or arrangement.

Section 6.08 Rule 16b-3. Prior to the Effective Time, Gatos and First Majestic shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Gatos equity securities (including derivative securities) and acquisitions of First Majestic equity securities pursuant to the Transactions by each individual who is a director or officer of Gatos subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Gatos, or each individual who otherwise may become or is reasonably expected to become subject to such reporting requirements with respect to First Majestic, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.09 Transaction Litigation; Notices. Each of First Majestic and Gatos shall provide prompt written notice to the other Party of any Action brought or threatened by any shareholder of such Party (on their own behalf or on behalf of such Party) or any third-party claim against such Party, any of its Subsidiaries and/or any of its or their directors or officers (in their capacity as such) relating to the Merger, this Agreement or any of the Transactions (“Transaction Litigation”). Each of First Majestic and Gatos shall give the other Party the opportunity to participate (but not control) (at the other Party’s expense) in the defense, prosecution or settlement of any such objection, claim, litigation or proceeding and shall give each other the right to review and comment on all filings or responses to be made by such Party in connection with any such objection, claim, litigation or proceeding, and will in good faith take such comments into account. Neither Party shall offer or agree to settle any such Action without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that, without limiting the foregoing, each Party shall use reasonable best efforts so that any such settlement includes a full release of the other Party and its affiliates and does not impose any material injunction or other material equitable relief after the Effective Time upon First Majestic, the Surviving Corporation or any of their respective affiliates. In the event, and to the extent of, any conflict or overlap between the provisions of this Section 6.09 and Section 5.01 or Section 5.02, the provisions of this Section 6.09 shall control.

Section 6.10 Delisting. Prior to the Closing Date, Gatos shall reasonably cooperate with First Majestic and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Exchanges, as applicable, to enable the delisting by the Surviving Corporation of the Gatos Common Stock from the Exchanges as promptly as practicable after the Effective Time and the deregistration of the Gatos Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11 Stock Exchange Listings. Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.01, First Majestic shall take all action necessary to cause the First Majestic Shares to be issued in the Merger to be approved for listing on the Exchanges prior to the Effective Time, subject to official notice of issuance. Gatos shall reasonably cooperate with First Majestic in the preparation of the materials to be submitted to the Exchanges and the resolution of any comments thereto received from the Exchanges.

Section 6.12 Tax Matters.

(a) The Parties intend that, for U.S. federal, and applicable state and local, income Tax purposes, the Merger qualifies for the Intended Tax Treatment and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury

Regulations Section 1.368-2(g). None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant Party), or has knowingly taken or will (and will cause its Subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) other than as contemplated pursuant to this Agreement, if such fact, circumstance or action could be reasonably expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. The Merger shall be reported by the Parties for all applicable Tax purposes in accordance with, and no Party shall take any position inconsistent with, the Intended Tax Treatment, including by completing an IRS Form 8937 and complying with the reporting requirements contained in Treasury Regulations Section 1.367(a)-3(c)(6), unless otherwise required by applicable Law or a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non-U.S. Tax Law). Each Party agrees to use reasonable best efforts to promptly notify the other Party of any challenge to the Intended Tax Treatment by any Governmental Entity. In the event that the Parties determine that the Intended Tax Treatment is not reasonably attainable, the Parties shall (a) discuss in good faith possible amendments and modifications to the Transactions that would reasonably be expected to permit the Transactions to be treated consistent with the Intended Tax Treatment or otherwise qualify as a tax-deferred transaction under another provision of the Code and (b) use commercially reasonable efforts to effect such amendments and modifications.

(b) Other than as set forth in Section 2.02(b), all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement (“Transfer Taxes”) shall be borne by the Surviving Corporation and/or its Subsidiaries. The Parties shall reasonably cooperate to minimize the amount of any such Transfer Taxes.

(c) First Majestic and the Surviving Corporation covenant and agree to provide any information reasonably requested by a Gatos stockholder and in the possession of First Majestic or the Surviving Corporation or otherwise reasonably ascertainable or obtainable, as applicable, that has entered into a GRA with the IRS pursuant to Treasury Regulations Section 1.367(a)-3(b)(1)(ii) with respect to the Merger (a “Gatos GRA Shareholder”) and has notified First Majestic in writing that it has entered into such agreement, in order to comply with such Gatos GRA Shareholder’s GRA filing requirements under Treasury Regulations Section 1.367(a)-8. First Majestic and the Surviving Corporation agree to use commercially reasonable efforts to inform any Gatos GRA Shareholder of the occurrence of any material events prior to the end of the fifth complete tax year following the tax year in which the Effective Time occurs that are known to First Majestic that would reasonably be expected to affect any such Gatos GRA Shareholder’s GRA, including triggering events or other gain recognition events, as provided in Treasury Regulations Section 1.367(a)-8(c)(2)(iv).

(d) At or prior to the Closing Date, Gatos shall deliver or cause to be delivered to First Majestic a FIRPTA certificate dated as of the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), certifying that no interest in Gatos is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Sections 897 and 1445 of the Code and, simultaneously with delivery of such FIRPTA certificate, Gatos shall file a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

(e) First Majestic and Gatos will cooperate in good faith to facilitate the issuance of the opinion described in Section 7.03(c) and any other opinions to be filed in connection with the Form F-4 or the Proxy Statement/Prospectus regarding the U.S. federal income tax treatment of the Merger. In connection therewith, (i) First Majestic shall deliver to White & Case LLP (or other applicable legal counsel) a duly executed certificate containing customary representations, warranties and covenants in form and substance reasonably satisfactory to such relevant counsel and reasonably necessary or appropriate to enable the relevant counsel to render the opinion described in Section 7.03(c) and any opinions to be filed in connection with the declaration of effectiveness of the Form F-4 or the Proxy Statement/Prospectus regarding the U.S. federal income tax treatment of the Merger (the “First Majestic Tax Certificate”), and (ii) Gatos shall deliver to White & Case LLP (or other applicable legal counsel) a duly executed certificate containing customary representations, warranties and covenants in form and substance reasonably satisfactory to such relevant counsel and reasonably necessary or appropriate to enable the relevant counsel to render the opinion described in Section 7.03(c) and any opinions to be filed in connection with the declaration of effectiveness of the Form F-4 or the Proxy Statement/Prospectus regarding the U.S. federal income tax treatment of the Merger (the “Gatos Tax Certificate”), in each case, dated as of the Closing Date (and such additional dates as may be necessary in connection with the preparation, filing and delivery of the Form F-4 or the Proxy Statement/Prospectus). First Majestic and Gatos shall provide such other information as is reasonably requested by White & Case LLP (or other applicable legal counsel) for purposes of rendering the opinion described in Section 7.03(c) and any other opinions to be filed in connection with the Form F-4 or the Proxy Statement/Prospectus. For the avoidance of doubt, nothing in this Section 6.12(e) shall require White & Case LLP (or other applicable legal counsel) to provide an opinion on the U.S. federal income tax consequences of the Merger pursuant to Section 367 or 7874 of the Code.

(f) First Majestic shall, as promptly as reasonably practicable, inform Gatos of any material communication received by First Majestic or any of the First Majestic Subsidiaries or their respective legal counsel, accountants or other Representatives in connection with any Tax Matters from the SAT prior to the Closing, in each case by promptly providing copies (or, in the case of material verbal communications, a written summary) to Gatos of any such communications. First Majestic shall promptly inform Gatos of any material developments prior to the Closing with respect to the Tax Matters.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in writing in whole or in part by First Majestic and Gatos, as the case may be, to the extent permitted by applicable Law:

(a) Shareholder Approvals. Each of the Gatos Stockholder Approval and the First Majestic Shareholder Approval shall have been obtained;

(b) Registration Statement. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened in writing by the SEC unless subsequently withdrawn;

(c) Adverse Laws or Orders. No Adverse Law or Order shall be in effect;

(d) Required Antitrust Clearances. All required approvals or clearances pursuant to Mexico’s Antitrust Law shall have been received; and

(e) Listings. The First Majestic Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and conditionally approved or authorized for listing on the TSX (subject only to customary listing conditions).

Section 7.02 Conditions to Obligations of First Majestic and Merger Sub. The obligations of First Majestic and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver (in writing) by First Majestic) at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Gatos set forth in Section 3.10(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (ii) the representations and warranties of Gatos set forth in Sections 3.02(a) (Capitalization) and Section 3.02(b) (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms are made specifically as of the date of this Agreement or another date shall be true and correct in all respects, except for any de minimis inaccuracies as of such date), (iii) the representations and warranties of Gatos set forth in Section 3.01(a) (Qualification, Organization, Subsidiaries), the first sentence of Section 3.02(f) (Capitalization), Section 3.03(a) (Corporate Authority Relative to this Agreement) and Section 3.23 (Finders and Brokers) (without giving effect to any qualification as to materiality or Gatos Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms are made specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), and (iv) each of the other representations and warranties of Gatos set forth in this Agreement (without giving effect to any qualification as to materiality or Gatos Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect; and First Majestic shall have received a certificate signed on behalf of Gatos by a duly authorized executive officer of Gatos to the foregoing effect;

(b) Performance of Obligations of Gatos. Gatos shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and First Majestic shall have received a certificate signed on behalf of Gatos by a duly authorized executive officer of Gatos to such effect; and

(c) No MAE. Since the date of this Agreement until the Effective Time, there shall not have occurred any Effect that has had, or is reasonably likely to have a Gatos Material Adverse Effect.

Section 7.03 Conditions to Obligations of Gatos. The obligations of Gatos to effect the Merger are also subject to the satisfaction (or waiver (in writing) by Gatos) at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of First Majestic set forth in Section 4.10(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (ii) the representations and warranties of First Majestic and Merger Sub set forth in Sections 4.02(a) (Capitalization) and Section 4.02(b) (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms are made specifically as of the date of this Agreement or another date shall be true and correct in all respects, except for any de minimis inaccuracies as of such date), (iii) the representations and warranties of First Majestic set forth in Section 4.01(a) (Qualification, Organization, Subsidiaries), the first sentence of Section 4.02(f) (Capitalization), Section 4.03(a) (Corporate Authority Relative to this Agreement), and Section 4.23 (Finders and Brokers) (without giving effect to any qualification as to materiality or First Majestic Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms are made specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iv) each of the other representations and warranties of First Majestic and Merger Sub set forth in this Agreement (without giving effect to any qualification as to materiality or First Majestic Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing

(except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect; and Gatos shall have received a certificate signed on behalf of First Majestic by a duly authorized executive officer of First Majestic to the foregoing effect;

(b) Performance of Obligations of First Majestic and Merger Sub. First Majestic and Merger Sub shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and Gatos shall have received a certificate signed on behalf of First Majestic by a duly authorized executive officer of First Majestic to such effect;

(c) Tax Opinion. Gatos shall have received an opinion from White & Case LLP (or other legal counsel selected by Gatos), in form and substance reasonably satisfactory to Gatos, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.03(c), White & Case LLP (or other applicable legal counsel) shall have received and may rely upon the Gatos Tax Certificate and the First Majestic Tax Certificate and such other information reasonably requested by and provided to it by Gatos or First Majestic for purposes of rendering such opinion; and

(d) No MAE. Since the date of this Agreement until the Effective Time, there shall not have occurred any Effect that has had, or is reasonably likely to have, a First Majestic Material Adverse Effect.

Section 7.04 Frustration of Closing Conditions. None of the Parties may rely, as a basis for not consummating the Merger, on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s material failure to comply with any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Gatos Stockholder Approval or First Majestic Shareholder Approval has been obtained, as follows:

(a) by mutual written consent of First Majestic and Gatos;

(b) by either First Majestic or Gatos, if there has been a breach by Gatos, in the case of a termination by First Majestic, or if there has been a breach by First Majestic or Merger Sub, in the case of a termination by Gatos, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Section 7.02(a) or (b), in the case of a termination by First Majestic, or Section 7.03(a) or (b), in the case of a termination by Gatos, not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) forty-five (45) calendar days after the receipt of written notice thereof by the breaching Party from the non-breaching Party or (ii) one (1) Business Day before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.01(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c) by either First Majestic or Gatos, if the Closing shall not have occurred by 5:00 p.m., Eastern Time, on April 30, 2025 (as may be extended by this Section 8.01(c), the “Outside Date”); provided, that in the event that on such date all of the conditions to Closing set forth in Article VII have been satisfied or waived (other than such conditions that by their nature are satisfied at the Closing) other than the conditions set forth in Section 7.01(c) (to the extent related to any Antitrust Law) or Section 7.01(d), so long as such condition remains capable of being satisfied, the termination date shall automatically be extended to 5:00 p.m. Eastern time on May 31, 2025 (and such date shall become the Outside Date for purposes of this Agreement); provided, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Closing not occurring prior to the Outside Date;

(d) by First Majestic, if, at any time prior to the receipt of the Gatos Stockholder Approval, the Gatos Board of Directors or any committee thereof shall have made a Gatos Change of Recommendation;

(e) by Gatos, if, at any time prior to the receipt of the First Majestic Shareholder Approval, the First Majestic Board of Directors or any committee thereof shall have made a First Majestic Change of Recommendation;

(f) by either Gatos or First Majestic if the condition in Section 7.01(c) is not satisfied and the Adverse Law or Order giving rise to such non-satisfaction has become final and non-appealable (or no longer appealable); provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(f) shall have used reasonable best efforts to prevent the entry of, and to remove, such Adverse Law or Order in accordance with Section 6.02; provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(f) shall not be available to a Party whose action or failure to act has been the primary cause of, or primarily resulted in, the action or event described in this Section 8.01(f) occurring;

(g) by either Gatos or First Majestic, if the Gatos Stockholder Approval shall not have been obtained at the Gatos Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; provided that the right to terminate this Agreement under this Section 8.01(g) shall not be available to any Party where the failure to obtain such Gatos Stockholder Approval shall have been caused by a material breach by such Party of this Agreement;

(h) by either First Majestic or Gatos, if the First Majestic Shareholder Approval shall not have been obtained at the First Majestic Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; provided that the right to terminate this Agreement under this Section 8.01(h) shall not be available to any Party where the failure to obtain such First Majestic Shareholder Approval shall have been caused by a material breach by such Party of this Agreement;

(i) by Gatos, if, at any time prior to the receipt of the Gatos Stockholder Approval, the Gatos Board of Directors or the Gatos Special Committee shall have (i) effected a Gatos Change of Recommendation in accordance with Section 5.03(e) in order to accept a Gatos Superior Proposal (provided, that Gatos shall have complied in all material respects with Section 5.03(e) with respect to such Gatos Superior Proposal), (ii) entered into a Gatos Superior Proposal Acquisition Agreement with respect to such Gatos Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.01(i), and (iii) paid the Gatos Termination Fee to First Majestic in accordance with Section 8.02(b)(i); and

(j) by First Majestic, if, at any time prior to the receipt of the First Majestic Shareholder Approval, the First Majestic Board of Directors shall have (i) effected a First Majestic Change of Recommendation in accordance with Section 5.04(e) in order to accept a First Majestic Superior Proposal (provided, that First Majestic shall have complied in all material respects with Section 5.04(e) with respect to such First Majestic Superior Proposal), (ii) entered into a First Majestic Superior Proposal Acquisition Agreement with respect to such First Majestic Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.01(j) and (iii) paid the First Majestic Termination Fee to Gatos in accordance with Section 8.02(b)(i).

Section 8.02 Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 8.01, except in the case of termination pursuant to Section 8.01(a), written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of First Majestic, Merger Sub or Gatos or any of their respective Subsidiaries or any stockholder or Representative of First Majestic, Merger Sub or Gatos or any of their respective Subsidiaries, except that Article I, Section 6.01(b), the Confidentiality Agreement, this Section 8.02 and Section 9.03 through Section 9.12 (including the portions of the Agreement that substantively define any defined terms referred to in Section 1.01) shall survive such termination; provided, however, that, nothing herein shall relieve any Party from liability for a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination or for fraud (including the loss to the Gatos stockholders of the benefits of the Transactions contemplated by this Agreement, including the loss of the premium offered to the Gatos stockholders).

(b) Gatos Termination Fee.

(i) In the event this Agreement is terminated by Gatos pursuant to Section 8.01(i) (Gatos Superior Proposal), concurrently with such termination and as a condition to the effectiveness of such termination, Gatos shall pay or cause to be paid to First Majestic, in consideration of First Majestic disposing of its rights hereunder (other than those rights set out in Section 8.02(a)), a fee of $28,000,000 in cash (the “Gatos Termination Fee”).

(ii) In the event this Agreement is terminated:

(A) (1) by First Majestic pursuant to Section 8.01(b) (Gatos Terminable Breach) and (2) a Gatos Competing Proposal shall have been publicly announced or otherwise received by the Gatos Board of Directors or the Gatos Special Committee prior to the time of the event giving rise to such right of termination,

(B) (1) by First Majestic or Gatos pursuant to Section 8.01(c) (Outside Date), (2) a Gatos Competing Proposal shall have been publicly announced or otherwise received by the Gatos Board of Directors or the Gatos Special Committee prior to the Outside Date and (3) (x) the First Majestic Shareholder Approval shall have been obtained (but not revoked), (y) the Gatos Stockholder Approval shall not have been obtained and (z) all other conditions set forth in Section 7.01 and Section 7.03 were satisfied or capable of being satisfied prior to such termination; or

(C) (1) by First Majestic or Gatos pursuant to Section 8.01(g) (Gatos Stockholder Approval Not Obtained) and (2) a Gatos Competing Proposal shall have been publicly announced at least two (2) Business Days prior to the date of the Gatos Special Meeting; and

in the case of each of the foregoing clauses (A) through (C), (x) any Gatos Competing Proposal is consummated within twelve (12) months of such termination or (y) Gatos enters into a definitive agreement providing for a Gatos Competing Proposal within twelve (12) months of such termination and such Gatos Competing Proposal (as it may be amended) is subsequently consummated, then, concurrently with the consummation of any such Gatos Competing Proposal, Gatos shall pay or cause to be paid to First Majestic the Gatos Termination Fee.

(iii) In the event this Agreement is terminated (i) by First Majestic or Gatos pursuant to Section 8.01(g) (Gatos Stockholder Approval Not Obtained) following any time when First Majestic is entitled to terminate this Agreement pursuant to Section 8.01(d) (Gatos Change of Recommendation) or (ii) by First Majestic pursuant to Section 8.01(d) (Gatos Change of Recommendation), within two (2) Business Days after such termination, Gatos shall pay or cause to be paid to First Majestic the Gatos Termination Fee.

(iv) In the event any amount is payable pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by First Majestic.

(v) For the avoidance of doubt, in no event shall Gatos be obligated to pay the Gatos Termination Fee on more than one occasion.

(vi) Solely for purposes of Section 8.02(b)(ii), the term “Gatos Competing Proposal” shall have the meaning assigned to such term in Section 1.01, except that all references to “20%” in the term Gatos Competing Proposal shall be deemed to be “50%”.

(c) First Majestic Termination Fee.

(i) In the event this Agreement is terminated by First Majestic pursuant to Section 8.01(j) (First Majestic Superior Proposal), concurrently with such termination and as a condition to the effectiveness of such termination, First Majestic shall pay or cause to be paid to Gatos a fee of $46,000,000 in cash (the “First Majestic Termination Fee”).

(ii) In the event this Agreement is terminated:

(A) (1) by Gatos pursuant to Section 8.01(b) (First Majestic Terminable Breach) and (2) a First Majestic Competing Proposal shall have been publicly announced or otherwise received by the First Majestic Board of Directors prior to the time of the event giving rise to such right of termination;

(B) (1) by First Majestic or Gatos pursuant to Section 8.01(c) (Outside Date), (2) a First Majestic Competing Proposal shall have been publicly announced or otherwise received by the First Majestic Board of Directors prior to the Outside Date and (3) (x) the Gatos Stockholder Approval shall have been obtained (but not revoked), (y) the First Majestic Shareholder Approval shall not have been obtained and (z) all other conditions set forth in Section 7.01 and Section 7.02 were satisfied or capable of being satisfied prior to such termination; or

(C) (1) by First Majestic or Gatos pursuant to Section 8.01(h) (First Majestic Shareholder Approval Not Obtained) and (2) a First Majestic Competing Proposal shall have been publicly announced at least two (2) Business Days prior to the date of the First Majestic Special Meeting; and

in the case of each of the clauses foregoing (A) through (C), (x) any First Majestic Competing Proposal is consummated within twelve (12) months of such termination or (y) First Majestic enters into a definitive agreement providing for a First Majestic Competing Proposal within twelve (12) months of such termination, and such First Majestic Competing Proposal (as it may be amended) is subsequently consummated, then concurrently with the consummation of any such First Majestic Competing Proposal, First Majestic shall pay or cause to be paid to Gatos the First Majestic Termination Fee.

(iii) In the event this Agreement is terminated by (i) First Majestic or Gatos pursuant to Section 8.01(h) (First Majestic Shareholder Approval Not Obtained) following any time when Gatos is entitled to terminate this Agreement pursuant to Section 8.01(e) (First Majestic Change of Recommendation) or (ii) by Gatos pursuant to Section 8.01(e) (First Majestic Change of Recommendation), within two (2) Business Days after such termination, First Majestic shall pay or cause to be paid to Gatos the First Majestic Termination Fee.

(iv) In the event any amount is payable pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Gatos.

(v) For the avoidance of doubt, in no event shall First Majestic be obligated to pay the First Majestic Termination Fee on more than one occasion.

(vi) Solely for purposes of Section 8.02(c)(ii), the term “First Majestic Competing Proposal” shall have the meaning assigned to such term in Section 1.01, except that all references to “20%” in the term First Majestic Competing Proposal shall be deemed to be “50%”.

(d) Each of the Parties acknowledges that the agreements contained in this Section 8.02 are an integral part of the Transactions, and are binding and enforceable against it, and not subject to approval of its stockholders, and that (i) the Gatos Termination Fee is not a penalty, but rather a reasonable amount that will compensate First Majestic and Merger Sub in the circumstances in which such payments are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (ii) the First Majestic Termination Fee is not a penalty, but rather a reasonable amount that will compensate Gatos in the circumstances in which such payments are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. In addition, if any Party fails to pay in a timely manner any amount due pursuant to Section 8.02(b) or Section 8.02(c) as applicable, and the other Party commences a suit which result in a judgment against the non-paying Party for the Gatos Termination Fee or First Majestic Termination Fee (or any portion thereof), as applicable, then (x) such non-paying Party shall reimburse the other Party for all costs and expenses (including disbursements and reasonable and documented fees of counsel) incurred in connection with such suit and (y) such non-paying Party shall pay to the other Party interest on any overdue amounts payable pursuant to Section 8.02(b) or Section 8.02(c) from and including the date payment of such amount was due to but excluding the date of actual payment at the “prime rate” set forth in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, except in the case of Willful Breach or fraud, (A) if the Gatos Termination Fee becomes payable by Gatos, then upon payment of the Gatos Termination Fee pursuant to this Section 8.02, such fee shall be the sole and exclusive remedy of First Majestic, the First Majestic Subsidiaries and its and their respective former, current or future equityholders, affiliates and Representatives (the “First Majestic Related Parties”) for damages against Gatos, the Gatos Subsidiaries and their respective former, current or future equityholders, affiliates and Representatives (the “Gatos Related Parties”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Transactions to be consummated and neither Gatos nor any other Gatos Related Party shall have any further liability or obligation relating to or arising therefrom and (B) if the First Majestic Termination Fee becomes payable by First Majestic, then upon payment of the First Majestic Termination Fee pursuant to this Section 8.02, such fee shall be the sole and exclusive remedy of the Gatos Related Parties for damages against the First Majestic Related Parties for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Transactions to be consummated and neither First Majestic nor any First Majestic Related Party shall have any further liability or obligation relating to or arising therefrom.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Gatos Stockholder Approval or the First Majestic Shareholder Approval, as applicable, by written agreement of Gatos and First Majestic (by action taken by their respective boards of directors); provided, however, that after the adoption of this Agreement by the stockholders of Gatos or the approval of the First Majestic Share Issuance by the shareholders of First Majestic, as applicable, no amendment, modification, supplement or waiver shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Gatos and First Majestic.

(b) At any time and from time to time prior to the Effective Time, either Gatos, on the one hand, or First Majestic or Merger Sub, on the other hand, may, to the extent permitted by applicable Law and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of First Majestic or Merger Sub or Gatos, as applicable, (ii) waive any inaccuracies in the representations and warranties made to First Majestic or Gatos, as applicable, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of First Majestic, Merger Sub or Gatos, as applicable, contained herein. No extension or waiver by Gatos or First Majestic shall require the approval of the stockholders of Gatos or First Majestic, respectively, unless such approval is required by applicable Law. Any agreement on the part of First Majestic or Gatos to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of First Majestic or Gatos, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.02 Non-Survival of Representations and Warranties None of the representations, warranties, covenants or other agreements in this Agreement or in any schedule or certificate delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.02 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time (including the terms of this Article IX).

Section 9.03 Expenses. Except as set forth in Section 6.12(b) or this Section 9.03, all fees and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except that each of First Majestic and Gatos shall bear and pay one-half the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the Party incurring such expenses) incurred by the Parties hereto in connection with: (i) the filing, printing and mailing of the Form F-4, the First Majestic Circular and the Proxy Statement/Prospectus (including fees payable to the SEC or Exchanges associated with filing such documents), and (ii) payments required to be made to a Governmental Entity for the appropriate filings under Mexico’s Antitrust Law.

Section 9.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon delivery if personally delivered by hand providing proof of delivery, (b) on the date sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (c) when delivered if sent by a nationally recognized overnight courier service (with confirmation of delivery) if received prior to 5:00 p.m. (New York City time) on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day, in each case, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to First Majestic or Merger Sub or the Surviving Corporation, to:

First Majestic Silver Corp.

1800 – 925 West Georgia Street

Vancouver, B.C. V6C 3L2

Attention: Keith Neumeyer, President & Chief Executive Officer

Email:

2500-666 Burrard Street

Vancouver, B.C. V6C 2X8

Attention: James Beeby, Lisa Stewart

Email: BeebyJ@bennettjones.com; StewartL@bennettjones.com

Dorsey & Whitney LLP

1095 West Pender Street. Suite 855

Vancouver, B.C. V6E 2M6

Attention: Daniel M. Millier, Josh Pleitz

Email: miller.dan@dorsey.com; pleitz.josh@dorsey.com

and

if to Gatos prior to the Effective Time, to:

Gatos Silver, Inc.

925 W Georgia Street, Suite 910

Vancouver, British Columbia V6C 3L2

Attention: Dale Andres, Chief Executive Officer

Email:

with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Gregory Pryor, Kristen Rohr

Email: gpryor@whitecase.com; kristen.rohr@whitecase.com

Section 9.05 Interpretation. When a reference is made in this Agreement to Sections, Articles, or Exhibits, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement or in the First Majestic Disclosure Letter or the Gatos Disclosure Letter are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The words “hereof”, “herein” and “hereunder” and word of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. All references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All references to dates and times herein, except as otherwise specifically noted, shall refer to New York City time. References to days mean calendar days unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The term “furnished” or “made available” to another Party means that, no later than 5:00 p.m. New York City time on the day prior to the date hereof, such information, document or material was (i) publicly filed on the SEC EDGAR database as part of a Gatos SEC Document (or expressly incorporated by reference therein), or publicly filed on SEDAR+ as part of a First Majestic SEDAR+ Document, as the case may be or (ii) made available for review by such other Party or its Representatives in the data room maintained for the Transactions or otherwise provided to such other Party or its Representatives, in each case, at least one (1) day prior to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

Section 9.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by e-mail of a.pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement and shall constitute an original for all purposes.

Section 9.07 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Gatos Disclosure Letter, the First Majestic Disclosure Letter and all Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.01 hereof, First Majestic and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Neither this Agreement (including the Gatos Disclosure Letter and the First Majestic Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except (i) as provided in Section 6.04 and Section 6.12 (but only following the Effective Time) and (ii) the rights of Gatos, on behalf of the Gatos stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), and First Majestic, on behalf of the First Majestic shareholders (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or granted as a remedy, damages (including damages based on the loss of the benefits of the Transactions to such stockholders, including, in the case of Gatos, the loss of the premium offered to the Gatos stockholders) in accordance with Section 8.02 in the event of a Willful Breach of any provision of this Agreement, it being agreed that in no event shall any Gatos stockholder or First Majestic shareholder be entitled to enforce any of their rights, or First Majestic’s, Merger Sub’s or Gatos’ obligations, under this Agreement in the event of any such breach, but rather that (x) First Majestic shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the First Majestic shareholders and (y) Gatos shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the Gatos stockholders, and First Majestic or Gatos may retain any amounts obtained in connection therewith. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.09 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.09(b) in the manner provided for notices in Section 9.04. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 9.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE

MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns and this Agreement is not intended to, and shall not, confer upon any other Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder.

Section 9.12 Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement (including the Parties’ obligation to consummate the Merger) and to any further equitable relief. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.

(c) The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party and hereby further waives any defense in any action for specific performance that a remedy at law would be adequate. In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 9.13 Procedure for Termination, Amendment, Modification or Waiver. A termination of this Agreement pursuant to Section 8.01 or an amendment, modification or waiver of this Agreement pursuant to Section 9.01 shall, in order to be effective, require, in the case of First Majestic or Gatos, action by the First Majestic Board of Directors or the Gatos Board of Directors (acting on the recommendation of the Gatos Special Committee) or the Gatos Special Committee, as applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, First Majestic, Merger Sub and Gatos have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FIRST MAJESTIC SILVER CORP.

By:	/s/ Keith Neumeyer
Name: Keith Neumeyer
Title: President & Chief Executive Officer

OCELOT TRANSACTION CORPORATION

By:	/s/ Samir Patel
Name: Samir Patel
Title: Secretary

GATOS SILVER, INC.

By:	/s/ Dale Andres
Name: Dale Andres
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Merger

CERTIFICATE OF MERGER

MERGING

OCELOT TRANSACTION CORPORATION

WITH AND INTO

GATOS SILVER, INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), Ocelot Transaction Corporation, a Delaware corporation, and Gatos Silver, Inc., a Delaware corporation, hereby certify as follows:

1.	The names of the constituent corporations are Ocelot Transaction Corporation, a Delaware corporation, and Gatos Silver, Inc., a Delaware corporation.

2.

An agreement and plan of merger has been adopted, approved, executed, certified and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL (the “Agreement and Plan of Merger”).

3.	Gatos Silver, Inc. shall be the surviving corporation in the merger (the “Surviving Corporation”).

4.

The certificate of incorporation of the Surviving Corporation is amended and restated as of the Effective Time (as defined below) to read in its entirety as set forth on Annex A to this certificate of merger.

5.	The Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, located at 1800 – 925 West Georgia Street, Vancouver, BC V6C 3L2, Canada.

6.	A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, and without cost, to any stockholder of the constituent corporations.

7.

[The merger is to be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Sections 103 and 251(c) of the DGCL] [The merger is to be effective at [●] Eastern Time on [●]] (the “Effective Time”).

[no further text on this page]

IN WITNESS WHEREOF, each of the constituent corporations has caused this certificate of merger to be signed by an authorized officer as of [●].

OCELOT TRANSACTION CORPORATION

By:
Name: [●]
Title: [●]

GATOS SILVER, INC.

By:
Name: [●]
Title: [●]

Exhibit B

Articles of Incorporation of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GATOS SILVER, INC.

1. Name. The name of the corporation is Gatos Silver, Inc.

2. Registered Office and Registered Agent. The address of the registered office of the corporation in Delaware is c/o Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, County of Kent, Delaware 19904, and the name of its registered agent at that address is Registered Agent Solutions, Inc.

3. Purposes. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. Capital Stock. The total number of shares of stock that the corporation is authorized to issue is 5,000 shares, par value $0.001 per share, all of which shares are designated as common stock.

5. Bylaws. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

6. Limitation of Director and Officer Liability; Indemnification.

(a)

A director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

(b)

Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent permitted by Delaware law. The right to indemnification conferred in this Section 6 shall also include the right to be paid by the corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. The right to indemnification conferred in this Section 6 shall be a contract right.

(c)

The corporation may, by action of its board of directors, provide rights to indemnification and to advancement of expenses to such of the employees and agents of the corporation to such extent and to such effect as the board of directors shall determine to be appropriate and authorized by Delaware law.

(d)

The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Delaware law.

(e)	The rights and authority conferred in this Section 6 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(f)

Neither the amendment nor repeal of this Section 6, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

7. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

ANNEX B

OPINION OF BOFA SECURITIES, INC.

Global Corporate & Investment Banking

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

September 4, 2024

The Board of Directors

Gatos Silver, Inc.

925 W Georgia Street

Suite 910

Vancouver, BC V6C 3L2

Members of the Board of Directors:

We understand that Gatos Silver, Inc. (“Gatos”) proposes to enter into an Agreement and Plan of Merger, dated as of September 4, 2024 (the “Agreement”), among Gatos, First Majestic Silver Corp. (“Silver”) and Ocelot Transaction Corporation, a wholly owned subsidiary of Silver (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Gatos (the “Merger”), with Gatos surviving the Merger as a wholly owned subsidiary of Silver and each outstanding share of the common stock, par value $0.001 per share, of Gatos (“Gatos Common Stock”) (other than Gatos Common Stock owned by Gatos (including treasury stock), Silver, Merger Sub or by any of their respective direct or indirect wholly owned Subsidiaries (as defined in the Agreement), which shall be cancelled and cease to exist without consideration) will be converted into the right to receive 2.550 (the “Exchange Ratio”) common shares of Silver (“Silver Shares”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Gatos Common Stock (other than Silver and its affiliates) of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Gatos and Silver;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Gatos furnished to or discussed with us by the management of Gatos, including certain financial forecasts relating to Gatos prepared by the management of Gatos (such forecasts, “Gatos Forecasts”);

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Silver furnished to or discussed with us by the management of Silver, including certain financial forecasts relating to Silver prepared by the management of Silver (such forecasts, “Silver Forecasts”);

(4)	reviewed an alternative version of the Silver Forecasts incorporating certain adjustments thereto made by the management of Gatos (the “Adjusted Silver Forecasts”);

(5)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the managements of Gatos and Silver to result from the Merger;

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 1 of 4

The Board of Directors

Gatos Silver, Inc.

(6)

discussed the past and current business, operations, financial condition and prospects of Gatos with members of senior management of Gatos, and discussed the past and current business, operations, financial condition and prospects of Silver with members of senior managements of Gatos and Silver;

(7)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Silver, including the potential effect on Silver’s estimated cash flow per share;

(8)	reviewed the trading histories for Gatos Common Stock and Silver Shares and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(9)	compared certain financial and stock market information of Gatos and Silver with similar information of other companies we deemed relevant;

(10)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(11)	reviewed the relative financial contributions of Gatos and Silver to the future financial performance of the combined company on a pro forma basis;

(12)

considered the results of our efforts on behalf of Gatos to solicit, at the direction of Gatos, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Gatos;

(13)	reviewed a draft, dated September 3, 2024, of the Agreement (the “Draft Agreement”); and

(14)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Gatos that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Gatos Forecasts, we have been advised by Gatos, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Gatos as to the future financial performance of Gatos. With respect to the Silver Forecasts and Cost Savings, we have been advised by Silver, and have assumed, with the consent of Gatos, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Silver as to the future financial performance of Silver and other matters covered thereby. With respect to the Adjusted Silver Forecasts, we have assumed, at the direction of Gatos, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Gatos as to the future financial performance of Silver and the other matters covered thereby and, based on the assessments of the management of Gatos as to the relative likelihood of achieving the future financial results reflected in the Silver Forecasts and the Adjusted Silver Forecasts, we have relied, at the direction of Gatos, on the Adjusted Silver Forecasts for purposes of our opinion. We have relied, at the direction of Gatos, on the assessments of the managements of Gatos and Silver as to Silver’s ability to achieve the Cost Savings and have been advised by Gatos and Silver, and have assumed, with the consent of Gatos, that the Cost Savings will be realized in the amounts and at the times projected. We have relied, at the direction of Gatos, upon the assessments of the management of Gatos as to the potential impact of market, governmental and regulatory

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 2 of 4

The Board of Directors

Gatos Silver, Inc.

trends and developments relating to or affecting Gatos and its business. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Gatos or Silver, nor have we made any physical inspection of the properties or assets of Gatos or Silver. We have not evaluated the solvency or fair value of Gatos or Silver under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have not evaluated nor expressed a view on the outcome of any tax disputes concerning Silver or their impacts on the Merger. We have assumed, at the direction of Gatos, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Gatos, Silver or the contemplated benefits of the Merger. We also have assumed, at the direction of Gatos, that that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, the outcome of any tax disputes involving Silver, or any terms, aspects or implications of any other arrangement, agreement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to holders of Gatos Common Stock (other than Silver and its affiliates) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Gatos or in which Gatos might engage or as to the underlying business decision of Gatos to proceed with or effect the Merger. We are not expressing any view or opinion as to what the value of Silver Shares actually will be when issued or the prices at which Gatos Common Stock or Silver Shares will trade at any time, including following announcement or consummation of the Merger. We are also not expressing any view or opinion with respect to, and we have relied, at the direction of Gatos, upon the assessment of representatives of Gatos regarding legal, regulatory, accounting, tax and similar matters relating to Gatos or the Merger, as to which matters we understand that Gatos obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to the Board of Directors of Gatos in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Gatos has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 3 of 4

The Board of Directors

Gatos Silver, Inc.

principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Gatos, Silver and certain of their respective affiliates.

We and our affiliates currently are providing investment banking service to Gatos, and in the future may provide, investment banking, commercial banking and other financial services to Gatos and certain of its affiliates, and, in addition to the fees to be paid in connection with the Merger, may receive compensation for the rendering of these services.

In addition, we and our affiliates in the future may provide, investment banking, commercial banking and other financial services to Silver and certain of its affiliates and may receive compensation for the rendering of these services.

It is understood that this letter is for the benefit and use of the Board of Directors of Gatos (each in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Gatos Common Stock (other than Silver and its affiliates).

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 4 of 4

ANNEX C

OPINION OF GENCAP

GenCap Mining Advisory Ltd.

1020 – 625 Howe Street

Vancouver, BC V6C 2T6

September 4, 2024

Special Committee of the Board of Directors (the “Special Committee”)

Gatos Silver, Inc.

925 W Georgia Street, Suite 310

Vancouver, British Columbia, V6C 3L2

Canada

To the Special Committee of Gatos Silver, Inc.:

GenCap Mining Advisory Ltd. (“GenCap” or “we” or “us”) understands that Gatos Silver, Inc. (“Gatos” or the “Company”) and First Majestic Silver Corp. (“First Majestic”) propose to enter into a definitive agreement to be dated September 5, 2024 (the “Merger Agreement”), pursuant to which a wholly owned subsidiary of First Majestic will merge with and into Gatos, with Gatos surviving the merger as a wholly owned subsidiary of First Majestic (the “Transaction”). Under the terms of the Merger Agreement, Gatos shareholders will receive 2.550 shares of First Majestic common stock for each share of Gatos common stock held.

The terms and conditions of the Transaction will be summarized in the Company’s proxy statement (the “Proxy Statement”) to be mailed to Gatos shareholders (the “Shareholders”) in connection with a special meeting of the Shareholders to be held to consider and, if deemed advisable, approve the Transaction.

1.	Engagement

By letter agreement dated August 28, 2024 (the “Engagement Agreement”), the Company retained GenCap to act as financial advisor to the Special Committee in connection with the Transaction and any alternative transaction. Pursuant to the Engagement Agreement, the Company has requested that we prepare and deliver a written opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Transaction to the Shareholders.

GenCap will receive a fee for rendering the Opinion, no portion of which is conditional upon the conclusion of the Opinion or the completion of the Transaction. The Company has also agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us against certain liabilities which might arise out of our engagement.

2.	Credentials

GenCap is an independent advisory firm with significant expertise in mergers and acquisitions and capital markets advisory within the global metals and mining industry. The Opinion expressed herein is the opinion of GenCap and the form and content herein have been approved for release by each of its senior executives, each of whom are experienced in merger, acquisition, divestiture, valuation, fairness opinion and capital market matters.

3.	Independence

Neither GenCap, nor any of our affiliates, is an insider, associate, or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Company, First Majestic, or any of their respective associates or affiliates (collectively, the “Interested Parties”).

1

GenCap has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than acting as financial advisor to the Special Committee pursuant to the Engagement Agreement.

Other than as described above, there are no understandings, agreements, or commitments between GenCap and any of the Interested Parties with respect to any current or future business dealings which would be material to the Opinion. GenCap may, in the ordinary course of business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

4.	Scope of Review

In connection with rendering the Opinion, we have reviewed and relied upon, among other things, the following:

i)	latest versions provided of the Merger Agreement by and among Gatos, First Majestic, and Merger Sub;

ii)	executed versions of the Exclusivity Agreement between Gatos and First Majestic dated August 27, 2024;

iii)	publicly available financial statements, MD&A, Annual Information Forms and other business and financial information for Gatos and First Majestic;

iv)	selected internal business and financial information provided by Gatos management that we considered relevant;

v)	publicly available technical reports on the various projects and operations of Gatos and First Majestic, including but not limited to:

i.	”Cerro Los Gatos NI 43-101 Technical Report” with an effective date of July 1, 2023;

ii.	“Santa Elena Silver/Gold Mine Sonora, Mexico NI 43-101 Technical Report” with an effective date of June 30, 2021; and,

iii.	“San Dimas Silver/Gold Mine Durango and Sinaloa States, Mexico NI 43-101 Technical Report” with an effective date of December 31, 2020;

vi)	discussions with representatives of Gatos regarding the business, project, financial position and certain other financial and project data of Gatos;

vii)

certain publicly available information relating to the business, operations, financial condition and trading history of Gatos, First Majestic, and other selected public companies we considered relevant;

viii)	various reports published by equity research analysts and industry sources considered relevant;

ix)	public information and equity research reports with respect to selected precedent transactions considered relevant;

x)	historical commodity prices for gold and silver, and the impact of various commodity pricing assumptions on the business, prospects, and financial forecasts of Gatos and First Majestic; and,

xi)	such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.

GenCap has also participated in discussions regarding the Transaction and related matters with White & Case LLP (legal counsel to the Special Committee of Gatos in the U.S.).

In our assessment, we reviewed several methodologies, analyses and techniques, ultimately using a combination of those blended approaches to determine our opinion on the Transaction, taking into consideration a number of quantitative and qualitative factors as deemed appropriate based on our experience in rendering such opinions.

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GenCap has not, to the best of our knowledge, been denied access by the Company to any information under the Company’s control as requested by GenCap.

5.	Assumptions and Limitations

Our Opinion is subject to the assumptions, qualifications and limitations set forth below.

We have relied upon and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company or any of its affiliates or advisors or otherwise obtained by us pursuant to our Engagement Agreement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to or attempted to verify independently the accuracy, completeness, or fairness of the presentation of any such information, data, advice, opinions, and representations. We have not met separately with the independent auditors of the Company in connection with preparing this Opinion and with your permission, we have assumed the accuracy and fair presentation of, and relied upon, the audited financial statements of the Company and the reports of the auditors thereon and the unaudited interim financial statements of the Company.

The Company has represented to us, in a certificate of two senior officers of the Company dated the date hereof, among other things, that (i) the financial and other information, data, advice, opinions, representations and other materials provided to us orally by, or in the presence of, an officer or employee of the Company, or in writing by the Company or any of its subsidiaries or any of their representatives in connection with our Engagement Agreement, including the written information and discussions concerning the Company referred to above under the heading “Scope of Review” (collectively, the “Information”) was, at the date the Information was provided to us, and is as of the date hereof, complete, true and correct in all material respects, and did not and does not contain misrepresentation, (ii) since the dates on which the Information was provided to us, except as otherwise disclosed to us, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates and no change has occurred in the Information or any part thereof, in each case, which would have or which would reasonably be expected to have a material effect on the Opinion, and (iii) with respect to any portions of the Information that constitute forecasts, projections, estimates (including, without limitation, estimates of future resource or reserve additions) or budgets, such forecasts, projections, estimates or budgets were reasonably prepared on bases reflecting the best then available assumptions, estimates and judgements of management of the Company having regard to the Company’s business, plans, financial conditions and prospects and are not, in the reasonable belief of management of the Company, misleading in any material respect.

In preparing the Opinion, we have assumed that the executed Merger Agreement, all representations and warranties contained within and all related voting and support agreements will not differ in any material respect from the drafts of which we reviewed, and that the Merger Agreement will be consummated in accordance with its terms without waiver of, or amendment to, any term of condition that is in any way material to our analyses.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with management of the Company and its affiliates and advisors. In our analyses in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business environment, capital markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. We are not legal, tax, or accounting experts and we express no opinion concerning any legal, tax, or accounting matters concerning the Transaction or the sufficiency of this letter for your purposes.

We have not been asked to prepare, and have not prepared, an independent evaluation, formal valuation or appraisal of the securities or assets of the Company or First Majestic, nor were we provided with any such

3

evaluations, valuations, or appraisals. We did not conduct any physical inspection of the properties or facilities of the Company or First Majestic. Furthermore, our Opinion does not address the solvency or fair value of the Company or First Majestic under any applicable laws relating to bankruptcy or insolvency. Our Opinion should not be construed as advice as to the price at which the securities of the Company may trade at any time and does not address any legal, tax, or regulatory aspects of the Transaction.

With respect to the historical financial data, operating and financial forecasts and budgets provided to us concerning the Company and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on basis of reflecting the most reasonable and currently available assumptions, estimates and judgements of management of the Company, as applicable, having regard to the Company’s, as applicable, business, plans, financial condition, and prospects.

The Opinion is being provided to the Special Committee for its exclusive use only in considering the Transaction and may not be published, disclosed to any other person, relied upon by any other person, or used for any other purposes, without the prior written consent of GenCap. Except for the inclusion of the Opinion in its entirety and a summary thereof (in a form acceptable to us) in the Proxy Statement, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without the prior written consent of GenCap. Our Opinion is not intended to be and does not constitute a recommendation to the Special Committee or to any Shareholders with respect to the Transaction.

GenCap believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such partial analysis or summary description could lead to undue emphasis on any particular factor or analysis.

The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the Information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after the date of this Opinion.

6.	Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Transaction is fair, from a financial point of view, to Gatos Shareholders.

Yours sincerely,

/s/ GenCap Mining Advisory Ltd.

GENCAP MINING ADVISORY LTD.

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ANNEX D

FORM OF THE VOTING AND SUPPORT AGREEMENTS WITH THE D&O STOCKHOLDERS

This VOTING AND SUPPORT AGREEMENT, dated as of September 5, 2024 (this “Agreement”), is made and entered into by and among First Majestic Silver Corp., a British Columbia company (together with its successors and permitted assigns, “First Majestic”), Ocelot Transaction Corporation, a Delaware corporation and a wholly owned subsidiary of First Majestic (“Merger Sub”), and the party listed on Schedule A hereto (the “Securityholder”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, First Majestic is entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Gatos Silver, Inc., a Delaware corporation (together with its successors and permitted assigns, “Gatos”), First Majestic and Merger Sub, pursuant to which, among other things, at the closing of the transactions contemplated thereby and on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into Gatos, with the result that Gatos will survive as a wholly owned subsidiary of First Majestic (the “Merger”);

WHEREAS, the Securityholder is the beneficial or record owner of, and has either sole or shared voting power and dispositive power over, such number of shares of Gatos Common Stock (the “Existing Shares”) as is indicated opposite the Securityholder’s name on Schedule A attached hereto;

WHEREAS, First Majestic and Merger Sub desire that the Securityholder agrees, and the Securityholder is willing to agree, in the Securityholder’s capacity as a securityholder and not in his or her capacity as an officer and/or director of Gatos, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below) in a manner prohibited by this Agreement, and to vote all of the Subject Securities with respect to which the Securityholder has voting rights in a manner so as to facilitate consummation of the Merger; and

WHEREAS, as a condition and an inducement to First Majestic’s and Merger Sub’s willingness to enter into the Merger Agreement, the Securityholder, has agreed to enter into this Agreement with respect to all Subject Securities that the Securityholder owns beneficially or of record as of the date hereof, and any additional Subject Securities that the Securityholder may acquire beneficial or record ownership of after the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.  Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1 or as otherwise defined elsewhere in this Agreement.

“beneficial owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance); provided that, notwithstanding the generality of the foregoing, for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, redemption rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time (including the passage of time in excess of sixty (60) days), the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “beneficial ownership,” “beneficially own,” “beneficially owned” and “own beneficially” shall have correlative meanings.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms, or (c) the termination of this Agreement by mutual written consent of the parties hereto.

“Family Member” means, with respect to the Securityholder, (a) the Securityholder and the Securityholder’s spouse, individually, (b) any descendant, niece or nephew of the Securityholder or the Securityholder’s spouse, (c) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (a) or (b), (d) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (a), (b) or (c), and (e) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (a), (b), (c) or (d).

“Permitted Transfer” shall mean, in each case, with respect to the Securityholder, so long as (a) such Transfer is in accordance with applicable Law and (b) the Securityholder is in compliance with this Agreement, any Transfer of Subject Securities by the Securityholder to an Affiliate of such transferring Securityholder, or to (i) any Family Member of the Securityholder or to a trust solely for the benefit of the Securityholder and/or any Family Member of the Securityholder or (ii) upon the death of the Securityholder pursuant to the terms of any trust or will of the Securityholder or by the applicable Laws of intestate succession, in each case so long as such transferee if not already a party to this Agreement, at or prior to the completion of such Transfer, executes a joinder to this Agreement pursuant to which such transferee agrees to become a party to this Agreement and be subject to the restrictions applicable to the Securityholder and otherwise become a party for all purposes of this Agreement, and, in the case of any Affiliate transferee, remains an Affiliate of the Securityholder at all times following such Transfer; provided that no such Transfer shall relieve the transferring Securityholder from its obligations under this Agreement, other than with respect to the Subject Securities transferred in accordance with the foregoing provision; provided further, such transferring Securityholder delivers notice of such Transfer pursuant to Section 11, if applicable.

“Subject Securities” shall mean, collectively, with respect to the Securityholder, the Securityholder’s Existing Shares and any New Shares.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, conveyance, exchange, encumbrance, pledge, hypothecation, disposition, loan or other transfer (whether by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntary or involuntary, (ii) entry into any Contract, option or other understanding with respect to any offer, sale, assignment, conveyance, exchange, encumbrance, pledge, hypothecation, disposition, loan or other transfer (whether by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), (iii) to otherwise grant, permit or suffer the creation of any Liens (other than those created by this Agreement or under applicable securities laws) or (iv) to commit or agree, directly or indirectly, to take any of the foregoing actions.

2.  Agreement to Retain Subject Securities.

2.1  Transfer and Encumbrance of Subject Securities. Until the earlier of (x) the Expiration Time and (y) Gatos Stockholder Approval, the Securityholder agrees, with respect to any Subject Securities owned beneficially or of record by the Securityholder, not to (a) Transfer any such Subject Securities except pursuant to a Permitted Transfer; or (b) deposit any such Subject Securities into a voting trust or enter into any agreement, arrangement or understanding with any Person to vote or give instructions inconsistent with this Section 2, including any rights to acquire, any granting of, options, rights of first offer or refusal, or any voting agreement or arrangement with respect to the Securityholder’s Subject Securities, grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto or enter into any agreement or arrangement with any person to limit, restrict or adversely affect the Securityholder’s legal power to, authority or right to vote any of its Subject Securities or otherwise prevent the Securityholder from performing its obligations under this Agreement or commit or agree, directly or indirectly, to take any of the foregoing actions. The Securityholder further authorizes Gatos to notify Gatos’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities and that this Agreement places limits on the voting of the Subject Securities (subject to the provisions hereof); provided, however, that any such stop transfer order shall terminate upon the Expiration Time.

2.2  Acquisition of Additional Securities. The Securityholder agrees that any shares of Gatos Common Stock that the Securityholder purchases or otherwise acquires beneficial or record ownership of, or with respect to which the Securityholder otherwise acquires sole or shared voting power, following the execution of this Agreement and prior to the Expiration Time (the “New Shares”), shall constitute Subject Securities and be subject to the terms and conditions of this Agreement.

2.3  Unpermitted Transfers. Any Transfer or attempted or purported Transfer of any Subject Securities in violation of Section 2.1 shall be null and void ab initio.

3.  Agreement to Vote and Approve. Until the Expiration Time, at every meeting of the stockholders of Gatos (whether annual or special) called with respect to any of the following matters, and at every adjournment, postponement or continuation thereof, and on every action or approval by written consent of the stockholders of Gatos with respect to any of the following matters, the Securityholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Subject Securities owned beneficially or of record by the Securityholder (or such holder of record on such applicable record date): (a) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (b) in favor of any other proposal in respect of which the vote or written consent of the Securityholder is requested that could reasonably be expected to facilitate the approval of the transactions contemplated by the Merger Agreement (including the Merger), including any proposal to adjourn or postpone such meeting of the stockholders of Gatos to a later date if there are not sufficient votes to adopt the Merger Agreement and/or if there are not sufficient shares present in person or by proxy at such meeting of the stockholders of Gatos to constitute a quorum and (c) against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Gatos under the Merger Agreement or of the Securityholder under this Agreement and (ii) any amendment to Gatos’s articles of incorporation or by-laws that would reasonably be expected to prohibit or impede the timely consummation of the Merger and/or the other transactions contemplated by the Merger Agreement and (iii) any change in a majority of the board of directors of Gatos (clauses (a) through (c), the “Required Votes”). Any such vote shall be cast, or consent shall be given, for purposes of this Section 3, in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such vote or consent. At any meeting of the Securityholders of Gatos (whether annual or special) to which this Section 3 is applicable, the Securityholder shall, or shall direct the holder(s) of record of all of the Subject Securities of the Securityholder on any applicable record date to, appear, in person or by proxy, at each meeting or otherwise cause all of the Subject Securities of the Securityholder to be counted as present thereat for purposes of establishing a quorum.

4.  Agreement Not to Solicit.  Until the Expiration Time, the Securityholder, in the Securityholder’s capacity as a securityholder and not in his or her capacity as an officer and/or director of Gatos, shall not directly or indirectly, engage in any conduct in which Gatos is not permitted to engage by Section 5.03(a) of the Merger Agreement.

5.  No Representative Capacity.  Notwithstanding anything to the contrary in this Agreement, this Agreement applies solely to the Securityholder in the Securityholder’s capacity as a shareholder of Gatos, and nothing in this Agreement shall prevent the Securityholder from acting in the Securityholder’s capacity as an employee, officer or director of Gatos or any Subsidiary of Gatos, or taking any action in such capacity (including at the direction of the board of directors of Gatos). Without limiting the foregoing, First Majestic acknowledges and agrees that (a) any action taken by the Securityholder in his or her capacity as an employee, director or officer of Gatos and not in his or her capacity as a securityholder of Gatos shall not be a violation of this Agreement and (b) nothing in this Agreement shall prevent the Securityholder from serving as, or fulfilling his or her fiduciary duties as, a director of Gatos.

6.  Representations and Warranties of the Securityholder.  The Securityholder hereby represents and warrants to First Majestic and Merger Sub as follows:

6.1  Due Authority; Organization.  The Securityholder has all necessary power and authority to execute and deliver this Agreement and to perform the Securityholder’s obligations hereunder. If the Securityholder is an individual, he or she has the power and capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. If the Securityholder is an entity, the execution, delivery and performance of this Agreement by such Securityholder has been duly and validly authorized by all necessary action on the part of such Securityholder, and no other proceedings on the part of such Securityholder are necessary to approve this Agreement or to consummate the transaction contemplated hereby, and such Securityholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. This Agreement has been duly and validly executed and delivered by the Securityholder and, assuming the due authorization, execution and delivery of this Agreement by First Majestic and Merger Sub, constitutes a legal, valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally).

6.2  Ownership of the Existing Shares.  As of the date hereof, the Securityholder (a) is the beneficial or record owner of shares of Gatos Common Stock as indicated on Schedule A hereto opposite the Securityholder’s name, free and clear of any proxy, voting restriction, adverse claim or other Lien, other than those created by this Agreement, the Merger Agreement or under applicable securities Laws, and (b) has sole voting power over all of the Existing Shares owned beneficially or of record by the Securityholder and sole power of disposition with respect to all of the Existing Shares, and no person other than the Securityholder has any right to direct or approve the voting or disposition of any of the Existing Shares. As of the date hereof, the Securityholder does not own, beneficially or of record, any capital stock or other securities of Gatos or any Subsidiary of Gatos other than the shares of Gatos Common Stock set forth on Schedule A opposite the Securityholder’s name. As of the date hereof, the Securityholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock or other equity interests of Gatos or any Subsidiary of Gatos except as set forth on Schedule A opposite the Securityholder’s name. None of the Subject Securities are subject to any voting trust agreement or other Contract to which the Securityholder is a party restricting or otherwise relating to the voting or Transfer of any of the Subject Securities. The Securityholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Subject Securities. The Securityholder has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein.

6.3  No Conflict; Consents.

(a)  The execution and delivery of this Agreement by the Securityholder does not, and the performance by the Securityholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to the Securityholder or by which any of the Securityholder’s assets is bound, (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or terminate or give rise to any right of termination, vesting, cancellation, amendment, notification, purchase or sale (including any purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or similar option or right) under, or acceleration of, or result in the creation of a Lien on any of the Subject Securities owned beneficially by the Securityholder pursuant to, any Contract to which the Securityholder is a party or by which any of the Securityholder’s assets is bound or (iii) conflict with or violate any provision of the organizational documents of the Securityholder, as applicable.

(b)  Except for any required filings by the Securityholder with the SEC, the execution and delivery of this Agreement by the Securityholder does not, and the performance by the Securityholder of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person.

6.4  Absence of Litigation. As of the date of this Agreement, there is no Action or Order pending or, to the knowledge of the Securityholder, threatened against or affecting, the Securityholder that would reasonably be expected to impair or adversely affect the ability of the Securityholder to perform the Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.

7.  Representations and Warranties of First Majestic and Merger Sub. First Majestic and Merger Sub hereby represent and warrant to the Securityholder as follows:

7.1  Due Authority. Each of First Majestic and Merger Sub has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by First Majestic and Merger Sub have been duly and validly authorized, and no other corporate proceedings on the part of First Majestic or Merger Sub are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by First Majestic and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Securityholder, constitutes a legal, valid and binding obligation of First Majestic and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally).

7.2  No Conflict; Consents.

(a)  The execution and delivery of this Agreement by First Majestic and Merger Sub does not, and the performance by First Majestic and Merger Sub of their respective obligations under this Agreement will not, (i) conflict with or violate any Law applicable to First Majestic or Merger Sub or by which any of First Majestic or Merger Sub’s assets are bound, (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or terminate or give rise to any right of termination, vesting, cancellation, amendment, notification, purchase or sale (including any purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or similar option or right) under, or acceleration of, any Contract to which First Majestic or Merger Sub is a party or by which any of First Majestic or Merger Sub’s assets are bound or (iii) conflict with or violate any provision of the organizational documents of First Majestic or Merger Sub, as applicable.

(b)  Except for any required filings by First Majestic and Merger Sub with the SEC or Canadian Securities Authorities, the execution and delivery of this Agreement by First Majestic and Merger Sub does not, and the performance by First Majestic and Merger Sub of their respective obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person.

7.3  Absence of Litigation. As of the date of this Agreement, there is no Action or Order pending or, to the knowledge of First Majestic, threatened against or affecting, First Majestic, Merger Sub or any of their Affiliates that would reasonably be expected to impair or adversely affect the ability of First Majestic or Merger Sub to perform their obligations hereunder or to consummate the transactions contemplated hereby.

8.  Waiver of Appraisal Rights. The Securityholder hereby waives, to the full extent permitted by applicable Law, and agrees not to assert or perfect any, appraisal rights pursuant to Section 262 of the DGCL or otherwise in connection with the Merger with respect to the Subject Securities owned beneficially or of record by the Securityholder.

9.  No Legal Action. The Securityholder shall not bring, commence, institute, maintain, voluntarily aid, finance, encourage or prosecute, and agree to take all actions necessary to opt out of any class in any class action with respect to, any claim, appeal, litigation, arbitration or proceeding which, and the Securityholder hereby waive any claim, appeal, litigation, arbitration or proceeding that, (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement (other than to enforce it) or (b) alleges the breach of any fiduciary duty of any Person (including any member of the board of directors of Gatos or any committee thereof) in connection with the negotiation and entry into the this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby. In addition, in the case of a class action, the Securityholder agrees not to bring, commence, institute, maintain, voluntarily aid, finance, encourage, prosecute or participate in and to take all actions necessary to opt out of, any class in any class action with respect to (a) or (b) above.

10.  Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (a) nothing set forth in this Section 10 shall relieve any party from liability for any Willful Breach in respect of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; and (b) the provisions of this Section 10, and Section 12, shall survive any termination of this Agreement.

11.  Notice of Certain Events. Until the Expiration Time, the Securityholder shall notify First Majestic promptly of (a) the receipt by the Securityholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, (b) any acquisition of shares of Gatos Common Stock by the Securityholder and (c) any Permitted Transfer; provided, however, that the delivery of any notice pursuant to this Section 11 shall not limit or otherwise affect the remedies available to any party.

12.  Miscellaneous

12.1  Further Assurances. From time to time, at the request of First Majestic and without further consideration, the Securityholder shall take such further action as may reasonably be deemed to be necessary or desirable to effect the transactions contemplated by this Agreement.

12.2  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in First Majestic any direct or indirect ownership or incidence of ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the Securityholder, and First Majestic shall have no authority to direct the Securityholder in the voting or disposition of any of the Subject Securities, except as otherwise provided herein. Nothing in this

Agreement shall be interpreted as creating or forming a “group” with any other Person, including First Majestic, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

12.3  Certain Adjustments. In the event of a change in the number of shares of Gatos Common Stock by reason of any reclassification, recapitalization, split (including a reverse split), subdivision, combination, exchange or readjustment, or any stock or unit dividend or stock or unit distribution or other similar transaction, the terms “Gatos Common Stock” and “Subject Securities” shall be deemed to refer to and include such shares or units as well as all such stock or unit dividends and distributions and any securities into which or for which any or all of such shares or units may be changed or exchanged or which are received in such transaction.

12.4  Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, (a) the parties shall negotiate, in good faith, a suitable and equitable provision that shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction.

12.5  Binding Effect and Assignment. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, other than the Persons referred to in Section 9 hereof, who are intended third party beneficiaries of such provision. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties. Any purported assignment of this Agreement in violation of the foregoing shall be null and void ab initio. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.6  Amendments and Modifications, Waivers, etc. No provision of this Agreement may be modified, amended, altered, supplemented or waived prior to the Effective Time except upon the execution and delivery of a written agreement, amendment or waiver executed, in the case of an amendment, by the parties hereto or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.7  Reliance by First Majestic and Merger Sub. The Securityholder understands and acknowledges that First Majestic and Merger Sub are entering into the Merger Agreement (and the other documents related thereto) in reliance upon the Securityholder’s execution, delivery and performance of this Agreement and upon the representations and warranties, covenants and other agreements of the Securityholder contained in this Agreement.

12.8  Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity to specific relief hereunder, including an injunction or injunctions, specific performance and other equitable relief to prevent and enjoin breaches (or threatened breaches) of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court identified in Section 12.10 of this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement for the posting of any bond or security as a prerequisite to obtaining equitable relief.

12.9  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon delivery if personally delivered by hand providing proof of delivery, (b) on the date sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (c) when delivered if sent by a nationally recognized overnight courier service (with confirmation of delivery) if received prior to 5:00 p.m. (New York City time) on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day, in each case, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to First Majestic or Merger Sub, to:

First Majestic Silver Corp.

1800 – 925 West Georgia Street

Vancouver, B.C. V6C 3L2

Attention:	Keith Neumeyer, President and Chief Executive Officer
Samir Patel, General Counsel & Corporate Secretary
Email:

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

2500-666 Burrard Street

Vancouver, B.C. V6C 2X8

Attention:	James Beeby, Lisa Stewart
Email:	BeebyJ@bennettjones.com; StewartL@bennettjones.com

Dorsey & Whitney LLP

1095 West Pender Street. Suite 805

Vancouver, B.C. V6E 2M6

Attention:	Daniel M. Millier, Josh Pleitz
Email:	miller.dan@dorsey.com; pleitz.josh@dorsey.com

and

If to the Securityholder, to the address set forth for the Securityholder on Schedule A.

12.10 Governing Law; Jurisdiction.

(a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

(b)  Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 12.10(b) in the manner provided for notices in Section 12.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

12.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.

12.12 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

12.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

12.14 Interpretation. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and has participated jointly in negotiating and drafting this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The section headings herein are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. When a reference is made in this Agreement to a Section or Schedule such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. References to a party or to the parties to this Agreement refer to First Majestic, Merger Sub and the Securityholder, individually or collectively, as the case may be. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

12.15 Independent Legal Advice. The Securityholder acknowledges that he or she has been afforded the opportunity to seek independent legal advice concerning the terms and conditions of this Agreement and confirms by the execution and delivery of this Agreement that such Securityholder has either done so or waived his or her right to do so in connection with the entering into of this Agreement.

12.16 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

12.17 Documentation and Information. The Securityholder consents to and authorizes the publication and disclosure by First Majestic and Gatos and their respective Affiliates of the Securityholders’ identity and holdings of shares of Gatos Common Stock, and the nature of the Securityholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger or any other transaction contemplated by the Merger Agreement. As promptly as reasonably practicable, the Securityholder shall notify First Majestic and Gatos, as applicable, of any required corrections with respect to any written information supplied by the Securityholder specifically for use in any such disclosure document, if and to the extent the Securityholder becomes aware that any have become false or misleading in any material respect.

12.18 Obligation to Update Schedule A. The Securityholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by the Securityholder, the Securityholder will, as promptly as practicable following the completion thereof, notify each of Gatos and First Majestic in writing of such acquisition or Transfer and the parties will update Schedule A to reflect the effect of such acquisition or Transfer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

FIRST MAJESTIC SILVER CORP.

By:
Name: Keith Neumeyer
Title: President & Chief Executive Officer

OCELOT TRANSACTION CORPORATION

By:
Name: Keith Neumeyer
Title: Present & Secretary

[Signature Page to Voting and Support Agreement]

SECURITYHOLDER:

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

SCHEDULE A

SECURITYHOLDER

Name	Address	Existing Shares
[●]	[●]	[●]

ANNEX E

VOTING AND SUPPORT AGREEMENT WITH ELECTRUM SUPPORTING STOCKHOLDERS

This VOTING AND SUPPORT AGREEMENT, dated as of September 5, 2024 (this “Agreement”), is made and entered into by and among First Majestic Silver Corp., a British Columbia company (together with its successors and permitted assigns, “First Majestic”), Ocelot Transaction Corporation (“Merger Sub”), a Delaware corporation and each of the parties listed on Schedule A hereto (each, a “Securityholder” and, collectively, the “Securityholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, First Majestic is entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Gatos Silver, Inc., a Delaware corporation (together with its successors and permitted assigns, “Gatos”), First Majestic and Merger Sub, a wholly owned subsidiary of First Majestic, pursuant to which, among other things, at the closing of the transactions contemplated thereby and on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into Gatos, with the result that Gatos will survive as a wholly owned subsidiary of First Majestic (the “Merger”);

WHEREAS, each Securityholder is the beneficial or record owner of, and has either sole or shared voting power and dispositive power over, such number of shares of Gatos Common Stock (the “Existing Shares”) as is indicated opposite such Securityholder’s name on Schedule A attached hereto;

WHEREAS, First Majestic and Merger Sub desire that the Securityholders agree, and each Securityholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below) in a manner prohibited by this Agreement, and to vote all of the Subject Securities with respect to which the Securityholder has voting rights in a manner so as to facilitate consummation of the Merger; and

WHEREAS, as a condition and an inducement to First Majestic’s and Merger Sub’s willingness to enter into the Merger Agreement, each Securityholder has agreed to enter into this Agreement with respect to all Subject Securities that such Securityholder owns beneficially or of record as of the date hereof, and any additional Subject Securities that such Securityholder may acquire beneficial or record ownership of after the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.  Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1 or as otherwise defined elsewhere in this Agreement.

“beneficial owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance); provided that, notwithstanding the generality of the foregoing, for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, redemption rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time (including the passage of time in excess of sixty (60) days), the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “beneficial ownership,” “beneficially own,” “beneficially owned” and “own beneficially” shall have correlative meanings.

“Electrum Credit Arrangements” shall mean the Electrum Credit Agreement and the Electrum Pledge Agreement.

“Electrum Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated December 21, 2023, by and among Electrum Global Holdings L.P., Electrum Silver US LLC, Sprott Resource Lending Corp. and Sprott Private Resource Lending III (Collector-1), LP, as may be amended, extended, or replaced from time to time.

“Electrum Pledge Agreement” shall mean that certain Share Pledge Agreement, dated as of February 17, 2023, as amended as of December 21, 2023, by and between Electrum Silver US LLC and Sprott Private Resource Lending III (Collector-1), LP, as may be further amended, extended or replaced from time to time.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms, (c) a Gatos Change of Recommendation in accordance with Section 5.03(e) of the Merger Agreement or (d) the termination of this Agreement by mutual written consent of the parties hereto.

“Shareholders Agreement” shall mean that certain Shareholders Agreement, dated as of October 30, 2020, by and among Gatos and the stockholders that are signatories thereto.

“Subject Securities” shall mean, collectively, with respect to each Securityholder, such Securityholder’s Existing Shares and any New Shares.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, conveyance, exchange, encumbrance, pledge, hypothecation, disposition, loan or other transfer (whether by merger of the applicable Securityholder, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntary or involuntary, (ii) entry into any Contract, option or other understanding with respect to any offer, sale, assignment, conveyance, exchange, encumbrance, pledge, hypothecation, disposition, loan or other transfer (whether by merger of the applicable Securityholder, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), (iii) to otherwise grant, permit or suffer the creation of any Liens (other than those created by this Agreement or under applicable securities laws) or (iv) to commit or agree, directly or indirectly, to take any of the foregoing actions.

2.  Agreement to Retain Subject Securities.

2.1  Transfer and Encumbrance of Subject Securities. Until the earlier of (x) the Expiration Time and (y) Gatos Stockholder Approval, each Securityholder (severally as to itself and not jointly) agrees, with respect to any Subject Securities owned beneficially or of record by such Securityholder, not to (a) Transfer any such Subject Securities except for Transfers (i) that are initiated by the lender under the Electrum Credit Arrangements, including any extension, amendment, refinancing or repledge of security interests relating to the Electrum Credit Arrangements or (ii) that occur following January 1, 2025, to the extent that such Transfer of such Subject Securities is reasonably necessary (as determined by Securityholder in its sole discretion) to provide liquidity to Securityholder to timely repay the Electrum Credit Agreement; provided, that any disposition and Transfer described in this clause (ii) must be permitted under the Electrum Credit Arrangements; or (b) deposit any such Subject Securities into a voting trust or enter into any agreement, arrangement or understanding with any Person to vote or give instructions inconsistent with this Section 2, including any rights to acquire, any granting of, options, rights of first offer or refusal, or any voting agreement or arrangement with respect to such Securityholder’s Subject Securities, grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto or enter into any agreement or arrangement with any person to limit, restrict or adversely affect the Securityholder’s legal power to, authority or right to vote any of its Subject Securities or otherwise prevent the Securityholder from performing its obligations under this Agreement or commit or agree, directly or indirectly, to take any of the foregoing actions. Such Securityholder further authorizes Gatos to notify Gatos’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities and that this Agreement places limits on the voting of the Subject Securities (subject to the provisions hereof); provided, however, that any such stop transfer order shall terminate upon the Expiration Time.

2.2  Acquisition of Additional Securities. Each Securityholder (severally as to itself and not jointly) agrees that any shares of Gatos Common Stock that such Securityholder purchases or otherwise acquires beneficial or record ownership of, or with respect to which such Securityholder otherwise acquires sole or shared voting power, following the execution of this Agreement and prior to the Expiration Time (the “New Shares”), shall constitute Subject Securities and be subject to the terms and conditions of this Agreement; provided, that such New Shares may be pledged under the Electrum Credit Arrangements.

2.3  Unpermitted Transfers. Any Transfer or attempted or purported Transfer of any Subject Securities in violation of Section 2.1 shall be null and void ab initio.

3.  Agreement to Vote and Approve. Until the Expiration Time, at every meeting of the stockholders of Gatos (whether annual or special) called with respect to any of the following matters, and at every adjournment, postponement or continuation thereof, and on every action or approval by written consent of the stockholders of Gatos with respect to any of the following matters, each Securityholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Subject Securities owned beneficially or of record by such Securityholder (or such holder of record on such applicable record date): (a) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (b) in favor of any other proposal in respect of which the vote or written consent of such Securityholders is requested that could reasonably be expected to facilitate the approval of the transactions contemplated by the Merger Agreement (including the Merger), including any proposal to adjourn or postpone such meeting of the stockholders of Gatos to a later date if there are not sufficient votes to adopt the Merger Agreement and/or if there are not sufficient shares present in person or by proxy at such meeting of the stockholders of Gatos to constitute a quorum and (c) against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Gatos under the Merger Agreement or of such Securityholder under this Agreement and (ii) any amendment to Gatos’s articles of incorporation or by-laws that would reasonably be expected to prohibit or impede the timely consummation of the Merger and/or the other transactions contemplated by the Merger Agreement and (iii) any change in a majority of the board of directors of Gatos (clauses (a) through (c), the “Required Votes”). Any such vote shall be cast, or consent shall be given, for purposes of this Section 3, in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such vote or consent. At any meeting of the Securityholders of Gatos (whether annual or special) to which this Section 3 is applicable, each Securityholder shall, or shall direct the holder(s) of record of all of the Subject Securities of such Securityholder on any applicable record date to, appear, in person or by proxy, at each meeting or otherwise cause all of the Subject Securities of such Securityholder to be counted as present thereat for purposes of establishing a quorum. Notwithstanding the foregoing, if there is any amendment to the Merger Agreement which (x) reduces the amount of or changes the form of the Merger Consideration, (y) changes the payment terms of the Merger Consideration in any respect adverse to the holders of Gatos Common Stock or (z) imposes any additional conditions or obligations on the payment of the Merger Consideration or any additional conditions or obligations that would prevent or substantially impede the consummation of the Merger, the Securityholder shall have no obligation to vote any of the Subject Securities in accordance with this Section 3 in favor of the Merger or with respect to the Merger Agreement as so amended.

4.  Agreement Not to Solicit. Until the Expiration Time, each Securityholder (severally as to itself and not jointly and solely in the Securityholder’s capacity as such) shall not, and shall not authorize and shall use its reasonable best efforts not to permit any of its directors, officers or employees, consultants, financial advisors, accountants, legal counsel, investment bankers, other agents or advisors to act on such Securityholder’s behalf, to, directly or indirectly, engage in any conduct in which Gatos is not permitted to engage by Section 5.03(a) of the Merger Agreement.

5.  No Representative Capacity. Notwithstanding anything to the contrary in this Agreement, this Agreement applies solely to the Securityholder in the Securityholder’s capacity as a shareholder of Gatos, and nothing in this Agreement shall prevent such Securityholder from acting in such Securityholder’s capacity as an employee, officer or director of Gatos or any Subsidiary of Gatos, or taking any action in such capacity (including at the direction of the board of directors of Gatos).

6.  Representations and Warranties of the Securityholders. Each Securityholder (severally as to itself and not jointly) hereby represents and warrants to First Majestic and Merger Sub as follows:

6.1  Due Authority; Organization. Such Securityholder has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform such Securityholder’s obligations hereunder. If such Securityholder is an entity, the execution, delivery and performance of this Agreement by such Securityholder has been duly and validly authorized by all necessary action on the part of such Securityholder, and no other corporate proceedings on the part of such Securityholder are necessary to approve this Agreement or to consummate the transaction contemplated hereby, and such Securityholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. This Agreement has been duly and validly executed and delivered by such Securityholder and, assuming the due authorization, execution and delivery of this Agreement by First Majestic and Merger Sub, constitutes a legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally).

6.2  Ownership of the Existing Shares. As of the date hereof, such Securityholder (a) is the beneficial and record owner of shares of Gatos Common Stock as indicated on Schedule A hereto opposite such Securityholder’s name, free and clear of any proxy, voting restriction, adverse claim or other Lien, other than (i) any Liens imposed on such shares of Gatos Common Stock pursuant to the Electrum Credit Arrangements, and (ii) Liens created by this Agreement, the Merger Agreement or under applicable securities Laws, and (b) has sole voting power over all of the Existing Shares owned beneficially or of record by such Securityholder and sole power of disposition with respect to all of the Existing Shares, and no person other than such Securityholder has any right to direct or approve the voting or disposition of any of the Existing Shares. As of the date hereof, such Securityholder does not own, beneficially or of record, any capital stock or other securities of Gatos or any Subsidiary of Gatos other than the shares of Gatos Common Stock set forth on Schedule A opposite such Securityholder’s name. As of the date hereof, such Securityholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock or other equity interests of Gatos or any Subsidiary of Gatos except as set forth on Schedule A opposite such Securityholder’s name. None of the Subject Securities are subject to any voting trust agreement or other Contract to which such Securityholder is a party restricting or otherwise relating to the voting or Transfer of any of the Subject Securities. Such Securityholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Subject Securities, except as provided in the Shareholders Agreement. Such Securityholder has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein.

6.3  No Conflict; Consents.

(a)  The execution and delivery of this Agreement by such Securityholder does not, and the performance by such Securityholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to such Securityholder or by which any of such Securityholder’s assets is bound, (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or terminate or give rise to any right of termination, vesting, cancellation, amendment, notification, purchase or sale (including any purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or similar option or right) under, or acceleration of, or result in the creation of a Lien on any of the Subject Securities owned beneficially by such Securityholder pursuant to, any Contract to which such Securityholder is a party or by which any of such Securityholder’s assets is bound or (iii) conflict with or violate any provision of the organizational documents of such Securityholder, as applicable.

(b)  Except for any required filings by such Securityholder with the SEC, the execution and delivery of this Agreement by such Securityholder does not, and the performance by such Securityholder of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person.

6.4  Absence of Litigation. As of the date of this Agreement, there is no Action or Order pending or, to the knowledge of such Securityholder, threatened against or affecting, such Securityholder that would reasonably be expected to impair or adversely affect the ability of such Securityholder to perform such Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.

7.  Representations and Warranties of First Majestic and Merger Sub. First Majestic and Merger Sub hereby represent and warrant to each Securityholder as follows:

7.1  Due Authority. Each of First Majestic and Merger Sub has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by First Majestic and Merger Sub have been duly and validly authorized, and no other corporate proceedings on the part of First Majestic or Merger Sub are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by First Majestic and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Securityholders, constitutes a legal, valid and binding obligation of First Majestic and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally).

7.2  No Conflict; Consents.

(a)  The execution and delivery of this Agreement by First Majestic and Merger Sub does not, and the performance by First Majestic and Merger Sub of their respective obligations under this Agreement will not, (i) conflict with or violate any Law applicable to First Majestic or Merger Sub or by which any of First Majestic or Merger Sub’s assets are bound, (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or terminate or give rise to any right of termination, vesting, cancellation, amendment, notification, purchase or sale (including any purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or similar option or right) under, or acceleration of, any Contract to which First Majestic or Merger Sub is a party or by which any of First Majestic or Merger Sub’s assets are bound or (iii) conflict with or violate any provision of the organizational documents of First Majestic or Merger Sub, as applicable.

(b)  Except for any required filings by First Majestic and Merger Sub with the SEC or Canadian Securities Authorities, the execution and delivery of this Agreement by First Majestic and Merger Sub does not, and the performance by First Majestic and Merger Sub of their respective obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person.

7.3  Absence of Litigation. As of the date of this Agreement, there is no Action or Order pending or, to the knowledge of First Majestic, threatened against or affecting, First Majestic, Merger Sub or any of their Affiliates that would reasonably be expected to impair or adversely affect the ability of First Majestic or Merger Sub to perform their obligations hereunder or to consummate the transactions contemplated hereby.

8.  Waiver of Appraisal Rights. Each Securityholder hereby waives, to the full extent permitted by applicable Law, and agrees not to assert or perfect any, appraisal rights pursuant to Section 262 of the DGCL or otherwise in connection with the Merger with respect to the Subject Securities owned beneficially or of record by such Securityholder.

9.  No Legal Action. The Securityholders shall not bring, commence, institute, maintain, voluntarily aid, finance, encourage or prosecute, and agree to take all actions necessary to opt out of any class in any class action with respect to, any claim, appeal, litigation, arbitration or proceeding which, and the Securityholders hereby waive any claim, appeal, litigation, arbitration or proceeding that, (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement (other than to enforce it) or (b) alleges the breach of any fiduciary duty of any Person (including any member of the board of directors of Gatos or any committee thereof) in connection with the negotiation and entry into the this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby. In addition, in the case of a class action, each Securityholder agrees not to bring, commence, institute, maintain, voluntarily aid, finance, encourage, prosecute or participate in and to take all actions necessary to opt out of, any class in any class action with respect to (a) or (b) above.

10.  Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (a) nothing set forth in this Section 10 shall relieve any party from liability for any Willful Breach in respect of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; and (b) the provisions of this Section 10, and Section 12, shall survive any termination of this Agreement.

11.  Notice of Certain Events. Until the Expiration Time, each Securityholder shall notify First Majestic promptly of (a) the receipt by such Securityholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, (b) any acquisition of shares of Gatos Common Stock by such Securityholder and (c) any Transfer pursuant to Section 2.1; provided, however, that the delivery of any notice pursuant to this Section 11 shall not limit or otherwise affect the remedies available to any party.

12.  Miscellaneous

12.1  Further Assurances. From time to time, at the request of First Majestic and without further consideration, each Securityholder shall take such further action as may reasonably be deemed to be necessary or desirable to effect the transactions contemplated by this Agreement.

12.2  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in First Majestic any direct or indirect ownership or incidence of ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the Securityholder, and First Majestic shall have no authority to direct the Securityholder in the voting or disposition of any of the Subject Securities, except as otherwise provided herein. Nothing in this

Agreement shall be interpreted as creating or forming a “group” with any other Person, including First Majestic, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

12.3  Certain Adjustments. In the event of a change in the number of shares of Gatos Common Stock by reason of any reclassification, recapitalization, split (including a reverse split), subdivision, combination, exchange or readjustment, or any stock or unit dividend or stock or unit distribution or other similar transaction, the terms “Gatos Common Stock” and “Subject Securities” shall be deemed to refer to and include such shares or units as well as all such stock or unit dividends and distributions and any securities into which or for which any or all of such shares or units may be changed or exchanged or which are received in such transaction.

12.4  Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, (a) the parties shall negotiate, in good faith, a suitable and equitable provision that shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction.

12.5  Binding Effect and Assignment. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, other than the Persons referred to in Section 9 hereof, who are intended third party beneficiaries of such provision. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties. Any purported assignment of this Agreement in violation of the foregoing shall be null and void ab initio. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.6  Amendments and Modifications, Waivers, etc. No provision of this Agreement may be modified, amended, altered, supplemented or waived prior to the Effective Time except upon the execution and delivery of a written agreement, amendment or waiver executed, in the case of an amendment, by the parties hereto or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.7  Reliance by First Majestic and Merger Sub. Each Securityholder understands and acknowledges that First Majestic and Merger Sub are entering into the Merger Agreement (and the other documents related thereto) in reliance upon such Securityholder’s execution, delivery and performance of this Agreement and upon the representations and warranties, covenants and other agreements of such Securityholder contained in this Agreement.

12.8  Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity to specific relief hereunder, including an injunction or injunctions, specific performance and other equitable relief to prevent and enjoin breaches (or threatened breaches) of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court identified in Section 12.10 of this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement for the posting of any bond or security as a prerequisite to obtaining equitable relief.

12.9  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon delivery if personally delivered by hand providing proof of delivery, (b) on the date sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (c) when delivered if sent by a nationally recognized overnight courier service (with confirmation of delivery) if received prior to 5:00 p.m. (New York City time) on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day, in each case, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to First Majestic or Merger Sub, to:

First Majestic Silver Corp.

1800 – 925 West Georgia Street

Vancouver, B.C. V6C 3L2

Attention:	Keith Neumeyer, President and Chief Executive Officer
Samir Patel, General Counsel & Corporate Secretary
Email:

           .

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

2500 – 666 Burrard Street

Vancouver, B.C. V6C 2X8

Attention:	James Beeby, Lisa Stewart
Email:	BeebyJ@bennettjones.com, StewartL@bennettjones.com

and

Dorsey & Whitney LLP

1095 West Pender Street, Suite 805

Vancouver, B.C. V6E 2M6

Attention:	Daniel M. Miller, Josh Pleitz
Email:	miller.dan@dorsey.com; pleitz.josh@dorsey.com

If to a Securityholder, to the address set forth for such Securityholder on Schedule A.

12.10  Governing Law; Jurisdiction.

(a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

(b)  Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 12.10(b) in the manner provided for notices in Section 12.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

12.11  WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.

12.12  Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

12.13  Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

12.14  Interpretation. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and has participated jointly in negotiating and drafting this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The section headings herein are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. When a reference is made in this Agreement to a Section or Schedule such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. References to a party or to the parties to this Agreement refer to First Majestic, Merger Sub and the Securityholders, individually or collectively, as the case may be. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

12.15  Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

12.16  Documentation and Information. Each Securityholder consents to and authorizes the publication and disclosure by First Majestic and Gatos and their respective Affiliates of the Securityholders’ identity and holdings of shares of Gatos Common Stock, and the nature of such Securityholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger or any other transaction contemplated by the Merger Agreement; provided, that each Securityholder will be provided with an opportunity to review any such disclosure prior to public release. As promptly as reasonably practicable, each Securityholder shall notify First Majestic and Gatos, as applicable, of any required corrections with respect to any written information supplied by such Securityholder specifically for use in any such disclosure document, if and to the extent such Securityholder becomes aware that any have become false or misleading in any material respect.

12.17  Obligation to Update Schedule A. Each Securityholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by such Securityholder, such Securityholder will, as promptly as practicable following the completion thereof, notify each of Gatos and First Majestic in writing of such acquisition or Transfer and the parties will update Schedule A to reflect the effect of such acquisition or Transfer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

FIRST MAJESTIC SILVER CORP.

By:	/s/ Keith Neumeyer

Name:	Keith Neumeyer
Title:	President & Chief Executive Officer

OCELOT TRANSACTION CORPORATION

By:	/s/ Samir Patel

Name:	Samir Patel
Title:	Secretary

[Signature Page to Voting and Support Agreement]

SECURITYHOLDERS:

ELECTRUM SILVER US LLC

By: Electrum Strategic Management LLC, its Manager

By:	/s/ Michael H. Williams
Name: Michael H. Williams
Title: Managing Director

ELECTRUM SILVER US II LLC

By: Electrum Strategic Management LLC, its Manager

By:	/s/ Michael H. Williams
Name: Michael H. Williams
Title: Managing Director

[Signature Page to Voting and Support Agreement]

SCHEDULE A

SECURITYHOLDERS

Name	Address	Existing Shares
Electrum Silver US LLC	c/o The Electrum Group LLC 600 Fifth Ave., 24th Fl. New York, NY 10020	17,894,672

Electrum Silver US II LLC	c/o The Electrum Group LLC 600 Fifth Ave., 24th Fl. New York, NY 10020	4,109,704

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification

First Majestic Silver Corp. (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”). The summary of the provisions of the Act included below is qualified in its entirety by the full text of the Act in effect as at the date hereof.

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1) indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•

at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2) after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.	Exhibits And Financial Statements Schedules

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger (included as Annex A to the proxy statement/prospectus included in the Registration Statement of which this Item 21 forms a part)

3.1	Certificate of Continuation and Certificate of Change of Name for First Majestic (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 filed by First Majestic Silver Corp. on July 23, 2021 (File No. 333-258124))

3.2	Notice of Articles and Articles filed under the Business Corporations Act (British Columbia) for First Majestic (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 filed by First Majestic Silver Corp. on July 23, 2021 (File No. 333-258124))

4.1	First Majestic Long-Term Incentive Plan

5.1*	Opinion as to the validity of the securities being registered

8.1*	Form of opinion of White & Case LLP regarding certain U.S. federal income tax matters

10.1	Voting and Support Agreement, dated September 5, 2024, by and among First Majestic Silver Corp., Ocelot Transaction Corporation, Electrum Silver US LLC and Electrum Silver US II LLC (included as Annex E to the proxy statement/prospectus included in the Registration Statement of which this Item 21 forms a part)

10.2	Form of the Voting and Support Agreements with the directors and certain executive officers of Gatos Silver, Inc. (included as Annex D to the proxy statement/prospectus included in the Registration Statement of which this Item 21 forms a part)

21.1*	List of Significant Subsidiaries

23.1	Consent of Deloitte LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Ramon Mendoza Reyes, P.Eng.

23.4	Consent of Persio P. Rosario, P.Eng.

23.5	Consent of María Elena Vázquez Jaimes, P.Geo.

23.6	Consent of Phillip Spurgeon, P.Geo.

23.7	Consent of Brian Boutilier, P.Eng.

23.8	Consent of David Rowe, CPG

23.9	Consent of Joaquin J. Merino-Marquez, P.Geo.

23.10	Consent of Gonzalo Mercado, P.Geo.

23.11	Consent of Michael Jarred Deal, RM SME

23.12	Consent of David Wanner, P.E.

23.13	Consent of BofA Securities, Inc.

23.14	Consent of GenCap Mining Advisory Ltd.

23.15	Consent of Ronald Turner, P. Geo., MAusIMM(CP), employee of Golder Associates S.A

23.16	Consent of Stephan Blaho, P.Eng., employee of WSP Canada Inc.

23.17	Consent of Anthony (Tony) Scott, P.Geo.

23.18*	Consent of Bennett Jones LLP (included in Exhibit 5.1)

23.19*	Consent of White & Case LLP (included in Exhibit 8.1)

24.1	Powers of Attorney (included on the signature page hereto)

99.1	Form of Proxy Card

107	Calculation of Filing Fee Table

*	To be filed by amendment.

Item 22.	Undertakings

(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the U.S. Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145©, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(9) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the U.S. Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(10) Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

(11) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(12) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on October 11, 2024.

FIRST MAJESTIC SILVER CORP.

By:	/s/ Keith Neumeyer
Name:	Keith Neumeyer
Title:	President & Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Keith Neumeyer and David Soares, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on October 11, 2024.

Signature	Title

/s/ Keith Neumeyer	President & Chief Executive Officer and Director (Principal Executive Officer)
Keith Neumeyer

/s/ David Soares	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
David Soares

/s/ Thomas F. Fudge, Jr.	Director (Chairman of the Board of Directors)
Thomas F. Fudge, Jr.

/s/ Raymond Polman	Director
Raymond Polman

/s/ Majorie Co	Director
Majorie Co

/s/ Colette Rustad	Director
Colette Rustad

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of First Majestic Silver Corp. in the United States, on October 11, 2024.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director